UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PARLUX FRAGRANCES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Perfumania Holdings, Inc. (“Perfumania”) and Parlux Fragrances, Inc. (“Parlux”) have entered into an Agreement and Plan of Merger providing for Perfumania’s acquisition of Parlux, which we refer to as the “merger agreement.” Under the merger agreement, Parlux will become a wholly owned subsidiary of Perfumania in a transaction that we refer to as the “merger.” We ask for your support in voting to approve the proposals necessary to complete the merger that will be presented at the Perfumania and Parlux stockholder meetings described in the accompanying joint proxy statement/prospectus.

Under the merger agreement, Parlux stockholders may elect to receive consideration consisting of shares of Perfumania common stock or a combination of shares and cash in exchange for their shares of Parlux common stock. Subject to adjustments as described below, Parlux stockholders electing to receive only shares will receive 0.533333 shares of Perfumania common stock in exchange for each Parlux share, and Parlux stockholders electing to receive a mix of cash and stock consideration and stockholders who do not make a timely election will receive $4.00 in cash and 0.20 shares of Perfumania common stock in exchange for each Parlux share. However, the maximum amount of cash that will be paid is $61,895,288, and the maximum amount of Perfumania common stock that will be issued is 5,919,052 shares. Both of these amounts are subject to adjustment in certain circumstances. In addition, if Parlux stockholders elect, in the aggregate, to receive more Perfumania shares than the maximum number available, which we believe is probable, holders electing to receive all stock consideration will receive a proportionate amount of the maximum available shares plus cash for the shares elected but not issued. These potential adjustments are more fully described in the accompanying joint proxy statement/prospectus.

Based on the $9.78 closing sale price of Perfumania common stock on the Nasdaq Stock Market on March 2, 2012, the aggregate value of the merger consideration to be delivered by Perfumania to Parlux stockholders was approximately $19.8 million. Based on that Perfumania stock price and depending on the stockholder elections described above, the merger agreement values a share of Parlux stock at between $5.22 and $5.96, assuming no adjustments under the merger agreement other than such elections. Parlux’s closing market price on March 2, 2012 was $5.16 per share, and there were 20,771,537 shares of Parlux common stock outstanding on that date. See “The Merger Agreement—Consideration to be Received in the Merger” in the accompanying joint proxy statement/prospectus for more information.

Current Perfumania stockholders will continue to own their existing Perfumania shares following the merger. We anticipate that, upon completion of the merger, Parlux stockholders will own approximately 40% of the outstanding shares of common stock of the combined company and current Perfumania stockholders will own approximately 60% (assuming issuance of the maximum number of shares, which we believe is probable). Following the merger, the Nussdorf family, members of which are currently the owners of approximately 74% of Perfumania’s outstanding shares and 9.9% of Parlux’s outstanding shares (and who have agreed to vote all such shares in favor of the proposals to be presented at both the Perfumania and the Parlux stockholder meetings), are expected to continue to own a majority of Perfumania’s outstanding shares.

THE PERFUMANIA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PERFUMANIA STOCKHOLDERS VOTE FOR THE PROPOSALS TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PERFUMANIA’S COMMON STOCK AND TO ISSUE SHARES IN CONNECTION WITH THE MERGER, WHICH ARE NECESSARY TO COMPLETE THE MERGER.

THE PARLUX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PARLUX STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, WHICH IS NECESSARY TO COMPLETE THE MERGER.

The accompanying joint proxy statement/prospectus contains detailed information about the stockholder meetings and the merger. We encourage you to read this entire document, as well as the annexes and exhibits, carefully and in their entirety.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the stockholder meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the applicable stockholder meeting. For a discussion of certain risks relating to the merger, see “Risk Factors” beginning on page 32.

Michael W. Katz President and Chief Executive Officer Perfumania Holdings, Inc.	Frederick E. Purches Chairman and Chief Executive Officer Parlux Fragrances, Inc.

The accompanying joint proxy statement/prospectus is dated March 6, 2012 and, together with a proxy card for the applicable company, is first being mailed to Perfumania and Parlux stockholders on or about March 7, 2012.

Perfumania Holdings, Inc.

35 Sawgrass Drive, Suite 2

Bellport, New York 11713

www.perfumaniaholdingsinc.com

Notice of Special Meeting of Stockholders

To be Held on April 17, 2012

Notice is hereby given that a Special Meeting of Stockholders of Perfumania Holdings, Inc. will be held at the Edwards Wildman Palmer LLP New York office, 750 Lexington Avenue, New York, NY 10022, on April 17, 2012, at 10:00 a.m. Eastern Time for the following purposes, as set forth in the accompanying Joint Proxy Statement/Prospectus:

1.	To approve an amendment of Perfumania’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Perfumania common stock to 35,000,000 shares;

2.	To approve the issuance of shares of Perfumania common stock in connection with the proposed merger between Perfumania and Parlux Fragrances, Inc.; and

3.	To transact such other business as may be in furtherance of or incidental to the foregoing.

The joint proxy statement/prospectus accompanying this Notice contains further information about the business to be transacted at the Special Meeting.

The Board of Directors is not aware of any other business to be presented for action at the Special Meeting. If any other matter properly comes before the Special Meeting, the persons named in the accompanying form of proxy intend to vote on it in accordance with the judgment of management. Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned.

Only holders of record of Perfumania common stock as of the close of business on March 1, 2012, the record date, are entitled to receive notice of and to vote at the Perfumania Special Meeting or any adjournments thereof.

By Order of the Board of Directors,

Michael W. Katz

President and Chief Executive Officer

Bellport, New York

March 6, 2012

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, AS DESCRIBED IN THE INSTRUCTIONS WITH YOUR PROXY CARD.

Parlux Fragrances, Inc.

5900 N. Andrews Avenue, Suite 500

Fort Lauderdale, Florida 33309

www.parlux.com

Notice of Special Meeting of Stockholders

To be Held on April 17, 2012

Notice is hereby given that a Special Meeting of Stockholders of Parlux Fragrances, Inc. will be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334, on April 17, 2012, at 10:00 a.m. Eastern Time for the following purposes as set forth in the accompanying Joint Proxy Statement/Prospectus:

1.	To approve and adopt the Agreement and Plan of Merger, dated December 23, 2011 (as it may be amended from time to time), among Perfumania Holdings, Inc., Parlux, and PFI Merger Corp., a wholly owned subsidiary of Perfumania, under which Parlux will become a wholly owned subsidiary of Perfumania;

2.	To approve, on an advisory and non-binding basis, certain compensation payable to certain executive officers of Parlux in connection with the merger;

3.	To approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first proposal described above; and

4.	To transact such other business as may be in furtherance of or incidental to the foregoing.

The joint proxy statement/prospectus accompanying this Notice contains further information about the business to be transacted at the Special Meeting.

The Board of Directors is not aware of any other business to be presented for action at the Special Meeting. If any other matter properly comes before the Special Meeting, the persons named in the accompanying form of proxy will vote as recommended by the Parlux board of directors or, if no recommendation is given, in accordance with their best judgment. Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates to which the Special Meeting may be adjourned.

Only holders of record of Parlux common stock as of the close of business on March 1, 2012, the record date, are entitled to receive notice of and to vote at the Parlux Special Meeting or any adjournments thereof.

By order of the Board of Directors,

Frederick E. Purches

Chairman and Chief Executive Officer

Fort Lauderdale, Florida

March 6, 2012

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR THE INTERNET, AS DESCRIBED IN THE INSTRUCTIONS WITH YOUR PROXY CARD.

This joint proxy statement/prospectus contains important information about both companies and the proposed merger.

ADDITIONAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Perfumania Stockholders to be held on April 17, 2012: The accompanying joint proxy statement/prospectus is available at www.perfumaniaholdingsinc.com/proxy_materials.aspx.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Parlux Stockholders to be held on April 17, 2012: The accompanying joint proxy statement/prospectus is available at www.parlux.com/corporate/index.html.

Parlux and Perfumania each make available additional information that is not required to be included in or distributed with this joint proxy statement/prospectus on their Internet websites at www.parlux.com and www.perfumaniaholdingsinc.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus. They also provide information in periodic and other filings with the SEC. If you would like more information on Parlux or Perfumania, see “Where You Can Find More Information” beginning on page 241 of this joint proxy statement/prospectus.

Documents filed with the SEC are available to you without charge through the SEC’s web site (www.sec.gov) or by requesting them in writing or by telephone from the respective company at the following addresses and telephone numbers:

Perfumania Holdings, Inc. 35 Sawgrass Drive, Suite 2 Bellport, New York 11713 Attention: Andrea Petruzzo (631) 866-4100	Parlux Fragrances, Inc. 5900 N. Andrews Avenue, Suite 500 Fort Lauderdale, Florida 33309 Attention: Corporate Secretary (954) 316-9008

You may also obtain documents without charge by requesting them in writing or by telephone from Georgeson Shareholder Communications Corporation, Parlux’s proxy solicitor, at the following address and telephone number:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

(212) 440-9879

Stockholders requesting documents should do so no later than April 10, 2012 in order to receive timely delivery before the respective stockholder meeting.

VOTING METHODS

Parlux stockholders have four voting options. You may vote using one of the following methods:

Telephone. You can vote by touch-tone telephone by calling the number given on your proxy card or voting instruction form. You will then be prompted to enter the control number printed on the card or form and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on April 16, 2012. If you vote by telephone, you do not need to return your proxy card or voting instruction form.

Internet. You can vote over the Internet by accessing the secure web site indicated on your proxy card or voting instruction form and following the instructions on the site. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on April 16, 2012. If you vote over the Internet, you do not need to return your proxy card or voting instruction form.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction form in the postage-paid envelope included with this joint proxy statement/prospectus.

In Person. You may come to the Parlux special meeting and cast your vote there. The board of directors of Parlux recommends that you vote by proxy even if you plan to attend the special meeting. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the special meeting. For information on how to obtain directions to be able to attend the meeting and vote in person, please contact Parlux’s corporate secretary at 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309 or by phone at (954) 316-9008.

Perfumania stockholders of record have two voting options. You may vote using one of the following methods:

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction form in the postage-paid envelope included with this joint proxy statement/prospectus.

In Person. You may come to the Perfumania special meeting and cast your vote there. The board of directors of Perfumania recommends that you vote by proxy even if you plan to attend the special meeting. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the special meeting. For information on how to obtain directions to be able to attend the meeting and vote in person, please contact Andrea Petruzzo of Perfumania Holdings, Inc. at 35 Sawgrass Drive, Suite 2, Bellport, New York 11713 or by phone at (631) 866-4100.

Beneficial owners of Perfumania common stock held in street name may also be able to vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose voting instructions with this joint proxy statement/prospectus.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

The following is intended to address briefly some commonly asked questions about the merger and the stockholder meetings. It may not address all questions that may be important to you as a Perfumania or Parlux stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the annexes. For additional information regarding Perfumania and Parlux, see “Where You Can Find More Information” beginning on page 241. All references in this joint proxy statement/prospectus to “Perfumania” refer to Perfumania Holdings, Inc., a Florida corporation; all references in this joint proxy statement/prospectus to “Parlux” refer to Parlux Fragrances, Inc., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we” refer to Perfumania and Parlux; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated December 23, 2011, among Perfumania, Parlux and PFI Merger Corp., a wholly owned subsidiary of Perfumania (which we refer to as “Merger Sub”), a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Q: Why am I receiving this joint proxy statement/prospectus?

A: Perfumania and Parlux have entered into a merger agreement under which Parlux will be acquired by Perfumania through two merger transactions, which we refer to collectively in this joint proxy statement/prospectus as the “merger.” Perfumania and Parlux are seeking stockholder approval of several actions necessary to complete the merger, as described below. We will be unable to complete the merger unless both the Perfumania and Parlux stockholders approve these matters.

We have included in this joint proxy statement/prospectus important information about the merger, the merger agreement, the Perfumania and Parlux stockholder meetings and both companies. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending your company’s stockholder meeting. Your vote is very important, and we encourage you to submit your proxy as soon as possible.

Questions about the merger:

Q: What will happen in the merger?

A: The proposed merger will combine the businesses of Perfumania and Parlux. Upon completion of the merger, Parlux will cease to exist and Perfumania will continue as a public company. Following the merger the combined company will be an independent fragrance company, owned by the stockholders of both companies, with an anticipated enterprise value of approximately $315 million, based on the closing price of Perfumania common stock on March 2, 2012.

Q: What will I receive in the merger in exchange for my shares of Parlux common stock?

A: Under the merger agreement, Parlux stockholders may elect to receive consideration consisting of shares of Perfumania common stock or a combination of shares of Perfumania common stock and cash in exchange for their shares of Parlux common stock. Because there is a cap on the number of shares of Perfumania common stock that may be issued in the merger and certain Parlux stockholders have entered into agreements that obligate them to elect all stock as consideration, we believe that it is probable that all Parlux stockholders will receive some cash, as well as shares, in the merger. The determination and allocation of the merger consideration is explained in “Summary—Consideration to be Received in the Merger by Parlux Stockholders” beginning on page 7, the “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 113 and “The Merger Agreement—Allocation of Merger Consideration” beginning on page 114.

Q: If I am a Parlux stockholder, how do I make my election?

A: Parlux stockholders will receive an election form in a separate mailing. If you are a Parlux stockholder and wish to elect the type of merger consideration you prefer to receive in the merger, you should review and follow carefully the instructions in or with the election form. A properly completed and signed election form must be received by the exchange agent by the election deadline, which is 5:00 p.m., Eastern time, on April 16, 2012. If either stockholder meeting is postponed or adjourned to a later date, the election deadline will also be delayed, and you will be given notice of the new deadline. If you do not submit a properly completed and signed election form by the election deadline, you will be deemed to have made an election to receive $4.00 in cash and 0.20 shares of Perfumania common stock, subject to applicable adjustments, in exchange for each Parlux share that you hold.

Q: Why have Perfumania and Parlux decided to merge?

A: Perfumania and Parlux believe that the merger will provide strategic and financial benefits to their stockholders, customers and employees, including:

•	a larger, independent, national vertically integrated manufacturer, wholesale distributor and specialty retailer of perfumes and fragrances;

•	a better positioned company to compete in the marketplace and drive growth;

•	increased operating scale;

•	increased licensing opportunities; and

•	synergies expected to result from the merger.

Q: What happens if I am a Parlux stockholder and I sell my shares of Parlux common stock before the Parlux special meeting or the merger?

A: The record date of the Parlux special meeting, which we refer to in this joint proxy statement/prospectus as the “Parlux record date,” is earlier than the date of the Parlux special meeting and the date that the merger is expected to be completed. If you transfer your shares after the Parlux record date but before the Parlux special meeting, you will retain your right to vote at the Parlux special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must own your shares through completion of the merger.

Q: Do I have appraisal rights in the merger?

A: If the merger is completed, Parlux stockholders who did not vote in favor of the merger proposal and who otherwise comply with the requirements and procedures of Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”) will be entitled to exercise appraisal rights. A detailed description of the appraisal rights and procedures under the DGCL is included in “The Merger—Appraisal Rights” beginning on page 105. The full text of Section 262 of the DGCL, as in effect as of the date of this joint proxy statement/prospectus, is attached as Annex E to this joint proxy statement/prospectus.

Perfumania stockholders do not have appraisal rights in connection with the merger.

Q: Are there any risks in the merger that I should consider?

A: Yes. There are risks associated with all business combinations, including the proposed merger. We have described certain of these risks and other risks to Perfumania’s and Parlux’s businesses in more detail under “Risk Factors” beginning on page 32.

Q: Will Perfumania stockholders receive any shares as a result of the merger?

A: No. If you are a Perfumania stockholder, you will keep your existing stock certificates, which will continue to represent the number of shares of Perfumania common stock you now hold.

Q: When do you expect to complete the merger?

A: Perfumania and Parlux expect to complete the merger during the first half of 2012, although we cannot assure completion by any particular date.

Q: Is receipt of the merger consideration expected to be taxable to Parlux stockholders?

A: We expect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Therefore, we expect that Parlux stockholders will not recognize any gain or loss for federal income tax purposes with respect to the value of the shares of Perfumania common stock they receive in exchange for shares of Parlux common stock in the merger. However, to the extent Parlux stockholders receive cash in exchange for their Parlux common stock, they will recognize gain or loss for tax purposes.

You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110 for a description of the material United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q: Should I send in my Parlux stock certificates now?

A: No. Please do not send your stock certificates with your proxy card. Instead, before the election deadline, send your completed, signed election form, together with your Parlux common stock certificate(s) (or a properly completed notice of guaranteed delivery) to the exchange agent. The election form for your Parlux shares is being delivered to you with instructions in a separate mailing.

If you do not submit your Parlux stock certificate with the election form, you will receive instructions on how to do so after the merger is completed.

Questions about voting at the stockholder meetings:

Q: What proposals are Parlux stockholders being asked to consider?

A: Parlux stockholders are being asked to:

•	approve and adopt the merger agreement to permit the merger to occur;

•

if necessary, approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

•	approve, on an advisory and non-binding basis, certain compensation payable to certain Parlux executive officers in connection with the merger.

Q: What proposals are Perfumania stockholders being asked to consider?

A: Perfumania stockholders are being asked to:

•

approve an amendment to Perfumania’s articles of incorporation (which we refer to as its “charter”) to increase the number of shares of common stock that Perfumania is authorized to issue from 20 million to 35 million in order to provide enough shares for issuance in connection with the merger as well as for other corporate purposes; and

•	approve the issuance of shares of Perfumania common stock in connection with the merger.

Q: What do the Perfumania and Parlux boards of directors recommend?

A: Each company’s board of directors has unanimously approved the merger agreement and the other transactions it contemplates and has determined that the merger agreement and the merger are advisable and in the best interests of the Perfumania stockholders and the Parlux stockholders, as applicable. In addition, Perfumania’s board of directors has unanimously approved the Perfumania charter amendment and the issuance of common stock in connection with the merger and has determined that the Perfumania charter amendment and the issuance of common stock in connection with the merger are advisable and in the best interests of Perfumania’s stockholders.

The Parlux Board of Directors unanimously recommends that Parlux stockholders vote FOR the approval and adoption of the merger agreement and FOR the other proposals at the special meeting. See “The Merger—Parlux Board of Directors’ Recommendation” beginning on page 66.

The Perfumania Board of Directors unanimously recommends that Perfumania stockholders vote FOR the amendment to the Perfumania charter increasing the authorized shares of common stock and FOR the issuance of common stock in connection with the merger. See “The Merger—Perfumania Special Committee’s and Board of Directors’ Recommendations” beginning on page 64.

Q: When and where will the stockholder meetings be held?

A: The special meeting of Parlux stockholders will be held at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334 on April 17, 2012 at 10:00 a.m., Eastern time.

The special meeting of Perfumania stockholders will be held at the Edwards Wildman Palmer LLP New York office, 750 Lexington Avenue, New York, NY 10022 on April 17, 2012 at 10:00 a.m., Eastern time.

Q: Who is entitled to vote at the stockholder meetings?

A: Holders of shares of Parlux common stock as of the close of business on March 1, 2012, the Parlux record date, are entitled to vote at the Parlux special meeting or any adjournment or postponement thereof.

Holders of shares of Perfumania common stock as of the close of business on March 1, 2012, the record date for the Perfumania special meeting are entitled to vote at the Perfumania special meeting or any adjournment or postponement thereof.

Q: What stockholder vote is required to approve the proposals at the Parlux special meeting?

A: Approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Parlux common stock entitled to vote on the proposal. Approval, on an advisory and non-binding basis, of certain compensation payable to certain Parlux executive officers in connection with the merger and approval of any proposal to adjourn the special meeting each requires the affirmative vote of holders of a majority of the shares entitled to vote on the proposal and present or represented by proxy at the Parlux special meeting.

Q: What stockholder vote is required to approve the proposals at the Perfumania special meeting?

A: Approval of the amendment to Perfumania’s charter increasing the number of shares of authorized common stock requires that the number of votes cast in favor of approval exceed the number cast in opposition. Approval of the issuance of shares of Perfumania common stock in connection with the merger requires the affirmative vote of a majority of the total votes cast on the proposal. These two standards are the same in operation. As a result of their ownership of approximately 74% of the outstanding shares of Perfumania common stock, members of the Nussdorf family have the right, and have agreed, to vote a sufficient number of shares at the Perfumania special meeting to approve both proposals. Accordingly, the approval of both proposals at the Perfumania special meeting is assured without the vote of any other stockholder.

Q: How do Parlux stockholders vote?

A: Parlux stockholders have four voting options. You may vote using one of the following methods:

•

Telephone. You can vote by touch-tone telephone by calling the number given on your proxy card or voting instruction form. You will then be prompted to enter the control number printed on the card or form and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on April 16, 2012. If you vote by telephone, you do not need to return your proxy card or voting instruction form.

•

Internet. You can vote over the Internet by accessing the secure web site indicated on your proxy card or voting instruction form and following the instructions on the site. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on April 16, 2012. If you vote over the Internet, you do not need to return your proxy card or voting instruction form.

•	Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction form in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Parlux special meeting and cast your vote there. The Parlux board of directors recommends that you vote by proxy even if you plan to attend the special meeting. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the special meeting.

Q: How do Perfumania stockholders vote?

A: Perfumania stockholders of record have two voting options. You may vote using one of the following methods:

•	Mail. You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction form in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Perfumania special meeting and cast your vote there. The board of directors of Perfumania recommends that you vote by proxy even if you plan to attend the special meeting. If your shares are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the special meeting. For directions to attend the meeting and vote in person, please contact Andrea Petruzzo of Perfumania Holdings, Inc. at 35 Sawgrass Drive, Suite 2, Bellport, New York 11713 or by phone at (631) 866-4100.

Beneficial owners of Perfumania common stock held in street name may also be able to vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose voting instructions with this joint proxy statement/prospectus.

Q: Why is it important that I vote or give voting instructions to the broker or nominee holding my shares?

A: If you are a Parlux stockholder and you abstain from voting on any proposal, or if you fail to instruct your broker or other nominee how to vote (resulting in a broker non-vote), it will have the same effect as a vote against that proposal.

If you are a Perfumania stockholder and you abstain from voting or if you fail to instruct your broker or other nominee how to vote on either proposal, it will have no effect on the result.

If you send in your signed proxy or voting instruction form but do not indicate how you want to vote on the proposal, your vote will be cast in accordance with the respective board of directors’ recommendations.

Q: May I change my vote after I have delivered my proxy or voting instruction form?

A: Yes. You may change your vote at any time before your proxy is voted at your stockholder meeting. If you are a stockholder of record, you may do this in one of three ways:

•

by sending a notice of revocation to the corporate secretary of Perfumania or Parlux, as applicable, dated as of a later date than the date of the original proxy card and received before the Perfumania or Parlux stockholder meeting, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received before the Perfumania or Parlux stockholder meeting, as applicable; or

•	by attending your stockholder meeting, notifying the inspector of election that you are revoking your original proxy, and voting in person.

Your attendance at the stockholder meeting alone will not revoke any proxy.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q: Who should I call if I have questions about the proxy materials or voting procedures?

A: You may have questions about the merger, or need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card. If you are a Perfumania stockholder, you should contact Perfumania Investor Relations at (631) 866-4100 or InvestorRelations@perfumaniaholdingsinc.com. If you are a Parlux stockholder, you should contact Georgeson Inc., the proxy solicitation agent for Parlux, at 800-509-1078. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank, or other nominee for additional information.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, please vote your shares as soon as possible so that your shares will be represented at your company’s stockholder meeting. Please follow the instructions set forth on your proxy card or voting instruction form.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read this joint proxy statement/prospectus carefully and in its entirety, as well as the annexes. For additional important information regarding Perfumania and Parlux, see “Where You Can Find More Information” beginning on page 241.

The Companies

Perfumania Holdings, Inc.

Perfumania is an independent, national, vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances that does business through five primary operating subsidiaries. Perfumania operates in two industry segments, wholesale distribution and specialty retail sales of designer fragrances and related products. Perfumania’s common stock is traded on the Nasdaq Stock Market under the symbol “PERF.” For the fiscal year ended January 29, 2011, Perfumania had net sales of $484.8 million and a net loss of $3.7 million.

The principal executive office of Perfumania is located at 35 Sawgrass Drive, Suite 2, Bellport, New York 11713 and its phone number is (631) 866-4100.

As described in “The Merger Agreement,” the merger will be accomplished by merging PFI Merger Corp., a wholly owned subsidiary of Perfumania (“Merger Sub”), into Parlux, then merging that company into another wholly owned subsidiary of Perfumania (“Merger Sub I”). Merger Sub was formed and Merger Sub I will be formed by Perfumania to accomplish the merger. Neither company has carried on any activities to date except for those incidental to its formation or undertaken in connection with the merger.

Parlux Fragrances, Inc.

Parlux is engaged in the business of creating, designing, manufacturing, distributing and selling prestige fragrances and beauty related products marketed primarily through specialty stores, national department stores and perfumeries on a worldwide basis. Parlux’s common stock is traded on the Nasdaq Stock Market under the symbol “PARL.” For the fiscal year ended March 31, 2011, Parlux had net sales of $123 million and net income of $1.2 million.

The principal executive office of Parlux is 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309 and its phone number is (954) 316-9008.

The Merger

Structure of the Merger

Perfumania and Parlux have entered into a merger agreement under which Merger Sub will merge with Parlux and then Parlux will merge with Merger Sub I, which will survive as a subsidiary of Perfumania. Upon completion of the merger, Parlux common stock will be no longer be publicly traded.

Consideration to be Received in the Merger by Parlux Stockholders

Under the merger agreement, Parlux stockholders may elect to receive consideration consisting of shares of Perfumania common stock or a combination of shares of Perfumania common stock and cash in exchange for their shares of Parlux common stock. Subject to adjustments as described below, Parlux stockholders electing to receive only shares will receive 0.533333 shares of Perfumania common stock in exchange for each Parlux share, and Parlux stockholders electing to receive a mix of cash and stock consideration and stockholders who don’t make a timely election will receive $4.00 in cash and 0.20 shares of Perfumania common stock in exchange for each Parlux share. However, the maximum amount of cash that will be paid is $61,895,288, and the maximum amount of Perfumania common stock that will be issued is 5,919,052 shares, subject to upward adjustment for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, a decrease in cash consideration in certain circumstances (the “Aggregate Cap”). Both of these amounts are subject to adjustment in certain circumstances, including a downward adjustment of the maximum cash consideration for each share of Parlux stock as to which appraisal rights have been exercised and for any shortfall of Parlux cash or cash equivalents, and an upward adjustment of the Aggregate Cap for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, any decrease in maximum cash consideration resulting from a shortfall of Parlux cash or cash equivalents. See “The Merger Agreement—Consideration to be Received in the Merger” on page 113.

If Parlux stockholders elect, in the aggregate, to receive more shares of Perfumania common stock than the Aggregate Cap, which we believe is probable, those holders electing to receive all stock consideration will be prorated downward and will receive in exchange for each share of Parlux stock (1) a number of shares of Perfumania common stock equal to the difference between (a) the Aggregate Cap and (b) the product of (i) the total number of shares as to which holders have elected mixed consideration or made no election and (ii) 0.20 (such difference, the “Available Stock Election Amount”), divided by the total number of shares as to which the holders have elected all stock consideration, rounded to the nearest ten thousandth of a share, and (2) an amount of cash (without interest) equal to the product of (a) the difference between (i) the number of shares as to which holders have elected all stock consideration multiplied by 0.533333 and (ii) the Available Stock Election Amount and (b) $12.00, divided by the total number of shares as to which the holders have elected all stock consideration. As a result, Parlux stockholders who make a valid election to receive all stock consideration would not receive merger consideration entirely in that form. See “Risk Factors—Parlux stockholders electing to receive only Perfumania common stock may receive cash and stock and Parlux stockholders electing to receive a mix of cash and stock may receive more stock and less cash than expected” on page 32.

Perfumania will not issue any fractional shares of common stock in the merger. For each fractional share that would otherwise be issued, Perfumania will pay cash (without interest) in an amount equal to the product of (i) the applicable fraction and (ii) $12.00. See “The Merger Agreement—Procedures for Exchange of Certificates” on page 116.

To facilitate the merger’s compliance with the “continuity of interest” requirement for tax-free reorganizations under the Code, and therefore to provide greater assurance that the respective tax counsel of Perfumania and Parlux will be able to deliver the tax opinion that is a condition to each party’s obligation to complete the merger, the merger consideration is subject to adjustment depending on the number of stockholders (if any) who choose to exercise their appraisal rights.

Illustrative Values of the Merger Consideration

The following tables illustrate the consideration that would be received by holders of Parlux common stock in the merger under four different hypothetical scenarios. Each scenario assumes (i) that the value of Perfumania common stock at the closing of the merger is $9.78, the closing price of Perfumania common stock on Nasdaq on March 2, 2012, (ii) that a certain percentage of stockholders elect to receive all stock as consideration, (iii) that no adjustment of a type described in “The Merger Agreement—Consideration to be Received in the Merger” on page 113, other than any based upon the elections of Parlux stockholders, is made to the cash and stock components of the merger consideration, and (iv) that the aggregate number of shares of stock to be issued as merger consideration is equal to the Aggregate Cap.

Upon execution of the merger agreement, Perfumania entered into voting agreements with certain Parlux stockholders as described in “The Merger Agreement—Additional Agreements” on page 132. Among other things, these voting agreements require those Parlux stockholders to make an election to receive all stock consideration. If only these Parlux stockholders elect to receive all stock consideration and all other Parlux stockholders elect to receive mixed consideration (or any of these Parlux stockholders do not make a valid election and are therefore deemed to have made an election to receive mixed consideration), then (absent adjustments to the Aggregate Cap) no Parlux stockholder will receive merger consideration in an amount or form other than as elected, and the total number of shares to be issued in connection with the merger to stockholders electing all stock and stockholders electing mixed consideration will be equal to the Aggregate Cap. Therefore, if any Parlux stockholder other than those bound by the voting agreements elects to receive all stock consideration, which we believe is probable, the number of shares received by all Parlux stockholders electing all stock consideration (including those subject to the voting agreements) will be prorated downward and the consideration received by every stockholder will include some amount of cash. The amount of cash per share of Parlux common stock received by each Parlux stockholder who elected all stock will equal the product of the number of shares as to which stockholders elect all stock consideration in excess of the Aggregate Cap and $12.00, divided by the total number of shares as to which stockholders elect all stock consideration. See also “The Merger Agreement—Consideration to be Received in the Merger.”

Because every Parlux stockholder, regardless of which election the stockholder makes or whether the stockholder makes an election at all, will receive some portion of the merger consideration in the form of shares of Perfumania common stock, the value of the consideration received at the effective time of the merger will depend upon the market price of Perfumania common stock at that time. It is important to note, however, that fluctuations in the market price per share of Perfumania common stock will not impact the amount of cash or the number of shares of Perfumania common stock received by any stockholder.

To illustrate this, the tables below provide examples of the value of the merger consideration that may be received by a Parlux stockholder, depending on the outcome of various stockholders’ elections, that were prepared based on the assumptions noted above. The tables should be read and used in conjunction with the qualifications noted in the paragraphs below the tables. You may use these tables to calculate the value of merger consideration at different values of Perfumania common stock by multiplying a testing price for a share of Perfumania common stock by the decimal representing the “Perfumania common stock component of merger consideration per share of Parlux common stock” shown below to give you the “Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock.” To compute the “Illustrative value of total merger consideration per share of Parlux common stock,” add the value of the stock component of the merger consideration received to the cash component of the merger consideration received.

Example #1: All Parlux stockholders (except those bound by the voting agreements)

elect mixed consideration

Mixed Consideration				All-Stock Consideration
Cash component of merger consideration per share of Parlux common stock	Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of total merger consideration per share of Parlux common stock	Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock
$4.00	0.20	$1.96	$5.96	0.533333	$5.22

Example #2: 50% of all Parlux stockholders elect mixed consideration and 50% (including those bound by the voting agreements) elect stock consideration

Mixed Consideration				All-Stock Consideration
Cash component of merger consideration per share of Parlux common stock	Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of total merger consideration per share of Parlux common stock	Cash component of merger consideration per share of Parlux common stock	Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of total merger consideration per share of Parlux common stock
$4.00	0.20	$1.96	$5.96	$1.96	0.369979	$3.62	$5.58

Example #3: 25% of all Parlux stockholders elect mixed consideration and 75% (including those bound by the voting agreements) elect stock consideration

Mixed Consideration				All-Stock Consideration
Cash component of merger consideration per share of Parlux common stock	Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of total merger consideration per share of Parlux common stock	Cash component of merger consideration per share of Parlux common stock	Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of total merger consideration per share of Parlux common stock
$4.00	0.20	$1.96	$5.96	$2.64	0.313319	$3.06	$5.70

Example #4: All Parlux stockholders (including those bound by the voting agreements) elect stock consideration

All-Stock Consideration
Cash component of merger consideration per share of Parlux common stock	Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of Perfumania common stock component of merger consideration per share of Parlux common stock	Illustrative value of total merger consideration per share of Parlux common stock
$2.98	0.284490	$2.78	$5.76

It is important to note that, if the market value of Perfumania common stock at the closing of the merger is higher than $12.00/share, while Parlux stockholders who have made an all stock election will receive consideration with a higher value than those who elected to receive mixed consideration, as the number of shares with respect to which stockholders have elected all stock as merger consideration increases, the portion of cash consideration received by holders of such shares will increase due to proration, and the number of shares of Perfumania common stock that they receive will decrease. Thus, if Perfumania common stock is valued at more than $12.00/share at closing, the aggregate value of the consideration received by stockholders making an all stock consideration election will decrease as the number of stockholders making that election increases.

You are cautioned not to rely unduly on these examples, which are provided for illustrative purposes only and should not be seen as a prediction of the value of the merger consideration that any particular Parlux stockholder will receive. Stockholders’ elections in the aggregate will affect the form and amount of merger consideration to be received by any individual stockholder, and the aggregate result of these elections cannot be predicted.

Additionally, the market price of Perfumania common stock will probably be different on the date Parlux common stockholders receive shares of Perfumania common stock than it was on the date the merger agreement was signed, the date of this joint proxy statement/prospectus, or the date of the stockholder meetings. Changes in the price of Perfumania common stock before completion of the merger will affect the value that Parlux common stockholders will receive in the merger, so the actual value of the consideration delivered in the merger will probably differ from the amounts set forth in the tables above. For a more complete description of risks related to fluctuations in the value of Perfumania common stock, please refer to “Risk Factors” beginning on page 32.

Treatment of Parlux Options and Warrants

Employee Options and Warrants

At the effective time of the merger, each outstanding and unexercised option to purchase Parlux common stock under Parlux’s equity-based compensation plan will be assumed by Perfumania and converted into an option to purchase a number of shares of Perfumania common stock equal to the product of (i) the number of shares of Parlux common stock subject to the option and (ii) the equity award exchange ratio of 0.533333, rounded down to the nearest whole share. The per share exercise price for the Perfumania common stock issuable upon the exercise of each assumed stock option will be equal to (i) the per share exercise price of Parlux common stock at which the option was exercisable immediately before the effective time of the merger divided by (ii) the equity award exchange ratio of 0.533333, rounded up to the nearest whole cent. Except as set forth above, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Parlux common stock immediately before the effective time of the merger; provided, that the vesting schedule of each assumed option will be accelerated by one year, and if the holder’s employment is terminated within one year of the effective time of the merger without cause or good reason, the option will vest in full and the exercisability of the option will continue for 90 days following termination. The equity award exchange ratio for options is the same exchange rate applicable to an election to receive all stock consideration, 0.533333.

Gopman Warrant

Glenn Gopman, a director of Parlux, currently holds warrants to purchase 10,000 shares of Parlux common stock, which we refer to as the “Gopman warrant.” Upon completion of the merger, the outstanding Gopman warrant will be automatically converted into a warrant to purchase a number of shares of Perfumania common stock equal to the product of (i) the number of shares of Parlux common stock then subject to the Gopman warrant and (ii) the equity award exchange ratio of 0.533333, rounded down to the nearest whole share. The per share exercise price of the Gopman warrant will be equal to (i) the per share exercise price of Parlux common stock at which the Gopman warrant was exercisable immediately before the effective time of the merger, divided by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, the Gopman warrant will be subject to the same terms and conditions as were applicable to the Gopman warrant before the effective time of the merger. Perfumania has agreed to include the shares issued upon exercise of the Gopman warrant in the resale registration statement it files after the completion of the merger, as described under “Licensor Warrants” below.

Licensor Warrants

Rene Garcia and certain family trusts and affiliated companies of Rene Garcia, which we refer to as the “Garcia Group,” collectively are the beneficial owner of 19.2% of the shares of Parlux common stock and the beneficial owner of 8.4% of the shares of Perfumania common stock, and Artistic Brands Development LLC (formerly known as Iconic Fragrances, LLC) (“Artistic Brands”), whom we refer to collectively as the “licensors,” currently hold, in conjunction with certain other parties, warrants to purchase an aggregate of 6,000,000 shares of Parlux common stock, which we refer to as the “licensor warrants.” Concurrently with the signing of the merger agreement, Parlux, the licensors and other holders of the licensor warrants entered into an amendment to the licensor warrants to govern the treatment of the licensor warrants upon completion of the merger. The warrant amendment will be effective only if the merger is consummated. Under the warrant amendment, upon completion of the merger, each outstanding licensor warrant will be automatically converted into a warrant to purchase the number of shares of Perfumania common stock equal to the product of (i) the number of shares of Parlux common stock subject to the licensor warrant and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price of each licensor warrant will be equal to $8.00. The warrant amendment also provides that after the completion of the merger, Perfumania will register the shares issuable upon exercise of the licensor warrants for resale under the Securities Act of 1933, as amended, which we refer to in this joint proxy statement/prospectus as the “Securities Act.” All of the warrants related to Artistic Brands vest at the effective time of the merger.

See “The Merger Agreement—Treatment of Parlux Stock Options” and “—Treatment of Warrants” on page 115.

Additional Agreements

Voting Agreements

Simultaneously with the execution of the merger agreement, Perfumania entered into voting agreements with Glenn Nussdorf and the Garcia Group, who hold an aggregate of approximately 24.3% of Parlux’s outstanding common shares pursuant to which they agreed that they will vote their shares of Parlux common stock (i) in favor of approval and adoption of the merger agreement, and (ii) against any proposal made in opposition to or competition with the merger agreement or that may impede, interfere with, delay or otherwise adversely affect the consummation of the merger. Those stockholders also agreed to elect to receive all stock consideration for all their shares of Parlux common stock.

In addition, simultaneously with the execution of the merger agreement, the directors and certain of the officers of Parlux holding approximately 5.3% of the outstanding shares of Parlux common stock, including its Chairman and Chief Executive Officer, each entered into a voting agreement with Perfumania pursuant to which each officer and director agreed that he or she will vote his or her shares of Parlux common stock (i) in favor of approval and adoption of the merger agreement and (ii) against any proposal made in opposition to or competition with the merger agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the merger.

Also simultaneously with the execution of the Merger Agreement, Parlux entered into a voting agreement with The Nussdorfs, who hold approximately 74% of Perfumania’s outstanding common shares pursuant to which they agreed to vote their shares of Perfumania common stock (i) in favor of the increase in authorized shares of Perfumania and the issuance of shares pursuant to the merger agreement and (ii) against any proposal that is in opposition to or competition with the merger agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the merger.

Each of the voting agreements described above expires upon the earliest of consummation of the merger, termination of the merger agreement or, in the case of the voting agreements regarding Parlux shares, a change of recommendation by the Parlux board of directors.

Licensor Agreements

In connection with the merger agreement, Parlux, Artistic Brands and Rene Garcia entered into an amendment to their Letter Agreement dated April 3, 2009 providing that the merger will not be a “Fundamental Transaction” under the terms of the letter agreement, which would have required the payment by Parlux of certain additional sums to Artistic Brands at the effective time of the merger.

Perfumania, Parlux, Artistic Brands and Mr. Garcia also entered into a Letter Agreement, dated December 23, 2011 (the “Proposal Agreement”) providing that Artistic Brands and Mr. Garcia will not solicit or negotiate with parties other than Perfumania in connection with the treatment of the licensor warrants or the Letter Agreement. However, in the event that, consistent with the provisions of the merger agreement, Parlux engages in discussions or negotiations with a third party regarding an alternative acquisition proposal or enters into an agreement relating to a superior proposal, then Mr. Garcia and Artistic Brands may enter into discussions or negotiations with such third party with regard to the treatment of the licensor warrants and/or the Letter Agreement in connection with such acquisition proposal. The parties to the Proposal Agreement also acknowledged that Artistic Brands and S. Carter Enterprises, LLC have agreed to enter into a license agreement and Artistic Brands, Perfumania and S. Carter Enterprises have agreed to enter into a sublicense agreement, both to be effective upon the consummation of the merger, and subject to certain closing conditions contained in the Proposal Agreement. The Proposal Agreement also provides for the issuance to Artistic Brands or its designee of 300,000 shares of Perfumania common stock after the effective time of the merger as consideration for the transactions contemplated in the Proposal Agreement. These shares will be entitled to the same registration rights as the shares underlying the licensor warrants.

On December 23, 2011, Perfumania and the Garcia Group entered into a stockholders agreement. The stockholders agreement provides that, commencing upon the consummation of the merger and until either December 23, 2015, or until Glenn Nussdorf, Stephen Nussdorf and Arlene Nussdorf (principal stockholders of Perfumania, to whom we refer as the “Nussdorfs”) and trusts related to them cease to own at least one third of the outstanding Perfumania stock (the “Term”), the Garcia Group will not vote any of their shares of Perfumania stock (and all Perfumania stock that they later acquire) in favor of certain matters if the Perfumania board has recommended a vote against that matter. These matters include, among other things, (i) certain merger, reorganization, business combination, recapitalization, dissolution, liquidation or similar transactions involving Perfumania constituting more than 50% or more of its assets, revenues or earnings, (ii) an acquisition of more than 50% of Perfumania’s consolidated assets or 50% of Perfumania’s outstanding common stock, (iii) the issuance of Perfumania common stock that after giving effect to that issuance represents more than 50% of Perfumania’s outstanding common stock, or (iv) a tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 50% of the Perfumania’s outstanding common stock, other than the Nussdorfs. The Garcia Group also agreed in the stockholders agreement that during the Term they will not vote for any director unless the director is recommended by Perfumania’s board. The stockholders agreement also restricts the Garcia Group’s ability to enter into voting agreements or transfer their shares of Perfumania common stock, subject to certain exceptions. Under the stockholders agreement the Garcia Group also agreed to not seek to acquire ownership of more than 28% of Perfumania’s common stock, engage in a solicitation of proxies or a proxy contest, seek to control Perfumania’s management, nominate directors not nominated by Perfumania’s then-incumbent directors or join a group or announce their intent to do any of the foregoing during the Term, unless approved by Perfumania’s board of directors.

See “The Merger Agreement—Additional Agreements” for additional information regarding these agreements.

Financings

Perfumania will obtain financing for the cash portion of the merger consideration from two sources.

Perfumania may use borrowings under its senior bank credit facility of up to $32 million (which amount would be reduced to the extent that cash and cash equivalents held by Parlux at the closing of the merger are less than $15 million) to fund a portion of the merger consideration and up to $11 million to fund costs of the merger and related transactions. At the closing of the merger Perfumania is required to apply all cash and cash equivalents held by Parlux to repayment of the senior credit facility and to ensure that Parlux’s existing bank credit facility is terminated.

Second, effective December 23, 2011, Perfumania’s subsidiary, Model Reorg Acquisition LLC (“Model”), received commitments from six family trusts of the Nussdorfs (which we refer to as the “Nussdorf Trusts”) to make a total of $30 million in new loans (which new loans in such amount we refer to as the Nussdorf Trust loans) to finance the balance of the cash consideration. The new loans will be subordinated to the senior bank credit facility on the same basis as the existing indebtedness to the Nussdorf Trusts.

The foregoing is a summary of the terms of the contemplated debt financings. For a more complete description of the financing for the merger, see the section entitled “Perfumania’s Financing Arrangements” beginning on page 135 of this joint proxy statement/prospectus. For a discussion of risks related to Perfumania’s failure to obtain financing, please see “Risk Factors—Perfumania may be unable to obtain the financing necessary to consummate the merger” beginning on page 32.

Reasons for the Merger; Recommendations of the Boards of Directors

Perfumania

The Perfumania board of directors unanimously recommends that Perfumania stockholders approve the merger by voting to approve the charter amendment to increase the number of authorized shares of Perfumania common stock and to approve the issuance of shares of Perfumania common stock in connection with the merger. The Perfumania board of directors’ approval of these matters was based on the recommendation of a committee of the Perfumania board of directors, consisting of all the independent directors of Perfumania (which we refer to in this joint proxy/prospectus as the “Perfumania special committee”).

Perfumania’s board of directors believes that the merger will provide substantial benefits to Perfumania’s stockholders, as well as those of Parlux, including, among other reasons: improvement in the existing strengths of both companies; anticipated profit maximization through increased vertical integration; being able to attract more and better licenses due to the combined company’s increased size and distribution capabilities; the accretion in earnings per share expected to result over several years; an increase in liquidity for stockholders due to the expanded public stockholder base; improved bank and private financing capability and greater access to public capital markets; and certain synergies anticipated to result from the merger.

For a more complete description of Perfumania’s reasons for the merger and the recommendations of the Perfumania board of directors and special committee, see “The Merger—Perfumania Special Committee’s and Board of Directors’ Recommendations” beginning on page 64.

Parlux

The Parlux board of directors unanimously recommends that Parlux stockholders approve the merger by voting to approve and adopt the merger agreement. The Parlux board of directors’ approval of the merger agreement was based on the recommendation of a committee of the Parlux board of directors, consisting of all the independent directors of Parlux (which we refer to in this joint proxy/prospectus as the “Parlux independent committee”).

Parlux’s board of directors believes that the merger will provide substantial benefits to Parlux’s stockholders, including, among others: the prospect that the combined company will be better positioned than Parlux is now to overcome the current and future challenges of the fragrance industry; the benefits that the Parlux stockholders are expected to derive from the future performance of the combined company and the synergies expected to result from the merger; the membership of Parlux directors on the combined company’s board of directors and their ability to exercise fiduciary oversight responsibilities in the interests of all the combined company’s common stockholders; the ability of Parlux stockholders to elect the form of consideration that they will receive; the expectation that receipt of the stock portion of the merger consideration will not be taxable for United States federal income tax purposes; and their belief that the proposed merger with Perfumania will be more favorable to Parlux stockholders than other strategic alternatives reasonably available to Parlux and its stockholders.

For a more complete description of Parlux’s reasons for the merger and the recommendations of the Parlux board of directors and independent committee, see “The Merger—Parlux Board of Directors’ Recommendation” beginning on page 66.

Opinions of Financial Advisors

Financial Advisor to Perfumania’s Special Committee

On December 23, 2011, Financo Securities, LLC, which we refer to in this joint proxy statement/prospectus as “Financo,” rendered its written fairness opinion, which we refer to as the “Financo Opinion,” to the Perfumania special committee that, as of that date, and based upon and subject to the various assumptions and limitations set forth therein, the aggregate merger consideration to be paid by Perfumania under the merger agreement, including the Perfumania options and warrants issuable upon conversion of outstanding Parlux options and warrants, was fair, from a financial point of view, to Perfumania. The Financo Opinion excluded any opinion on the fairness of the merger consideration to the stockholders of Perfumania who own, or whose affiliates own, a controlling interest in Perfumania or who own, or whose affiliates own, shares of Parlux common stock.

Also on December 23, 2011, Financo delivered to the Perfumania special committee its written opinion, which we refer to as the “Financo Loan Opinion,” that, as of that date, and based upon and subject to the various assumptions and limitations set forth therein, the loans to be made by the Nussdorf Trusts (described on page 135) to help finance the acquisition, were fair, from a financial point of view, to Perfumania. The Financo Loan Opinion excluded any opinion on the fairness of those loans to any stockholders of Perfumania who own, or whose affiliates own, a controlling interest in Perfumania.

Financo was paid a fee in part upon beginning its engagement and in part upon delivery of its opinions. None of Financo’s compensation was contingent upon reaching a particular opinion regarding the financial fairness of the merger consideration or the Nussdorf Trust loans or upon the ultimate consummation of the transaction.

The full text of each of the Financo Opinion and the Financo Loan Opinion is included in Annex B to this joint proxy statement/prospectus. Financo provided its opinion with respect to the fairness of the merger consideration for the information and use of the Perfumania special committee and its opinion with respect to the fairness of the Nussdorf Trust loans solely for the information and use of the Perfumania special committee. Financo’s opinions do not constitute a recommendation as to how any holder of Perfumania common stock should vote on any matter relating to the merger. The summary and the description of the opinions included in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of the opinions. We encourage you to read Financo’s opinions, as well as a description thereof and of Financo’s compensation in the section titled “The Merger—Opinion of Financial Advisor to the Perfumania Special Committee” beginning on page 86, carefully and in their entirety.

Financial Advisors to the Independent Committee of Parlux’s Board of Directors

Peter J. Solomon Company

On December 19, 2011, Parlux’s financial advisor, Peter J. Solomon Company, which we refer to in this joint proxy statement/prospectus as “PJSC,” rendered its oral opinion to the Parlux independent committee, which was subsequently confirmed by delivery of a written opinion on that same date, that, as of December 19, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in PJSC’s opinion, and other factors it deemed relevant, the merger consideration to be paid to holders of Parlux common stock (other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family) in the merger was fair from a financial point of view to such holders.

PJSC’s compensation for its financial advisory services consists in part of fees that were paid upon its engagement and its delivery of its opinion and in part of a transaction fee that is contingent upon the consummation of the merger.

The full text of PJSC’s written opinion, dated December 19, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. PJSC provided its opinion for the information and use of the Parlux independent committee in connection with its evaluation of the merger and did not address any other aspect of the merger. PJSC’s opinion does not constitute a recommendation as to how any holder of Parlux common stock should vote or act with respect to the merger or any matter relating thereto. The summary and the description of the opinion included in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of the opinion. We encourage you to read PJSC’s opinion, as well as the description thereof and of PJSC’s compensation in the section titled “The Merger—Opinions of Financial Advisors to the Parlux Independent Committee” beginning on page 70, carefully and in their entirety.

American Appraisal Associates, Inc.

In connection with the execution of the merger agreement, the Parlux independent committee received an oral opinion on December 19, 2011, confirmed by a written opinion dated December 23, 2011, from American Appraisal Associates, Inc., which we refer to in this joint proxy statement/prospectus as “American Appraisal,” and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in American Appraisal’s opinion, and other factors it deemed relevant, the merger consideration to be paid to holders of Parlux common stock in the merger was fair, from a financial point of view, to such holders.

American Appraisal was paid a fee upon delivery of its opinion. None of American Appraisal’s compensation was contingent upon reaching a particular opinion regarding the financial fairness of the merger or upon the ultimate consummation of the transaction.

The full text of the written opinion of American Appraisal, dated December 23, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the opinion and the review undertaken by American Appraisal in connection with rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus. American Appraisal provided its opinion for the information and use of the Parlux independent committee in connection with its evaluation of the merger. American Appraisal’s opinion is not a recommendation as to how any holder of Parlux common stock should vote or act with respect to the merger or any matter relating thereto. The summary and the description of the American Appraisal opinion included in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of the opinion. We encourage you to read American Appraisal’s opinion, as well as the description thereof and of American Appraisal’s compensation in the section titled “The Merger—Opinions of Financial Advisors to the Parlux Independent Committee” beginning on page 70, carefully and in their entirety.

The Parlux independent committee determined to engage American Appraisal to provide advice with respect to the financial fairness of the merger to holders of Parlux common stock because the Parlux independent committee believed it would be useful to have information and advice with respect to the transaction from a different financial perspective and because a substantial portion of PJSC’s compensation is contingent upon consummation of the merger.

Matters to be Considered at the Meetings

Perfumania

Perfumania stockholders will be asked to vote to approve (i) an amendment of the Perfumania charter to increase the number of authorized shares of Perfumania common stock and (ii) the issuance of shares of Perfumania common stock in connection with the merger. Approval of these proposals is required for completion of the merger. The Perfumania board of directors unanimously recommends that Perfumania stockholders vote to approve both the proposal to amend the Perfumania charter to increase the number of authorized shares of Perfumania common stock and the proposal to approve the issuance of Perfumania common stock in connection with the merger, as more fully described under “The Perfumania Special Meeting” beginning on page 147.

Parlux

Parlux stockholders will be asked to vote on the proposal to approve and adopt the merger agreement. Approval of the merger proposal is required for completion of the merger. Parlux stockholders will also be asked to vote on the proposal to approve, on an advisory and non-binding basis, certain compensation payable to certain Parlux executive officers in connection with the merger. Approval of this proposal is not required for completion of the merger. The Parlux board of directors unanimously recommends that Parlux stockholders vote to approve both these proposals, as more fully described under “The Parlux Special Meeting” beginning on page 137.

Voting by Perfumania and Parlux Directors, Executive Officers and Principal Stockholders

On the Perfumania record date, directors and executive officers of Perfumania and their affiliates, and certain other principal stockholders, owned and were entitled to vote approximately 81% of the total voting power of the shares of Perfumania common stock outstanding on that date, and all of such persons have entered into agreements to, or have informed us that they intend to, vote to approve both proposals to be voted on at the Perfumania special meeting. On the Parlux record date, directors and executive officers of Parlux and their affiliates, and certain other principal stockholders, owned and were entitled to vote approximately 5.3% of the shares of Parlux common stock outstanding on that date, and such persons holding approximately 29.6% of the shares have entered into voting agreements obligating them to vote to approve all the proposals to be voted on at the Parlux special meeting.

Ownership of Perfumania Following the Merger

Upon completion of the merger and Perfumania’s issuance of 300,000 new shares to Artistic Brands or its designee under the Proposal Agreement, Perfumania and Parlux expect that former Parlux stockholders will own approximately 40% of the outstanding shares of Perfumania common stock and current Perfumania stockholders will own approximately 60% of the outstanding shares of Perfumania common stock, or approximately 49% and 51%, respectively, measured on a “fully-diluted” basis as of December 31, 2011 (as described under “The Merger—Ownership of Common Stock of the Combined Company After the Merger” beginning on page 103). The foregoing ownership percentages assume issuance of the maximum number of shares in the merger.

Following the merger, the Nussdorfs, who are currently the beneficial owners of approximately 82% of Perfumania’s outstanding shares and 9.9% of Parlux’s outstanding shares, are expected to continue to own a majority of Perfumania’s outstanding shares.

Directors and Executive Officers After the Merger

Following the merger, the Perfumania board of directors will consist of the members of the Perfumania and Parlux boards of directors in office at the time of closing. The current Perfumania directors are Stephen Nussdorf, Michael W. Katz, Carole Ann Taylor, Joseph Bouhadana and Paul Garfinkle, and the current Parlux directors are Frederick E. Purches, Glenn Gopman, Esther Egozi Choukroun, Anthony D’Agostino and Robert Mitzman. Each member of Perfumania’s board of directors following the merger will serve until Perfumania’s next annual meeting, which Perfumania expects to take place in the fourth quarter of calendar 2012, and until his or her successor has been elected.

Stephen Nussdorf, Michael W. Katz and Donna Dellomo will continue to serve as Perfumania’s Executive Chairman, President and Chief Executive Officer, and Chief Financial Officer, respectively, following the merger.

For more information, see “Directors and Executive Officers of Perfumania After the Merger” beginning on page  214.

Interests of Certain Persons in the Merger

In considering the recommendation of Parlux’s board of directors to approve the merger agreement and related matters, Parlux stockholders should be aware that some of Parlux’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Parlux’s stockholders generally. The Parlux board of directors, including the Parlux independent committee, was aware of these interests and considered them, among other matters, in negotiating and approving the merger agreement and making its recommendation that the Parlux stockholders approve and adopt the merger agreement and approve, on an advisory and non-binding basis, compensation payable to certain officers of Parlux in connection with the merger.

As described under “Directors and Executive Officers After the Merger” above, assuming that they are still in office at the effective time of the merger and in accordance with the merger agreement, Frederick E. Purches, Glenn Gopman, Esther Egozi Choukroun, Anthony D’Agostino and Robert Mitzman, who are currently directors of Parlux, will be appointed to the board of directors of Perfumania upon completion of the merger.

Parlux has employment arrangements with each of Frederick E. Purches, Frank A. Buttacavoli and Raymond J. Balsys that provide for certain severance benefits that will remain in place following the effective time of the merger. For further information regarding payments to Parlux officers upon termination, see “The Parlux Special Meeting—Parlux Proposal 2: Advisory Vote on Certain Compensation Payable by Parlux to Executive Officers in Connection with the Merger” beginning on page 140.

At the effective time of the merger, each outstanding option to purchase shares of Parlux common stock (including those options held by Parlux’s executive officers and directors) will be converted into an option to purchase shares of Perfumania common stock at a predetermined conversion rate. Additionally the vesting schedule of each converted option will be accelerated by one year, and if the holder’s employment is terminated within one year of the effective time of the merger without cause or good reason, the option will vest in full and the exercisability of the option will continue for 90 days following termination.

Glenn Gopman, a director of Parlux, currently holds warrants to purchase 10,000 shares of Parlux common stock. Upon completion of the merger, such warrant will be automatically converted into a warrant to purchase a number of shares of Perfumania common stock at a predetermined conversion rate. Perfumania has agreed to include the shares issued upon exercise of this warrant in a future resale registration statement.

Based on Parlux directors’ and executive officers’ equity compensation holdings as of December 31, 2011, (i) the number of shares of Parlux common stock relating to options held by each of Messrs. Purches, Balsys, Buttacavoli and the four Parlux non-employee directors as a group that would vest and become exercisable as of the effective time of the merger (assuming an effective date of March 31, 2012 or after) is: 0; 12,500; 0 and 0 (in the aggregate), respectively and (ii) the number of shares of Parlux common stock underlying a warrant held by Mr. Gopman that will be converted into the right to receive a Perfumania warrant at the effective time of the merger is 10,000.

Under the merger agreement, Parlux directors and officers are entitled to continued indemnification and insurance coverage for six years following completion of the merger.

In considering the recommendation of Perfumania’s board of directors with respect to the matters related to the merger, Perfumania stockholders should be aware that Glenn Nussdorf, who owns 28.7% of the shares of Perfumania common stock entitled to vote at the special meeting, and who is the brother of Stephen Nussdorf, owns approximately 9.9% of the outstanding shares of Parlux common stock and will be entitled to receive merger consideration on the same basis as other Parlux stockholders. Glenn Nussdorf has agreed to elect to receive all stock consideration in connection with the merger. In addition, Perfumania’s subsidiary, Model, has received commitments from the Nussdorf Trusts to make a total of $30 million in new loans to finance a portion of the cash consideration in the merger.

For a more complete description of the interests of the Parlux directors and executive officers, as well as the Nussdorfs, in the merger, see “The Merger—Interests of Certain Persons in the Merger” beginning on page 100.

United States Federal Income Tax Consequences of the Merger

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Perfumania and Parlux to complete the merger that each of Perfumania and Parlux receives a legal opinion to that effect. Accordingly, a Parlux common stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the sum of the amount of cash and the fair market value of the Perfumania stock received, minus the adjusted tax basis of the Parlux common stock surrendered in exchange therefor, and (2) the amount of cash received (other than cash received in lieu of a fractional share). Further, a Parlux common stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Perfumania common stock that the Parlux common stockholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 110.

The United States federal income tax consequences described above may not apply to all holders of Parlux common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Regulatory Matters

The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this joint proxy statement/prospectus as the “HSR Act,” expiration of which was a condition to the merger, has expired. For a more complete discussion of regulatory matters relating to the merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 104.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions by one or both of the parties, including the following:

•	approval of the holders of common stock of Parlux and Perfumania of the proposals required for the completion of the merger;

•

expiration of the waiting period under the HSR Act, which has occurred, and no action being instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the merger transactions that has not been withdrawn or terminated;

•	the authorization for listing on Nasdaq, subject to official notice of issuance, of the shares of Perfumania common stock to be issued to holders of Parlux common stock;

•	the number of Parlux stockholders for which demands of appraisal have been exercised and not been withdrawn does not exceed 7.5% of the outstanding shares of Parlux common stock;

•	Perfumania depositing the cash and shares representing the merger consideration with the exchange agent;

•	Perfumania increasing the number of members of its board and adopting resolutions to add the Parlux board members to the Perfumania board;

•	no law, injunction, judgment, order, decree, ruling or other action from a governmental entity that enjoins, restrains, prevents or prohibits the consummation of the merger or makes it illegal;

•

the registration statement, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act and not being the subject of any stop order or threatened or pending proceedings seeking a stop order;

•

the accuracy of the other party’s representations and warranties in the merger agreement, subject to various materiality and other qualifiers, on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or as of the date of the merger agreement, as of such date);

•	subject to certain qualifiers, no material adverse effect on the other party having occurred between the date of the merger agreement and the date of the closing; and

•	the other party’s compliance in all material respects with its obligations and covenants under the merger agreement.

The merger agreement provides that any or all of these conditions may be waived, in whole or in part, by Perfumania or Parlux, to the extent legally allowed. Neither Perfumania nor Parlux currently expects to waive any material condition to the completion of the merger. If either Perfumania or Parlux determines to waive any condition to the merger that would result in a material change in the terms of the merger to Perfumania stockholders or Parlux stockholders (including any material change in the tax consequences of the transaction to Parlux stockholders), proxies would be resolicited from the Perfumania stockholders or Parlux stockholders, as applicable. For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 122.

Timing of the Merger

The merger is expected to be completed in the first half of 2012, subject to the receipt of necessary regulatory approvals, and the satisfaction or waiver of other closing conditions.

Restrictions on Alternative Transactions

The merger agreement contains restrictions on the ability of Parlux to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Parlux. Notwithstanding these restrictions, the merger agreement permitted Parlux, until January 22, 2012, to do the following:

•	initiate, solicit and/or encourage the submission of acquisition proposals from third parties;

•	engage and participate in discussions or negotiations with respect to third party acquisition proposals or proposals that could lead to third party acquisition proposals; and

•	take any action to facilitate third party acquisition proposals or proposals that could lead to third party acquisition proposals.

Following the announcement of the merger, PJSC contacted 39 potential alternative acquirors of Parlux. None expressed an interest in making an alternative acquisition proposal during that period. See “The Merger—Background of the Merger” starting on page 50 for additional information.

The merger agreement also provides that under specified circumstances, if a third party makes an unsolicited request for information, including nonpublic information, for the purpose of making a competing acquisition proposal, Parlux may furnish such information, and if Parlux receives an unsolicited competing acquisition proposal from a third party that constitutes, or is reasonably likely to lead to, a superior proposal, as defined in the merger agreement, it may furnish nonpublic information to that third party and engage in negotiations to enter into a definitive agreement regarding the superior proposal with that third party. Before withdrawing its recommendation in favor of the applicable merger-related proposal in light of a superior proposal or entering into a definitive agreement regarding a superior proposal, Parlux must, if requested by Perfumania, allow Perfumania to propose revisions of the terms and conditions of the merger agreement and the agreements related to the merger agreement so that the third party proposal is no longer a superior offer. See “The Merger Agreement—Solicitation; Restrictions on Solicitation” on page 124.

The restrictions on Parlux limiting its ability to engage in alternative transactions with a third party may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to Parlux’s stockholders.

Termination of the Merger

The merger agreement may be terminated by Perfumania or Parlux before completion of the merger in certain circumstances, including after Parlux stockholder approval, and after Perfumania’s stockholders have approved the amendment to its charter and the issuance of its common stock to Parlux stockholders in connection with the merger. The merger agreement may also be terminated if the merger has not been consummated by June 30, 2012. In addition, the merger agreement provides that Parlux is required to pay a termination fee to Perfumania equal to $4 million if the circumstances generally described below occur after January 22, 2012 or a termination fee equal to the greater of $2 million or Perfumania’s out-of-pocket expenses if any of the following occur before that date:

•

if Parlux terminates the merger agreement before receiving stockholder approval of the matters contained in this joint proxy statement/prospectus and the Parlux board has changed its recommendations regarding how Parlux stockholders should vote their shares at the special meeting;

•

if Parlux terminates the merger agreement because it has entered into an alternative acquisition agreement with a third party that the Parlux board has determined is a superior proposal to the one proposed by Perfumania; or

•

if Perfumania terminates the merger agreement because either (i) the Parlux board has failed to include its recommendation regarding the approval and adoption of the merger agreement in this joint proxy statement/prospectus, (ii) the Parlux board adopts, approves, endorses or recommends to the Parlux stockholders an acquisition proposal from a third party, (iii) a tender or exchange offer for outstanding shares of Parlux common stock has commenced and the Parlux board either recommends that Parlux stockholders tender their shares or fails to recommend against accepting the offer, within certain timeframes, (iv) Parlux enters into an alternative acquisition agreement with a third party, or (v) Parlux or its board announces its intention to do any of the foregoing.

In addition, the merger agreement provides that Perfumania is required to pay a termination fee equal to $4 million plus Parlux’s out-of-pocket expenses of up to $2 million in the circumstances generally described below:

•

if Parlux terminates the merger agreement because Perfumania failed to get the approval of its stockholders necessary to approve the proposals required by the merger agreement at the Perfumania special meeting;

•

if Parlux terminates the merger agreement because Perfumania has failed to deposit with the exchange agent the shares of Perfumania common stock and cash consideration in an aggregate amount sufficient to pay all of the merger consideration and all other closing conditions are satisfied; or

•

if Parlux terminates the merger agreement because Perfumania has materially breached certain of its representations and covenants and the breach either was not cured in 20 business days after Perfumania received notice of the breach or the breach was unable to be cured within those 20 business days.

Parlux’s obligation to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to Parlux’s stockholders. Although payment of the termination fee could have an adverse effect on the financial condition of Parlux, neither Perfumania nor Parlux believes that such effect would be material. The boards of directors of each of Perfumania and Parlux determined, based in part on advice from their legal advisors, that the amount of the termination fee and the circumstances in which it would become payable were generally typical for a transaction of the magnitude of the merger and would not unduly inhibit an alternative acquisition proposal.

See “The Merger Agreement—Termination,” “—Effect of Termination,” and “—Termination Fee” beginning on pages 127, 129 and 130, respectively, for a discussion of the circumstances under which Parlux or Perfumania will be required to pay the termination fee to the other party.

Comparison of Rights of Perfumania Stockholders and Parlux Stockholders

Parlux is a Delaware corporation. The shares that Parlux stockholders will receive in the merger will be shares of common stock of Perfumania, a Florida corporation. The rights of stockholders of Delaware and Florida corporations are, in some respects, different. In addition, the charter and bylaws of Perfumania contain provisions that are different from the certificate of incorporation and bylaws of Parlux, as currently in effect.

For a summary of certain differences between the rights of Perfumania stockholders and Parlux stockholders, see “Comparison of Rights of Perfumania Stockholders and Parlux Stockholders” beginning on page 229.

Accounting Treatment

Perfumania will account for the merger using the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations,” under generally accepted accounting principles in the United States, which we refer to as “GAAP.”

Appraisal Rights

Section 262 of the DGCL provides holders of Parlux common stock with the ability to dissent from the transaction and seek appraisal of their shares. A holder of Parlux common stock who properly seeks appraisal and complies with the applicable requirements under the DGCL, which we refer to in this joint proxy statement/prospectus as a “dissenting stockholder,” will forego the merger consideration and instead receive a cash payment equal to the fair value of its shares of Parlux common stock in connection with the merger. Fair value will be determined by a court following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Parlux common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “The Merger—Appraisal Rights” beginning on page 105.

To seek appraisal, you must deliver a written demand for appraisal to Parlux before the vote on the merger agreement at the Parlux special meeting, and you must not vote in favor of the approval and adoption of the merger agreement, however, you may elect the form of merger consideration that you would like to receive, and such election will not impact your appraisal rights under Delaware law. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. For a further description of the appraisal rights available to Parlux stockholders and procedures required to exercise appraisal rights, see the section entitled “The Merger—Appraisal Rights” beginning on page 105.

Due to the complexity of the procedures described above, Parlux stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. The full text of Section 262 of the DGCL is attached as Annex E to this joint proxy statement/prospectus.

Litigation Related to the Merger

Parlux, the members of the Parlux board of directors, Perfumania and Merger Sub have been named as defendants in three lawsuits brought by purported Parlux stockholders challenging the proposed merger and seeking, among other things, injunctions to prevent the defendants from completing the merger. Additional lawsuits may be filed against Parlux, Perfumania, Merger Sub and/or their directors and officers in connection with the merger. See “The Merger—Litigation Related to the Merger” on page 108 for more information about the lawsuits that have been filed.

Nasdaq Listing of Perfumania Common Stock Issued in the Merger

Perfumania common stock received by Parlux stockholders in connection with the merger will be listed on Nasdaq under the symbol “PERF.” After completion of the merger, it is expected that Perfumania common stock will continue to be traded on Nasdaq, but Parlux common stock will no longer be listed or traded on Nasdaq.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present selected historical financial data of both companies.

Perfumania

Perfumania’s fiscal year is based on the 52 or 53-week retail calendar ending on the Saturday closest to January 31. All references in the body of this joint proxy statement/prospectus to Perfumania’s “fiscal years” are to the calendar year in which the fiscal year begins. For example, “fiscal 2008” refers to the fiscal year that began on February 3, 2008 and ended on January 31, 2009. The earlier fiscal years presented below comprised different periods for the following reason. On August 11, 2008, Perfumania (then known as “E Com Ventures, Inc.”) completed its acquisition of Model, issuing shares of its common stock and warrants to the Model shareholders. Because the former Model shareholders held a substantial majority of Perfumania’s outstanding shares following that merger, Model was considered to be the acquiror for accounting purposes. Accordingly, Perfumania’s historical financial statements reflect the results of Model for periods before August 11, 2008, not those of E Com Ventures. Model’s fiscal year end before that merger had been October 31; however, Perfumania changed its fiscal year end to the Saturday closest to January 31. Accordingly, the fiscal periods before fiscal 2008 presented below are a 13-week transition period that ended February 2, 2008, and Model’s last two full fiscal years, ended October 31, 2007 and 2006, respectively.

The consolidated statement of operations data for the fiscal years provided in the table, and for the thirteen-week period ended February 2, 2008, and the consolidated balance sheet data as of the end of each of those periods have been derived from the audited consolidated financial statements of Perfumania and its subsidiaries for those periods. The financial data as of and for the 39-week periods ended October 29, 2011 and October 30, 2010 have been derived from the unaudited consolidated financial statements of Perfumania and its subsidiaries. Perfumania’s management believes that the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, that Perfumania considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical consolidated financial data provide only a summary and are not necessarily indicative of the results of future operations of Perfumania. They should be read in conjunction with Perfumania’s audited consolidated financial statements and notes thereto included in this joint proxy statement/prospectus beginning on page F-2 and “Information about Perfumania—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 158, as well as other information that Perfumania has filed with the SEC. See “Where You Can Find More Information” beginning on page 241.

Perfumania Selected Financial Data

	39-Week Period Ended		Fiscal Year Ended			13-Week Period Ended	Fiscal Year Ended
	October 29, 2011	October 30, 2010	January 29, 2011	January 30, 2010	January 31, 2009	February 2, 2008	October 31, 2007	October 31, 2006
	(in thousands, except per share amounts)
Net sales, retail division	$224,121	$206,641	$327,291	$344,295	$225,867	$30,363	$76,369	$73,990
Net sales, wholesale division	105,380	115,227	157,509	166,627	203,427	85,106	251,343	264,371

Total net sales	329,501	321,868	484,800	510,922	429,294	115,469	327,712	338,361

Gross profit sales, retail division	101,484	89,211	143,034	145,631	92,540	11,758	30,040	29,945
Gross profit, wholesale division	24,265	25,742	37,815	33,159	42,280	21,899	60,469	63,092

Total gross profit	125,749	114,953	180,849	178,790	134,820	33,657	90,509	93,037

Operating expenses:
Selling, general and administrative expenses	118,056	117,262	162,157	164,141	119,994	19,622	60,113	57,548
Asset impairment	—	—	3,001	2,320	68,078	—	—	—
(Recovery) provision on vendor advances	—	—	—	—	—	—	(2,367)	2,367
Depreciation and amortization	5,839	6,595	8,909	9,766	7,423	340	1,411	1,721

Total operating expenses	123,895	123,857	174,067	176,227	195,495	19,962	59,157	61,636

Income (loss) from operations	1,854	(8,904)	6,782	2,563	(60,675)	13,695	31,352	31,401
Interest expense	5,920	10,094	12,857	18,202	12,023	3,201	12,749	14,506

Income (loss) before income tax provision (benefit)	(4,066)	(18,998)	(6,075)	(15,639)	(72,698)	10,494	18,603	16,895
Income tax (benefit) provision	—	(2,447)	(2,351)	189	14,262	4,387	7,353	6,854

Net income (loss)	$(4,066)	$(16,551)	$(3,724)	$(15,828)	$(86,960)	$6,107	$11,250	$10,041

Weighted average number of common shares outstanding:
Basic	8,967,162	8,966,565	8,966,612	8,966,417	7,364,203	5,900,000	5,368,468	5,315,315
Diluted	8,967,162	8,966,565	8,966,612	8,966,417	7,364,203	5,900,000	5,368,468	5,315,315
Basic net income (loss) per common share	$(0.45)	$(1.85)	$(0.42)	$(1.77)	$(15.41)	$1.04	$2.10	$1.89
Diluted net income (loss) per common share	$(0.45)	$(1.85)	$(0.42)	$(1.77)	$(15.41)	$1.04	$2.10	$1.89

Working capital	$201,928	$121,351	$197,040	$125,112	$124,088	$225,502	$267,174	$238,922
Total assets	345,060	370,661	300,472	306,585	400,130	299,373	344,988	306,844
Long-term debt, excluding current portion	153,655	95,366	153,245	95,739	96,379	167,603	215,227	197,521
Total stockholders’ equity	$56,472	$47,623	$60,508	$64,091	$79,881	$90,718	$84,611	$61,635

Parlux

Parlux’s fiscal year ends on March 31. The consolidated statement of operations data for the fiscal years provided in the table and the consolidated balance sheet data as of the end of each of those years have been derived from the audited consolidated financial statements of Parlux and its subsidiaries for those periods. The financial data as of and for the nine-month periods ended December 31, 2011 and 2010 have been derived from the unaudited consolidated financial statements of Parlux and its subsidiaries. Parlux’s management believes that the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, that Parlux considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical consolidated financial data provide only a summary and are not necessarily indicative of the results of future operations of Parlux. They should be read in conjunction with Parlux’s audited consolidated financial statements and notes thereto included in this joint proxy statement/prospectus beginning on page F-39 and “Information about Parlux—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 181, as well as other information that Parlux has filed with the SEC. See “Where You Can Find More Information” beginning on page 241.

Parlux Selected Financial Data

	Nine-Month Period Ended December 31,		Fiscal Year Ended March 31,
	2011	2010	2011	2010		2009	2008	2007
	(in thousands, except per share amounts)
Net Sales	$100,897	$94,090	$123,006	$148,102		$151,155	$153,696	$134,365

Net income (loss) from continuing operations	$(2,911)	$1,058	$1,242	$(14,759)		$(4,284)	$5,011	$(27,864)
Income from discontinued operations(1)	—	—	—	—		—	25	30,746

Net Income (loss)	$(2,911)	$1,058	$1,242	$(14,759	)(2)	$(4,284)	$5,036	$2,882

Diluted earnings per share:
Continuing operations	$(0.19)	$0.05	$0.06	$(0.73)		$(0.21)	$0.24	$(1.53)
Discontinued operations	—	—	—	—		—	—	1.69

Total	$(0.14)	$0.05	$0.06	$(0.73)		$(0.21)	$0.24	$0.16

Current assets	$110,164	$101,812	$103,994	$103,373		$128,674	$122,333	$114,065
Current liabilities	18,336	10,458	10,975	14,532		26,220	15,040	34,605
Working capital	91,828	91,354	93,019	88,841		102,454	107,293	79,460
Trademarks and licenses, net	3,747	4,350	4,195	4,654		1,885	2,770	3,913
Long-term borrowings, net	59	—	—	—		—	543	1,537
Total assets	117,632	111,722	112,706	114,332		136,704	131,148	144,896
Total liabilities	18,395	10,458	10,975	14,532		26,220	15,583	36,142
Stockholders’s equity	$99,237	$101,264	$101,731	$99,800		$110,484	$115,565	$108,754

(1)	Discontinued operations relates to the sale of the Perry Ellis license in December 2006.
(2)	Includes additional charges of $7.6 million to cost of sales to reduce the recorded value of Parlux’s GUESS? brand inventories, due to the expiration of the GUESS? brand license on December 31, 2009. In addition, collateral material of $1.7 million related to the GUESS? brand products was written off and recorded to Advertising & Promotional expense.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following tables set forth certain selected unaudited pro forma condensed combined financial statement data of Perfumania, giving effect to the merger as if it had occurred on October 29, 2011 for balance sheet data and on January 31, 2010, the beginning of the earliest period presented, for statement of operations data.

Perfumania’s fiscal year ends on the Saturday closest to January 31, while Parlux’s fiscal year ends on March 31. The unaudited pro forma statement of operations data for the fiscal year ended January 29, 2011 combines Perfumania’s audited consolidated statement of operations for the fiscal year ended January 29, 2011 with the audited consolidated statement of operations of Parlux for the fiscal year ended March 31, 2011. The unaudited pro forma statement of operations data for the 39 weeks ended October 29, 2011 combines Perfumania’s unaudited consolidated statement of income for the 39 weeks ended October 29, 2011 with Parlux’s unaudited consolidated statement of income for the nine months ended December 31, 2011. The unaudited pro forma balance sheet data combines Perfumania’s October 29, 2011 unaudited condensed consolidated balance sheet with Parlux’s December 31, 2011 unaudited condensed consolidated balance sheet.

The data in the tables below should be read in conjunction with the historical financial statements of Perfumania and Parlux that are included in this joint proxy statement/prospectus beginning on page F-2 and the unaudited pro forma condensed combined financial information beginning on page F-100. The unaudited pro forma condensed combined financial data are provided for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates set forth above, nor are they indicative of the future results or financial position of the combined company.

	39 Weeks Ended October 29, 2011	Year Ended January 29, 2011
	(in thousands, except weighted average and per share amounts)
Pro Forma Condensed Combined Statement of Operations Data:
Total net sales	$397,330	$560,298
Costs of goods sold	222,173	340,786

Gross profit	175,157	219,512
Selling, general and administrative expenses	172,353	225,211
Depreciation and amortization	7,990	12,195
Asset impairment	—	3,001

Loss from operations	(5,186)	(20,895)
Interest expense	8,609	16,304

Loss before income taxes	(13,795)	(37,199)
Income tax (benefit)	(1,784)	(1,718)

Net loss	$(12,011)	$(35,481)

Weighted average shares outstanding (basic and diluted)	15,188,000	15,186,000
Net loss per share (basic and diluted)	$(0.79)	$(2.34)

As of October 29, 2011
(in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Working Capital	$278,883
Total Assets	479,710
Long-Term Debt—excluding current portion	217,250
Total stockholders’ equity	115,480

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share data of Perfumania and Parlux.

Historical Per Share Information of Perfumania and Parlux. The historical per share information of each of Perfumania and Parlux presented below is derived from the audited financial statements as of and for the fiscal year ended January 29, 2011 for Perfumania and as of and for the fiscal year ended March 31, 2011 for Parlux, and the unaudited condensed consolidated financial statements as of and for the 39 weeks ended October 29, 2011 for Perfumania and as of and for the nine months ended December 31, 2011 for Parlux.

Pro Forma Combined Per Share Data. The unaudited pro forma combined per share data presented below gives effect to the merger under the acquisition method of accounting, as if the merger had become effective on February 1, 2010, in the case of net income per share and cash dividends per share data, and October 29, 2011, in the case of book value per share data, and assuming that 0.533333 of a share of Perfumania common stock had been issued in exchange for each outstanding share of Parlux common stock.

Equivalent Pro Forma Combined Per Share Information of Parlux. The unaudited equivalent pro forma combined per share amounts of Parlux presented below are calculated by multiplying the unaudited pro forma combined per share amounts of Perfumania by 0.533333.

As explained in more detail in “Unaudited Pro Forma Condensed Combined Financial Information” on page F-100, the unaudited pro forma data presented below reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired, and the final allocation will be determined after the merger is completed and is subject to further adjustments. Accordingly, the pro forma purchase price adjustments reflected in these data are preliminary, and there can be no assurance that the final valuations will not result in changes, which could be material. Furthermore, this illustrative, unaudited pro forma data is not necessarily indicative of the results that the combined company will experience following the merger.

You should read the information below in conjunction with the selected historical financial data beginning on page 24 and the historical financial statements of Perfumania and Parlux and related notes beginning on page F-2.

		Perfumania Historical	Parlux Historical	Pro Forma Combined	Per Equivalent Parlux Share(1)
As of and for the year ended January 29, 2011
Earnings per share from continuing operations:
Basic	(2)	$(0.42)	$(0.06)	$(2.34)	$(1.25)
Diluted	(2)	$(0.42)	$(0.06)	$(2.34)	$(1.25)

Dividends per share:
Basic	(2)	$—	$—	$—	$—
Diluted	(2)	$—	$—	$—	$—

As of and for the thirty-nine weeks ended October 29, 2011
Earnings per share from continuing operations:
Basic	(2)	$(0.45)	$(0.14)	$(0.79)	$(0.42)
Diluted	(2)	$(0.45)	$(0.14)	$(0.79)	$(0.42)

Dividends per share:
Basic	(2)	$—	$—	$—	$—
Diluted	(2)	$—	$—	$—	$—

Book value per share:
Basic	(3)	$6.30	$4.78	$7.60	$4.05
Diluted	(3)	$6.30	$4.78	$7.60	$4.05

(1)	Calculated based on pro forma combined multiplied by the exchange ratio of 0.533333 shares of Perfumania common stock for each share of Parlux common stock.
(2)	Pro forma earnings and dividends per share are based upon pro forma combined net income and pro forma combined weighted average common shares outstanding during the period.
(3)	Pro forma book value per share is based on pro forma combined equity and pro forma combined common stock outstanding at the end of the period.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Perfumania’s common stock is listed on Nasdaq under the symbol “PERF” and Parlux’s common stock is listed on Nasdaq under the symbol “PARL.” The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Perfumania common stock and the high and low sale prices of Parlux common stock, in each case as reported on Nasdaq. The table also sets forth, for both Perfumania and Parlux, cash dividend information with respect to their common stock for the calendar quarters indicated.

	Perfumania Common Stock(1)
	High	Low	Cash Dividends Declared(2)
Fiscal Year Ending January 26, 2013
First Quarter (through March 2)	$10.81	$9.57	$—
Fiscal Year Ended January 28, 2012:
First Quarter	$13.17	$7.67	$—
Second Quarter	$16.20	$9.72	$—
Third Quarter	$19.50	$11.55	$—
Fourth Quarter	$20.00	$9.75	$—

Fiscal Year Ended January 29, 2011:
First Quarter	$9.61	$5.08	$—
Second Quarter	$11.99	$7.01	$—
Third Quarter	$10.00	$7.42	$—
Fourth Quarter	$10.50	$7.86	$—

Fiscal Year Ended January 30, 2010:
First Quarter	$5.69	$1.00	$—
Second Quarter	$4.84	$2.02	$—
Third Quarter	$3.57	$1.60	$—
Fourth Quarter	$7.49	$3.22	$—

	Parlux Common Stock(1)
	High	Low	Cash Dividends Declared(2)
Fiscal Year Ending March 31, 2012:
First Quarter	$3.75	$3.06	$—
Second Quarter	$3.86	$2.27	$—
Third Quarter	$6.60	$3.04	$—
Fourth Quarter (through March 2)	$5.49	$4.90	$—

Fiscal Year Ended March 31, 2011:
First Quarter	$2.41	$1.68	$—
Second Quarter	$2.34	$1.69	$—
Third Quarter	$2.96	$2.09	$—
Fourth Quarter	$3.79	$2.85	$—

Fiscal Year Ended March 31, 2010:
First Quarter	$2.57	$0.77	$—
Second Quarter	$2.50	$1.52	$—
Third Quarter	$2.61	$1.88	$—
Fourth Quarter	$2.18	$1.52	$—

(1)	Because Perfumania and Parlux have different fiscal years, the quarters presented are not the same time periods for both companies.
(2)

Perfumania has not declared or paid cash dividends on its common stock and does not currently intend to declare or pay cash dividends in the foreseeable future. Payment of dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including Perfumania’s financial condition, results of operations, current and anticipated cash needs and plans for expansion. Parlux also has not paid a cash dividend on its common stock nor has it contemplated paying any dividend in the near future. In addition, both companies’ bank credit facilities prohibit the payment of dividends or making other distributions to stockholders without the respective lenders’ prior approval.

The following table sets forth the closing price per share of Perfumania and Parlux common stock as reported on Nasdaq as of December 22, 2011, the last trading day before the public announcement of the merger agreement, and as of March 2, 2012, the most recent practicable trading day before the date of this joint proxy statement/prospectus.

	Perfumania Common Stock	Parlux Common Stock	Mix of Cash and Stock Consideration Equivalent Per Share of Parlux Common Stock(1)	All Stock Consideration Equivalent Per Share of Parlux Common Stock(2)
December 22, 2011	$19.55	$3.40	$7.91	$10.43
March 2, 2012	$9.78	$5.16	$5.96	$5.22

(1)	The equivalent per share data for Parlux common stock for a mix of cash and stock consideration has been determined by multiplying the closing sales price of a share of Perfumania common stock, on the dates presented above, by the exchange ratio for the merger of 0.2, plus $4.00 in cash, without interest, assuming no adjustments are made as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 113.
(2)	The equivalent per share data for Parlux common stock for all stock consideration has been determined by multiplying the closing sales price of a share of Perfumania common stock, on the dates presented above, by the exchange rate of 0.533333, without interest, assuming no adjustments are made as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 113.

The information in the preceding tables is historical only. The market prices of Perfumania and Parlux common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of Perfumania or Parlux common stock before the completion of the merger or Perfumania common stock after the completion of the merger. The market value of the Perfumania common stock that Parlux’s stockholders will receive in connection with the merger may vary significantly from the prices shown in the table above. Perfumania and Parlux urge stockholders to obtain current market quotations for shares of Perfumania common stock and Parlux common stock before making any decision regarding which form of merger consideration to elect to receive, the issuance of shares of Perfumania common stock pursuant to the merger agreement or the approval and adoption of the merger agreement by Parlux stockholders.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in this document before deciding how to vote. If the merger is consummated, Perfumania and Parlux will operate as a combined company in a market environment that cannot be predicted with certainty and that involves significant risks, many of which will be beyond the combined company’s control. We have described below the risks and uncertainties that we believe to be material to a decision on how to vote your shares. If any of the following risks and uncertainties develops into actual events, the combined company, its results of operation or its financial condition could be adversely affected. In such an event, the trading price of Perfumania common stock could decline, and you may lose all or part of your investment. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements” on page 48.

Risks Relating to the Merger

We may not realize the benefits of integrating our companies.

To be successful after the merger, Perfumania will need to combine and integrate the operations of Perfumania and Parlux into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. Perfumania could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If Perfumania cannot integrate the Perfumania and Parlux businesses successfully, it may fail to realize the expected benefits of the merger.

Parlux’s directors and executive officers have interests in the merger that may be different from, and in addition to, the interests of other Parlux stockholders.

Parlux’s directors and executive officers are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a stockholder of Parlux, which could create conflicts of interest in their determinations to recommend the merger. You should consider these interests in voting on the merger. We have described these different interests under “The Merger—Interests of Certain Persons in the Merger.”

Parlux stockholders electing to receive only Perfumania common stock may receive cash and stock and Parlux stockholders electing to receive a mix of cash and stock may receive more stock and less cash than expected.

While each Parlux stockholder may elect to receive consideration consisting of shares of Perfumania common stock or a combination of cash and shares of Perfumania common stock in exchange for their shares of Parlux common stock, the aggregate stock consideration to be received by Parlux stockholders pursuant to the merger will be fixed at 5,919,052 shares, subject to upward adjustment for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, a decrease in cash consideration in certain circumstances, which we refer to as the “Aggregate Cap,” and the maximum amount of cash that will be paid is $61,895,288. Both of these amounts are subject to adjustment in certain circumstances, including a downward adjustment of the maximum cash consideration for each share of Parlux stock as to which appraisal rights have been exercised and for any shortfall of Parlux cash or cash equivalents, and an upward adjustment of the Aggregate Cap for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, any decrease in maximum cash consideration resulting from a shortfall of Parlux cash or cash equivalents, as calculated pursuant to the merger agreement.

Accordingly, if Parlux stockholders elect to receive, and non-electing stockholders would receive, in the aggregate, stock in an amount greater than the Aggregate Cap, which we believe is probable based on the obligations of certain parties to elect all stock contained in their voting agreements, the number of shares of Perfumania common stock received by those holders electing to receive all stock consideration will be prorated down and those holders will receive per share of Parlux common stock: (1) a number of shares of Perfumania common stock equal to the difference between (a) the Aggregate Cap and (b) the product of (i) the total number of shares as to which holders have elected mixed consideration or made no election and (ii) 0.20 (such difference, the “Available Stock Election Amount”), divided by the total number of shares as to which the holders have elected all stock consideration, rounded to the nearest ten thousandth of a share, and (2) an amount of cash (without interest) equal to the product of (a) the difference of (i) the number of shares as to which holders have elected all stock consideration multiplied by 0.533333 and (ii) the Available Stock Election Amount and (b) $12.00, divided by the total number of shares held by stockholders electing all stock consideration. As a result, as discussed in “Summary—Consideration to be Receive in the Merger by Parlux Stockholders,” Parlux stockholders who make a valid election to receive all stock consideration are likely to receive some cash in their merger consideration.

Reductions in the maximum amount of cash payable to Parlux stockholders will also be made if cash and cash equivalents of Parlux when the merger is completed are less than a target amount of $15 million, after adding amounts owed by Perfumania to Parlux according to a pre-established and agreed to accounts receivable schedule, and subtracting any abnormalities in accounts payable, or if Parlux stockholders exercise appraisal rights. Reductions will be shared pro rata among Parlux stockholders based on their elections. In addition, the Aggregate Cap would be increased to replace the reduction in cash due to a shortfall below the target amount of cash and cash equivalents based upon a value of $12.00 per share of Perfumania common stock. The maximum cash amount would be reduced by the amount of any shortfall in cash and cash equivalents and by an amount equal to $6.40 for each share of Parlux common stock as to which appraisal rights are exercised. See “The Merger Agreement—Allocation of Merger Consideration” on page 114.

As a result of the consideration election and because the market price of Perfumania common stock will fluctuate, Parlux stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

Subject to proration, as discussed in “Summary—Consideration to be Receive in the Merger by Parlux Stockholders,” Parlux stockholders may elect to receive consideration consisting of shares of Perfumania common stock or a combination of cash and shares of Perfumania common stock in exchange for their shares of Parlux common stock.

The price of Perfumania common stock will likely vary from the market price of Perfumania common stock on the date the merger agreement was announced, on the date that this joint proxy statement/prospectus is mailed to Parlux stockholders, on the date a Parlux stockholder makes an election with respect to the merger consideration, on the date of the special meeting of Parlux stockholders and on the date a Parlux stockholder receives the merger consideration. Therefore, the consideration actually received by Parlux stockholders may have a current value that is higher or lower than the amount per Parlux share on any of these dates, as calculated based on Perfumania common stock trading prices prevailing at that time.

If you tender shares of Parlux common stock to make an election, you will not be able to sell those shares unless you revoke your election before the election deadline.

If you are a Parlux stockholder and want to make a mixed cash and stock or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed election form to the exchange agent. The deadline for doing this is 5:00 p.m., Eastern time, on April 16, 2012. You will not be able to sell any shares of Parlux common stock that you have delivered unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Parlux common stock for any reason until you receive cash and Perfumania common stock or Perfumania common stock pursuant to the merger. In the time between delivery of your shares and the closing of the merger, the market price of Parlux or Perfumania common stock may increase or decrease and you might otherwise want to sell your shares of Parlux to gain access to cash, make other investments or reduce the potential for a decrease in the value of your investment.

Perfumania may be unable to obtain the financing necessary to consummate the merger.

Perfumania and its subsidiaries entered into an amendment to its existing senior, secured revolving credit facility with a syndicate of banks for which Wells Fargo Bank, National Association, which we refer to as Wells Fargo Bank, serves as administrative agent, collateral agent and swing line lender. The amendment permits Perfumania to use borrowings under its senior credit facility of up to $32 million (which amount would be reduced to the extent that cash and cash equivalents held by Parlux at the closing of the merger are less than $15 million) to fund a portion of the merger consideration and up to $11 million to fund costs of the merger and related transactions. In addition, Perfumania’s subsidiary, Model, received commitments from the Nussdorf Trusts to make a total of $30 million in new loans to finance the balance of the cash consideration. The newly committed financings will be used to fund the cash portion of the merger consideration and pay merger-related transaction costs. Perfumania’s receipt of the financing arrangements contemplated by the merger agreement is not a condition to closing the merger. Accordingly, under the merger agreement, if the conditions to the closing of the merger are satisfied, and financing is not available in full, the closing of the merger must still proceed or Perfumania must pay a termination fee and expenses to Parlux.

The date that Parlux stockholders will receive the merger consideration is uncertain.

The date that Parlux stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger in the first half of 2012, the completion date of the merger might be later than expected because of unforeseen events.

Business uncertainties and contractual restrictions while the merger is pending may have an adverse effect on Perfumania or Parlux.

Uncertainty about the effect of the merger on employees, suppliers, partners, regulators and customers may have an adverse effect on Parlux or Perfumania. These uncertainties may impair Parlux’s ability to attract, retain and motivate key personnel until the merger is consummated and could cause suppliers, customers and others that deal with Parlux to defer purchases or other decisions concerning Parlux or seek to change existing business relationships with Parlux. In addition, the merger agreement restricts both Perfumania and Parlux from making certain acquisitions and taking other specified actions without the other’s approval. These restrictions could prevent either party from pursuing attractive business opportunities that may arise before the completion of the merger.

Failure to complete the merger or delays in completing the merger could negatively affect Perfumania’s and Parlux’s stock prices and future businesses and operations.

If the merger is not completed for any reason, Perfumania and Parlux may be subject to a number of risks, including the following:

•	the separate companies will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•

the current market price of Perfumania common stock or Parlux common stock may reflect a market assumption that the merger will occur and a failure to complete the merger could result in a negative perception by the stock market of either company or both generally and a resulting decline in the market price of its or their common stock;

•

certain costs relating to the merger, including certain investment banking, financing, legal and accounting fees and expenses, must be paid even if the merger is not completed, and Parlux or Perfumania may be required to pay substantial fees to the other party if the merger agreement is terminated under specified circumstances; and

•

there may be substantial disruption to each of Perfumania’s and Parlux’s business and distraction of each company’s management and employees from day-to-day operations because matters related to the merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to Perfumania or Parlux, as applicable.

Delays in completing the merger could exacerbate uncertainties concerning the effect of the merger, which may have an adverse effect on the business following the merger and could defer or detract from the realization of the benefits expected to result from the merger.

The merger agreement restricts Parlux’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that, subject to a “go shop” period of 30 days following the signing of merger agreement and limited fiduciary exceptions, restrict Parlux’s ability to initiate, solicit, encourage or facilitate, discuss, negotiate or accept a competing third party proposal to acquire all or a significant part of Parlux. Further, there are a limited number of exceptions that would allow Parlux’s board of directors to withdraw or change its recommendation to holders of Parlux common stock that they vote in favor of the adoption of the merger agreement. Although Parlux’s board of directors is permitted to take these actions if it determines in good faith that these actions are likely to be required to comply with its fiduciary duties, doing so in specified situations could entitle Perfumania to terminate the merger agreement and to be paid a termination fee of $4 million or $2 million, depending on the timing of the termination.

Perfumania required that Parlux agree to these provisions as a condition to Perfumania’s willingness to enter into the merger agreement. However, these provisions could discourage a potential acquiror that might have an interest in acquiring all or a significant part of Parlux from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration Perfumania proposes to pay in the merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Parlux than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to Perfumania in certain circumstances.

Perfumania is subject to financial risks if it fails to complete the merger under certain circumstances.

Perfumania is required to pay a termination fee equal to $4 million plus Parlux’s out-of-pocket expenses if Parlux terminates the merger agreement under certain circumstances. Such fees may result in payments of up to $6 million to Parlux and represent a financial risk to Perfumania if the merger agreement is terminated for a reason that would trigger the payment of the termination fee.

Ownership by Perfumania stockholders will be diluted by the issuance of Perfumania shares in connection with the merger.

The issuance of Perfumania shares in the merger will dilute the ownership position of the current stockholders of Perfumania. Assuming that the maximum 5,919,052 shares issuable under the merger agreement are issued and the 300,000 new shares of Perfumania common stock are issued to Artistic Brands or its designee pursuant to the Proposal Agreement, the number of Perfumania shares outstanding will increase by approximately 69% compared with December 31, 2011. As a result, Perfumania stockholders would hold approximately 60% of the Perfumania common stock outstanding after the completion of the merger, and Parlux stockholders would hold approximately 40%. In addition, holders of outstanding Parlux options and warrants would have their options and warrants converted into the right to receive Perfumania options or warrants, as applicable, resulting in new options and warrants to purchase approximately 4,000,000 shares of Perfumania common stock. As a result, Perfumania stockholders will hold approximately 51% of Perfumania’s common stock and Parlux stockholders will hold approximately 49% of Perfumania’s common stock after completion of the merger, calculated on a “fully-diluted” basis. In addition to these convertible securities, Perfumania will issue to Artistic Brands or its designee warrants to purchase 1,599,999 shares of Perfumania common stock pursuant to the existing license agreement between Parlux and Artistic Brands upon execution of a license agreement and a sublicense agreement among Perfumania, Artistic Brands and S. Carter Enterprises, LLC. These warrants are not included in the fully-diluted calculations above.

The rights of former Parlux stockholders will be governed by Florida corporate law and Perfumania’s charter and bylaws.

All Parlux stockholders who receive shares of Perfumania common stock in the merger will become Perfumania stockholders and their rights as stockholders will be governed by Florida corporate law and Perfumania’s charter and its bylaws. There are material differences between the current rights of Parlux stockholders, which are governed by Delaware corporate law and Parlux’s amended and restated articles of incorporation and bylaws, and the rights of holders of Perfumania common stock. See “Comparison of Rights of Perfumania Stockholders and Parlux Stockholders” beginning on page 229.

Risks Relating to the Combined Company After the Merger

The combined company will be more leveraged after the merger than it has been historically and may not be able to obtain adequate financing to execute its operating strategy.

Perfumania will be more leveraged after the merger than it has been historically. Upon the amendment to Perfumania’s senior credit facility and the issuance of new subordinated debt contemplated by the merger agreement, Perfumania will add up to $73 million of new debt. (See “Perfumania’s Financing Arrangements” beginning on page 135). Borrowings under the amended credit facility combined with Perfumania’s existing debt and the issuance of new subordinated debt are expected to be approximately $192 million of total pro forma combined long-term debt after the completion of the merger. This level of indebtedness could result in Perfumania having difficulty accessing capital markets or raising capital on favorable terms and Perfumania’s financial results could be negatively affected by its inability to raise capital or because of the cost of such capital.

Upon consummation of the merger, Perfumania and all of its subsidiaries must comply with various restrictive covenants contained in its credit facility and any of its future debt arrangements. These covenants will, among other things, limit the ability of Perfumania and all of its subsidiaries to:

•	pay dividends;

•	make distributions; and

•	take other actions, such as making advances to suppliers.

Perfumania’s substantial debt following the merger could have important consequences to you. For example, it could:

•	increase Perfumania’s vulnerability to general adverse economic and industry conditions;

•

limit Perfumania’s ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of its assets and opportunities fully because of the need to dedicate a substantial portion of its cash flow from operations to payments on its debt or to comply with any restrictive terms of its debt;

•	limit Perfumania’s flexibility in planning for, or reacting to, changes in the industry in which it operates; or

•	place Perfumania at a competitive disadvantage as compared to its competitors that have less debt.

Realization of any of these factors could adversely affect Perfumania’s financial condition.

The combined company may experience an impairment of its goodwill.

Perfumania expects to recognize a substantial amount of goodwill in connection with consummation of the merger and the allocation of the purchase price thereto. Perfumania tests goodwill for impairment annually during the fourth quarter, or between annual tests if an event occurs or circumstances change that may indicate the fair value of its reporting unit is less than the carrying amount. The need to test for impairment can be based on several indicators, including but not limited to changes in Perfumania’s stock price, book value or market capitalization, and the operating performance and cash flows of Perfumania’s retail and wholesale segments.

Fair value calculated for the purpose of testing for impairment of Perfumania’s goodwill is estimated using the expected present value of future cash flows method and comparative market prices when appropriate. A significant amount of judgment is involved in performing these fair value estimates for goodwill since the results are based on estimated future cash flows and assumptions related thereto. Significant assumptions include estimates of future sales and expense trends, liquidity and capitalization, among other factors. Perfumania bases its fair value estimates on projected financial information which Perfumania believes to be reasonable. However, actual results may differ from those projections.

Risks Relating to Perfumania and Parlux

In addition to the risks described above, the following risks will continue to apply to the businesses of Perfumania and Parlux following the merger.

Perfumania

Perfumania could face liquidity and working capital constraints if it is unable to generate sufficient cash flows from operations.

If Perfumania is unable to generate sufficient cash flows from operations to service its obligations, it could face liquidity and working capital constraints, which could adversely impact future operations and growth. If Perfumania needs to raise additional funds to support its operations, it may not be able to do so on favorable terms, or at all. Without such funding, Perfumania may need to modify or abandon its growth strategy or eliminate product offerings, any of which could negatively impact its financial position.

Perfumania may have problems raising money needed in the future, which could adversely impact operations or existing stockholders.

Perfumania’s growth strategy includes selectively opening and operating new Perfumania retail locations and increasing the average retail sales per store. Perfumania may need to obtain funding to achieve its growth strategy. Additional financing may not be available on acceptable terms, if at all, which would adversely affect operations. In order to obtain additional liquidity, Perfumania might issue additional common stock which could dilute existing stockholders’ ownership interest or Perfumania may be required to issue securities with greater rights than those currently possessed by holders of Perfumania common stock. Perfumania may also be required to take other actions, which may lessen the value of Perfumania common stock, including borrowing money on terms that are not favorable.

The beauty industry is highly competitive and if Perfumania cannot effectively compete its business and results of operations will suffer.

The beauty industry is highly competitive and can change rapidly due to consumer preferences and industry trends. Some of Perfumania’s competitors sell fragrances at discount prices and some are part of large national or regional chains that have substantially greater resources and name recognition than Perfumania. Perfumania’s stores compete on the basis of selling price, customer service, merchandise variety and store location. Many of Perfumania’s current and potential competitors have greater financial, technical, operational, and marketing resources. Perfumania may not be able to compete successfully against these competitors in developing products and services. These factors, as well as demographic trends, economic conditions and discount pricing strategies by competitors, could result in increased competition and could have a material adverse effect on Perfumania’s profitability, operating cash flow, and many other aspects of Perfumania’s business, prospects, results of operations and financial condition.

Perfumania’s retail business is sensitive to and may be adversely affected by general economic conditions and overall consumer confidence.

Perfumania’s business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates, fuel and energy prices, the level of unemployment and consumer confidence. During periods of economic uncertainty where consumer confidence is affected, consumer spending levels and customer traffic could decline, which would have an adverse effect on Perfumania’s business and its results of operations.

Adverse U.S. and global economic conditions could affect Perfumania’s wholesale business.

A U.S. or global economic downturn could reduce the availability of credit for businesses. Some of Perfumania’s customers could experience a decline in financial performance. These conditions affect their ability to pay amounts owed to Perfumania on a timely basis or at all. There can be no assurance that government responses to potential economic disruptions would increase liquidity and the availability of credit, and as a result, Perfumania’s wholesale customers may be unable to borrow funds on acceptable terms. Any economic decline affecting Perfumania’s customers would adversely affect its business and results of operations.

If Perfumania cannot successfully manage its growth, its business will be adversely affected.

Perfumania may not be able to sustain growth in revenues. Perfumania’s growth has been somewhat dependent upon opening and operating new retail stores on a profitable basis, which in turn is subject to, among other things, securing suitable store sites on satisfactory terms, hiring, training and retaining qualified management and other personnel, having adequate capital resources and successfully integrating new stores into existing operations. Circumstances outside Perfumania’s control could negatively affect these anticipated store openings. Perfumania’s new stores may take up to three years to reach planned operating levels. It is possible that Perfumania’s new stores might not achieve sales and profitability comparable to existing stores, and it is possible that the opening of new locations might adversely affect sales at existing locations. The failure to expand by successfully opening new stores as planned or the failure of a significant number of these stores to perform as planned, could have a material adverse effect on Perfumania’s business and its results of operations.

The market for real estate is competitive, which could adversely impact Perfumania’s results.

Perfumania’s ability to effectively obtain real estate to open new stores depends upon the availability of real estate that meets Perfumania’s criteria, including traffic, square footage, co-tenancies, lease economics, demographics, and other factors, and Perfumania’s ability to negotiate terms that meet financial targets. In addition, Perfumania must be able to effectively renew existing store leases. Failure to secure real estate locations adequate to meet annual targets, as well as effectively managing the profitability of existing stores, could have a material adverse effect on Perfumania’s business and its results of operations.

If Perfumania is unable to effectively manage the inventory it sells on consignment, it will not achieve its expected results.

Perfumania’s business includes a significant portion of consigned sales, and its revenue recognition policy defers recognition of revenue for this type of sales. Consignment sales remain in inventory until the products are sold to end users and, if not sold, the inventory may be returned upon termination of the consignment relationships. The turnover frequency of inventory on consignment is critical to generating regular cash flow in amounts necessary to keep financing costs to targeted levels and to purchase additional inventory. If this turnover is not sufficiently frequent, financing costs may exceed targeted levels and Perfumania may be unable to generate regular cash flow in amounts necessary to purchase additional inventory to meet the demand for other products. In addition, slow inventory turnover may force Perfumania to reduce prices and accept lower margins to sell consigned products.

Perfumania’s business is subject to seasonal fluctuations, which could lead to fluctuations in its stock price.

Perfumania has historically experienced and expects to continue experiencing higher sales in the fourth fiscal quarter than in any of the first three fiscal quarters. Purchases of fragrances as gift items increase during the holiday season, which results in significantly higher fourth fiscal quarter retail sales. Sales levels of new and existing stores are affected by a variety of factors, including the retail sales environment, the level of competition, the effect of marketing and promotional programs, acceptance of new product introductions, adverse weather conditions, general economic conditions and other factors beyond Perfumania’s control. Perfumania’s quarterly results may also vary as a result of the timing of new store openings and store closings, net sales contributed by new stores and fluctuations in comparable sales of existing stores. If Perfumania’s quarterly operating results are below expectations, its stock price might decline.

Perfumania may experience shortages of the merchandise its needs because it does not have long-term agreements with suppliers.

Perfumania’s success depends to a large degree on its ability to provide an extensive assortment of brand name and designer fragrances. Perfumania has no long-term purchase contracts or other contractual assurance of continued supply, pricing or access to new products. If Perfumania is unable to obtain merchandise from one or more key suppliers on a timely basis or acceptable terms, or if there is a material change in its ability to obtain necessary merchandise, its results of operations could be adversely affected.

Perfumania could be subject to litigation because of the merchandising aspect of its business.

Some of the merchandise Perfumania purchases from suppliers might be manufactured by entities that are not the owners of the trademarks or copyrights for the merchandise. The owner of a particular trademark or copyright may challenge Perfumania to demonstrate that the specific merchandise was produced and sold with the proper authority, and if Perfumania is unable to demonstrate this, it could, among other things, be restricted from reselling the particular merchandise or be subjected to other liabilities. This type of restriction could adversely affect its business and results of operations.

Perfumania’s stock price volatility could result in litigation, substantial cost, and diversion of management’s attention.

The price of Perfumania’s common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events, such as:

•	quarterly variations in operating results;

•	acquisitions, capital commitments or strategic alliances by Perfumania or its competitors;

•	legal and regulatory matters that are applicable to its business;

•	the operating and stock price performances of other companies that investors may deem comparable to Perfumania;

•	news reports relating to trends in its markets; and

•	the amount of shares constituting its public float.

In addition, the stock market in general has experienced significant price and volume fluctuations that often have been unrelated to the performance of specific companies. The broad market fluctuations may adversely affect the market price of Perfumania’s common stock, regardless of its operating performance. Perfumania’s stock price volatility could result in litigation, including class action lawsuits, which would require substantial monetary cost to defend, as well as the diversion of management attention from day-to-day activities which could negatively affect operating performance. Such litigation could also have a negative impact on the price of Perfumania’s common stock due to the uncertainty and negative publicity associated with litigation.

Future growth may place strains on Perfumania’s managerial, operational and financial resources.

If Perfumania grows as anticipated, a significant strain on managerial, operational and financial resources may occur. Future growth or increase in the number of strategic relationships could strain Perfumania’s managerial, operational and financial resources, inhibiting Perfumania’s ability to achieve the execution necessary to successfully implement its business plan.

The loss of or disruption in Perfumania’s distribution facility could have a material adverse effect on business.

Perfumania currently has one distribution facility located in Bellport, New York. In addition, it uses third-party fulfillment centers in New York and New Jersey. The loss of, or damage to any of these facilities, as well as the inventory stored therein, could adversely affect Perfumania’s business, prospects, results of operations, financial condition or cash flows.

Current economic conditions and the global financial crisis may have an impact on Perfumania’s business and financial condition in ways that Perfumania currently cannot predict.

The global economy has experienced a significant contraction, with an almost unprecedented lack of availability of business and consumer credit. This decrease and any future decrease in economic activity in the United States or in other regions of the world in which Perfumania does business could adversely affect its financial condition and results of operations. Continued and potentially increased volatility, instability and economic weakness and a resulting decrease in discretionary consumer and business spending may result in a reduction in revenues. Perfumania currently cannot predict the extent to which revenues may be impacted.

In addition, Perfumania’s ability to make acquisitions depends, in part, on the availability of equity and debt financing. The credit markets and the general economy have experienced a period of large scale turmoil and upheaval. As a result, equity and debt financing from the capital markets may not be available to Perfumania on acceptable terms and may not be available for some time. This may limit Perfumania’s ability to pursue an acquisition-based strategy.

Perfumania maintains operating bank accounts at a number of financial institutions in the United States. Some of Perfumania’s cash balances in the United States are in excess of the government’s Federal Deposit Insurance Corporation insurance limits. The FDIC insures deposits in most banks and savings associations located in the United States. Perfumania could incur substantial losses if the underlying financial institutions fail or are otherwise unable to return its deposits.

Any weakness in internal control over financial reporting or disclosure controls and procedures could result in a loss of investor confidence in Perfumania’s financial reports and lead to a stock price decline.

Perfumania is required to maintain effective internal control over financial reporting, as well as effective disclosure controls and procedures, complying with SEC rules and covering all business operations. Any failure to have effective internal control over financial reporting or disclosure controls and procedures covering Perfumania’s business could cause investors to lose confidence in the accuracy and completeness of its financial reports, limit its ability to raise financing or lead to regulatory sanctions, any of which could result in a material adverse effect on business or a decline in the market price of common stock.

If Perfumania fails to protect the security of personal information about retail customers, its reputation could suffer and it could suffer financial harm.

Perfumania receives and stores personal information about the customers of its retail businesses. The regulatory environment for information security is increasingly demanding, and customers have a high expectation that Perfumania will protect their personal information. If Perfumania experiences a data security breach, it could be exposed to costly government enforcement actions and private litigation. In addition, this could damage its reputation and customers could lose confidence in Perfumania, which could cause them to stop using credit cards to purchase Perfumania’s products or stop shopping at Perfumania stores altogether. Such events could lead to lost future sales, fines or lawsuits, which would adversely affect Perfumania’s results of operations.

Control of Perfumania’s management and policies is with its principal stockholders, who could take actions that are not in the best interest of the other stockholders.

We expect that following the completion of the merger, the Nussdorfs will continue to own a majority of Perfumania’s common stock. As a result, they will be able to direct corporate policies and can act unilaterally to approve most actions requiring stockholder approval under law or Perfumania’s governing documents. The Nussdorfs’ collective stock ownership may have the effect of delaying or preventing policies or actions deemed desirable by Perfumania’s board of directors, such as a business combination that might be in the interests of other stockholders, which in turn could materially and adversely affect the market price of Perfumania common stock. Conversely, such ownership may cause Perfumania to implement policies that are not in the best interests of other stockholders.

Perfumania also has a material amount of indebtedness to the Nussdorfs and their affiliates and expects to incur more in connection with the merger. As significant creditors, the Nussdorfs may refuse consent to actions Perfumania’s Board may consider necessary.

Perfumania has agreed that, in certain circumstances, it will register with the SEC the resale of certain shares of common stock held by the Nussdorfs. They may require that, in the event of any marketing limitation on the number of shares included in an applicable registration statement, their shares be registered on a pro rata basis with shares being registered for parties that have obtained registration rights in connection with providing financing to Perfumania. This may limit Perfumania’s ability to obtain financing in the future.

The absence of contracts with customers or suppliers could result in the loss of key customers or suppliers, which would have a material adverse effect on Perfumania’s business.

Perfumania does not have long-term or exclusive contracts with customers or with the suppliers of distributed brands. Suppliers of distributed brands generally may choose to reduce or eliminate the volume of their products Perfumania distributes, including supplying products to wholesale customers directly or through another distributor. Perfumania’s wholesale customers are generally able to cancel orders or delay the delivery of products on short notice. The loss of any key suppliers or customers, or a change in Perfumania’s relationship with any of them, could have a material adverse effect on Perfumania’s business, prospects, and financial condition.

Parlux

The following risk factors relate to Parlux on a standalone basis. However, they would also apply, to an extent that cannot be accurately predicted, to the combined company following the merger.

The Paris Hilton line is Parlux’s primary source of revenue following the expiration of its GUESS? license.

During the year ended March 31, 2010, licensed Paris Hilton and GUESS? brand products generated approximately $68.4 million and $46.2 million, respectively, in gross sales for Parlux. The Paris Hilton and GUESS? brands of fragrances and accessories accounted for approximately 42% and 28%, respectively, of Parlux gross sales from continuing operations during the fiscal year ended March 31, 2010. The GUESS? license expired on December 31, 2009, and was not renewed. As a result, licensed Paris Hilton brand products accounted for the majority of Parlux gross sales and constituted Parlux’s primary source of revenue for the year ending March 31, 2011. During the fiscal year ended March 31, 2011, licensed Paris Hilton brand products accounted for $80.1 million in gross sales or approximately 60% of gross sales. If Paris Hilton’s appeal as a celebrity were to diminish it could result in a material reduction in sales of licensed Paris Hilton brand products, and have a material adverse effect on Parlux’s financial condition, results of operations, and operating cash flows. The Paris Hilton fragrance license is scheduled to expire on June 30, 2014.

If Parlux is unable to acquire or license additional brands, secure additional distribution arrangements, or obtain the required financing for these agreements and arrangements, the growth of its business could be impaired.

Parlux’s business strategy contemplates growing its portfolio of licensed brands. Future expansion through acquisitions or new product licensing arrangements, if any, is dependent on the availability of capital resources and working capital. Parlux may be unsuccessful in identifying, negotiating, financing and consummating such acquisitions and licensing arrangements on commercially acceptable terms, or at all, which could hinder its ability to increase revenues and grow its portfolio of licensed brands and its business. Additionally, even if Parlux is able to consummate such acquisitions and licensing arrangements, it may not be able to successfully integrate them with its existing operations and portfolio of licenses or generate the expected levels of increased revenue as a result of such acquisitions and licensing arrangements.

The development of new products by Parlux involves considerable costs and any new product may not generate sufficient consumer interest and sales to become a profitable brand or to cover the costs of its development and subsequent promotions.

Generally, a significant number of new prestige fragrance products have been introduced annually on a worldwide basis. The beauty industry in general is highly competitive and consumer preferences change rapidly. The initial appeal of these new fragrances, launched for the most part in U.S. department stores, has fueled the growth of the industry. Department stores tend to lose sales to the mass market as a product matures. To counter the effect of lower department store sales, companies strategically introduce new products quickly, which requires additional spending for development, advertising and promotional expenses. Parlux’s success with new fragrance products depends on its products’ appeal to a broad range of consumers, whose preferences are subject to change and cannot be predicted with certainty, and on Parlux’s ability to anticipate and respond to market trends through product innovation. In addition, a number of the new launches are with celebrities (either entertainers or athletes) which require substantial royalty commitments and whose careers and/or appeal could change dramatically, either positively or negatively, based on a single event. If one or more of Parlux’s new product introductions were to be unsuccessful, or if the appeal of the celebrity related to a product were to diminish, it could result in a reduction in profitability and operating cash flows.

The loss of or interruption in Parlux’s arrangements with manufacturers, suppliers and customers could have a material adverse affect on sales, financial condition, and operating cash flow.

Parlux generally does not have long-term or exclusive contracts with its domestic customers, certain international distributors or suppliers. Virtually all of its finished products are assembled from multiple components and manufactured by third parties. If Parlux experiences delays in the delivery of the finished products or the raw materials or components used to make such products, or if these suppliers were unable to supply such products, or if there were transportation problems between the suppliers and Parlux’s distribution center, sales, financial condition, and operating cash flow could be materially and adversely impacted. In addition, the loss of key distributors or customers, such as Macy’s or Perfumania, or a change in Parlux’s relationship with such distributors or customers, could result in excess inventory and reduced sales, profitability, and operating cash flows.

The fragrance and cosmetic industry is highly competitive, and if Parlux is unable to compete effectively it could have a material adverse effect on its sales, financial condition, operating cash flow, and many other aspects of its business, prospects, results of operations and financial condition.

The fragrance and cosmetic industry is highly competitive and, at times, changes rapidly due to consumer preferences and industry trends. Parlux competes primarily with global prestige fragrance companies, most of whom have significantly greater resources than Parlux and may be able to respond to changes in business and economic conditions more quickly or effectively than Parlux. Competition in the fragrance and cosmetic industry is based on a number of factors including innovation and new product introductions, pricing of products, promotional activities and advertising, special events and electronic commerce initiatives. Parlux’s products compete for consumer recognition and shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Parlux’s products also compete with new products that often are accompanied by substantial promotional campaigns. In addition, these factors, as well as demographic trends, economic conditions and discount pricing strategies by competitors could result in increased competition and could have a material adverse effect on profitability, operating cash flow, and many other aspects of Parlux’s business, prospects, results of operations and financial condition.

Parlux’s net sales, operating income and inventory levels fluctuate on a seasonal basis and a decrease in sales or profit margins during peak seasons could have a disproportionate effect on its financial condition and results of operations.

Parlux’s net sales and operating income fluctuate seasonally, with a significant portion of operating income typically realized during peak holiday gift-giving seasons. Any decrease in sales or profit margins during these periods could have a disproportionate effect on Parlux’s financial condition and results of operations. Parlux provides allowances for sales returns based on its historical “sell-through” experience, economic trends and changes in its assessment of customer demand. Parlux’s customers generally request approval for the return of unsold items after a specific holiday gift-giving season and fluctuations in the allowance balance are generally higher after holiday gift-giving seasons. An increase in sales returns due to a change in economic conditions, or otherwise, may result in Parlux’s estimated allowances being insufficient and may have a material adverse impact on its operations. Seasonal fluctuations also affect its inventory levels. Parlux must carry a significant amount of inventory, especially before the holiday season selling period. If Parlux is not successful in selling its inventory, it may have to write down inventory or sell it at significantly reduced prices or Parlux may not be able to sell such inventory at all, any of which could have a material adverse effect on its financial condition and results of operations.

The continued consolidation of the U.S. department store segment could have a material adverse effect on Parlux’s sales, financial condition, and operating cash flow.

Over the last few years, the United States department store market has experienced a significant amount of consolidation, the most recent significant example of which is the consolidation of Macy’s various regional divisions into one centralized purchasing function. Such consolidations have resulted in Parlux becoming increasingly dependent on key retailers, who have increased their bargaining strength and implemented measures such as store closings, increased inventory control and management changes, as well as changes in administrative and purchasing responsibilities. This consolidation trend has also resulted in an increased risk related to the concentration of Parlux’s customers. The continued consolidation of department stores, whether successful or unsuccessful, could have a material adverse effect on sales, financial condition, and operating cash flow.

Consumers have reduced discretionary purchases of Parlux products as a result of the general economic downturn, and may further reduce discretionary purchases of Parlux products in the event of further economic decline, terrorism threats or other external factors.

Consumer spending is generally affected by a number of factors beyond Parlux’s control, including general economic conditions, inflation, interest rates, energy costs and consumer confidence generally. Consumer purchases of discretionary items, such as fragrance products, tend to decline during recessionary periods, when disposable income is lower, and may impact sales of Parlux products. As a result of the severe economic downturn, Parlux has experienced a decline in sales since the quarter ended December 31, 2008. In addition, this general economic downturn has resulted in reduced traffic in customers’ stores which, in turn, resulted in reduced net sales to Parlux’s customers. Parlux faced continued economic challenges in fiscal year 2011 because consumers continued to have less money for discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices, among other things. If current economic conditions continue or worsen, Parlux could experience further declines in sales, profitability and operating cash flows due to reduced orders, payment delays, supply chain disruptions or other factors caused by the economic challenges faced by customers, prospective customers and suppliers. In addition, sudden disruptions in business conditions as a result of a terrorist attack, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions or other natural disasters, or pandemic situations can have a short or, sometimes, long-term impact on consumer spending.

Failure to manage inventory effectively could negatively impact Parlux operations.

The composition of Parlux’s inventory at any given time may vary considerably depending on launches of new products, forecasted sales of significant amounts of Parlux products during the peak holiday gift-giving seasons and as a result of termination or expiration of fragrance licenses and sub-licenses. If Parlux misjudges consumer preferences or demands or future sales do not reach forecasted levels, it could have excess inventory that may need to be held for a long period of time, written down, sold at prices lower than expected, or discarded in order to clear excess inventory at the end of a selling season. Conversely, if Parlux underestimates consumer demand, Parlux may not be able to provide products to Parlux customers to meet their demand. Either event could have a material adverse impact on Parlux’s business, financial condition and results of operations. The termination or expiration of fragrance licenses may result in inventory which Parlux may need to write down to the amounts which it estimates could be realized upon their sale or liquidation. During the year ended March 31, 2010, Parlux recorded additional charges of $7.6 million to cost of sales to reduce the recorded value of inventories related to its GUESS? license as a result of the expiration of this license on December 31, 2009. In addition, inventory shrink (inventory theft or loss) rates can also significantly impact business performance and financial results.

The value of Parlux’s long-lived assets, including brand licenses and trademarks, may be adversely affected if Parlux experiences declines in operating results or significant negative industry or economic trends.

The majority of Parlux’s long-lived assets are the result of the acquisition of existing license brands or sublicensing opportunities. For newly launched brands Parlux’s long-lived assets are generally the result of investment in trademarking brand names and designs, and are generally not a material portion of its assets. At least on an annual basis, long-lived assets are reviewed for impairment. Impairment losses are recognized if expected undiscounted future cash flows of the long-lived assets are less than their carrying values. Future cash flows can be affected by changes in industry or market conditions. The assumptions used include an analysis by license, and by fragrance produced under each license, which may vary depending on the age of the product. Expected sales along with related costs of sales, direct expenses and certain allocated charges are projected through the end of each given license period. Expected sales estimates incorporate the age of a product and its market distribution. If actual operating results differ from management’s estimates, or if Parlux experiences the impact of negative industry or economic trends, write downs of long-lived assets, including brand licenses and trademarks, may be required which could have a material adverse effect on operating results.

If Parlux is unable to protect its intellectual property rights, specifically trademarks and trade names, its ability to compete could be negatively impacted.

The market for Parlux’s products depends to a significant extent upon the value associated with its trademarks and trade names. Parlux owns, or has licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of its major products both in the United States and in other countries where such products are principally sold; therefore, trademark and trade name protection is important to its business. Although most of Parlux’s brand names are registered in the United States and in certain foreign countries in which Parlux operates, Parlux may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect intellectual property rights to the same extent as the laws of the United States, especially in the product class that includes fragrance products. The costs required to protect trademarks and trade names may be substantial.

If other parties infringe on Parlux’s intellectual property rights or the intellectual property rights that it licenses, the value of Parlux’s brands in the marketplace may be diluted. Any infringement of Parlux’s intellectual property rights would also likely result in a commitment of its time and resources to protect these rights through litigation or otherwise. Additionally, Parlux may infringe or be accused of infringing on others’ intellectual property rights and one or more adverse judgments with respect to these intellectual property rights could negatively impact ability to compete and could materially adversely affect business, prospects, results of operations, financial condition or cash flows.

If Parlux experiences privacy breaches and liability for online content, it could negatively affect its reputation, credibility and business.

Parlux relies on third-party computer hardware and software for various social media tools and websites that it utilizes as part of its marketing strategy. There is a growing concern over the security of personal information transmitted over the internet, consumer identity theft and user privacy. Despite the implementation of reasonable security measures by Parlux and its third-party providers, these sites and systems may be susceptible to electronic or physical computer break-ins and security breaches. Any perceived or actual unauthorized disclosure of personally-identifiable information regarding Parlux customers or website visitors could harm Parlux’s reputation and credibility, impair its ability to attract website visitors and reduce its ability to attract and retain customers. Additionally, as the number of users of forums and social media features on its websites increases, Parlux could be exposed to liability in connection with material posted on Parlux websites by users and other third parties. Finally, Parlux could incur significant costs in complying with the multitude of state, federal and foreign laws regarding unauthorized disclosure of personal information.

The loss of, or disruption in Parlux’s distribution facility, could have a material adverse effect on its sales and its relationships with its customers.

Parlux has one distribution facility, located in New Jersey, which is close to where its fragrance products are manufactured and packaged. The loss of, or any damage to, its New Jersey facility, as well as the inventory stored therein, would require Parlux to find replacement facilities. In addition, weather conditions, such as inclement weather or other natural disasters, could disrupt its distribution operations. Certain of its components require purchasing lead times in excess of 180 days. If Parlux cannot replace its distribution capacity and inventory in a timely, cost-efficient manner, it could reduce the inventory Parlux has available for sale, adversely affecting profitability and operating cash flows, as well as damaging relationships with customers who are relying on deliveries of Parlux products.

Parlux’s success depends, in part, on the quality and safety of its fragrance and related products.

Parlux’s success depends, in part, on the quality and safety of its fragrance and related products. If Parlux products are found to be unsafe or defective, or if they otherwise fail to meet customers or consumers’ standards and expectations, Parlux’s reputation could be adversely affected, relationships with customers or consumers could suffer, the appeal of one or more of Parlux brands could be diminished, sales could be adversely affected and/or Parlux may become subject to liability claims, any of which could result in a material adverse effect on business, results of operations and financial condition.

Parlux is subject to risks related to its international operations.

Parlux operates on a global basis, with sales in approximately 80 countries. Parlux’s international operations could be adversely affected by:

•	import and export license requirements;

•	trade restrictions;

•	changes in tariffs and taxes;

•	product registration, permitting and regulatory compliance;

•	restrictions on repatriating foreign profits back to the United States;

•	the imposition of foreign and domestic governmental controls;

•	changes in, or Parlux’s unfamiliarity with, foreign laws and regulations;

•	difficulties in staffing and managing international operations;

•	changes in economic, social, legal and other conditions;

•	the volatility or weakening of the U.S. dollar against other currencies;

•	greater difficulty enforcing intellectual property rights and weaker laws protecting such rights; and

•	geo-political conditions, such as terrorist attacks, war or other military action, public health problems and natural disasters.

Reductions in worldwide travel could hurt sales volumes in Parlux’s duty-free related business.

Parlux depends on consumer travel for sales to “duty free” customers in airports and other locations throughout the world. Any reductions in travel, including as a result of general economic downturns, natural disasters, or acts of war or terrorism, or disease epidemics, could result in a material decline in sales and profitability for this channel of distribution, which could negatively affect Parlux’s operating results, financial condition, and operating cash flow.

If Parlux loses the services of executive officers and senior management, it could have a negative impact on business.

Parlux’s success is dependent upon the continued service and skills of its executive officers and senior management. If it loses the services of executive officers and senior management, it could have a negative impact on Parlux’s business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

If Parlux loses its key personnel, or fails to attract and retain additional qualified experienced personnel, it will be unable to continue to develop its prestige fragrance products and attract and obtain new licensing partners.

Parlux believes that its future success depends upon the continued contributions of its highly qualified sales, creative, marketing, and management personnel and on its ability to attract and retain those personnel. These individuals have developed strong reliable relationships with customers and suppliers. There can be no assurance that Parlux’s current employees will continue to work for Parlux or that Parlux will be able to hire any additional personnel necessary for its growth. Parlux’s future success also depends on its continuing ability to identify, hire, train and retain other highly qualified managerial personnel. Competition for these employees can be intense. Parlux may not be able to attract, assimilate or retain qualified managerial personnel in the future, and failure to do so would limit the growth potential of its business and potential licensing partners may not be as attracted to the organization.

Parlux may unknowingly infringe on others’ intellectual property rights which could result in litigation.

Parlux may unknowingly produce and sell products in a country where another party has already obtained intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact Parlux’s ability to compete and continue to sell products in the worldwide marketplace and may require the destruction of inventory produced under the infringed name, both of which would adversely affect profitability, and, ultimately operating cash flow.

Parlux is involved in litigation from time to time in the ordinary course of business, which, if the outcome of such litigation is adverse, could materially adversely affect its business, results of operations, financial condition, and cash flows.

Given the nature of Parlux’s business, Parlux is involved in litigation from time to time in the ordinary course of business. No assurance can be given as to the final outcome of any legal proceedings or that the ultimate resolution of any legal proceedings will not have a material adverse effect on Parlux’s business, results of operations, financial condition, and cash flows.

Parlux’s quarterly results of operations could fluctuate significantly due to retailing peaks related to gift giving seasons and delays in new product launches, which could adversely affect its stock price.

Parlux may experience variability in net sales and net income on a quarterly basis as a result of a variety of factors, including timing of customer orders and returns, sell-through of products by the retailer to the ultimate consumer or gift giver, delays in new product launches, as well as additions or losses of brands or distribution rights. Any resulting material reduction in sales could have an adverse effect on Parlux’s business, its profitability and operating cash flows, and correspondingly, the price of its common stock.

Parlux’s information systems and websites may be susceptible to outages and other risks.

Parlux has information systems that support its business processes, including product development, marketing, sales, order processing, production, distribution, finance and intracompany communications throughout the world. These systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite the implementation of network security measures, Parlux’s systems may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of these or other events could disrupt or damage Parlux’s information systems, result in the dissemination of confidential information and adversely affect its financial condition and results of operations.

Parlux’s business is subject to regulation in the United States and internationally.

The manufacturing, distribution, formulation, packaging and advertising of Parlux’s fragrance and related products are subject to numerous federal, state and foreign governmental regulations. Compliance with these regulations is costly and difficult. If Parlux fails to adhere, or are alleged to have failed to adhere, to any applicable federal, state or foreign laws or regulations, its business, prospects, results of operation, financial condition or cash flows may be adversely affected. In addition, future results could be adversely affected by changes in applicable federal, state and foreign laws and regulations, or the interpretation or enforcement thereof, including those relating to product liability, trade rules and customs regulations, intellectual property, consumer laws, privacy laws and product regulation, as well as accounting standards and taxation requirements (including tax-rate changes, new tax laws and revised tax law interpretations).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Perfumania and Parlux caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such forward-looking statements include, but are not limited to, statements regarding:

•	the anticipated closing date of the merger;

•	the successful closing of the merger;

•	the integration of Parlux as well as opportunities for operational improvement including but not limited to cost reduction and capital investment;

•	the strategic opportunity and perceived value to Perfumania’s stockholders and Parlux’s stockholders of the merger; and

•	the merger’s impact on, among other things, Perfumania’s business mix, margins, transitional costs and ability to achieve certain synergies and the timing of such costs and synergies.

With respect to these forward-looking statements, Perfumania and Parlux have made assumptions regarding, among other things:

•	whether and when the proposed merger will be approved;

•	whether and when the proposed merger will close;

•	the availability of financing on satisfactory terms;

•	the results and impacts of the merger;

•

preliminary purchase price allocations of acquired assets and liabilities which may include material adjustments to the reported amounts of Parlux assets and liabilities in the financial statements included in its Form 10-K for the most recently ended fiscal year;

•	economic, competitive and market conditions generally;

•	volumes and price levels of purchases by, and sales to, customers; and

•	competitive conditions in Perfumania and Parlux’s businesses and possible adverse reactions of Perfumania and Parlux’s respective customers, competitors and suppliers to the merger.

Further, Perfumania and Parlux’s businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others:

•	decreases in demand for Perfumania and Parlux products;

•	changes in discretionary spending by consumers;

•	failure of general economic conditions to improve;

•	Perfumania’s ability to comply with financial covenants under Perfumania’s financing arrangements;

•	the ability to raise additional capital;

•	credit and performance risk from customers and vendors;

•	intense competition;

•	the potential loss of certain customers; and

•	adverse changes in general market and industry conditions.

Such risks and other factors that may impact management’s assumptions are more particularly described in the “Risk Factors” section of this joint proxy statement/prospectus.

The information contained in this joint proxy statement/prospectus speaks as of the date hereof, and neither Perfumania nor Parlux have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement among Perfumania, Merger Sub and Parlux. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are also urged to read the opinions of Perfumania’s and Parlux’s financial advisors, which are attached as Annex B, and Annexes C and D, respectively, to this joint proxy statement/prospectus, and are incorporated by reference herein.

Background of the Merger

Perfumania and Parlux have had a commercial relationship for about 20 years, as described in detail elsewhere in this joint proxy statement/prospectus. Glenn Nussdorf has owned approximately 10% of the shares of Parlux common stock since 2006, and he and his siblings, Stephen Nussdorf, the Executive Chairman and a director of Perfumania, and Arlene Nussdorf, have acquired, in the aggregate, a majority of the voting stock of Perfumania in a number of transactions since then. The following describes the discussions and events relating to the merger that led up to the signing of the merger agreement.

During 2006, Glenn Nussdorf engaged in discussions with the management and board of directors of Parlux seeking to encourage actions to enhance stockholder value. In November 2006, Mr. Nussdorf commenced a solicitation of stockholder consents seeking to remove all of the then-existing members of the Parlux board of directors and to elect his nominees to the Parlux board of directors. Parlux filed a lawsuit against Mr. Nussdorf and his nominees seeking to prevent the solicitation. The parties entered into a settlement agreement, terminating the consent solicitation and dismissing the lawsuit, on February 6, 2007. The agreement provided, among other things, for certain management changes at Parlux and for the appointment to the Parlux board of directors of three of Mr. Nussdorf’s nominees, including Anthony D’Agostino and Robert Mitzman who are current Parlux directors. In addition, Mr. Nussdorf agreed, subject to certain exceptions, that he would not engage in a proxy or consent solicitation with respect to Parlux shares before August 2008 and that he would not make any proposal to acquire Parlux before February 2009.

After the waiting periods under the 2007 settlement agreement had expired, Glenn and Stephen Nussdorf and members of Perfumania management periodically discussed the possibility of a business combination between Parlux and Perfumania. On January 11, 2010, Mr. Katz, Glenn and Stephen Nussdorf and a Perfumania employee met with Frederick Purches, Chairman and Chief Executive Officer of Parlux, Parlux directors D’Agostino and Glenn Gopman, Frank A. Buttacavoli, Parlux’s Executive Vice President and Chief Operating Officer, Raymond J. Balsys, Parlux’s Chief Financial Officer, and a Parlux consultant at Parlux’s offices in Fort Lauderdale, Florida to inquire whether Parlux had any interest in a possible business combination with Perfumania. The Parlux representatives indicated that Parlux was not interested in a business combination at that time.

In the regular course of business, Parlux has discussions with its customers, including Perfumania, about their business relationships, including merchandise, products, distribution channels, inventory management, pricing and terms of payment. In January and February of 2011, Mr. Purches met several times in New York with Glenn Nussdorf, on behalf of Perfumania, to discuss such issues. Mr. Nussdorf suggested to Mr. Purches at that time that Parlux and Perfumania should consider a business combination between the companies.

After Mr. Nussdorf’s meetings with Mr. Purches, Mr. Katz discussed with the Perfumania board of directors contacting Parlux informally about Perfumania’s interest in a business combination with Parlux.

In early 2011, Michael W. Katz, President and Chief Executive Officer of Perfumania, asked Wells Fargo Securities LLC, with which Perfumania has had a long-standing relationship, to assist Perfumania in evaluating potential strategic opportunities, including a possible business combination with Parlux.

On March 9, 2011, Mr. Katz and Mr. Purches met in New York and discussed whether there was a basis on which Parlux and Perfumania could pursue a business combination on mutually agreeable terms.

During the early part of 2011, Perfumania analyzed the possible terms of a business combination and projected that consideration payable under a potential merger with Parlux would include $60 million to $65 million of cash. Also during this time, Wells Fargo Bank indicated that Perfumania would be permitted to borrow no more that $30 million to $35 million under its senior credit facility to fund cash merger consideration. Mr. Katz, co-trustee of the Nussdorf Trusts, suggested to the other co-trustees the possibility of using a $30 million distribution that Quality King Distributors, Inc. (“Quality King”) to be made to its stockholders, the Nussdorf Trusts, to fund an increase in the aggregate amount of subordinated loans previously made by the Nussdorf Trusts to Model, which could then be used to supplement the potential cash merger consideration.

On April 12, 2011, Mr. Katz, Stephen Nussdorf and Paul Garfinkle, a director of Perfumania, met informally in Fort Lauderdale, Florida with Mr. Purches, Parlux directors D’Agostino, Gopman, Mitzman and Esther Egozi Choukroun, and Mr. Buttacavoli to discuss the companies’ commercial relationship. The attendees discussed the reasons favoring a business combination as well as the form of consideration. Mr. Purches informed the representatives of Perfumania that he expected that the Parlux board of directors would prefer that the consideration for Parlux stockholders in any such transaction be all or predominantly cash.

Informal discussions between representatives of Parlux and Perfumania continued, during the course of which Mr. Katz indicated, on May 2, 2011, that Perfumania was considering a possible offer. Mr. Purches apprised the Parlux directors of the discussions.

On June 3, 2011, Mr. Katz and Mr. Purches met in New York and discussed the timing of a possible business combination, possible closing conditions, disclosure requirements under federal securities laws, and the views of the Parlux board of directors as to the value of Parlux. Mr. Purches invited Mr. Katz to meet with the Parlux board of directors.

On June 17, 2011, the Parlux board of directors held a telephonic board meeting, during which Mr. Purches reviewed the discussions with Mr. Katz and noted that no offer or specific terms had been proposed. The board discussed the possible engagement of an investment bank should the exploratory discussions warrant that, and discussed, in general terms, how Perfumania common stock, if it were a component of an offer for a business combination, might properly be valued following any such business combination. The board also discussed the terms of the licensor warrants (for the purchase of 6,000,000 shares of Parlux common stock), which had been issued to Artistic Brands, with whom Parlux has license and sublicense agreements, in connection with a license agreement and Artistic Brands side letter dated April 3, 2009. The Artistic Brands side letter contains a change in control provision that would require Parlux to pay up to $10 per share covered by the licensor warrants in the event of an acquisition or similar change in control of Parlux before April 12, 2012. The board also discussed the fact that Rene Garcia, who is a principal of Artistic Brands, together with the rest of the Garcia Group, are collectively the beneficial owners of 19.2% of the shares of Parlux common stock and 8.4% of the shares of Perfumania common stock.

On June 24, 2011, Mr. Purches and Mr. Katz met and discussed alternative approaches for effecting a business combination including, if the Parlux board of directors was not amenable to such a combination, a possible unsolicited acquisition offer or proposal for the election of a new board of directors of Parlux.

On July 1, 2011, Parlux engaged Peter J. Solomon Company as financial advisor in connection with the board’s consideration of strategic alternatives.

During July 2011, Mr. Katz and Mr. Garfinkle agreed that, if a proposal for a business combination were made, it should be conditioned on the approval of a special committee of independent, disinterested members of the Perfumania board of directors because of Glenn Nussdorf’s stock ownership in Parlux and because of the possible role of the Nussdorf Trusts in providing a portion of the requisite financing. They also discussed the retention of legal and financial advisors by such a special committee.

Also during July 2011, Mr. Katz and Donna Dellomo, Chief Financial Officer of Perfumania, commenced discussions with Wells Fargo Bank concerning Perfumania’s ability to borrow under its credit facility with Wells Fargo Bank and other lenders a portion of any cash consideration to be paid to Parlux stockholders in a business combination as well as expenses related to the transaction. Periodically, through the middle of December 2011, members of Perfumania management or their representatives communicated with Wells Fargo Bank about amendments of the existing credit facility documents and consents or waivers from the lenders to permit borrowings or transactions contemplated by a potential merger.

On July 26, 2011, Mr. Katz and Mr. Purches spoke about the process, the Parlux board of directors meeting scheduled for August 4, 2011 and the possibility of an informal meeting between Mr. Katz and the members of the Parlux board of directors on August 5, 2011.

On August 4, 2011, the Parlux board met with representatives of PJSC, Parlux’s outside business and financial consultant, Al Vercillo of Cambridge Development Corp., and a representative of Parlux’s legal counsel, Squire Sanders & Dempsey (US) LLP (now Squire Sanders (US) LLP). Mr. Purches reviewed the discussions with Mr. Katz and again noted that no offer or specific terms had been proposed. The Parlux board also discussed, on a general basis, with Mr. Vercillo other potential parties to a business combination with Parlux, the change of control payment provisions in the Artistic Brands side letter as a potential barrier to possible acquisition offers on terms acceptable to Parlux, and the strategic options available to Glenn Nussdorf and the Garcia Group if an agreement for a business combination with Perfumania were not reached. A representative of Squire Sanders discussed with the members of the board their fiduciary duty as directors to act in the best interests of Parlux and its stockholders, and, on a general basis, certain alternatives the board could consider in the event of an attempt to acquire Parlux without the board’s approval.

Informal, exploratory discussions between Mr. Purches and Mr. Katz continued in early August, during which they discussed, in general terms, their views on ranges of value for Parlux common stock that might be reflected in a possible offer, as well as a possible mix of cash and stock as consideration.

In one such discussion, Mr. Katz and Mr. Purches met in New York to discuss the value of Parlux, the next steps if Parlux and Perfumania determined that there was a reasonable basis to proceed with discussions of a business combination, and the timing of Parlux’s annual stockholders’ meeting. Mr. Katz indicated that, should an offer be made, and if Parlux did not agree to the consideration offered, Perfumania might seek to acquire Parlux without the agreement of the Parlux board. Following that meeting, Mr. Purches met with Mr. Vercillo and a representative of Squire Sanders. Mr. Purches discussed the valuation and liquidity of Perfumania common stock. They also discussed other companies that might be interested in a business combination with Parlux, as well as actions Parlux might take in light of Mr. Katz’s statements regarding a possible unsolicited acquisition attempt.

On August 10, 2011, the Parlux board of directors held a telephonic meeting in which it authorized management to continue the discussions with Perfumania. Mr. Purches then met with Mr. Katz and Glenn Nussdorf in the Edwards Wildman offices in New York to discuss the general terms of a possible business combination. Also on that day, Mr. Purches, Mr. Katz and representatives of Edwards Wildman and Squire Sanders had conversations regarding due diligence, a mutual confidentiality agreement, drafting of definitive agreements, and the fiduciary duties of the companies’ boards of directors. Each company then filed with the SEC a Current Report on Form 8-K, and Glenn Nussdorf filed an amendment to his Schedule 13D on file with the SEC, reporting the parties’ preliminary discussions.

On August 12, 2011, Edwards Wildman sent Squire Sanders a draft of a nondisclosure agreement between Parlux and Perfumania. On August 16, 2011, a representative of Edwards Wildman outlined to representatives of Squire Sanders certain provisions for discussion with respect to a possible business combination including indicative per share consideration, at the election of Parlux stockholders, of (1) all cash consideration of $6.40, (2) mixed consideration of $4.00 cash and 0.2 shares of Perfumania stock or (3) 0.533333 shares of Perfumania stock, with a maximum cash consideration of $62,858,000, and a maximum stock consideration of 5,833,333 shares, based on a mixed consideration election by holders of approximately 15,700,000 shares of Parlux stock and an all-stock election by holders of approximately 5,000,000 shares. In addition, the discussion points included, among other things, Perfumania’s expectation that it would negotiate the terms of the Artistic Brands side letter and licensor warrants if and when a merger agreement was executed, the structure of the merger as a tax-free reorganization, and the payment of Perfumania’s commercial payables to Parlux in accordance with an agreed-upon schedule. The Perfumania discussion points contemplated that any business combination would be conditioned on Parlux’s having at least $15 million of cash and no outstanding bank debt at the time of closing. Edwards Wildman also conveyed Perfumania’s proposal that Parlux defer its annual stockholders’ meeting to allow time to develop a proposal for a business combination that the Parlux stockholders could approve at a deferred annual meeting, or to permit Mr. Nussdorf, should he choose to do so, to propose an alternative slate of directors at a deferred annual meeting.

Also on August 16, 2011, the Perfumania board of directors appointed the Perfumania special committee to consider and approve any proposed business combination. The Perfumania special committee consisted of Mr. Garfinkle, Joseph Bouhadana, and Carole Ann Taylor, three members of the board of directors who are not employees or consultants of Perfumania, are independent directors under SEC rules and Nasdaq listing standards, and are not shareholders of Parlux. None of the members of the Special Committee directly owns any Perfumania securities other than options to purchase shares of common stock granted under Perfumania stock option plans (an aggregate of 33,500 shares among them), and none has any other interest in the proposed transactions.

At this meeting, the Perfumania board of directors authorized the special committee to evaluate and make recommendations to the Perfumania board on whether a merger would be in the best interests of Perfumania and its shareholders and whether a modification of the loans between the Nussdorfs and Model in order to help finance the proposed merger would be in the best interests of the Perfumania shareholders other than the Nussdorfs. The Perfumania board of directors authorized the Perfumania special committee to incur appropriate expenses in connection with its work, including retaining, at Perfumania’s expense, an independent investment banking firm, legal counsel, and such other advisors as the Perfumania special committee deemed necessary, useful or advisable. The Perfumania board of directors authorized the payment of a fee of $10,000 to each of the members of the Perfumania special committee for their services in considering these transactions.

On August 18, 2011, Edwards Wildman sent a draft merger agreement for discussion to Squire Sanders, which Squire Sanders provided to the Parlux board of directors the following day.

Between August 19, 2011 and September 7, 2011, representatives of Edwards Wildman and Squire Sanders negotiated by telephone on a number of occasions and exchanged drafts of the nondisclosure agreement, an agreement among Parlux, Perfumania and Glenn Nussdorf and a letter agreement between Parlux and Perfumania. In addition to providing for the confidentiality of information exchanged by Parlux and Perfumania, these agreements provided for the deferral by Parlux of its annual meeting until December 9, 2011 or later and the deferral of the setting of a record date for that meeting until November 4, 2011 or later. They also included, until October 28, 2011 or the earlier termination of negotiations, Parlux’s agreement not to take action to amend its bylaws to insert an “advance notice” provision for nominations of directors to the Parlux board of directors and a prohibition on certain actions by Perfumania or Glenn Nussdorf with respect to acquiring Parlux, seeking to influence or control Parlux, or seeking representation on the Parlux board of directors, which we refer to as the “standstill” agreement. All of these proposals were conveyed to Parlux’s directors and senior management, who continued to analyze the possibility of a merger and related matters.

The Independent Committee of the Parlux board of directors (which we refer to as the “Parlux independent committee”) is a standing committee of the board originally formed during April 2003 to address a possible tender offer; such offer was subsequently withdrawn in June 2003. The Parlux independent committee reconvened during June 2006 to address a second possible tender offer, which was also subsequently withdrawn in July 2006. To date, the Parlux independent committee’s responsibilities have been to evaluate, negotiate, and ultimately recommend approval or disapproval to the Board of Directors and the stockholders, of offers made to acquire all of the Parlux common stock or to act on consent actions seeking control of Parlux.

On August 22, 2011, the Parlux independent committee, consisting of all of the directors who are independent directors under SEC rules and Nasdaq listing standards, and chaired by Mr. Gopman, met to discuss the proposed merger. The committee also discussed the compensation to be paid to members of the committee in connection with any merger negotiations, which consisted of a one-time fee per committee member of $20,000, an additional one-time payment of $20,000 for the chairman of the committee and compensation of $1,000 for each meeting of the committee, which was subsequently approved by the Parlux board of directors. The following day, representatives of Squire Sanders delivered to Mr. Gopman a list of business and legal issues presented in the draft merger agreement, including the degree of conditionality associated with the proposal. The committee discussed the need for information regarding Perfumania’s capital structure following any proposed merger, to enable Parlux’s financial advisor to understand the value of the stock component of the possible merger consideration, as well as the need for information regarding Perfumania’s suggested condition to closing that it have bank or related party financing for any merger. Squire Sanders then sent to Edwards Wildman comments on the draft nondisclosure agreement, including standstill provisions. On August 23, Edwards Wildman sent a revised draft of the nondisclosure agreement.

On August 25, 2011 the Parlux board of directors met and resolved that any merger proposal and negotiations would be handled by the Parlux independent committee. Subsequently, the Parlux independent committee met and engaged Squire Sanders as counsel to advise the committee on the transaction and discussed the role of PJSC in the process. The committee also determined to meet telephonically twice weekly to receive updates and discuss any proposed transaction. Accordingly, from the end of August through December 21, 2011, the Parlux independent committee met twice weekly, and more frequently in December, to discuss the transaction and negotiations except when a meeting was deemed not necessary due to lack of significant developments Mr. Purches, the only member of the board not a member of the Parlux independent committee, was invited to attend a number of meetings of the independent committee to provide management’s views on various issues discussed at those meetings. During this period, Mr. Gopman, as chairman of the independent committee, consulted with representatives of Squire Sanders and PJSC and participated directly in the negotiations with representatives of Perfumania.

On August 26, 2011 Mr. Katz contacted Mr. Purches and reiterated Perfumania’s desire to reach an agreement with the Parlux board with regard to a friendly business combination.

On August 29, 2011, in a telephonic meeting, the Parlux independent committee, which had been advised by representatives of PJSC that the value of Perfumania stock post-transaction would be a key issue in evaluating the proposal, determined to put financial due diligence of Perfumania, including the capital structure and financing of the transaction, in the forefront of the document production request.

Also on August 29, 2011, Mr. Katz, Ms. Dellomo, Mr. Gopman and representatives of Edwards Wildman and Squire Sanders discussed by telephone a range of topics, including the potential dilutive effect of any Perfumania merger-related financing on the value of Perfumania stock, transaction timing, closing conditions, financing of the cash portion of the consideration, the treatment of outstanding options and warrants to acquire Parlux common stock, an amendment to Perfumania’s credit agreement with Wells Fargo Bank, voting agreements to be entered into by principal stockholders of both companies, a draft of a commitment letter from the Nussdorf Trusts to finance $30 million of the cash merger consideration and transactions costs relating to the merger, a possible agreement among Artistic Brands, Mr. Garcia and Parlux to amend the Artistic Brands side letter with respect to the amounts payable to Artistic Brands in the event of a change of control of Parlux to be executed contemporaneously with the execution of the merger agreement, and the nondisclosure and standstill agreements.

From August 30 through Sept. 7, 2011, the parties continued negotiations on the nondisclosure and standstill agreements and representatives of Parlux and Squire Sanders engaged in regular communications about the transaction proposal overall and about specific issues, including the need for information relating to a post-merger valuation of Perfumania’s stock.

On September 7, 2011, Parlux and Perfumania executed the nondisclosure agreement and Parlux, Perfumania and Glenn Nussdorf executed the standstill agreement. Parlux issued a press release and filed a Current Report on Form 8-K disclosing these agreements, and Glenn Nussdorf amended his Schedule 13D disclosing the standstill agreement.

On September 8, 2011 the Parlux independent committee held a meeting at which it discussed, among other things, the need to reach an agreement with Perfumania regarding a payment schedule for Perfumania’s outstanding commercial account balance through the closing of a merger; PJSC’s obtaining information necessary to assist Parlux in evaluating the Perfumania stock proposed as merger consideration; the consideration of other parties who might be interested in a business combination with Parlux; the outlook for the amount of cash held by Parlux at the closing of a merger and the impact of the timing of transaction on Parlux’s cash position; putting Parlux in a position to negotiate an alternative transaction with other companies that might be more favorable to Parlux stockholders in the event an agreement with Perfumania was signed; and the need to have the Nussdorfs agree to vote their shares of Perfumania and Parlux stock in favor of a merger, should the parties arrive at an agreement, to ensure their commitment to a closing of a merger.

The Parlux independent committee also received a presentation from management on the terms of the Artistic Brands side letter and licensor warrants, including the provisions for payment upon a change in control of Parlux. Since that payment would, in effect, significantly reduce the amount of merger consideration otherwise payable to all of the holders of Parlux common stock, management and the independent committee confirmed, as had previously been conveyed by management and by Mr. Gopman to Perfumania, that Perfumania would have to negotiate with Artistic Brands, Mr. Garcia and any related warrant holders to address this change in control provision before entering into a merger agreement.

On September 8, 2011, Edwards Wildman distributed to Squire Sanders a request list of due diligence items regarding Parlux. Through the date that the merger agreement was executed, Perfumania and its advisors reviewed information and documents relating to Parlux contained in public filings or made available by Parlux in an online data room or on-site at Parlux’s facilities. During that time, Parlux and its advisors also conducted due diligence as to Perfumania based on information that was posted in an online data room, available in Perfumania’s public securities filings or separately provided by Perfumania. The parties engaged in due diligence discussions with representatives of each other and their respective advisors.

On September 14, 2011, representatives of PJSC participated via teleconference in a meeting of the Parlux independent committee and reported on the status of their initial financial due diligence requests. Given the importance of obtaining definitive information from Perfumania with respect to the financing structure, leverage and capital structure, the committee determined to focus on financial due diligence for the near term.

On September 15, 2011, Edwards Wildman sent to Squire Sanders a second draft of the merger agreement. The treatment of options and licensor warrants in the transaction remained an open point of negotiation, as did the post-merger capital structure of Perfumania. The draft was accompanied by an email message from Edwards Wildman indicating that the merger agreement would require that voting agreements would be executed by the Nussdorfs and their affiliates who own stock of Parlux and Perfumania and by the directors and officers of Parlux who own stock in Parlux, and indicated that the post-merger capitalization and the treatment of options and warrants, other than the licensor warrants, still needed to be addressed. Squire Sanders forwarded the draft merger agreement and accompanying message to the members of the independent committee and certain officers of Parlux.

In a conference call meeting of the Perfumania board of directors held on September 28, 2011, Mr. Garfinkle advised the board that, after a review of various legal advisors, the special committee had selected Carlton Fields, P.A., to provide legal advice regarding both the merger and the proposed Nussdorf Trust loans. He also recommended that the special committee be authorized to retain an investment banking firm to render its opinion to the special committee regarding the proposed transactions.

On October 3, 2011, at a meeting of the Parlux independent committee, the committee discussed various matters, including the outstanding request for Perfumania to provide pro forma financial information to enable PJSC to proceed with its evaluation of the economic terms a proposed transaction, and the committee to be in a position to proceed with negotiations. The committee also discussed with representatives of Squire Sanders the status of Perfumania’s plans with respect to the Artistic Brands side letter and licensor warrants.

On October 4, 2011, Mr. Gopman and Mr. Katz discussed, among other things, the Perfumania financial information requested by PJSC, the amount and nature of the Nussdorfs’ proposed new loans to Perfumania to finance the merger, the status of discussions with Wells Fargo Bank regarding Perfumania’s borrowing under its credit facility to fund the balance of any cash merger consideration and the status of negotiations with Artistic Brands. Mr. Katz advised that the new Nussdorf loans might be in the form of convertible debt and that Perfumania was considering conversion of the licensor warrants at the same exchange ratio that would apply to other Parlux stockholders, extension of the warrant exercise period and a cancellation of the change of control provision in exchange for the issuance of additional shares of Perfumania stock.

From October 4, 2011, through the execution of the merger agreement on December 23, 2011, discussions and negotiations regarding the terms of the proposed merger continued between Mr. Gopman and Mr. Katz, and between representatives of Squire Sanders and representatives of Edwards Wildman, and the parties continued to exchange due diligence information. Messrs. Gopman and Katz kept their respective board committees advised of the progress.

On October 11, 2011, the Perfumania special committee met with Carlton Fields in Miami. Mr. Garfinkle was appointed Chairman of the Perfumania special committee. Mr. Garfinkle provided background information regarding Perfumania and the proposed merger and Carlton Fields discussed in detail with the committee its duties and responsibilities under Florida law in transactions such as the proposed merger and proposed Nussdorf Trust loans. Carlton Fields also reviewed the latest draft of the merger agreement with the special committee. The special committee then discussed with Carlton Fields the engagement of an investment banking firm to provide opinions as to the fairness, from a financial point of view, of the merger consideration and the Nussdorf Trust loans.

On October 19, 2011, Edwards Wildman circulated a draft voting agreement under which Glenn Nussdorf and his mother would vote their shares of Parlux common stock for approval of the merger and would make elections to receive merger consideration for those shares only in the form of Perfumania common stock. Thereafter, Edwards Wildman and Squire Sanders exchanged drafts of voting agreements relating to the Parlux shares held by the Garcia Group and by directors and officers of Parlux. The firms also exchanged drafts of agreements with the Nussdorfs requiring them to vote their shares of Perfumania common stock in favor of the merger. Drafts of the voting agreements were provided to Carlton Fields.

On October 24, at a meeting of the Parlux independent committee, Parlux management discussed preliminary estimates of cost synergies expected from a merger with Perfumania, the methodology employed to arrive at the expected synergies, and that the expected synergies would not be fully realized until fiscal year 2014. The committee also discussed outstanding stock options and the impact of a transaction on Parlux’s employees. Because the Parlux independent committee believed it would be useful to have information and advice with respect to the transaction from a different financial perspective and because a substantial portion of PJSC’s compensation is contingent upon consummation of the merger, the committee also discussed the engagement of a second financial advisor to advise the committee on the fairness, from a financial point of view, of the merger consideration to the holders of Parlux common stock.

On October 26, 2011, the Perfumania special committee met via conference call with members of Perfumania management to discuss its duties and responsibilities to Perfumania’s minority shareholders, and it requested detailed information from management. There was a general discussion of the proposed merger and Nussdorf Trust loans and the anticipated timeline. In addition, at that meeting, the Perfumania special committee, after review and discussion of the advisability of engaging an investment banking firm, authorized Mr. Garfinkle to negotiate the terms of an engagement with Financo to provide opinions as to the fairness, from a financial point of view, of the merger consideration and the Nussdorf Trust loans to Perfumania, in each case excluding fairness, from a financial point of view, to any Perfumania stockholders who owned, or whose affiliates owned, a controlling interest in Perfumania (and in the case of the merger consideration opinion, Perfumania stockholders who owned, or whose affiliates owned, any securities, including common stock, of Parlux).

On October 28, 2011, representatives of Edwards Wildman and Carlton Fields participated in a conference call regarding the proposed terms of the merger. Thereafter, Perfumania management continued to provide the Perfumania special committee with the financial and other information about the companies and the various proposed transactions that the committee requested, and representatives of Edwards Wildman and Carlton Fields spoke periodically by telephone concerning the status of negotiations over the terms of the merger agreement, the voting agreements, the Artistic Brands agreement, proposed amendments to Perfumania’s credit agreement with Wells Fargo Bank, documents relating to the merger and other matters, and they discussed the comments and questions of the Perfumania special committee related to the merger.

On October 28, Perfumania, Parlux and Glenn Nussdorf executed an extension of the standstill agreement to January 13, 2011, subject to earlier termination if the merger negotiations terminated or upon execution of a merger agreement. Mr. Nussdorf filed an amendment to his Schedule 13D disclosing the extension.

At the beginning of November 2011, Mr. Katz commenced discussions with Mr. Garcia regarding the treatment of the licensor warrants in connection with the merger. They spoke periodically until December 19, 2011, when they reached agreement that, upon the consummation of the merger, each of the licensor warrants would be converted into a warrant to acquire a number of shares of Perfumania common stock based upon the ratio at which shares of Parlux common stock were to be converted under the merger agreement, and Perfumania would issue an additional 300,000 shares of common stock to Artistic Brands or its designee. Mr. Katz reported periodically to Mr. Gopman and the Perfumania special committee on the progress of these negotiations.

In early November 2011, nondisclosure agreements with Artistic Brands, Mr. Garcia, and Marcy Fragrances, an owner of Artistic Brands and affiliate of Shawn Carter, a party to the licenses and sublicenses related to the licensor warrants, were negotiated and entered into. These agreements permitted Artistic Brands, Mr. Garcia, and Marcy Fragrances access to confidential information as to the merger, Parlux, and Perfumania.

On November 1, 2011, in a discussion between Mr. Gopman and Mr. Katz, Mr. Katz communicated Perfumania’s revised proposal that Parlux stockholders be able to make either an all stock election or a mixed cash and stock election for the merger consideration. Mr. Gopman requested a price collar that would provide for the issuance of an increased amount of Perfumania stock if the market value of that stock declined below a certain amount in exchange for a decreased amount of Perfumania stock payable if the market value of that stock increased above a certain amount. Mr. Katz objected to this request. Mr. Gopman and Mr. Katz also discussed the Parlux independent committee’s request for information with respect to the debt and capital structure of Perfumania after the merger, including term sheets for the loan from Perfumania’s credit facility, the proposed Nussdorf Trust loans and the licensor warrants. Mr. Katz and Mr. Gopman also discussed “break-up” fees and reimbursement of expenses if the merger agreement were terminated under certain circumstances. Mr. Katz agreed that termination fees should be bi-lateral and in customary amounts. Mr. Gopman and Mr. Katz also discussed matters related to Parlux employees, including the treatment of stock options and integration of stock option, severance and other employee benefits plans, and the retention of Parlux’s employees both before and after the merger.

On November 2, 2011, the Parlux independent committee held a meeting at which, among other things, representatives of PJSC, who participated by teleconference, reviewed their updated stand-alone valuation of Parlux. Also on November 2, Edwards Wildman sent Squire Sanders a draft term sheet with respect to the Artistic Brands side agreement and licensor warrants for review and comment.

On November 4, 2011 Edwards Wildman provided a revised draft merger agreement to Squire Sanders and the Parlux independent committee. Discussions and negotiations continued between representatives of Squire Sanders and Edwards Wildman, with reports to and instructions from the Parlux independent committee and the Perfumania special committee, respectively, and between Messrs. Gopman and Katz. Significant issues discussed during November included:

•

Perfumania’s proposed condition that Parlux have $15 million in cash at the time of closing and Parlux’s proposal that the amount of cash at closing be subject to adjustment and, rather than being a condition to closing, included among adjustments to the merger consideration;

•	the schedule for payment by Perfumania to Parlux of its commercial account balance as outstanding monthly through the closing date of a merger;

•

Perfumania’s proposed condition that the holders of not more than 5% of the Parlux common stock demand their rights of appraisal under applicable law, and Parlux’s position that such a condition was not appropriate or should be a higher percentage;

•	treatment of the licensor warrants, including a condition proposed by Perfumania that Artistic Brands negotiate exclusively with Perfumania;

•	the length of the period after signing a merger agreement where Parlux would be free to solicit and negotiate alternative acquisition proposals, which we refer to as the “go-shop” period;

•	the terms relating to the ability of Parlux’s board to negotiate proposals for alternative transactions following the go-shop period;

•	the circumstances under which the parties would be entitled to break-up fees and expenses, and the amounts of break-up fees payable by Parlux and Perfumania; and

•	the terms and documentation of the financing to be provided from Perfumania’s credit facility and from the Nussdorf Trusts.

On November 14, 2011, the Perfumania special committee met with Carlton Fields to discuss the terms of the potential engagement of Financo. On November 18, 2011, the Perfumania special committee entered into an engagement letter for Financo to provide an opinion as to the fairness, from a financial point of view, of the merger consideration to Perfumania, with such opinion explicitly excluding fairness, from a financial point of view, of the merger consideration to any Perfumania stockholders who owned, or whose affiliates owned, a controlling interest in Perfumania or who owned, or whose affiliates owned, any securities, including common stock, of Parlux, and a separate engagement letter, also dated as of November 18, 2011 for Financo to provide an opinion as to the fairness, from a financial point of view, of the Nussdorf Trust loans to Perfumania, with such opinion explicitly excluding fairness of the loans to any stockholders of Perfumania who owned, or whose affiliates owned, a controlling interest in Perfumania, and including in its review of the Nussdorf Trust loans only the interest rate thereon, the covenants thereto, and the principal and maturity thereof. By this point, the Nussdorf Trust loans had been negotiated by Perfumania management to include terms substantially providing for the Nussdorfs to loan $30 million to Perfumania in return for subordinated notes paying interest at the then current Senior Debt Rate (as defined herein) plus two percent (2%) per annum.

At the request of Wells Fargo Bank, Perfumania provided Wells Fargo Bank with information about Parlux, the merger, updated projections as to Perfumania’s business, and the business of the combined companies. Counsel to Wells Fargo Bank, Otterbourg, Steindler, Houston & Rosen, P.C., circulated a first draft of an amendment to Perfumania’s senior credit facility on November 15, 2011. Thereafter, through the date of its execution on December 23, 2011, representatives of Edwards Wildman and Otterbourg negotiated the terms of an amendment to the senior credit facility to permit Perfumania to use borrowings under that facility to fund a portion of the cash merger consideration. Drafts of the proposed amendment were provided to Carlton Fields for review and comment.

On November 21, 2011, at a meeting of the Parlux independent committee, the committee continued its discussions with representatives of Squire Sanders on the advisability of engaging a second independent financial advisor to provide an opinion to the committee, in addition to the opinion that would be provided by PJSC, with respect to the fairness of the merger consideration, from a financial point of view, to the holders of shares, other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family, of the Parlux common stock, assuming the parties reach agreement on the terms of a merger agreement and related agreements. After reviewing and discussing proposals from several financial advisors, the committee decided to engage American Appraisal Associates, Inc. and authorized Mr. D’Agostino to negotiate, with the assistance of Squire Sanders, the terms of a formal engagement letter with American Appraisal, and an engagement letter with American Appraisal was executed on December 7, 2011.

At that meeting of the Parlux independent committee, in which management also participated, representatives of Squire Sanders discussed the terms of the agreement being negotiated by Perfumania with Artistic Brands, under which it was proposed to require Artistic Brands to deal exclusively with Perfumania with respect to an acquisition of Parlux, and the advisability of permitting Artistic Brands to negotiate with a third party with respect to the treatment of the Artistic Brands side letter and licensor warrants in the event the Parlux board became involved in acquisition discussions with a third party. Squire Sanders had previously proposed a 60-day go-shop period, and Edwards Wildman responded with a proposal for a 15-day go-shop period. At the meeting, representatives of Squire Sanders advised the committee that Perfumania had agreed to a 30-day go-shop period. The committee discussed the proposed go-shop period, including the fact that discussions between Parlux and Perfumania as to a possible acquisition of Parlux by Perfumania had been publicly disclosed by Parlux and Perfumania beginning August 11, 2011, that no third parties had expressed an interest in discussing a business combination or similar transaction since that date, and PJSC’s view that it could effectively solicit alternative acquisition proposals within a 30-day go-shop period, and concluded that the proposed go-shop period was acceptable. The independent committee also discussed the information still to be provided by Perfumania that was necessary for an evaluation of the proposed merger. Other matters being negotiated with Perfumania were discussed, including negotiating the terms of a Parlux severance policy for its employees separate from any provisions for severance in the merger agreement, the proposed voting agreements with the Nussdorfs, the Garcia Group and the directors and executive officers of Parlux, and the appropriate exceptions to such agreements relating to the voting of Parlux shares. Representatives of Squire Sanders advised the committee on the process that would follow execution of a merger agreement, including a meeting of Parlux stockholders to approve the merger.

Also on November 21, 2011, Glenn Nussdorf, Mr. Garcia, Alfred R. Paliani, the General Counsel of Quality King, and representatives of Edwards Wildman met in Edwards Wildman’s New York office to discuss negotiations with Mr. Carter relating to the treatment of the licensor warrants, a new license to be negotiated by Artistic Brands with S. Carter Enterprises, LLC as to celebrity fragrances under the name “Jay-Z,” and a related sublicense between Artistic Brands and Parlux. Each of these agreements, which we refer to as the “Carter license documents,” would be effective upon the closing of the merger.

On November 22, 2011, Edwards Wildman provided Squire Sanders for review and comment initial drafts of proposed amendments to Perfumania’s credit agreement with Wells Fargo Bank, documents to amend the licensor warrants, an agreement of Artistic Brands as to its obligations in connection with alternative proposals received by the Parlux board of directors, and a letter amending the Artistic Brands side letter. Edwards Wildman also provided drafts of these documents to Carlton Fields for review and comment.

On November 23, 2011, Edwards Wildman delivered to Squire Sanders, Otterbourg and Carlton Fields drafts of the proposed commitment letter for the Nussdorf Trust loans.

Also on November 23, 2011, Mr. Katz and Mr. Gopman discussed, among other things and in general terms, the post-merger capital structure of Perfumania and the related agreements with Wells Fargo and the Nussdorf Trusts, as well as Perfumania’s negotiations of proposed agreements with Artistic Brands.

Squire Sanders provided copies of the draft documents it received on November 22 and 23 to the independent committee and management and received and discussed comments from the committee and management as these documents continued to be negotiated by and among the various parties until the signing date.

At a meeting of the Parlux independent committee on November 28, 2011, Mr. Gopman reported on the conversation with Mr. Katz on November 23, and Mr. Purches expressed his views on the proposed condition of $15 million cash at closing in light of the likely time period for a closing if the parties were to approve a merger agreement.

Negotiations among the parties continued in December 2011. Parlux management, representatives of Squire Sanders, representatives of PJSC and Mr. Gopman advised the Parlux independent committee on significant developments and the status of open points, and the committee discussed those developments and provisions relating to the proposed agreement that might affect the operation of Parlux’s business after the signing of a merger agreement and before closing, with the possibility that the merger agreement might be terminated under certain conditions by either party. Representatives of Squire Sanders discussed with the committee the decision-making process, and the fiduciary duties of the members of the committee in the context of a potential business combination transaction.

On December 2, 2011, the Perfumania special committee held a meeting with Perfumania management, Stephen Nussdorf and Carlton Fields in which Perfumania management made a detailed presentation regarding the reasoning behind, and the pricing of, the merger. The committee discussed with management the value Parlux would be providing Perfumania in its present form, the synergies between the two entities, the total price of the transaction including the goodwill calculation, various brands held by Parlux, and the benefits of purchasing Parlux versus internal expansion. They also discussed the need to amend Perfumania’s articles of incorporation to increase the number of authorized shares of Perfumania common stock by 15 million shares to allow for the proposed issuances in connection with the merger and other corporate purposes. During the discussion, Carlton Fields responded to various legal questions regarding the merger. Afterwards, Carlton Fields discussed in detail with the Perfumania special committee the provisions of the present version of the draft merger agreement, financing arrangements related to the merger, and various related ancillary agreements.

Through early and mid-December, Edwards Wildman communicated about developments to Carlton Fields, which continued to provide the Perfumania special committee with legal guidance on the various forms and iterations of the merger agreement and all relevant documents related to the merger.

Beginning on December 13, 2011, representatives of Edwards Wildman commenced negotiations with Artistic Brands’ counsel, Littman Krooks LLP and Mr. Carter’s counsel, Cummings & Lockwood, relating to the Artistic Brands agreements. Mr. Paliani negotiated the terms of the Carter license documents with Littman Krooks and Cummings & Lockwood during the same period. Mr. Katz and Mr. Garcia negotiated additional provisions in the voting agreement relating to shares of Parlux stock held by the Garcia Group restricting their acquisition of shares of Perfumania common stock and certain actions by them relating to the change of control of Perfumania or seeking representation on the Perfumania board of directors. These negotiations were informed by comments from the Perfumania special committee, Edwards Wildman, and Littman Krooks.

On December 15, 2011, at a meeting of the Parlux independent committee, representatives of American Appraisal presented, by telephone, a report on their preliminary fairness analysis and the assumptions made in that analysis, and responded to questions from the committee. Representatives of Squire Sanders discussed with the committee the primary unresolved transaction issues, including whether Perfumania would be able to finance the cash merger consideration, and the committee discussed its position on those issues, including the need for confirmation that Perfumania have commitments for the financing of the cash consideration.

On December 16, 2011, the Parlux independent committee spoke via teleconference with representatives of PJSC who gave a preliminary presentation with respect to the transaction and responded to questions from the committee. Squire Sanders discussed with the committee certain unresolved issues, including the requirement for Parlux to have $15 million of cash at closing, and the committee discussed with counsel possible approaches to resolve that issue including, as previously proposed on behalf of the independent committee, that rather then being a condition to closing, any provision relating to a minimum amount of cash at closing be included among adjustments to the merger consideration, and that the amount of cash at closing be subject to certain adjustments including a credit for any shortfall in the schedule of payments by Perfumania to Parlux of its commercial account balances.

On December 19, 2011, the Perfumania special committee held a meeting with representatives of Financo and Carlton Fields. Financo presented its analysis of the merger consideration and responded to questions from the committee. On December 23, 2011, Financo provided a written opinion that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the merger consideration to be provided by Perfumania in the proposed merger was fair from a financial point of view to Perfumania, with such opinion explicitly excluding fairness, from a financial point of view, of the merger consideration to any shareholders of Perfumania who owned, or whose affiliates owned, a controlling interest in Perfumania, or who owned, or whose affiliates owned, any securities, including common stock, of Parlux.

On December 19, 2011, Financo also presented to the Perfumania special committee its analysis of the Nussdorf Trust loans and responded to questions from the committee. On December 23, 2011, Financo provided a written opinion that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the Nussdorf Trust loans were fair from a financial point of view to Perfumania, with such opinion explicitly excluding fairness, from a financial point of view, of the loans to any shareholders of Perfumania who owned, or whose affiliates owned, a controlling interest in Perfumania and including in its review of the Nussdorf Trust loans only the interest rate thereon, the covenants thereto, and the principal and maturity thereof.

On December 19, 2011, the Parlux independent committee held a meeting at which the proposed business combination with Perfumania was further discussed and the merger agreement was considered. Also attending the meeting were Parlux’s consultant, Mr. Vercillo, members of Parlux management, and representatives from Squire Sanders. The Squire Sanders representatives reviewed with the committee legal principles relating to director independence, fiduciary responsibility, and the value of receiving information from financial advisors to further the committee’s decision-making process. In addition, the Squire Sanders representatives discussed with the committee the material provisions of the proposed merger agreement and the material terms of the proposed Artistic Brands side letter and of the proposed Carter license documents, which would be effective upon the closing of the merger and were still being negotiated. They also discussed the material terms of the proposed letter agreement among Perfumania, Parlux, Artistic Brands and Mr. Garcia providing that Artistic Brands and Mr. Garcia will not solicit or negotiate with parties other than Perfumania in connection with the treatment of the licensor warrants or the letter agreement, noting that, in the event that, consistent with the provisions of the merger agreement, Parlux engages in discussions or negotiations with a third party regarding an alternative acquisition proposal or enters into an agreement relating to a superior proposal, then Mr. Garcia and Artistic Brands may enter into discussions or negotiations with such third party with regard to the treatment of the licensor warrants and/or the letter agreement in connection with such acquisition proposal. The Squire Sanders representatives also discussed with the committee the material terms of a proposed voting agreement among Parlux and the Nussdorfs, pursuant to which such stockholders agreed that they will vote their shares of Perfumania common stock in favor of the matters to be proposed to the Perfumania stockholders for approval in connection with the proposed merger. They also discussed the material terms of the proposed voting agreements among Perfumania and the Garcia Group, as well as the material terms of the voting agreements between Perfumania and the directors and certain of the officers of Parlux, pursuant to which the Garcia Group and each officer and director, respectively, agreed that he or she will vote their shares of Parlux common stock in favor of adoption of the merger agreement. The Squire Sanders representatives noted that each of the voting agreements expires upon termination of the merger agreement or, in the case of the voting agreements regarding Parlux shares, a change of recommendation by the Parlux board of directors that the Parlux stockholders vote in favor of the approval and adoption of the merger agreement. Drafts of all of the foregoing agreements had been distributed to the committee and the board prior to the meeting. The committee discussed the proposed transaction, including, among other things, the terms of the transaction, its strategic rationale and the proposed composition of the Perfumania board of directors following the closing of the merger.

Responding to questions from the committee, representatives from PJSC confirmed PJSC’s lack of potential conflicts of interest, and that it has not otherwise received compensation during the last two years for providing investment banking services to Parlux, Perfumania or any of their affiliates. They then made a presentation on the economic terms of the proposed merger and delivered to the Parlux independent committee PJSC’s oral opinion, subsequently confirmed in writing as of December 19, 2011, that, as of such date, based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in PJSC’s opinion, and other factors it deemed relevant, the merger consideration in the proposed merger was fair from a financial point of view, to the Parlux stockholders, excluding members of the Nussdorf family and any trusts or other entities controlled by the Nussdorf family. The PJSC representatives responded to questions from the committee, and then left the meeting.

Representatives from American Appraisal joined the meeting. Upon questioning, they verified American Appraisal’s independence and that it had no conflicts of interest with respect to its engagement. They made a presentation to the committee on American Appraisal’s financial analysis of the proposed merger and delivered to the Parlux independent committee American Appraisal’s oral opinion, subsequently confirmed in writing as of December 23, 2011, that, as of such date, based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in American Appraisal’s opinion, and other factors it deemed relevant, that the merger consideration in the proposed merger was fair from a financial point of view, to the Parlux stockholders. The American Appraisal representatives responded to questions from the committee, and then departed the meeting. A representative of Squire Sanders reviewed with the members of the Parlux independent committee their fiduciary duties in the context of the potential merger transaction. The committee then discussed the fact that there were certain documents relating to the transaction that had not yet been finalized, and determined to meet once the remaining contractual uncertainties were resolved.

Following the meeting of the Parlux independent committee, a meeting of the compensation committee of the Parlux board of directors was held to consider approval of the Parlux Fragrances, Inc. Severance Policy for the Parlux employees. The material terms of the Severance Policy had been negotiated with Perfumania and discussed by the Parlux independent committee in connection with its consideration of the merger agreement and related agreements. After discussion, the compensation committee approved the severance plan and recommended that the board approve the severance plan.

On December 21, 2011, the Parlux independent committee held a meeting at which the proposed business combination with Perfumania was further discussed and the merger agreement and related agreements were considered for final approval. Representatives of Squire Sanders updated the committee on the status of transaction documents and related agreements, including the voting agreements and the licensor-related agreements, including the Carter license documents, and other related matters, including the continuing negotiations of the Carter license documents by Perfumania. After discussion, the committee concluded that there were no material issues outstanding that would impact the merger consideration or impact the fairness opinions, which conclusion was confirmed by the December 23, 2011 written fairness opinion of American Appraisal to the committee.

The Parlux independent committee discussed at length the merits of the proposed merger, including the matters described in “The Merger—Parlux Board of Directors’ Recommendation” and the uncertainties facing Parlux on a stand-alone basis. The committee also discussed risk factors associated with the proposed merger that are outside the control of Parlux, including a possible decrease in the market value of Perfumania’s stock and the risk to Parlux stockholders receiving Perfumania stock in the merger of the possibility that the combined company might not perform as well as projected. In addition, the committee discussed the fact that, under the terms of the merger agreement, if Parlux stockholders elect, in the aggregate, to receive more Perfumania shares than the maximum number available under the merger agreement, holders electing to receive all stock consideration will receive a proportionate amount of the maximum available shares plus cash for the shares elected but not issued.

Following discussion of the terms of the merger agreement and its provisions, and taking into consideration the opinions of PJSC and American Appraisal, the committee determined that the merger agreement and the transactions contemplated by the merger agreement were advisable for, fair to, and in the best interest of Parlux and its stockholders, and unanimously approved a recommendation that the board of directors authorize, approve and direct the execution of the merger agreement, and recommend that the stockholders approve and adopt the merger agreement, subject to the terms and conditions set forth in the merger agreement. The Parlux independent committee’s approval was subject to confirmation by the Chairman of the committee that the final merger agreement and related agreements are not materially different from those previously presented for consideration by the committee, which confirmation was made by the Chairman on December 23, 2011.

Following the meeting of the independent committee, a meeting of the full Parlux board of directors was held. Representatives of Squire Sanders attended the meeting. Mr. Purches was brought up to date on recent developments, the deliberations of the committee and the fairness opinions received by the committee. After discussion, the board unanimously resolved that the merger agreement and the transactions contemplated by the merger agreement were advisable for, fair to, and in the best interest of Parlux and its stockholders, authorized, approved and directed the execution of the merger agreement, and resolved to recommend that the stockholders approve and adopt the merger agreement, subject to the terms and conditions set forth in the merger agreement. Such approval was subject to confirmation by the Chairman of the independent committee that the final merger agreement and related agreements are not materially different from those previously presented for consideration by the committee. Such confirmation was made by the Chairman on December 23, 2011. In addition, upon recommendation of the compensation committee and after discussion, the board unanimously approved the severance plan.

On December 22 and 23, 2011, the Perfumania special committee held meetings by conference call that were attended by representatives of Carlton Fields. The committee discussed the merger and related documentation in depth, considering the Financo presentations and opinions, advice from Carlton Fields regarding the final forms of the merger agreement and all other documentation related to the merger, as well as the factors described under “The Merger—Perfumania Special Committee’s and Board of Directors’ Recommendation,” among others. Carlton Fields reviewed the fiduciary duties of the Perfumania directors and the legal standards applicable to their consideration of the proposed merger and Nussdorf Trust loans. After discussion, the Perfumania special committee unanimously approved the merger, the Nussdorf Trust loans and the amendment of Perfumania’s articles of incorporation increasing the number of authorized shares of Perfumania common stock, and unanimously recommended to the board of directors that it adopt the merger agreement and approve all other documents and actions related to the merger and recommend that the stockholders approve the amendment to the Perfumania charter and the issuances of Perfumania common stock in connection with the merger.

Following the meeting of the Perfumania special committee on December 23, 2011, the full board of directors of Perfumania met by conference call, with Ms. Dellomo and a representative of Edwards Wildman in attendance. Mr. Katz reviewed the terms of the proposed merger and related arrangements. Mr. Garfinkle, as Chairman of the Perfumania special committee, reported on the deliberations and resolutions of the committee. After discussion, the directors unanimously, including the affirmative vote of each of the disinterested, independent directors, approved Perfumania’s entering into the merger agreement, issuing the shares of Perfumania common stock required under the merger agreement and ancillary agreements, amending the articles of incorporation and taking all the actions necessary or appropriate to consummate the merger and related transactions, and resolved to recommend that the Perfumania shareholders approve the amendment of the Perfumania charter and the issuances of Perfumania common stock in connection with the merger.

On December 23, 2011, Perfumania, Parlux and the other respective parties executed the Merger Agreement, the voting agreements, the Nussdorf Trust loan commitment letter, and the Artistic Brands agreements, as applicable, and Perfumania and Parlux made a public announcement. Each company then filed with the SEC a Current Report on Form 8-K, reporting the execution of the merger agreement and the related agreements. Glenn Nussdorf also filed an amendment to his Schedule 13D regarding his voting agreement.

The merger agreement permitted Parlux, until January 22, 2012 (the “go-shop” period), to seek proposals from third parties to acquire Parlux in a transaction that is an alternative to the merger. The independent committee instructed PJSC to develop and implement a thorough and aggressive process to seek alternative bids for Parlux during the “go shop” period. Following the announcement of the merger, PJSC contacted 39 potentially interested parties. One of the parties that was contacted expressed an interest in receiving confidential information in order to evaluate Parlux and entered into a non-disclosure agreement. Of the 39 parties that were contacted, 25 expressed no interest in receiving confidential information in order to evaluate Parlux. 14 of the 39 parties did not respond to follow-up inquiries made by PJSC. None of these 39 parties expressed an interest in making an acquisition proposal for Parlux during the “go-shop” period.

The terms of the merger agreement and related agreements are more fully described in the section entitled “The Merger Agreement.”

Perfumania Special Committee’s and Board of Directors’ Recommendations

At meetings on December 23, 2011, the Perfumania special committee and the Perfumania board of directors each unanimously (1) determined that the merger and the merger agreement are advisable and in the best interests of Perfumania and its stockholders, (2) approved the merger and the merger agreement and (3) determined to recommend that the holders of Perfumania common stock vote FOR the proposal to amend the Perfumania charter to increase the number of authorized shares of Perfumania common stock and FOR the proposal to approve the issuance of shares of Perfumania common stock in connection with the merger, which are both necessary to effect the merger.

Perfumania’s board of directors believes that the merger will provide substantial benefits to Perfumania’s stockholders, as well as those of Parlux. The combination with Parlux will create a larger, independent, national, vertically integrated manufacturer, wholesale distributor and specialty retailer of perfumes and fragrances that the Perfumania board expects will be well-positioned to compete in the marketplace and drive growth, as well as to benefit from increased operating scale and licensing opportunities.

In making its determination to recommend to the board that Perfumania should proceed with the merger, the Perfumania special committee consulted with Perfumania’s management regarding the strategic and operational aspects of the combination. In the course of reaching their determinations, the Perfumania special committee and board considered a variety of positive factors, including the following anticipated benefits:

•

the improvement in the existing strengths of both companies, in particular, for Perfumania, wholesale sales, retail sales, warehousing and logistics and financing, and for Parlux, licensing, design and development of brands and international opportunities;

•

the benefits of increased vertical integration, including maximizing profits by taking advantage of Parlux’s reduced costs on fragrances owned or licensed by Parlux, and diversification of the business, including reducing the risks of limited scope of activities and a limited number of customers;

•

that the increased size and distribution capabilities of the combined company (including approximately 2,900 Perfumania retail and consignment stores through which Parlux product may be sold) are expected to attract more and better licenses;

•

the increased ability to maximize product brand potential by diversifying offerings in different markets as well as diversifying retail outlets, and by increased ability to control the positioning of brands in certain markets;

•	the improved control over inventory management expected from servicing all customers through a single inventory;

•	the addition of experienced directors, management and purchasing personnel while reducing the overall costs of public company compliance;

•

that the increased size of the company is expected to increase the opportunities for acquiring additional companies and assets, and the increased number of authorized shares will make it easier to accomplish such acquisitions;

•

the accretion in earnings per share for Perfumania’s existing stockholders expected to result from the merger over several years (after pass-through of the write-up of inventory and amortization of intangible assets recognized under purchase accounting);

•	the expected increased liquidity for our stockholders due to the expanded public stockholder base;

•	the anticipated increase in interest from new investors because of the company’s larger size and scope of operations;

•

the higher consolidated capitalization, revenues and earnings base of the combined company that should result in both improved bank and private financing capability and afford us greater access to public capital markets;

•	the greater scale and stronger financial position that is expected to result in additional bargaining power and improved terms with suppliers and landlords; and

•	synergies anticipated to result from the merger, including those discussed below.

The anticipated synergies include reduced aggregate costs in a number of areas, particularly distribution, promotional activities, administration, operations and accounting and other efficiencies. No assurance can be given that any of the foregoing benefits will actually be achieved, including without limitation our achieving synergies of any particular magnitude.

In addition, in their respective meetings, the Perfumania special committee and the board of directors also considered the following factors:

•

Parlux’s prospects based on Perfumania’s due diligence, the review and analysis of Parlux’s financial condition, results of operations, business, reputation and risks, including the results of the business, financial, accounting and legal due diligence investigations of Parlux;

•

the presentation by Financo of its financial analyses of the proposed merger to the Perfumania special committee, and its written opinions with respect to the fairness, from a financial point of view, of the merger consideration and the Nussdorf Trust loans to Perfumania, as discussed in more detail below;

•

the fact that stockholder approval of the transaction would be required from both Perfumania and Parlux stockholders and that, upon completion of the merger, it was expected that Parlux stockholders would own approximately 40% of the outstanding shares of Perfumania common stock and existing Perfumania stockholders would own approximately 60% of the outstanding shares of Perfumania common stock, based on the number of shares issued and outstanding as of December 23, 2011, the date of the execution of the merger agreement, and assuming the issuance of the maximum number of shares under the merger agreement;

•	the fact that, following the merger, the Perfumania board of directors will consist of the five current members of the Perfumania board as well as the five members of the Parlux Board;

•

the presentations by and discussions with Perfumania management and representatives of Carlton Fields and Edwards Wildman, respectively, regarding the terms and conditions of the merger agreement and the fiduciary duties of the Perfumania special committee and board of directors, respectively, in considering the merger and the financing arrangements;

•

the potential effect of the terms of the merger agreement with respect to possible third party proposals to acquire Parlux after execution of the merger agreement, including the “go shop” provision that permits Parlux to solicit additional acquisition proposals from third parties for a limited period of time and a provision whereby, if any third party makes an acquisition proposal that is or is reasonably likely to lead to a superior proposal (as described under “The Merger Agreement—Solicitation; Restrictions on Solicitation” beginning on page 124) before the approval of the merger agreement by Parlux stockholders, the Parlux board of directors may provide information to and engage in negotiations with that third party, subject to the terms and conditions of the merger agreement;

•	the fact that the termination fee provisions are the product of arms’ length negotiations; and

•	the ability to complete the merger as a reorganization for U.S. federal income tax purposes.

The Perfumania special committee and board of directors also considered a number of potentially negative factors in their deliberations on the merger, including:

•

the potential negative impact on Perfumania’s future financial results of the purchase accounting treatment of the acquisition, including amortization of the fair value of Parlux’s licenses, the write-up of its inventory, and the possible need to recognize impairment of goodwill;

•

the possibility that the merger might not be completed as a result of the failure to obtain the required approval from Parlux’s stockholders or required regulatory approvals and the effect the resulting termination of the merger agreement may have on the trading price of Perfumania common stock and Perfumania’s operating results;

•

the possibility that the necessary financing may be unavailable to Perfumania at the time the merger is otherwise required to close and the potential effects of Perfumania’s inability to consummate the merger, including the ability of Parlux to seek specific performance or damages in the event of a breach;

•	the risk that the synergies and benefits sought in the merger might not be fully achieved or achieved in the anticipated time period;

•	the risk that additional debt incurred in connection with the merger could have a negative impact on Perfumania’s ratings and operational flexibility; and

•	other risks among those described in the section entitled “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus.

However, in the judgment of the Perfumania special committee and board, these concerns were outweighed by the anticipated benefits for Perfumania and its stockholders.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the merger agreement and the complexity of these matters, the Perfumania board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

In addition, the Perfumania special committee and board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather they conducted an overall analysis of the factors described above, including discussions with Perfumania’s leadership team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the Perfumania special committee and board of directors may have given different weight to different factors.

Parlux Board of Directors’ Recommendation

At a meeting of the Parlux independent committee held on December 19, 2011 detailed presentations were made by Parlux’s management, legal counsel and financial advisors with respect to the proposed merger. At a meeting of the Parlux independent committee held on December 21, 2011, additional presentations by Parlux’s management and legal counsel were made, and the Parlux independent committee unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined to recommend the merger agreement and the transactions contemplated thereby to the full Parlux board of directors. At a subsequent meeting of the Parlux board of directors, based upon the presentations by Parlux’s management and legal counsel and review of the presentations by and opinions of financial advisors to the Parlux independent committee, and the recommendation from the Parlux independent committee, the Parlux board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, was advisable and in the best interests of Parlux and its stockholders, unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously resolved to recommend that the stockholders of Parlux vote FOR the proposal to approve and adopt the merger agreement. The approval by the Parlux stockholders is necessary for the merger to occur.

Considerations Supporting the Transaction

The Parlux independent committee and the Parlux board of directors considered the following factors as generally supporting their respective decisions to recommend approval of, and to approve and enter into, the merger agreement and the transactions contemplated by the merger agreement:

•

that the merger consideration represented a premium to the recent trading prices of the Parlux common stock based on the cash being offered and the recent and historical market prices of Perfumania common stock, as well as the value of the merger consideration that would be implied at various other Perfumania share prices;

•

the current and future landscape of the fragrance industry, the competitive challenges facing industry participants, the respective positions of Parlux and Perfumania in the industry and the likelihood that the combined company would be better positioned to overcome these challenges if the expected strategic and financial benefits of the transaction were fully realized;

•

the Parlux independent committee and the Parlux board of directors considered that the existing Parlux stockholders would benefit from the future performance of the combined company, the synergies expected to result from the merger, and the other strengths of the combined company as set forth above;

•

that members of the Parlux board of directors would be elected to the combined company board of directors in connection with consummation of the merger and, during their service on that board, would have the ability to exercise their fiduciary oversight responsibilities in the interests of all holders of the combined company common stock;

•

their knowledge of Parlux’s business, operations, financial condition, earnings and prospects and of Perfumania’s business, operations, financial condition, earnings and prospects, taking into account the results of Parlux’s due diligence review of Perfumania and the historical relationship of Parlux and Perfumania;

•	recent and historical market prices of Parlux common stock, as well as the limited trading market in Parlux common stock;

•	the adequacy of the merger consideration and the other value provided to Parlux stockholders including:

•

the ability of Parlux stockholders to elect the form of consideration that they would like to receive and the fact that certain Parlux stockholders would agree to choose to receive stock consideration (see “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 113; and

•	the historical, present and anticipated financial performance and position of Perfumania and the anticipated future financial performance and position of the combined company;

•

their belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to Parlux stockholders than other strategic alternatives reasonably available to Parlux and its stockholders;

•	the fact that the principal shareholders support the transaction and have executed voting agreements undertaking to vote in favor of it;

•

the presentation of PJSC, including the opinion of PJSC, dated December 19, 2011 to the Parlux independent committee to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in that opinion, and other factors it deemed relevant, the merger consideration to be paid to holders of Parlux common stock (other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family) in the merger was fair from a financial point of view to such holders, as more fully described below under the caption “—Opinions of Financial Advisors to the Parlux Independent Committee”;

•

the financial analyses and presentation of American Appraisal, including an oral opinion to the Parlux independent committee on December 19, 2011, confirmed by a written opinion dated December 23, 2011, to the effect that, as of those dates and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in American Appraisal’s opinion, and other factors it deemed relevant, the merger consideration to be paid to holders of Parlux common stock in the merger was fair from a financial point of view to such holders, as more fully described below under the caption “—Opinions of Financial Advisors to the Parlux Independent Committee”;

•	the financial and other terms and conditions of the merger agreement, including:

•	the fact that the “go shop” provision enables Parlux to solicit additional acquisition proposals from third parties for a thirty-day period following execution of the merger agreement;

•

the fact that Parlux is permitted to terminate the merger agreement in order to approve an alternative transaction proposed by a third party that is a “Superior Proposal” as defined in the merger agreement, upon the payment of a $2 million or $4 million termination fee, depending on the timing of such a termination, and its belief that such termination fee is reasonable and should not preclude another party from making a competing proposal if another party desires to do so; and

•	the extent of the commitments to obtain required antitrust regulatory approvals that Perfumania has made under the merger agreement;

•

the commitment of Perfumania’s lenders to provide financing to Perfumania for the purpose of financing a portion of cash merger consideration and the commitment of the Nussdorf Trusts to provide financing to Perfumania for the remainder of the cash merger consideration, and the conditions relating to such commitments (see “Perfumania’s Financing Arrangements” on page 135);

•	the conditions to the merger agreement, which the Parlux independent committee and the Parlux board of directors viewed as providing a reasonable level of assurance that the merger would be completed;

•

the expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes and that, as a result, receipt of the stock portion of any merger consideration by Parlux stockholders in exchange for their shares of Parlux common stock would not be taxable to Parlux stockholders that are U.S. persons for U.S. federal income tax purposes; and

•

the fact that a vote of Parlux stockholders on the merger is required under Delaware law, and that Parlux stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law.

Countervailing Considerations

The Parlux independent committee and the Parlux board of directors weighed these positive factors against a number of countervailing factors identified in its deliberations, including:

•

the challenges inherent in the combination of two businesses of the size and scope of Parlux and Perfumania and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the risk that changes in the regulatory or competitive landscape may adversely affect the business benefits anticipated to result from the transaction;

•	the risk of not capturing all the anticipated cost savings and operational synergies between Parlux and Perfumania and the risk that other anticipated benefits might not be realized;

•	the risk that the financing required by Perfumania to consummate the transaction would not be available (see “Perfumania’s Financing Arrangements” beginning on page 135);

•

the risk that the conditions to the merger would not be met, including the conditions requiring stockholder and regulatory approvals, or the risk that the merger agreement could be terminated and the potential adverse impact on Parlux if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships (see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 122);

•

the fact that, as a result of the fixed exchange ratios for the stock component of the merger consideration, the value of that component would decline in the event of a decline in the price of Perfumania common stock before the closing of the merger;

•	the fact that, following the merger, the Nussdorfs would own a majority of the Perfumania common stock, and the existing Parlux stockholders would own a minority interest in a larger combined company;

•	the potential impact of the merger announcement and the consummation of the transaction on employees;

•

the restrictions on the conduct of Parlux’s business before the consummation of the merger, requiring Parlux to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Parlux from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

•	the fact that the cash portion of any merger consideration will be taxable to Parlux stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the merger agreement’s limitations on Parlux’s ability to solicit other offers after the end of the go-shop period; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 32 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 48.

Conclusion

The Parlux independent committee and the Parlux board of directors concluded that the anticipated benefits of the merger would outweigh the countervailing considerations. In addition, the Parlux independent committee and the Parlux board of directors were aware of and considered the interests that Parlux’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Parlux generally, as described in “—Interests of Certain Persons in the Merger.”

The reasons set forth above are not intended to be exhaustive, but include the material facts considered by the Parlux independent committee in recommending, and by the Parlux board of directors in approving, the merger agreement. In view of the wide variety of factors considered in connection with their evaluation of the merger and the complexity of these matters, the Parlux independent committee and the Parlux board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that they considered in reaching their determinations to recommend approval of, and to approve, the merger and the merger agreement and to recommend approval of the merger and the merger agreement to Parlux stockholders.

In addition, individual members of the Parlux independent committee and the Parlux board of directors may have given differing weights to different factors. The Parlux independent committee and the Parlux board of directors conducted an overall review of the factors described above, including thorough discussions with Parlux’s management and outside legal and financial advisors.

Opinions of Financial Advisors to the Parlux Independent Committee

Opinion of Peter J. Solomon Company

Pursuant to an engagement letter dated July 1, 2011, Parlux engaged PJSC to act as financial and strategic advisor to Parlux in connection with a possible merger or similar transaction, and, if requested, to render to the Parlux independent committee an opinion as to the fairness, from a financial point of view, to the holders of Parlux common stock of the consideration to be paid in connection with any transaction.

On December 19, 2011, PJSC delivered its oral opinion to the Parlux independent committee, which was subsequently confirmed by delivery of a written opinion dated the same date (which we refer to as the “PJSC Opinion”), that, as of such date and subject to the assumptions, qualifications and limitations set forth in the PJSC Opinion, the merger consideration proposed to be paid to the holders (other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family) of Parlux common stock in connection with the merger pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders.

The summary of the PJSC Opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion, which is incorporated herein by reference. The full text of the PJSC Opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and scope of the review undertaken by PJSC in rendering the PJSC Opinion, is attached as Annex C to this joint proxy statement/prospectus. Holders of Parlux common stock are encouraged to read the PJSC Opinion carefully and in its entirety. The PJSC Opinion was directed only to the fairness, from a financial point of view, to the holders (other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family) of Parlux common stock of the merger consideration proposed to be paid to such holders in connection with the merger pursuant to the merger agreement, was provided to the Parlux independent committee in connection with their evaluation of the proposed merger, did not address any other aspect of the merger, and did not, and does not, constitute a recommendation to any holder of Parlux common stock or any other person as to whether or not any such holder should vote or act on any matter relating to the merger.

In connection with the PJSC Opinion, PJSC:

(i) reviewed certain publicly available business and financial information relating to Parlux and Perfumania that PJSC deemed to be relevant;

(ii) reviewed certain non-public internal financial statements and other non-public financial and operating data relating to Parlux and Perfumania that were prepared and provided to PJSC by the managements of Parlux and Perfumania, respectively;

(iii) reviewed certain financial projections relating to Parlux and Perfumania that were provided to or discussed with PJSC by the managements of Parlux and Perfumania, respectively;

(iv) discussed the past and current operations, financial condition and prospects of Parlux and Perfumania with the managements of Parlux and Perfumania, respectively, including information relating to certain strategic, financial and operational benefits anticipated from the merger;

(v) reviewed the reported prices and trading activity of the Parlux common stock and the Perfumania common stock;

(vi) compared the financial performance and condition of Parlux and Perfumania and the reported prices and trading activity of the Parlux common stock and the Perfumania common stock with that of certain other publicly traded companies that PJSC deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions that PJSC deemed relevant, in whole or in part, to the merger;

(viii) participated in certain discussions with representatives of Parlux and Perfumania;

(ix) reviewed a draft of the merger agreement dated December 14, 2011; and

(x) performed such other analyses and reviewed such other material and information that PJSC deemed relevant.

PJSC assumed and relied upon the accuracy and completeness of the information provided to PJSC for the purposes of the PJSC Opinion, and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Perfumania. With Parlux’s consent, PJSC has relied upon the estimates made by the managements of Parlux and Perfumania of certain potential strategic, financial and operational benefits anticipated from the merger without independent assessment. PJSC did not conduct a physical inspection of the facilities or property of Parlux. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Parlux, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the structure of the merger on any person or entity.

PJSC assumed that the final form of the merger agreement would be substantially the same as the last draft of the merger agreement reviewed by PJSC and would not vary therefrom in any respect material to PJSC’s analysis. PJSC further assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be paid to the holders of Parlux common stock in connection with the merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parlux and that Perfumania will obtain the necessary financing to effect the merger in accordance in all material respects with the terms of financing commitments in the forms provided by Perfumania. PJSC further assumed that all representations and warranties set forth in the merger agreement and all related agreements are and will be true and correct as of all of the dates made or deemed made and that all parties to the merger agreement and all agreements related thereto will comply with all covenants of such parties thereunder.

The PJSC Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, December 19, 2011. In particular, PJSC did not express any opinion as to the prices at which the Parlux common stock may trade at any future time. Additionally, PJSC did not express any opinion as to what the value of the Perfumania common stock actually will be when issued pursuant to the merger or the price at which the Perfumania common stock may trade at any future time. Furthermore, the PJSC Opinion does not address Parlux’s underlying business decision to undertake the merger or the relative merits of the merger as compared to any alternative transactions that might be available to Parlux. The PJSC Opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in the PJSC Opinion.

In arriving at its opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Parlux or any of its assets.

The following summarizes the material financial analyses performed by PJSC and reviewed with the Parlux independent committee on December 19, 2011, in connection with the delivery of the PJSC Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Selected Publicly Traded Companies.

Using publicly available information, PJSC compared selected financial data of each of Parlux and Perfumania with similar data for selected publicly traded companies having operations that, for purposes of PJSC’s analysis and based on PJSC’s experience, PJSC deemed similar to Parlux and Perfumania. The selected companies were:

Parlux

•	Revlon, Inc.

•	Elizabeth Arden, Inc.

•	Inter Parfums, Inc.

•	Physicians Formula Holdings, Inc.

Perfumania

•	Sally Beauty Holdings Inc.

•	Ulta Salon, Cosmetics & Fragrance, Inc.

•	Elizabeth Arden, Inc.

•	rue21, Inc.

•	Charming Shoppes Inc.

•	Cost Plus Inc.

•	Body Central Corp.

•	Big 5 Sporting Goods Corp.

•	Hot Topic Inc.

For each of the selected companies, PJSC used publicly available information to calculate:

•

enterprise value (which represents total equity value plus book value of total debt, including preferred stock and minority interests less cash) as a multiple of each of (i) net sales and (ii) earnings before interest, taxes, depreciation and amortization (which is commonly referred to as “EBITDA”) as described below; and

•	closing stock prices on December 16, 2011, as a multiple of earnings per share (which is commonly referred to as “EPS”) as described below.

Based on this analysis, PJSC then applied the following ranges of multiples for the selected companies to similar financial data for Parlux and Perfumania:

Parlux

Enterprise Value as a Multiple of:

Last Twelve Months’ (“LTM”) Net Sales	LTM EBITDA	Estimated Calendar Year (“CY”) 2011 EBITDA (12/31/11)	Estimated Fiscal Year (“FY”) 2012 EBITDA (3/31/12)	Estimated CY 2012 EBITDA (12/31/12)
0.70x – 1.20x	7.5x – 9.0x	7.5x – 9.0x	7.0x – 8.5x	6.0x – 8.0x

Equity Value as a Multiple of:

LTM Net Income	Estimated CY 2011 Net Income (12/31/11)	Estimated FY 2012 Net Income (3/31/12)	Estimated CY 2012 Net Income (12/31/12)
14.0x – 20.0x	13.5x – 18.5x	13.0 x – 18.0x	10.5x – 15.0x

Perfumania

Enterprise Value as a Multiple of:

LTM EBITDA	Estimated FY 2011 EBITDA (1/31/12)	Estimated FY 2012 EBITDA (1/31/13)
8.5x – 11.5x	8.0x – 11.0x	7.0x – 10.0x

Equity Value as a Multiple of:

LTM Net Income	Estimated FY 2011 Net Income (1/31/12)	Estimated FY 2012 Net Income (1/31/13)
15.0x – 18.0x	14.5x -17.5x	13.0x – 15.5x

PJSC then calculated a range of implied equity values per share of Parlux common stock based on the Parlux multiple ranges set forth above, both excluding and including a control premium. In performing this analysis, PJSC utilized data for Parlux provided to PJSC by Parlux’s management. PJSC utilized a control premium of 35.8%, which was the median control premium paid (one day prior to announcement) in all completed and announced merger and acquisition transactions involving U.S. targets (excluding transactions involving financial services, real estate and insurance companies) with enterprise values between $50 million and $250 million since January 1, 2008, as publicly reported.

PJSC also calculated a range of implied equity values per share of the Perfumania common stock based on the Perfumania multiple ranges set forth above. In performing this analysis, PJSC utilized data for Perfumania provided by Perfumania’s management.

Based on this analysis, PJSC derived reference ranges of implied equity values per share of the Parlux common stock of $2.00 to $4.50, excluding a control premium, and $2.72 to $6.11, including a control premium. PJSC derived reference ranges of implied equity values per share of the Perfumania common stock of $8.00 to $17.00.

Selected Precedent Transactions.

Using publicly available information, PJSC reviewed the following precedent transactions that, for purposes of PJSC’s analysis, and based on PJSC’s experience, PJSC deemed similar to the merger:

•	Unilever plc / Concern Kalina

•	Edmond de Rothschild Investment Partners, SAS / Maesa

•	Coty, Inc. / OPI Products

•	Coty, Inc. / Philosophy

•	Dermoviva Skin Essentials / Namaste Laboratories

•	Unilever / Alberto-Culver

•	PZ Cussons / St Tropez Ltd.

•	Estee Lauder / Smashbox Beauty Cosmetics

•	L’Oreal SA / Essie Cosmetics

•	Shiseido / Bare Escentuals

•	Sanofi / Chattem

•	Alberto-Culver / Simple Health & Beauty Ltd.

•	LG Household & Health Care / THEFACESHOP Korea Co.

•	Procter & Gamble Co. / The Art of Shaving

•	Energizer Holdings / S.C. Johnson (Edge, Skintimate Brands)

•	Castanea Partners, Inc. / Urban Decay Cosmetics

•	Alberto-Culver / Noxzema (From Procter & Gamble Co.)

•	Courtin-Clarins Family / Grupo Clarins

•	L’Oreal SA / YSL Beauté (from PPR, subsidiary of Gucci Group)

•	Coty, Inc. / Sally Hansen (Del Laboratories)

•	Morris Profumi SpA / Atkinsons of London Ltd.

•	Wipro Ltd. / UNZA Holdings Ltd.

•	The Carlyle Group / Philosophy Inc.

•	Perry Ellis International / Perry Ellis Fragrance License (from Parlux)

•	Hain Celestial Group, Inc. / Avalon Natural Products Inc.

•	L’Oreal SA / The Body Shop International PLC

•	Kao Corp. / Kanebo Cosmetics, Inc.

•	Lornamead / Yardley

•	Kao Prestige, Ltd. / Molton Brown

•	Coty, Inc. / Unilever Cosmetics International

Using publicly available estimates, PJSC reviewed the enterprise value for each of the selected transactions as a multiple of LTM, net sales and EBITDA that was publicly available preceding the transaction. Based on this analysis, PJSC then applied the following ranges of multiples for the selected transactions to similar financial data for Parlux:

Enterprise Value as a Multiple of:

LTM Net Sales	LTM EBITDA	Estimated CY 2011 EBITDA (12/31/11)	Estimated FY 2012 EBITDA (3/31/12)
1.0x – 1.5x	8.0x – 12.0x	8.0x – 12.0x	8.0x – 12.0x

PJSC then calculated a range of implied equity values per share of Parlux common stock based on these multiple ranges. In performing this analysis, PJSC utilized financial data for the Parlux provided to PJSC by the Parlux’s management.

Based on this analysis, PJSC derived a reference range of implied equity value per share of Parlux common stock of $2.00 to $5.50.

Discounted Cash Flow Analysis.

PJSC conducted a discounted cash flow analysis to determine the implied equity value per share of the Parlux common stock and the Perfumania common stock based on the future free cash flows for Parlux for the period from January 1, 2012 through March 31, 2014, and for Perfumania for the period from February 1, 2012 through January 31, 2015, as estimated and provided to PJSC by the managements of Parlux and Perfumania, respectively. In arriving at the implied equity values per share of the Parlux common stock, PJSC calculated terminal values by applying EBITDA terminal value multiples ranging from 7.0x to 9.0x, and with respect to the Perfumania common stock, PJSC calculated terminal values by applying EBITDA terminal value multiples ranging from 8.0x to 10.0x. The free cash flows for each of Parlux and Perfumania were then discounted to present values using a range of discount rates from 12.0% to 16.0%, in the case of Parlux, and 10.5% to 13.5% in the case of Perfumania. PJSC used its professional judgment and experience, including taking into account, among other things, the weighted average cost of capital of Parlux and Perfumania and other companies deemed comparable to Parlux and Perfumania, in determining these ranges of discount rates.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Parlux common stock of $6.75 to $8.00 and a reference range of implied equity values per share of Perfumania common stock of $12.50 to $19.50.

Pro Forma Transaction Analysis.

Selected Publicly Traded Companies

Using publicly available information, PJSC compared selected financial data of Perfumania on a pro forma basis after giving effect to the consummation of the merger with similar data for selected publicly traded companies having operations that, for the purposes of PJSC’s analysis and based on PJSC’s experience, PJSC deemed similar to Perfumania and Parlux. The selected companies were:

•	Revlon, Inc.

•	Elizabeth Arden, Inc.

•	Inter Parfums, Inc.

•	Sally Beauty Holdings Inc.

•	Ulta Salon, Cosmetics & Fragrance, Inc.

•	rue21, Inc.

•	Charming Shoppes Inc.

•	Cost Plus Inc.

•	Body Central Corp.

•	Big 5 Sporting Goods Corp.

•	Hot Topic Inc.

For each of these companies, PJSC used publicly available information to calculate: enterprise value (which represents total equity value plus book values of total debt, including preferred stock and minority interests less cash) as a multiple of EBITDA as described below and closing stock prices on December 16, 2011 as a multiple of EPS as described below.

Based on this analysis, PJSC then applied the following ranges of multiples for the selected companies to similar data for the pro forma Perfumania:

Parlux

Enterprise Value as a Multiple of:

LTM EBITDA	Estimated FY 2011 EBITDA (1/31/12)	Estimated FY 2012 EBITDA (1/31/13)
8.5x – 11.5x	8.0x – 11.0x	7.5x – 10.0x

Equity Value as a Multiple of:

LTM Net Income	Estimated FY 2011 Net Income (1/31/12)	Estimated FY 2012 Net Income (1/31/13)
14.0x – 17.0x	13.0x – 16.0x	11.0x – 15.0x

PJSC then calculated a range of implied equity values per share of the Perfumania common stock on a pro forma basis based on these multiple ranges. In performing this analysis, PJSC utilized data for Perfumania on a pro forma basis provided to PJSC by the managements of Perfumania and Parlux.

Based on this analysis, PJSC derived reference ranges of implied equity values per share of Perfumania common stock, on a pro forma basis after giving effect to the consummation of the merger, of $8.00 to $15.00.

Discounted Cash Flow Analysis.

PJSC conducted a discounted cash flow analysis to determine the implied equity value per share of the Perfumania common stock on a pro forma basis after giving effect to the consummation of the merger based on the future free cash flows for Perfumania on a pro forma basis for the period from February 1, 2012 through January 31, 2014, as estimated and provided to PJSC by the managements of Perfumania and Parlux. In arriving at the implied equity value per share of the Perfumania common stock, PJSC calculated terminal values by applying EBITDA terminal value multiples ranging from 7.5x to 9.5x. The free cash flows for Perfumania were then discounted to present values using a range of discount rates from 9.0% to 12.0%. PJSC used its professional judgment and experience, including taking into account, among other things, the weighted average cost of capital of Parlux and Perfumania and other companies deemed comparable to Parlux and Perfumania, in determining these ranges of discount rates.

Based on this analysis, PJSC derived a reference range of implied equity values per share of Perfumania common stock of $12.50 to $17.00, without synergies and $18.00 to $24.00 with synergies.

Miscellaneous.

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses or of the summary set forth above, without considering all such analyses, could create an incomplete view of the process underlying the PJSC Opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the managements of Parlux and Perfumania, respectively, and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Parlux. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The results of the analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, to the holders (other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family) of Parlux common stock of the merger consideration proposed to be paid to such holders in connection with the merger and were provided to the Parlux independent committee in connection with the delivery of the PJSC Opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which may be higher or lower than the merger consideration proposed to be paid to the holders of Parlux common stock in the merger and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, none of Parlux, PJSC or any other person assumes responsibility for their accuracy.

With regard to the selected public company analysis and the precedent transactions analysis summarized above, PJSC selected such public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is identical to Parlux or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the acquisition or public trading values of the selected companies and transactions to which Parlux and the merger were being compared. The consideration proposed to be paid to the holders of Parlux common stock in the merger was determined through negotiations between Perfumania, the Parlux independent committee and the Parlux board of directors and was approved by the Parlux board of directors upon recommendation by the Parlux independent committee. PJSC did not recommend any specific consideration to the Parlux independent committee or the Parlux board of directors or that any given consideration constituted the only appropriate consideration for the merger. In addition, as described elsewhere in this joint proxy statement/prospectus the PJSC Opinion was one of many factors taken into consideration by the Parlux independent committee and the Parlux board of directors in evaluating the merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the respective opinions of the Parlux independent committee or the Parlux board of directors with respect to the merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Parlux independent committee selected PJSC to deliver an opinion with respect to the fairness, from a financial point of view, to the holders (other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family) of Parlux common stock of the merger consideration proposed to be paid to such holders in connection with the merger on the basis of such experience.

Pursuant to the engagement letter dated July 1, 2011, Parlux is obligated to pay PJSC a fee for its financial advisory services, a substantial portion of which will become payable only if the merger is consummated. A retainer fee of $125,000 was paid upon Parlux’s execution of the engagement letter, $125,000 was paid upon the delivery of PJSC’s valuation analysis, and $50,000 was payable upon the rendering of the PJSC Opinion. In addition, PJSC will be due a transaction fee contingent upon the consummation of the merger (less any amounts paid and not previously credited pursuant to the retainer and opinion fees), payable at closing. The transaction fee is based on a percentage of the “Aggregate Consideration,” as defined in PJSC’s engagement letter, received by Parlux, its stockholders or other parties in connection with the merger. The market value of Perfumania’s stock that will be used, in part, to calculate Aggregate Consideration will be determined on the basis of the last market closing price prior to the consummation of the merger. Based on the closing prices of Perfumania common stock on December 22, 2011 and January 19, 2012, respectively, the transaction fee would range from approximately $2.5 million to $3.5 million. Parlux has also agreed to reimburse PJSC for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

PJSC has not otherwise received compensation during the last two years for providing investment banking services to Parlux, Perfumania or any of their affiliates. In addition, PJSC and its affiliates may provide in the future financial services to Perfumania and its affiliates, for which PJSC or its affiliates would expect to receive compensation. The issuance of the PJSC Opinion was authorized by its fairness opinion committee.

Opinion of American Appraisal Associates, Inc.

By letter dated November 30, 2011, the Parlux independent committee retained American Appraisal to evaluate the fairness of the consideration, from a financial point of view, to be paid to the holders of Parlux common stock in connection with the merger. American Appraisal has received a fee of $185,000 in connection with its opinion, and Parlux has agreed to reimburse American Appraisal for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement. American Appraisal has not otherwise received compensation during the last two years for providing services to Parlux, Perfumania or any of their affiliates.

American Appraisal is an independent global valuation consulting firm providing financial and property valuation services, including fairness and solvency opinion services, to private and public entities in connection with transactions and other business needs. American Appraisal was retained by the Parlux independent committee solely as an independent valuation consultant for the purpose of providing a fairness opinion in connection with the Transaction, and did not otherwise advise Parlux or its board of directors. American Appraisal is not a broker-dealer and does not provide broker-dealer services. No portion of American Appraisal’s fee was contingent on the merger closing or on any other particular outcome or event.

As described in “Background of the Merger,” at a meeting of the Parlux independent committee held on November 21, 2011, the committee determined to seek proposals from a second independent financial advisor to provide an opinion to the committee with respect to the fairness of the merger consideration, from a financial point of view, to the holders of Parlux common stock, other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family. After reviewing and discussing proposals from several financial advisors, the Parlux independent committee decided to engage American Appraisal and authorized Mr. D’Agostino to negotiate, with the assistance of Squire Sanders, the terms of a formal engagement letter with American Appraisal.

On December 19, 2011, the Parlux independent committee met to review the terms of the proposed merger agreement. During that meeting, American Appraisal reviewed with the Parlux independent committee certain financial analyses, as described below, and rendered its oral opinion to the Parlux independent committee that, as of that date, and based upon and subject to certain assumptions and qualifications disclosed by American Appraisal, the merger consideration to be paid to the holders of Parlux common stock in connection with the merger agreement was fair, from a financial point of view, to such holders. American Appraisal later confirmed its oral opinion by delivery of a written opinion dated December 23, 2011, to the effect that, as of December 23, 2011, and based on and subject to various assumptions and limitations described in the opinion (which were same as those disclosed in connection with rendering its oral opinion on December 19, 2011), the merger consideration to be received by the holders of shares of Parlux common stock in connection with the merger agreement is fair, from a financial point of view, to such holders of shares of Parlux common stock.

The consideration proposed to be paid to the holders of Parlux common stock in the merger was determined through negotiations between Perfumania, the Parlux independent committee and the Parlux board of directors and was approved by the Parlux board of directors upon recommendation by the Parlux independent committee. American Appraisal did not recommend any specific consideration to the Parlux independent committee or the Parlux board of directors or indicate that any given consideration constituted the only appropriate consideration for the merger. In addition, as described elsewhere in this joint proxy statement/prospectus, the American Appraisal Opinion was one of many factors taken into consideration by the Parlux independent committee and the Parlux board of directors in evaluating the merger.

The full text of American Appraisal’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by American Appraisal. The opinion is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein in its entirety by reference. Holders of Parlux common stock are encouraged to read the full opinion carefully. American Appraisal’s opinion was provided for the benefit of the Parlux independent committee in connection with, and for the purpose of, its evaluation of the merger consideration, from a financial point of view, and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Parlux or the Parlux’s underlying business decision to effect the merger. The opinion does not constitute advice or a recommendation to any stockholder as to how to vote or act with respect to the merger. The following summary of American Appraisal’s opinion is qualified in its entirety by reference to the full text of American Appraisal’s opinion.

In connection with its engagement, American Appraisal performed the analyses and reviews that it deemed necessary and appropriate under the circumstances, including but not limited to the following:

•	reviewed certain publicly available business and financial information relating to Parlux and Perfumania;

•

held discussions with certain members of the management of Parlux regarding the operations, financial condition, future prospects and projected operations and performance of Parlux and certain matters regarding the proposed transaction;

•

held discussions with the Chief Financial Officer of Perfumania regarding the operations, financial condition, future prospects and projected operations and performance of Perfumania, and Perfumania, including Parlux, following the merger;

•	reviewed copies of agreements, presentations and/or documents including but not limited to:

•	Agreement and Plan of Merger, dated December 23, 2011

•	License Agreement by and between S. Carter Enterprises, LLC and Artistic Brands Development LLC, dated December 23, 2011

•	Sublicense Agreement, dated December 23, 2011

•	Amendment to Warrant Certificates, dated December 23, 2011

•	Amendment to Letter Agreement, dated December 23, 2011

•	reviewed financial profit and loss forecasts and projections with respect to Parlux prepared by the management of Parlux for the fiscal years ending March 31, 2012 through March 31, 2014;

•	reviewed financial forecasts and projections with respect to Perfumania prepared by the management of Perfumania for the fiscal years ending January 28, 2012 through January 31, 2015;

•

reviewed pro forma combined projections including synergies for Perfumania and Parlux, following the merger, prepared by the management of Perfumania for the fiscal years ending January 2013 through January 2014;

•

compared the proposed financial terms of the proposed transaction with publicly available financial terms of certain transactions involving companies it deemed relevant and the consideration received for such companies;

•	reviewed selected economic, financial, and market information relating to the businesses of other companies whose operations it considered relevant in evaluating Parlux;

•	reviewed the historical market prices and trading volumes for each of Parlux’s and Perfumania’s publicly traded securities and those of certain publicly traded companies it deemed relevant; and

•	conducted such other financial studies, analyses and inquiries as it deemed appropriate.

In connection with the analysis underlying this opinion, American Appraisal relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecasts and other information and selected data with respect to Parlux and Perfumania made available or furnished to or otherwise reviewed by or discussed with American Appraisal by management of Parlux and of Perfumania for purposes of this opinion. American Appraisal did not independently verify or investigate any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and it is not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further, it assumed that there had been no material change in the assets, financial condition, business or prospects of Parlux, since the date of the most recent financial statements and forecasts made available to it.

With respect to financial analyses and forecasts regarding Parlux provided to or otherwise reviewed by or discussed with American Appraisal, it was advised by the management of Parlux and it assumed for the purposes of its opinion that such analyses and forecasts had been prepared based on reasonable assumptions reflecting the best currently available estimates and judgments of the management of Parlux as to the expected future results of operations and financial conditions of Parlux to which such analyses or forecasts relate. American Appraisal can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

In connection with all forecasts, information, data and material provided to American Appraisal by the management of Parlux, American Appraisal was advised by the management of Parlux, and it assumed for the purposes of its opinion that Parlux management did not omit or fail to provide, or cause to be omitted or undisclosed to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to American Appraisal by the management of Parlux not misleading in light of the circumstances under which such forecasts, information, data or material were provided.

With respect to financial analyses and forecasts regarding Perfumania and Perfumania including Parlux following the merger, American Appraisal assumed for the purposes of its opinion that such analyses and forecasts had been prepared based on reasonable assumptions reflecting the best currently available estimates and judgments of Perfumania to which such analyses or forecasts relate. American Appraisal can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

American Appraisal has not conducted or been provided with an independent valuation or appraisal of the assets or liabilities of Parlux nor Perfumania, nor has it made any physical inspection of the properties or assets of Parlux or Perfumania. In connection with its engagement, American Appraisal was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Parlux, nor did it negotiate the terms of the proposed transaction, and therefore, it assumed that such terms are the most beneficial, from Parlux’s perspective, that could, under the circumstances, be negotiated among the parties to the merger.

The analysis American Appraisal undertook in connection with rendering this opinion involved the exercise of judgment on the part of American Appraisal, as to which differences of opinion may exist. American Appraisal’s opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to it on, and the forecasts, information and data made available to it as of, the date of the opinion. Except as set forth in the engagement letter between American Appraisal and Parlux dated November 30, 2011, American Appraisal does not have any obligation to, and has not undertaken to, update, revise or reaffirm its opinion.

In connection with rendering its opinion to the Parlux independent committee, American Appraisal performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by American Appraisal in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the guideline publicly-traded company method and the guideline transaction method summarized below, no company or transaction used as a comparison was identical to Parlux, Perfumania or the post-merger Perfumania including Parlux. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the trading or acquisition values of the companies concerned.

American Appraisal believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying American Appraisal’s analyses and opinion. American Appraisal did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The following is a brief summary of the material financial analyses performed by American Appraisal and reviewed with the Parlux independent committee on December 19, 2011 in connection with American Appraisal’s opinion relating to the proposed merger. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of American Appraisal’s financial analyses.

Parlux Standalone Valuation

Discounted Cash Flow Method

American Appraisal performed a discounted cash flow analysis of Parlux using financial forecasts and estimates prepared by Parlux’s management. American Appraisal calculated a range of implied present values of the standalone unlevered, after-tax free cash flows that Parlux was forecasted to generate for fiscal years ending March 31, 2012 through March 31, 2014. American Appraisal calculated a range of values for Parlux by sensitizing the base discount rate concluded of 15.5% within a range of 14.5% to 16.5% and the base perpetuity rate concluded of 4.0% within a range of 2.0% to 6.0%. The terminal value was calculating by applying capitalization rates to the free cash flows in the normalized period under the Gordon Growth Model methodology. This discounted cash flow method resulted in a range of implied present values of approximately $4.62 to $5.39 per share of Parlux common stock.

Guideline Publicly-Traded Company Method

American Appraisal calculated multiples of invested capital value based on certain financial data for Parlux and six selected companies operating in the perfume and cosmetics industry. The guideline companies are as follows:

•	Coach, Inc.

•	Elizabeth Arden, Inc.

•	International Parfums, Inc.

•	L’Oreal

•	Revlon, Inc.

•	The Estee Lauder Companies Inc

American Appraisal calculated each selected company’s invested capital value as a multiple of its operating EBITDA for the latest 12 months and estimates of operating EBITDA for fiscal years 2012 and 2013. Forecasted operating EBITDA for the selected guideline companies was based on consensus analyst estimates provided by

Bloomberg. Based on consideration of the comparative size, riskiness, growth expectations, and profitability of Parlux relative to the selected guideline companies, the low selected operating EBITDA multiples were concluded to be 5.6x for the latest 12 months period and 5.7x for forecast fiscal years 2012 and 2013. The high selected operating EBITDA multiples were concluded to be 7.5x for the latest 12 months period and 7.6x for fiscal years 2012 and 2013. A premium for control of 15.0% was included in the analysis, based on consideration of premiums paid for recent acquisitions in the perfume and cosmetics industry. The guideline publicly traded company method resulted in a range of implied per share equity values of $5.10 to $6.67 per share of Parlux common stock.

Guideline Transaction Method

American Appraisal calculated multiples of invested capital value based on the estimated purchase prices paid in eight selected guideline transactions in the perfume and cosmetics industries. The calculations expressed the invested capital value of each target as a multiple of such target’s latest 12 month EBITDA. The guideline transaction method resulted in a range of implied per share equity values of $3.67 to $5.38 per share of Parlux common stock.

Target Company	Target Business Description	Acquiring Company
Avon Products—Japanese Subsidiary	Manufactures and sells cosmetics	TPG Capital LP

Alberto-Culver Co.	Manufactures and markets personal care and household products	Unilever PLC

Spectrum Brands, Inc.	Makes and sells personal care products, general batteries, and other consumer products	Harbinger Capital Partners

The Body Shop International PLC	Produces and sells naturally-based skin & hair care products	L’Oreal SA

Natural Beauty Bio-Technology Ltd.	Manufactures and sells skin care, beauty and aromatherapy products	Global Radiance Holdings Ltd.

CCA Industries, Inc.	Develops, manufactures and markets high quality health and beauty care products	Dubilier & co.

Mirato SpA	Manufacturer of personal hygiene and hair care products	Benefit SpA

FEM Care Pharma Ltd.	Produces and deals in cosmetics and pharmaceuticals	Dabur India Ltd.

Market Capitalization Method

American Appraisal reviewed the historical trading price per share of Parlux common stock for the period starting on December 10, 2010 through December 9, 2011. The analysis incorporated the closing price as of December 9, 2011, as well as the 30-day average, 3-month average, and 1-year average prior to December 9, 2011. Additionally, the 52-week high and low stock prices over the aforementioned period were considered. As these stock prices represent a minority position, a 15.0% premium for control was included in the analysis, based on consideration of premiums paid for recent acquisitions in the perfume and cosmetics industry. The market capitalization method resulted in a range of implied per share equity values of $2.78 to $4.30 per share of Parlux common stock.

Conclusion

Based on the aforementioned analyses, a range of $4.00 to $5.50 per share of Parlux common stock was concluded. The concluded range was based on the discounted cash flow method of the income approach, which is supported by the lower end of the guideline publicly traded company method of the market approach. The guideline transaction and market capitalization methods of the market approach were used as benchmarks and not directly considered in the overall valuation conclusion. For the conclusion and the above analyses, the per share values are calculated using diluted shares outstanding. The diluted shares outstanding are calculated using the Treasury Share Method, whereby the share base is calculated based on the indicated per share value in an iterative process.

Perfumania Standalone Valuation

Discounted Cash Flow Method

American Appraisal performed a discounted cash flow analysis of Perfumania using financial forecasts and estimates prepared by Perfumania’s management. American Appraisal calculated a range of implied present values of the standalone unlevered, after-tax free cash flows that Perfumania was forecasted to generate for fiscal years ending January 31, 2012 through January 31, 2015. American Appraisal calculated a range of values for Perfumania by sensitizing the base discount rate concluded of 13.3% within a range of 12.3% to 14.3% and the base perpetuity rate concluded of 4.0% within a range of 2.0% to 6.0%. The terminal value was calculating by applying capitalization rates to the free cash flows in the normalized period under the Gordon Growth Model methodology. This discounted cash flow method resulted in a range of implied present values of approximately $2.77 to $7.51 per share of Perfumania common stock.

Guideline Publicly-Traded Company Method

American Appraisal calculated multiples of invested capital value based on certain financial data for Perfumania and four selected companies operating as retailers within the perfume and cosmetics industry. The guideline companies are as follows:

•	Coach, Inc.

•	Elizabeth Arden, Inc.

•	Sally Beauty Holdings, Inc.

•	Ulta Salon, Cosmetics & Fragrances, Inc.

American Appraisal calculated each selected company’s invested capital value as a multiple of its operating EBITDA for the latest 12 months and estimates of operating EBITDA for the fiscal years 2012 and 2013. Forecasted operating EBITDA for the selected guideline companies was based on consensus analyst estimates provided by Bloomberg. Based on consideration of the comparative size, riskiness, growth expectations, and profitability of Perfumania relative to the selected guideline companies, the low selected operating EBITDA multiples were concluded to be 7.9x for the latest 12 months, 7.3x for the forecast fiscal year 2012, and 6.9x for the forecast fiscal year 2013. The high selected operating EBITDA multiples were concluded to be 9.5x in the latest 12 months, 8.8x for the forecast fiscal year 2012, and 8.2x for the forecast fiscal year 2013. As the Parlux shareholders will receive minority marketable shares of Perfumania under the proposed transaction, no premium for control was included in the analysis. The guideline publicly traded company method resulted in a range of implied per share equity values of $7.34 to $12.25 per share of Perfumania common stock.

Guideline Transaction Method

American Appraisal calculated multiples of invested capital value based on the estimated purchase prices paid in four selected guideline transactions for retailers in the perfume and cosmetics industries. The calculations expressed the invested capital value of each target as a multiple of such target’s latest 12 month EBITDA. The guideline transaction method resulted in a range of implied per share equity values of $6.35 to $14.14 per share of Perfumania common stock.

Target Company	Target Business Description	Acquiring Company
Bare Essentials, Inc.	Sells beauty care products and owns boutique shops under the Bare Essentials name	Shiseido Co.

Dufry South America, Ltd.	Operates duty free stores in major South American airports	Dufry AG

The Body Shop International PLC	Produces and sells naturally-based skin & hair care products	L’Oreal SA

NetOnNet AB	Operates online retail stores	Waldir AB

Market Capitalization Method

American Appraisal reviewed the historical trading price per share of Perfumania common stock for the period starting on December 10, 2010 through December 9, 2011. The analysis incorporated the closing price as of December 9, 2011, as well as the 30-day average, 3-month average, and 1-year average prior to December 9, 2011. Additionally, the 52-week high and low stock prices over the aforementioned period were considered. As these stock prices represent a minority position, and Parlux shareholders will receive minority marketable shares of Perfumania under the proposed transaction, no premium for control was included in the analysis. The market capitalization method resulted in a range of implied per share equity values of $7.67 to $19.60 per share of Perfumania common stock.

Conclusion

Based on the aforementioned analyses, a range of $3.00 to $7.50 per share of Perfumania common stock was concluded. The concluded range was based on the discounted cash flow method of the income approach, which is supported by the lower end of the guideline publicly traded company method of the market approach. The guideline transaction and market capitalization methods of the market approach were used as benchmarks and not directly considered in the overall valuation conclusion. For the conclusion and the above analyses, the per share values are calculated using diluted shares outstanding. The diluted shares outstanding are calculated using the Treasury Share Method, whereby the share base is calculated based on the indicated per share value in an iterative process.

Combined Company Valuation

Discounted Cash Flow Method

American Appraisal performed a discounted cash flow analysis of Perfumania following the merger using financial forecasts and estimates prepared by Perfumania’s management. American Appraisal calculated a range of implied present values as of January 31, 2012 of the unlevered, after-tax free cash flows that Perfumania was forecasted to generate following the merger for fiscal years ending January 26, 2013 and January 25, 2014. American Appraisal calculated a range of values for Perfumania following the merger by sensitizing the base discount rate concluded of 14.5% within a range of 13.3% to 15.3% and the base perpetuity rate concluded of 4.0% within a range of 2.0% to 6.0%. The terminal value was calculating by applying capitalization rates to the free cash flows in the normalized period under the Gordon Growth Model methodology. This discounted cash flow method resulted in a range of implied present values of approximately $5.95 to $8.81 per share of Perfumania common stock.

Guideline Publicly-Traded Company Method

American Appraisal calculated multiples of invested capital value based on certain financial data for Perfumania following the merger and eight selected companies operating as manufacturers and/or retailers within the perfume and cosmetics industry. The guideline companies are as follows:

•	Coach, Inc.

•	Elizabeth Arden, Inc.

•	Inter Parfums, Inc.

•	L’Oreal

•	Revlon, Inc.

•	Sally Beauty Holdings, Inc.

•	The Estee Lauder Companies Inc

•	Ulta Salon, Cosmetics & Fragrances, Inc.

American Appraisal calculated each selected company’s invested capital value as a multiple of estimates of operating EBITDA for the fiscal year ending 2013. Forecasted operating EBITDA for the selected guideline companies was based on consensus analyst estimates provided by Bloomberg. Based on consideration of the comparative size, riskiness, growth expectations, and profitability of Perfumania relative to the selected guideline companies, the low selected operating EBITDA multiple was concluded to be 7.3x, and the high selected operating EBITDA multiple was concluded to be 8.8x. As the Parlux shareholders will receive minority marketable shares of Perfumania under the proposed transaction, no premium for control was included in the analysis. The guideline publicly traded company method resulted in a range of implied per share equity values of $9.43 to $13.01 per share of Perfumania common stock following the merger.

Guideline Transaction Method

American Appraisal calculated multiples of invested capital value based on the estimated purchase prices paid in ten selected guideline transactions for manufacturers and/or retailers in the perfume and cosmetics industries. The calculations expressed the invested capital value of each target as a multiple of such target’s latest 12-month EBITDA. The guideline transaction method resulted in a range of implied per share equity values of $6.35 to $13.66 per share of Perfumania common stock following the merger.

Target Company	Target Business Description	Acquiring Company
Avon Products—Japanese Subsidiary	Manufactures and sells cosmetics	TPG Capital LP

Alberto-Culver Co.	Manufactures and markets personal care and household products	Unilever PLC

Spectrum Brands, Inc.	Makes and sells personal care products, general batteries, and other consumer products	Harbinger Capital Partners

Bare Essentials, Inc.	Sells beauty care products and owns boutique shops under the Bare Essentials name	Shiseido Co.

Dufry South America, Ltd.	Operates duty free stores in major South American airports	Dufry AG

The Body Shop International PLC	Produces and sells naturally-based skin & hair care products	L’Oreal SA

Target Company	Target Business Description	Acquiring Company
Natural Beauty Bio-Technology Ltd.	Manufactures and sells skin care, beauty and aromatherapy products	Global Radiance Holdings Ltd.

CCA Industries, Inc.	Develops, manufactures and markets high quality health and beauty care products	Dubilier & co.

Mirato SpA	Manufacturer of personal hygiene and hair care products	Benefit SpA

FEM Care Pharma Ltd.	Produces and deals in cosmetics and pharmaceuticals	Dabur India Ltd.

Conclusion

Based on the aforementioned analyses, a range of $6.00 to $9.50 per share of Perfumania common stock was concluded. The concluded range was based on the discounted cash flow method of the income approach, which is supported by the lower end of the guideline publicly traded company method of the market approach. The guideline transaction method of the market approach was used as a benchmark and not directly considered in the overall valuation conclusion. For the conclusion and the above analyses, the per share values are calculated using diluted shares outstanding. The diluted shares outstanding are calculated using the Treasury Share Method, whereby the share base is calculated based on the indicated per share value in an iterative process. American Appraisal’s conclusions are summarized in the table below:

Shareholder Election	Low End ($6.00/share)	High End ($9.50/share)
Stock and Cash Mixed Election ($4.00 cash and 0.20 shares)	$5.20	$5.90
Stock Election (0.533333 shares)	$3.20	$5.07

Summary Analysis

Based upon and subject to the foregoing, American Appraisal expressed the opinion that as of December 19, 2011 and as of December 23, 2011, the merger consideration to be received by the holders of shares of Parlux common stock, in connection with the merger, was fair to such holders, from a financial point of view.

Parlux Financial Advisors

The Parlux independent committee determined to engage American Appraisal to provide advice with respect to the financial fairness of the merger to holders of Parlux common stock because the Parlux independent committee believed it would be useful to have information and advice with respect to the transaction from a different financial perspective and because a substantial portion of PJSC’s compensation was contingent upon consummation of the merger. None of American Appraisal’s compensation was contingent upon reaching a particular opinion regarding the financial fairness of the merger or upon the ultimate consummation of the transaction.

Opinion of Financial Advisor to the Perfumania Special Committee

Opinion with respect to the Aggregate Merger Consideration

Pursuant to a letter agreement dated as of November 18, 2011, Financo was engaged to provide the Financo Opinion to the Perfumania special committee. The Perfumania special committee selected Financo based on Financo’s reputation and experience in the retail and consumer industries. Financo is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements of capital, and for other purposes. In this capacity, Financo is continually engaged in valuing these businesses. At the meeting of the Perfumania special committee on December 19, 2011, Financo delivered to Perfumania special committee a presentation, followed by the delivery of the Financo Opinion dated December 23, 2011, stating that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the Aggregate Merger Consideration (as defined below) was fair, from a financial point of view, to Perfumania. Financo’s analysis explicitly excluded an opinion on fairness, from a financial point of view, of the Aggregate Merger Consideration to any stockholders of Perfumania who own, or whose affiliates own, a controlling interest in Perfumania or who own, or whose affiliates own, any securities, including Parlux common stock, of Parlux.

For purposes of the Financo Opinion, “Aggregate Merger Consideration” means, collectively, (i) the aggregate Per Share Merger Consideration and (ii) the options and warrants to purchase Perfumania common stock resulting from conversion of Parlux stock options and the Gopman warrants and licensor warrants (further described below under “The Merger Agreement—Treatment of Parlux Stock Options” and “—Treatment of Warrants”) at the effective time as set forth in the merger agreement; and “Per Share Merger Consideration” means, with respect to each share of Parlux common stock (other than excluded shares), either (A) a combination of (x) $4.00 in cash and (y) 0.2 shares of Perfumania common stock, $0.01 par value, or (B) 0.533333 shares of Perfumania common stock. In addition, the Financo Opinion did not take into consideration, and Financo expressed no opinion on, the validity or effectiveness of any election to receive stock, or cash and stock, pursuant to the terms of the merger agreement, or the occurrence or the amount of any adjustment to the Per Share Merger Consideration provided for in the merger agreement.

The full text of the Financo Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the Financo Opinion, is included in Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The Financo Opinion is addressed to the Perfumania special committee and relates only to the fairness of the Aggregate Merger Consideration to Perfumania from a financial point of view. The Financo Opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The summary of the Financo Opinion described herein is qualified in its entirety by reference to the full text of the Financo Opinion. Holders of Perfumania common stock are urged to, and should, read the Financo Opinion carefully and in its entirety.

The Financo Opinion does not address the underlying business decision to enter into the merger agreement or the merger, nor does it evaluate alternative transaction structures or other financial or strategic alternatives. Financo was not authorized to solicit, and did not solicit, third party indications of interest for the acquisition of all or any part of Perfumania or the Perfumania common stock and did not (other than services in connection with fairness opinions) participate in the transaction process.

In arriving at the Financo Opinion, Financo reviewed and analyzed such financial and other matters as Financo deemed relevant, including, among other things:

•

certain publicly available information concerning Perfumania and Parlux that Financo believed to be relevant to its inquiry, including without limitation Perfumania’s Proxy Statement on Schedule 14A dated September 23, 2010 and Parlux’s Proxy Statement on Schedule 14A dated September 7, 2010;

•

certain financial and operating information with respect to the past and current business operations, financial condition and prospects of Perfumania and Parlux furnished to Financo by Perfumania, including without limitation, for Perfumania, the audited financial statements for the fiscal year ended January 29, 2011 and unaudited financial information for the 9-month period ended October 29, 2011, and for Parlux, the audited financial statements for the fiscal year ended March 31, 2011 and unaudited financial information for the 6-month period ended September 30, 2011;

•	a trading history of Perfumania common stock from December 16, 2008 to December 16, 2011;

•	a trading history of Parlux common stock from December 16, 2008 to December 16, 2011;

•

a comparison of the current quoted market prices of Perfumania and Parlux common stock to that of other operators that are similar to, respectively, Perfumania and Parlux that Financo deemed relevant and appropriate;

•	a comparison of the financial terms of the merger with the terms of certain other recent transactions that Financo deemed relevant;

•	a draft of the merger agreement dated December 17, 2011, not including the exhibits or schedules thereto except as expressly stated in the written opinion;

•	projected pro forma financial information and projected synergies for, respectively, Perfumania and Parlux, after giving effect to the merger, provided to Financo by Perfumania management; and

•	such other financial, strategic and market information that Financo deemed relevant.

In addition, Financo had discussions with Perfumania management, staff, and advisors concerning the material terms of the merger and Perfumania’s and Parlux’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Financo deemed relevant and appropriate.

In preparing the Financo Opinion, Financo assumed and relied upon the accuracy and completeness of, and did not independently verify, information (including without limitation the representations and warranties contained in the merger agreement) supplied or otherwise made available to Financo, discussed or reviewed by or for Financo or publicly available, and did not assume any responsibility for, nor make any independent verification of, any of the information. Financo further relied on the assurances of Perfumania management, staff, and advisors that they were unaware of any facts that would make portions of the information supplied to Financo by them incomplete or misleading.

Financo did not subject such information to either (i) any independent review of any kind by Financo or a third party, or (ii) an audit in accordance with generally accepted accounting attestation standards or the Statement on Standards for Prospective Financial Information issued by the American Institute of Certified Public Accountants. Further, the preparation of the Financo Opinion did not include a detailed review of any Perfumania or Parlux transactions, and cannot be expected to identify errors, irregularities or illegal acts, including fraud or defalcations, that may exist. In addition, Financo assumed and relied upon the reasonableness and accuracy of all financial projections, forecasts and analyses provided to Financo, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Perfumania’s management. Accordingly, Financo did not express an opinion or any other form of assurance on, and assumed no responsibility for, the accuracy, completeness, correctness, assumptions or achievability of such projections, forecasts and analyses.

For purposes of rendering the Financo Opinion, Financo assumed that all representations and warranties set forth in the merger agreement were and will be true and correct as of all the dates made or deemed made and that each party would comply with all of the covenants required to be performed by it under the merger agreement. Financo assumed that the merger would be consummated without waiver or modification, by any party thereto, of any of the material terms or conditions contained in the merger agreement prior to Financo’s delivery of the Financo Opinion and that the final form of the draft merger agreement would be substantially the same as the merger agreement reviewed by Financo. Financo also assumed that any and all regulatory and third party approvals, consents and releases in respect of the merger, including with respect to any arrangement, contract or license of Perfumania or Parlux or their respective subsidiaries, have been or will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Perfumania or Parlux or the contemplated benefits of the merger.

The Financo Opinion was necessarily based upon economic, market and other conditions and circumstances as they existed and could be evaluated as of the date thereof. Although such conditions and circumstances may have changed and may change in the future, Financo assumed no obligation to update, revise or reaffirm its opinion. Further, Financo expressed no opinion as to the prices at which either Perfumania common stock or Parlux common stock may trade at any time. The Financo Opinion was limited to the fairness of the Aggregate Merger Consideration, from a financial point of view, to Perfumania, and Financo assumed that there would be no material changes to the financial terms of the merger agreement after the date thereof. Financo expressed no opinion as to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Perfumania or Parlux following the merger. Financo expressed no view or opinion as to any terms or other aspects of the merger (other than the Aggregate Merger Consideration solely to the extent expressly specified in the Financo Opinion), including, without limitation, the form or structure of the merger.

In arriving at its opinion, Financo did not conduct a physical inspection of the properties or facilities of Perfumania or Parlux, and did not review any of the books and records of Perfumania or Parlux, except as expressly described in the Financo Opinion. Financo neither made nor obtained any evaluations or appraisals from a third party of the assets of Perfumania, Parlux or market competitors of either. Financo did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity. In arriving at the Financo Opinion, Financo considered the weighted average exercise price, the weighted average remaining contractual life and the number of shares of Parlux common stock issuable in respect of Parlux stock options or the Gopman warrants and licensor warrants, as provided by Parlux, and Financo did not consider nor express an opinion on, any other terms, conditions, rights or obligations (including vesting) in respect of such securities or the Perfumania stock options and warrants into which such securities will be converted at the closing of the merger. Financo did not evaluate the solvency or fair value of Perfumania or Parlux under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

The following is a summary explanation of the various sources of information and valuation methodologies employed by Financo in its presentation to the Perfumania special committee. These analyses were presented to the Perfumania special committee at its meeting on December 19, 2011. This summary describes the financial analyses used by Financo and deemed to be material, but does not purport to be a complete description of analyses performed by Financo in arriving at the Financo Opinion. Financo did not explicitly assign any relative weights to the various factors or analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Financo, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

For purposes of its analysis, Financo evaluated on a standalone basis each of Perfumania, Parlux, and the pro forma combined company (which is referred to in this section as the “Combined Company”).

Perfumania Valuation

Perfumania Comparable Companies Analysis

Financo compared Perfumania to a group of comparable public domestic specialty retail companies referred to as the “Perfumania Comparable Companies.” The Perfumania Comparable Companies are public companies that Financo deemed comparable to Perfumania’s limited universe. Financo identified the eleven public companies listed below as being comparable to Perfumania with respect to their industry sector, operating model, size and profitability. The companies selected had enterprise values between approximately $88.8 million and $15.1 billion as of December 16, 2011.

• bebe stores, inc.	• Kirkland’s, Inc.
• Build-A-Bear Workshop, Inc.	• Limited Brands, Inc.
• Casual Male Retail Group, Inc.	• Sally Beauty Holdings, Inc.
• Citi Trends, Inc.	• Ulta Salon, Cosmetics & Fragrances, Inc.
• Destination Maternity Corporation	• Wet Seal, Inc.
• Golfsmith International Holdings, Inc.

The financial information reviewed by Financo for these companies in the course of this analysis was based on historical financial information available as of December 16, 2011 and market data as of December 16, 2011. For each of the selected comparable companies, Financo compared, among other things:

•	the ratio of the company’s total enterprise value based on the company’s closing price per common share on December 16, 2011, referred to as “EV,” to estimated sales for its fiscal year 2011;

•

the ratio of the company’s EV on December 16, 2011, to estimated EBITDA for its fiscal year 2011 (for purposes of Financo’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for one-time unusual charges and non-recurring items);

•	the ratio of the company’s EV on December 16, 2011, to projected sales for its fiscal year 2012; and

•	the ratio of the company’s EV on December 16, 2011, to projected EBITDA for its fiscal year 2012.

The following table presents the range of multiples reviewed by Financo in its comparable company analysis with respect to Perfumania:

Comparable Companies Absolute Low/Absolute High Range
Fiscal 2011 Estimated Sales Revenue	0.14x - 2.43x
Fiscal 2012 Projected Sales Revenue	0.13x - 2.04x
Fiscal 2011 Estimated EBITDA	3.1x - 16.0x
Fiscal 2012 Projected EBITDA	2.5x - 12.8x

Based on the information for the comparable companies, Financo applied a selected range of multiples to corresponding metrics of Perfumania in order to derive a series of ranges for the implied per share value of Perfumania ranging from $0.00 to $6.08.

None of the comparable companies have characteristics identical to Perfumania. In evaluating the comparables, Financo made numerous assumptions with respect to the domestic specialty retail industry’s performance and general economic conditions, many of which are beyond the control of Perfumania. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

Perfumania Precedent Transactions Analysis

Financo considered ratios of EV to sales and EBITDA, in each case, with regards to the last twelve months, or “LTM,” then applicable, to derive multiples that strategic and financial acquirers have been willing to pay for companies in this particular market segment. In order to perform this analysis, Financo reviewed a number of transactions, including those involving companies deemed by Financo to be comparable to Perfumania based on financial performance, market focus and business model. Financo reviewed seven precedent merger and acquisition transactions announced from September 4, 2008 through June 22, 2011 involving companies in the domestic specialty retail industry.

Financo considered the following precedent transactions for its analysis:

Announcement Date	Acquiror	Target
June 22, 2011	The William Carter Company	Bonnie Togs Children’s Wear Ltd.
October 10, 2010	Dollar Tree, Inc.	Dollar Giant Store (B.C.) Ltd.
June 30, 2010	Billabong International Ltd.	West 49 Inc.
August 24, 2009	Advent International	Charlotte Russe Holding, Inc.
August 10, 2009	Barnes & Noble, Inc.	Barnes & Noble College Booksellers, Inc.
June 25, 2009	The Dress Barn, Inc.	Tween Brands, Inc.
September 4, 2008	Dufry AG	Hudson Group

For each precedent transaction above, Financo derived and compared to the extent publicly available, among other things:

•

the ratio of the EV of the acquired company to the acquired company’s LTM sales revenue based on the latest publicly available financial statements of the acquired company relating to the period prior to the announcement of the acquisition; and

•	the ratio of the EV of the acquired company to the acquired company’s LTM EBITDA.

The following table presents the range of multiples reviewed by Financo in its precedent transactions analysis with respect to Perfumania:

Precedent Transactions Absolute Low/Absolute High Range
EV to LTM sales revenue	0.25x - 1.26x
EV to LTM EBITDA	4.1x - 13.0x

Based on the information derived for each of the precedent transactions above, Financo applied a selected range of multiples to corresponding metrics of Perfumania in order to derive a series of ranges for the implied per share value of Perfumania ranging from $0.00 to $8.01.

No transaction utilized in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Financo made numerous assumptions with respect to the domestic specialty retailing industry’s performance and general economic conditions, many of which are beyond the control of Perfumania. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Perfumania Discounted Cash Flow Analysis

Financo examined the value of Perfumania on a standalone basis, based on projected free cash flow estimates that were derived from financial projections provided by Perfumania management. The free cash flow estimates were generated by applying financial projections for the fiscal year ending January 2013 through the fiscal year ending January 2016.

Financo performed a discounted cash flow analysis to calculate a range of present value for Perfumania using a range of discount rates from 10.3% to 11.7%, determined by Financo in its judgment and experience based on its estimated weighted average cost of capital of Perfumania, a range of perpetuity growth rates from 2.0% to 3.0% and implied Perfumania share prices ranging from $7.60 to $15.44.

Parlux Valuation

Parlux Comparable Companies Analysis

Financo compared Parlux to a group of comparable public fragrance and beauty wholesale companies referred to as the “Parlux Comparable Companies.” The Parlux Comparable Companies are public companies that Financo deemed comparable to Parlux’s limited universe. Financo identified the eight public companies listed below as being comparable to Parlux with respect to their industry sector, operating model, size and profitability. The companies selected had enterprise values between approximately $24.1 million and $22.1 billion as of December 16, 2011.

• CCA Industries, Inc.	• Inter Parfums, Inc.
• Elizabeth Arden, Inc.	• Physicians Formula Holdings, Inc.
• The Estee Lauder Companies Inc.	• Revlon, Inc.
• International Flavors & Fragrances Inc.	• Sensient Technologies Corporation

The financial information reviewed by Financo for these companies in the course of this analysis was based on historical financial information available as of December 16, 2011 and market data as of December 16, 2011. For each of the selected comparable companies, Financo performed similar analyses as it did for the Perfumania Comparable Companies in connection with its standalone analyses of Perfumania.

The following table presents the range of multiples reviewed by Financo in its comparable companies analyses with respect to Parlux:

Comparable Companies Absolute Low/Absolute High Range
FTME* January 2012 Estimated Sales Revenue	0.63x - 2.28x
FTME January 2013 Projected Sales Revenue	0.58x - 2.13x
FTME January 2012 Estimated EBITDA	8.1x - 12.9x
FTME January 2013 Projected EBITDA * “FTME” is fiscal twelve months ending	4.4x - 11.5x

Based on the information for the comparable companies, Financo applied a selected range of multiples to corresponding metrics of Parlux in order to derive a range for the implied enterprise value of Parlux of $64.7 million to $218.2 million and, when applying a control premium, an implied enterprise value up to $303.1 million.

None of the comparable companies have characteristics identical to Parlux. In evaluating the comparables, Financo made numerous assumptions with respect to the fragrance and beauty wholesale industry’s performance and general economic conditions, many of which are beyond the control of Parlux. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

Parlux Precedent Transactions Analysis

Financo performed a similar analysis for purpose of its valuation of Parlux as it did in connection with its valuation of Perfumania on a standalone basis. Financo reviewed publicly available information on ten precedent merger and acquisition transactions announced from September 25, 2009 through October 27, 2011 involving companies in the fragrance and beauty wholesale companies industry. Financo considered the following precedent transactions for its analysis:

Announcement Date	Acquiror	Target
October 27, 2011	LG Household & Health Care, Ltd.	VOV Corp.

August 3, 2011	AmorePacific Co.	Annick Goutal SAS

September 27, 2010	Unilever PLC	Alberto-Culver Company

September 27, 2010	PZ Cussons plc	St. Tropez Ltd.

April 28, 2010	Valeant Pharmaceuticals International	VitalScience Corp.

January 14, 2010	Shiseido Company, Limited	Bare Escentuals, Inc.

December 21, 2009	sanofi-aventis	Chattem, Inc.

December 13, 2009	Alberto-Culver Company, (U.K.), Limited	Simple Health & Beauty Group Limited

December 8, 2009	Valeant Canada Ltd.	Laboratoire Dr. Renaud

September 25, 2009	Unilever PLC	Sara Lee Personal Care and European Laundry business

The following table presents the ranges of multiples reviewed by Financo in its precedent transactions analysis with respect to Parlux:

Precedent Transactions Absolute Low/Absolute High Range
EV to LTM sales revenue	0.95x - 5.00x
EV to LTM EBITDA	8.4x - 15.2x

Based on the information derived for each of the precedent transactions above, Financo applied a selected range of multiples to corresponding metrics of Parlux in order to derive a range for the implied enterprise value of Parlux of $73.7 million to $284.4 million.

No transaction utilized as a precedent in the transaction precedent analysis is identical to the merger. In evaluating the precedent transactions, Financo made numerous assumptions with respect to the fragrance and beauty wholesale industry’s performance and general economic conditions, many of which are beyond the control of Parlux. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Parlux Discounted Cash Flow Analysis

Financo examined the value of Parlux on a standalone basis, based on projected free cash flow estimates with and without synergies that were derived from financial projections provided by Perfumania and Parlux management. The free cash flow estimates were generated by applying financial projections for FTME January 2013 through FTME January 2016.

Financo performed a discounted cash flow analysis to calculate a range of present values for Parlux, both with and without synergies, using a range of discount rates from 16.7% to 19.6%, determined by Financo in its judgment and experience based on its estimated weighted average cost of capital of Parlux, and perpetuity growth rates from 2.0% to 3.0%. Based on these assumptions, for the discounted cash flow analysis without synergies, Financo calculated for Parlux total EVs ranging from $85.4 million to $107.9 million. For the discounted cash flow analysis including synergies, Financo calculated for Parlux total EVs ranging from $140.3 million to $177.6 million.

Combined Company Valuation

Combined Company Comparable Companies Analysis

Based on certain information for the comparable companies of each of Perfumania and Parlux, Financo applied a selected range of multiples to corresponding metrics of the Combined Company, including synergies, in order to derive a series of ranges for the implied per share value of the Combined Company ranging from $9.59 to $19.99.

None of the comparable companies have characteristics identical to the Combined Company. In evaluating the comparables, Financo made numerous assumptions with respect to the domestic specialty retail industry’s performance and general economic conditions, many of which are beyond the control of each of Perfumania and Parlux. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

Combined Company Precedent Transactions Analysis

Based on certain information derived for the precedent transactions reviewed with regards to each of Perfumania and Parlux, Financo applied a selected range of multiples to corresponding metrics of the Combined Company in order to derive a series of ranges for the implied per share value of the Combined Company ranging from $5.72 to $29.62.

No transaction utilized in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Financo made numerous assumptions with respect to the domestic specialty retailing industry’s performance and general economic conditions, many of which are beyond the control of each of Perfumania and Parlux. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Combined Company Discounted Cash Flow Analysis

Financo examined the value of the Combined Company on a standalone basis, based on projected free cash flow estimates that were derived from financial projections provided by Perfumania management. The free cash flow estimates were generated by applying financial projections from the fiscal year ending January 2013 through the fiscal year ending January 2016.

As with the Parlux Discounted Cash Flow Analysis, Financo performed two discounted cash flow analyses for the Combined Company, one without synergies and one with synergies. Based on a range of implied perpetuity growth rates from 2.0% to 3.0% and a range of discount rates from 9.2% to 10.5%, determined by Financo in its judgment and experience based on its estimated weighted average cost of capital of the Combined Company, Financo calculated for the Combined Company, without synergies, implied pro forma Perfumania share prices ranging from $14.64 to $23.01. Based on a range of implied perpetuity growth rates from 2.0% to 3.0% and a range of discount rates from 9.2% to 10.5%, Financo calculated for the Combined Company, with synergies, implied pro forma Perfumania share prices ranging from $20.24 to $30.50.

The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Financo Opinion. In arriving at its fairness determination, Financo considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Financo made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain Financo analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Financo. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

In performing its analyses, Financo both made and relied upon assumptions with respect to Perfumania, Parlux, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Perfumania and Parlux. The analyses performed by Financo are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Financo’s analyses were prepared solely as part of Financo’s analysis of whether, as of the date of the Financo Opinion, from a financial point of view, the Aggregate Merger Consideration offered under the merger was fair to Perfumania. Financo’s analysis explicitly excluded any opinion on fairness, from a financial point of view, of the Aggregate Merger Consideration to any stockholders of Perfumania who own, or whose affiliates own, a controlling interest in Perfumania or who own, or whose affiliates own, any securities, including Parlux common stock, of Parlux.

Financo was retained by the Perfumania special committee to give a presentation of its analysis to the Perfumania special committee and, separately, provide the Financo Opinion as to the fairness, from a financial point of view, to Perfumania of the Aggregate Merger Consideration to be paid by Perfumania in connection with the merger of Parlux. In the past, Financo has provided investment banking or other financial advisory services to Perfumania and received compensation for rendering such services. No such engagement has occurred in the past two years. Financo received an initial fee of $125,000 upon engagement, a fee of $150,000 upon notice by

Financo that it was prepared to deliver its analysis, and a fee of $375,000 upon notice by Financo that the Financo Opinion was available for delivery (less the analysis fee of $150,000 if paid to Financo prior to the delivery of the Financo Opinion). If, after delivery of the analysis or the Financo Opinion, the Perfumania special committee informs Financo that the terms of the proposed transaction materially change and, therefore, it desires an updated analysis and/or opinion, then Perfumania will pay an additional fee of $75,000 per occurrence. No portion of Financo’s fee is contingent upon the consummation of the merger.

Opinion with respect to the Loans

Pursuant to a letter agreement dated as of November 18, 2011, Financo was also engaged to provide the Financo Loan Opinion to the Perfumania special committee in connection with the Loans (as defined below). At the meeting of the Perfumania special committee on December 19, 2011, Financo delivered to the Perfumania special committee a presentation, followed by the delivery of the Financo Loan Opinion dated December 23, 2011, stating that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the Loans were fair, from a financial point of view, to Perfumania. For the purposes of the opinion, in determining such fairness, from a financial point of view, Financo’s review of the Loans was restricted to the interest rate thereon, the covenants thereto, and the principal and maturity thereof. Financo’s analysis explicitly excluded an opinion on fairness, from a financial point of view, of the Loans to any stockholders of Perfumania who own, or whose affiliates own, a controlling interest in Perfumania.

In connection with the merger, Model (A) received a letter (the “Note Commitment Letter”), pursuant to which the Nussdorf Trusts severally committed to provide or cause to be provided debt financing to Perfumania through Model on the terms and subject to the conditions contained therein, (B) will issue Second Amended and Restated Subordinated Promissory Notes, dated as of the date the merger closes (the “Closing”), in the aggregate principal amount of the sum of the aggregate unpaid principal balance of the amended and restated notes on the date of Closing plus $30,000,000 (the “Nussdorf Trust Notes”) reflecting additional loans to be funded by the Nussdorf Trusts on the date of Closing in an aggregate amount of $30,000,000 in cash (the “Loans”), and (C) will contribute, either by way of intercompany loan or dividend, the proceeds of the Loans to Perfumania in order to permit Perfumania to perform its obligations at closing of the merger. Pursuant to the Note Commitment Letter, each Nussdorf Trust Note will provide, among other things, (A) that the principal amount thereof shall be payable in full on April 30, 2015 and (B) that Model shall pay or cause to be paid to the holder of each Nussdorf Trust Note interest on the unpaid principal amount thereof from time to time at a rate per annum equal to the then current Senior Debt Rate (as defined in the Nussdorf Trust Notes) plus two percent (2%) per annum in arrears on the last day of each January, April, July and October and on the Maturity Date (as defined in the Nussdorf Trust Notes) until such Nussdorf Trust Note is paid in full. Payment of interest and principal of each Nussdorf Trust Note shall be subject to the terms of an amended and restated subordination agreement, to be dated the date of Closing, by and among Model, Wells Fargo Bank, as administrative agent for the lenders under Perfumania’s senior credit facility, and the Nussdorf Trusts.

The full text of the Financo Loan Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the Financo Loan Opinion, is included in Annex B to this joint proxy statement prospectus and is incorporated herein by reference. The Financo Loan Opinion is addressed to the Perfumania special committee of the board of directors of Perfumania and relates only to the fairness of the Loans to Perfumania from a financial point of view. This summary of the Financo Loan Opinion is qualified in its entirety by reference to the full text of the Financo Loan Opinion.

In arriving at its opinion, Financo reviewed and analyzed certain selected information (including, but not limited to, the Credit Agreement, dated January 7, 2011, by and among Perfumania, other borrowers and guarantors named therein, Wells Fargo Bank, the lenders party thereto, Bank of America, N.A., Regions Bank, RBS Business Capital, Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated), had discussions with Perfumania management, staff and advisors and made certain assumptions and qualifications, as set forth in the Financo Loan Opinion. For purposes of its analysis, Financo considered, among other things, the financial profile of Perfumania, both current and pro forma, and selected recent financing transactions.

No transaction utilized in the recent financing transactions analysis is identical to the Loans. In evaluating the recent financing transactions, Financo made numerous assumptions with respect to the domestic specialty retailing industry’s performance and general economic conditions, many of which are beyond the control of Perfumania. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Certain Unaudited Prospective Financial Information

Neither Perfumania nor Parlux, as a matter of course, make public forecasts or public projections as to future performance, revenues, earnings or other results, and each of them is especially wary of making forecasts for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in the course of the parties’ discussions, Perfumania and Parlux’s management prepared prospective financial information to present certain internal projections of financial performance for the respective companies, and they provided these projections to the special independent committees of both companies’ boards of directors, the boards, and their respective financial advisors in connection with the financial advisors’ financial analyses of, and the directors’ consideration of, the proposed merger. These internal projections were updated during the year, each superseding the respective earlier projections.

Perfumania and Parlux are including the prospective financial information discussed below only to provide their respective stockholders with access to certain prospective financial information concerning each company that was provided to the special independent committees, both boards, and their respective financial advisors. The prospective financial information is not included in this joint proxy statement/prospectus in order to influence any Parlux stockholder to vote or to take any other action with respect to the merger, including without limitation any decision by a Parlux stockholder regarding whether or not to seek appraisal rights for shares of Parlux common stock, or to influence any Perfumania shareholder to make any decision regarding either of the proposals to be voted on at the Perfumania special meeting, or for any other purpose, and readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the prospective financial information included herein.

The prospective financial information disclosed below was not prepared with a view toward public disclosure, nor with a view toward compliance with the published guidelines of the SEC, the guidelines of the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither Perfumania’s nor Parlux’s independent registered public accounting firms, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, this prospective financial information.

These internal projections, including the possible post-merger synergies described below, were (i) based on numerous variables and assumptions that are inherently uncertain – reflecting in many respects the subjective judgment of the respective managements of Perfumania and Parlux, (ii) and subject to change and (iii) may be subject to factors beyond the companies’ control. Actual circumstances may differ materially from those assumed for purposes of these internal projections. These internal projections, including the possible post-merger synergies, are forward-looking statements inherently subject to the general risks that Perfumania and Parlux face in their businesses, including those discussed in “Risk Factors” beginning on page 32. We cannot predict the actual integration costs or savings and other potential synergies, if any, that will be achieved when the companies are combined. The inclusion of this prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that any of Perfumania, Parlux or any of their respective affiliates, advisors, officers, directors, or representatives considered the possible post-merger synergies and other internal projections as anything but too speculative to be material or predictive of future events, and this information should not be relied upon as such. Important factors that may affect actual results and cause the internally projected results and potential synergies not to be achieved include, but are not limited to, the factors described in

“Risk Factors” and in “Cautionary Statement Regarding Forward-Looking Statements” on page 48. The prospective financial information should be read together with the financial statements included in this joint proxy statement/prospectus beginning at page F-1 and the filings made by Perfumania and Parlux with the SEC.
The prospective financial information in this joint proxy statement/prospectus does not take into account any conditions, circumstances or events occurring since the dates it was prepared, including the transactions contemplated by the merger agreement. Neither Perfumania nor Parlux intends to update or revise the prospective financial information to reflect any such intervening conditions, circumstances or events or to reflect the occurrence of future events (including any failure of the merger to occur), even in the event that any or all of the assumptions underlying the prospective financial information are no longer appropriate.

Set forth below is prospective financial information for the individual companies on a standalone basis and for the combined company that Perfumania and Parlux prepared and provided to the boards of directors of both companies, their independent committees and their respective financial advisors.

Perfumania Standalone Projections

	Twelve Months Ending January,
	2013	2014	2015
	(in thousands, except per share data)
Net sales	$528,846	$549,267	$569,828
Gross profit	204,613	214,250	224,224
Operating income	24,113	29,249	34,590
Net income	10,203	13,404	16,828
EBITDA	32,113	37,583	43,218
Earnings per share(1)	$1.14	$1.49	$1.88

Parlux Standalone Projections

	Twelve Months Ending January,
	2013	2014	2015
	(in thousands, except per share data)
Net sales	$177,080	$195,219	$208,638
Gross profit	103,478	112,084	118,722
Operating income	17,128	18,407	19,734
Net income	10,116	11,072	12,184
EBITDA	19,533	21,257	22,531
Earnings per share(1)	$0.49	$0.53	$0.59

Combined Company Projections

	Twelve Months Ending January,
	2013	2014	2015
	(in thousands, except per share data)
Net sales	$663,805	$705,486	$730,466
Gross profit	304,213	331,021	347,765
Operating income	40,363	64,343	71,143
Net income	19,440	34,540	39,030
EBITDA	50,769	75,527	82,568
Earnings per share(1)	$1.28	$2.27	$2.57

(1)	Assumes 8,967,000 outstanding Perfumania shares, 20,769,000 outstanding Parlux shares, and 15,186,000 outstanding combined company shares for each period.

While presented with numeric specificity, the foregoing financial projections reflect numerous assumptions, many of which are highly subjective, made by Perfumania and Parlux managements in light of business, industry and market conditions at the respective times of their preparation. These include, but are not limited to, the following principal assumptions:

With respect to Perfumania:

•

Compared with the fiscal year ending January 2012, Internet sales in each year were assumed to be approximately 15-20% higher and other retail sales in each year approximately 2%-3% higher, with sales margins assumed to be approximately 2% higher. These estimates assume a level number of retail stores, a modest increase in comparable store sales, a higher volume of internet sales driven by the new perfumania.com website, favorable changes in product mix, and anticipated promotional activity.

•	Compared with the fiscal year ending January 2012, wholesale sales were assumed to be approximately 2%-3% higher, with margins assumed to be unchanged.

•

Capital expenditures are assumed to be 20-30% higher in the fiscal years ending January 2013 and 2014 compared with the fiscal year ending January 2012 due to projected investments in upgrading Perfumania’s point of sale and back office support systems such as warehousing, allocations and accounting.

•

Selling, general and administrative expenses for all three years were assumed to be approximately level with the fiscal year ending January 2012 with those expenses relative to sales increasing due to the projected increases in sales volume.

•

Commencing interest payments on the related party debt, partially offset by a moderate decline in interest expense on the senior credit facility due to an anticipated decrease in average monthly borrowings under the revolving line of credit.

With respect to Parlux:

•

Sales forecasts reflect internal expectations for each brand and forecasts from Perfumania and Jacavi and do not assume signing any new license through the Parlux fiscal year ending March 31, 2014. Gross sales projections were forecasted to increase 22% and 14% during the Parlux fiscal years ending March 31, 2013 and 2014, respectively. The 5% increase in gross sales forecast for the Parlux fiscal year ending March 31, 2015 assumes one new license being signed.

•

Sales to domestic customers (primarily department stores) anticipate a normalized 12.5% return based upon a normal mix of basic and promotional gift set sales. International sales and sales to Perfumania and Jacavi are not subject to returns.

•

Cost of goods was projected based upon forecasted sales and relate to established pricing structures that take into consideration expenses borne by the customer, volume of business, payment terms, returns and other applicable information consistent with pricing regulations.

•

General and administrative expenses were forecast assuming the existing office and basic staff could absorb the anticipated increased volume of sales with a relatively minor increase in variable expenses and inflation.

•	Depreciation and amortization expenses were increased based upon additional capital expenditure spending primarily for molds for components replacement and required for planned new products.

•	Interest expense assumes no borrowing on the existing line of credit and that payments will be made as required on any unused line of credit.

•	Income taxes were calculated as 38% of income before income taxes.

•

Accounts receivable assume collections from customers based upon stated terms, which range from cash in advance to 90 days (an overall average approximating 60 days). The provisions for non collectibles were forecast based upon estimated returns and expected deductions from remittances by customers.

•

Inventories projections are based upon anticipated sales levels and sales mix (basic product sales versus promotional products). The projections take into account the lead time required to acquire certain raw materials and components (in certain cases up to 180 days) which translates into requiring a three to six months supply of certain items to ensure timely production.

•	Accounts payable terms were projected assuming 30 days for non inventory purchases and 45 days for inventory items, including gifts with purchase and other promotional items.

With respect to the combined company:

•

Assumes that synergies from the vertical integration of Perfumania and Parlux will result in gross margin of the combined company, compared with the projected gross margin of Perfumania on a standalone basis, that is 1.5% higher in the twelve months ending January 2013 and 3.0% higher in each of the years ending January 2014 and 2015.

•

Assumes annual operating expense savings due to synergies of (a) approximately $3 million in the twelve months ending January 2013, including approximately $2 million of selling expense and $1 million of professional fees, distribution costs and other costs, and (b) approximately $12 million in each of the twelve-month periods ending January 2014 and 2015, including approximately $5.6 million of personnel-related expense, $4.3 million of selling expense, $1 million of professional fees, and $1.1 million of distribution and other costs.

There can be no assurance that the assumptions made in preparing these internal financial projections will prove accurate. All such assumptions and potential synergies are subject to the important factors that may affect actual results described in “Risk Factors” and in “Cautionary Statement Regarding Forward-Looking Statements” and other factors, and the other considerations described above. In addition, the prospective financial information set forth above does not take into account any of the costs of the transactions contemplated by the merger agreement, including the costs of the merger, nor the costs of and increased interest expense resulting from the borrowings to finance the merger or any integration costs following the merger.

EBITDA consists of net income excluding income tax provision, interest expense and depreciation and amortization. Projected EBITDA for standalone Perfumania and Parlux, and for the combined company, for the respective twelve-month periods is reconciled to projected net income as follows:

Perfumania

	Twelve Months Ending January,
	2013	2014	2015
	(in thousands)
EBITDA	$32,113	$37,583	$43,218
Interest expense	7,655	7,630	7,536
Income taxes	6,254	8,215	10,226
Depreciation and amortization expense	8,001	8,334	8,628

Net Income	$10,203	$13,404	$16,828

Parlux

	Twelve Months Ending January,
	2013	2014	2015
	(in thousands)
EBITDA	$19,533	$21,257	$22,531
Interest expense	815	553	—
Income taxes	6,197	6,782	7,467
Depreciation and amortization expense	2,405	2,850	2,880

Net Income	$10,116	$11,072	$12,184

Combined Company

	Twelve Months Ending January,
	2013	2014	2015
	(in thousands)
EBITDA	$50,769	$75,527	$82,568
Interest expense	9,010	8,637	8,197
Income taxes	11,912	21,166	23,833
Depreciation and amortization expense	10,407	11,184	11,508

Net Income	$19,440	$34,540	$39,030

EBITDA has limitations, including that it:

•	is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation;

•	does not reflect actual cash expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Perfumania’s, Parlux’s or the combined company’s debt;

•	does not reflect any cash income taxes that Perfumania, Parlux or the combined company may be required to pay; and

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Therefore, EBITDA should not be considered either in isolation or as a substitute for analysis of actual results of operations as reported in accordance with GAAP. Furthermore, EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating performance nor to net cash provided by (or used in) operating, investing or financing activities, or as a measure of the ability of any of Perfumania, Parlux or the combined company to meet cash needs.

Interests of Certain Persons in the Merger

In considering the recommendation of Parlux’s board of directors with respect to the merger agreement, Parlux stockholders should be aware that some of Parlux’s executive officers and directors and affiliates have financial interests in the merger that are different from, or in addition to, those of Parlux’s stockholders generally including the fact that all of the members of the Parlux board of directors will become members of Perfumania’s board in connection with the consummation of the merger. The Parlux board of directors was aware of these interests and considered them, among other matters, in negotiating and approving the merger agreement and making its recommendation that the Parlux stockholders approve and adopt the merger agreement. For purposes of all of the Parlux arrangements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Perfumania Board of Directors

In accordance with the merger agreement, all of the directors of Parlux serving as directors of Parlux immediately before the effective time of the merger will be appointed to the board of directors of Perfumania at the effective time of the merger. The current members of the Parlux board of directors, who are also expected to join the Perfumania board, are as follows: Frederick E. Purches, Anthony D’Agostino, Esther Egozi Choukroun, Glenn Gopman and Robert Mitzman. For additional information on these individuals see “The Parlux Special Meeting—About the Parlux Directors” on page 144.

Parlux Employment Arrangements

Frederick E. Purches

On January 25, 2010, the Parlux Board of Directors unanimously elected Mr. Purches to the Board of Directors, and appointed him as the Chairman of the Board of Directors. Also, on January 25, 2010, the Board of Directors appointed Mr. Purches as Chief Executive Officer of Parlux on an interim basis.

On November 8, 2010, Parlux entered into an executive employment agreement with Mr. Purches. This employment agreement provided for a term beginning on November 8, 2010 and ending eleven months thereafter. Pursuant to the employment agreement, Mr. Purches will receive an annual base salary of $500,000. Mr. Purches will be entitled to participate in Parlux’s executive bonus plan. Mr. Purches will be eligible for and may participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of Parlux existing from time to time. Parlux recognized that Mr. Purches resides in New York and will not be relocating his residence. Accordingly, the employment agreement provides that Parlux will reimburse Mr. Purches for all reasonable and documented travel expenses and may consider renting an apartment or extended stay accommodations in Fort Lauderdale at its expense for Mr. Purches under certain circumstances.

On May 18, 2011, Parlux entered into an amendment to Mr. Purches’ executive employment agreement, which amends the term of his employment to continue through March 31, 2012, unless terminated at an earlier date in accordance with the agreement. In connection with this amendment to his executive employment agreement, Mr. Purches was granted an option, which vested immediately, to purchase 50,000 shares of Parlux common stock under the Parlux 2007 Stock Incentive Plan.

Frank A. Buttacavoli

On June 5, 2009, Parlux entered into an employment agreement with Mr. Buttacavoli. The new employment agreement replaced an agreement dated June 1, 2005, which would have expired under its terms on March 31, 2012. The new employment agreement provides for an initial term of three years ending on March 31, 2012 and may be extended for two consecutive one year periods. Pursuant to the new employment agreement, Mr. Buttacavoli will continue to receive his then current annual base salary of $400,000. Mr. Buttacavoli will be eligible to receive an annual bonus of up to 50% of his annual base salary based on Parlux’s achievement of certain financial measures and management objectives as determined by the Parlux compensation committee. Also, Mr. Buttacavoli will be eligible for and may participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of Parlux existing from time to time. Under the terms of the new employment agreement, Mr. Buttacavoli is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants. In connection with the new employment agreement, Mr. Buttacavoli was granted an option to purchase 100,000 shares of Parlux common stock under the 2007 Stock Incentive Plan.

On March 31, 2010, Parlux entered into an amendment to Mr. Buttacavoli’s employment agreement, which provides for an annual base salary of $360,000 from April 1, 2010, through March 31, 2011, and an annual base salary of $400,000 from April 1, 2011, through March 31, 2012. Mr. Buttacavoli volunteered to reduce his annual base salary by 10% for the period ended March 31, 2011, to assist Parlux in its cost reduction initiatives. All other terms under Mr. Buttacavoli’s employment agreement remained unchanged.

On March 31, 2011, Parlux entered into a second amendment to Mr. Buttacavoli’s employment agreement, which amends the termination payment adjustment, termination benefits and condition to severance. The second amendment provides termination payments in an aggregate amount equal to one-half Mr. Buttacavoli’s annual base salary in effect at the time of such termination. Parlux shall continue to provide Mr. Buttacavoli with executive benefits for a period of twelve months following the date of such termination, except the executive benefits shall cease should Mr. Buttacavoli commence employment with another employer during this twelve month period. On September 12, 2011, Mr. Buttacavoli and the Parlux compensation committee agreed to exercise the first one-year extension option under this employment agreement.

Raymond J. Balsys

On August 1, 2011, Parlux entered into an employment agreement with Raymond J. Balsys, its Chief Financial Officer. This employment agreement provides for a term beginning on August 1, 2011 and ending on July 31, 2012. Pursuant to the employment agreement, Mr. Balsys will receive an annual base salary of $262,500. Mr. Balsys will be eligible to receive an annual bonus of up to 50% of his annual base salary based on Parlux’s achievement of certain financial measures and management objectives as determined by Parlux’s compensation committee. Mr. Balsys will be eligible for and may participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of Parlux existing from time to time. On August 1, 2011, Mr. Balsys was granted an option to purchase 25,000 shares of Parlux common stock at an exercise price of $2.99 (the closing price on the grant date), pursuant to the Parlux 2007 Stock Incentive Plan. The option will vest with respect to 12,500 shares immediately and with respect to 12,500 shares on July 31, 2012.

For further information regarding payments to Parlux officers upon termination, see “The Parlux Special Meeting—Parlux Proposal 2: Advisory Vote on Certain Compensation Payable by Parlux to Executive Officers in Connection with the Merger” beginning on page 140.

Equity Compensation Awards

At the effective time of the merger, each outstanding option to purchase shares of Parlux common stock will be converted into an option to purchase shares of Perfumania common stock as follows:

•

the number of shares of Perfumania common stock subject to the converted option will equal the number of shares of Parlux common stock subject to the original option multiplied by the equity award exchange ratio, rounded down to the nearest whole share;

•

the per share exercise price for Perfumania common stock will equal the per share exercise price of the Parlux option immediately before the effective time of the merger divided by the equity award exchange ratio, rounded up to the nearest whole cent;

•	the vesting schedule of each option will be accelerated by one year; and

•

if the holder’s employment is terminated within one year of the effective time of the merger without cause or good reason, the option will vest in full and the exercisability of the option will continue for 90 days following termination;

Except as set forth above, each converted Perfumania option generally will be subject to the same terms and conditions as were applicable to the corresponding Parlux option immediately before the effective time of the merger. Under the terms of the merger agreement, “equity award exchange ratio” means: the equity award applicable to all stock consideration (0.533333).

Glenn Gopman, a director of Parlux, currently holds warrants to purchase 10,000 shares of Parlux common stock, which we refer to as the “Gopman warrant.” Upon completion of the merger, the outstanding Gopman warrant will be automatically converted into a warrant to purchase a number of shares of Perfumania common stock equal to the product of (i) the number of shares of Parlux common stock subject to the Gopman warrant and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price of the Gopman warrant will be equal to (i) the per share exercise price of Parlux common stock at which the Gopman warrant was exercisable immediately before the effective time of the merger, divided by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. Perfumania has agreed to include the shares issued upon exercise of the Gopman warrant in the resale registration statement it files to register the shares underlying the licensor warrants and the 300,0000 shares that will be issued to Artistic Brands. Except as set forth above, the Gopman warrant will be subject to the same terms and conditions as were applicable to the Gopman warrant before the effective time of the merger.

Based on Parlux directors’ and executive officers’ equity compensation holdings as of December 31, 2011, (i) the number of shares of Parlux common stock relating to options held by each of Messrs. Purches, Balsys, Buttacavoli and the four Parlux non-employee directors as a group that would vest and become exercisable as of the effective time of the merger (assuming an effective date of March 31, 2012 or later) is: 0; 12,500; 0 and 0 (in the aggregate), respectively and (ii) the number of shares of Parlux common stock underlying a warrant held by Mr. Gopman that will be converted into the right to receive a Perfumania warrant at the effective time of the merger is 10,000.

Director and Officer Indemnification and Insurance

Parlux directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement for a period of six years after the merger is completed.

For a more complete description, please see “The Merger Agreement—Indemnification and Insurance” on page 131.

Nussdorf Trust Loans

Glenn Nussdorf, who owns approximately 9.9% of the outstanding shares of Parlux common stock, is also a principal stockholder of Perfumania, as described in “Security Ownership of Certain Beneficial Owners and Management—Ownership of Perfumania before the Merger” on page 223. Family trusts related to Mr. Nussdorf and his siblings have committed to provide debt financing to enable Perfumania to complete the merger, as described in detail in “Perfumania’s Financing Arrangements” on page 135.

Ownership of Common Stock of the Combined Company After the Merger

Upon completion of the merger and Perfumania’s issuance of 300,000 new shares to Artistic Brands under the Proposal Agreement, Perfumania and Parlux expect that former Parlux stockholders will own approximately 40% of the outstanding shares of Perfumania common stock and current Perfumania stockholders will own approximately 60% of the outstanding shares of Perfumania common stock, or approximately 49% and 51%, respectively, measured on a “fully-diluted” basis as of December 31, 2011. As used in the calculation of Perfumania stockholder and Parlux stockholder ownership, “fully-diluted” means the number of shares of common stock outstanding, plus the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding stock options, warrants and other securities exercisable or convertible into shares of Perfumania common stock but excludes the warrants to purchase 1,599,999 shares of Perfumania common stock that will be issued to Artistic Brands or its designee upon execution of a license and sublicense agreement among Perfumania, Artistic Brands and S. Carter Enterprises, LLC.

Regulatory Approvals Required for the Merger

United States Antitrust Laws

Under the HSR Act, the merger may not be completed until notifications have been given to the U.S. Federal Trade Commission, which we refer to in this joint proxy statement/prospectus as the “FTC,” and the U.S. Department of Justice and the specified waiting period has ended. The merger agreement requires that the parties each use their reasonable best efforts to cooperate in the filing of the HSR notifications and in connection with any request for additional information and documents and to promptly take reasonable actions to respond to inquiries from the Department of Justice or the FTC regarding the legality of the merger under the antitrust laws. Perfumania and Parlux each filed notifications with the FTC and the Department of Justice on January 9, 2012, and the waiting period expired on February 8, 2012. There can be no assurance, notwithstanding the efforts of Perfumania and Parlux, that no injunction or other order, regulation or ruling will be issued prohibiting the completion of the merger substantially on the terms contemplated by the merger agreement.

At any time before the effective time of the merger, the Department of Justice or the FTC can challenge the merger and take any action under the antitrust laws as either deems necessary or desirable in the public interest. The Department of Justice and the FTC may also take such action after the effective time of the merger. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

In fulfilling the obligation to use their reasonable best efforts to resolve any regulatory objections to or issues related to the merger, Perfumania and Parlux may agree to terms and conditions not contemplated on the date hereof. Any decision to accept additional terms and conditions would be made by the applicable board or boards of directors depending on the facts and circumstances existing at the time. Those facts and circumstances may be different from the facts and circumstances existing at the time the parties entered into the merger agreement or at the time of the special meeting and could be more or less favorable to Parlux, or its stockholders or Perfumania. No Perfumania stockholder approval or Parlux stockholder approval is expected to be required or sought for any such decision unless such decision would result in a material change in the terms of the merger to Perfumania stockholders or Parlux stockholders, in which case, proxies would be resolicited from the Perfumania stockholders and Parlux stockholders, as applicable.

Restrictions on Sales of Shares of Perfumania Securities Received in the Merger

Shares of Perfumania common stock issued in the merger to Parlux stockholders in exchange for their shares of Parlux common stock will not be subject to any restrictions on transfer arising under the Securities Act or the Securities Exchange Act of 1934, as amended, which we refer to in this joint proxy statement/prospectus as the “Exchange Act,” except for shares of Perfumania common stock issued to any Parlux stockholder who may be deemed to be an “affiliate” of Perfumania for purposes of Rule 144 under the Securities Act after the completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Perfumania and may include the executive officers, directors and significant stockholders of Perfumania, such as the Parlux directors who will join the Perfumania board of directors upon the completion of the merger. The 300,000 shares of Perfumania common stock issued to Artistic Brands as a private placement pursuant to the Proposal Agreement will be subject to restrictions on transfer under the Securities Act. This joint proxy statement/prospectus does not cover resales of Perfumania common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Listing of Perfumania Common Stock Issued in the Merger

Before the completion of the merger, Perfumania has agreed to use its best efforts to cause the shares of Perfumania common stock to be issued in the merger to be authorized for listing on Nasdaq, subject to official notice of issuance.

Delisting of Parlux Common Stock

Upon completion of the merger, the Parlux common stock currently listed on Nasdaq will cease to be listed and traded on Nasdaq and will be deregistered under the Exchange Act.

Accounting Treatment

Perfumania will account for the merger under the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations,” for business combinations under GAAP with Perfumania being deemed to have acquired Parlux. This means that the assets and liabilities of Parlux will be recorded, as of the completion of the merger, at their fair values and added to those of Perfumania, including an amount for goodwill representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of Perfumania issued after the merger will reflect only the operations of Parlux’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Parlux.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of Parlux’s business. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Parlux’s business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Appraisal Rights

Under the merger agreement, holders of shares of Parlux common stock may seek appraisal of their shares in accordance with Section 262 of the DGCL. Parlux stockholders who seek appraisal and comply with the applicable requirements of the DGCL will receive, in lieu of the merger consideration, a cash payment for the fair value of their shares of Parlux common stock as determined by the Delaware Court of Chancery, which we refer to as the “Court of Chancery” in this joint proxy statement/prospectus, following an appraisal proceeding. Such stockholders will not know the appraised fair value at the time they must elect whether to seek appraisal. The appraised value of the shares will not include any value arising from the merger.

The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this summary by reference.

If a holder of shares of Parlux common stock wishes to seek appraisal in connection with the merger, (1) the holder must not vote in favor of the approval and adoption of the merger agreement, (2) must continually be the holder of record of such shares of Parlux common stock through the effective time of the merger and (3) must meet the conditions described below. Notwithstanding the foregoing, a holder of shares of Parlux common stock may complete an election form regarding which form of consideration will be received in connection with the merger, and such election will have no impact on the holder’s appraisal rights under Delaware law.

Under Section 262 of the DGCL, Parlux is required to notify each of its stockholders entitled to appraisal rights that appraisal rights are available at least 20 days before the special meeting of stockholders. This joint proxy statement/prospectus constitutes Parlux’s notice to holders of Parlux common stock of their right to exercise appraisal rights. Failure to comply with the procedures set forth in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.

ALL REFERENCES IN THIS SUMMARY AND IN SECTION 262 OF THE DGCL TO A “STOCKHOLDER” OR TO A “HOLDER” OF SHARES OF PARLUX COMMON STOCK ARE REFERENCES TO THE RECORD HOLDERS OF PARLUX COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN PARLUX COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE HOLDER’S APPRAISAL RIGHTS.

Because a duly executed proxy that does not contain voting instructions will, unless revoked, be voted for the approval and adoption of the merger agreement, a holder of shares of Parlux common stock who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement. A vote against the approval and adoption of the merger agreement or an abstention will not constitute a demand for appraisal. Holders of Parlux common stock wishing to exercise the right to dissent from the transaction and seek an appraisal of their shares must take the following actions:

•	not vote in favor of the approval and adoption of the merger agreement, or vote against the approval and adoption of the merger agreement or abstain from voting;

•	file a written notice with Parlux of their intention to demand rights of appraisal of their shares before the Parlux special meeting;

•	follow the procedures set forth in Section 262 of the DGCL; and

•	not accept the general merger consideration.

Voting “for” the approval and adoption of the merger agreement will constitute a waiver of your appraisal rights. A PARLUX STOCKHOLDER WHO ELECTS TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL MUST MAIL OR DELIVER, BEFORE THE MERGER AGREEMENT IS VOTED UPON AT THE PARLUX SPECIAL MEETING, A WRITTEN DEMAND TO: PARLUX FRAGRANCES, INC., ATTENTION: CORPORATE SECRETARY, 5900 NORTH ANDREWS AVENUE, SUITE 500, FORT LAUDERDALE, FLORIDA 33309. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform Parlux of the identity of the stockholder of record. The demand must also state that the Parlux stockholder intends to demand appraisal of the holder’s Parlux common stock in connection with the merger. If the shares of Parlux common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners.

The shares of Parlux common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement/prospectus as the “dissenting shares.”

Within ten days after the effective date of the merger, the surviving corporation must mail a notice to all former Parlux stockholders who filed a written notice of their intention to exercise appraisal rights in compliance with Section 262 of the DGCL notifying those former Parlux stockholders of the effective date of the merger.

Within 120 days after the date the merger becomes effective, but not thereafter, the surviving corporation or any former holder of shares of Parlux common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may file a petition in the Court of Chancery with a copy served on the surviving corporation in the case of a petition filed by a former Parlux stockholder, demanding a determination of the fair value of the Parlux common stock of all such Parlux stockholders. The surviving corporation will have no obligation to file a petition, and the surviving corporation has no present intention to cause such a petition to be filed. Accordingly, it is the obligation of Parlux stockholders seeking appraisal rights to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the merger becomes effective, any holder of shares of Parlux common stock who has complied with the requirements for exercise of appraisal rights under Section 262 of the DGCL will be entitled, upon written request, to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Parlux common stock not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the total number of holders of such shares of Parlux common stock. If a holder of shares of Parlux common stock timely files a petition for an appraisal, the Court of Chancery is empowered to conduct a hearing on this petition to determine those holders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the holders of shares of Parlux common stock who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery of the Court of Chancery for notation of the pending appraisal proceeding. If any Parlux stockholder fails to comply with its direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the holders entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of Parlux common stock held by such holders, exclusive of any element of value arising from the accomplishment or expectation of the transaction, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Parlux stockholders considering seeking appraisal should be aware that the fair value of shares of Parlux common stock, as determined in an appraisal proceeding under Section 262 of the DGCL, could be more than, the same as or less than the value of the merger consideration they would receive under the merger agreement if they did not seek appraisal of their shares of Parlux common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction are not opinions as to fair value under Section 262 of the DGCL. Additionally, Parlux stockholders considering seeking appraisal should be aware there can be no certainty as to the time required for such proceedings.

The Court of Chancery may determine the cost of the appraisal action and may allocate the costs among the parties as the court deems equitable. However, costs do not include attorneys’ and expert witness fees. Each party must bear its own expenses of the proceeding, although the court may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Parlux common stock entitled to an appraisal.

Any holder of shares of Parlux common stock who duly demands appraisal in compliance with Section 262 of the DGCL will not, after the date the merger becomes effective, be entitled to vote its shares of Parlux common stock for any purpose or be entitled to the payment of dividends or other distributions on those shares other than dividends or other distributions payable to holders of record as of a record date before the effective date of the merger.

If any Parlux stockholder who demands appraisal of shares of Parlux common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, the shares of such stockholder will be converted into the right to receive the merger consideration under the merger agreement, without interest.

A Parlux stockholder will lose the right to appraisal if such stockholder does not file a petition for appraisal within 120 days after the date the merger becomes effective, or if such holder delivers to Parlux a written withdrawal of a demand for appraisal and an acceptance of the merger consideration. However, any attempt to withdraw a demand for appraisal made more than 60 days after the date the merger becomes effective will require the written approval of Parlux and, once a petition for appraisal is filed, an appraisal proceeding may not be dismissed as to any Parlux stockholder absent court approval. Furthermore, dissenting shares lose their status as dissenting shares if:

•	the transaction is abandoned; or

•	the holder of such shares fails to make a timely written demand for appraisal.

Failure to follow the procedures required by Section 262 of the DGCL for perfecting appraisal rights is likely to result in the loss of appraisal rights. If a holder of dissenting shares withdraws its demand for appraisal or has its appraisal rights terminated as described above, such holder will only be entitled to receive the merger consideration for those shares pursuant to the terms of the merger agreement.

Appraisal rights are available only to the record holders of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares held of record by or in the name of another person, such as a broker, bank or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 of DGCL to perfect your appraisal rights.

In view of the complexity of Section 262 of the DGCL, Parlux stockholders who may wish to dissent from the merger and pursue appraisal rights should contact their legal advisors.

Litigation Related to the Merger

Following the announcement of the merger agreement, on January 5, 2012, a putative class action complaint, captioned as Shirley Anderson v. Parlux Fragrances, Inc., et al., was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida on behalf of a purported stockholder of Parlux. Thereafter, the case was transferred to the Complex Business Division No. 7 and assigned case number 12-000344-CA-07. The complaint names Parlux, the individual members of the Parlux board of directors, Perfumania and Merger Sub as defendants. The complaint alleges, among other things, that the members of the Parlux board breached their fiduciary duties in negotiating and approving the merger agreement, that the merger consideration negotiated in the merger agreement is inadequate, that certain of the defendants have improper conflicts of interest by reason of the existing relationships between Parlux and Perfumania, and that the terms of the merger agreement fail to provide the Parlux stockholders with certain procedural protections and impose improper deal protection devices that will preclude competing offers. The complaint further alleges that Parlux, Perfumania and Merger Sub aided and abetted the members of the Parlux board in their alleged breaches of fiduciary duties. The plaintiff seeks a determination that the lawsuit is a proper class action and that the plaintiff is a proper class representative, orders enjoining the defendants and their agents from consummating the proposed transaction unless and until Parlux adopts and implements a procedure to obtain a merger agreement providing the best possible terms for the Parlux stockholders, including conditioning the approval of the merger agreement on the approving vote of holders of a majority of the Parlux shares other than those held by Parlux directors and officers and stockholders related to Perfumania, rescinding any terms of the proposed transaction already implemented, and awarding damages, costs and attorneys’ fees.

On January 19, 2012, an individual named Arthur Weill filed a Motion to Intervene and For Appointment as Lead Plaintiff and Approval as Co-Lead Counsel in the Anderson action, which motion the Court denied on February 6, 2012. On February 7, 2012, the plaintiff filed an Amended Complaint in the Anderson action. In the Amended Complaint the claims and defendants remained the same, but after having reviewed the Registration Statement jointly filed by Perfumania and Parlux on January 23, 2012, plaintiff added allegations concerning the Independent Committee of the Parlux Board of Directors that she alleges raise questions as to that committee’s impartiality. The Amended Complaint also adds details regarding additional information concerning the various analyses and the underlying methodologies performed or used by the financial advisors identified in the Registration Statement, who rendered fairness opinions to the Parlux Board of Directors and Independent Committee, that plaintiff alleges should have been disclosed to Parlux shareholders in order for them to make a fully informed decision whether to vote in support of the proposed transaction. The Amended Complaint also adds allegations concerning the existence of certain voting agreements by the members of the Parlux Board of Directors and other Parlux shareholders and allegations concerning a decline in Perfumania’s share price since the announcement of the proposed transaction.

On January 31, 2012 a second putative class complaint, captioned as Jose Dias v. Fredrick E. Purches, et al., (Case Number 7199 VCG) was filed in the Court of Chancery for the State of Delaware on behalf of a purported stockholder of Parlux. The Dias action alleges the same claims and operative facts as the Anderson action, and requests similar relief. On February 15, 2012, the Court of Chancery granted the Plaintiff’s Motion for Expedited Proceeding in the Dias action and set March 23, 2012 as the hearing date for any Motion for a Preliminary Injunction that the plaintiff may file. On February 15, 2012, the defendants filed a Motion to Stay the Dias action. That motion remains pending before the Chancery Court. In the meantime, discovery has commenced.

On February 9, 2012, a third putative class action complaint, captioned as Arthur Weill v. Esther Egozi Choukroun, et al., (Case Number 2012-CV-3508-07) was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida on behalf of a purported stockholder of Parlux. The Weill action alleges the same claims and operative facts as the Anderson action and the Dias action and requests similar relief. Concurrent with the filing of the Weill action, the plaintiff filed a Motion to Consolidate Related Cases and for Appointment as Co-Lead Plaintiff and Approval of Co-Lead Counsel with respect to the Anderson and Weill actions. All parties have filed responses to the motion to consolidate, which will be heard by the court on February 24, 2012.

The defendants deny all allegations of wrongdoing and intend to defend the lawsuits vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Parlux common stock that exchange their shares of Parlux common stock for cash, shares of Perfumania common stock, or a mixture of shares of Perfumania common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Parlux common stockholders that hold their shares of Parlux common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Parlux common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Parlux common stock that received Parlux common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Parlux common stock that holds Parlux common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Parlux or Perfumania. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion in this joint proxy statement/prospectus, the term “U.S. holder” means a beneficial owner of Parlux common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more

U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Parlux common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Parlux common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a reorganization for United States federal income tax purposes. It is a condition to Perfumania’s obligation to complete the merger that Perfumania receive an opinion from Edwards Wildman Palmer LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Parlux’s obligation to complete the merger that Parlux receive an opinion from Squire Sanders (US) LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Edwards Wildman Palmer LLP and Squire Sanders (US) LLP has delivered an opinion to Perfumania and Parlux, respectively, to the same effect as the opinions described above. These opinions will be based on representation letters provided by Perfumania and Parlux and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Perfumania and Parlux have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Accordingly, and on the basis of the foregoing opinions, as a result of the merger being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your Parlux common stock for Perfumania common stock or a mixture of Perfumania common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash and the fair market value of the Perfumania stock received, minus the adjusted tax basis of the Parlux common stock surrendered in exchange therefor, and (2) the amount of cash you receive (other than cash received in lieu of a fractional share). If you acquired different blocks of Parlux common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the Parlux common stock surrendered exceeds one year. In some cases, if you actually or constructively own Perfumania common stock other than Perfumania common stock received in the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis in the shares of Perfumania common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the Parlux common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of Perfumania common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Parlux common stock that you surrender in the exchange.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of Perfumania common stock, you will be treated as having received the fractional share of Perfumania common stock pursuant to the merger and then as having sold that fractional share of Perfumania common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Perfumania common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Parlux common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of Parlux common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

THE MERGER AGREEMENT

Form and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Parlux will merge with Merger Sub, a Delaware corporation and wholly owned subsidiary of Perfumania. Parlux will survive this merger, and as soon as practicable following the first merger, Perfumania will cause the surviving corporation to be merged with another wholly owned subsidiary of Perfumania. The merger agreement, which outlines these transactions, is intended for federal income tax purposes to constitute a “plan of reorganization” under the internal revenue code.

Each of the mergers will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Perfumania and Parlux and as specified in the applicable certificate of merger. The filing of the certificates of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Upon the effective time of the first merger, each share of Parlux common stock issued and outstanding before the effective time (except for shares held by Parlux as treasury shares, shares held by Perfumania, Merger Sub or their subsidiaries and shares held by a record holder who properly demands appraisal under Section 262 of the DGCL) shall, by virtue of the merger, and without any action on the part of the holder, be converted into the right to receive merger consideration.

Consideration to be Received in the Merger

Under the merger agreement, Parlux stockholders may elect to receive consideration consisting of shares of Perfumania common stock, or a combination of cash and shares of Perfumania common stock in exchange for their shares of Parlux common stock, subject to the proration feature described in “—Allocation of Merger Consideration.” Parlux stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $4.00 in cash and 0.20 shares of Perfumania common stock in exchange for each Parlux share. Subject to proration, Parlux stockholders electing to receive only Perfumania common stock will receive 0.533333 shares of Perfumania common stock in exchange for each Parlux share. The maximum number of shares of Perfumania common stock to be issued in connection with the merger will not exceed 5,919,052 shares and the maximum cash that will be paid is $61,895,288. Both of these amounts are subject to adjustment in certain circumstances, including a downward adjustment of the maximum cash consideration for each share of Parlux stock as to which appraisal rights have been exercised and for any shortfall of Parlux cash or cash equivalents, and an upward adjustment of the Aggregate Cap for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, any decrease in maximum cash consideration resulting from a shortfall of Parlux cash or cash equivalents. In our discussion, we refer to the number of shares of Perfumania common stock to be received for each share of Parlux common stock as the “stock consideration,” the amount of cash to be received for each share of Parlux common stock as the “cash consideration” and the stock consideration together with the cash consideration as the “merger consideration.”

A Parlux stockholder is entitled to merger consideration and has the choice between the following two options as to the form of merger consideration to receive:

1.	Mixture of cash and Perfumania common stock—A Parlux stockholder may elect to receive a mix of cash and stock equal to $4.00 in cash and 0.20 shares of Perfumania common stock for each share of Parlux common stock. However, if the $61,895,288 limit on cash consideration is less than the amount of cash issuable to Parlux stockholders electing to receive cash and stock, then a Parlux stockholder electing to receive cash and Perfumania stock will receive less cash and more shares of Perfumania common stock.

2.	Perfumania common stock—A Parlux stockholder may elect to receive Perfumania common stock in an amount equal to 0.533333 shares of Perfumania common stock for each share of Parlux common stock. However, if the 5,919,052 limit on stock consideration is less than the number of shares of Perfumania common stock issuable to Parlux stockholders electing to receive cash and stock and only stock consideration, which we believe is probable, then a Parlux stockholder electing to receive only Perfumania common stock will receive fewer shares of Perfumania common stock and receive a portion of the consideration in cash in accordance with the proration feature described in “—Allocation of Merger Consideration” below.

Allocation of Merger Consideration

The aggregate stock consideration to be received by Parlux stockholders pursuant to the merger is 5,919,052 shares of Perfumania common stock subject to upward adjustment for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, a decrease in cash consideration in certain circumstances (the “Aggregate Cap”). Accordingly, if Parlux stockholders elect, in the aggregate, to receive more shares of Perfumania common stock than the Aggregate Cap, which we believe is probable, the number of shares of Perfumania common stock received by those holders electing to receive all stock consideration will be prorated downward and those holders will receive in exchange for each share of Parlux common stock (1) a number of shares of Perfumania common stock equal to the difference between (a) the Aggregate Cap and (b) the product of (i) the total number of shares as to which holders have elected mixed consideration or made no election and (ii) 0.20 (such difference, the “Available Stock Election Amount”), divided by the total number of shares as to which the holders have elected all stock consideration, rounded to the nearest ten thousandth of a share, and (2) an amount of cash (without interest) equal to the product of (a) the difference between (i) the number of shares as to which holders have elected all stock consideration multiplied by 0.533333 and (ii) the Available Stock Election Amount and (b) $12.00, divided by the total number of shares as to which the holders have elected all stock consideration. As a result, Parlux stockholders who make a valid election to receive all stock consideration would not receive merger consideration entirely in that form. This result is probable because certain Parlux stockholders have entered into voting agreements that obligate them to make an all stock election, and if only these Parlux stockholders elect to receive all stock consideration and all other Parlux stockholders elect to receive mixed consideration, then the total number of shares to be issued in connection with the merger to stockholders electing mixed consideration and stockholders electing all stock consideration will be equal to the Aggregate Cap, meaning that if any other Parlux stockholder makes an all stock election, then the number of shares of Perfumania common stock received by all stockholders electing all stock consideration will be subject to proration.

Additionally, the merger agreement provides that upon the occurrence of certain events, the maximum cash available for merger consideration (the “Maximum Cash Consideration”) will be decreased, with a corresponding increase in the amount of Perfumania stock received by Parlux stockholders who have elected to receive mixed consideration. If at closing Parlux has less than $15 million of adjusted cash and cash equivalents, then the Maximum Cash Consideration is decreased dollar-for-dollar by the amount of the shortage (the “Difference”). Pursuant to the merger agreement, adjusted cash and cash equivalents is calculated by adding cash and cash equivalents, closing costs paid in the ordinary course of business, and amounts owed by Perfumania to Parlux according to a pre-established and agreed to accounts receivable schedule, and subtracting from that sum any abnormalities in accounts payable. In this situation, the amount of cash received by each Parlux stockholder electing to receive mixed consideration will decrease by an amount equal to (1) the Difference divided by (2) the number of stockholders electing mixed consideration or not electing either form of consideration, and the number of shares of Perfumania stock received will increase by an amount equal to the (1) the Difference divided by $12.00, divided by (2) the number of stockholders electing mixed consideration or not electing either form of consideration.

Additionally, the Maximum Cash Consideration shall be decreased by $6.40 for each share for which appraisal rights have been perfected at the time of closing (the “Appraisal Cash Adjustment”). In such situation, the amount of cash received by each Parlux stockholder electing to receive mixed consideration will decrease by an amount equal to (1) the Appraisal Cash Adjustment divided by (2) the number of stockholders electing mixed consideration or not electing either form of consideration, and the number of shares of Perfumania stock received will increase by an amount equal to the (1) the Appraisal Cash Adjustment divided by $12.00, divided by (2) the number of stockholders electing mixed consideration or not electing either form of consideration.

Treatment of Parlux Stock Options

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Parlux common stock will be converted automatically into an option to purchase shares of Perfumania common stock as follows:

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the number of shares of Perfumania common stock subject to the converted option will equal the number of shares of Parlux common stock subject to the original option multiplied by the equity award exchange ratio, rounded down to the nearest whole share;

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the per share exercise price for Perfumania common stock will equal the per share exercise price of the Parlux option immediately before the effective time of the merger divided by the equity award exchange ratio, rounded up to the nearest whole cent;

•	the vesting schedule of each option shall be accelerated by one year; and

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the new option to purchase Perfumania common stock will vest immediately upon the holder’s termination by the surviving company if that holder is terminated within one year of the effective time of the merger other than for cause or without good reason, and the exercisability of the option will continue for 90 days following termination.

Except as set forth above, each converted Perfumania option generally will be subject to the same terms and conditions as were applicable to the corresponding Parlux option immediately before the effective time of the merger. Under the terms of the merger agreement, “equity award exchange ratio” means the same exchange ratios applicable to an election to receive all stock consideration (0.533333).

Treatment of Warrants

Gopman Warrant

Glenn Gopman, a member of Parlux’s board of directors, currently holds warrants to purchase 10,000 shares of Parlux common stock, which we refer to as the “Gopman warrant.” Upon completion of the merger, the outstanding Gopman warrant will be automatically converted into a warrant to purchase a number of shares of Perfumania common stock equal to the product of (i) the number of shares of Parlux common stock subject to the Gopman warrant and (ii) the equity award exchange ratio of 0.533333, rounded down to the nearest whole share. The per share exercise price of the Gopman warrant will be equal to (i) the per share exercise price of Parlux common stock at which the Gopman warrant was exercisable immediately before the effective time of the merger, divided by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, the Gopman warrant will be subject to the same terms and conditions as were applicable to the Gopman warrant before the effective time of the merger. Perfumania has agreed to include the shares issued upon exercise of the Gopman warrant in the resale registration statement it files as described under “Licensor Warrants” below.

Licensor Warrants

The Garcia Group, who collectively is a 19.2% beneficial owner of Parlux and a 8.4% beneficial owner of Perfumania, and Artistic Brands whom we refer to collectively as the “licensors,” currently hold, in conjunction with certain other parties, warrants to purchase an aggregate of 6,000,000 shares of Parlux common stock, which we refer to as the “licensor warrants.” Concurrently with the signing of the merger agreement, Parlux, the licensors and other holders of the licensor warrants entered into an amendment to the licensor warrants to govern the treatment of the licensor warrants upon completion of the merger. The warrant amendment will be effective only if the merger is consummated. Under the warrant agreement, each outstanding licensor warrant will be automatically converted upon completion of the merger into a warrant to purchase the number of shares of

Perfumania common stock equal to the product of (i) the number of shares of Parlux common stock subject to the licensor warrant and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price of each licensor warrant will be $8.00. The warrant amendment also provides for certain registration rights with respect to the underlying warrant shares. All of the licensor warrants vest at the effective time of the merger.

Procedures for Exchange of Certificates

Before completion of the merger, Perfumania and Parlux will engage an exchange agent to handle the exchange of Parlux common stock certificates and book-entry shares for Perfumania common stock certificates and the payment of cash in the merger. Before the merger, the exchange agent will distribute an election form, which Parlux stockholders will use to select the form of merger consideration that they would like to receive. The election form and other appropriate and customary transmittal materials will be mailed to Parlux stockholders on or about March 15, 2012.

The election form will permit each Parlux stockholder to specify the number of Parlux shares with respect to which that holder elects to receive the (i) mixed cash/stock consideration, or (ii) all stock consideration. The election must be made before the election deadline. Unless extended or otherwise agreed upon by Perfumania and Parlux, the election deadline will be 5:00 p.m., Eastern time, on the 30th day following the date the election form is mailed to Parlux stockholders.

To make a valid election, each Parlux stockholder must submit a properly completed election form so that it is actually received by the exchange agent at or before the election deadline. An election form will be completed properly only if accompanied by certificates that represent the stockholder’s shares of Parlux common stock covered by the election form (or customary affidavits and, if required, indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) and/or, in case of book-entry shares, upon the receipt of an “agent’s message” by the exchange agent or such other evidence of transfer as the exchange agent may reasonably request together with any additional documents specified by the procedures set forth in the election form.

If the election form is not received by the exchange agent by the election deadline, or the election form is improperly completed and/or is not signed, the stockholder will be considered not to have made an election. We sometimes refer to such shares as “non-election shares.” Stockholders not making an election will receive the same consideration as those that elected mixed cash/stock consideration.

The actual allocation of cash and stock will be subject in each case to the allocation procedures set forth in the merger agreement and further described below. Under the procedures, a Parlux stockholder who makes an all stock election will not receive all stock, as we believe probable, if the number of shares of Perfumania common stock issuable to Parlux stockholders electing to receive cash and stock and all stock consideration exceeds the Aggregate Cap. Additionally, if the Maximum Cash Consideration (as adjusted) is less than the amount of cash payable to Parlux stockholders electing to receive cash and stock, then a Parlux stockholder electing to receive cash and Perfumania stock will receive less cash and more shares of Perfumania common stock. For more information regarding these allocation procedures, see “—Allocation of Merger Consideration” above.

Any election form may be revoked or changed by a stockholder submitting the election form before the election deadline. If the election is so revoked, the shares of Parlux common stock covered by that election form will become non-election shares and Perfumania will return the certificate of Parlux common stock without charge to the revoking stockholder upon written request, unless the stockholder properly makes a subsequent election. The exchange agent will have reasonable discretion to determine, in good faith, whether any election, revocation or change has been made properly or timely and to disregard immaterial defects in the election forms. None of Perfumania, Parlux or the exchange agent will be under any obligation to notify stockholders of any defect in an election form.

The submission of an election form will not have any impact on a stockholder’s appraisal rights under Delaware law.

Surrender of Certificates

Before the effective time of the merger, Perfumania will deposit with the exchange agent for the merger the number of shares of Perfumania common stock to be issued pursuant to the merger agreement and cash to be paid to Parlux stockholders equal to the cash portion of the merger consideration. That cash will be invested by the exchange agent as directed by Perfumania, but in the event of any loss in that investment, Perfumania will be required to provide additional funds to the exchange agent promptly in the amount of such loss.

As promptly as practical after the effective time of the merger, Perfumania will cause the exchange agent to send to each holder of record of Parlux common stock at the effective time of the merger a letter of transmittal and instructions for effecting the exchange of Parlux common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of the certificates or book-entry shares for cancellation (if not previously submitted with an election form), along with the executed letter of transmittal and other documents, a Parlux stockholder will receive the merger consideration, which may include: (i) a certificate representing the stock consideration; (ii) the cash consideration; (iii) cash in lieu of fractional shares of Perfumania common stock; and (iv) any unpaid dividends and distributions declared and paid in respect of Perfumania common stock after completion of the merger.

No fractional shares of Perfumania common stock will be issued to any holder of Parlux common stock upon completion of the merger. For each fractional share that would otherwise be issued, Perfumania will pay cash (without interest) in an amount equal to the respective fractional share multiplied by $12.00.

At any time following 180 days after the effective time of the merger, Perfumania will have the right to require the exchange agent to return any shares of Perfumania common stock and cash that remain unclaimed. Any holder of Parlux common stock that has not exchanged certificates representing that stock before that time may thereafter look only to Perfumania to exchange stock certificates or to pay amounts to which that stockholder is entitled pursuant to the merger agreement. None of Perfumania, Parlux or the exchange agent will be liable to any holder of Parlux common stock certificates for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Parlux stockholders have the right to dissent from the merger and seek appraisal of their shares. In order to assert dissenters’ rights, Parlux stockholders must comply with the requirements of Delaware law as described under “The Merger—Appraisal Rights” beginning on page 105.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Perfumania and Parlux to each other. The representations and warranties of each of Perfumania and Parlux are qualified by the information filed by such party with the SEC before December 20, 2011, excluding any risk factor disclosure in such filings and risks disclosed in “forward-looking statements” (which filings are available without charge at the SEC’s website, www.sec.gov), information provided by such party in its disclosure schedule and certain other specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	corporate organization and similar corporate matters;

•	capitalization;

•	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the required consents, approvals, orders, and authorizations of governmental entities necessary to consummate the transactions contemplated in the merger agreement;

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the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement conflicting with or violating organizational documents, applicable law or the judgment of governmental entities or constituting a default under any agreement;

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documents filed with the Securities and Exchange Commission, the accuracy of information contained in those documents, the absence of unresolved inquiries or review by the Securities and Exchange Commission;

•	financial statements;

•	the absence of stockholder rights plans or similar anti-takeover plans or devices;

•	legal proceedings;

•	compliance with applicable laws, and applicable permits necessary for the conduct of business;

•	certain material contracts;

•	maintenance and adequacy of certain required internal accounting controls and procedures;

•	compliance with Nasdaq listing and governance rules;

•	payment of fees of brokers, investment bankers, finders, and financial advisors;

•	related party transactions;

•	receipt of fairness opinions from financial advisors; and

•	the accuracy of information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part.

In addition, Parlux made representations and warranties to Perfumania relating to, among other things:

•	absence of certain changes and events since September 30, 2011;

•	filing of tax returns, payment of taxes, and other tax matters;

•	matters relating to the Employee Retirement Income Security Act of 1974 and benefit plans;

•	matters relating to employees, labor unions, work stoppages or slowdowns, employment disputes, and the Worker Adjustment Retraining and Notification Act or any comparable state or local law;

•	the ownership and lease of property;

•	environmental matters;

•	certain intellectual property matters;

•	certain insurance matters; and

•	the independence of Parlux’s external auditors.

In addition, Perfumania made representations and warranties to Parlux relating to, among other things:

•	absence of certain changes and events since October 29, 2011;

•	the Merger Sub; and

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the written commitments of Wells Fargo Bank and the other lenders party to the amendment to Perfumania’s credit facility and the related parties’ commitment to provide subordinated debt financing and the financing required to finance the merger and related transactions.

The foregoing description of the representations and warranties in the merger agreement and the full text of the representations and warranties included in the merger agreement in Annex A are included to provide information regarding the merger agreement’s terms. The representations and warranties contained in the merger agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Perfumania and the Parlux will provide additional disclosure in their public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the representations and warranties contained in the merger agreement and will update such disclosure as required by federal securities laws.

Conduct of Business Pending the Merger

Under the merger agreement, each of Perfumania and Parlux has agreed that, from the date of the merger agreement until either the completion of the merger or the termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course, consistent with past practice, use commercially reasonable efforts to preserve the current relationships of it and its subsidiaries with material customers, vendors, suppliers and other persons with which it or any of its subsidiaries has business relationships, and pay trade payables in the ordinary course of business.

In addition, Parlux has agreed not to do any of the following without the prior written consent of Perfumania (except as permitted or contemplated by the merger agreement or required by applicable law):

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take any action that, had it occurred prior to the date of the merger agreement, would have caused a Parlux representation and warranty relating to the absence of certain changes and events to be untrue, which includes, among other things, and with certain exceptions, changes that would reasonably be expected to have a material adverse effect (as defined below) on Parlux, selling, transferring or encumbering property or other assets material to Parlux and its subsidiaries, taken as a whole, declaring dividends or distributions with respect to capital stock, changing financial or material tax accounting methods, granting director or employees equity awards, severance or termination benefits, and making capital expenditures over $50,000 individually or $500,000 in the aggregate, and incurring indebtedness in excess of $1,000,000;

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acquire or agree to be acquired by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests in any individual, corporation, limited liability company, partnership, association, trust or other entity (including a governmental entity), or otherwise acquire or agree to acquire any assets of any of the foregoing outside the ordinary course of business in accordance with past practice, except as permitted by the merger agreement;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (A) any shares of Parlux’s capital stock, (B) any notes, debt or other indebtedness having the right to vote with Parlux’s common stock or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, any notes, debt or other indebtedness having the right to vote with Parlux’s common stock, voting securities or convertible or exchangeable securities or (D) any stock appreciation, “phantom” stock, profit participation or dividend equivalent rights or similar rights with respect to Parlux or any of its subsidiaries. However, Parlux is able to engage in the following: (I) the issuance of Parlux common stock upon the exercise of Parlux stock options or Parlux warrants, provided that such securities were outstanding as of the date of the merger agreement and in accordance with their terms as of the date of the merger agreement, (II) the sale of shares of Parlux common stock pursuant to the exercise of Parlux stock options if necessary to effectuate an optionee direction upon exercise for withholding of taxes or (III) the acquisition of Parlux common stock from a holder of a Parlux stock option in satisfaction of the payment of the exercise price of the Parlux stock option or withholding obligations with respect to the exercise thereof;

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amend Parlux’s certificate of incorporation or bylaws or other comparable charter or organizational documents of any of Parlux’s subsidiaries except as may be required by law or the rules and regulations of the SEC or Nasdaq;

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(A) grant to any current or former director, officer, employee or consultant of Parlux or any of its subsidiaries any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation except for normal increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under Parlux’s benefit plans in effect as of the date of the merger agreement, (B) grant to any such person listed in section (A) any increase in severance, change in control or termination compensation or benefits, except to the extent required under any Parlux benefit plans in effect as of the date of the merger agreement, or (C) adopt, enter into, terminate, amend, accelerate or waive rights to or under any Parlux benefit plan;

•	enter into new lines of business outside of Parlux’s and its subsidiaries’ existing business and reasonable extensions of Parlux’s existing business;

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except for transactions among Parlux and its subsidiaries or among Parlux’s subsidiaries, (A) incur any indebtedness (as defined in the merger agreement), except for short-term borrowings outside of Parlux’s existing credit facility in an amount not in excess of $1,000,000 incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other any individual, corporation, limited liability company, partnership, association, trust or other entity (including a governmental entity), whether by purchase of stock or securities, contributions to capital or property transfers;

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enter into any material contract to the extent consummation of the transactions contemplated by the merger agreement or compliance by Parlux with the provisions of the merger agreement would conflict with, or result in a material violation or material breach of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, under any provision of such material contract;

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except in the ordinary course of business consistent with past practice and to the extent not prohibited by other provisions of the merger agreement related to Parlux’s obligations with respect to the conduct of its business pending the merger, enter into, terminate, renew, extend, amend or modify in any material respect, any material contract;

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fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Parlux, its subsidiaries and their respective properties, assets and businesses;

•	increase the size of Parlux’s board of directors; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Likewise, Perfumania has agreed not to do any of the following without the prior written consent of Parlux (except as permitted or contemplated by the merger agreement or required by applicable law):

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take any action that, had it occurred prior to the date of the merger agreement, would have made a representation or warranty in the absence of certain changes and events representation and warranty section of the merger agreement untrue, which includes, among other things and with certain exceptions changes that would reasonably be expected to have a material adverse effect (as defined below), selling, transferring or encumbering property or other assets material to Perfumania and its subsidiaries taken as a whole, declaring dividends or distributions with respect to capital stock, changing financial or accounting methods, revoking or changing material tax elections, delaying in paying vendors, making loans other than in the ordinary course of business in accordance with past practice, and incurring indebtedness in excess of $1,000,000 in the aggregate (excluding indebtedness under Perfumania’s existing credit agreement);

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acquire or agree to be acquired by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests in any individual, corporation, limited liability company, partnership, association, trust or other entity (including a governmental entity), or acquire or otherwise agree to acquire any assets of any of the foregoing outside the ordinary course of business in accordance with past practice;

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issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (A) any shares of Perfumania’s capital stock, (B) any notes, debt or other indebtedness having the right to vote with Perfumania’s common stock or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, any notes, debt or other indebtedness having the right to vote with Perfumania’s common stock, voting securities or convertible or exchangeable securities or (D) any stock appreciation, “phantom” stock, profit participation or dividend equivalent rights or similar rights with respect to Perfumania or any of its subsidiaries. However, Perfumania is able to engage in the following: (I) the issuance of Perfumania common stock upon the exercise of Perfumania stock options, or Perfumania warrants, and certain other warrants and notes convertible into shares of Perfumania common stock, provided that such securities were outstanding as of the date of the merger agreement and in accordance with their terms as of the date of the merger agreement, (II) the sale of shares of Perfumania common stock pursuant to the exercise of Perfumania stock options if necessary to effectuate an optionee direction upon exercise for withholding of taxes or (III) the acquisition of Perfumania common stock from a holder of a Perfumania stock option in satisfaction of the payment of the exercise price of the Perfumania stock option or withholding obligations with respect to the exercise thereof;

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amend Perfumania’s certificate of incorporation or bylaws or other comparable charter or organizational documents of any of Perfumania’s subsidiaries except as may be required by law or the rules and regulations of the SEC or Nasdaq;

•	enter into new lines of business outside of Perfumania’s and its subsidiaries’ existing business and reasonable extensions of Perfumania’s existing business;

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except for transactions among Perfumania and its subsidiaries or among Perfumania’s subsidiaries, (A) incur any indebtedness (as defined in the merger agreement), except for borrowings in an amount not in excess of $1,000,000 in the aggregate or advances under Perfumania’s existing credit agreement, neither of which can negatively impact the financing arrangements to fund the transactions, or (B) make any loans, advances or capital contributions to, or investments in, any other any individual, corporation, limited liability company, partnership, association, trust or other entity (including a governmental entity), whether by purchase of stock or securities, contributions to capital or property transfers;

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enter into any material contract to the extent consummation of the transactions contemplated by the merger agreement or compliance by Perfumania with the provisions of the merger agreement would conflict with, or result in a material violation or material breach of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, under any provision of such material contract;

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fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Perfumania, its subsidiaries and their properties, assets and businesses;

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Parlux and Perfumania have also agreed to cooperate with each other and use their reasonable best efforts to take all actions necessary to cause the closing conditions to be satisfied and to consummate the transactions contemplated in the merger agreement, obtain all approvals and consents and authorization necessary to consummate the transactions and ensure that no state takeover statute or similar law becomes applicable to the transactions contemplated by the merger agreement.

Parlux and Perfumania have agreed on a schedule that specifies the maximum monthly balances of payables that Perfumania is permitted to owe Parlux for products that Parlux sells to Perfumania in the months leading up to closing. If Perfumania owes more than the specified amount for the previous calendar month (that ended at least two weeks before the closing of the merger), then the $15 million of cash or cash equivalents that Parlux is required to have in order to not require an adjustment to the Maximum Cash Consideration (see “-  Allocation of Merger Consideration” above) will be reduced by the excess amount that Perfumania owes to Parlux.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions at or before the time of completion of the merger, which include the following:

•	receipt of the approval of the holders of common stock of Parlux required for the completion of the merger;

•	the authorization for listing on Nasdaq, subject to official notice of issuance, of the shares of Perfumania common stock to be issued to holders of Parlux common stock;

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the registration statement, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act and not being the subject of any stop order or threatened or pending proceedings seeking a stop order;

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expiration or termination of the waiting period applicable to the merger under the HSR Act (which has expired) and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the transactions shall have been instituted; and

•	no law, injunction, judgment, order, decree or ruling or other action from a governmental entity is in effect that enjoins, restrains or prohibits the consummation of the merger or makes it illegal.

In addition, Parlux’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

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The representations and warranties of Perfumania and Merger Sub set forth in the merger agreement (except for certain representations and warranties) being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except to the extent any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a material adverse effect on Perfumania (provided that any representation or warranty of Perfumania that is qualified by materiality (or words of similar import) or material adverse effect on Perfumania shall be read as if such language were not present), and certain other representations and warranties being true and correct in all material respects as of the date of the merger agreement and as of the closing date, provided that all representations and warranties that speak as of a particular date or period shall be true only as of that date or period;

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Perfumania and Merger Sub having performed or complied in all material respects with all of their obligations and covenants required to be performed under the merger agreement at or before the closing date;

•

Parlux receiving a certificate executed on behalf of Perfumania by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions in the first two bullet points have been satisfied in all respects;

•	Perfumania shall have deposited with the exchange agent shares of Perfumania common stock and cash in U.S. dollars in an aggregate amount sufficient to pay the merger consideration;

•

Since the date of the merger agreement there has not occurred an event that, individually or in the aggregate, is having or would reasonably be expected to have a material adverse effect on Perfumania;

•	Perfumania shall have obtained the approval of its stockholders required to effect the transactions contemplated by the merger agreement; and

•

Perfumania’s Board of Directors shall have increased the number of members of the Board of Directors to a sufficient number to add the Parlux directors serving before the merger and shall have adopted resolutions appointing such directors effective as of the effective time of the merger.

Perfumania’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•

The representations and warranties of Parlux set forth in the merger agreement (except for certain representations and warranties) being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except to the extent any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a material adverse effect on Parlux (provided that, any representation or warranty of Parlux that is qualified by materiality (or words of similar import) or material adverse effect on Parlux shall be read as if such language were not present), and certain other representations and warranties being true and correct in all material respects as of the date of the merger agreement and as of the closing date, provided that all representations and warranties that speak as of a particular date or period shall be true only as of that date or period;

•	Parlux having performed or complied in all material respects with all of its obligations and covenants required to be performed by Parlux under the merger agreement at or before the closing date;

•

Perfumania having received a certificate executed on behalf of Parlux by its Chief Executive Officer or Chief Financial Officer that the conditions in the first two bullet points have been satisfied in all respects;

•

Holders of shares of Parlux common stock representing in excess of 7.5% of the outstanding shares of Parlux common stock shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the day after the Parlux special meeting) rights of dissent in connection with the merger;

•	Parlux delivering a certificate from its Chief Executive Officer or Chief Financial Officer setting forth Parlux’s cash and cash equivalents on the closing date; and

•

since the date of the signing of the merger agreement there has not been an event that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Parlux.

The merger agreement provides that a “material adverse effect” means, when used with respect to Perfumania or Parlux, any effect, circumstance, event, or change which has a material adverse effect on the business, operations, assets, annual results of operations, or condition (financial or otherwise) of that company and its subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a material adverse effect:

•	changes in conditions in the United States or global capital or financial markets generally, including changes in interest or exchange rates;

•	any event generally affecting the industry in which Parlux and Perfumania primarily operate;

•	changes in applicable law or generally accepting accounting principles in the U.S.;

•	any decline in the market price, or change in trading volume, of the capital stock of such person or any failure to meet publicly announced revenue or earnings projections;

•	the execution of the merger agreement or the announcement, pendency or consummation of the transactions contemplated by the merger agreement;

•	the identity of Perfumania as the acquiror of Parlux;

•	compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement or action or inaction consented to or requested by Perfumania; and

•	acts of war, sabotage, terror, earthquakes, tornados and other natural disasters.

The merger agreement provides that any or all of the conditions described above may be waived, in whole or in part, by Perfumania or Parlux, to the extent legally allowed.

Solicitation; Restrictions on Solicitation

Permitted Solicitation Period

The merger agreement provides that during the period commencing with the execution of the merger agreement until 11:59 p.m. on January 22, 2012, the 30th day after the signing of the merger agreement, Parlux and its subsidiaries and their affiliates, officers, directors, agents and representatives could, directly or indirectly, and pursuant to an acceptable confidentiality agreement (as described under “Change in Parlux Board Recommendation”) engage in the following actions:

•

initiate, solicit and/or encourage the submission of one or more acquisition proposals (as described under “Change in Parlux Board Recommendation”), including by furnishing non-public information relating to Parlux or its subsidiaries or by affording access to the business, properties, assets, books, records or personnel of Parlux or its subsidiaries (provided that any information made available will also be provided to Perfumania);

•

continue, enter into, participate in and/or engage in any discussions or negotiations with respect to one or more acquisition proposals or any other proposals that could lead to an acquisition proposal; and

•

to the extent not otherwise prohibited by the merger agreement, cooperate with, assist or take any action to facilitate any acquisition proposals or any other proposals that could lead to any acquisition proposals.

Following the announcement of the merger, PJSC contacted 39 potential alternative acquirors of Parlux. None of those 39 parties expressed an interest in making an alternative acquisition proposal during the permitted solicitation period provided for under the merger agreement. See “The Merger – Background of the Merger” starting on page 50 for additional information.

Prohibition on Solicitation

Following the end of the permitted solicitation period, Parlux has agreed to (and agreed to cause each of its subsidiaries to and agreed to use commercially reasonable efforts to cause each of its affiliates, officers, directors, agents and representatives to) not take the following actions until the effective time of the merger or the termination of the merger agreement:

•	solicit or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal;

•

participate in any way in any discussions or negotiations relating thereto or in furtherance thereof or accept any acquisition proposal, except to notify such person as to the existence of the provisions of the merger agreement regarding solicitation of acquisition proposals; or

•	enter into any letter of intent, agreement or agreement in principle with respect to an acquisition proposal.

Parlux has also agreed to (and agreed to cause each of its subsidiaries to and agreed to use commercially reasonable efforts to cause each of its affiliates, officers, directors, agents and representatives to) cease and cause to be terminated any discussions or negotiations with any individual, corporation, limited liability company, partnership, association, trust or other entity (including a governmental entity) (other than excluded parties, as described below) that would otherwise be prohibited by the above prohibitions following the end of the 30-day permitted solicitation period.

Exceptions to Prohibitions on Solicitation

The merger agreement provides certain exceptions to the prohibitions on solicitation detailed above following the end of permitted solicitation period. Parlux (and its subsidiaries, affiliates, officers, directors, agents and representatives) may take any of the actions described under “Permitted Solicitation Period” above from and after the end of the permitted solicitation period with respect to anyone that was solicited during the permitted solicitation period that, before the expiration of the permitted solicitation period, has made a bona fide acquisition proposal that Parlux’s board and the independent committee of the Parlux board determine in good faith (after consultation with Parlux’s outside financial and legal advisors) constitutes or would reasonably be expected to result in a superior proposal (as described under “Change in Parlux Board Recommendation” below). We refer to each of these parties as an “excluded party.” However, an excluded party shall cease to be an excluded party under the merger agreement immediately if that person’s acquisition proposal is withdrawn, is terminated or expires, or the Parlux board and the independent committee of the Parlux board determine in good faith (after consultation with Parlux’s outside financial and legal advisors) that such acquisition proposal ceases to constitute, or ceases to be reasonably likely to lead to, a superior proposal.

There is also an exception to the prohibitions on solicitation, which permits the Parlux board and the independent committee of the Parlux board, in the exercise of their fiduciary duties, as determined in good faith by the Parlux board and the independent committee of the Parlux board, to:

•

furnish information (including, without limitation, confidential information) concerning Parlux to a third party who makes an unsolicited request for such information for the purpose of making an acquisition proposal, and

•	engage in discussions or negotiations with a third party who submits in writing an interest in making an acquisition proposal.

However, for the acquisition proposals described in each case above, the Parlux board and independent committee of the Parlux board must determine in good faith (after consultation with Parlux’s outside financial and legal advisors) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal.

Change in Parlux Board Recommendation; Entry by Parlux into Alternative Acquisition Agreement

Under the merger agreement, after the execution of the merger agreement the Parlux board may not:

•

resolve to withdraw, modify or qualify and/or withdraw, modify or qualify Parlux’s recommendation that its stockholders approve the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to Perfumania or Merger Sub, which is referred to as a “change in recommendation”; or

•

cause or permit Parlux or any of its subsidiaries to enter into any letter of intent memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (any of which are referred to as an “alternative acquisition agreement”) relating to any acquisition proposal (other than any acceptable confidentiality agreement).

Notwithstanding these provisions, at any time before the approval of Parlux’s stockholders of the merger agreement:

•

the Parlux board may make a change of recommendation or enter into an alternative acquisition agreement, if the Parlux board with respect to an acquisition proposal has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (A) there is a reasonable probability that the failure to do so would cause the Parlux board to violate its fiduciary duties to the Parlux’s stockholders under applicable law and (B) such acquisition proposal constitutes a superior proposal; or

•

if an event, fact, circumstance, development or occurrence that affects, or would reasonably be expected to affect, the business, assets, operations or results of operations of Parlux or its subsidiaries and that has not occurred or is unknown to the Parlux Board as of the date of the merger agreement, which we refer to as an “intervening event,” occurs or becomes known to Parlux’s board, then the Parlux board may effect a change of recommendation; provided that the Parlux board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to do so would cause the Parlux board to violate its fiduciary duties to Parlux’s stockholders under applicable law.

However, in order to make a change if recommendation Parlux must satisfy the following conditions:

•

Parlux shall have provided prior written notice to Perfumania at least three days in advance of its intention to take such action and provided the reasons for the change of recommendation, and if the change in recommendation is related to a superior proposal, then the notice must include the material terms and conditions of the superior proposal (including the identity of the person making the superior proposal and that person’s ultimate beneficial owner or owners and controlling persons, to the extent such information is reasonably available to Parlux);

•

in the case of a superior proposal, before effecting a change of recommendation, or, approving or recommending a superior proposal or terminating the merger agreement to enter into an alternative acquisition agreement, Parlux shall, and shall cause its subsidiaries, affiliates, officers, directors, agents, and representatives to, during the three-day notice period, negotiate with Perfumania and its affiliates and representatives in good faith (to the extent that Perfumania desires to negotiate) to enable Perfumania to propose in writing a binding offer to effect revisions to the terms and conditions of the merger agreement, the financing letter from Perfumania’s lender, the related person investment commitment, the letter agreement with certain Parlux warrant holders and the amendment to those warrants, as would alleviate the need for a change of recommendation or such approval, recommendation or termination,

•

in the case of a superior proposal, the Parlux board shall have considered in good faith any changes to the agreements set forth in the preceding bullet point that are offered in writing by Perfumania, and the Parlux board shall have determined that the superior proposal would continue to constitute a superior proposal if such changes were to be given effect; and

•

in the case of a superior proposal, before effecting such change of recommendation or entering into an alternative acquisition agreement, Parlux shall have terminated the agreement and paid Perfumania any termination fee payable with respect to such termination under the terms of the merger agreement.

In addition, any material amendment to the material terms of a superior proposal shall require a new notice and three-day notice period, and Parlux shall be required to comply again with the requirements set forth in the preceding bullet points.

The merger agreement provides that:

•

the term “acquisition proposal” means any proposal or offer, including any proposal or offer from or to the Parlux stockholders, made by any person or group (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) other than Perfumania, whether in a single transaction or series of related transactions, and whether directly or indirectly for a (i) a merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation, or similar transaction, involving Parlux and/or any subsidiary or subsidiaries of Parlux whose business or businesses constitute 25% or more of the assets, revenues or earnings of Parlux and its subsidiaries, taken as a whole; (ii) an acquisition of assets of Parlux and/or its subsidiaries equal to 25% of more of the consolidated assets of Parlux and its subsidiaries or to which 25% or more of Parlux’s revenues or earnings on a consolidated basis are attributable, (iii) an acquisition of 25% or more of Parlux’s outstanding common stock, or (iv) a tender offer or exchange offer that, if consummated, would result in any person or “group” (as defined under Rule 13(d) of the Exchange Act) beneficially owning 25% or more of Parlux’s outstanding common stock;

•

the term “acceptable confidentiality agreement” means a confidentiality agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to Parlux than those contained in the confidentiality agreement dated as of September 7, 2011 between Parlux and Perfumania (provided that such confidentiality agreement shall not be required to restrict a person from communicating an acquisition proposal to the Parlux board or any duly constituted and authorized committee thereof); and

•

the term “superior proposal” means any bona fide acquisition proposal (except that all references to “25%” in the definition of acquisition proposal shall be replaced with 50%) made by any individual, corporation, limited liability company, partnership, association, trust or other entity (including a governmental entity) that the Parlux board and the independent committee of the Parlux board determines in good faith (after consultation with their financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to the merger agreement and/or the related person investment, that (A) is on terms that are more favorable to Parlux’s stockholders from a financial point of view than the transactions contemplated by the merger agreement and (B) is capable of being consummated within a reasonable period of time.

The merger agreement also provides that Parlux will promptly (and in any event, within 48 hours) notify Perfumania if any proposals or offers with respect to an acquisition proposal are received by Parlux or any of its officers, directors, agents, affiliates or representatives. The notice to Perfumania must indicate the identity of the person or group of persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Parlux must thereafter keep Perfumania reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Parlux’s intentions, as previously notified. Following the end of the permitted solicitation period, Parlux has agreed that it will promptly (and, in any event, within 48 hours) notify Perfumania if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parlux or any of its officers, directors, agents, affiliates or representatives. In connection with such notice, Parlux must provide the identity of the person or group of persons and the status of any such discussions or negotiations, including any change in Parlux’s intentions as previously notified, in each case pursuant to an acceptable confidentiality agreement.

Termination

The merger agreement may be terminated at any time before the effective time of the merger, even after the approval by Perfumania and Parlux stockholders, by:

•	mutual written consent of Perfumania and Parlux, authorized by the Parlux and Perfumania boards;

•

either Perfumania or Parlux if any governmental authority of competent jurisdiction shall have enacted, issued or enforced either a law prohibiting the merger or making the merger illegal, or an injunction, judgment, order, decree, ruling or other action preventing or prohibiting the merger and such injunction, judgment, order, decree or ruling is final and non-appealable; provided that the party seeking to terminate the merger agreement may not do so unless that party has used its reasonable best efforts to remove such restraint;

•

either Perfumania or Parlux if the merger shall not have been consummated on or before June 30, 2012, which we refer to in this joint proxy statement/prospectus as the “outside date”; provided, however, that this right to terminate the merger agreement for this reason is not available to any party if the failure of such party to fulfill any obligation, covenant or condition or whose willful breach of a provision under the merger agreement has been the cause of or resulted in the failure of the merger to be consummated on or before such date; or

•

either Perfumania or Parlux if the Parlux stockholders shall have failed to approve the matters presented to them in this joint proxy statement / prospectus at the special meeting or at any adjournment or postponement thereof;

•

Perfumania, if (i) the Parlux board of directors or any authorized board committee were to fail to include its recommendation regarding the approval and adoption of the merger agreement in this joint proxy statement/prospectus, (ii) the Parlux Board or any authorized board committee adopts, approves or endorses or recommends to the Parlux stockholders an acquisition proposal, (iii) a tender offer or exchange offer for outstanding shares of Parlux common stock, that if consummated would constitute an acquisition proposal has commenced and either the Parlux board or any authorized board committee recommends that Parlux stockholders tender their shares within ten business days of commencement or, if earlier, the Parlux board or any authorized board committee fails to recommend against accepting the offer before the Parlux stockholders meeting to approve the merger agreement, (iv) Parlux enters into an alternative acquisition agreement, or (v) Parlux, the Parlux board or any authorized board committee publicly announces its intention to do any of the foregoing;

•

Perfumania, if Parlux shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, provided that if a breach or failure of a covenant causes the condition that Parlux having performed or complied in all material respects with all of its obligations and covenants required to be performed under the merger agreement at or before the closing date to not be satisfied; provided that such inaccuracy, breach or failure is reasonably susceptible to cure and has not been cured within 20 business days after Parlux receives a written notice from Perfumania of such inaccuracy, breach or failure;

•

Parlux, before receiving stockholder approval of the merger agreement, if the Parlux board has effected a change of recommendation provided that Parlux has concurrently paid to Perfumania the applicable termination fee;

•	Parlux to enter into an alternative acquisition agreement with respect to a superior proposal provided that Parlux has concurrently paid to Perfumania the applicable termination fee;

•	Parlux, if the Perfumania stockholders fail to approve the matters presented to them in this joint proxy statement / prospectus at the special meeting, including any adjournment thereof;

•

Parlux, if Perfumania or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties (other than the representations and warranties related to acquisition advances and the related person investment) or covenants (other than the covenant related to acquisition advances and the related person investment arrangements) contained in the merger agreement, provided that if a breach or failure of a covenant (other than the covenant related to acquisition advances and the related person investment arrangements) causes the conditions that Perfumania and Merger Sub having performed or complied in all material respects with all of their obligations and covenants required to be performed under the merger agreement at or before the closing date to not be satisfied, such failure or breach is reasonably susceptible to cure and has not been cured within twenty business days after Perfumania receives a written notice from Parlux of such breach or failure;

•

Parlux, if all of the conditions to closing set forth in the first and third paragraphs of the section “- Conditions to Completion of the Merger” are satisfied (or, upon an immediate closing, would be satisfied as of such closing) and Perfumania does not (i) satisfy the conditions to deposit the merger consideration with the exchange agent within five business days after receiving notice from Parlux that the other conditions are satisfied (or, upon an immediate closing, would be satisfied as of such closing) and (ii) proceed immediately thereafter to give effect to a closing; or

•

Parlux, if Perfumania breaches or fails to perform in any material respect any of its representations or warranties related to acquisition advances and the related person investment or any of its covenants related to acquisition advances and the related person investment, provided that if a beach or failure of a covenant causes the condition that Perfumania and Merger Sub having performed or complied in all material respects with all of their obligations and covenants required to be performed under the merger agreement at or before the closing date to not be satisfied and is reasonably susceptible to cure and cannot be or has not been cured within twenty business days after Perfumania receives written notice from Parlux of such breach or failure.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Perfumania, Merger Sub or Parlux, or their respective directors, officers and affiliates, except pursuant to the confidentiality agreement between Parlux and Perfumania and except that (1) each party will remain liable for fraud or willful breach of the merger agreement, and (2) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information and payment of fees and expenses.

Termination Fee

Parlux will pay Perfumania a termination fee if the merger agreement is terminated for any of the following reasons:

•	By Parlux, before receiving stockholder approval of the merger agreement, if the Parlux board has effected a change of recommendation;

•	By Parlux to enter into an alternative acquisition agreement with respect to a superior proposal; or

•

By Perfumania if (i) the Parlux board of directors or any authorized board committee were to fail to include its recommendation regarding the approval and adoption of the merger agreement in this joint proxy statement/prospectus, (ii) the Parlux Board or any authorized board committee adopts, approves or endorses or recommends to the Parlux stockholders an acquisition proposal, (iii) a tender offer or exchange offer for outstanding shares of Parlux common stock, that if consummated would constitute an acquisition proposal, has commenced and either the Parlux board or any authorized board committee recommends that Parlux stockholders tender their shares within ten business days of public announcement of such tender or exchange offer or the Parlux board or any authorized board committee fails to recommend against accepting the offer before the Parlux stockholders meeting to approve the matters in this joint proxy statement / prospectus, (iv) Parlux enters into an alternative acquisition agreement, or (v) Parlux, the Parlux board or any authorized board committee publicly announces its intention to do any of the foregoing.

The amount of the termination fee that Parlux will pay to Perfumania depends on when the termination occurs. If the termination had occurred on or before January 22, 2012 Parlux would have paid a fee of either $2 million or Perfumania’s out-of-pocket expenses, whichever was greater. If the termination occurs after that date, then Parlux will pay Perfumania a termination fee of $4 million.

In addition, Perfumania will pay Parlux a termination fee of $4 million and Parlux’s out-of-pocket expenses if the merger agreement is terminated by Parlux for any of the following reasons:

•	if Perfumania’s stockholders fail to approve the matters presented in this joint proxy statement/prospectus at the Perfumania special meeting, including any adjournment thereof;

•

if all of the conditions to closing set forth in the first and third paragraphs of the section “—Conditions to Completion of the Merger” are satisfied (or, upon an immediate closing, would be satisfied as of such closing) and Perfumania does not (i) satisfy the conditions to deposit the merger consideration with the exchange agent within five business days after receiving notice from Parlux that the other conditions are satisfied (or, upon an immediate closing, would be satisfied as of such closing) and (ii) proceed immediately thereafter to give effect to a closing; or

•

if Perfumania breaches or fails to perform in any material respect any of its representations or warranties related to acquisition advances and the related person investment or any of its covenants related to acquisition advances and the related person investment, which breach or failure to perform (i) would give rise to the failure of a condition set forth in the first or second bullet point in the second paragraph of the section “—Conditions to Completion of the Merger” and (ii) cannot be or has not been cured within twenty business days after Perfumania receives written notice from Parlux of such breach or failure.

For purposes of the merger agreement “out-of-pocket expenses” means, all out-of-pocket expenses and fees (including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) of such party arising out of, in connection with or related to the merger or the other transactions contemplated by the merger agreement, up to a maximum of $2 million in the aggregate.

Expenses

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except that Perfumania and Parlux will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus, Perfumania will bear all of the cost of the filing or other fees paid to the Securities and Exchange Commission in connection with the filing of the joint prospectus / proxy statement and the cost of the proxy solicitor retained by Parlux in connection with the solicitation of proxies from Parlux’s stockholders and Perfumania’s stockholders, and Perfumania will pay any filing fees for anti-trust filings made pursuant to the HSR Act.

If applicable, Parlux or Perfumania may be required to pay a termination fee and certain expenses in accordance with a termination described in “The Merger Agreement—Termination Fee” beginning on page 130.

Employee Matters

After the effective time of the Merger, the surviving corporation will provide to the employees of Parlux and its subsidiaries (who were employed immediately before the effective time of the merger) and former employees of Parlux and its subsidiaries (who were terminated before the effective time of the merger), the compensation and benefits required by applicable law or benefits that were vested under any Parlux benefit plan. However, Perfumania or the surviving corporation is not prohibited from terminating the employment of any Parlux employee.

For at least twelve months following the effective time of the merger, Perfumania has also agreed to honor Parlux’s benefit plans, including employment agreements and severance plans (unless the Parlux employees have been enrolled in or entitled to benefits under a comparable Perfumania benefit plan and entitled to the benefits provided to similarly situated employees of Perfumania and its subsidiaries). After the twelve month period, Perfumania will enroll the Parlux employees in and receive benefits under Perfumania benefit plans to the same extent as similarly situated employees of Perfumania and its subsidiaries.

In addition, each Parlux employee’s service with Parlux or its subsidiaries (as well as service with any predecessor employer if service with that predecessor employer is recognized by Parlux or its subsidiaries) shall be treated as service with Perfumania or any of its subsidiaries for all purposes under Perfumania’s benefit plans (other than benefit accruals under defined benefit plans or vesting under equity-based compensations plans). However, this will not apply to the extent its application would result in a duplication of benefits with respect to the same period of service. In the event Perfumania, the surviving corporation, or any Perfumania’s subsidiaries terminates any or all of the Parlux benefit plans during the twelve month period after the effective time of the merger, each Parlux employee will be able to participate in a Perfumania benefit plan that is substantially comparable to the terminated Parlux benefit plan.

Perfumania has also agreed that it will use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Perfumania or any of its subsidiaries in which Parlux employees (and their eligible dependents) will be eligible to participate in from and after the effective time of the merger. Perfumania has also agreed that it will use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Parlux employee (and his or her eligible dependents) during the calendar year in which the effective time of the merger occurs for purposes of satisfying that year’s deductible and co-payment limitations under the relevant welfare benefit plans in which Parlux employees will be eligible to participate in from and after the effective time of the merger.

During the twelve month period following the effective time of the merger, Parlux employees will be eligible to receive severance benefits under the Parlux Severance Policy (the “Plan”). Pursuant to the Plan, all non-exempt, exempt and management employees are eligible to participate in the Plan, except for those employees who are eligible to receive separation or severance payments pursuant to any other agreement contract, plan or other arrangement. An eligible employee will receive severance benefits if his or her employment is terminated involuntarily by Parlux other than for cause, as such term is defined in the Plan, on or before the one year anniversary of a change in control, as defined in the Plan. An employee who leaves his or her employment for any reason other than good reason, as defined in the Plan, shall not receive severance benefits.

An eligible employee will receive a cash severance benefit, payable as salary continuation, equal to one week of base pay for each full year of continuous service, with partial years of service prorated. The number of weeks upon which an eligible employee’s severance benefit is determined is the “Severance Period.” The cash severance benefit continues even if the eligible employee obtains alternate employment. In addition, the eligible employee will receive payment of all accrued paid time off. If the employee participates in a Parlux-sponsored health benefits plan at the time of termination, the employee may continue to participate for the Severance Period and Parlux will pay 75% of the premiums. Following the Severance Period, the employee may elect to continue participate through the COBRA continuation period as long as the employee pays the full premium cost plus a 2% administration fee.

For a description of existing employment agreements between Parlux and certain of its executive officers, see “The Merger—Parlux Employment Arrangements” beginning on page 101.

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the completion of the merger, Perfumania and the surviving corporation will indemnify and hold harmless, and provide advancement of claims-related expenses to, all past and present directors, officers and employees of Parlux and its subsidiaries for claims based on or arising out of the fact that such person held such position with Parlux or for acts or omissions in such capacity taken before the effective time of the merger and will assume the obligations of Parlux and its subsidiaries for indemnification of liability under their respective organizational documents, as in effect as of the date of the merger agreement.

The merger agreement also provides that Perfumania will cause to be maintained, for a period of six years after the completion of the merger, the current policies of directors’ and officers’ liability insurance maintained by Parlux, or policies of at least the same coverage and amounts containing terms and conditions that are no less favorable, with respect to claims arising from facts or events that occurred before the date of the completion of the merger. Perfumania will not be required to expend in any one year an amount more than 200% of the annual premiums paid by Parlux as of the date of the merger agreement for directors’ and officers’ liability insurance, and, if that insurance cannot be obtained at all or if the annual premiums of that insurance coverage exceed this amount, then Perfumania will be obligated to obtain a policy with the most advantageous policies available for a cost not exceeding that amount.

Amendment; Extension and Waiver

The merger agreement may be amended by agreement of the parties in writing and by action of the Perfumania Board and the Parlux Board at any time before the effective time of the merger; provided, however, that after any approval of the transactions by the stockholders of Perfumania or the stockholders of Parlux, the merger agreement cannot be amended without obtaining further approval of the stockholders of Perfumania and stockholders of Parlux, as the case may be, if such approval is required by applicable law.

Subject to applicable law, at any time before the completion of the merger, a party may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement, or waive compliance by the other party with any agreement or condition in the merger agreement. Any agreement to an extension or waiver is only valid if it is in writing. Additionally, no failure or delay by a party in exercising any right under the merger agreement shall operate as a waiver and no single or partial exercise of any rights preclude any other or further exercise of any right under the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of New York.

Additional Agreements

Voting Agreements

Upon execution of the merger agreement, Perfumania entered into voting agreements with Glenn Nussdorf and the Garcia Group, who hold an aggregate of approximately 23.5% of Parlux’s outstanding common shares, pursuant to which they agreed that they will vote their shares of Parlux common stock (i) in favor of approval and adoption of the merger agreement, and (ii) against any proposal made in opposition to or competition with the merger agreement or that may impede, interfere with, delay or otherwise adversely affect the consummation of the merger. Those stockholders also agreed to elect to receive all stock consideration for all their shares of Parlux common stock. In addition, Perfumania agreed to reimburse the expenses incurred by Glenn Nussdorf in connection with the voting agreement and the transactions contemplated thereby.

In addition, simultaneously with the execution of the merger agreement, the directors and certain of the officers of Parlux holding approximately 5.3% of the outstanding shares of Parlux common stock, including its Chairman and Chief Executive Officer, each entered into a voting agreement with Perfumania pursuant to which each officer and director agreed that he or she will vote his or her shares of Parlux common stock (i) in favor of approval and adoption of the merger agreement and (ii) against any proposal made in opposition to or competition with the merger agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the merger.

Also simultaneously with the execution of the Merger Agreement, Parlux entered into a voting agreement with the Nussdorfs, who hold approximately 74% of Perfumania’s outstanding common shares, pursuant to which they agreed to vote their shares of Perfumania common stock (i) in favor of the increase in authorized shares of Perfumania and the issuance of shares pursuant to the merger agreement and (ii) against any proposal that is in opposition to or competition with the merger agreement or that would impede, interfere with, delay or otherwise adversely affect the consummation of the merger.

Each of the voting agreements described above expires upon the earliest of consummation of the merger, termination of the merger agreement or, in the case of the voting agreements regarding Parlux shares, a change of recommendation by the Parlux board of directors.

Licensor Agreements

In connection with the merger agreement, Parlux, Artistic Brands and Rene Garcia entered into an amendment to their Letter Agreement dated April 3, 2009 providing that the merger will not be a “Fundamental Transaction” under the terms of the letter agreement, which would have required the payment by Parlux of certain additional sums to Artistic Brands at the effective time of the merger.

Perfumania, Parlux, Artistic Brands and Mr. Garcia also entered into the Proposal Agreement providing that Artistic Brands and Mr. Garcia will not solicit or negotiate with parties other than Perfumania in connection with the treatment of the licensor warrants or the Letter Agreement. However, in the event that, consistent with the provisions of the merger agreement, Parlux engages in discussions or negotiations with a third party regarding an alternative acquisition proposal or enters into an agreement relating to a superior proposal, then Mr. Garcia and Artistic Brands may enter into discussions or negotiations with such third party with regard to the treatment of the licensor warrants and/or the Letter Agreement in connection with such acquisition proposal. The parties to the Proposal Agreement also acknowledged that Artistic Brands and S. Carter Enterprises, LLC have agreed to enter into a license agreement and Artistic Brands, Perfumania and S. Carter Enterprises have agreed to enter into a sublicense agreement, both to be effective upon the consummation of the merger, and subject to certain closing conditions contained in the Proposal Agreement. The Proposal Agreement also provides for the issuance to Artistic Brands or its designee of 300,000 shares of Perfumania common stock after the effective time of the merger as consideration for the transactions contemplated in the Proposal Agreement. These shares will be entitled to the same registration rights as the shares underlying the licensor warrants.

Perfumania, Artistic Brands, and S. Carter Enterprises, LLC also entered into a letter agreement on December 23, 2011 (the “Carter Letter Agreement”), in which the parties acknowledged that Artistic Brands and S. Carter Enterprises, LLC agreed to enter into a license agreement and Artistic Brands, Perfumania, and S. Carter Enterprises, LLC agreed to enter into a sublicense agreement, both to be effective upon the consummation of the merger, and subject to certain closing conditions contained in the Carter Letter Agreement. Forms of the license and sublicense agreements were attached as exhibits to the Carter Letter Agreement.

Pursuant to the license agreement, Artistic Brands would have the exclusive right and license to manufacture, promote, distribute, and sell prestige fragrances and related products under the Jay-Z trademark. Such rights would be sublicensed to Perfumania pursuant to the sublicense agreement. The initial term of the license agreement shall expire at the earlier of (i) five years following the first date on which licensed products are shipped and (ii) December 31, 2018. Artistic Brands has the right to renew the license agreement, so long as certain financial conditions are met and it has not otherwise breached the agreement. Pursuant to the license agreement, Artistic Brands agreed to make certain royalty payments, including certain guaranteed minimum royalties. At the time of execution of the license and sublicense agreements, Perfumania will issue to S. Carter Enterprises, LLC warrants for the purchase of 266,667 shares of Perfumania common stock at an exercise price of $8.00 per share.

Pursuant to the sublicense agreement, Artistic Brands will sublicense all rights granted under the license agreement to Perfumania, and in return Perfumania will assume all of the Artistic Brands’ obligations under the license agreement, including making all royalty payments and certain guaranteed minimum royalties, owed to S. Carter Enterprises, LLC. Additionally, pursuant to the existing license agreement between Parlux and Artistic Brands, upon execution of the license and sublicense agreement, Perfumania will issue to Artistic Brands or its designee warrants for the purchase of 1,599,999 shares of Perfumania common stock at an exercise price of $8.00 per share, which include the warrants to purchase 266,667 shares to be issued to S. Carter Enterprises, LLC.

On December 23, 2011, Perfumania and the Garcia Group entered into a stockholders agreement. The stockholders agreement provides that, commencing upon the consummation of the merger and until either December 23, 2015, or until the Nussdorfs and trusts related to them cease to own at least one third of the outstanding Perfumania stock (the “Term”), the Garcia Group will not vote any of their shares of Perfumania stock (and all Perfumania stock that they later acquire) in favor of certain matters if the Perfumania board has recommended a vote against that matter. These matters include, among other things, (i) certain merger, reorganization, business combination, recapitalization, dissolution, liquidation or similar transaction involving Perfumania constituting more than 50% or more of its assets, revenues or earnings, (ii) an acquisition of more than 50% of Perfumania’s consolidated assets or 50% of Perfumania’s outstanding common stock, (iii) the issuance of Perfumania common stock that after giving effect to that issuance represents more than 50% of Perfumania’s outstanding common stock, or (iv) a tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 50% of Perfumania’s outstanding common stock, other than the Nussdorfs. The Garcia Group also agreed in the stockholders agreement that during the Term they will not vote for any director unless the director is recommended by Perfumania’s board. The stockholders agreement also restricts the Garcia Group’s ability to enter into voting agreements or transfer their shares of Perfumania common stock, subject to certain exceptions. Under the stockholders agreement the Garcia Group also agree to not seek to acquire ownership of more than 28% of Perfumania common stock, engage in a solicitation of proxies or a proxy contest, seek to control Perfumania’s management, nominate directors not nominated by Perfumania’s then-incumbent directors or join a group or announce their intent to do any of the foregoing during the Term, unless approved by Perfumania’s board of directors.

PERFUMANIA’S FINANCING ARRANGEMENTS

Overview

Perfumania will obtain financing for the cash portion of the merger consideration from two sources, by an amendment to its credit facility with Wells Fargo Bank, National Association to provide for additional borrowings, and from new subordinated loans from the Nussdorf Trusts.

Bank Credit Facility

On December 23, 2011, Perfumania entered into an Amendment No. 1 to Credit Agreement and Consent (the “Amendment No. 1”) with a syndicate of banks for which Wells Fargo Bank, serves as Administrative Agent for the lenders, with respect to Perfumania’s $225,000,000 revolving credit facility, which we refer to as the “senior credit facility.” Perfumania originally entered into the senior credit facility on January 7, 2011.

Pursuant to the Amendment No. 1, subject to the conditions set forth below, the lenders under the senior credit facility provided their consent to, among other things, the merger and borrowings under its senior bank credit facility of up to $32 million (which amount would be reduced to the extent that cash and cash equivalents held by Parlux at the closing of the merger are less than $15 million) to fund a portion of the merger consideration and up to $11 million to fund costs of the merger and related transactions. The lenders also consented to the incurrence of additional indebtedness by Perfumania’s subsidiary, Model Reorg Acquisition, LLC (“Model”), from certain trusts related to principal stockholders of Perfumania (see below) to fund a portion of the cash consideration payable in the merger; and upon consummation of the merger, to inclusion of new domestic subsidiaries of Perfumania acquired or formed in connection with the merger as co-borrowers with Perfumania and certain of its other subsidiaries under the senior credit facility.

The consent provided by the lenders under the senior credit facility is subject to certain conditions, including, among other conditions: (i) there be no default outstanding under the senior credit facility on the date the merger is to be consummated; (ii) certain representations made by Parlux to Perfumania in connection with the merger are true and correct in all material respects on the date that the merger is to be consummated; and (iii) the consolidated fixed charge coverage ratio of Perfumania, calculated on a pro forma basis as set forth in the senior credit facility, shall be equal to or greater than 1.10:1.00 after giving effect to the merger.

Perfumania has also agreed with the Lenders that contemporaneously with the consummation of the merger, Perfumania will repay revolving loans under the senior credit facility in an amount equal to any cash and cash equivalents acquired in the merger.

Under the Amendment No. 1, the maximum amount to be borrowed under the senior credit facility has not been increased. Until such time as Wells Fargo Bank has conducted a field examination and other diligence with respect to the acquired business, no credit card receivables, trade receivables or inventory of the acquired business will be included in the borrowing base under the senior credit facility.

Nussdorf Trust Loans

As a condition to the lenders’ consent with respect to the merger under the Amendment No. 1 to the senior credit facility, Model and certain trusts related to the principal stockholders of Perfumania executed a commitment letter to amend and increase existing subordinated debt obligations as follows:

(i) Amended and Restated Subordinated Promissory Note made by Model, dated as of January 7, 2011, as amended to date, in the aggregate principal amount of $7,388,212.15, held by Trust Under Article 2 of the Trust Agreement dated November 1, 1998 with Glenn Nussdorf as Grantor (formerly Glenn Nussdorf 10-Year Grantor Retained Annuity Trust dated 11/1/98) will be increased by $4,002,000;

(ii) Amended and Restated Subordinated Promissory Note made by Model, dated as of January 7, 2011, as amended to date, in the aggregate principal amount of $11,067,018.85, held by Glenn Nussdorf 15 Year Grantor Retained Annuity Trust dated 11/2/98 will be increased by $5,998,000;

(iii) Amended and Restated Subordinated Promissory Note made by Model, dated as of January 7, 2011, as amended to date, in the aggregate principal amount of $7,388,212.15, held by Trust Under Article 2 of the Trust Agreement dated November 1, 1998 with Stephen Nussdorf as Grantor (formerly Stephen Nussdorf 10 Year Grantor Retained Annuity Trust dated 11/1/98) will be increased by $4,002,000;

(iv) Amended and Restated Subordinated Promissory Note made by Model, dated as of January 7, 2011, as amended to date, in the aggregate principal amount of $11,067,018.85, held by Stephen Nussdorf 15 Year Grantor Retained Annuity Trust dated 11/2/98 will be increased by $5,998,000;

(v) Amended and Restated Subordinated Promissory Note made by Model, dated as of January 7, 2011, as amended to date, in the aggregate principal amount of $7,388,212.15, held by Trust Under Article 2 of the Trust Agreement dated November 1, 1998 with Arlene Nussdorf as Grantor (formerly Arlene Nussdorf 10 Year Grantor Retained Annuity Trust dated 11/1/98) will be increased by $4,002,000; and

(vi) Amended and Restated Subordinated Promissory Note made by Model, dated as of January 7, 2011, as amended to date, in the aggregate principal amount of $11,067,018.85, held by Arlene Nussdorf 15 year Grantor Retained Annuity Trust dated 11/2/98) will be increased by $5,998,000.

On the date that the merger is consummated, Model will execute and deliver to each Nussdorf Trust, a Second Amended and Restated Subordinated Promissory Note in the amount equal to the then-outstanding principal balance of the respective note plus the amount of the new commitment of the trust set forth above. Each of these Nussdorf Trust Notes will provide for payment of the principal in full on April 30, 2015 and for payment of interest on the unpaid principal balance in quarterly installments on the last day of each January, April, July and October at the then current Senior Debt Rate plus two percent (2% ) per annum. For this purpose, “Senior Debt Rate” means the base rate applicable to the senior credit facility as long as the senior credit facility is outstanding, after which it will be The Wall Street Journal’s “prime rate” plus one percent (1%). The Nussdorf Trust Notes will continue to be subordinated to the senior credit facility and payment of principal and interest thereunder are subject to the terms of the Subordination Agreements described below.

Subordination Agreements

As a further condition to the lenders’ consent with respect to the merger under the Amendment No. 1 to the senior credit facility, effective on the date of the consummation of the merger, Perfumania will enter into Amended and Restated Subordination Agreements with Wells Fargo Bank as agent for the lenders under the senior credit facility and the respective holders of the Nussdorf Trust Notes. Under the Subordination Agreements, (a) no principal made be paid on any of the Nussdorf Trust Notes until three months after the senior credit facility terminates and is paid in full, and (b) payment of interest is subject to satisfaction of certain conditions, including Perfumania’s maintaining excess availability as defined under the senior credit facility.

THE PARLUX SPECIAL MEETING

Meeting Matters

Date, Time and Place

The special meeting of Parlux stockholders will be held on April 17, 2012 at 10:00 a.m., Eastern time, at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334.

Purpose

At the special meeting, Parlux stockholders will be asked to vote on the following proposals to:

•	approve and adopt the merger agreement;

•	approve, on an advisory and non-binding basis, certain compensation payable to certain Parlux executive officers in connection with the merger;

•

approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first proposal described above;

•	transact such other business as may be in furtherance of or incidental to the foregoing.

The Parlux Board of Directors is not aware of any other business to be acted upon at the special meeting. In the event that any other matter should properly come before the meeting, the proxy holders will vote as recommended by the Parlux Board of Directors or, if no recommendation is given, in accordance with their best judgment.

Record Date; Stock Entitled to Vote

Only holders of record of Parlux common stock at the close of business on March 1, 2012, the record date, will be entitled to vote at the special meeting, provided that the shares remain outstanding on the date of the special meeting.

As of the close of business on the record date, there were 20,771,537 shares of Parlux common stock outstanding and entitled to vote at the special meeting. Each holder of Parlux common stock is entitled to one vote on each matter to be voted upon at the special meeting.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of shares of Parlux common stock representing a majority of the votes which could be cast by holders of all outstanding shares of Parlux common stock entitled to vote at the special meeting constitutes a quorum.

Votes Required for Approval

Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of a majority of all outstanding shares of Parlux common stock entitled to vote on the proposal. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of all outstanding shares of Parlux common stock entitled to vote on the proposal, a stockholder’s failure to vote or an abstention will have the same effect as a vote against approval and adoption of the merger agreement.

The approval, on an advisory and non-binding basis, of certain compensation payable to certain Parlux executive officers in connection with the merger requires a majority of the total votes cast by the holders of Parlux common stock present in person or represented by proxy at the special meeting. Stockholder approval, on an advisory and non-binding basis, of this “golden parachute” compensation is not required to complete the merger.

The special meeting may be adjourned for any purpose, including to solicit additional proxies, by the vote of Parlux common stock having a majority of the votes of the shares represented at such meeting in person or represented by proxy.

As described more fully under “The Merger Agreement—Additional Agreements” on page 132, certain stockholders of Parlux who own approximately 29.6% of Parlux’s outstanding common shares on the record date and entitled to vote at the special meeting have agreed to vote their shares FOR the proposal to approve and adopt the merger agreement at the special meeting.

Voting by Parlux Directors and Executive Officers

On the Parlux record date, directors and executive officers of Parlux and their affiliates held 1,105,100 shares of Parlux common stock, or approximately 5.3% of the voting power of the outstanding shares of Parlux entitled to vote at the special meeting. As described more fully under “The Merger Agreement—Additional Agreements” on page 132, Parlux’s directors and executive officers and certain other Parlux stockholders entered into voting agreements with Perfumania and have agreed to vote their shares FOR the proposal to approve and adopt the merger agreement at the special meeting.

Under the voting agreements described above (and described more fully under “The Merger Agreement—Additional Agreements”) unless the merger agreement is terminated, approximately 29.6% of the outstanding Parlux common stock on the record date will be voted in favor of the proposal to approve and adopt the merger agreement, and the approval of that proposal will require the affirmative vote of holders of an additional 20.4% of all outstanding shares of Parlux common stock entitled to vote on the proposal.

Voting by Holders of Record

If you own shares of Parlux common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of Parlux common stock. If you fail to vote, the proxies cannot vote your shares of Parlux common stock at the Parlux special meeting. If you are an owner of record then you have four voting options:

•

Telephone. You can vote by touch-tone telephone by calling the number given on your proxy card or voting instruction form. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on April 16, 2012. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

•

Internet. You can vote over the Internet by accessing the web site indicated on your proxy card or voting instruction form and following the instructions on the secure web site. Internet voting is available 24 hours a day until 11:59 p.m., Eastern time, on April 16, 2012. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Parlux special meeting and cast your vote there. The Parlux board of directors recommends that you vote by proxy even if you plan to attend the Parlux special meeting. Attendance at the special meeting is limited to Parlux stockholders, their proxies and invited guests of Parlux.

Your vote is important. Accordingly, please submit your proxy by mail, whether or not you plan to attend the special meeting in person. Proxies must be received by 11:59 p.m., Eastern time, on April 16, 2012.

Voting of Shares Held in Street Name

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the special meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of Nasdaq, brokers do not have discretionary authority to vote on the proposal to approve and adopt the merger agreement or the vote on the proposal to approve, on an advisory and non-binding basis, certain compensation payable to certain Parlux executive officers in connection with the merger. A broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement and against the proposal to approve, on an advisory and non-binding basis, certain compensation payable to certain Parlux executive officers in connection with the merger. If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Effect of Abstentions and Broker Nonvotes

Only shares affirmatively voted for the approval and adoption of the merger agreement or properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposals. Accordingly, an abstention or failure to vote will have the same effect as a vote against approval and adoption of the merger agreement. Also, brokers and banks who hold Parlux common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers.

Revocability of Proxies

You may change your vote at any time before your proxy is voted at the Parlux special meeting of stockholders. You may do this in one of three ways:

•	by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received before the special meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received before the special meeting;

•	by attending the special meeting of stockholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking Parlux proxies should be addressed to:

Parlux Fragrances, Inc.

5900 N. Andrews Avenue, Suite 500

Fort Lauderdale, Florida 33309

Attn: Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the Parlux special meeting, a Parlux stockholder will not be able to revoke its proxy or change its vote as to that matter.

Solicitation of Proxies

Parlux will bear the entire cost of soliciting proxies from its stockholders, except that Perfumania and Parlux have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and Perfumania will pay all filing and other similar fees payable to the SEC in connection with the transaction and Perfumania has agreed to pay the costs of the proxy solicitor described below. In addition to the solicitation of proxies by mail, Parlux will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Perfumania common stock and secure their voting instructions, if necessary. Parlux will reimburse the record holders for their reasonable expenses in taking those actions. Parlux has also engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting, for which the estimated fee will be approximately $8,500 plus tabulation charges and will reimburse reasonable out-of-pocket expenses incurred in connection with the proxy solicitation. In addition, officers and employees of Parlux may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Parlux Proposal 1: Approval and Adoption of the Merger Agreement

The Merger Agreement

Parlux stockholders must vote to approve and adopt the merger agreement in order for Parlux and Perfumania to complete the merger. Please see “The Merger” beginning on page 50 and “The Merger Agreement” beginning on page 113 in this joint proxy statement/prospectus for information regarding and reasons for the merger.

Recommendation of the Board of Directors

The Parlux board of directors unanimously recommends that stockholders vote FOR the proposal to approve and adopt the merger agreement, which is necessary to complete the merger.

Parlux Proposal 2: Advisory Vote on Certain Compensation Payable by Parlux to Executive Officers in Connection with the Merger

In Proposal 2, Parlux asks shareholders to vote to approve, on an advisory and non-binding basis, certain compensation payable to certain executive officers of Parlux in connection with the merger. This advisory vote is required by Section 14A of the Exchange Act and the related rules of the SEC. Since this vote is advisory in nature, it is not binding on Parlux or its Board of Directors.

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger. Accordingly, you may vote to approve this Proposal 2 on executive compensation and vote not to approve Proposal 1 on the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either Parlux or Perfumania regardless of whether the merger is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved.

Golden Parachute Compensation

Based on compensation and benefit levels as of December 31, 2011, and assuming that the merger occurs on March 31, 2012 and that each named executive officer of Parlux experiences a qualifying termination of employment under their existing employment agreements with Parlux (more fully described below) at that time, the named executive officers would be entitled to receive the following cash severance payments and benefits. In addition, under the merger agreement, upon the closing of the merger options for Parlux common stock, including those held by the named executive officers, will be converted into options to acquire Perfumania common stock, and the vesting of those options, to the extent not already vested pursuant to the terms of an employment agreement, will be accelerated by one year. The value of the accelerated vesting of the stock options for the named executive officers is shown in the table below in the Equity column.

Executive Officer	Cash Severance ($)		Equity ($)		Pension/ NQDC ($)	Perquisites/ Benefits (6)($)	Tax Reimbursement ($)	Other ($)	Total ($)
Frederick E. Purches	105,000	(1)	0	(4)	0	24,256	0	0	129,256
Frank A. Buttacavoli	200,000	(2)	0	(4)	0	16,076	0	0	216,076
Raymond J. Balsys	131,250	(3)	242,683	(5)	0	7,890	0	0	381,823

(1)	Assuming that Mr. Purches is re-elected to the Parlux Board at the annual meeting of stockholders for the fiscal year ended March 31, 2011, if his employment is terminated prior to such date, then Parlux will continue to pay him, or his affiliate Cosmix, Inc., a consulting fee of $15,000 per month from April 1, 2012 through October 2012.
(2)	Represents continued payment of Mr. Buttacavoli’s fiscal 2012 base salary paid for a period of six months following the closing of the merger. This payment would be due to Mr. Buttacavoli in the event that his responsibilities following the merger are materially diminished (following notice and a 30 day cure period) or the employment agreement between Mr. Buttacavoli and the Company is not expressly assumed by the surviving corporation within 10 days following the merger. The terms of Mr. Buttacavoli’s employment agreement also provide for the payment of any earned incentive bonus, however no such bonuses have been paid in the last three years and it is not anticipated that such a bonus would have been paid for fiscal 2012.
(3)	Represents continued payment of Mr. Balsys’ fiscal 2012 base salary, paid for a period of six months following the closing of the merger. This payment would be due to Mr. Balsys in the event that his responsibilities following the merger are materially diminished (following notice and a 30 day cure period) or the employment agreement between Mr. Balsys and the Company is not expressly assumed by the surviving corporation within 10 days following the merger. The terms of Mr. Balsys’ employment agreement also provide for the payment of any earned incentive bonus, however no such bonuses have been paid in the last three years and it is not anticipated that such a bonus would have been paid for fiscal 2012.
(4)	Does not include options for Parlux common stock that will already be fully vested in accordance with their terms, without regard to the merger, as of the assumed closing date of March 31, 2012. Those options will convert to options to purchase Perfumania stock in accordance with the terms of the merger agreement (See—The Merger Agreement—Treatment of Parlux Stock Options and Other Stock-Based Awards).
(5)	This amount represents the value of options to purchase Perfumania common stock for which options to purchase Parlux common stock held by Mr. Balsys will be exchanged upon the closing of the merger pursuant to the terms of the merger agreement. Such calculation includes the $38,473 value of the accelerated vesting of 12,500 Parlux options pursuant to the terms of his employment agreement which will be converted into fully vested Perfumania options. For purposes of this calculation, the stock price of Parlux is assumed to be $5.34 and the stock price of Perfumania is assumed to be $11.40, in each case equal to the average closing market price of such stock over the first five days following the public announcement of the merger. This conversion is a “single trigger” event, meaning that it will occur whether or not Mr. Balsys’ employment is terminated following the merger.
(6)	Amounts in this column represent the value of continued health, life and disability insurance for a period of 12 months following the merger for Mr. Buttacavoli and Mr. Balsys and for 18 months following the merger for Mr. Purches in accordance with their existing employment agreements.

Frederick E. Purches

Pursuant to the employment agreement between Mr. Purchase and Parlux, dated November 8, 2010 and as amended as of May 18, 2011 and June 27, 2011, Parlux may terminate Mr. Purches’ employment agreement for any reason at any time, without any prior written notice to Mr. Purches. Mr. Purches shall not be entitled to any severance payment, salary continuation or other post-employment benefits of any kind, provided that upon termination Mr. Purches may retain any stock options granted during the term of his employment agreement for the remaining term of such options. If Parlux terminates Mr. Purches’ employment agreement prior to March 31, 2012, then Parlux will engage Mr. Purches or his affiliate, Cosmix, Inc., to be engaged as a consultant at $15,000 per month until the 2012 annual shareholders’ meeting. Upon expiration of his employment agreement or upon termination, other than for “Cause”, Parlux shall permit Mr. Purches to participate in Parlux’s benefit plans and will continue to pay the premiums covering Mr. Purches’ participation in such benefit plans for up to 18 months from the termination date as consideration for Mr. Purches’ availability for consulting services as Parlux may reasonably request as long as such participation by Mr. Purches in the benefit plans and the payment by Parlux of the continuation premiums shall be permitted under the terms of the benefit plans and any applicable law in effect during such period. For purposes of Mr. Purches’ employment agreement, a termination will be deemed to have occurred for “Cause” under the employment agreement if Mr. Purches is terminated for: (i) willful misconduct; (ii) commission of a felony; (iii) repeated disregard of his duties under the employment agreement; or (iv) material breach of the terms of his employment agreement. Under the terms of the employment agreement, Mr. Purches is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants.

Frank A. Buttacavoli

Pursuant to the employment agreement between Mr. Buttacavoli and Parlux, dated June 9, 2010 and amended on March 31, 2010, March 31, 2011 and September 12, 2011, upon termination of Mr. Buttacavoli’s employment agreement for any reason other than resignation of Mr. Buttacavoli without “Good Reason,” as defined below, or termination by Parlux for “Cause,” as defined below, the following will apply, with some exceptions:

(i)	Termination Payment. Mr. Buttacavoli, or his estate and heirs following his death, shall be entitled (A) to continue to receive one-half of his annual base salary in effect at the time of such termination for a period of 6 months following the date of such termination, (B) to be paid when otherwise payable as if employment was not terminated, any bonus earned by Mr. Buttacavoli through the date of termination pursuant to the terms of the bonus plan prorated to the date of termination, and (C) to have any unvested portion of his option fully vest as of the date of such termination.

(ii)	Termination Benefits. Parlux will continue to provide Mr. Buttacavoli with the executive benefits and perquisites available to executive officers of Parlux, including any group health, dental, disability, or other form of executive benefit plan or program of Parlux existing from time to time on the same terms and conditions as is available to all other executives for a period of 12 months following the date of termination, except the executive benefits shall cease should Mr. Buttacavoli commence employment with another employer during this twelve month period.

(iii)	Condition to Severance. In the event Mr. Buttacavoli breaches any of the covenants contained in his employment agreement, then (A) we will have no further obligation to make termination payments to Mr. Buttacavoli or to continue to provide the termination benefits described above, and (B) any unexercised option shall be forfeited and be cancelled.

Upon termination of Mr. Buttacavoli’s employment agreement by his resignation without “Good Reason,” as defined below, or by Parlux for “Cause,” as defined below, Mr. Buttacavoli would not be eligible to receive any further compensation under his employment agreement other than what would be due through the effective date of Mr. Buttacavoli’s resignation or termination.

For purposes of Mr. Buttacavoli’s employment agreement “Good Reason” has the following meaning: a termination by Mr. Buttacavoli following a “Good Reason Event” provided (i) Mr. Buttacavoli provides notice to Parlux of such Good Reason Event within 90 days of the initial existence of such Good Reason Event; (ii) the notice provides Parlux with 30 days during which it may remedy the Good Reason Event; and (iii) Parlux fails to remedy the Good Reason Event within such 30 day period. A “Good Reason Event” shall be deemed to occur upon (i) a material diminution in Mr. Buttacavoli’s authority, duties, or responsibilities or (ii) any action or inaction of Parlux which constitutes a material breach of his employment agreement. Also, for purposes of Mr. Buttacavoli’s employment agreement, “Cause” for the termination of the executive’s employment shall be deemed to exist if, in the good faith judgment of the Parlux’s Board of Directors: (i) Mr. Buttacavoli commits fraud, theft or embezzlement; (ii) Mr. Buttacavoli commits an act of dishonesty affecting Parlux or a felony or a crime involving moral turpitude; (iii) Mr. Buttacavoli breaches any non-competition, confidentiality or non-solicitation agreement with Parlux; (iv) Mr. Buttacavoli breaches any of the material terms of his employment agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from Parlux; (v) Mr. Buttacavoli engages in gross negligence or willful misconduct that causes unreasonable harm to the business and operations of Parlux; or (vi) the executive’s unreasonable failure or refusal to diligently perform the duties and responsibilities required to be performed by Mr. Buttacavoli under the terms of his employment agreement.

Raymond J. Balsys

Pursuant to the employment agreement between Mr. Balsys and Parlux dated August 1, 2011, upon termination of Mr. Balsys’ employment for any reason other than resignation of Mr. Balsys without “Good Reason,” as defined below, or termination by Parlux for “Cause,” as defined below, the following will apply, with some exceptions:

(i)	Termination Payment. Mr. Balsys, or his estate and heirs following his death, is entitled (A) to continue to receive his annual base salary in effect at the time of such termination for a period of six months following the date of such termination, (B) to be paid when otherwise payable as if employment was not terminated, any bonus earned by Mr. Balsys through the date of termination pursuant to the terms of the bonus plan prorated to the date of termination, and (C) to have any unvested portion of his option fully vest as of the date of such termination.

(ii)	Termination Benefits. Parlux will continue to provide Mr. Balsys with the executive benefits and perquisites available to its executive officers, including any group health, dental, disability, or other form of executive benefit plan or program of Parlux existing from time to time on the same terms and conditions as is available to all other executives for a period of 12 months following the date of termination.

(iii)	Condition to Severance. In the event Mr. Balsys breaches any of the covenants contained in his employment agreement, then (A) Parlux will have no further obligation to make termination payments to Mr. Balsys or to continue to provide the termination benefits described above, and (B) any unexercised option shall be forfeited and be cancelled.

Upon termination of Mr. Balsys’ employment agreement by his resignation without “Good Reason,” as defined below, or by Parlux for “Cause,” as defined below, Mr. Balsys would not be eligible to receive any further compensation under his employment agreement other than what would be due through the effective date of Mr. Balsys’ resignation or termination.

For purposes of Mr. Balsys’ employment agreement “Good Reason” has the following meaning: a termination by Mr. Balsys following a “Good Reason Event” provided (i) Mr. Balsys provides notice to Parlux of such Good Reason Event within 90 days of the initial existence of such Good Reason Event; (ii) the notice provides Parlux with 30 days during which it may remedy the Good Reason Event; and (iii) Parlux fails to remedy the Good Reason Event within such 30 day period. A “Good Reason Event” shall be deemed to occur upon (i) a material diminution in Mr. Balsys’ authority, duties, or responsibilities or (ii) any action or inaction of Parlux which constitutes a material breach of his employment agreement. Also, for purposes of Mr. Balsys’ employment agreement, “Cause” for the termination of Mr. Balsys’ employment shall be deemed to exist if, in the good faith judgment of Parlux’s Board of Directors: (i) Mr. Balsys commits fraud, theft or embezzlement; (ii) Mr. Balsys commits an act of dishonesty affecting Parlux or a felony or a crime involving moral turpitude; (iii) Mr. Balsys breaches any non-competition, confidentiality or non-solicitation agreement with Parlux; (iv) Mr. Balsys breaches any of the material terms of his employment agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from Parlux; (v) Mr. Balsys engages in gross negligence or willful misconduct that causes unreasonable harm to the business and operations of Parlux; or (vi) Mr. Balsys’ unreasonable failure or refusal to diligently perform the duties and responsibilities required to be performed by the executive under the terms of his employment agreement.

Vote Required for Approval

The advisory vote on the compensation to be received by the Parlux named executive officers in connection with the merger will be approved if the holders of a majority of the outstanding Parlux common stock vote “For” such proposal.

Recommendation of the Board of Directors

The Parlux board of directors unanimously recommends that stockholders vote FOR for the proposal to approve, on an advisory basis, certain compensation payable to certain executive officers of Parlux in connection with the merger, as more fully described above.

Parlux Proposal 3: Adjournment of the Parlux Special Meeting

Although it is not currently expected, the special meeting may be adjourned for any purpose, including to solicit additional proxies if there are insufficient votes at the meeting to approve and adopt the merger agreement.

With this proposal, we are asking you to authorize the holder of any proxy solicited by the Parlux board of directors to vote in favor of granting discretionary authority to the proxies or attorneys-in-fact to adjourn the special meeting for any purpose, including to solicit additional proxies. If Parlux stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet website. Additionally, we may seek to adjourn the special meeting if a quorum is not present initially.

Recommendation of the Board of Directors

The Parlux board of directors recommends that you vote FOR the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

About the Parlux Directors

Certain information concerning the Parlux executive officers and directors as of March 31, 2011, is set forth below. There are no family relationships between any of the Parlux executive officers or directors.

Name	Age	Position
Frederick E. Purches	73	Chairman of the Board of Directors and Chief Executive Officer
Anthony D’Agostino	53	Independent Director
Esther Egozi Choukroun	49	Independent Director
Glenn Gopman	56	Independent Director
Robert Mitzman	56	Independent Director

Frederick E. Purches was appointed Chairman of the Board of Directors and Chief Executive Officer in January 2010. Mr. Purches founded Parlux in 1984, and served from 1984 until 2005 in a variety of capacities for Parlux, including as the Chairman of the Board of Directors and Vice Chairman of the Board of Directors. Mr. Purches has been engaged in the cosmetic and fragrance business for over 40 years, including in various executive capacities with Helena Rubinstein/Armani, Inc. and Revlon, Inc. During the past fifteen years, Mr. Purches has served as a consultant to Parlux through Cosmix, Inc., a private company controlled by Mr. Purches.

Anthony D’Agostino, a Certified Public Accountant, has served as an independent director of Parlux since February 2007 and, as of April 2007, was appointed Chairman of the Audit Committee and a member of the Compensation, Independent, and Nominating Committees. Currently, Mr. D’Agostino is an audit manager with Sauvigne & Company, LLP, a Manhattan based CPA firm that he joined in December of 2007. He has been a consultant, assisting the chief financial officers and boards of directors of private and public companies, including Quality King, with compliance issues under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and various transactions since 2004. From 2003 to 2004, Mr. D’Agostino served as the Vice President of Finance and Chief Financial Officer of CPI Aerostructures, Inc., a defense contractor. From 2002 to 2003, Mr. D’Agostino served as the Vice President of Finance and Chief Financial Officer of American Patriot Apparel Corporation, a start-up not-for-profit organization. From 2000 to 2002, he served as Senior Vice President of Finance and Chief Financial Officer of Softheon, Inc., a software start-up company.

Mr. D’Agostino possesses extensive accounting and finance experience as an audit manager, Chief Financial Officer and Sarbanes-Oxley consultant, which provides the Board of Directors and Parlux with his expertise as an audit committee financial expert, accounting and financial guidance generally, and corporate governance and compliance insights relating to Sarbanes-Oxley.

Esther Egozi Choukroun has served as an independent director of Parlux since October 2000, and has served as Chairman and/or as a member of various committees during that time. As of April 2007, she became Chairman of the Nominating Committee, and a member of the Audit and Independent Committees. Since January 2007, Ms. Egozi Choukroun has been the Chief Financial Officer of Flagler Investment, LLC, a real estate investment firm specializing in the acquisition and management of underperforming office buildings in the Southeast United States and Texas. In addition, she is the Managing Member of PIX Holdings, LLC, a real estate advisory and consulting firm created in January 2007 and operating in South Florida and the Caribbean. From 2002 through 2006, Ms. Egozi Choukroun was the Executive Vice President and Chief Financial Officer of PIX Latin America Investments Corporation, a full service real estate company operating in Florida and Latin America. Ms. Egozi Choukroun was employed by Banque Nationale de Paris, Miami, from 1984 through 1996, and was Senior Vice President and Deputy General Manager from 1988 through 1996. From 1997 through 1999, she was Director of International Philanthropy at the Mount Sinai Medical Center Foundation, and through 2002 was Executive Director of the Women’s International Zionist Organization for Florida. Ms. Egozi Choukroun currently serves as a member of the Advisory Board of the Scott Rakow Youth Center which is run by the Parks and Recreation Department of the City of Miami Beach.

Ms. Egozi Choukroun possesses extensive executive and financial experience as a Chief Financial Officer, a Managing Member and Senior Vice President, which provides the Board of Directors and Parlux with her valuable experience in the areas of senior management and financial experience, including managing companies with underperforming assets and international operations, as well as experience in the banking sector.

Glenn H. Gopman is a Certified Public Accountant, has served as an independent director of Parlux since October 1995, and has served as Chairman and/or as a member of various committees during that time. As of April 2007, he became Chairman of the Compensation and Independent Committees, and a member of the Audit Committee. Since 2003, Mr. Gopman has owned and operated an independent certified public accounting practice. He is presently a principal stockholder in the public accounting firm of Levi & Gopman, P.A. Until 2002, he was a partner in the public accounting firm of Rachlin Cohen & Holtz LLP. Before that, Mr. Gopman was a principal stockholder in the public accounting firm of Thaw, Gopman and Associates, P.A. He is a member of the American and Florida Institutes of Certified Public Accountants. Mr. Gopman has been appointed a member of the F.I.C.P.A. Management of Accounting Practice 2010/2011 Section Steering Committee. Mr. Gopman presently serves as Chairman of the Citizen’s Oversight Committee under the Inter-Local Agreement on School Facilities Planning in Miami-Dade County. He is also an officer and director of The Hebrew Free Loan Association of South Florida, Inc. and the Miami Beach Senior High School Alumni Association, both of which are a non-profit organizations.

Mr. Gopman possesses extensive accounting experience as a Certified Public Accountant practicing in the area of public accounting, which provides the Board of Directors and Parlux with his valuable experience counseling companies with respect to the implementation and impact of accounting policies, and the use of management judgment and estimates regarding such accounting policies.

Robert Mitzman has served as an independent director of Parlux since February 2007, and, as of April 2007, became a member of the Audit, Compensation, Independent and Nominating Committees. Since 1981, he has served as President and Chief Executive Officer of Quick International Courier, a privately held courier company, with over 600 employees and over 4,000 agents and worldwide offices. Mr. Mitzman currently serves on the board of directors of Esquire Bank Corp. He was previously a member of Young Presidents Organization and served on the board of directors of Orbit International Corp. until December 2008.

Mr. Mitzman possesses extensive executive experience as a Chief Executive Officer, which provides the Board of Directors and Parlux with important business and leadership experience, including leading an organization with global operations, experience in the human resources area managing a numerous and diverse pool of employees, and growing a business while managing the proper allocation of resources and cost structure.

Compensation of Parlux’s Directors

Each of the Parlux non-employee directors receives an annual fee of $42,000 in cash and an annual grant of stock options to purchase 15,000 shares of Common Stock as compensation for their service to the Board of Directors. Non-employee directors serving on the Audit Committee receive an additional $8,000 in cash annually, with the Chairman receiving an additional $10,000 in cash. Non-employee directors serving on the Compensation, Nominating, and Independent Committee receive an additional $3,000 annually in cash for each Committee served on, with the Chairman of each of these committees receiving an additional $3,000 in cash annually. Director compensation remained the same for fiscal 2010 and 2011.

The following table sets forth certain information regarding the compensation of the Parlux non-employee directors for the fiscal year ended March 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Anthony D’Agostino	$69,000	$19,759	$88,759
Esther Egozi Choukroun	$59,000	$19,759	$78,759
Glenn Gopman	$62,000	$19,759	$81,759
Robert Mitzman	$59,000	$19,759	$78,759

(1)	All option awards were granted on October 12, 2010, at an exercise price of $2.23, the closing price of Parlux’s common stock on that date.
(2)	As of March 31, 2011, each of the current non-employee directors owned the following number of options: Anthony D’Agostino—60,000; Esther Egozi Choukroun— 45,000; Glenn Gopman—80,000; and Robert Mitzman—60,000.
(3)	The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions made for the purpose of computing this amount are discussed in Parlux’s 2011 Form 10-K in Note 10 to the Consolidated Financial Statements. Each director was awarded options to purchase 15,000 shares during fiscal 2011.

THE PERFUMANIA SPECIAL MEETING

Meeting Matters

Date, Time and Place

The special meeting of Perfumania stockholders will be held on April 17, 2012 at 10.00 a.m., Eastern time, at the Edwards Wildman Palmer LLP New York office, 750 Lexington Avenue, New York, NY 10022.

Purpose

At the Perfumania special meeting, Perfumania stockholders will be asked to:

•	approve an amendment to the Perfumania charter to increase the total number of authorized shares of common stock from 20,000,000 to 35,000,000;

•	approve the issuance of shares of Perfumania common stock to Parlux stockholders in connection with the merger; and

•	transact such other business as may be in furtherance of or incidental to the foregoing.

The Perfumania board of directors has unanimously determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Perfumania and its stockholders and has unanimously approved the issuance of Perfumania common stock to holders of Parlux common stock in the merger. The Perfumania board of directors unanimously recommends that Perfumania stockholders vote FOR the proposal to amend the Perfumania charter and FOR the proposal to approve the issuance of Perfumania common stock pursuant to the merger agreement.

For a more complete description of Perfumania’s reasons for the merger and the recommendation of the Perfumania board of directors, see “The Merger—Perfumania Special Committee’s and Board of Directors’ Recommendations” beginning on page 64.

Record Date; Stock Entitled to Vote

Only stockholders of record of Perfumania common stock as of the close of business on March 1, 2012, the record date, are entitled to receive notice of the special meeting and to vote at the Perfumania special meeting or any adjournments or postponements thereof. As of the record date there were 8,970,018 shares of Perfumania common stock outstanding. Each share of Perfumania common stock is entitled to one vote on each matter properly brought before the special meeting.

As of the record date, a complete list of stockholders entitled to notice and to vote at the Perfumania special meeting is available for examination by any Perfumania stockholder, his or her agent, or his or her attorney, at Perfumania’s headquarters, 35 Sawgrass Drive, Suite 2, Bellport, New York 11713, for purposes pertaining to the Perfumania special meeting, during normal business hours, and at the time and place of the Perfumania special meeting.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Perfumania common stock outstanding on the record date constitutes a quorum. Proxy cards received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the special meeting for purposes of a quorum.

Votes Required for Approval

Under the Florida Business Corporation Act, which we refer to as the “FBCA,” approval of the amendment to Perfumania’s charter requires that the number of votes cast in favor of approval exceeds the number cast in opposition. Under the Nasdaq Stock Market listing criteria, approval of the issuance of Perfumania shares in the merger requires the affirmative vote of a majority of the total votes cast on the proposal. These two standards are the same in operation. As a result of their ownership of approximately 74% of the outstanding shares of Perfumania common stock, members of the Nussdorf family have the right, and have agreed, to vote a sufficient number of shares at the special meeting to approve both proposals. Accordingly, the approval of both proposals at the special meeting is assured without the vote of any other stockholder.

Voting by Perfumania Directors and Executive Officers

On the Perfumania record date, directors and executive officers of Perfumania and their affiliates held 6,649,476 shares of Perfumania common stock, or approximately 74% of the total voting power of the outstanding shares of Perfumania common stock entitled to vote at the special meeting. These stockholders have agreed to vote their shares FOR the proposal to amend the Perfumania charter and FOR the proposal to approve the issuance of Perfumania common stock pursuant to the merger. See the “The Merger Agreement—Additional Agreements” on page 132 for additional information regarding the voting agreements.

Voting by Holders of Record

If you own shares of Perfumania common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to instruct the persons named as proxies how to vote your shares of Perfumania common stock. If you fail to vote, the proxies cannot vote your shares of Perfumania common stock at the Perfumania special meeting. If you are an owner of record, you have two voting options:

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Perfumania special meeting and cast your vote there. The Perfumania board of directors recommends that you vote by proxy even if you plan to attend the Perfumania special meeting.

Perfumania requests that Perfumania stockholders complete and sign the accompanying proxy and return it to Perfumania as soon as possible in the enclosed postage–paid envelope, even if you plan to attend the meeting. When the accompanying proxy is returned properly executed, the shares of Perfumania stock represented by it will be voted at the Perfumania special meeting in accordance with the instructions contained on the proxy card.

Voting of Shares Held in Street Name

If you hold shares through a broker or other nominee you hold them in “street name,” and you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet. If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

Effects of Abstentions and Failures to Vote

Abstentions and broker non-votes (which occurs when you do not provide voting instructions on either proposal) are counted for purposes of determining the presence or absence of a quorum at the special meeting, but they will have no effect on the results of voting on either proposal.

Revocability of Proxies

You may change your vote at any time before your proxy is voted at the Perfumania special meeting of stockholders. You may do this in one of three ways:

•	by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received before the special meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received before the special meeting;

•

by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting of stockholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking Perfumania proxies should be addressed to:

Perfumania Holdings, Inc.

35 Sawgrass Drive, Suite 2

Bellport, New York 11713

Attn: Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that Perfumania receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a Perfumania stockholder returns a signed proxy card with no specifications as to how the shares should be voted, such proxy will be voted for the proposal to amend the Perfumania charter and for the proposal to approve the issuance of Perfumania common stock in the merger.

Solicitation of Proxies

Perfumania will bear the entire cost of soliciting proxies from its stockholders, except that Perfumania and Parlux have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and Perfumania has agreed to pay all filing and other similar fees payable to the SEC in connection with the transaction. In addition to the solicitation of proxies by mail, Perfumania will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Perfumania common stock and secure their voting instructions, if necessary. Perfumania will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Perfumania may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Perfumania stockholders, either personally or by telephone, the Internet, facsimile or letter.

Perfumania Proposal 1: Amendment of the Perfumania Charter

Description of the Amendment

Perfumania’s board of directors has approved, subject to stockholder approval, an amendment to the Perfumania charter to increase the number of authorized shares of Perfumania common stock from 20,000,000 to 35,000,000.

Reasons for and Effect of the Amendment

The Perfumania charter currently authorizes the issuance of up to 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. There are currently no shares of Perfumania preferred stock outstanding. On the record date, 8,970,018 shares of Perfumania common stock were outstanding, 215,833 shares were reserved for issuance upon exercise of outstanding stock options, and 2,270,000 shares were reserved for future awards under Perfumania’s stock option plan. Perfumania will issue up to an aggregate of 5,919,052 shares to Parlux stockholders in the merger (subject to adjustment in certain circumstances, as described in this joint proxy statement/prospectus in the section titled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 113) and outstanding Parlux options and warrants will be converted into options and warrants to purchase 3,834,451 shares of Perfumania common stock, assuming none of the outstanding options or warrants to purchase shares of Parlux common stock are exercised or converted into shares of Parlux common stock prior to the effective time of the merger. Following the merger, Perfumania will also issue 300,000 shares of common stock to Artistic Brands or its designee, as discussed in “The Merger – Licensor Agreements” on page 13. Therefore, the aggregate maximum shares of Perfumania common stock following the merger and transactions contemplated by the merger will be 21,509,354. Perfumania is required by the merger agreement to have sufficient authorized but unissued shares available to complete the merger. The proposed amendment to the Perfumania charter will authorize a sufficient number of shares for the merger as well as a reasonable additional number of shares for future issuances by the combined company pursuant to benefit plans, for financings or acquisitions, or otherwise. If the amendment is not approved, Perfumania will not be able to complete the merger and the other transactions contemplated by the merger agreement. Therefore, the merger depends on Perfumania’s stockholders’ approving the proposal to amend the Perfumania charter. However, this proposed amendment does not depend on approval of any other proposal, as Perfumania is seeking approval of the increase whether or not the merger issuance is approved.

The increased number of authorized and unissued shares could, in certain circumstances, have an anti-takeover effect. For example, it would permit issuances that could substantially dilute the stock ownership of a person seeking to effect a change in the composition of Perfumania’s board of directors or contemplating a tender offer or other business combination transaction with us. However, the share increase is not being proposed in response to any effort by a third party of which we are aware to accumulate shares of Perfumania common stock or obtain control of Perfumania, nor is it part of a plan to recommend to the stockholders a series of provisions to address takeover concerns. Other than the share increase proposal, Perfumania’s board of directors does not currently contemplate recommending the adoption of any other amendments to the Perfumania charter that could be construed to affect the ability of third parties to take over or change the control of Perfumania. Other than for issuances pursuant to Perfumania’s existing equity compensation arrangements for directors, employees and independent contractors, Perfumania has no current plans to issue any shares of its common stock.

Recommendation of the Board of Directors

Perfumania’s board of directors recommends a vote FOR the proposal to amend the Perfumania charter.

Perfumania Proposal 2: Issuance of Perfumania Common Stock in Connection with the Merger

If the merger is completed, each share of Parlux common stock outstanding immediately before the effective time of the merger will be converted into the right to receive merger consideration. Under the merger agreement, Parlux stockholders may elect to receive consideration consisting of shares of Perfumania common stock or a combination of shares and cash in exchange for their shares of Parlux common stock, as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 113. As described above, the merger agreement provides for the issuance of up to 5,919,052 shares of Perfumania common stock in exchange for shares of Parlux common stock (subject to adjustment in certain circumstances, as described in this joint proxy statement/prospectus in the section titled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 113). In addition, as described in “The Merger Agreement—Treatment of Parlux Stock Options” and “—Treatment of Warrants,” on page 115, Perfumania will assume the existing options and warrants to purchase shares of Parlux common stock, upon exercise of which it will issue up to an aggregate of approximately 4,000,000 shares of Perfumania common stock, and Perfumania will issue an additional 300,000 shares of Perfumania common stock and warrants to purchase 1,599,999 shares of Perfumania common stock to Artistic Brands or its designee at the effective time of the merger pursuant to a private placement as described in “The Merger Agreement—Additional Agreements—Licensor Agreements” on page 132.

Under the Nasdaq Marketplace Rules, a company listed on Nasdaq is required to obtain stockholder approval before the issuance of shares of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the proposed acquisition or if any director, officer or substantial stockholder of the company has a 5% or greater interest in the company to be acquired. Both these factors apply to Perfumania’s proposed acquisition of Parlux, so Perfumania is seeking the approval of its stockholders for the issuance of shares of Perfumania common stock in connection with the merger.

Recommendation of the Board of Directors

Perfumania’s board of directors recommends a vote FOR the proposal to approve the issuance of Perfumania common stock in connection with the merger.

INFORMATION ABOUT PERFUMANIA

Description of Business

General Overview

Perfumania is an independent, national, vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances that does business through five primary operating subsidiaries, Perfumania, Inc., Quality King Fragrance, Inc. (“QFG”), Scents of Worth, Inc. (“SOW”), Perfumania.com, Inc. (“Perfumania.com”) and Five Star Fragrance Company, Inc. (“Five Star”). Perfumania operates in two industry segments, wholesale distribution and specialty retail sales of designer fragrance and related products.

Perfumania’s wholesale business, which is conducted through QFG, distributes designer fragrances to mass market retailers, drug and other chain stores, retail wholesale clubs, traditional wholesalers, and other distributors throughout the United States. For reporting purposes, the wholesale business also includes Perfumania’s manufacturing division, operated by Five Star, which owns and licenses designer and other fragrance brands, paying royalties to the licensors based on a percentage of sales. All manufacturing operations are outsourced to third party manufacturers. Five Star’s sales and results of operations are not significant to Perfumania’s results on a consolidated basis.

Perfumania’s retail business is conducted through three subsidiaries:

•	Perfumania, Inc., a specialty retailer of fragrances and related products,

•	SOW, which sells fragrances in retail stores on a consignment basis, and

•	Perfumania.com, Inc., an Internet retailer of fragrances and other specialty items.

During fiscal 2010 and 2009, approximately 67.5% and 67.4% of Perfumania’s net sales and 79.1% and 81.5% of Perfumania’s gross profit were provided by its retail division, and approximately 32.5% and 32.6% and 20.9% and 18.5%, respectively, by its wholesale division. Further information for each of the industry segments in which Perfumania operates is provided in Note 12 to Perfumania’s consolidated financial statements included on page F-38.

Perfumania’s executive offices are located at 35 Sawgrass Drive, Suite 2, Bellport, NY 11713, Perfumania’s telephone number is (631) 866-4100, Perfumania’s retail internet address is www.perfumania.com and Perfumania’s business internet address is www.perfumaniaholdingsinc.com. Through its business website, Perfumania makes available, free of charge, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as is reasonably practicable after electronically filing them with, or furnish them to, the Securities and Exchange Commission (the “SEC”). The public may read and copy materials Perfumania files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington D.C. 20549. The public may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These reports and amendments are also available at www.sec.gov. In addition, Perfumania has made its Code of Business Conduct and Ethics available through its business website under “About us—Corporate Compliance.” The reference to Perfumania’s website does not constitute incorporation by reference of the information contained on Perfumania’s website and the information contained on the website is not part of this joint proxy statement/prospectus.

In this joint proxy statement/prospectus, Perfumania refers to the fiscal year beginning January 31, 2010 and ending on January 29, 2011 as “fiscal 2010” and the fiscal year beginning February 1, 2009 and ending January 30, 2010 as “fiscal 2009.”

Wholesale Business

The wholesale division, which operates through QFG, distributes designer fragrances to mass market retailers, drug and other chain stores, retail wholesale clubs, traditional wholesalers, and other distributors throughout the United States. It buys designer fragrances principally from the brand owners/manufacturers. QFG strives to increase its selection of brands, sizes and price points in order to be a one stop shop for its customers. QFG’s sales are principally to retailers such as Wal-Mart, Walgreens, Kohl’s, Nordstrom Rack, Marshalls, Target, Ross Stores and CVS. QFG also operates a direct sales department that services over 10,000 pharmacies and specialty stores, such as AmerisourceBergen and Cardinal Health, throughout the United States.

Five Star’s owned and licensed brands are sold principally through Perfumania’s wholesale business, SOW’s consignment business, and Perfumania, Inc.’s retail stores. Five Star handles the manufacturing, on behalf of Perfumania, Inc., of the Jerome Privee® product line, which includes bath and body products, and which is sold exclusively in Perfumania, Inc.’s retail stores.

There were no customers who accounted for more than 10% of revenues in fiscal 2010 or 2009.

Retail Business

Perfumania, Inc. is a leading specialty retailer and distributor of a wide range of brand name and designer fragrances. At January 29, 2011, Perfumania, Inc. operated a chain of 360 “full service” retail stores, including three seasonal locations, specializing in the sale of fragrances and related products at discounted prices up to 75% below the manufacturers’ suggested retail prices. Each of Perfumania, Inc.’s retail stores generally offers approximately 2,000 different fragrance items for women, men and children. These stores stock brand name and designer brands such as Estee Lauder®, Cartier®, Issey Miyake®, Bvlgari®, Yves Saint Laurent®, Calvin Klein®, Giorgio Armani®, Hugo Boss®, Ralph Lauren/Polo®, Perry Ellis®, Liz Claiborne®, Giorgio®, Halston®, Escada®, Christian Dior®, Sean Jean®, Lacoste®, Burberry®, Azzaro®, Guess®, Donna Karan® and Paris Hilton® Perfumania, Inc. also carries private label lines of bath & body treatment products under the name Jerome Privee® and cosmetics products under the name Mattese®. The retail business is principally operated through Magnifique Parfumes and Cosmetics, Inc., a subsidiary of Perfumania, Inc., although the stores are generally operated under the name “Perfumania.”® Perfumania, Inc.’s retail stores are generally located in regional malls, manufacturers’ outlet malls, lifestyle centers, airports and suburban strip shopping centers.

Perfumania.com offers a selection of Perfumania’s more popular products for sale over the Internet and serves as an alternative shopping experience to the Perfumania, Inc. retail stores. Perfumania benefits from its ability to reach a large group of customers from a central site. This also enables Perfumania to display a larger number of products than traditional store-based or catalog sellers, and the ability to frequently adjust featured selections and edit content and pricing provides significant merchandising flexibility. During fiscal 2010, Perfumania launched a newly designed e-commerce website. The new website was revamped in its entirety, providing customers with a more functional, personalized and simplified shopping experience.

SOW operates the largest national designer fragrance consignment program, with contractual relationships to sell products on a consignment basis in approximately 2,400 stores, including more than 1,300 Kmart locations nationwide, as well as through customers such as Burlington Coat Factory, SYMS, Loehmann’s, Daffy’s and K&G. SOW determines the pricing and the products displayed in each of its retail consignment locations and pays a percentage of the sales proceeds to the retailer for its profit and overhead applicable to these sales. Overhead includes sales associate payroll and benefits, rental of fragrance space and, in some instances, an inventory shrink allowance. Consignment fees vary depending in part on whether SOW or the retailer absorbs inventory shrinkage.

The retail segment’s overall profitability depends principally on Perfumania’s ability to purchase a wide assortment of merchandise at favorable prices, attract customers and successfully conclude retail sales. Other factors affecting Perfumania’s profitability include general economic conditions, competition, availability of volume discounts, number of stores in operation, timing of store openings and closings and the effect of special promotions. Retail store sales, internet sales, and consignment sales represented approximately 67.5% and 67.4% of Perfumania’s total sales in fiscal 2010 and 2009, respectively.

Seasonality and Quarterly Results

Perfumania’s business is highly seasonal, with the most significant activity occurring from September through December each year. Wholesale sales are stronger during the months of September through November, since retailers need to receive merchandise well before the holiday season begins, with approximately 12.1% and 11.2% of total revenues being generated during these three months in fiscal 2010 and 2009, respectively. Retail revenues are the greatest in December, with approximately 22.8% and 24.2% of retail revenues being generated this month in fiscal 2010 and 2009, respectively, as is typical for a retail operation. In fiscal 2010 and 2009, Perfumania realized losses from operations during the first three quarters and generated income from operations during the fourth quarter due to the seasonality of its business. However, there can be no assurance that future results will be consistent with historical results.

Strategy

Perfumania’s business strategy is to use its experience in the fragrance industry, knowledge of the fragrance market, and business relationships to procure products, enabling it to sell its products to customers at competitive prices. In addition, Perfumania supplements its offerings with owned or licensed designer and other fragrance brands. It seeks to increase the portfolio of brands for both wholesale distribution and retail sale by presenting a diverse sales opportunity for a designer’s brand, thereby enhancing its purchasing opportunities.

•

Trademarks used in this joint proxy statement/prospectus are the property of Perfumania or of its licensors. The ® and ™ symbols are deemed to apply to each instance of the respective mark in this report.

Perfumania emphasizes future growth by broadening its product offering to wholesale customers while also growing the retail business. It also expects to take advantage of opportunities to license or purchase mature designer brands that do not require significant additional expenditure to create retail market demand.

Perfumania, Inc.’s current business strategy focuses on maximizing sales and store productivity by raising the average dollar sale per transaction, increasing transactions per hour, reducing expenses at existing stores, selectively opening new stores in proven geographic markets and closing under-performing stores. When opening new stores, Perfumania, Inc. seeks locations primarily in high traffic manufacturers’ outlet malls, regional malls and selectively, on a stand-alone basis in suburban shopping centers in metropolitan areas. To achieve economies of scale with respect to advertising and management costs, Perfumania, Inc. evaluates whether to open additional stores in markets where it already has a presence or whether to expand into additional markets that it believes have a population density and demographics to support a cluster of stores.

As of January 29, 2011, Perfumania operated 360 Perfumania, Inc. stores in the United States and Puerto Rico, including 3 seasonal locations. The following chart shows the number of Perfumania, Inc. stores operated in each state in which those stores are located.

Perfumania, Inc. Stores as of January 29, 2011

Alaska	2	Louisiana	5	North Carolina	12
Alabama	2	Maine	1	Ohio	10
Arizona	8	Maryland	8	Oregon	5
Arkansas	1	Massachusetts	7	Pennsylvania	12
California	27	Michigan	12	Puerto Rico	19
Colorado	3	Minnesota	3	South Carolina	9
Connecticut	4	Mississippi	3	Tennessee	6
Delaware	2	Missouri	8	Texas	43
Florida	58	Nevada	9	Utah	1
Georgia	13	New Hampshire	4	Virginia	4
Hawaii	1	New Jersey	9	Washington	7
Illinois	13	New York	20	Wisconsin	3
Indiana	6

In fiscal 2010 and 2009, Perfumania, Inc. opened 3 and 19 stores, respectively, excluding 6 seasonal locations which opened in October and November 2010. Perfumania, Inc. continuously monitors store performance and from time to time closes under-performing stores, which typically have been older stores in less trafficked locations. During fiscal 2010 and 2009, Perfumania, Inc. closed 16 and 4 stores, respectively, excluding 3 seasonal locations which closed in fiscal 2010. For fiscal 2011, Perfumania, Inc. intends to continue to focus on improving the profitability of its existing stores and management currently expects to open 2 new stores and expects to close approximately 11 stores.

Suppliers

In recent years, Perfumania has purchased approximately 80% of its fragrances directly from brand owners/manufacturers and 20% from distributors. Its suppliers include most of the dozen largest fragrance manufacturers in the United States. The distributors represent, for the most part, long-standing relationships, some of which are also customers of Perfumania. Perfumania maintains a regular dialogue with all designer fragrance brand manufacturers directed toward broadening its product offerings to its customers. Perfumania believes that having both wholesale and retail customers is desirable to most designer fragrance brand manufacturers and enhances its opportunities to further expand these relationships. In addition, the recent consolidation in the United States department store business and the weak global economy which has impacted United States department store fragrance sales has resulted in favorable buying opportunities for Perfumania with some of the largest fragrance manufacturers. As is customary in the fragrance industry, Perfumania has no long-term or exclusive contracts with suppliers.

Marketing and Sales

Perfumania works with consignment retailers to develop in-store promotions employing signage, displays or unique packaging to merchandise and promote products in addition to developing ad campaigns for specific events as required by the retailers, e.g., mailers, inserts and national print advertising. The cornerstone of Perfumania’s marketing philosophy for its own stores is to develop customer awareness that the stores offer an extensive assortment of brand name and designer fragrances at discount prices.

Wholesale sales representatives maintain regular dialogue with customers to generate selling opportunities and to assist them in finding scarce products at low prices. All sales personnel have access to current inventory information that is generally updated with each order, allowing immediate order confirmation to customers and ensuring that ordered products are in stock for prompt shipment. Perfumania’s management information system affords customers access to current information on price and product availability to enable them to better plan inventory investments. Customers may elect to receive this information in a variety of electronic formats that are updated daily, and can transmit orders electronically directly to Perfumania’s data processing system. The reports generated for customers by the management information system also provide information on manufacturers’ special price offerings and promotional programs to demonstrate the savings that can be generated so that customers can validate the value of purchasing from Perfumania compared to other sources. Perfumania believes that this gives its salespeople a competitive advantage in customer interactions.

Intellectual Property Rights

Perfumania’s portfolio of fragrance brands is of great importance to its business. Five Star owns the Lutece®, Norell®, Pavlova®, Realm®, Raffinee® and Royal Secret® brands, among others. It licenses designer and other fragrance brands, such as Bijan®, Gale Hayman®, Michael Jordan®, Pierre Cardin®, Royal Copenhagen®, Vicky Tiel®, Donald Trump® and XOXO®, often acquiring exclusive worldwide distribution rights. Some of these licenses are renewable on a year-to-year basis or for longer periods, while the rest have terms that typically run from two to five years. Current expiration dates for these licenses (whereupon automatic or discretionary renewal periods may commence) range from October 31, 2012 to September 30, 2016. In addition to the trade name and service mark Perfumania, Perfumania, Inc.’s stores operate under the trade names Class Perfumes, Fragrance Depot and Perfumania Plus.

Perfumania primarily relies on trademark law to protect its intellectual property rights. In addition to using registered trademarks covering licensed brands, Perfumania has a proprietary portfolio of more than 55 U.S. registered trademarks and applications and more than 157 foreign registered trademarks and applications. U.S. trademark ownership depends on use and remains effective as long as the trademark is used. Trademark registration provides certain additional protections. U.S. trademark registrations are generally renewable for as long as the trademark is used. Trademark ownership in foreign countries applying common law also depends on continued use, with registration providing certain additional protections. In the European Union and other foreign countries, ownership rights are based on registration. Terms of registrations in such countries range from seven to fifteen years and are generally renewable. Perfumania occasionally registers the copyright to packaging materials, and Perfumania also relies on trade secret and other contractual restrictions. From time to time, Perfumania brings litigation against those who, in its opinion, infringe Perfumania’s proprietary rights, but there can be no assurance that either such efforts, or any contractual restrictions used, will be adequate or effective. Also, owners of other brands may, from time to time, allege that Perfumania has violated their intellectual property rights, which may lead to litigation and material legal expense.

Competition

Competition varies among the markets in which Perfumania competes. As a retailer, Perfumania competes with a wide range of chains and large and small stores, as well as manufacturers, including some of Its suppliers. In the wholesale business, Perfumania competes with many distributors, of which Elizabeth Arden is the largest. Generally, the basis of competition is brand recognition, quality and price. Perfumania believes that the most important reasons for its competitive success in the wholesale business include its established relationships with manufacturers and large customers, popular recognition of its proprietary and licensed brands, and its efficient, low-cost sourcing strategy and ability to deliver products to consumers at competitive prices. Perfumania, Inc.’s retail competitors include department stores, regional and national retail chains, drug stores, supermarkets, duty-free shops and other specialty retail stores. Some of its competitors sell fragrances at discount prices and some are part of large national or regional chains that have substantially greater resources and name recognition than Perfumania. Perfumania, Inc.’s stores compete on the basis of selling price, promotions, customer service, merchandise variety, store location and ambiance. Internet fragrance sales are highly competitive and Perfumania.com competes on the basis of selling price, merchandise variety, ease of selection and cost of delivery. Some of Parlux’s competitors may enjoy competitive advantages, including greater financial resources that can be devoted to competitive activities, such as sales and marketing, brand development and strategic acquisitions.

Employees

At January 29, 2011, Perfumania had 1,996 employees, of whom 198 were involved in warehousing, 1,641 were employed in Perfumania, Inc.’s retail stores, 107 in marketing, sales and operations, and 50 in finance and administration. Temporary and part-time employees are added between Thanksgiving and Christmas. Substantially all the warehouse employees are represented by a union. Parlux has never experienced a work stoppage, strike or other interruption in business as a result of a labor dispute.

Distribution

Perfumania, Inc. utilizes independent national trucking companies, primarily UPS, to deliver merchandise to its stores and wholesale customers. Retail store deliveries generally are made weekly, with more frequent deliveries during the holiday season. Such deliveries permit the stores to minimize inventory storage space and increase the space available for display and sale of merchandise. Sales of Perfumania.com are shipped primarily via UPS and are typically delivered within a few days of being ordered.

Description of Property

Perfumania’s principal executive offices and distribution center are located at 35 Sawgrass Drive, Suite 2, Bellport, New York 11713. Perfumania subleases 280,000 square feet of this 560,000 square foot facility and began using this space in December 2007. This warehouse houses goods for both the wholesale and retail segments. The space is leased through September 2027. An additional administrative office located in Sunrise, Florida is leased through December 2017 and is currently being marketed for sublease.

All of Perfumania, Inc.’s retail stores are located in leased premises. As of January 29, 2011, Perfumania had a total of approximately 518,000 leased store square feet with an average store size of 1,438 square feet. Most of the store leases provide for the payment of a fixed amount of base rent plus a percentage of sales, ranging from 3% to 15%, over certain minimum sales levels. Store leases typically require Perfumania, Inc. to pay its proportionate share of common area expenses, real estate taxes, utility charges, insurance premiums and certain other costs. Some of Perfumania, Inc.’s leases permit the termination of the lease if specified minimum sales levels are not met. See Note 11 to Perfumania’s consolidated financial statements on page F-35 for additional information about its store leases.

Legal Proceedings

See “The Merger—Litigation Related to the Merger” on page 108 for information about a lawsuit filed challenging the merger.

From time to time, Perfumania is involved in legal proceedings in the ordinary course of business. Management cannot presently predict the outcome of these matters, although management believes that the ultimate resolution of these matters will not have a materially adverse effect on Perfumania’s financial position, operations or cash flows.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management Overview

The recessionary pressures that began in the latter half of fiscal 2008 and have continued into the present, including a significant decline in consumer spending, have had a strong effect on Perfumania. Perfumania has seen a recent increase in net sales, but as consumer spending and confidence could remain depressed going forward, Perfumania remains focused on carefully managing those factors within its control. Perfumania has managed spending by reducing its capital expenditures and improving inventory productivity to maximize inventory turns for both wholesale and retail operations. Perfumania will continue its efforts to improve its retail operations and in-store experience to maximize retail revenues, reduce its cost base and minimize discretionary spending, optimize inventory levels, and improve working capital and operating cash flows.

Perfumania’s net sales decreased 5.1% from $510.9 million in fiscal 2009 to $484.8 million in fiscal 2010, due to decreases in both retail and wholesale sales. Retail sales decreased 4.9% compared to the prior year as a result of decreases in sales for both Perfumania and SOW which were due to the impact of store level promotions and the termination of certain consignment arrangements. Wholesale revenues decreased by 5.5% from the prior year due primarily to less discounting during fiscal 2010 compared with the prior year.

Net sales have increased recently, increasing 2.4% from $321.9 million in the thirty-nine weeks ended October 30, 2010 to $329.5 million in the thirty-nine weeks ended October 29, 2011. The increase in sales was driven by an increase in retail sales of $17.4 million but offset by a decrease in wholesale sales of $9.8 million.

Perfumania’s operating expenses decreased 1.2% from $176.2 million in fiscal 2009 to $174.1 million in fiscal 2010. Selling, general and administrative expenses were $118.1 million in the thirty-nine weeks ended October 29, 2011, compared to $117.3 million in the thirty-nine weeks ended October 30, 2010. Included are expenses in connection with the Services Agreement with Quality King, which were $0.4 million for both the thirty-nine week periods ended October 29, 2011 and October 30, 2010, and expenses related to the potential business combination with Parlux, which were $0.3 million for the thirteen weeks ended October 29, 2011.

In fiscal 2010, Perfumania recorded a $2.5 million claim for refund of federal income taxes as it was able to carry-back a portion of the net operating loss to the previously filed 2007 federal tax return of Model Reorg, a predecessor company. Perfumania recorded a full valuation allowance against all deferred tax assets, thus no income tax benefit was recorded on operating losses during either of the thirty-nine week periods ended October 29, 2011 and October 30, 2010.

Including $12.9 million of interest expense, Perfumania realized a net loss of approximately $3.7 million in fiscal 2010, compared with a net loss of $15.8 million in fiscal 2009. Perfumania realized a net loss of approximately $4.1 million in the thirty-nine weeks ended October 29, 2011, compared to a net loss of $16.6 million in the thirty-nine weeks ended October 30, 2010.

The following table sets forth selected items from Perfumania’s consolidated statements of operations expressed as a percentage of total net sales for the periods indicated:

Percentage of Net Sales

	Thirty-nine Weeks Ended October 29, 2011	Thirty-nine Weeks Ended October 30, 2010	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
Total net sales	100.0%	100.0%	100.0%	100.0%

Total gross profit	38.2%	35.7%	37.3%	35.0%

Selling, general and administrative expenses	35.8%	36.4%	33.4%	32.1%
Asset impairment			0.6%	0.5%
Depreciation and amortization	1.8%	2.1%	1.9%	1.9%

Total operating expenses	37.6%	38.5%	35.9%	34.5%

Income from operations	0.6%	(2.8)%	1.4%	0.5%
Interest expense	1.8%	3.1%	2.7%	3.6%

Loss before income taxes	(1.2)%	(5.9)%	(1.3)%	(3.1)%
Income tax benefit	—%	(0.8)%	(0.5)%	—%

Net loss	(1.2)%	(5.1)%	(0.8)%	(3.1)%

Critical Accounting Estimates

Perfumania’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of these statements requires management to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, management evaluates its estimates, including those related to bad debts, inventories, asset impairments, sales returns and allowances, and other contingent assets and liabilities. As such, some accounting policies have a significant impact on amounts reported in these financial statements. The judgments and estimates made can significantly affect results. Materially different amounts might be reported under different conditions or by using different assumptions. Perfumania considers an accounting policy to be critical if it is both important to the portrayal of Perfumania’s financial condition and results of operations, and requires significant judgment and estimates by management in its application. Perfumania has identified certain critical accounting policies that affect the significant estimates and judgments used in the preparation of Perfumania’s financial statements.

Accounts Receivable, Net of Allowances

In the normal course of business, Perfumania extends credit to wholesale customers that satisfy pre-determined credit criteria. Accounts receivable, net of allowances, as shown on the consolidated balance sheets, is net of allowances for doubtful accounts. An allowance for doubtful accounts is determined through the analysis of the aging of accounts receivable at the date of the financial statements, assessments of collectability based on an evaluation of historical and anticipated trends, the financial condition of Perfumania’s customers and an evaluation of the impact of economic conditions. Should circumstances change or economic conditions deteriorate significantly, Perfumania may need to increase its provisions.

Inventory Adjustments and Writeoffs

Inventories are stated at the lower of cost or market, with cost being determined on a weighted average cost basis. Perfumania reviews inventory on a regular basis for excess and potentially slow moving inventory based on prior sales, forecasted demand, historical experience and through specific identification of obsolete or damaged merchandise and Perfumania records adjustments to reduce the carrying value of inventory to the lower of cost or market in accordance with Perfumania’s assessment. If actual sales are less than Perfumania’s forecasts, additional writeoffs could be necessary. Inventory shrinkage is estimated and accrued between physical inventory counts. Significant differences between future experience and that which was projected (for either the shrinkage or inventory reserves) could affect the recorded amounts of inventory and cost of sales.

Impairment of Long-Lived Assets

When events or changes in circumstances indicate that the carrying values of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying value of the assets to projected future undiscounted cash flows in addition to other quantitative and qualitative analyses. Inherent in this process is significant management judgment as to the projected cash flows. Upon indication that the carrying value of such assets may not be recoverable, Perfumania recognizes an impairment loss as a charge against current operations. Property and equipment assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. Cash flows for retail assets are identified at the individual store level. Factors that could trigger an impairment review include a significant underperformance relative to expected historical or projected future operating results, or a significant negative industry or economic trend. Judgments are also made as to whether under-performing stores should be closed. Even if a decision has been made not to close an under-performing store, the assets at that store may be impaired.

Due in part to the deteriorating United States economy and resulting decline in retail sales, Perfumania conducted an internal review of its long-lived assets (primarily leasehold improvements) at the store level in fiscal 2009 and determined that the carrying value of certain assets exceeded their projected future undiscounted cash flows. Perfumania then determined the fair value of the identified long-lived assets by discounting their projected future cash flows using a rate approximating Perfumania’s weighted average cost of capital, which resulted in an impairment charge of approximately $2.3 million. Perfumania conducted a similar review of its long-lived assets at the store level in fiscal 2010 and recorded an impairment charge of approximately $2.2 million. In fiscal 2010, Perfumania also recorded an impairment charge of approximately $0.8 million on a building under a capital lease.

As the projection of future cash flows requires the use of judgments and estimates, if actual results are materially different than these judgments or estimates, additional charges could be necessary. Significant deterioration in the performance of Perfumania’s stores compared to projections could result in significant additional asset impairments.

Impairment of Intangible Assets

Perfumania’s owned tradenames that have been determined to have indefinite lives are not subject to amortization but are reviewed at least annually for potential impairment. The fair values are estimated and compared to their carrying values. Fair value is principally estimated using a discounted cash flow model which depends on, among other factors, estimates of future sales and expense trends, liquidity and capitalization. Perfumania bases fair value estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. Perfumania recognizes an impairment loss when the estimated fair value is less than the carrying value.

Trademarks, including tradenames and owned licenses having finite lives are amortized over their respective lives to their estimated residual values and are also reviewed for impairment. The recoverability of the carrying values of all long-lived assets with finite lives is re-evaluated when changes in circumstances indicate the assets’ value may be impaired.

There was no recorded goodwill as of January 29, 2011 and January 30, 2010. Based on management’s impairment review at January 29, 2011 and January 30, 2010, there was no impairment of trademarks or tradenames in fiscal 2010 or 2009. Perfumania will continue to monitor the expected future cash flows of

Perfumania’s reporting units and the long-term market capitalization trends to assess the carrying values of the intangible assets.

Sales and Allowances

Revenue from wholesale transactions is recorded when title passes. Wholesale revenue is recorded net of returns, discounts and allowances. Revenue from retail sales is recorded, net of discounts, at the point of sale for Perfumania stores, and for consignment sales, when sale to the ultimate customer occurs. Revenue from Internet sales is recognized at the time products are delivered to customers. Perfumania records an estimate of returns, discounts and allowances, and review and refine these estimates on a regular basis based on current experience and trends. Perfumania’s historical estimates of these costs have not differed materially from actual results; however, if the actual rate of sales returns increases significantly, Perfumania’s operating results could be adversely affected.

Valuation of Deferred Tax Assets

Accounting guidance requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent Perfumania believes it is more likely than not that a portion of these assets will not be realized. The guidance also prescribes a comprehensive model for the financial statement recognition, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. Perfumania considers many factors when assessing the likelihood of future realization of its deferred tax assets including Perfumania’s recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carry-forward periods available to us for tax reporting purposes and other relevant factors. The range of possible judgments relating to the valuation of Perfumania’s deferred tax assets is very wide. Significant judgment is required in making these assessments and it is very difficult to predict when, if ever, Perfumania’s assessment may conclude that the remaining portion of Perfumania’s deferred tax assets is realizable. Significant differences between future experience and that which was projected in calculating deferred tax assets could result in significant additional adjustments to Perfumania’s deferred tax assets and income tax expense.

Fiscal Year 2010 Compared to Fiscal Year 2009

Net Sales

Perfumania recognized net sales of $484.8 million in fiscal 2010, a decrease of 5.1% from the $510.9 million recorded in fiscal 2009. The breakdown of sales between retail and wholesale was as follows:

	For the year ended
	($ in thousands)
	January 29, 2011	Percentage of Sales	January 30, 2010	Percentage of Sales	Percentage Increase (Decrease)
Retail	$327,291	67.5%	$344,295	67.4%	(4.9)%
Wholesale	$157,509	32.5%	$166,627	32.6%	(5.5)%

Total net sales	$484,800	100.0%	$510,922	100.0%	(5.1)%

Retail sales decreased by 4.9% from $344.3 million in fiscal 2009 to $327.3 million in fiscal 2010. The decrease was due to a decrease in Perfumania’s retail sales of $4.5 million and a decrease in SOW’s consignment sales of $12.5 million.

Perfumania’s retail sales for fiscal 2010 decreased by 1.7% from $265.9 million in 2009 to $261.4 million in fiscal 2010. The average number of stores operated was 367 in both fiscal 2010 and fiscal 2009. Perfumania’s comparable store sales decreased by 1.2% during fiscal 2010. Comparable store sales measure sales from stores that have been open for one year or more. These comparisons exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening. The average retail price per unit sold during fiscal 2010 increased 4.9% from fiscal 2009 while the total number of units sold decreased by 6.2%. The increase in the average retail price per unit sold and the decrease in the number of units sold were due to various store level promotions.

SOW’s consignment sales decreased from $78.4 million in fiscal 2009 to $65.9 million in fiscal 2010. The decrease in SOW’s net sales is due to a decrease in sales to existing customers as well as the termination of several consignment arrangements during fiscal 2010.

The decrease in wholesale sales of $9.1 million is the result of less discounting during fiscal 2010 compared with the prior year, as in fiscal 2009 management focused on reducing inventory levels and offered more promotional pricing resulting in higher sales.

Cost of Goods Sold

Cost of goods sold, which includes the cost of merchandise sold, inventory valuation adjustments, inventory shortages, damages and freight charges, decreased 8.5% from $332.1 million in fiscal 2009 to $304.0 million in fiscal 2010. The breakdown between wholesale and retail was as follows:

	For the year ended
	January 29, 2011	January 30, 2010	Percentage Increase (Decrease)
	($ in thousands)
Retail	$184,257	$198,664	(7.3)%
Wholesale	$119,694	$133,468	(10.3)%

Total cost of goods sold	$303,951	$332,132	(8.5)%

Cost of goods sold decreased by $28.2 million or 8.5%. This decrease was due to decreases in retail and wholesale sales.

Gross Profit

Gross profit increased 1.2% from $178.8 million in fiscal 2009 to $180.8 million in fiscal 2010. The breakdown between wholesale and retail was as follows:

	For the year ended
	January 29, 2011	January 30, 2010	Percentage Increase (Decrease)
	($ in thousands)
Retail	$143,034	$145,631	(1.8)%
Wholesale	$37,815	$33,159	14.0%

Total gross profit	$180,849	$178,790	1.2%

Gross profit percentages for the same periods were:

	For the year ended
	January 29, 2011	January 30, 2010
Retail	43.7%	42.3%
Wholesale	24.0%	19.9%
Gross profit margin	37.3%	35.0%

The increase in gross profit resulted from an increase in wholesale gross profit due to less discounting during fiscal 2010 as discussed above, offset by a decrease in retail gross profit due to lower sales volume and gross margins realized by SOW.

Perfumania’s retail gross profit for fiscal 2010 increased by 8.7% to $122.5 million compared with $112.7 million in 2009. For these same periods, Perfumania’s retail gross margins were 46.9% and 42.4%, respectively. The increase in Perfumania’s retail gross margins was due to less promotional activity during fiscal 2010 compared to fiscal 2009.

Operating Expenses

In fiscal 2010, operating expenses decreased 1.2% from $176.2 million in fiscal 2009 to $174.1 million in fiscal 2010.

Selling, general and administrative expenses include payroll and related benefits for Perfumania’s distribution centers, sales, store operations, field management, purchasing and other corporate office and administrative personnel; rent, common area maintenance, real estate taxes and utilities for Perfumania’s stores, distribution center and corporate office; advertising, consignment fees, sales promotion, insurance, supplies, freight out, and other administrative expenses. The breakdown of operating expenses was as follows:

	For the year ended
	January 29, 2011	January 30, 2010	Percentage Increase (Decrease)
	($ in thousands)
Selling, general and administrative	$162,157	$164,141	(1.2)%
Asset impairment	3,001	2,320	29.4%
Depreciation and amortization	8,909	9,766	(8.8)%

Total operating expenses	$174,067	$176,227	(1.2)%

Income from operations	$6,782	$2,563	164.6%

Selling, general and administrative expenses decreased 1.2% from $164.1 million in fiscal 2009 to $162.2 million in fiscal 2010. Included in selling, general and administrative expenses are expenses in connection with service agreements with Quality King Distributors, Inc. (“Quality King”), which were $0.6 million for both fiscal 2010 and fiscal 2009. These service agreements are described in Note 5 to the consolidated financial statements on page F-26.

At the end of both fiscal 2010 and fiscal 2009, Perfumania conducted an internal review of its long-lived assets and determined that the carrying value of certain assets exceeded their future undiscounted cash flows. Perfumania then determined the fair value of the identified long-lived assets by discounting its future cash flows using a rate approximating Perfumania’s weighted average cost of capital, which resulted in impairment charges of approximately $2.2 million and $2.3 million in fiscal years 2010 and 2009, respectively. Perfumania also recorded an impairment charge of approximately $0.8 million relating to a capital lease on a building during fiscal year 2010.

Depreciation and amortization was approximately $8.9 million in fiscal 2010, compared to $9.8 million in fiscal 2009.

As a result of the foregoing, Perfumania recognized income from operations in fiscal 2010 of approximately $6.8 million compared to income from operations in fiscal 2009 of $2.6 million.

Other Expenses

	For the year ended
	January 29, 2011	January 30, 2010	Percentage Decrease
	($ in thousands)
Interest expense	$12,857	$18,202	(29.4)%

Interest expense was approximately $12.9 million for fiscal 2010 compared with approximately $18.2 million in fiscal 2009. The decrease in interest expense is due primarily to a lower average outstanding balance and a lower overall average interest rate on Perfumania’s revolving credit facility during fiscal 2010 compared with fiscal 2009, offset by an increase in the amortization of deferred finance costs in fiscal 2010 compared with fiscal 2009. Overall, the interest rates on total variable interest debt decreased by approximately 1.7% during fiscal 2010 as compared to fiscal 2009.

Income Tax Provision

	For the year ended
	January 29, 2011	January 30, 2010	Percentage Decrease
	($ in thousands)
Income tax (benefit) provision	$(2,351)	$189	(1,343.9)%

Perfumania’s effective tax rate for fiscal 2010 was a benefit of (38.7%) while the rate for fiscal 2009 was 1.2%. In fiscal 2010, the effective tax rate differed from Perfumania’s federal statutory rate primarily because Perfumania was able to carryback a portion of its net operating loss to Model previously filed 2007 federal tax return, resulting in a claim for refund of federal income taxes of approximately $2.5 million. In fiscal 2009, the effective tax rates differed from Perfumania’s federal statutory rates primarily due to the impact of recording the valuation allowances described below and non-deductible expenses.

Perfumania recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Perfumania recognizes valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. In assessing the likelihood of realization, Perfumania considers past taxable income, estimates of future taxable income and tax planning strategies. Perfumania performed a comprehensive review of the likely realization of these assets at January 30, 2010, considering the then current broad economic environment and the challenges facing retailers for the foreseeable future. At January 30, 2010 Perfumania concluded that it was necessary to record a valuation allowance of $7.0 million, which was reflected as a non-cash charge in the tax provision for fiscal 2009. Perfumania continues to provide a full valuation allowance on all deferred tax assets.

Net Loss

As a result of the foregoing, Perfumania realized a net loss of approximately $3.7 million in fiscal 2010, compared to a net loss of $15.8 million in fiscal 2009.

Thirty-nine weeks Ended October 29, 2011 Compared to Thirty-nine weeks Ended October 30, 2010

Net Sales

	For the thirty-nine weeks ended
	October 29, 2011	Percentage of Sales	October 30, 2010	Percentage of Sales	Percentage Increase (Decrease)
	($ in thousands)
Retail	$224,121	68.0%	$206,641	64.2%	8.5%
Wholesale	$105,380	32.0%	$115,227	35.8%	(8.5)%

Total net sales	$329,501	100.0%	$321,868	100.0%	2.4%

Net sales increased 2.4% from $321.9 million in the thirty-nine weeks ended October 30, 2010 to $329.5 million in the thirty-nine weeks ended October 29, 2011. The increase in sales was primarily due to an increase in retail sales of $17.4 million offset by a decrease in wholesale sales of $9.8 million.

Retail sales increased by 8.5% from $206.6 million in the thirty-nine weeks ended October 30, 2010 to $224.1 million in the thirty-nine weeks ended October 29, 2011. The increase was due to an increase in Perfumania’s retail sales of $15.3 million and an increase in SOW’s consignment sales of $2.2 million.

Perfumania’s retail sales increased from $164.9 million in the thirty-nine weeks ended October 30, 2010 to $180.2 million in the thirty-nine weeks ended October 29, 2011. Perfumania’s comparable store sales increased by 12.4% during the thirty-nine weeks ended October 29, 2011. The average retail price per unit sold during the thirty-nine weeks ended October 29, 2011 increased 9.2% from the prior year’s comparable period while the total number of units sold increased by 5.7%. Perfumania attributes the increase in the average retail price per unit sold and the increase in the number of units sold to an increase in mall traffic and various store level pricing promotions. The average number of stores operated was 347 in the thirty-nine week period ended October 29, 2011, versus 367 in the prior year’s comparable period.

SOW’s consignment sales increased from $41.7 million in the thirty-nine weeks ended October 30, 2010 to $43.9 million in the thirty-nine weeks ended October 29, 2011. The increase in SOW’s net sales is due to an increase in sales to existing accounts and addition of one new account during the third quarter of the prior fiscal year, offset by the termination of several consignment relationships.

The decrease in wholesale sales of $9.8 million is the result of less product availability for the wholesale division and less customer demand during the thirty-nine weeks ended October 29, 2011 compared to the thirty-nine weeks ended October 30, 2010.

Cost of Goods Sold

Cost of goods sold, which includes the cost of merchandise sold, inventory valuation adjustments, inventory shortages, damages and freight charges, decreased 1.5% from $207.0 million in the thirty-nine weeks ended October 30, 2010 to $203.8 million in the thirty-nine weeks ended October 29, 2011.

	For the thirty-nine weeks ended
	October 29, 2011	October 30, 2010	Percentage Increase (Decrease)
	($ in thousands)
Total cost of goods sold	$203,752	$206,915	(1.5)%

Gross Profit

Gross profit increased 9.3% from $115.0 million in the thirty-nine weeks ended October 30, 2010 to $125.7 million in the thirty-nine weeks ended October 29, 2011. The breakdown between wholesale and retail was as follows:

	For the thirty-nine weeks ended
	October 29, 2011	October 30, 2010	Percentage Increase (Decrease)
	($ in thousands)
Retail	$101,484	$89,211	13.8%
Wholesale	$24,265	$25,742	(5.7)%

Total gross profit	$125,749	$114,953	9.3%

Gross profit percentages for the same periods were:

	For the thirty-nine weeks ended
	October 29, 2011	October 30, 2010
Retail	45.3%	43.2%
Wholesale	23.0%	22.3%
Gross profit margin	38.2%	35.7%

The increase in gross profit for the thirty-nine weeks ended October 29, 2011 compared to the thirty-nine weeks ended October 30, 2010 was due to the increase in retail sales volume as discussed above as well as a higher retail gross profit percentage offset by a decrease in wholesale gross profit due to lower sales.

Perfumania’s retail gross profit for the thirty-nine weeks ended October 29, 2011 increased by 12.6% to $84.8 million compared with the comparable period in 2010. For these same periods, Perfumania’s retail gross margins were 47.0% and 45.7%, respectively.

Expenses

	For the thirty-nine weeks ended
	October 29, 2011	October 30, 2010	Percentage Increase (Decrease)
	($ in thousands)
Selling, general and administrative	$118,056	$117,262	0.7%
Depreciation and amortization	5,839	6,595	(11.5)%

Total operating expenses	$123,895	$123,857	0.0%

Income (loss) from operations	$1,854	$(8,904)	120.8%

Selling, general and administrative expenses were $118.1 million in the thirty-nine weeks ended October 29, 2011, compared to $117.3 million in the thirty-nine weeks ended October 30, 2010. Included in selling, general and administrative expenses are expenses in connection with the Services Agreement with Quality King, which were $0.4 million for both the thirty-nine week periods ended October 29, 2011 and October 30, 2010, and expenses related to the potential business combination with Parlux discussed above which were $0.3 million for the thirteen weeks ended October 29, 2011.

Depreciation and amortization was approximately $5.8 million in the thirty-nine weeks ended October 29, 2011, compared to $6.6 million for the thirty-nine weeks ended October 30, 2010.

Interest expense was approximately $5.9 million for the thirty-nine weeks ended October 29, 2011 compared with approximately $10.1 million for the thirty-nine weeks ended October 30, 2010. The decrease in interest expense is due primarily to a lower average outstanding balance and a lower overall average interest rate on Perfumania’s revolving credit facility, as well as a lower overall average interest rate on Perfumania’s outstanding notes payable to affiliates during the thirty-nine weeks ended October 29, 2011 compared with the thirty-nine weeks ended October 30, 2010.

Perfumania continues to record a full valuation allowance against all deferred tax assets, thus no income tax benefit was recorded on operating losses during either of the thirty-nine week periods ended October 29, 2011 and October 30, 2010. The income tax benefit of approximately $2.5 million in the thirty-nine weeks ended October 30, 2010 relates to a claim for refund of federal income taxes due to the utilization of net operating losses on previously filed federal tax returns.

As a result of the foregoing, Perfumania realized a net loss of approximately $4.1 million in the thirty-nine weeks ended October 29, 2011, compared to a net loss of $16.6 million in the thirty-nine weeks ended October 30, 2010.

Liquidity and Capital Resources

Perfumania’s principal funding requirements are for inventory purchases, financing extended terms on accounts receivable, paying down accounts payable and debt, information systems enhancements, opening new stores and renovation of existing stores. These capital requirements generally have been satisfied through borrowings under the respective revolving credit facilities and notes payable to affiliates.

Net cash provided by operating activities during the thirty-nine weeks ended October 29, 2011 was approximately $3.3 million, compared with approximately $59.3 million used in operating activities during the thirty-nine weeks ended October 30, 2010. The $62.6 million increase in cash flows from operating activities during the thirty-nine weeks ended October 29, 2011 compared with the prior year’s comparable period resulted primarily from an increase in accounts payable due to the timing of repayments to Perfumania’s vendors, a decrease in inventory levels during the thirty-nine weeks ended October 29, 2011 due to a reduction in inventory purchases and a reduction in Perfumania’s net loss. The seasonality of Perfumania’s operations may lead to significant fluctuations in certain asset and liability accounts between fiscal year-end and subsequent interim periods.

Perfumania’s purchases from related parties are generally payable in 90 days; however, due to the seasonality of Perfumania’s business, these terms are generally extended. Related party accounts have historically been brought closer to terms at the end of the holiday season. During the rest of the year, Perfumania has relied upon these extended terms to provide a portion of its liquidity.

Net cash used in investing activities was approximately $2.7 million in the thirty-nine weeks ended October 29, 2011 compared to $2.1 million in the thirty-nine weeks ended October 30, 2010. The current period’s investing activities primarily represented spending for renovation of existing stores and new store openings and information technology enhancements. During the thirty-nine weeks ended October 29, 2011, Perfumania opened four new stores and closed 20 stores. Perfumania plans to open approximately four stores and close two stores for the remainder of fiscal 2011. Perfumania continuously evaluates the appropriate new store growth rate in light of economic conditions and may adjust the growth rate as conditions change. Furthermore, Perfumania continues to evaluate the need to close, remodel or relocate existing stores.

Net Cash

Net cash used in financing activities during the thirty-nine weeks ended October 29, 2011 was approximately $0.6 million, primarily from net repayments under Perfumania’s credit facility, compared with approximately $60.9 million provided by financing activities from net borrowings under Perfumania’s credit facility for the thirty-nine weeks ended October 30, 2010.

Perfumania’s senior credit facility is a $225 million revolving credit facility with a syndicate of banks, which is used for Perfumania’s general corporate purposes and those of its subsidiaries, including working capital. Perfumania and certain of its subsidiaries are co-borrowers under the senior credit facility, and Perfumania’s other subsidiaries have guaranteed all of their obligations thereunder. Perfumania was in compliance with all financial and operating covenants under the senior credit facility as of October 29, 2011. As of October 29, 2011, Perfumania had $86.5 million available to borrow under the senior credit facility based on the borrowing base at that date. Further information about the senior credit facility is included in Note 5 of Perfumania’s condensed consolidated financial statements included on Page F-8. Additionally, in connection with the merger, Perfumania entered into an Amendment to the senior credit facility to enable Perfumania to, among other things, use the proceeds of revolving loans under the senior credit facility to fund a portion of the cash consideration payable in connection with the merger. See “Perfumania’s Financing Arrangements—Bank Credit Facility” on page 135 for additional information.

Perfumania has various unsecured notes payable outstanding to affiliates which in aggregate total $95.4 million of principal. No payments of principal may be made on any of these notes payable to affiliates before the maturity of the senior credit facility although interest payments are permitted under certain conditions. See further discussion of Perfumania’s notes payable to affiliates and the senior credit facility in Note 5 of Perfumania’s condensed consolidated financial statements included on Page F-8. Additionally, in connection with the merger, Perfumania entered into a commitment letter to amend and increase these existing subordinated debt obligations in order to provide additional financing for the merger. See “Perfumania’s Financing Arrangements—Nussdorf Trust Loans” on page 135 for additional information.

Perfumania’s liquidity is impacted by a number of factors, including Perfumania’s sales levels, the amount of credit that Perfumania’s vendors extend to Perfumania and Perfumania’s borrowing capacity under the senior credit facility. Perfumania’s principal funding requirements are for inventory purchases, financing extended terms on accounts receivable, paying down accounts payable and debt, and to a lesser extent, information system enhancements, opening new stores and renovation of existing stores. These capital requirements generally have been satisfied through borrowings under the senior credit facility and notes payable to affiliates. Based on current internal sales and cash flow projections, current vendor payable support and Perfumania’s projected available borrowing capacity under the senior credit facility, as well as other initiatives to maximize cash flow, Perfumania believes that these resources will be adequate to meet Perfumania’s requirements in both the short and long-term.

Significant Contractual Obligations

The following table summarizes Perfumania’s significant contractual obligations at January 29, 2011. Certain of these contractual obligations are reflected in Perfumania’s consolidated balance sheet at January 29, 2011, while others are disclosed as future obligations.

	Payments due by periods
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Revolving credit facility(1)	$57,879	$—	$—	$57,879	$—
Notes payable-affiliate	95,739	373	—	95,366	—
Capital lease obligations(2)	9,274	1,424	2,653	2,653	2,544
Operating lease obligations(3)	184,869	28,583	47,803	38,159	70,324
Minimum royalty obligations	5,105	1,785	2,170	1,050	100
Other	213	159	54	—	—

	$353,079	$32,324	$52,680	$195,107	$72,968

(1)	This balance represents principal only as the interest rate is variable and accrues on outstanding balances which vary throughout the year.
(2)	Excludes projected sublease revenue Perfumania anticipates receiving on excess facility space.
(3)	Excludes any amounts related to maintenance, taxes, insurance and other charges payable under operating lease agreements due to the future variability of these amounts.

Off-Balance Sheet Arrangements

Perfumania has no off-balance sheet arrangements as defined by Item 303(a)(4) of SEC Regulation S-K.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Perfumania’s Audit Committee has engaged J.H. Cohn LLP as the independent registered public accounting firm for fiscal year 2011. J.H. Cohn LLP audited Perfumania’s financial statements for fiscal 2010 following the dismissal of Deloitte & Touche LLP, which had served as Perfumania’s independent registered public accounting firm for fiscal 2009.

Deloitte & Touche LLP’s audit report on Perfumania’s consolidated financial statements for fiscal 2009 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During that fiscal year and through the date hereof, there was no disagreement between Perfumania and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in its audit report; and there were no reportable events, as defined in Item 304(a)(1)(v) of SEC Regulation S-K.

Material Contracts with Parlux

Perfumania and Parlux have had a commercial relationship for about 20 years, as described in detail in “Directors and Executive Officers of Perfumania after the Merger—Certain Relationships and Related Party Transactions” beginning on page 214, as well as in “Information about Parlux—Description of Business” and “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on pages 170 and 181, and Note 10 of the Notes to Perfumania’s Condensed Consolidated Financial Statements on page F-10.

INFORMATION ABOUT PARLUX

Description of Business

Introduction

Parlux is engaged in the business of creating, designing, manufacturing, distributing and selling prestige fragrances and beauty related products marketed primarily through specialty stores, national department stores and perfumeries on a worldwide basis. The fragrance market is generally divided into a prestige group (distributed primarily through department and specialty stores) and a mass market group (distributed primarily through chain drug stores, mass merchandisers, smaller perfumeries and pharmacies). Parlux’s fragrance products are positioned primarily in the prestige group.

Parlux engages in the manufacture (through sub-contractors), distribution and sale of Paris Hilton, Jessica Simpson, Rihanna, Queen Latifah, Marc Ecko, Josie Natori, Nicole Miller, Kanye West, Vince Camuto and Fred Hayman Beverly Hills fragrances and grooming items on an exclusive basis as a licensee or sublicensee.

During the fiscal year ended March 31, 2011, Parlux engaged in the manufacture (through sub-contractors), distribution and sale of Paris Hilton, Jessica Simpson, Rihanna, Queen Latifah, Marc Ecko, Josie Natori, Nicole Miller, XOXO, Ocean Pacific (“OP”), and babyGUND fragrances and grooming items on an exclusive basis as a licensee or sublicensee. During fiscal year ended March 31, 2011, Parlux entered into an exclusive fragrance licensing agreement with Vince Camuto, Chief Designer and Chief Executive Officer of the Camuto Group. During the fiscal year ended March 31, 2010, Parlux entered into sublicensing agreements for the fragrance licenses of entertainers Rihanna and Kanye West.

Parlux was incorporated as a Delaware corporation in 1984. Parlux common stock, par value $0.01, is listed on the National Association of Securities Dealers Automatic Quotation System (“Nasdaq”) Global Select Market under the symbol “PARL.” For information concerning Parlux’s financial condition, results of operations and related financial data, you should refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Financial Statements and Supplementary Data” sections relating to Parlux of this joint proxy statement/prospectus. For information concerning gross sales by international region, you should refer to Note 13 of the Financial Statements and Supplementary Data section on page F-95 of this joint proxy statement/prospectus. You should also review and consider the risks relating to Parlux’s business, operations, financial performance and cash flows that Parlux describes under “Risk Factors” relating to

Parlux.

Availability of Reports and Other Information

Parlux’s corporate website is www.parlux.com. Parlux makes available on this website, free of charge, access to its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after Parlux electronically submits such material to the Securities and Exchange Commission (the “SEC”). Parlux also makes available on its website copies of materials regarding its corporate governance policies and practices. You also may obtain a printed copy of the foregoing materials by sending a written request to: Corporate Secretary, Parlux Fragrances, Inc. 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309. In addition, the SEC’s website is http://www.sec.gov. The SEC makes available on this website, free of charge, reports, proxy and information statements and other information regarding issuers, such as Parlux, that file electronically with the SEC. Information on Parlux’s website or the SEC’s website is not part of this joint proxy statement/prospectus.

The Products

At present, Parlux’s principal products are fragrances, which are distributed in a variety of sizes and packaging. In addition, beauty-related products such as body lotions, creams, shower gels, deodorants, soaps, and dusting powders complement the fragrance line. Parlux’s basic fragrance products generally retail at prices ranging from $25 to $110 per item.

Parlux designs and creates fragrances using its own staff and independent contractors. Parlux supervises the design of its packaging by independent contractors to create products appealing to the intended customer base. The creation and marketing of each product line is closely linked with the applicable brand name, its positioning and market trends for the prestige fragrance industry. This development process usually takes twelve to eighteen months to complete. During fiscal years 2011 and 2012, Parlux completed the design process, and launched production and distribution of PARIS HILTON “Tease,” and its new PARIS HILTON Passport fragrances “Paris Hilton in Paris,” “Paris Hilton in South Beach,” “Paris Hilton in Tokyo” and “Paris Hilton St. Moritz,” JESSICA SIMPSON “Fancy Nights” and “I Fancy You,” RIHANNA “Reb’l Fleur” and “Rebelle,” QUEEN LATIFAH “Queen of Hearts” and NICOLE MILLER “Nicole Miller” women’s fragrances, as well as MARC ECKO “UNLTD” and MARC ECKO “Blue” men’s fragrances.

During the last three fiscal years, the following brands have accounted for 10% or more of Parlux’s sales:

	Fiscal 2011	Fiscal 2010	Fiscal 2009
PARIS HILTON (including accessories)	60%	42%	55%
GUESS? (license expired in December 2009)	N/A %	28%	30%
JESSICA SIMPSON	19%	15%	13%

Under a separate license agreement with Paris Hilton Entertainment, Inc. (“PHEI”), Parlux developed a line of fashion watches, which retailed at prices ranging from $85 to $200 per item. Parlux sold these watches to a limited number of U.S. retailers and international markets utilizing third party distributors. This license expired on June 30, 2010, and was not renewed.

In addition, Parlux entered into various distribution agreements with PHEI for handbags, purses, wallets, and other small leather goods (“handbags”), which have been shipped in the U.S. and certain international markets, as well as cosmetics and sunglasses. During the year ended March 31, 2008, Parlux sublicensed the international rights for Paris Hilton handbags. Although Parlux remained contingently liable for the minimum guaranteed royalty from its assignment of the license, Parlux generated $0.2 million in fiscal year 2011, $0.4 million in each fiscal year 2010 and 2009, in sublicense revenue. The handbag license expired on January 15, 2011, and was not renewed. In addition, during January 2009, Parlux sublicensed the worldwide exclusive licensing rights for Paris Hilton sunglasses through January 15, 2012, the expiration date of this license. Although Parlux remains contingently liable for the minimum guaranteed royalty from its assignment of the license, Parlux generated $0 million in fiscal year 2011 and $0.3 million in fiscal year 2010 in sublicense revenue. The sunglasses license expired on January 15, 2012, and was not renewed. The license for Paris Hilton cosmetics expired on January 15, 2011, all remaining royalty obligations under this license were expensed in fiscal year 2010 and the license was not renewed.

Marketing and Sales

In the United States, Parlux has its own fragrance sales and marketing staff, and utilize independent commissioned sales representatives for sales to domestic U.S. military bases and mail order distribution. Parlux sells directly to retailers, primarily national and regional department stores, whom Parlux believes will maintain the image of its products as prestige fragrances. Parlux products are sold in over 2,500 retail outlets in the United States. Additionally, Parlux sells a number of its products to Perfumania, Inc. (“Perfumania”), which is a specialty retailer of fragrances with approximately 360 retail outlets principally located in manufacturers’ outlet malls and regional malls in the U.S. and in Puerto Rico, and to Quality King Distributors, Inc. (“Quality King”). Perfumania is a wholly owned subsidiary of Perfumania Holdings, Inc. The majority stockholders of Perfumania Holdings, Inc. are also the owners of Quality King, a privately-held, wholesale distributor of pharmaceuticals and beauty care products. Perfumania is one of Parlux’s largest customers, and transactions with Perfumania are closely monitored by management. Any unusual trends or issues with Perfumania are brought to the attention of Parlux’s Audit Committee and Board of Directors. During fiscal year 2007, Perfumania Holdings, Inc.’s majority stockholders acquired an approximate 12.2% ownership interest in Parlux at that time (equivalent to 9.9% at

March 31, 2011), and accordingly, transactions with Perfumania and Quality King are included as related party sales in the accompanying Consolidated Statements of Operations of Parlux for the three and six months ended September 30, 2011 and 2010 and for the years ended March 31, 2011 and 2010.

During the years ended March 31, 2011 and 2010, Parlux sold a number of its products to Jacavi Beauty Supply, LLC (“Jacavi”), a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of March 31, 2011, and is one of the principals of Artistic Brands. On April 7, 2009, Parlux entered into a sublicensing agreement with Artistic Brands for the exclusive rights to worldwide fragrance licenses for multiple Grammy® award winning and multi-platinum selling international entertainers Rihanna and Kanye West. Also, on June 14, 2010, certain persons related to Mr. Garcia, the Garcia Group, acquired 2,718,728 shares of its common stock and filed a Schedule 13G with the SEC on June 23, 2010. In that filing, the Garcia Group reported having beneficial ownership of a total of 2,995,527 shares, or approximately 14.7% of its outstanding shares as of June 14, 2010 (equivalent to 14.4% at December 30, 2011), excluding warrants owned by the Garcia Group. On March 4, 2011, the Garcia Group replaced their original joint filing by jointly filing a Schedule 13D with the SEC which was amended on December 29, 2011. Other than the addition of certain warrants to purchase shares, which vested between the initial and subsequent filing dates, there were no significant changes in beneficial share ownership included in the updated joint filing. Sales to Jacavi are also included as related party sales in the accompanying Consolidated Statements of Operations of Parlux for the three and six months ended September 30, 2011 and 2010 and for the years ended March 31, 2011 and 2010.

Outside the United States, marketing and sales activities for all of its products are conducted through distribution agreements with independent distributors, whose activities are monitored by its international sales staff. Parlux presently markets its fragrances through distributors in Canada, Europe, the Middle East, Asia, Australia, Latin America, the Caribbean and Russia, covering over 80 countries. Net sales to unrelated international customers amounted to approximately 24%, 31%, and 37% of Parlux’s total net sales during the fiscal years ended March 31, 2011, 2010 and 2009, respectively.

Parlux advertises directly, and through cooperative advertising programs in association with major retailers, in fashion media on a national basis and through retailers’ statement enclosures and catalogues. Parlux is required to spend certain minimum amounts for advertising under certain licensing agreements. See Note 8B on page F-81 to Parlux’s Consolidated Financial Statements of Parlux for the years ended March 31, 2011 and 2010 and Note K to the accompanying Consolidated Financial Statements of Parlux for the three and six months ended September 30, 2011 and 2010.

Raw Materials

Raw materials and components (“raw materials”) for Parlux’s fragrance products are available from sources in the United States, Europe, and the Far East. Parlux sources the raw materials, which are delivered from independent suppliers directly to third party contract manufacturers who produce and package the finished products, based on Parlux’s estimates of anticipated needs for finished goods. As is customary in its industry, Parlux does not have long-term agreements with its contract manufacturers. Parlux believes it has good relationships with its manufacturers and there are alternative sources available should one or more of these manufacturers be unable to produce at competitive prices.

To date, Parlux has had little difficulty obtaining raw materials at competitive prices. There is no reason to believe that this situation will change in the near future, but there can be no assurance this will continue.

The lead time for certain of Parlux’s raw materials inventory (up to 180 days) requires Parlux to maintain at least a three to six-month supply of some items in order to ensure production schedules. These lead times are most affected for glass and plastic component orders, as many of Parlux’s unique designs require the production of molds in addition to the normal production process. This may take 180 to 240 days, or longer, to receive in stock.

In addition, when Parlux launches a new brand or Stock Keeping Unit (“SKU”), Parlux frequently produces a six to nine-month supply to ensure adequate inventories if the new products exceed Parlux’s forecasted expectations. Generally gross margins on Parlux’s products outweigh the potential loss due to out-of-stock situations, and the additional carrying costs to maintain higher inventory levels. Also, the composition of Parlux’s inventory at any given point can vary considerably depending on whether there is a launch of a new product, or a planned sale of a significant amount of product to one or more of Parlux’s major distributors. However, if future sales do not reach forecasted levels, it could result in excess inventories and may cause Parlux to decrease prices to reduce inventory levels.

Seasonality

Typical of the fragrance industry, Parlux has its highest sales as its customers purchase its products in advance of the Mother’s and Father’s Day periods and the calendar year-end holiday season, which fall during Parlux’s first fiscal quarter, and third fiscal quarter. Lower than projected sales during these periods could have a material adverse effect on Parlux’s operating results.

Industry Practices

It is an industry practice in the United States for businesses that market fragrances to department stores to provide the department stores with rights to return merchandise, primarily for multi-SKU gift sets produced and sold during the gift-giving seasons, discussed above. Parlux’s fragrance products are subject to such return rights. It is Parlux’s practice to establish reserves and provide allowances for product returns at the time of sale based on historical return patterns. Parlux believes that such reserves and allowances are adequate based on experience; however, Parlux cannot provide assurance that reserves and allowances will continue to be adequate or that returns will not increase. Consequently, if product returns are in excess of the reserves and allowances provided, net sales will be reduced during the quarterly period when such fact becomes known.

Customers

Parlux concentrates its fragrance sales efforts in the United States in a number of national and regional department store retailers which include, among others, Belk, Bloomingdales, Bon Ton, Boscovs, Dillards, J.C. Penney, Macy’s, Neiman Marcus, Saks, and Sears. Parlux also sells directly to perfumery and cosmetic retailers, including Perfumania, Sephora and Ulta. Retail distribution has been targeted by brands to maximize potential revenue and minimize overlap between each of these distribution channels. During the three years ended March 31, 2011, Parlux’s sales to Macy’s accounted for more than 10% of Parlux’s sales. Sales to Macy’s for the years ended March 31, 2011, 2010 and 2009, were $27.6 million, $34.1 million, and $34.7 million, or 21%, 21%, and 22% of Parlux’s total sales, respectively. The loss of either Macy’s or Perfumania as Parlux’s customer would have a material adverse effect on Parlux’s total sales and results of operations.

Parlux’s international sales efforts are carried out through distributors in over 80 countries, the main focus of which has been in Latin America, Canada, Europe, Asia, Australia, the Middle East, the Caribbean and Russia. These distributors sell Parlux’s products to the local department stores, as well as to numerous perfumeries in the local markets.

Perfumania offers Parlux the opportunity to sell Parlux’s products in approximately 360 retail outlets and Parlux’s terms with Perfumania take into consideration the relationship existing between the companies for approximately twenty years. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of Parlux’s products provided in Perfumania’s store windows, and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center. During the three years ended March 31, 2011, Parlux’s net sales to Perfumania, which also accounted for more than 10% of Parlux’s sales, were as follows:

	For the Years Ended March 31,
	2011	2010	2009
(in millions)
Sales to Perfumania	$47.5	$37.6	$41.5

As a % of total net sales	39%	25%	27%

While Parlux’s invoice terms to Perfumania are stated as net ninety (90) days, for more than fifteen years, management has granted longer payment terms taking into consideration the factors discussed above. Parlux evaluates the credit risk involved, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with their limits.

Net trade accounts receivable owed by Perfumania to Parlux amounted to $12.7 million and $10.5 million at March 31, 2011 and 2010, respectively. Between April 1, 2011, and May 25, 2011, Parlux received $1.5 million from Perfumania in payment of its outstanding balance. Trade accounts receivable from Perfumania are non-interest bearing, and are paid in accordance with the terms established by management. See “Liquidity and Capital Resources” for further discussion of this receivable.

Parlux continues to evaluate its credit risk and assess the collectability of the Perfumania receivables. Perfumania’s reported financial information, as well as Parlux’s payment history with Perfumania, indicates that, historically, their first quarter ending approximately April 30, is Perfumania’s most difficult operating quarter as is the case with most U.S. based retailers. Based on Parlux’s evaluation, no allowances have been recorded as of March 31, 2011, and 2010. Parlux will continue to evaluate Perfumania’s financial condition on an ongoing basis and consider the possible alternatives and effects, if any, on Parlux’s business. In the merger agreement, Parlux and Perfumania agreed on a schedule that specifies the maximum monthly balances of payables that Perfumania is permitted to owe Parlux for products that Parlux sells to Perfumania in the months leading up to closing of the merger. If Perfumania owes more than the specified amount for the previous calendar month (that ended at least two weeks before the closing of the merger), the $15 million of cash or cash equivalents that Parlux is required to have in order to not require an adjustment to the Maximum Cash Consideration (see “The Merger Agreement—Allocation of Merger Consideration”) will be reduced by the excess amount that Perfumania owes to Parlux.

Foreign and Export Sales

Parlux records sales, cost of sales, and other direct expenses in three main categories: Domestic, International and Related Parties. Domestic includes sales generated by Parlux’s Domestic Sales Division and generally includes sales to department and specialty stores in the United States that are not deemed to be related parties. International covers all sales other than domestic and related party sales that are processed by way of Parlux’s International Sales Division to international distributors that are not deemed to be related parties for the sale of products in markets outside of the United States. Related parties are those parties that are known to Parlux as having a related party relationship. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 181, and Note 2 to Parlux’s Consolidated Financial Statements of Parlux for the years ended March 31, 2011 and 2010 on page F-20 and Note G to the Accompanying Consolidated Financial Statements of Parlux for the three and six months ended September 30, 2011 and 2010 on page F-52 for additional information regarding related party transactions. Because of the substantial margins generated by fragrance sales, some products intended for sale in certain international territories are re-exported to the United States, a common practice in the fragrance industry. Also, prior season gift sets, refurbished returns and other slow moving products, are sold at substantially discounted prices, and as such, can find their way into mass market channels. Additionally, where the licensor does not restrict distribution, sales are made in all markets deemed appropriate for the brand. Parlux’s net sales to international customers were as follows:

	For the Years Ended March 31,
	2011	2010	2009
(in millions)
Sales to international customers	$29.7	$46.3	$55.8

As a % of total net sales	24%	31%	37%

No individual international customer accounted for more than 10% of Parlux’s sales during the three fiscal years ended March 31, 2011.

Licensing Agreements

See “The Products” above for further discussion of the relative importance of Parlux’s licensing agreements.

VINCE CAMUTO: Effective June 4, 2010, Parlux entered into an exclusive fragrance license agreement with Vince Camuto, Chief Designer and Chief Executive Officer of Camuto Group, to develop, manufacture and distribute prestige fragrances and related products under the Vince Camuto trademark. The initial term of the agreement expires on March 31, 2016, and is renewable for an additional five-year term if certain sales levels are met. Parlux must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux launched the first fragrance under this license in August 2011.

RIHANNA: Effective April 7, 2009, Parlux entered into a sublicense agreement with Artistic Brands for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Rihanna name. The initial term of the agreement expires on the fifth anniversary of the first date products are shipped and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the sublicense agreement, Parlux assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon minimum sales volume. Parlux launched the first fragrance under this license in late January 2011 and the second in December 2011.

KANYE WEST: Effective April 7, 2009, Parlux entered into a sublicense agreement with Artistic Brands for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Kanye West name.

On March 2, 2011, Parlux entered into an amended and restated sublicense agreement with Artistic Brands. The initial term of the sublicense expires on March 31, 2017, and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the amended and restated sublicense agreement, Parlux assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux anticipates launching a new fragrance under this license in late fiscal year 2012.

MARC ECKO: Effective November 5, 2008, Parlux entered into an exclusive license agreement with Ecko Complex LLC, to develop, manufacture and distribute fragrances under the Marc Ecko trademarks. The initial term of the agreement expires on December 31, 2014, and is renewable for an additional three-year term if certain sales levels are met. Parlux must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux launched the first fragrance under this license in late September 2009. The license agreement was amended on November 2, 2010, which, among other items, reduced minimum royalty and advertising commitments.

QUEEN LATIFAH: Effective May 22, 2008, Parlux entered into an exclusive license agreement with Queen Latifah Inc., to develop, manufacture and distribute prestige fragrances and related products under the Queen Latifah name. The initial term of the agreement expires on March 31, 2014, and is renewable for an additional five-year term if certain sales levels are met. Parlux must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux launched the first fragrance under this license in June 2009.

JOSIE NATORI: Effective May 1, 2008, Parlux entered into an exclusive license agreement with J.N. Concepts, Inc., to develop, manufacture and distribute prestige fragrances and related products under the Josie Natori name. The initial term of the agreement expires on September 30, 2012, and is renewable for an additional three-year term if certain sales levels are met. Parlux must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux launched the first fragrance under this license in July 2009. The license agreement was amended on December 10, 2010, which, among other items, reduced minimum royalty commitments.

NICOLE MILLER: Effective August 1, 2007, Parlux entered into an exclusive license agreement with Kobra International, Ltd., to develop, manufacture and distribute prestige fragrances and related products under the Nicole Miller name. The initial term of the agreement expires on September 30, 2013, and is renewable for two additional terms of three years each, if certain sales levels are met. Parlux must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux launched a new fragrance under this license in April 2010. The license agreement was amended on January 17, 2011, which, among other items, reduced minimum royalty and advertising commitments.

JESSICA SIMPSON: Effective June 21, 2007, Parlux entered into an exclusive license agreement with VCJS, LLC, to develop, manufacture and distribute prestige fragrances and related products under the Jessica Simpson name. The initial term of the agreement expires five years from the date of the first product sales and is renewable for an additional five years if certain sales levels are met. Parlux must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. Parlux launched the first fragrance under this agreement during August 2008.

PARIS HILTON: Effective June 1, 2004, Parlux entered into an exclusive license agreement with Paris Hilton Entertainment, Inc. (“PHEI”), to develop, manufacture and distribute prestige fragrances and related products, on an exclusive basis, under the Paris Hilton name, which was renewed during fiscal year 2009. The term of the agreement expires on June 30, 2014. The first Paris Hilton women’s fragrance was launched during November 2004, and was followed by a launch of a men’s fragrance in April 2005.

On January 26, 2005, Parlux entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute watches and other time pieces under the Paris Hilton name. The initial term of the agreement expired on June 30, 2010, and was renewable for an additional five-year period. The first “limited edition” watches under this agreement were launched during December 2005 and a line of “fashion watches” were launched during spring 2006. Parlux did not exercise its option to renew this license. As of March 31, 2011, Parlux had sold all remaining inventory of the Paris Hilton brand watches in accordance with the provisions of the agreement.

On May 11, 2005, Parlux entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute cosmetics under the Paris Hilton name. The initial term of the agreement expired on January 15, 2011, and was renewable for an additional five-year period. No products were launched under this license. As the cosmetic license was due to expire in fiscal year 2011, all remaining royalty obligations were expensed in fiscal year 2010. Parlux did not exercise its option to renew this license.

On May 13, 2005, Parlux entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute handbags, purses, wallets and other small leather goods, under the Paris Hilton name.

The initial term of the agreement expired on January 15, 2011, and was renewable for an additional five-year period. The first products under this agreement were launched during summer 2006. During fiscal 2008, Parlux sublicensed the international rights under this license. Parlux remained contingently liable for the minimum guaranteed royalties due through the remainder of this agreement. Parlux did not exercise its option to renew this license. As of March 31, 2011, Parlux had sold all remaining inventory of the Paris Hilton brand handbags in accordance with the provisions of the agreement.

On April 5, 2006, Parlux entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute sunglasses under the Paris Hilton name. The initial term of the agreement expired on January 15, 2012, and was renewable for an additional five-year period. In January 2009, Parlux entered into an agreement with Gripping Eyewear, Inc. (“GEI”), assigning the worldwide rights with PHEI, for the production and distribution of Paris Hilton sunglasses. Parlux remained contingently liable for the minimum guaranteed royalties due through the remainder of this agreement. Parlux did not renew this license.

Under all of the PHEI agreements, Parlux must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based on sales volume.

GUESS?: Effective November 1, 2003, Parlux entered into an exclusive license agreement with GUESS? and GUESS? IP HOLDER L.P., to develop, manufacture and distribute prestige fragrances and related products on a worldwide basis. This license expired on December 31, 2009, and was not renewed. The termination of this agreement resulted in the recording of significant costs. See Note 3 to the accompanying Consolidated Financial Statements of Parlux for the year ended March 31, 2011 and 2010 for further discussion.

FRED HAYMAN: In June 1994, Parlux entered into an Asset Purchase Agreement with Fred Hayman Beverly Hills, Inc. (“FHBH”), purchasing substantially all of the assets and liabilities of the FHBH fragrance division. In addition, FHBH granted Parlux an exclusive royalty free 55-year license to use FHBH’s United States Class 3 trademarks Fred Hayman®, 273®, Touch®, With Love® and Fred Hayman Personal Selections® and the corresponding international registrations. There are no minimum sales or advertising requirements.

On March 28, 2003, Parlux entered into an exclusive agreement to sublicense the FHBH rights to Victory for a royalty of 2% of net sales, with a guaranteed minimum annual royalty of $50 thousand (the “FHBH Sublicense”). The initial term of the FHBH Sublicense was for five years, and is automatically renewable every five years at the sublicensee’s option. The FHBH Sublicense excluded the right to “273 Indigo” for men and women, the latest fragrance introduction for the FHBH brand, as well as all new FHBH product development rights.

On October 17, 2003, the parties amended the FHBH Sublicense, granting all new FHBH product development rights to the sublicensee. In addition, the guaranteed minimum annual royalty increased to $75 thousand and the royalty percentage on sales of new FHBH products was increased to 3% of net sales. Parlux received licensing fees under this sublicense of $87 thousand in fiscal year ended March 31, 2011, and $75 thousand during each fiscal year ended March 31, 2010 and 2009.

Parlux believes it is are currently in compliance with all material obligations under the above agreements. There can be no assurance that Parlux will be able to continue to comply with the terms of these agreements in the future.

Trademarks

Parlux has exclusive licenses, as discussed above, to use trademark and tradename rights in connection with the packaging, marketing and distribution of its products, both in the United States and internationally where such products are sold. See “The Products” above for further discussion of the relative importance of these licenses.

In addition, Parlux owns the worldwide distribution rights to LIMOUSINE fragrances. There are no licensing agreements requiring the payment of royalties to Parlux for this trademark. Parlux does not anticipate distributing fragrance products under the LIMOUSINE brand in the near future.

Product Liability

Parlux has insurance coverage for product liability in the amount of $2 million per policy period. Parlux maintains an additional $10 million of coverage under an “umbrella” policy. Parlux believes that the manufacturers of the products sold by Parlux also carry product liability coverage and that Parlux effectively is protected thereunder.

There are no pending and, to the best of Parlux’s knowledge, no threatened product liability claims of a material nature. Over the past ten years, Parlux has not been presented with any significant product liability claims. Based on this historical experience, management believes that its insurance coverage is adequate, but there can be no assurance that will be the case.

In connection with its previous Paris Hilton fashion watch business, Parlux provided a one-year warranty on the watch mechanism and anticipate that repair service under the warranty would be handled by an outside third party, as necessary.

Government Regulations

A fragrance is defined as a “cosmetic” under the Federal Food, Drug and Cosmetics Act (the “FDC Act”). A fragrance must comply with the labeling requirements of the FDC Act, as well as the Fair Packaging and Labeling Act and related regulations. Under U.S. law, a product may be classified as both a cosmetic and a drug. If Parlux produces such products, there would be additional regulatory requirements for products which are “drugs” including additional labeling requirements, registration of the manufacturer and the semi-annual update of a drug list.

Effective March 11, 2005, Parlux was required to comply with the labeling, durability and non-animal testing guidelines from the European Cosmetic Toiletry and Perfumery Association (“COLIPA”) Amendment No. 7, to distribute Parlux products in the European Union (“EU”). Parlux created “safety assessor approved” dossiers for all Parlux products to be distributed in the EU, and have filed such documentation both domestically and with Parlux’s agent in France. In addition to the EU specific requirements, Parlux complies with all other significant international requirements.

Parlux adheres to the Canadian Food and Drug Act (the “CFD Act”) and the Canadian Cosmetic Regulations (the “CCRs”). All cosmetics sold to consumers in Canada must meet the requirements of the CFD Act and the current CCRs, and all other applicable legislation to ensure that the products are safe to use and do not pose any health risk. The CCRs of the CFD Act requires that cosmetics sold in Canada must be manufactured, prepared, preserved, packed and stored under sanitary conditions. The manufacturer must notify Health Canada that it is selling the product in Canada and provide a list of the product’s ingredients.

Parlux is not aware of any violations or issues with the regulations above, or any other significant regulations to which Parlux may be subject.

Competition

The markets for fragrance and beauty related products and other accessories are highly competitive and sensitive to changing consumer preferences and demands. Parlux believes that the quality of its products, as well as its ability to develop, distribute and market new products, will enable Parlux to continue to compete effectively in the future and to continue to achieve positive product reception, position and inventory levels in retail outlets. Parlux believes it competes primarily on the basis of product recognition and emphasis on providing in-store customer service. However, there are products, which are better known than the products distributed by Parlux, and Parlux does not presently have the extent of experience in the accessories market to compete effectively. There are also companies, which are substantially larger and more diversified. The top 30 beauty manufacturing companies, as listed in the August 2010 issue of “WWD Beauty Biz,” each have sales levels exceeding $1 billion and have substantially greater financial and marketing resources than Parlux has, as well as greater name recognition, with the ability to develop and market products similar to, and competitive with, those distributed by Parlux.

Employees

As of March 31, 2011, Parlux had a total of 135 employees, consisting solely of full-time employees, all of which were located in the United States. Of these, 47 were engaged in worldwide sales activities, 56 in operations, marketing, administrative and finance functions and 32 in warehousing and distribution activities. None of Parlux’s employees are covered by a collective bargaining agreement and Parlux believes that its relationship with its employees is satisfactory. Parlux also uses the services of independent contractors in various capacities, including sales representatives both domestically and internationally, as well as temporary agency personnel to assist with seasonal distribution requirements.

Description of Property

Parlux’s corporate headquarters are located at 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, FL 33309 and Parlux’s distribution center is located in Keasbey, New Jersey.

On November 30, 2007, Parlux entered into a sublease agreement, commencing during February 2008, for 19,072 square feet of office space in Fort Lauderdale, Florida, to serve as Parlux’s new corporate headquarters. Parlux moved into this space in February 2008. The sublease was for eight years, commencing on February 1, 2008, at an annual cost of approximately $0.6 million, increasing 3% per annum. On January 31, 2009, the sublease was terminated and Parlux assumed the sublessor’s obligations under their lease directly with the landlord. The terms of the lease are substantially the same as Parlux’s previous sublease.

On April 17, 2006, Parlux leased 198,500 square feet of warehouse space in Keasbey, New Jersey. The lease was for a five-year term and had an initial annual cost of approximately $1.4 million, with minimal increases after the second and fourth year of the lease. Parlux relocated substantially all of its fragrance warehousing and distribution activities to this facility, and established a backup information technology site in case of an unplanned disruption to Parlux’s South Florida headquarters. On November 24, 2010, Parlux amended the lease agreement and extended the lease term an additional four years through August 31, 2015.

Parlux currently maintains a lease for its former corporate headquarters and distribution center in Ft. Lauderdale, Florida. During May 2006, Parlux entered into a five-year lease on the 99,000 square foot property, commencing October 1, 2006, at an initial annual cost of approximately $0.9 million, increasing approximately 3% per annum. On January 29, 2009, Parlux entered into a sublease agreement to sublease 40,000 square feet of space in the facility at the approximate per square foot cost as Parlux has under its lease. The sublease commenced on April 1, 2009, and will terminate on September 30, 2011, which is Parlux’s lease expiration date.

Legal Proceedings

Litigation

On June 21, 2006, Parlux was served with a stockholder derivative action (the “Derivative Action”) filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida by NECA-IBEW Pension Fund, purporting to act derivatively on behalf of Parlux.

The Derivative Action named Parlux Fragrances, Inc. as a defendant, along with Ilia Lekach, Frank A. Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone, Jaya Kader Zebede and Isaac Lekach, each of whom at that date was one of Parlux’s directors. The Derivative Action related to the June 2006 proposal from

PF Acquisition of Florida LLC (“PFA”), which was owned by Ilia Lekach, to acquire all of Parlux’s outstanding shares of common stock for $29.00 ($14.50 after Parlux’s June 16, 2006 stock split) per share in cash (the “Proposal”).

The original Derivative Action sought to remedy the alleged breaches of fiduciary duties, waste of corporate assets, and other violations of law and sought injunctive relief from the Court appointing a receiver or other truly neutral third party to conduct and/or oversee any negotiations regarding the terms of the Proposal, or any alternative transaction, on behalf of Parlux and its public stockholders, and to report to the Court and plaintiff’s counsel regarding the same. The Derivative Action alleged that the unlawful plan to attempt to buy out the public stockholders of Parlux without having proper financing in place, and for inadequate consideration, violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, candor, due care, independence, good faith and fair dealing, causing the complete waste of corporate assets, and constituting an abuse of control by the defendants. Before any response to the original complaint was due, counsel for plaintiffs indicated that an amended complaint would be filed. That First Amended Complaint (the “Amended Complaint”) was served to Parlux’s counsel on August 17, 2006.

The Amended Complaint continued to name the then Board of Directors as defendants along with Parlux, as a nominal defendant. The Amended Complaint was largely a collection of claims previously asserted in a 2003 derivative action, which the plaintiffs in that action, when provided with additional information, simply elected not to pursue. It added to those claims, assertions regarding a 2003 buy-out effort and an abandoned buy-out effort of PFA. It also contained allegations regarding the prospect that Parlux’s stock might be delisted because of a delay in meeting SEC filing requirements.

Parlux and the other defendants engaged Florida securities counsel, including the counsel who successfully represented Parlux in the previous failed derivative action, and on September 18, 2006, moved to dismiss the Amended Complaint. A Second Amended Complaint was filed on October 26, 2006, which added alleged violations of securities laws, which Parlux moved to dismiss on December 1, 2006. A hearing on the dismissal was held on March 8, 2007. On March 22, 2007, the motion to dismiss was denied and the defendants were provided twenty (20) days to respond, and a response was filed on March 29, 2007. During fiscal year 2008, there followed extremely limited discovery. A number of the factual allegations upon which the various complaints were based have fallen away, simply by operation of time. Parlux was then advised that one of the two plaintiffs was withdrawing from the case. No explanation was given. The remaining plaintiff then spent several months obtaining documents. Parlux believes the documents provide no support for any of the claims.

Parlux then sought to take the deposition of the remaining plaintiff, who lives in Seattle. He declined to travel due to a long-standing “fear of flying” and filed a motion on August 4, 2008, for a protective order from the Court. The Court denied the motion and required him to appear in Florida for his deposition. As a consequence of this ruling, his counsel then informed Parlux that this plaintiff, too, was withdrawing from the case due to this travel requirement, leaving no plaintiff. Parlux was then served with a motion on September 15, 2008, to further amend the complaint by inserting a new plaintiff. Parlux’s counsel opposed that motion on the grounds that a person not a party to the case has no standing to move to amend the complaint. A hearing on that motion was held on December 19, 2008, and the motion to amend was denied by the Court.

The plaintiff’s counsel was given leave to amend the complaint and intervene on behalf of a new plaintiff. Counsel also moved to amend the complaint yet again. After a lengthy hearing, the Court permitted the new plaintiff to intervene and to file a Third Amended Complaint on July 29, 2009.

The Third Amended Complaint claims damages to Parlux based on allegations of (1) insider trading; (2) failing to have proper internal controls resulting in delays in the filing of an Annual Report on Form 10-K for 2006 and a Quarterly Report on Form 10-Q for June 2006 and (3) intentionally stifling Parlux’s independent outside auditors in the commencement of Parlux’s Sarbanes-Oxley review.

Based on that preliminary review and discussions with the directors and detailed discussions with Parlux’s counsel, Parlux believes that there are meaningful defenses to the claims although discovery will be required to reach a final conclusion as to these matters. An answer was filed to the Third Amended Complaint on September 14, 2009, essentially denying the substantive allegations.

Discovery has commenced. A number of depositions were taken of the brokerage firms through which the stock trades were conducted by the then Board of Directors. Two representatives of Parlux’s former independent outside auditors, as well as one of Parlux’s consultants have been deposed. A deposition of the new plaintiff was completed in February 2010. The new plaintiff had no personal knowledge of any of the basic factual allegations and was simply unhappy that Parlux’s stock declined in value. Depositions of Parlux’s Board of Directors, both former and current, named in the suit were commenced. No completion date has been scheduled and there has been no effort by the plaintiff to complete their depositions.

On January 19, 2010, the plaintiff filed a motion for leave to file under seal a motion for partial summary judgment. That motion was granted. The motion for partial summary judgment was filed and was initially scheduled for a hearing on June 25, 2010. That hearing was postponed until September 17, 2010, and then postponed again until January 7, 2011. The hearing scheduled for January 7, 2011, was postponed as well. A hearing was conducted on June 9, 2011. The motion sought a ruling that one of Parlux’s directors engaged in insider trading. A comprehensive opposing memorandum was filed on behalf of the director prior to the hearing. It directly rebutted the facts upon which the motion was based. Proposed findings of fact and conclusions of law were submitted to the Court following the hearing on July 8, 2011. The Court has denied the motion.

A summary judgment motion was then filed on behalf of Esther Egozi, one of the Director Defendants. After review of that motion, Plaintiff agreed to dismiss his claim against Ms. Egozi, with prejudice. Following further discussions, Plaintiff further agreed to dismiss his claim against Director David Stone and Director Isaac Lekach. Additional summary judgment motions are in preparation for the remaining Directors, but will have to await completion of additional discovery.

Based on the manner in which this case has been conducted to date, and based on the investigations into the earlier complaint Parlux feels the Third Amended Complaint is without merit and subject to challenge and to an effective defense.

The plaintiffs have once again informally initiated settlement inquiries. Discussions with Parlux and the insurer are in process. No formal settlement offer has been submitted.

While management is unable to predict with certainty the outcome of the legal proceedings described above, based on current knowledge management believes that the ultimate outcome of these matters will not have a material effect on Parlux’s financial position or results of operations.

Other

To the best of Parlux’s knowledge, except as described in “The Merger—Litigation Related to the Merger” on page 108, which describes lawsuits filed challenging the merger, there are no other proceedings threatened or pending against Parlux, which, if determined adversely to Parlux, would have a material effect on Parlux’s financial position or results of operations and cash flows.

Management’s Discussion and Analysis Of Financial Condition and Results of Operations

Overview

Parlux is engaged in the business of creating, designing, manufacturing, distributing and selling prestige fragrances and beauty related products marketed primarily through specialty stores, national department stores and perfumeries on a worldwide basis. The fragrance market is generally divided into a prestige group

(distributed primarily through department and specialty stores) and a mass market group (primarily chain drug stores, mass merchandisers, smaller perfumeries and pharmacies). Parlux’s fragrance products are positioned primarily in the prestige group. Parlux holds licenses or sublicenses to manufacture and distribute the designer fragrance brands of Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, Vince Camuto, and Fred Hayman Beverly Hills.

As a result of the economic downturn over the past several years and the impact of the expiration of the GUESS? license on December 31, 2009, Parlux incurred significant net losses of $14.8 million and $4.3 million for the years ended March 31, 2010 and 2009, respectively. During the fiscal year ended March 31, 2011, the economy began to improve and, coupled with the cost-cutting initiatives Parlux implemented in prior years resulted in Parlux’s reporting net income of $1.2 million. Net cash used in operations during the year ended March 31, 2009, was $13.1 million, while net cash provided by operations during the years ended March 31, 2011 and 2010, was $3.6 million and $13.9 million, respectively. As reflected in the accompanying Consolidated Balance Sheets as of March 31, 2011 and 2010, Parlux had unrestricted cash and cash equivalents of approximately $20.5 million and $17.6 million, respectively, and positive working capital of $93.0 million at March 31, 2011, and $88.8 million at March 31, 2010.

During fiscal years 2009 and 2010, Parlux implemented a number of cost reduction initiatives including a targeted reduction in staff, along with a reduction in committed advertising and promotional spending, and reduced Parlux’s production levels. The reductions during fiscal year 2010 were partially offset by approximately $1.7 million in advertising and promotional expense relating to the write-off of Parlux’s remaining GUESS? collateral material. During fiscal year 2011, management continued to implement various operational efficiencies and monitor all facets of Parlux’s operations.

On February 16, 2010, Parlux repaid the remaining outstanding principal balance plus interest and fees under Parlux’s Loan and Security Agreement (the “Old Loan Agreement”) with Regions, and the Old Loan Agreement, as amended, was terminated. On June 25, 2010, Parlux entered into a Loan Agreement, as amended April 15, 2011, (the “Loan Agreement”) with General Electric Capital Corporation (“GE Capital”). The New Loan Agreement is a revolving credit facility that provides a credit line of up to $20.0 million, depending upon the availability of a borrowing base and certain reserves established by GE Capital from time to time, at an interest rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 3.0%, or (c) the LIBOR rate over one minus any Euro dollar reserve requirement (the “Eurodollar Rate”), in each case plus 3.50%; or the Eurodollar Rate plus 4.50%, at Parlux’s option except in certain circumstances including defaults in the payment of any amounts under the revolving credit facility or the unavailability of the LIBOR rate. The term of the revolving credit facility under the Loan Agreement is two years. See “Liquidity and Capital Resources” and Note 7 to Parlux’s accompanying Consolidated Financial Statements on page F-30 for further discussion. As of March 31, 2011, Parlux had not borrowed any amounts under Parlux’s Loan Agreement.

Management believes that the actions taken, along with the credit facility under the Loan Agreement will continue to provide Parlux an opportunity to improve liquidity and profitability, and Parlux’s new financing will be sufficient to meet Parlux’s current operating and seasonal needs. However, if Parlux were to expand operations through acquisitions, new licensing arrangements or both, Parlux may need to obtain additional financing. There can be no assurances that Parlux could obtain additional financing or what the terms of such financing, if available, would be. In addition, the current business environment may increase the difficulty of obtaining additional financing, if necessary.

Parlux distributes certain brands through Perfumania, a specialty retailer of fragrances in the United States and Puerto Rico, and Quality King. Perfumania is a wholly owned subsidiary of Perfumania Holdings, Inc. The majority stockholders of Perfumania Holdings, Inc. are also the owners of Quality King, a privately-held, wholesale distributor of pharmaceuticals and beauty care products. Perfumania is one of Parlux’s largest customers, and transactions with Perfumania are closely monitored by management, and any unusual trends or issues are brought to the attention of Parlux’s Audit Committee and Board of Directors. During fiscal year 2007,

Perfumania Holdings, Inc.’s majority stockholders acquired an approximate 12.2% ownership interest in Parlux at that time (equivalent to 9.9% at March 31, 2011), and accordingly, transactions with Perfumania and Quality King are included as related party sales in the accompanying Consolidated Statements of Operations.

During the years ended March 31, 2011 and 2010, Parlux sold a number of Parlux’s products to Jacavi, a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of March 31, 2011, and is one of the principals of Artistic Brands. Also, on June 14, 2010, certain persons related to Mr. Garcia, the Garcia Group, acquired 2,718,728 shares of Parlux’s common stock and filed a Schedule 13G with the SEC on June 23, 2010. In that filing, the Garcia Group reported having beneficial ownership of a total of 2,995,527 shares, or approximately 14.7% of Parlux’s outstanding shares as of June 14, 2010 (equivalent to 14.4% as of December 30, 2011), excluding warrants owned by the Garcia Group. On March 4, 2011, the Garcia Group replaced their original joint filing by jointly filing a Schedule 13D with the SEC, which was amended on December 29, 2011. Other than the addition of certain warrants to purchase shares, which vested between the initial and subsequent filing dates, there were no significant changes in beneficial share ownership included in the updated joint filing. Sales to Jacavi are also included as related party sales in the accompanying Consolidated Statement of Operations for the years ended March 31, 2011 and 2010.

During the fiscal year ended March 31, 2011, Parlux engaged in the manufacture (through sub-contractors), distribution and sale of Paris Hilton, Jessica Simpson, Rihanna, Queen Latifah, Marc Ecko, Josie Natori, Nicole Miller, XOXO, Ocean Pacific (“OP”), and babyGUND fragrances and grooming items on an exclusive basis as a licensee. Parlux also holds a sublicensing agreement for the fragrance license of entertainer Kanye West, whose first product is expected to launch late in fiscal 2012 and a fragrance license agreement with Vince Camuto, Chief Designer and Chief Executive Officer of Camuto Group, whose first product is expected to launch in the fall of 2011.

The Paris Hilton and Jessica Simpson brands of fragrances and accessories accounted for approximately 60% and 19%, respectively, of Parlux’s gross sales during the fiscal year ended March 31, 2011, and 42% and 15%, respectively, of Parlux’s gross sales during the year ended March 31, 2010. The GUESS? license expired on December 31, 2009, and was not renewed. As a result, licensed Paris Hilton brand products accounted for the majority of Parlux’s gross sales and constituted Parlux’s primary source of revenue for the year ended March 31, 2011. If Paris Hilton’s appeal as a celebrity were to diminish, it could result in a material reduction in Parlux’s sales of licensed Paris Hilton brand products, adversely affecting Parlux’s results of operations and operating cash flows. The Paris Hilton fragrance license is scheduled to expire on June 30, 2014.

As a result of the expiration of Parlux’s GUESS? fragrance license on December 31, 2009, during the year ended March 31, 2010, Parlux recorded additional charges of $7.6 million to cost of sales to reduce the recorded value of such inventories to the amounts which Parlux estimated could be realized upon their sale or liquidation. In addition, during the year ended March 31, 2010, Parlux wrote-off approximately $1.7 million of collateral material related to the GUESS? brand products, which was recorded as advertising and promotional expense.

The reduction in sales of GUESS? products was partially offset by increased sales of fragrances launched during fiscal year 2011, including Parlux’s Paris Hilton fragrances, Tease and the Passport Series, Jessica Simpson fragrance, Fancy Nights, and Marc Ecko fragrances, Ecko Blue and UNLTD by Marc Ecko. In addition, Parlux launched a new fragrance under its recently signed Rihanna sublicense in January 2011.

Parlux expanded its product licenses under the Paris Hilton brand into the accessory market in 2005, specifically, watches, handbags, purses, small leather goods, cosmetics and sunglasses. Parlux’s management believed such products, which have similar distribution channels to Parlux’s fragrance products, could strengthen Parlux’s position with Parlux’s current customers and distributors while providing incremental sales volume. Parlux’s sales under such accessory licenses have not offset the minimum annual royalties paid to the licensor. During the year ended March 31, 2008, Parlux sublicensed the international rights for handbags, purses, wallets, and other small leather goods. Parlux generated $0.2 million in fiscal year 2011, $0.4 million in fiscal year 2010, and $0.4 million in fiscal year 2009 in sublicense revenue. In addition, during January 2009, Parlux sublicensed the worldwide exclusive licensing rights for Paris Hilton sunglasses through January 15, 2012, and remain contingently liable for the minimum guaranteed royalty from Parlux’s assignment of the license. Parlux generated $0 million and $0.3 million in fiscal years 2011 and 2010, respectively, in sublicense revenue. As of March 31, 2010, Parlux’s management determined that the license for Paris Hilton cosmetics, which was due to expire on January 15, 2011, was no longer a viable business line and all remaining royalty obligations were accrued and expensed in fiscal year 2010.

Critical Accounting Policies and Estimates

SEC Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies (“FRR 60”), suggests companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to the Parlux’s financial condition and results, and requires significant judgment and estimates on the part of management in its application. Parlux’s management believes the accounting policies described below represent Parlux’s critical accounting policies as contemplated by FRR 60. See Note 1 to Parlux’s accompanying Consolidated Financial Statements on page F-19 for a detailed discussion on the application of these and other accounting policies.

Accounting for Long-Lived Assets

The majority of Parlux’s long-lived assets are the result of the acquisition of existing license brands. For newly launched brands or sublicensing opportunities Parlux’s long-lived assets are generally the result of Parlux’s investment in trademarking brand names and designs, and are generally not a material portion of Parlux’s assets. The value of Parlux’s long-lived assets, including brand licenses and trademarks, is exposed to future adverse changes if Parlux experiences declines in operating results or experience significant negative industry or economic trends. On an annual basis, long-lived assets are reviewed for impairment, or sooner, if events or circumstances have occurred that indicate a potential impairment. Impairment losses are recognized if expected undiscounted future cash flows of the long-lived assets are less than their carrying values. Future cash flows can be affected by changes in industry or market conditions. The assumptions used include an analysis by license, and by fragrance produced under each license, which may vary depending on the age of the product. Expected sales along with related costs of sales, direct expenses and certain allocated charges are projected through the end of each given license period. Expected sales estimates incorporate the age of a product and its market distribution. Although certain products may not be widely distributed, Parlux may have certain distribution channels, such as specialty discount stores, where the product is in demand. Direct expenses, including cost of goods and royalties, vary by product, but generally range from 35% to 50%. Allocated charges include selling and distribution costs, marketing expenses and depreciation of molds. Although these costs vary by brand, management anticipates that these costs would range between 15% and 25%. The net unamortized balance of Parlux’s trademarks, licenses and sublicenses at March 31, 2011, is approximately $4.2 million. Management does not anticipate any further material write down will be required going forward, however, if actual results differ from management’s estimates, or if the economic environment should deteriorate, additional write downs may be required which could have a material adverse effect on Parlux’s operating results.

Allowance for Sales Returns

As is customary in the prestige fragrance industry, Parlux grants certain of its unrelated U.S. department store customers the right to return a product or receive a markdown allowance for product that does not “sell-through” to consumers. At the time of sale, Parlux record a provision for estimated product returns or markdowns based on Parlux’s level of sales, historical “sell-through” experience, current economic trends and changes in Parlux’s assessment of customer demand. Parlux makes detailed estimates at the product and customer level, which are then aggregated to arrive at a consolidated provision for product returns and markdowns and are reviewed periodically as facts and circumstances warrant. Such provisions and markdown allowances are recorded as a reduction of net sales. Because there is considerable judgment used in evaluating the allowance for returns and markdowns, it is reasonably likely that actual experience will differ from Parlux’s estimates. If, for example, customer demand for Parlux’s products is lower than estimated or a proportionately greater amount of sales is made to prestige department stores and/or specialty beauty stores, additional provisions for returns or markdowns may be required resulting in a charge to income in the period in which the determination was made. Similarly, if customer demand for Parlux’s products is higher than estimated, a reduction of Parlux’s provision for returns or markdowns may be required resulting in an increase to income in the period in which the determination was made. Sales returns generally follow seasonal gift-giving periods such as Mother’s Day, Christmas, etc. In addition, the global economic downturn of the past few years has also led retailers to reduce inventory levels thereby increasing returns after the major gift-giving seasons. All other customers have no right to return products unless they are damaged or otherwise unsellable.

The allowance for sales returns was $1.7 million and $2.3 million at March 31, 2011 and 2010, respectively. It generally takes between two to three-months for Parlux to receive such returns. Historically, Parlux’s estimated allowances have been sufficient to cover the amount of returns subsequently received. However, an increase in sales returns due to a change in economic conditions, or otherwise, could have a material impact on Parlux’s operating results.

Allowances for Doubtful Accounts Receivable

Parlux maintains allowances for doubtful accounts to cover anticipated uncollectible accounts receivable, and Parlux’s management evaluates Parlux’s accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgments and estimates, including a customer-by-customer review for large accounts. If the financial condition of Parlux’s customers, or any one customer, deteriorates resulting in an impairment of their ability to pay, additional allowances may be required.

The allowance for doubtful accounts receivable was $0.9 million and $0.7 million at March 31, 2011 and 2010, respectively. Parlux’s management continuously monitors the collectability of Parlux’s receivables by analyzing the aging of Parlux’s accounts receivable, assessing Parlux’s customers credit worthiness, and evaluating the impact of the changes in economic conditions. Historically, Parlux’s estimated allowances have been sufficient to cover Parlux’s uncollectible receivables. However, significant changes in the circumstances that affect the collectability of Parlux’s receivables could have a material impact on Parlux’s cash flows and operating results.

Parlux has had an ongoing relationship with Perfumania for approximately twenty years. All activities with Perfumania are reported as related party activities, due to certain common stockholders. Management evaluates the credit risk involved, which is determined based on Perfumania’s reported results and comparable store sales performance. Parlux’s management holds discussions with Perfumania’s management on a regular on-going basis in order to monitor their activity. On an annual basis, as well as quarterly, sales projections to Perfumania are reviewed along with a planned payment program, in order to ensure that Perfumania’s receivable balance is maintained at acceptable levels. Based upon these facts, management believes that no reserves are required for the receivable due from Perfumania.

Inventory Write-downs

Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The cost of inventories includes product costs, inbound freight and handling charges, including an allocation of Parlux’s applicable overhead in an amount of $3.8 million and $3.2 million at March 31, 2011 and 2010, respectively.

The lead time for certain of Parlux’s raw materials and components inventory (up to 180 days) requires Parlux to maintain at least a three to six-month supply of some items in order to ensure production schedules. These lead times are most affected for glass and plastic component orders, as many of Parlux’s unique designs require the production of molds in addition to the normal production process. This may take 180 to 240 days, or longer, to receive in stock. In addition, when Parlux launches a new brand or SKU, it frequently produces a six to nine-month supply to ensure adequate inventories if the new products exceed Parlux’s forecasted expectations. Generally gross margins on Parlux’s products outweigh the potential loss due to out-of-stock situations, and the additional carrying costs to maintain higher inventory levels. Also, the composition of Parlux’s inventory at any given point can vary considerably depending on whether there is a launch of a new product, or a planned sale of a significant amount of product to one or more of Parlux’s major distributors. However, if future sales do not reach forecasted levels, it could result in excess inventories and may cause Parlux to decrease prices to reduce inventory levels.

Parlux classifies its inventory into three major categories: finished goods, raw materials, and components and packaging materials. Finished goods include items that are ready for sale to Parlux’s customers, or essentially complete and ready for use in value sets or other special offers. Raw materials consist of fragrance oils or bulk. Components and packaging materials (such as bottles, caps, boxes, etc.) are the individual elements used to manufacture Parlux’s finished goods. The levels of Parlux’s inventory maintained vary depending on the age of a brand, its commercial success and market distribution. Parlux normally carries higher levels of new products and older products for which demand remains high. Older, slower moving products are periodically reviewed, and inventory levels adjusted, based upon expected future sales. If inventory levels exceed projected demand, Parlux’s management determines whether a product requires a markdown in order to sell the inventory at discounted prices. Parlux’s management also reviews whether there are any excess components which should be marked down or scrapped due to decreased product demand.

Parlux’s inventories and write-downs, by major categories, as of March 31, 2011 and 2010, are as follows:

	March 31, 2011
	Finished Goods	Components and Packaging Material	Raw Material	Total
	(in millions)
Inventories	$21.4	$14.5	$2.3	$38.2
Less write-downs	0.3	0.4	0.1	0.8

Net inventories	$21.1	$14.1	$2.2	$37.4

	March 31, 2010
	Finished Goods	Components and Packaging Material	Raw Material	Total
	(in millions)
Inventories	$28.2	$22.2	$2.6	$53.0
Less write-downs	4.9	6.0	0.3	11.2

Net inventories	$23.3	$16.2	$2.3	$41.8

Parlux’s management performs a review of Parlux’s inventory on a quarterly basis, unless events or circumstances indicate a need for review more frequently. The write-down of inventory results from the application of an analytical approach that incorporates a comparison of Parlux’s sales expectations to the amount of inventory on hand. Other qualitative reasons for writing down selected inventory may include, but are not limited to, product expiration, licensor restrictions, damages, and general economic conditions. As of March 31, 2011 and 2010, of Parlux’s total inventories of $38.2 million and $53.0 million, respectively, management determined that approximately $5.9 million and $9.5 million, respectively, of the finished goods inventory was either selling slower than anticipated or showed signs of deterioration. This inventory was written-down by $0.3 million and $4.9 million in fiscal year 2011 and 2010, respectively. Components and packaging materials are reviewed in light of estimated future sales for finished goods or damages sustained during the production of finished goods. As of March 31, 2011 and 2010, approximately $1.7 million and $7.7 million, respectively, were identified as problematic and the inventory was written-down by $0.4 million and $6.0 million, respectively. Raw materials are usually scrapped due to spoilage or stability issues. As of March 31, 2011 and 2010, approximately $0.1 million and $0.3 million were identified as problematic and the inventory was written-down by $0.1 million and $0.3 million, respectively.

Parlux’s license with GUESS? expired on December 31, 2009, and was not renewed. As of March 31, 2010, Parlux recorded charges of $7.6 million, which was included in the $11.2 million write-down noted above, to cost of sales—expired license, in the accompanying Consolidated Statements of Operations for the year ended March 31, 2010, to reduce the recorded value of such inventories to the amounts, which Parlux estimated could be realized upon their sale or liquidation.

During the years ended March 31, 2011, 2010 and 2009, the carrying value of certain inventory was reduced by $0.8 million, $11.2 million (including $7.6 million relating to GUESS? products), and $0.2 million, respectively, which was recorded in cost of goods sold in the accompanying Consolidated Statements of Operations. Based upon this review, management has determined that its inventory is stated at the lower of cost or market value, however, if Parlux is not successful in selling its inventory, its may need to write down the inventory further or sell it at significantly reduced prices or it may not be able to sell such inventory at all, which could have a material adverse affect on Parlux’s financial condition and results of operations.

Demonstration and Cooperative Advertising Allowances

Parlux records allowances for demonstration chargebacks and cooperative advertising costs. The demonstration chargebacks are recorded based on demonstration programs with specific U.S. department stores. The allowance for demonstration chargebacks was $0.9 million and $0.6 million at March 31, 2011 and 2010, respectively. Fluctuations in the allowance balance are generally higher after gift-giving seasons and are estimated based on a three-month period. Cooperative advertising, which is under the direct control of Parlux’s customer and includes a percentage rebate or deduction based on net sales to the customer, is accrued and recorded as a reduction of net sales at the time of sale. Cooperative advertising with Parlux’s customers, which is under Parlux’s direct control, and at Parlux’s option, including catalogue and other forms of print advertising, are included in advertising and promotional expenses in the accompanying Consolidated Statements of Operations. The costs associated with the specific advertisements are recorded as incurred, and when applicable, are applied against trade accounts receivable. The allowance for cooperative advertising was $0.4 million and $0.5 million at March 31, 2011 and 2010, respectively. Historically, Parlux’s estimated allowances have been sufficient to cover the amount of Parlux’s chargebacks and cooperative advertising costs.

Income Taxes and Valuation Allowance

If warranted, Parlux records a valuation allowance to reduce deferred tax assets to the amount that is more-likely-than-not to be realized. Parlux’s management considers projected future taxable income and ongoing tax planning strategies in assessing the valuation allowance. In the event Parlux’s management determines that Parlux may not be able to realize all or part of Parlux’s deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to earnings in the period of such determination, which such adjustment could be material.

The accounting for uncertainty in income taxes recognized in the financial statements prescribes a recognition threshold of more-likely-than-not and a measurement attribute on all tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements. In making this assessment, a company must determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based solely on the technical merits of the position and must assume that the tax position will be examined by appropriate taxing authority that would have full knowledge of all relevant information. Once the recognition threshold is met, the tax position is then measured to determine the actual amount of benefit to recognize in the financial statements. In addition, the recognition threshold of more-likely-than-not must continue to be met in each reporting period to support continued recognition of the tax benefit. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the financial reporting period in which that threshold is no longer met. Parlux did not recognize a liability for unrecognized tax benefits or adjust any recorded liabilities for uncertain tax positions. As of the years ended March 31, 2011 and 2010, there was no material liability for income tax associated with unrecognized tax benefits. Parlux does not anticipate any material adjustments relating to unrecognized tax benefits within the next twelve months, however, the outcome of tax matters is uncertain and unforeseen results can occur.

Stock-Based Compensation

Parlux recognizes the cost of share-based compensation expense in Parlux’s accompanying Consolidated Financial Statements for stock options and warrants granted, based on the fair values of the awards at the date of grant over the vesting period. Parlux uses the Black-Scholes valuation model to determine the compensation expense. When estimating forfeitures, Parlux’s management an analysis of actual option forfeitures, as well as management judgment. The forfeiture rate used when calculating the value of stock options granted in 2011 and 2010 was approximately 7% and 5%, respectively.

During the fiscal years ended 2011, 2010 and 2009, Parlux has not made any changes of these critical accounting policies, nor has it made any material changes in any of the critical accounting estimates underlying these accounting policies.

Recent Accounting Updates

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-06 (“ASU No. 2010-06”), Improving Disclosure about Fair Value Measurements, under Topic 820, Fair Value Measurements and Disclosures, to improve and provide new disclosures for recurring and nonrecurring fair value measurements under the three-level hierarchy of inputs for transfers in and out of Levels 1 (quoted prices in active markets for identical assets or liabilities) and 2 (significant other observable inputs), and activity in Level 3 (significant unobservable inputs). This update also clarifies existing disclosures of the level of disaggregation for the classes of assets and liabilities and the disclosure about inputs and valuation techniques. ASU No. 2010-06 new disclosures and clarification of existing disclosures is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for financial statements issued for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU No. 2010-06, as it relates to new disclosures and clarifications of existing disclosures, well as certain disclosures of activity in Level 3 fair value measurements, did not have a material impact on Parlux’s consolidated financial statements.

Significant Trends

A significant number of new prestige fragrance products continue to be introduced on a worldwide basis. The beauty industry, in general, is highly competitive and consumer preferences often change rapidly. The initial appeal of these new fragrances, launched for the most part in U.S. department stores, fuels the growth of Parlux’s industry. Department stores generally lose sales to the mass market as a product matures. To counter the effect of lower department store sales, companies introduce new products, which requires additional spending for development and advertising and promotional activities. Historically, the prestige fragrance business has been built on apparel designers, mostly European and American, and the business ebbs and flows with their success. In addition, a number of the new launches are with celebrities (mainly entertainers and athletes), which require substantial royalty commitments, and whose careers and/or appeal could change drastically, both positively and negatively, based on a single event. If one or more of Parlux’s new product introductions is unsuccessful, or the appeal of a celebrity that is tied to any of Parlux’s fragrances brands diminishes, it could result in a substantial reduction in profitability and operating cash flows.

Certain U.S. department store retailers have consolidated operations resulting in the closing of retail stores, as well as implementing various inventory control initiatives. The result of these consolidation efforts include lower inventories maintained by the retailers and higher levels of returns after each gift-giving holiday season. Store closings, inventory control initiatives, and the current global economic conditions may continue to adversely affect Parlux’s sales in the short-term. In response to the above conditions, Parlux implemented a number of cost reduction initiatives, beginning in fiscal year 2009 and continuing in fiscal years 2010 and 2011, including a targeted reduction in staff, along with controlled advertising and promotional spending, and reduced Parlux’s production levels. Parlux continues to take steps to control its expenses by maintaining or reducing operating expenses, where feasible.

Since late 2008, U.S. department store retailers have experienced a major reduction in consumer traffic, resulting in decreased sales. In response, the retailers offered consumers deep discounts on most of their products, which continues. As is customary in the fragrance industry, these discounts, for the most part, were not offered on fragrances and cosmetics. This resulted in an overall reduction in sales of these products.

Historically, as is the case for most fragrance companies, Parlux’s sales have been influenced by seasonal trends generally related to holiday or gift-giving periods. Substantial sales often occur during the final month of each quarter. There can be no assurance that these sales trends will support planned objectives in future periods and may negatively affect Parlux’s results in future periods.

In light of the continuing difficulties in the global economy, Parlux’s management has performed a quarterly review of Parlux’s intangible long-lived assets. This review was based upon the estimated future undiscounted net cash flows for the remaining period of each license. Based upon Parlux’s review, no impairment charges were deemed necessary as of September 30, 2011.

During the last three fiscal years Parlux launched the following fragrances:

Nine months ended December 31, 2011

•	Jessica Simpson I Fancy You

•	Vince Camuto for Women (new license)

•	Paris Hilton - St. Moritz in the Passport Series

•	Rihanna Rebelle

•	Marc Ecko Orange

Fiscal year ended March 31, 2011:

•	Paris Hilton Tease

•	Paris Hilton—The Passport Series

•	Jessica Simpson Fancy Nights

•	Queen Latifah Queen of Hearts

•	Marc Ecko Blue for Men

•	UNLTD by Marc Ecko

•	Nicole Miller for Women (new license)

•	Rihanna Reb’l Fleur (new license)

Fiscal year ended March 31, 2010:

•	Paris Hilton Siren

•	Jessica Simpson Fancy Love

•	Queen Latifah Queen (new license)

•	Marc Ecko for Men (new license)

•	Josie Natori for Women (new license)

Fiscal year ended March 31, 2009:

•	GUESS? by Marciano for Men

•	Paris Hilton Fairy Dust

•	Jessica Simpson Fancy (new license)

As noted in Parlux’s discussion of sales, below, excluding GUESS? brand net sales, Parlux’s net sales for the year ended March 31, 2011, increased 16%, as compared to the prior year.

In June 2011, Parlux launched a new fragrance under its license with Jessica Simpson, I Fancy You. In August 2011, Parlux launched its first women’s fragrance under its license with the Camuto Group, Vince Camuto, and in late September 2011, Parlux launched a new fragrance under its license with Paris Hilton, St. Moritz, the fourth fragrance in the Paris Hilton Passport Series. Looking forward, Parlux plans to continue to launch new brand name fragrances under its existing licenses and sublicenses during fiscal year 2012. As noted in Parlux’s discussion on sales, below, excluding GUESS? brand net sales in fiscal 2010, Parlux’s net sales for the six-months ended September 30, 2011, increased 12%, as compared to the same prior year period.

It is always difficult to predict sales levels, and is even more difficult in a challenging economic environment. Parlux continues to take steps to control its expenses by maintaining or reducing operating expenses, where feasible. Parlux has returned to the basics of controlled, in-store promotional activity, and has significantly reduced major new license introductions. In late January 2011, Parlux launched its first Rihanna brand fragrance, Reb’l Fleur, initially focusing Parlux’s spending on social media initiatives and an interactive viral video. To further support the sales promotion of Reb’l Fleur, during the six months ended September 30, 2011, Parlux spent approximately $6.1 million ($2.3 million for the three-months ended September 30, 2011) on Rihanna in additional advertising and promotional expense, increasing Parlux’s total advertising and promotional expense to $19.2 million, as compared to $13.8 million in the same prior year period ($10.1 million for the three-months ended September 30, 2011, as compared to $8.5 million is the same prior year period). During the three and six-months ended September 30, 2011, Parlux has generated $7.3 million and $12.3 million, respectively, in Reb’l Fleur gross sales in its domestic market, related parties, and have expanded its sales of Reb’l Fleur in its international markets during the three-months ended September 30, 2011.

Results of Operations for the three and nine-month periods ended December 31, 2011 and 2010

During the nine months ended December 31, 2011, Parlux experienced a 7% increase in overall net sales, as compared to the nine months ended December 31, 2010. The increase was primarily due to gross sales from Parlux’s Rihanna brand fragrances, Reb’l Fleur and Rebelle (which were launched in late January and late December 2011, respectively), of approximately $25.3 million, as compared to $2.4 million during the same prior year period, partially offset by the continued negative impact of the global economic climate, which resulted in a higher returns rate than had been expected from U.S. department stores. Additionally, due to the increased returns and the increase in advertising and promotional expenses, noted above, and a $1.5 million increase in general and administrative expenses primarily due to an increase in legal and other professional fees relating to the proposed Merger, Parlux incurred a net loss of $(2.9) million for the nine months ended December 31, 2011, as compared to net income of $1.1 million for the same prior year period, as further discussed below. For a discussion of the results for the three months ended December 31, 2011, as compared to the same prior year period, see below.

Parlux’s license with GUESS? expired on December 31, 2009, and was not renewed. During the nine months ended December 31, 2010, Parlux transferred $1.4 million ($0.2 million during the three months ended December 31, 2010) of GUESS? brand inventory to GUESS? and/or its new fragrance licensee at its March 31,

2010, net carrying value. This transfer of inventory, along with the cost of sales for the brand, has been classified as “Sales-expired license” and “Cost of sales-expired license” in the accompanying unaudited Condensed Consolidated Statements of Operation for the three and nine-month periods ended December 31, 2010. There were no such inventory transfers during the three and nine-month periods ended December 31, 2011. Excluding GUESS? brand net sales in the nine months ended December 31, 2010, Parlux’s net sales for the nine months ended December 31, 2011, increased 9%, as compared to the same prior year period.

Parlux’s gross margins may not be comparable to other entities that include all of the costs related to their distribution network in costs of goods sold, since Parlux allocates a portion of these distribution costs to costs of goods sold and includes the remaining unallocated amounts as selling and distribution expenses. Selling and distribution expenses for the nine-month periods ended December 31, 2011 and 2010, include $2.9 million and $2.7 million, respectively, ($1.0 million and $0.6 million for the three-month periods ended December 31, 2011 and 2010, respectively) relating to the cost of warehouse operations not allocated to inventories and other related distribution expenses (excluding shipping expenses which are recorded as cost of goods sold). A portion of these costs is allocated to inventory in accordance with US GAAP.

Comparison of the three and nine-month periods ended December 31, 2011, with the three and nine-month periods ended December 31, 2010

Net Sales

	For the Three Months Ended December 31,			For the Nine Months Ended December 31,
	2011	2010	% Change*	2011	2010	% Change*
(in millions)
Domestic sales	$10.3	$12.4	(17)%	$32.9	$29.0	14%
International sales	8.4	6.9	22%	28.2	22.2	27%

Unrelated customer sales	18.7	19.3	(3)%	61.1	51.2	19%
Related parties sales	13.2	11.9	11%	39.8	41.5	(4)%
Sales—expired license	—	0.2	(100)%	—	1.4	(100)%

Total net sales	$31.9	$31.4	2%	$100.9	$94.1	7%

* % change is based on unrounded numbers

During the three months ended December 31, 2011, net sales increased 2% to $31.9 million, as compared to $31.4 million for the same prior year period.

During the nine months ended December 31, 2011, net sales increased 7% to $100.9 million, as compared to $94.1 million for the same prior year period. The increase was primarily due to gross sales from Parlux’s Rihanna brand fragrances, Reb’l Fleur and Rebelle, of approximately $25.3 million, offset by static sales in Parlux’s other major brands and the planned phase-out of certain other brands licenses.

For the three months ended December 31, 2011, net sales to unrelated customers, which represented 59% of Parlux’s total net sales decreased 3% to $18.7 million, as compared to $19.3 million for the same prior year period. The decrease in net sales was primarily due to a decrease in sales in Parlux’s domestic market. Net sales to the U.S. department store sector decreased 17% to $10.3 million for the three months ended December 31, 2011, as compared to $12.4 million for the same prior year period, while net sales to international distributors increased 22% to $8.4 million from $6.9 million for the same prior year period. The decrease in net sales in Parlux’s domestic market was primarily due to increased returns of holiday promotional gift sets and a decrease in gross sales of Parlux’s Paris Hilton brand fragrances, partially offset by an increase in gross sales of Parlux’s Rihanna brand fragrances and of Parlux’s new Vince Camuto Women brand fragrance. The increase in net sales to international distributors was primarily due to gross sales from Parlux’s Rihanna brand fragrances, of approximately $3.7 million for the three months ended December 31, 2011. International distributors have no rights to return merchandise.

For the nine months ended December 31, 2011, net sales to unrelated customers, which represented 61% of Parlux’s total net sales, increased 19% to $61.1 million, as compared to $51.2 million for the same prior year period. The increase was primarily due to an increase in sales in both Parlux’s international and domestic markets. Net sales to the U.S. department store sector increased 14% to $32.9 million for the nine months ended December 31, 2011, as compared to $29.0 million for the same prior year period, while net sales to international distributors increased 27% to $28.2 million from $22.2 million for the same prior year period. The increase in domestic and international net sales was primarily due to the increase in gross sales from Parlux’s Rihanna and Marc Ecko brand fragrances, and from the launch in August 2011 of a new fragrance, Vince Camuto Women under Parlux’s license with Vince Camuto.

For the three months ended December 31, 2011, sales to related parties increased 11% to $13.2 million, as compared to $11.9 million for the same prior year period. The increase for the three months ended December 31, 2011, is primarily due to an increase in gross sales to Jacavi Beauty Supply, LLC (“Jacavi”) a fragrance distributor, also classified as a related party. For the nine months ended December 31, 2011, net sales to related parties decreased 4% to $39.8 million, as compared to $41.5 million for the same prior year period. The decrease for the nine months ended December 31, 2011, was primarily due to a decrease in gross sales of Parlux’s Paris Hilton brand fragrances to Perfumania, Inc., a wholly-owned subsidiary of Perfumania, which resulted in gross sales of $6.7 million and $25.1 million for the three and nine-month periods ended December 31, 2011, as compared to $8.5 million and $30.1 million in the same prior year periods. In addition to sales to Perfumania, Parlux had net sales of $3.7 million and $6.7 million for the three and nine-month periods ended December 31, 2011, to Jacavi, as compared to $0.7 million and $3.7 million for the three and nine-month same prior year periods. Management confers with Parlux’s related parties on a periodic basis to establish current and future sales ordering schedules. See “Liquidity and Capital Resources” and Note G to the accompanying unaudited Condensed Consolidated Financial Statements on page F-52 for further discussion of related parties.

Cost of Goods Sold and Gross Margin

	For the Three Months Ended December 31,			For the Nine Months Ended December 31,
	2011	2010	% Change*	2011	2010	% Change*
(in millions)
Unrelated customers	$9.5	$7.8	22%	$27.6	$21.8	27%
As a % of unrelated customers net sales	51%	40%		45%	43%
Related parties	6.2	5.2	21%	19.3	19.5	(1)%
As a % of related parties net sales	47%	44%		49%	47%
Cost of sales – expired license	—	0.2	(100)%	—	1.4	(100)%
As a % of expired license net sales	—%	100%		—%	100%

Total cost of goods sold	$15.7	$13.2	20%	$46.9	$42.7	10%

As a % of net sales	49%	42%		46%	45%
Gross Margin	$16.2	$18.2	(11)%	$54.0	$51.4	5%

As a % of net sales	51%	58%		54%	55%

*	% change is based on unrounded numbers

Parlux sales to U.S. department store customers generally have a higher margin than sales to international distributors. As is common in the industry, Parlux offers international customers more generous discounts, which are generally offset by reduced advertising expenditures for those sales, as the international distributors are responsible for advertising and all selling and operating functions in their own territories. International distributors have no rights to return merchandise.

In addition, in accordance with US GAAP, certain promotional activities, such as gifts-with-purchase, are included in Parlux’s cost of goods sold. As the timing and level of promotional activities vary based on product launches and the seasonality of major gift-giving holidays, Parlux experiences fluctuations in its cost of sales percentage and gross margins.

For the three months ended December 31, 2011, Parlux’s overall cost of goods sold increased as a percentage of net sales to 49%, as compared to 42% for the same prior year period. Cost of goods sold as a percentage of net sales to unrelated customers and related parties was 51% and 47%, respectively, for the three months ended December 31, 2011, as compared to 40% and 44%, respectively, in the same prior year period. During the three months ended December 31, 2011, the cost of sales to unrelated customers increased as a result of an increase in the percentage of promotional gift set sales (which generate lower margins) to U.S. department stores during the holiday season, and increased sales to international distributors, which generally have lower margins. During the three months ended December 31, 2011, cost of goods sold to related parties increased as compared to the same prior year period, primarily due to an increase in sales of promotional sets and of certain slower-moving inventory at discounted rates, which provide a lower margin.

For the nine months ended December 31, 2011, Parlux’s overall cost of goods sold increased as a percentage of net sales to 46%, as compared to 45% for the same prior year period. Cost of goods sold as a percentage of net sales to unrelated customers and related parties was 45% and 49%, respectively, for the nine months ended December 31, 2011, as compared to 43% and 47%, respectively, in the same prior year period. During the nine months ended December 31, 2011, the cost of goods sold to unrelated customers increased due to an increase of gifts-with-purchase of approximately $1.3 million, as compared to the same prior year period, coupled with a greater increase in international sales, which sales provide a lower margin. The gifts-with-purchase are used as enticements to promote the sales of Parlux’s fragrance brands. The current period increase in shipments of gifts-with-purchases was in anticipation of the continued roll-out of Parlux’s Rihanna brand fragrances, Reb’l Fleur and Rebelle, as well as support for other products in preparation for the holiday season. During the nine months ended December 31, 2011, cost of goods sold to related parties increased slightly primarily due to Parlux’s overall product mix.

For the three months ended December 31, 2011, Parlux’s gross margin decreased 11% to $16.2 million from $18.2 million for the same prior year period, decreasing as a percentage of net sales to 51% from 58%. For the nine months ended December 31, 2011, Parlux’s gross margin increased 5% to $54.0 million from $51.4 million for the same prior year period, decreasing as a percentage of net sales to 54% from 55%. The decrease during the three and nine-month periods ended December 31, 2011, as compared to the same prior year periods, was primarily the result of the increase in cost of goods sold discussed above, and higher returns than anticipated from U.S. department stores.

Total Operating Expenses

	For the Three Months Ended December 31,			For the Nine Months Ended December 31,
	2011	2010	% Change*	2011	2010	% Change*
(in millions)
Advertising and promotional	$12.0	$10.7	13%	$31.2	$24.4	28%
As a % of net sales	38%	34%		31%	26%
Selling and distribution	3.1	2.8	11%	9.5	9.1	4%
As a % of net sales	10%	9%		9%	10%
Royalties	2.9	2.6	12%	8.3	8.1	3%
As a % of net sales	9%	8%		8%	9%
General and administrative	3.0	1.9	59%	7.6	6.0	27%
As a % of net sales	9%	6%		8%	6%
Depreciation and amortization	0.4	0.5	(23)%	1.5	1.7	(10)%
As a % of net sales	1%	2%		2%	2%

Total operating expenses	$21.4	$18.5	16%	$58.1	$49.3	18%

As a % of net sales	67%	59%		58%	52%

*	% change is based on unrounded numbers

During the three months ended December 31, 2011, total operating expenses increased 16% to $21.4 million from $18.5 million in the same prior year period, increasing as a percentage of net sales to 67% from 59%. During the nine months ended December 31, 2011, total operating expenses increased 18% to $58.1 million from $49.3 million in the same prior year period, increasing as a percentage of net sales to 58% from 52%. However, during the three and nine-month periods ended December 31, 2011 Parlux incurred $1.0 million and $1.5 million, respectively, in onetime expenses relating to the proposed merger. Therefore, certain individual components of Parlux’s operating expenses discussed below experienced more significant changes than others.

Advertising and Promotional Expenses

For the three months ended December 31, 2011, advertising and promotional expenses increased 13% to $12.0 million, as compared to $10.7 million for the same prior year period, increasing as a percentage of net sales to 38% from 34%. For the nine months ended December 31, 2011, advertising and promotional expenses increased 28% to $31.2 million, as compared to $24.4 million for the same prior year period, increasing as a percentage of net sales to 31% from 26%. The increase in advertising and promotional expense for the three and nine-month periods ended December 31, 2011, was primarily due to a targeted increase of approximately $5.4 million and $11.5 million, respectively, in advertising and promotional activities to further support the sales promotion of Parlux’s Rihanna brand fragrances, Reb’l Fleur and Rebelle. During the same prior year periods, Parlux had targeted reductions in advertising and promotional costs and in-store representatives.

Selling and Distribution Costs

For the three months ended December 31, 2011, selling and distribution costs increased 11% to $3.1 million, as compared to $2.8 million for the same prior year period, increasing as a percentage of sales to 10% from 9%. For the nine months ended December 31, 2011, selling and distribution costs increased 4% to $9.5 million, as compared to $9.1 million for the same prior year period, decreasing as a percentage of net sales to 9% from 10%. For the three and nine-month periods ended December 31, 2011, the increase in selling and distribution costs was primarily due to an increase in sales travel-related expenses in both Parlux’s domestic and international markets in connection with new product launches. During the same prior year periods, Parlux had a decrease in sales personnel and the related benefits and insurance expenses in its domestic market.

Royalties

For the three months ended December 31, 2011, royalties increased 12% to $2.9 million, as compared to $2.6 million for the same prior year period, increasing as a percentage of net sales to 9% from 8%. For the nine months ended December 31, 2011, royalties increased 3% to $8.3 million, as compared to $8.1 million for the same prior year period, decreasing as a percentage of net sales to 8% from 9%. For the three and nine-month periods ended December 31, 2011, the increase in royalties was primarily due to higher sales for certain brands, which resulted in contractual minimum royalty requirements being achieved, coupled with certain minimum payment requirements under contractual obligations. During the same prior year periods, the assignment of the worldwide exclusive licensing rights for the production and distribution of Paris Hilton sunglasses and the sublicensed international rights for the handbags continued to absorb a portion of the minimum royalty. Parlux generated no sublicensing revenue in the three and nine-month periods ended December 31, 2011, as compared to $0.1 million and $0.3 million, respectively, for the same prior year periods, which has been recorded as a reduction in royalty expense.

General and Administrative Expenses

For the three months ended December 31, 2011, general and administrative expenses increased 59% to $3.0 million, as compared to $1.9 million for the same prior year period, increasing as a percentage of net sales to 9% from 6%. For the nine months ended December 31, 2011, general and administrative expenses increased 27% to $7.6 million, as compared to $6.0 million for the same prior year period, increasing as a percentage of net sales to 8% from 6%. The increase in general and administrative expenses for the three and nine-month periods ended December 31, 2011, was primarily due to onetime expenses of $1.0 million and $1.5 million, respectively, resulting from an increase in legal and other professional fees relating to the proposed Merger. In the same prior year periods, there was a decrease in personnel and the related benefits and insurance expenses.

Depreciation and Amortization

For the three months ended December 31, 2011, depreciation and amortization decreased 23% to $0.4 million, as compared to $0.5 million for the same prior year period, decreasing as a percentage of net sales to 1% from 2%. For the nine months ended December 31, 2011, depreciation and amortization decreased 10% to $1.5 million, as compared to $1.7 million for the same prior year period, remaining constant as a percentage of net sales at 2%. The decrease for the three and nine-month periods ended December 31, 2011, relates to lower amortization expense of molds and tooling, partially offset by an increase in intangible assets amortization resulting from the amortization of Parlux’s Rihanna intangible asset (see Note E to the accompanying unaudited Condensed Consolidated Financial Statements on page F-49 for further discussion), as compared to the same prior year period. On June 30, 2010, Parlux’s XOXO license expired and was not renewed, and the fully amortized intangible asset was written-off.

Operating (Loss) Income

	For the Three Months Ended December 31,			For the Nine Months Ended December 31,
	2011	2010	% Change*	2011	2010	% Change*
(in millions)
Operating (loss) income	$(5.2)	$(0.3)	(2,033)%	$(4.1)	$2.1	(296)%
As a % of net sales	(16)%	1%		(4)%	2%
Net interest (expense and bank charges)/income	(0.2)	(0.2)	7%	(0.6)	(0.4)	(44)%
As a % of net sales	(1)%	(1)%		(1)%	—%
Foreign exchange gain	—	0.1	N/A	—	—	N/A
As a % of net sales	—%	—%		—%	—%

(Loss) income before income taxes	$(5.4)	$(0.4)	(1,128)%	$(4.7)	$1.7	(375)%

As a % of net sales	(17)%	(1)%		(5)%	2%

*	% change is based on unrounded numbers

As a result of the factors discussed above, Parlux incurred an operating loss of $(5.2) million and $(4.1) million for the three and nine-month periods ended December 31, 2011, as compared to an operating loss of $(0.3) million and operating income of $2.1 million, respectively, in the same prior year periods.

Net Interest Expense/Income

Net interest expense and bank charges were $0.2 million and $0.6 million for the three and nine-month periods ended December 31, 2011, as compared to $0.2 million and $0.4 million, respectively, for the same prior year periods. During the three and nine-month periods ended December 31, 2011 and 2010, Parlux incurred loan monitoring and unused commitment fees relating to its credit facility with General Electric Capital Corporation (“GE Capital”), which are being amortized to expense over the life of the credit facility. The credit facility with GE Capital was executed on June 25, 2010 (see Note F to the accompanying unaudited Condensed Consolidated Financial Statements on page F-51 for further discussion).

(Loss) Income Before Income Taxes, Taxes, and Net Income

	Three Months Ended December 31,			For the Nine Months Ended December 31,
	2011	2010	% Change*	2011	2010	% Change*
(in millions)
(Loss) income before income taxes	$(5.4)	$(0.4)	(1,128)%	$(4.7)	$1.7	(375)%
As a % of net sales	(17)%	(1)%		(5)%	2%
Income tax (benefit) provision	(2.0)	(0.1)	1,128%	(1.8)	0.6	375%
As a % of net sales	6%	1%		2%	(1)%

Net (loss) income	$(3.4)	$(0.3)	(1,128)%	$(2.9)	$1.1	(375)%

As a % of net sales	(11)%	(1)%		(3)%	1%

*	% change is based on unrounded numbers

For the three and nine-month periods ended December 31, 2011, Parlux’s loss before income taxes was $(5.4) million and $(4.7) million, respectively, as compared to a loss before income taxes of $(0.4) million and an income before income taxes of $1.7 million, respectively, for the same prior year periods. Parlux’s tax benefit/provision reflects an estimated effective tax rate of 38%. Actual tax benefit realized or provision incurred may be greater or less than amounts recorded, and such differences may be material (see Note J to the accompanying unaudited Condensed Consolidated Financial Statements for further discussion).

As a result, Parlux incurred a net loss of $(3.4) million and $(2.9) million, respectively, for the three and nine-month periods ended December 31, 2011, as compared to incurring a net loss of $(0.3) million and earning net income of $1.1 million, respectively, in the same prior year periods.

Results of Operations for the years ended March 31, 2011, 2010 and 2009

During the year ended March 31, 2011, Parlux experienced a 17% decrease in overall sales, as compared to the prior year ended March 31, 2010. The decrease was primarily due to the expiration of Parlux’s GUESS? brand license and the continued negative impact of the global economic climate. GUESS? brand net sales for the year ended March 31, 2010, were approximately $43.0 million. If Parlux excludes these GUESS? brand net sales from the same prior year period net sales, Parlux’s overall net sales increased over the prior year period by 16%. Although overall sales increased early during this past holiday season, during December 2010 Parlux’s domestic department stores business, once again, encountered a difficult retail market. Domestic retailers continue to carefully monitor inventory stock levels, which, in turn, affects both order levels as well as post-holiday returns. Nevertheless, the expense controls and reduced spending discussed above, resulted in net income of $1.2 million for the year ended March 31, 2011, as compared to a net loss of $(14.8) million for the prior year.

Parlux’s license with GUESS? expired on December 31, 2009, and was not renewed. During the years ended March 31, 2011 and 2010, Parlux transferred $1.4 million and $4.6 million, respectively, of GUESS? brand inventory to GUESS? and/or its new fragrance licensee at its net carrying value. This transfer of inventory, along with the cost of sales for the brand, have been classified as “Sales-expired license” and “Cost of sales-expired license” in the accompanying Consolidated Statements of Operations for the years ended March 31, 2011 and 2010. During the year ended March 31, 2010, Parlux recorded charges of $7.6 million to cost of sales to reduce the recorded value of such inventories to the amounts which Parlux estimated could be realized upon their sale or liquidation. In addition, during the year ended March 31, 2010, Parlux wrote-off approximately $1.7 million of collateral material related to the GUESS? brand products, which was recorded as advertising and promotional expense.

Parlux’s gross margins may not be comparable to other entities that include all of the costs related to their distribution network in costs of goods sold, since Parlux allocates a portion of these distribution costs to costs of goods sold and include the remaining unallocated amounts as selling and distribution expenses. Selling and distribution expenses for the years ended March 31, 2011, 2010 and 2009, included $3.9 million, $4.4 million, and $4.9 million, respectively, relating to the cost of warehouse operations not allocated to inventories and other related distribution expenses (excluding shipping expenses which are recorded as cost of goods sold). A portion of these costs is allocated to inventory in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Comparisons of the year ended March 31, 2011 to March 31, 2010, and of the year ended March 31, 2010 to March 31, 2009.

Net Sales

	For the Years Ended March 31,
	2011	% Change*	2010	% Change*	2009
(in millions)
Domestic sales	$40.7	(14)%	$47.6	(12)%	$53.9
International sales	29.7	(36)%	46.3	(17)%	55.8

Unrelated customer sales	70.4	(25)%	93.9	(14)%	109.7
Related parties sales	51.2	3%	49.6	20%	41.5
Sales—expired license	1.4	(69)%	4.6	100%	—

Total net sales	$123.0	(17)%	$148.1	(2)%	$151.2

*	% change is based on unrounded numbers

During fiscal year 2011, net sales decreased 17% to $123.0 million, as compared to $148.1 million for the prior year. The decrease was primarily due to the expiration of Parlux’s GUESS? brand license resulting in a decrease in net sales of $43.0 million, as well as a $5.7 million reduction in Parlux’s sales of Queen Latifah brand fragrances (originally launched in the prior year), as compared to the prior year, and the continued weak global economic climate. The decrease was partially offset by an increase in Paris Hilton and Jessica Simpson brand fragrances gross sales of $12.2 million and $1.8 million, respectively, as compared to the prior year, as well as gross sales from Parlux’s new Rihanna brand fragrance, Reb’l Fleur, of approximately $9.3 million.

Excluding GUESS? brand sales, Parlux’s net sales for the year ended March 31, 2011, increased 16%, as compared to the prior year.

Net sales to unrelated customers, which represented 57% of Parlux’s total net sales for fiscal year 2011, decreased 25% to $70.4 million, as compared to $93.9 million for the prior year, primarily due to a decrease in sales in both Parlux’s international and domestic markets. Net sales to the U.S. department store sector decreased 14% to $40.7 million for fiscal year 2011, as compared to $47.6 million for the prior year, while net sales to international distributors decreased 36% to $29.7 million from $46.3 million for the prior year. The decrease in both domestic and international net sales was primarily due to the expiration of the GUESS? license and the continued weak global economic conditions. These decreases were partially offset by increases of Parlux’s Paris Hilton and Jessica Simpson fragrances, along with the launch of Parlux’s new Rihanna brand fragrance.

Net sales to related parties, which represented 42% of Parlux’s total sales for fiscal year 2011, increased 3% to $51.2 million, as compared to $49.6 million for the prior year. The increase was primarily due to an increase in gross sales of Parlux’s Paris Hilton brand fragrances to Perfumania resulting in gross sales of $37.5 million, as compared to $27.2 million in the prior year. In addition to Parlux’s sales to Perfumania, Parlux had net sales of $3.7 million for fiscal year 2011 to Jacavi, a fragrance distributor, also classified as a related party, as compared to $3.0 million in the prior year. See Parlux’s “Liquidity and Capital Resources” section and Note 2 to Parlux’s accompanying Consolidated Financial Statement on page F-72 for further discussion of related parties.

During fiscal year 2010, net sales decreased 2% to $148.1 million, as compared to $151.2 million for the prior year. The decrease in net sales was primarily due to an increase of $6.9 million in Parlux’s sales returns and allowances, as compared to the prior year, resulting from the holiday season and the continuing effect of the global economic environment. During the holiday season, U.S. department store retailers continued to experience reductions in consumer traffic, resulting in lower sales, a decrease in retail re-orders, and an increase in subsequent returns. During fiscal year 2010, the decrease in net sales was partially offset by additional net sales of $4.6 million from the transition of the GUESS? brand products sold to its new fragrance licensee, at cost, as a result of the expiration of the GUESS? fragrance license, which is classified as Sales-expired license in the accompanying Consolidated Statements of Operations. Excluding these sales, Parlux’s net sales would have decreased by 5%. See Note 3 to Parlux’s accompanying Consolidated Financial Statements on page F-73 for further discussion.

Net sales to unrelated customers, which represented 63% of Parlux’s total net sales for fiscal year 2010, decreased 14% to $93.9 million, as compared to $109.7 million for the prior year, primarily due to a decrease in international and domestic sales, resulting from the global economic conditions. Net sales to the U.S. department store sector decreased 12% to $47.6 million for fiscal year 2010, as compared to $53.9 million for the prior year, while net sales to international distributors decreased 17% to $46.3 million from $55.8 million for the prior year. The decrease in Parlux’s domestic market was primarily due to an increase in sales returns and allowances resulting from a difficult retail climate with store retailers drastically reducing inventory levels due to declining consumer traffic, as well as the GUESS? license transition, as discussed above. Parlux’s sales of GUESS? products to all of Parlux’s customers, except for sales to GUESS? and its new fragrance licensee, ceased during the quarter ended December 31, 2009. The decrease in domestic sales was partially offset by the sales of Parlux’s new Jessica Simpson fragrance, Fancy Love, Parlux’s new Paris Hilton fragrance, Siren, and Parlux’s new Queen Latifah fragrance, Queen, resulting in an increase in gross sales of $12.7 million, $8.7 million, and $13.7 million, respectively, and sales of Parlux’s new Marc Ecko men’s fragrance, Ecko, resulting in an increase in gross sales of $7.0 million. The decrease in international net sales was primarily due to a shift in Parlux’s focus from international to domestic sales, as Parlux’s new licenses were initially launched in the domestic channel, where these new products have more appeal. The continuing challenging global economic environment also negatively affected Parlux’s sales.

Net sales to related parties, which represented 34% of Parlux’s total net sales for fiscal year 2010, increased 20% to $49.6 million, as compared to $41.5 million for the prior year. The increase is primarily due to an increase in gross sales of $9.6 million of GUESS? brand fragrances to Perfumania. In addition to Parlux’s sales to Perfumania and Quality King, Parlux had net sales of $3.0 million to Jacavi. See Note 2 to Parlux’s accompanying Consolidated Financial Statements on page F-72 for further discussion of related party transactions.

Cost of Goods Sold and Gross Margin

	For the Years Ended March 31,
(in millions)	2011	% Change*	2010	% Change*	2009
Unrelated customers	$29.4	(35)%	$44.9	(12)%	$51.3
As a % of unrelated customer net sales	42%		48%		47%
Related parties	24.0	(18)%	29.2	51%	19.3
As a % of related parties net sales	47%		59%		46%
Cost of sales—expired license	1.4	(88)%	11.9	100%	—
As a % of expired license net sales	100%		257%		0%

Total cost of goods sold	54.8	(36)%	86.0	22%	70.6

As a % of net sales	45%		58%		47%
Gross Margin	68.2	10%	62.1	(23)%	80.6

As a % of net sales	55%		42%		53%

*	% change is based on unrounded numbers

During fiscal year 2011, Parlux’s overall cost of goods sold decreased as a percentage of net sales to 45%, as compared to 58% for the prior year. Cost of goods sold as a percentage of net sales to unrelated customers and related parties was 42% and 47%, respectively, in 2011, as compared to 48% and 59%, respectively, for the prior year. During fiscal year 2011, the cost of goods sold to unrelated customers decreased, as a percentage of unrelated customers net sales, due to the expiration of the GUESS? license. In the prior year, Parlux offered additional incentives to reduce Parlux’s GUESS? inventory, which resulted in reduced margins on those sales.

Parlux’s sales to U.S. department store customers generally have a higher margin than sales to international distributors. As is common in the industry, Parlux offers international customers more generous discounts, which are generally offset by reduced advertising expenditures for those sales, as the international distributors are responsible for advertising in their own territories. International distributors have no rights to return merchandise. In addition, in accordance with US GAAP, certain promotional activities, such as gifts with purchase, are included in Parlux’s cost of goods sold. As the timing and level of promotional activities vary based on product launches and the seasonality of major gift-giving holidays, Parlux experiences fluctuations in its cost of sales percentage and gross margins.

During fiscal year 2010, Parlux’s overall cost of goods sold increased as a percentage of net sales to 58%, as compared to 47% for the prior year. Cost of goods sold as a percentage of net sales to unrelated customers and related parties was 48% and 59%, respectively, in 2010, as compared to 47% and 46%, respectively, for the prior year. During fiscal year 2010, sales of slower moving merchandise to Parlux’s unrelated international customers resulted in lower margins, as compared to the prior year. This was partially offset by Parlux’s newly launched products sold primarily in Parlux’s domestic market which resulted in higher margins. During fiscal year 2010, cost of goods sold to related parties increased primarily due to an increase in related party sales of slower-moving merchandise and excess inventory, which resulted in lower margins. In addition, due to the expiration of Parlux’s GUESS? license, Parlux offered additional incentives in order to reduce Parlux’s GUESS? inventory and incurred additional cost of goods sold of $11.9 million, from the transition of the GUESS? brand products sold to its new fragrance licensee, including $4.6 million from the sale of the products, at cost. Included therein is a provision of $7.6 million for the write-down of the remaining GUESS? inventory resulting from the expiration of the GUESS? fragrance license, which is classified as Cost of sales-expired license in the accompanying Consolidated Statements of Operations. See Note 3 to Parlux’s accompanying Consolidated Financial Statements on page F-73 for further discussion.

During fiscal year 2011, Parlux’s gross margin increased 10% to $68.2 million from $62.1 million for the prior year, increasing as a percentage of net sales to 55% from 42%. The increase as compared to the prior year was primarily due to the expiration of the GUESS? license. During fiscal year 2010, Parlux incurred additional cost of goods sold of $11.9 million, from the transition of the GUESS? brand products sold to its new fragrance licensee, which includes a provision of $7.6 million for the write-down of the remaining GUESS? inventory resulting from the expiration of the GUESS? fragrance license, and was classified as Cost of sales-expired license in the accompanying Consolidated Statements of Operations.

Operating Expenses

	For the Years Ended March 31,
(in millions)	2011	% Change*	2010	% Change*	2009
Advertising and promotional	$32.7	(27)%	44.9	(1)%	$45.4
As a % of net sales	27%		30%		30%
Selling and distribution	12.3	(13)%	14.2	(11)%	15.9
As a % of net sales	10%		10%		11%
Royalties	10.3	(23)%	13.4	3%	13.0
As a % of net sales	8%		9%		9%
General and administrative	8.1	(21)%	10.3	(2)%	10.6
As a % of net sales	7%		7%		7%
Depreciation and amortization	2.3	(20)%	2.9	(15)%	2.5
As a % of net sales	2%		2%		2%

Total operating expenses	$65.7	(23)%	$85.7	(2)%	$87.4

As a % of net sales	53%		58%		58%

*	% change is based on unrounded numbers

In fiscal year 2011, total operating expenses decreased 23% to $65.7 million, from $85.7 million in the prior year, decreasing as a percentage of net sales to 53% from 58%. In fiscal year 2010, total operating expenses decreased 2% to $85.7 million from $87.4 million, remaining constant as a percentage of net sales at 58%. However, certain individual components of Parlux’s operating expenses discussed below experienced more significant changes than others.

Advertising and Promotional Expenses

Advertising and promotional expenses decreased 27% to $32.7 million for the year ended March 31, 2011, as compared to $44.9 million for the prior year, decreasing as a percentage of net sales to 27% from 30%. The decrease was primarily due to targeted reductions in advertising costs and a decrease in promotional activities and marketing fees relating to the expired GUESS? license, partially offset by an increase in in-store demonstration costs both in U.S. department stores and internationally. In addition, during fiscal year 2010, Parlux wrote-off and destroyed approximately $1.7 million of collateral material related to the GUESS? brand products, which was recorded as advertising and promotional expense. In anticipation of the launch of Parlux’s new brand, Rihanna’s Reb’l Fleur, Parlux’s advertising and promotional spending increased during Parlux’s fourth quarter ended March 31, 2011. However, in keeping with Parlux’s ongoing cost-control efforts, Parlux focused Parlux’s spending on social media initiatives rather than traditional advertising outlets such as print and media. This included the production of a special viral video launched on an interactive website which as of May 25, 2011, generated over 1.0 million views. The initial results of this focused initiative have been very positive.

Advertising and promotional expenses decreased 1% to $44.9 million for the year ended March 31, 2010, as compared to $45.4 million for the prior year, remaining constant as a percentage of net sales at 30%. The decrease in advertising and promotional expense is primarily due to targeted reductions in advertising and demonstration costs of $2.7 million, as compared to the prior year. The decrease was partially offset by an increase in promotional expense relating to the launches of the Jessica Simpson fragrance, Fancy Love, and the Paris Hilton fragrance, Siren, in June 2009, as well as Parlux’s product launches of the new fragrances under Parlux’s Queen Latifah, Josie Natori, and Marc Ecko licenses during the second quarter of fiscal year 2010, as compared to the launch of three fragrances, Jessica Simpson fragrance, Fancy, and Paris Hilton fragrance, Fairy Dust, in the fall of 2008 and GUESS? by Marciano for Men in February 2009 in the prior year. In addition, during fiscal year 2010 Parlux wrote-off approximately $1.7 million of collateral material related to the GUESS? brand products upon expiration of this license, which was recorded as advertising and promotional expense.

Selling and Distribution Costs

Selling and distribution costs decreased 13% to $12.3 million for the year ended March 31, 2011, as compared to $14.2 million for the prior year, remaining constant as a percentage of net sales at 10%. The decrease in selling and distribution costs was primarily due to a decrease in sales personnel and the related benefits and insurance expenses in Parlux’s domestic market, as compared to the prior year. During the prior year, Parlux incurred additional selling expenses with the launch of three newly licensed brands and two new fragrances from existing brand licenses, as compared to two newly licensed brands and six new fragrances from existing brand licenses in fiscal year 2011. In addition, Parlux incurred lower warehouse operational costs of $3.9 million, for the year ended March 31, 2011, as compared to $4.4 million in the prior year. This decrease was primarily due to Parlux’s cost-cutting measures and improved inventory control.

Selling and distribution costs decreased 11% to $14.2 million for the year ended March 31, 2010, as compared to $15.9 million for the prior year, decreasing as a percentage of net sales to 10% from 11%. The decrease in selling and distribution costs was primarily due to a decrease in sales personnel, and the related benefits and insurance expenses both in Parlux’s domestic and international markets, and a decrease in individual sales representative commissions in Parlux’s international markets. In addition, Parlux incurred lower warehouse operational costs of $4.4 million, as compared to $4.9 million, in the prior year.

Royalties

Royalties decreased 23% to $10.3 million for the year ended March 31, 2011, as compared to $13.4 million for the prior year, decreasing as a percentage of net sales to 8% from 9%. The overall decrease in royalties expense reflects lower sales for the year ended March 31, 2011, as compared to the prior year. Royalties were further reduced during fiscal year 2011, as Parlux accrued and expensed during the fourth quarter of fiscal year 2010, the remaining royalty obligations for the Paris Hilton cosmetics license, which expired on January 15, 2011, and was not renewed. The assignment of the worldwide exclusive licensing rights for the production and distribution of Paris Hilton sunglasses and the sublicensed international rights for the handbags continue to absorb a portion of the minimum royalty. Parlux generated sublicense revenue of $0.2 million, during fiscal year 2011, as compared to $0.6 million for the prior year, which has been recorded as a reduction in royalty expense. The Paris Hilton handbag license expired on January 15, 2011, and was not renewed.

Royalties increased by 3% to $13.4 million for the year ended March 31, 2010, as compared to $13.0 million for the prior year, remaining constant as a percentage of net sales at 9%. The increase in royalties reflects contractual royalty rates on actual sales coupled with minimum royalty requirements, most notably for Paris Hilton cosmetics, sunglasses, and handbags, as well as XOXO, babyGUND, and Andy Roddick fragrances, for which minimum sales levels were not achieved. The license for Paris Hilton cosmetics is due to expire on January 15, 2011, and all remaining royalty obligations have been accrued and expensed in fiscal year 2010. In fiscal year 2009, Parlux assigned the worldwide exclusive licensing rights for the production and distribution of Paris Hilton sunglasses, which began generating sublicensing revenues in August 2009. In fiscal year 2008, Parlux sublicensed the international rights for the handbags, which continued to absorb a portion of the minimum royalty. Parlux generated sublicense revenue for these two licenses of $0.6 million in fiscal year 2010, as compared to $0.4 million, for the prior year, which has been recorded as a reduction in royalty expense.

General and Administrative Expenses

General and administrative expenses decreased 21% to $8.1 million for the year ended March 31, 2011, as compared to $10.3 million for the prior year, remaining constant as a percentage of net sales at 7%. The decrease in general and administrative expenses was primarily due to a decrease in personnel and the related benefits and insurance expenses (as noted above) and lower professional fees. During the year ended March 31, 2011, Parlux was able to resolve certain past due accounts receivables, which allowed Parlux to reduce its reserves for uncollectible accounts receivables, resulting in a decrease in bad debt expense of $0.5 million, as compared to the prior year.

General and administrative expenses decreased 2% to $10.3 million for the year ended March 31, 2010, as compared to $10.6 million for the prior year, remaining constant as a percentage of net sales at 7%. The decrease in general and administrative expenses was primarily due to a decrease in personnel and the related benefits and insurance expenses, partially offset by an increase in professional fees and severance costs, as compared to the prior year.

Depreciation and Amortization

Depreciation and amortization decreased 20% to $2.3 million for the year ended March 31, 2011, as compared to $2.9 million for the prior year, remaining constant as a percentage of net sales at 2%. The decrease relates to lower amortization expense of molds and tooling and a decrease in intangible assets amortization, as compared to the prior year. On June 30, 2010, Parlux’s XOXO license expired and was not renewed, and the fully amortized intangible asset was written-off.

Depreciation and amortization increased 15% to $2.9 million for the year ended March 31, 2010, as compared to $2.5 million for the prior year, remaining constant as a percentage of net sales at 2%. The increase includes additional amortization of molds and tooling associated with Parlux’s new brand products launched during fiscal year 2010.

Operating Income (Loss)

	For the Years Ended March 31,
(in millions)	2011	% Change*	2010	% Change*	2009
Operating income (loss)	$2.5	111%	$(23.5)	(246)%	(6.8)
As a % of net sales	2%		(16)%		(5)%
Net interest (expense and bank charges) income	(0.6)	(153)%	(0.2)	(202)%	0.2
As a % of net sales	0%		0%		0%
Foreign exchange loss	—	N/A	—	N/A	—
As a % of net sales	0%		0		0%

Income (loss) before income taxes	$1.9	$108%	(23.7)	(261)%	$(6.6)

As a % of net sales	2%		(16)%		(4)%

*	% change is based on unrounded numbers

As a result of the factors discussed above, Parlux earned operating income of $2.5 million in fiscal year 2011, as compared to incurring an operating loss of $(23.5) million and $(6.8) million in fiscal years 2010 and 2009, respectively.

Net Interest Income/Expense

Net interest expense was $0.6 million for the year ended March 31, 2011, as compared to $0.2 million for the prior year. During the year ended March 31, 2011, Parlux incurred loan fees relating to Parlux’s credit facility with GE Capital, which are being amortized to expense over the life of the credit facility. In the prior year, Parlux incurred interest expense as Parlux utilized a portion of Parlux’s prior line of credit with Regions.

Net interest expense was $0.2 million for the year ended March 31, 2010, as compared to net interest income of $0.2 million for the prior year, as Parlux utilized a portion of Parlux’s line of credit with Regions Bank during fiscal year 2010.

Income (Loss) Before Income Taxes, Income Taxes and Net Income (Loss)

	For the Years Ended March 31,
(in millions)	2011	% Change*	2010	% Change*	2009
Income (loss) before income taxes	$1.9	108%	$(23.7)	(261)%	$(6.6)
As a % of net sales	2%		(16)%		(4)%
Income tax provision (benefit)	0.7	N/A	(8.9)	N/A	(2.3)
As a % of net sales	(1)%		6%		2%

Net income (loss)	$1.2	108%	$(14.8)	(245)%	$(4.3)

As a % of net sales	1%		(10)%		(3)%

*	% change is based on unrounded numbers

Income before income taxes for the year ended March 31, 2011, was $1.9 million, as compared to a loss before income taxes of $(23.7) million in fiscal year 2010. Parlux’s tax provision for fiscal year 2011 reflects an estimated effective tax rate of 33.8% and includes a carry forward of approximately $4.4 million in U.S. federal and state tax net operating losses generated during the current year, which can be carried forward for federal tax purposes twenty years and for the various states tax purposes a period of seven to twenty years.

Loss before income taxes for the year ended March 31, 2010, was $(23.7) million, as compared to a loss before taxes of $(6.6) million in fiscal year 2009. Parlux’s tax benefit for fiscal year 2010 reflected an estimated effective tax rate of 37.8% and includes a carry back of approximately $19.4 million in tax operating losses generated during fiscal year 2010 to offset U.S. federal income taxes paid during fiscal year 2006, in the amount of approximately $6.8 million.

As a result, Parlux earned net income of $1.2 million in fiscal year 2011, as compared to incurring a net loss of $(14.8) million in fiscal year 2010 and $(4.3) million in fiscal year 2009.

Parlux is under an Internal Revenue Service (“IRS”) audit of its fiscal years 2007 through 2010, Federal income tax returns as a result of the carry back of Parlux’s net operating losses incurred in fiscal years ended March 31, 2009 and 2010.

Liquidity and Capital Resources

Working capital was $91.8 million at December 31, 2011, as compared to $93.0 million at March 31, 2011, primarily due to the net loss during the nine months ended December 31, 2011.

Working capital was $93.0 million as of March 31, 2011, as compared to $88.8 million as of March 31, 2010, and $102.5 million as of March 31, 2009. The increase in fiscal year 2011, as compared to fiscal year 2010, was primarily due to net income earned for the year ended March 31, 2011. The decrease in fiscal year 2010, as compared to fiscal year 2009, was primarily the result of the net loss for the year ended March 31, 2010.

Cash Flows for the nine-month periods ended December 31, 2011 and 2010

Cash and cash equivalents increased by $2.5 million during the nine months ended December 31, 2011, and Increased by $2.7 million during the nine months ended December 31, 2010.

Cash Flows from Operating Activities

During the nine months ended December 31, 2011, net cash provided by operating activities was $2.8 million, as compared to $3.2 million during the same prior year period. The current year activity reflects an increase in inventories and accounts payable resulting from the preparation for Parlux’s new product launches. The prior year activity reflects an increase in trade receivables from both related and unrelated parties primarily due to the timing of holiday sales during the period, partially offset by a decrease in income tax receivable resulting from tax refunds of $7.2 million received relating to March 31, 2010, federal and state income tax returns.

Cash Flows from Investing Activities

During the nine months ended December 31, 2011, net cash used in investing activities was $0.4 million, as compared to $0.6 million during the same prior year period. The current year activities consist mainly of the purchases of molds and tooling, and warehouse and computer equipment, while the prior year activities consist mainly of the purchase of certain molds and tooling relating to the launches of Parlux’s new brand fragrances.

Cash Flows from Financing Activities

During the nine months ended December 31, 2011, net cash provided by financing activities was $0.1 million, as compared to $0.1 million during the same prior year period. The current year activity reflects proceeds of $0.1 million from the issuance of common stock resulting from the exercise of stock options, while the prior year activity reflects proceeds of $0.1 million from the issuance of common stock resulting from the exercise of stock options, and from the sale of common stock, by a major former stockholder, remitted to Parlux as a recovery of short-swing profits recognized from the purchase and sales of Parlux common stock.

Future Liquidity and Capital Resources Requirements

Parlux’s principal future uses of funds are for its working capital requirements, including new product launches, brand development, and advertising and promotional expenses, as well as expanding operations through acquisitions of and/or new licensing and sublicensing arrangements. In addition, Parlux plans to use its funds for capital expenditures, within the specifications of its Loan Agreement (“Loan Agreement”) with GE Capital, and to promote financial and operational success by attracting motivated talent and retaining key personnel. Parlux has historically financed its working capital requirements primarily through internally generated operational funds, and, when necessary, through its credit facility. Parlux’s cash collections are primarily from its customers, based on customer sales and respective payment terms, which may be seasonal in nature.

Parlux’s Ratios and Other Matters

As of December 31, 2011, and 2010, Parlux’s ratios of the number of days sales in trade receivables and number of days cost of sales in inventory, on an annualized basis, were as follows:

	December 31,
	2011	2010
Trade receivables—Unrelated(1)(3)	86	83

Trade receivables—Related parties(2)	93	102

Inventories(3)(4)	268	274

(1)	Calculated on gross trade receivables based on the number of days sales in trade receivables excluding allowances for doubtful accounts, sales returns and advertising allowances of $7.9 million and $6.8 million in the 2011 and 2010, nine-month periods, respectively.

(2)	Based upon the seasonal nature of Parlux’s sales to Perfumania, the calculation of number of days sales in trade receivables is based on the actual agings as of December 31, 2011, and 2010, respectively.
(3)	The calculation excludes the transition of the remaining GUESS? brand inventory and the trade receivables of its new fragrance licensee as of December 31, 2010.
(4)	The calculation is based upon ending inventories divided by the average daily cost of goods sold as calculated on a rolling twelve months’ average.

During the nine months ended December 31, 2011, the increase in the number of days sales in trade receivables for unrelated customers, as compared to the same prior year period, was primarily attributable to certain new product shipments to domestic customers occurring later in the quarter including the roll-out of Rihanna’s new brand fragrance, Rebelle, in December 2011. Management closely monitors Parlux’s activities with all customers, however, if one or more of Parlux’s major customers were to default on their payables to the Parlux, it may have a material adverse effect on Parlux’s overall sales and liquidity.

The number of days sales in trade receivables from Perfumania for the nine months ended December 31, 2011, has decreased to 93 days, as compared to 102 days in the same prior year period. Perfumania’s trade receivables generally exceed those of unrelated customers, primarily due to Perfumania’s seasonal cash flows.

Parlux had net sales to Perfumania of $33.0 million and $37.9 million during the nine months ended December 31, 2011 and 2010, respectively ($9.5 million and $11.2 million during the three months ended December 31, 2011 and 2010, respectively). See Note G to the accompanying unaudited Condensed Consolidated Financial Statements on page F-52 for further discussion of Parlux’s relationship with Perfumania.

Any significant reduction in business with Perfumania as a customer of Parlux would have a material adverse effect on its overall net sales. Perfumania’s inability to pay its account balance due to us at a time when it has a substantial unpaid balance could have a material adverse effect on Parlux’s financial condition, results of operations, and liquidity. Management closely monitors the Parlux’s activity with Perfumania and holds periodic discussions with Perfumania’s management in order to review their anticipated payments for each quarter. Net trade accounts receivable owed by Perfumania to Parlux totaled $10.6 million at December 31, 2011, and $12.7 million at March 31, 2011. Amounts due from Perfumania are non-interest bearing and were paid in accordance with the terms established by Parlux’s Board of Directors. No allowance for credit loss has been recorded as of December 31, 2011. Management continues to closely monitor all developments with respect to its extension of credit to Perfumania.

In connection with the Merger Agreement, Parlux and Perfumania have agreed on a schedule that specifies the maximum monthly balances of payables that Perfumania is permitted to owe Parlux in the months leading up to a closing of the Merger.

In addition to Parlux’s sales to Perfumania, Parlux had net sales to Jacavi of $6.7 million and $3.7 million during the nine-month periods ended December 31, 2011 and 2010, respectively ($3.7 million and $0.7 million during the three-month periods ended December 31, 2011 and 2010, respectively). Sales to Jacavi are recorded as related party sales, as Jacavi’s managing member is Rene Garcia. Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of December 31, 2011, and is one of the principals of Artistic Brands Development, LLC (“Artistic Brands”) (see Notes E and G to the accompanying unaudited Condensed Consolidated Financial Statements on pages F-49 and F-51 for further discussion of Parlux’s relationship with Artistic Brands). Net trade accounts receivable owed by Jacavi to the Company totaled $1.7 million at December 31, 2011, and $0 at March 31, 2011. Invoice terms to Jacavi range from 0 to 60 days. Management closely monitors all developments with respect to its extension of credit to Jacavi.

On June 14, 2010, certain persons related to Mr. Garcia, the Garcia Group, acquired 2,718,728 shares of Parlux common stock and filed a Schedule 13G with the SEC on June 23, 2010. In that filing, the Garcia Group reported having beneficial ownership of a total of 2,995,527 shares, or approximately 14.7% of Parlux’s outstanding shares as of June 14, 2010 (equivalent to 14.4% as of December 31, 2011), excluding warrants owned by the Garcia Group. See Notes E and G to the accompanying unaudited Condensed Consolidated Financial Statements on pages F-49 and F-51 for further discussion. On March 4, 2011, the Garcia Group replaced their original joint filing by jointly filing a Schedule 13D. Other than the addition of certain warrants to purchase shares, which vested between the initial and subsequent filing dates, there were no changes in beneficial share ownership included in the updated joint filing.

The lead time for certain of Parlux’s raw materials and components inventory (up to 180 days) requires Parlux to maintain at least a three to six-month supply of some items in order to ensure timely production schedules. In addition, when Parlux launches a new brand or Stock Keeping Unit (“SKU”), it frequently produces a six to nine-month supply to ensure adequate inventories if the new products exceed forecasted expectations. Generally gross margins on Parlux’s products outweigh the additional carrying costs. However, if future sales do not reach forecasted levels, it could result in excess inventories and may cause Parlux to decrease prices to reduce inventory levels. See Note D to the accompanying unaudited Condensed Consolidated Financial Statements on page F-47 for further discussion.

During the nine months ended December 31, 2011, the number of days sales in inventory decreased to 268 days from 274 days. This analysis compares the ending inventory value to an estimated average daily cost of goods sold as calculated on a rolling twelve months’ average. Although Parlux’s inventory levels increased due to the production of its new Rihanna fragrance, Rebelle, the prior year’s calculation was adjusted for the effect of the GUESS? license expiration, which resulted in an increase in the number of days in inventory in the prior year period. Inventory balances, as well as the number of days sales in inventory, are generally higher during Parlux’s first and second quarters due to increased production in anticipation of the upcoming holiday gift-giving season. Parlux anticipates that, as new licenses are signed, and new products are launched, its inventory levels will increase in relation to anticipated sales for its existing products, as well as any new products. Parlux believes that the carrying value of its inventory at December 31, 2011, based on current conditions, is stated at the lower of cost or market and based upon projected sales, it also believes that all inventory will be utilized within the next twelve months.

Cash Flows for the years ended March 31, 2011, 2010 and 2009

Cash and cash equivalents increased by $2.9 million during fiscal year 2011, increased by $11.5 million during fiscal year 2010, and decreased by $15.3 million during fiscal year 2009.

Cash Flows from Operating Activities

During the year ended March 31, 2011, net cash provided by operating activities was $3.6 million, as compared to $13.9 million during the prior year. The activity for fiscal year 2011 reflects an increase in trade receivables from both related and unrelated parities, partially offset by a decrease in inventories and income taxes receivable resulting from tax refunds of $7.4 million received relating to prior year federal and state income taxes. The activity for fiscal year 2010 reflected a decrease in trade receivables and inventories (primarily resulting from net sales and the write-down of the GUESS? inventory), partially offset by a decrease in accounts payable.

During the year ended March 31, 2010, net cash provided by operating activities was $13.9 million, as compared to net cash used in operating activities of $13.1 million during the prior year. The activity for fiscal year 2009 reflected an increase in inventories, prepaid expenses and other current assets, accounts payable due to the launch of three brand products in fiscal year 2009 and the anticipated launches planned for fiscal year 2010. Cash flows from operating activities were negatively affected by the downturn in global economic conditions.

Cash Flows from Investing Activities

Net cash used in investing activities was $1.0 million in fiscal year 2011, as compared to $2.0 million in fiscal year 2010, and $0.2 million in fiscal year 2009. The activity for fiscal year 2011 reflects the purchase of certain molds and tooling relating to the launches of Parlux’s new brand fragrances. The activity for fiscal year 2010 reflected the purchase of certain molds and tooling relating to the launches of Parlux’s new brand products, as well as leasehold improvements, while fiscal year 2009 investing activities reflected a lower purchase of equipment and trademarks.

Cash Flows from Financing Activities

Net cash provided by financing activities was $0.4 million in fiscal year 2011, as compared to net cash used in financing activities of $0.4 million in fiscal year 2010, and $2.0 million in fiscal year 2009. The activity for fiscal year 2011 reflects proceeds of $0.3 million from the issuance of common stock resulting from the exercise of stock options and warrants, and proceeds from the sale of common stock, by a former major stockholder, remitted to Parlux as a recovery of short-swing profits. The activity for fiscal year 2010 reflected the final payments on Parlux’s capital leases, while fiscal year 2009 financing activity was mainly attributable to $1.2 million of cash payments for the repurchase of shares of Parlux’s common stock under its stock buy-back program and continued repayments of capital leases.

As of the date of this filing, no amounts have been borrowed under the Loan Agreement and availability under the Loan Agreement was $10.4 million. The material terms of the Loan Agreement are described below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Parlux Debt.”

Parlux’s Ratios and Other Matters

As of March 31, 2011 and 2010, Parlux’s ratios of the number of days sales in trade receivables and number of days cost of sales in inventory, on an annualized basis, were as follows:

	March 31,
	2011	2010
Trade receivables—Unrelated(1)(3)	83	26

Trade receivables—Related parties(2)	94	93

Inventories(3)	255	202

(1)	Calculated on gross trade receivables based on the number of days sales in trade receivables excluding allowances for doubtful accounts, sales returns and advertising allowances of $3.9 million and $4.1 million in 2011 and 2010, respectively.
(2)	Based upon the seasonal nature of Parlux’s sales to Perfumania, the calculation of number of days sales in trade receivables is based on the actual agings as of March 31, 2011 and 2010, respectively.
(3)	The calculation excludes the transition of the remaining GUESS? brand inventory and the trade receivables of its new fragrance licensee as of March 31, 2011 and 2010.

The increase in the number of days sales in trade receivables in 2011 from 2010 for unrelated customers was mainly attributable to shipments to domestic customers of new brand fragrances, from the launch of Reb’l Fleur, Parlux’s new Rihanna brand fragrance, and other new brand fragrances from existing licenses occurring in the fourth quarter of fiscal year 2011. Management closely monitors Parlux’s activities with all customers, however, if one or more of Parlux’s major customers were to default on their payables to Parlux, it would have a material adverse affect on Parlux’s overall sales and liquidity.

Parlux had net sales of $47.5 million and $0 million during the year ended March 31, 2011, respectively, to Perfumania and to Quality King. During the year ended March 31, 2010, Parlux had net sales of $37.6 million to Perfumania and $9.1 million to Quality King. The majority stockholders of Perfumania Holdings, Inc. are also the owners of Quality King, a privately-held, wholesale distributor of pharmaceuticals and beauty care products. Transactions with Quality King are also presented as related party transactions. Any significant reduction in business with Perfumania as a customer of Parlux would have a material adverse effect on Parlux’s overall net sales. Perfumania’s inability to pay its account balance due to Parlux at a time when it has a substantial unpaid balance could have an adverse effect on Parlux’s financial condition and results of operations. Management closely monitors Parlux’s activity with Perfumania and holds periodic discussions with Perfumania’s management in order to review their anticipated payments for each quarter. No allowance for credit loss has been recorded as of March 31, 2011. Between April 1, 2011, and May 25, 2011, Parlux received $1.5 million from Perfumania in payment of its outstanding balance. Management continues to closely monitor all developments with respect to its extension of credit to Perfumania.

In addition to its sales to Perfumania and Quality King, Parlux had net sales of $3.7 million and $3.0 million for the years ended March 31, 2011 and 2010, respectively, to Jacavi, a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of March 31, 2011, and is one of the principals of Artistic Brands. Also, on June 14, 2010, certain persons related to Mr. Garcia, the Garcia Group, acquired 2,718,728 shares of Parlux’s common stock and filed a Schedule 13G with the SEC on June 23, 2010. In that filing, the Garcia Group reported having beneficial ownership of a total of 2,995,527 shares, or approximately 14.7% of Parlux’s outstanding shares as of June 14, 2010 (equivalent to 14.5% as of March 31, 2011), excluding warrants owned by the Garcia Group. See Notes 6 and 10 to Parlux’s accompanying Consolidated Financial Statements on pages F-77 and F-88 for further discussion. On March 4, 2011, the Garcia Group replaced their original joint filing by jointly filing a Schedule 13D. Other than the addition of certain warrants to purchase shares, which vested between the initial and subsequent filing dates, there were no changes in beneficial share ownership included in the updated joint filing. Sales to Jacavi are also included as related party sales in the accompanying Consolidated Statements of Operations.

See Note 2 to Parlux’s accompanying Consolidated Financial Statements on page F-72 for further discussion of Parlux’s relationship with Perfumania, Quality King, and Jacavi and the trade receivables and sales amounts during the respective periods for each related party.

The lead time for certain of Parlux’s raw materials and components inventory (up to 180 days) requires Parlux to maintain at least a three to six-month supply of some items in order to ensure production schedules. In addition, when Parlux launches a new brand or SKU, it frequently produces a six to nine-month supply to ensure adequate inventories if the new products exceed Parlux’s forecasted expectations. Generally gross margins on Parlux’s products outweigh the additional carrying costs. However, if future sales do not reach forecasted levels, it could result in excess inventories and may cause Parlux to decrease prices to reduce inventory levels.

During the fiscal year 2011, the number of days sales in inventory increased to 255 days from 202 days. This calculation compares the ending inventory value to an estimated average daily cost of sales. In fiscal year 2011, lower sales due to the expiration of the GUESS? brand products license agreement resulted in a decrease in cost of goods sold and an increase in the number of days in inventory. In fiscal year 2010, total sales and costs of sales were higher, which resulted in a decrease in the number of days in inventory. Inventory balances, as well as the number of days sales in inventory, are generally higher during Parlux’s first and second quarters due to increased production in anticipation of the upcoming holiday gift-giving season. Parlux’s management anticipates that, as new licenses are signed, and new products are launched, Parlux’s inventory levels will increase in relation to anticipated sales for Parlux’s existing products, as well as any new products. Parlux’s management believes that the carrying value of Parlux’s inventory at March 31, 2011, based on current conditions, is stated at the lower of cost or market and, based upon projected sales, Parlux’s management also believes that all inventory will be utilized within the next twelve months.

Future Liquidity and Capital Resource Requirements

Parlux’s principal future uses of funds are for its working capital requirements, including new product launches, brand development, and advertising and promotional expenses, as well as expanding operations through acquisitions of and/or new licensing and sublicensing arrangements. In addition, Parlux plans to use its funds for capital expenditures, within the specifications of its Loan Agreement with GE Capital, and to promote financial and operational success by attracting motivated talent and retaining key personnel. Parlux has historically financed its working capital requirements primarily through internally generated operational funds, and, when necessary, through its credit facility. Parlux’s cash collections are primarily from its customers, based on customer sales and respective payment terms, which may be seasonal in nature.

Share Repurchases

On January 4, 2007, Parlux’s Board approved the repurchase of 10,000,000 shares, subject to certain limitations, including approval from Parlux’s lender if Parlux had amounts outstanding under its line of credit. Parlux’s lender’s approval was never requested. At that time, the August 6, 2004, repurchase plan for 1,000,000 shares was effectively terminated with approximately 200,000 shares remaining. During the year ended March 31, 2007, Parlux had repurchased, in the open market, 360,420 shares at a cost of $2.1 million, all of which was purchased during January 2007.

On October 16, 2008, Parlux’s Board approved the reinstatement of Its buy-back program, approving the repurchase of 1,000,000 shares, subject to certain limitations, including approval from Parlux’s former lender. There is no expiration date specified for this program. Parlux’s former lender’s approval was received on October 24, 2008. During the fiscal year ended March 31, 2009, Parlux repurchased, in the open market, 371,600 shares at a cost of $1.2 million. During the quarter ended March 31, 2009, Parlux’s lender notified it to cease further buy-backs of Parlux’s shares. As of March 31, 2011 and 2010, Parlux had repurchased, under all phases of Parlux’s common stock buy-back program (including those phases before 2007), a total of 11,718,977 shares at a cost of $40.4 million. Parlux did not repurchase any shares of Parlux’s common stock during the years ended March 31, 2011 and 2010 or during the nine-months ended December 31, 2011. As of December 31, 2011, Parlux had 628,400 authorized shares remaining for repurchase under Parlux’s stock buy-back program, subject to certain limitations. Parlux’s Loan Agreement restricts the ability of Parlux’s subsidiaries to make distributions to Parlux for the purpose of repurchasing Parlux’s common stock, subject to certain exceptions. In addition, under the terms of the Merger Agreement, Parlux agreed not to repurchase any shares of its common stock except pursuant to its stock options and warrants.

Parlux Debt

On June 25, 2010, Parlux entered into a Loan Agreement with GE Capital, as amended April 15, 2011. The Loan Agreement is a revolving credit facility that provides a credit line of up to $20.0 million, depending upon the availability of a borrowing base and certain reserves established by GE Capital from time to time, at an interest rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 3.0%, or (c) the LIBOR rate over one minus any Euro dollar reserve requirement (the “Eurodollar Rate”), in each case plus 3.50%; or the Eurodollar Rate plus 4.50%, at Parlux’s option except in certain circumstances including defaults in the payment of any amounts under the revolving credit facility or the unavailability of the LIBOR rate. The term of the revolving credit facility under the Loan Agreement is two years. In connection with obtaining the revolving credit facility, Parlux incurred approximately $0.7 million in deferred loan fees, which are being amortized over the life of the credit facility on a straight-line basis to interest expense, in the accompanying Consolidated Statements of Operations. In addition, under the terms of the Loan Agreement Parlux incurs monthly loan monitoring and unused commitment fees, which are recorded to interest expense, in the accompanying Consolidated Statements of Operations. During the year ended March 31, 2011, Parlux amortized $0.3 million in deferred loan fees and incurred $0.3 million in loan monitoring and unused commitment fees. During the six-months ended September 30, 2011, Parlux amortized $0.2 million of the deferred loan fees and incurred $0.2 million in loan monitoring and unused commitment fees.

The Loan Agreement contains customary events of default and covenants which prohibit, among other things, incurring additional indebtedness in excess of a specified amount, paying dividends, creating liens, and engaging in mergers and acquisitions without the prior consent of GE Capital. The Loan Agreement requires Parlux to maintain a minimum net liquidity balance of $12.5 million through October 31, 2010, and $15.0 million thereafter through the end of the term. Under the Loan Agreement, net liquidity is the sum of Parlux’s unrestricted cash assets plus the excess availability under the revolving credit facility. At any point if Parlux falls below the net liquidity requirements, the Loan Agreement contains certain additional financial covenants relating to minimum consolidated EBITDA (as defined below), minimum consolidated interest coverage ratios and maximum capital expenditure limits. In addition, Parlux Ltd. and its affiliates must have a minimum net liquidity balance of $12.5 million to borrow under the Loan Agreement. As of September 30, 2011, Parlux met the minimum liquidity requirements under the Loan Agreement. See Note F to Parlux’s accompanying unaudited Condensed Consolidated Financial Statements on page F-51 for further discussion.

The Loan Agreement defines consolidated EBITDA, a non-GAAP financial measure, as (a) Parlux’s consolidated net income plus (b) the sum of, any provision for federal income taxes or other taxes measured by net income, consolidated interest expense, amortization of debt discount and commissions and other fees and charges associated with indebtedness, losses from extraordinary items, depreciation, depletion and amortization expense, aggregate net loss on the sale of property outside the ordinary course of business and other non-cash expenditures, charge or loss for such period (other than any non-cash expenditures, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable, inventory and sales returns), including the amount of compensation deduction as the result of any grant of stock or stock equivalents to employees, officers, directors or consultants and minus (c) the sum of, credit for federal income taxes or other taxes measured by net income, interest income, gain from extraordinary items and other non-recurring gain, but without giving effect to any gain resulting from any reappraisal or write-up of assets, aggregate net gain from the sale of property out of the ordinary course of business, other non-cash gain, including any reversal of a decrease in the value of stock or stock equivalent, and other cash payment in respect of expenditures, charges and losses that have been added to consolidated EBITDA. The consolidated interest coverage ratio is the ratio of consolidated EBITDA to consolidated interest expense.

Borrowings under the Loan Agreement are secured by all of Parlux’s assets and the assets of Parlux’s subsidiary, Parlux Ltd., pursuant to a Guaranty and Security Agreement. In addition, GE Capital, as administrative and collateral agent, has a security interest in and to certain of Parlux’s patents and trademarks, as well as those of Parlux’s subsidiary, Parlux Ltd., pursuant to a Patent Security Agreement and Trademark Security Agreement, respectively. Parlux has provided to GE Capital, as administrative and collateral agent, a full guaranty of payment of the obligations under the Loan Agreement. As of September 30, 2011, no amounts have been borrowed under the Loan Agreement and Parlux’s availability under the Loan Agreement was $11.3 million.

During June 2011, Parlux entered into an agreement with International Business Machines (“IBM”) for computer equipment in the amount of $0.1 million which has been classified as a capital lease. Parlux has an option to purchase the computer equipment at the end of the lease term for one dollar.

Parlux’s management believes that funds from operations will be sufficient to meet Parlux’s current operating and seasonal needs through fiscal year 2012. In addition, the revolving credit facility will provide Parlux an opportunity to improve liquidity and profitability. However, if Parlux were to expand operations through acquisitions, new licensing arrangements or both, Parlux may need to obtain additional financing. There can be no assurances that Parlux could obtain additional financing or what the terms of such financing, if available, would be. In addition, the current business environment may increase the difficulty of obtaining, and the cost of, additional financing, if necessary.

Contractual Obligations

The following table sets forth information regarding Parlux’s contractual obligations as of March 31, 2011:

	Payment Due by Period
Type of Obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Operating Lease Obligations(1)	$9,227	$2,166	$3,922	$3,139	$—
Revolving Credit Facility(2)	563	450	113	—	—
Purchase Obligations(3)	26,184	26,184	—	—	—
Advertising Obligations(4)	121,552	28,403	60,278	28,981	3,890
Employment and Consulting Agreements(5)	803	803	—	—	—
Other Long-term Obligations(6)	34,266	7,724	16,289	9,086	1,167

	$192,595	$65,730	$80,602	$41,206	$5,057

(1)	Represents the future minimum annual rental commitments net of future minimum annual rental income of $186 in fiscal year 2012. See Notes 5 and 8A to the accompanying Consolidated Financial Statements on pages F-74 and F-79 for further discussion.
(2)	Represents GE Capital loan monitoring and unused commitment fees.
(3)	Represents purchase orders issued in the normal course of business for components, raw materials and promotional supplies.
(4)	Consists of advertising commitments under Parlux’s licensing agreements. These amounts were calculated based on the guaranteed minimum sales goals, as set forth in the agreements. Unlike guaranteed minimum royalties, advertising and promotional spending are based on a percentage of actual net sales, and are not contractually required if there are no sales. See Note 8B to the accompanying Consolidated Financial Statements page F-81 for further discussion of these amounts.
(5)	Consists of amounts remaining under employment and consulting agreements. See Note 8D to the accompanying Consolidated Financial Statements page F-85 for further discussion.
(6)	Consists of guaranteed minimum royalty requirements under Parlux’s licensing agreements.

Off-Balance Sheet Arrangements

Parlux has no “off-balance sheet arrangements” as that term is defined in SEC Regulation S-K Item 303(a)(4).

Certain Parlux Executive Compensation Information

Below is compensation information for Frederick E. Purches, Chairman and Chief Executive Officer of Parlux who will, following consummation of the merger, serve as a member of the board of directors of Perfumania.

Summary Compensation Table

The following table sets forth compensation information regarding Mr. Purches, during the fiscal years ended March 31, 2011, March 31, 2010, and March 31, 2009.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Frederick E. Purches (Chairman and Chief Executive Officer)(1)	2011	$379,646	$59,611	—	$11,863	(3)	$451,120
	2010	$27,273	—	—	$108,169	(4)	$135,442
	2009	—	—	—	—		—

(1)	Mr. Purches was appointed Chairman and Chief Executive Officer of Parlux on January 25, 2010.

(2)	The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For assumptions made for the purpose of computing this amount see Note 10 in the accompanying Consolidated Financial Statements refer to the Parlux financials beginning on page F-35.
(3)	“All Other Compensation” consists of car allowance, and matching contributions made by Parlux under its 401-K Plan.
(4)	“All Other Compensation” consists of a car allowance of $2,400 and consulting fees of $105,769.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award to Mr. Purches during Parlux’s 2011 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)	Option Exercise or Base Price of Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Frederick E. Purches	—	—	$150,000	$250,000	—	—	—
	04/01/10	—	—	—	50,000	$59,611	$2.25

(1)	Represents annual cash incentive awards pursuant to Mr. Purches’s employment agreement or Parlux incentive program, the actual payouts of which were zero, as shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table above.
(2)	Option award granted under Parlux’s 2007 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table sets forth information concerning unexercised options outstanding for Mr. Purches at March 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Frederick E. Purches	—	25,000	(1)	—	$2.25	04/01/2015

(1)	The options vested with respect to the 25,000 shares on April 1, 2011.

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises for Mr. Purches during the fiscal year ended March 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
Frederick E. Purches	40,000	$26,600	(1)

(1)	Based upon the difference between the closing market price on the date of exercise on June 24, 2010, for 15,000 shares, which was $1.71 per share and the exercise price of $0.82 per share ($13,350) and on December 8, 2010, for 25,000 shares, which was $2.78 per share and the exercise price of $2.25 per share ($13,250). It does not take into account any taxes that may be payable in connection with such transactions.

Employment Agreement

On January 25, 2010, the Board of Directors of Parlux unanimously elected Mr. Purches to the Board of Directors, and appointed him as the Chairman of the Board of Directors. Also, on January 25, 2010, the Board of Directors appointed Mr. Purches as Chief Executive Officer of Parlux on an interim basis.

On April 1, 2010, Parlux entered into an employment agreement with Mr. Purches. The employment agreement provided for a term of one year beginning on April 1, 2010 and ending on March 31, 2011. Pursuant to the employment agreement, Mr. Purches received an annual base salary of $300,000. Mr. Purches was not entitled to participate in Parlux’s executive bonus plan, but the Board of Directors could, in its discretion, award a bonus to Mr. Purches. Mr. Purches was eligible for and participation in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of Parlux existing from time to time. In connection with his employment agreement, Mr. Purches was granted an option to purchase 50,000 shares of common stock of Parlux under the 2007 Plan.

On November 8, 2010, Parlux entered into an executive employment agreement with Mr. Purches. The new employment agreement provides for a term of one year beginning on November 8, 2010 and ending eleven months thereafter. Pursuant to the employment agreement, Mr. Purches will receive an annual base salary of $500,000. Mr. Purches will be entitled to participate in Parlux’s executive bonus plan. Mr. Purches will be eligible for and may participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of Parlux existing from time to time. Parlux recognized that Mr. Purches resides in New York and will not be relocating his residence. Accordingly, the employment agreement provides that Parlux will reimburse Mr. Purches for all reasonable and documented travel expenses and may consider renting an apartment or extended stay accommodations in Fort Lauderdale at Parlux’s expense for Mr. Purches under certain circumstances.

On May 18, 2011, Parlux entered into an amendment to Mr. Purches’ executive employment agreement, which amends the term of his employment to continue through March 31, 2012, unless terminated at an earlier date in accordance with the agreement. In connection with this amendment to his executive employment agreement, Mr. Purches was granted an option, which vested immediately, to purchase 50,000 shares of common stock Parlux under the Parlux’s 2007 Stock Incentive Plan.

For further information regarding payments to Mr. Purches upon a change in control of Parlux, see “The Parlux Special Meeting—Parlux Proposal 2: Advisory Vote on Certain Compensation Payable by Parlux to Executive Officers in Connection with the Merger” on Page 140

DIRECTORS AND EXECUTIVE OFFICERS OF PERFUMANIA AFTER THE MERGER

About the Directors and Executive Officers

Following the Merger, the following persons will be the executive officers and directors of Perfumania:

Name	Age	Position
Stephen Nussdorf	61	Executive Chairman
Michael W. Katz	63	President, Chief Executive Officer and Director
Donna L. Dellomo	46	Chief Financial Officer and Secretary
Carole Ann Taylor(1)(2)(3)	67	Director
Joseph Bouhadana(1)(2)(3)	42	Director
Paul Garfinkle(1)	70	Director
Frederick E. Purches	73	Director
Anthony D’Agostino	53	Director
Esther Egozi Choukroun	49	Director
Glenn Gopman	55	Director
Robert Mitzman	56	Director

(1)	Member of Audit Committee. Mr. Garfinkle serves as Chairman of the Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Stock Option Committee.

Stephen Nussdorf. Mr. Nussdorf was appointed Chairman of Perfumania’s board of directors in February 2004 and Executive Chairman of the board of directors in April 2011. Mr. Nussdorf is also an executive officer of Quality King Distributors, Inc. (“Quality King”), a privately held distributor of pharmaceuticals and health and beauty care products, and he was, until Perfumania’s merger with Model Reorg, Inc. in August 2008 (the “Merger”), President and a Director of Model Reorg, a privately held distributor of fragrance products. Mr. Nussdorf joined Quality King in 1972 and Model Reorg in 1996 and has served in various capacities in all divisions of their businesses. Mr. Nussdorf brings to the board critical insights into the consumer product and wholesale markets in which Perfumania operates. He is an experienced business leader with the vision and skills appropriate to serve as Chairman of Perfumania’s board, and the board has benefited from his perspectives and leadership.

Michael W. Katz. Mr. Katz joined Perfumania in February 2004 as its President and Chief Executive Officer and as a director. Mr. Katz has served in various capacities at Model Reorg and Quality King and their affiliated companies; he is primarily responsible for overseeing administration, finance, mergers and acquisitions. Mr. Katz has participated in the design and implementation of the business strategy that has fostered the growth of Model Reorg and Quality King and their affiliated companies. From 1994 until 1996 he was Senior Vice President of Quality King. Since 1996, he has served as Executive Vice President of Quality King and was also Executive Vice President and a Director of Model Reorg. Mr. Katz is a Certified Public Accountant. Mr. Katz’s strong executive leadership, financial and management experience, business acumen and knowledge of Perfumania’s suppliers, customers and channels of distribution are highly valued by the board.

Donna L. Dellomo. Ms. Dellomo has been Perfumania’s Chief Financial Officer since the merger with Model Reorg. Before that, she had served as Chief Financial Officer of Model Reorg since February 1998. Before joining Model Reorg, Ms. Dellomo was Corporate Controller for Cybex International, Inc., a public company. Ms. Dellomo is a Certified Public Accountant.

Carole Ann Taylor. Ms. Taylor was appointed a director in June 1993. Ms. Taylor has been in the travel retail and duty free business for more than twenty-five years and, since 1987, has been the President and Chief Executive Officer of her family owned businesses, Miami To Go, Inc., Little Havana To Go LLC and Cultures To Go, Inc., with five retail locations in Miami and at Miami International Airport. She is a member of the

Executive Committee of the Greater Miami Convention and Visitors Bureau and serves on the board of directors of the Arsht Performing Arts Center, Viernes Culturales, the Black Hospitality Initiative, Miami Beach Fashion Week and the Omni Advisory Board. Ms. Taylor brings to the Board extensive management and retailing expertise, as well as familiarity with Perfumania’s markets. She serves on the board’s Audit, Compensation and Stock Option Committees, and the board has benefited from her contributions in those areas.

Joseph Bouhadana. Mr. Bouhadana was appointed a director in September 2002. Mr. Bouhadana has served as Corporate Director of Technology for INTCOMEX, a distributor of branded computer components, generic accessories and networking peripherals into the Latin America and Caribbean regions with thirteen offices in ten countries, since January 2005. He served as Vice President of Information Technology of Tutopia.com, a privately owned Internet service provider with a presence in nine countries in Latin America, from September 2000 to January 2005. Previously, Mr. Bouhadana was the Director of Information Technology of Parker Reorder, a publicly traded company specializing in hospitality business to business procurement, distribution and logistics systems. Within the past five years, Mr. Bouhadana has also been a director of Adrenalina, Inc. Mr. Bouhadana’s strong technical and operational skills are an important asset to Perfumania’s board. He also serves on the Audit, Compensation and Stock Option Committees, to which he makes valuable contributions.

Paul Garfinkle. Mr. Garfinkle joined Perfumania’s board of directors in February 2004. Mr. Garfinkle retired from the public accounting firm of BDO Seidman, LLP in June 2000 after a thirty-six year career. While at BDO Seidman, LLP, Mr. Garfinkle was an audit partner and client service director for many of the firm’s most significant clients. He also served for many years as a member of the firm’s board of directors and, during his last six years at the firm, as National Director of Real Estate. Mr. Garfinkle has extensive experience in the areas of accounting, finance, audit, and taxation and valuable knowledge of financial and regulatory reporting requirements. He serves as Chair of the board’s Audit Committee, where his leadership and independence serve Perfumania well.

The biographies of the current Parlux directors who will join Perfumania’s board of directors after the merger are included in “The Parlux Special Meeting—About the Parlux Directors” on page 144.

Director Independence

Perfumania’s board of directors has determined that Carole Ann Taylor, Joseph Bouhadana and Paul Garfinkle are, and expects that following the merger, Frederick E. Purches, Glenn Gopman, Esther Egozi Choukroun, Anthony D’Agostino and Robert Mitzman will be, independent, as defined by Nasdaq Stock Market rules.

Indemnification of Perfumania’s Directors and Officers

The Perfumania charter provides that Perfumania shall indemnify and may advance expenses on behalf of its directors and officers to the fullest extent not prohibited by law. The FBCA grants corporations the authority to indemnify persons in connection with legal proceedings arising from the person’s status as a director or officer, or in certain other capacities, against liabilities and expenses incurred by such person in connection with such proceedings, subject to certain limitations. The FBCA also provides that if a director or officer is successful on the merits or otherwise in defense of any such proceeding, such person shall be indemnified against expenses (including attorneys’ fees) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred by such person in connection therewith. Florida law prohibits indemnification or advancement of expenses if a final adjudication establishes that the actions of, or omission to act by, a director or officer were material to the cause of action adjudicated and constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative suit by a stockholder or a suit by a stockholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under the FBCA. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Perfumania under Perfumania’s charter, bylaws or the FBCA, Perfumania has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

The following sets forth information concerning compensation for fiscal 2011 (which ended January 28, 2012) and for fiscal 2010 (which ended January 29, 2011) for Perfumania’s Executive Chairman, Chief Executive Officer and Chief Financial Officer (the “Named Executive Officers”).

2011 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Stephen Nussdorf(1)	2011	276,962	—	—	—	276,962
(Executive Chairman)

Michael W. Katz	2011	312,668	—	—	15,000	327,668
(President and Chief Executive Officer)	2010	284,808	—	—	15,000	299,808

Donna L. Dellomo	2011	215,201	—	—	—	215,201
(Chief Financial Officer)	2010	215,201	—	—	—	215,201

(1)	The salary shown in the table includes Mr. Nussdorf’s compensation for the period during which he served as a consultant to Perfumania, before he became an executive officer in April 2011.
(2)	All other compensation for Mr. Katz consists of a car allowance. There were no personal benefits that exceeded $10,000 for Mr. Nussdorf or Ms. Dellomo.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Stephen Nussdorf	—	—	—	—
Michael W. Katz	100,000	—	12.99	06/29/2015
Donna L. Dellomo	35,000	—	4.79	10/29/2018

Retirement Benefits and Potential Payments Upon Termination or Change of Control; No Golden Parachute Compensation

No Named Executive Officer participates in any Perfumania pension plan or nonqualified defined contribution or nonqualified deferred compensation plan, and none has entered into any agreements or understandings with Perfumania that provide for payments or benefits to the Named Executive Officer in the event of the Named Executive Officer’s termination of employment, including a change of control. All option awards held by the Named Executive Officers are fully vested, so there would be no acceleration of vesting upon a change of control.

Generally, upon a termination of employment for any reason, each Named Executive Officer would be entitled to receive a cash payment of the Named Executive Officer’s base salary through the date of termination, to the extent not paid, any accrued but unused vacation pay and any unreimbursed business expenses. The Compensation Committee may, in its sole discretion, depending upon the circumstances of the termination of employment, pay the terminated Named Executive Officer severance in such amount as then determined by Perfumania.

Compensation of Directors

Perfumania pays each nonemployee director a $25,000 annual retainer. In addition, the nonemployee directors earn $10,000 per year for service as Chair of the Audit Committee, $5,000 per year for other members of the Audit Committee, $3,000 per year for service as Chair of each other committee of the board of directors, and $2,500 per year for other members of each other committee. Perfumania also reimburses their expenses in connection with their activities as directors.

Nonemployee directors are eligible to receive stock options under Perfumania’s 2010 Equity Incentive Plan. They each receive a grant of options for 10,000 shares upon initial election to the board, to vest annually over three years dependent on continued board service, and a grant of options for 5,000 shares upon annual reelection to the board, vested immediately. All such options have an exercise price equal to the fair market value of a share of Perfumania common stock on the date of the grant.

Neither Mr. Nussdorf nor Mr. Katz receives any compensation for his service as a director. Mr. Nussdorf served as a consultant on operational matters from June 2009 to April 2011. His compensation for such services during February and March 2011 is included in his 2011 compensation shown in the Summary Compensation Table above.

The following table sets forth certain information regarding the compensation of Perfumania’s nonemployee directors for their service as such for fiscal 2011, which ended January 28, 2012:

Name	Fees Earned or Paid in Cash ($)	Options Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Carole Ann Taylor	32,500	40,618	10,000	83,118
Joseph Bouhadana	33,000	40,618	10,000	83,618
Paul Garfinkle	35,000	40,618	10,000	85,618

(1)	Amounts listed represent the grant date fair value of the stock option awards. For additional information regarding the assumptions used to calculate these amounts, see Note 9 to the consolidated financial statements included in the attached financial statements on page F-10.
(2)	As of January 28, 2012, Perfumania’s nonemployee directors held outstanding stock options in the following amounts: Carole Ann Taylor (15,000); Joseph Bouhadana (17,000); and Paul Garfinkle (16,500).
(3)	Represents fees earned for service on the Perfumania special committee.

Information about the compensation paid to those of Parlux’s directors who will serve on the Perfumania board of directors after the merger for the last fiscal year is included in “The Parlux Special Meeting—About the Parlux Directors” on page 144.

Certain Relationships and Related Party Transactions

Perfumania Transactions with Principal Stockholders and Executive Officers

The Nussdorfs collectively are the beneficial owners of approximately 85% of Perfumania’s common stock. (Their anticipated post-merger ownership is shown in “Security Ownership of Certain Beneficial Owners And Management—Pro Forma Ownership of Combined Company” on page 225.) Stephen Nussdorf has served as Chairman of Perfumania’s board of directors since February 2004 and was appointed Executive Chairman in April 2011. The Nussdorfs are officers and principals of Quality King, which distributes pharmaceuticals and health and beauty care products, and Perfumania’s President and Chief Executive Officer, Michael W. Katz is an executive of Quality King.

In 2004 and 2008, the Nussdorfs and related parties made loans to Perfumania on an unsecured basis for which it issued certain promissory notes. As a condition of entering into a new $225 million senior bank credit facility, effective January 7, 2011, a Perfumania subsidiary executed Amended and Restated Subordinated Promissory Notes amending these obligations, principally with respect to the timing of payments. The unsecured debt obligations that are currently subordinated to the senior credit facility are as follows:

(i) a promissory note in the principal amount of $35 million, held by Quality King (the “QKD Note”), which provides for payment of principal in quarterly installments between April 30, 2015 and July 31, 2018 and payment of interest in quarterly installments commencing on January 31, 2011 at the then current senior debt rate, as defined in the senior credit facility, plus 1% per annum;

(ii) promissory notes in the aggregate principal amount of approximately $55.4 million, held by six estate trusts established by Glenn, Stephen and Arlene Nussdorf (the “Nussdorf Trust Notes”), which provide for payment of the principal in full on April 30, 2015 and payments of interest in quarterly installments commencing on January 31, 2011 at the then current senior debt rate plus 2% per annum; and

(iii) a promissory note in the principal amount of $5 million held by Glenn and Stephen Nussdorf (the “2004 Note”), which provides for payment in January 2009 and is currently in default because of the restrictions on payment described below, resulting in an increase of 2% in the nominal interest rate, which is the prime rate plus 1%.

Under Perfumania’s senior bank credit facility, no principal may be paid on any of the QKD Note, the Nussdorf Trust Notes or the 2004 Note until three months after the senior credit facility terminates and is paid in full, and payment of interest is subject to satisfaction of certain conditions, including Perfumania’s maintaining excess availability under the senior credit facility of $17.5 million (or 17.5% of commitment) and a fixed charge coverage ratio, as defined in the credit agreement, of equal to or greater than 1.1:1.0.

No payments of principal or interest have been made on the Nussdorf Trust Notes or the Quality King Note and no payments of principal have been made on the 2004 Note. Accordingly, the full principal amount of each, as described above, remains outstanding. The aggregate amount of accrued interest on the Nussdorf Trust Notes and the Quality King Note as of January 28, 2012 is $20.4 million. Perfumania paid approximately $0.2 million of interest on the 2004 Note in fiscal 2008 and has not made any interest payments since then. The amount of accrued interest on the 2004 Note as of January 28, 2012 is $1.0 million.

As a condition to the lenders’ consent with respect to the merger under the senior credit facility, Perfumania’s subsidiary, Model, and certain trusts related to the Nussdorfs executed a commitment letter to amend and increase the existing subordinated debt obligations represented by the Nussdorf Trust Notes as described in “Perfumania’s Financing Arrangements—Nussdorf Trust Loans” on Page 135, which description is incorporated herein by reference.

On the date that the merger is consummated, Model will execute and deliver to such trusts Second Amended Restated Subordinated Promissory Notes in the amount equal to the outstanding principal balance of each such note on such date plus the amount of the new commitment of such trust.

Effective August 1, 2008, a Perfumania subsidiary issued a $1.9 million promissory note payable to Mr. Katz, with interest at 4%, in equal monthly installments of $53,333 commencing September 1, 2008 and terminating August 1, 2011. Under a related stockholder agreement, Mr. Katz is bound by certain non-compete, non-solicitation and confidentiality covenants. Between the beginning of fiscal 2009 and the maturity of this note, the highest principal balance due was $1.0 million, and Perfumania paid a total of $1.7 million.

Perfumania Transactions with Affiliated Companies

Glenn Nussdorf beneficially owns approximately 9.9% of the outstanding common stock of Parlux. Perfumania has purchased merchandise from Parlux for about 20 years and is one of Parlux’s largest customers. Perfumania primarily purchases certain brands, for which Parlux is the exclusive licensee, for distribution through Perfumania’s retail stores. Pricing and terms between Perfumania and Parlux reflect the volume of Perfumania’s purchases, a policy of no returns from Perfumania, minimal spending by Parlux for advertising and promotion, the exposure of Parlux’s products provided by being in Perfumania’s store windows, and minimal distribution costs for Parlux to fulfill orders shipped directly to Perfumania’s distribution center. The Unaudited Pro Forma Condensed Combined Financial Information beginning on page F-100 details aspects of the anticipated financial statement impact of the merger on this commercial relationship.

Glenn Nussdorf also has an ownership interest in Lighthouse Beauty Marketing, LLC and Lighthouse Beauty, LLC, both of which are manufacturers and distributors of prestige fragrances. Starting in fiscal 2010, Perfumania began purchasing merchandise from both entities. Starting in fiscal 2009, Perfumania has also purchased merchandise from Quality King. Purchases from related parties are generally payable in 90 days; however, due to the seasonality of Parlux’s business, these terms are generally extended. Related party accounts have historically been brought closer to terms at the end of the holiday season. During the rest of the year, Perfumania has relied upon these extended terms to provide a portion of its liquidity. Transactions with these related companies during fiscal 2011, 2010 and 2009 were as follows:

	Total Purchases Fiscal Year Ended January 28, 2012	Total Purchases Fiscal Year Ended January 29, 2011	Total Purchases Fiscal Year Ended January 30, 2010	Balance Due. January 28, 2012
	(in thousands)
Parlux	$44,059	$45,679	$31,671	$10,476
Quality King	—	3,529	18,064	—
Lighthouse Beauty Marketing, LLC	2,320	1,725	—	18
Lighthouse Beauty, LLC	8,793	7,663	—	99

	$55,172	$58,596	$49,735	$10,593

The Nussdorfs own GSN Trucking, Inc. (“GSN”) which provides general transportation and freight services. Perfumania periodically utilizes GSN to transport both inbound purchases of merchandise and outbound shipments to wholesale customers. During fiscal 2009 and 2010, total payments to GSN for transportation services provided were approximately $0.2 million, and they were $0.1 million in fiscal 2011. There was no balance due to GSN at January 28, 2012.

Quality King occupies a leased 560,000 square foot facility in Bellport, NY. Perfumania began occupying approximately half of this facility in December 2007 under a sublease that terminates on September 30, 2027, and this location serves as Perfumania’s principal offices. The monthly current sublease payments of approximately $205,000 increase by 3% annually. Perfumania paid approximately $2.6 million, $2.5 million, and $2.4 million in rent for fiscal 2011, 2010 and 2009, respectively.

Perfumania and Quality King are parties to a Services Agreement providing for Perfumania’s participation in certain third party arrangements at its respective share of Quality King’s cost, including allocated overhead, plus a 2% administrative fee, and the provision of legal services. Perfumania also shares with Quality King the economic benefit of the bulk rate contract that it has with UPS to ship Quality King’s merchandise and related items. The Services Agreement will terminate on thirty days’ written notice from either party. During both fiscal 2010 and 2009, allocated operating expenses and payments charged under these arrangements were $0.6 million and, during fiscal 2011, they were $0.7 million.

Perfumania’s Related Party Transaction Policy

It is Perfumania’s policy that all related party transactions be disclosed to the Audit Committee of the Board of Directors for review and approval. The Committee reviews all relationships and transactions reported to it in which Perfumania and any of its directors, executive officers or principal stockholders, or any of their immediate family members, are participants to determine whether such persons have a direct or indirect material interest. Perfumania’s Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from such persons with respect to related person transactions and for then determining, based on the facts and circumstances, whether Perfumania or a related person has a direct or indirect material interest in the transaction. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Perfumania;

•	whether the transaction would impair the judgment of a director or executive officer to act in Perfumania’s best interest; and

•	any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Parlux Related Party Transactions

Perfumania Holdings, Inc.

Glenn Nussdorf, a principal stockholder of Perfumania, held an approximately 9.9% ownership interest in Parlux at March 31, 2011, and accordingly, transactions with Perfumania are also related party transactions for Parlux.

	For the Nine Months Ended December 31		For the Years Ended March 31,
	2011	2010	2011	2010	2009
(in millions)
Sales to Perfumania	$33.1	$37.9	$47.5	$37.6	$41.5

Parlux had net sales of $33,068 and $37,853 to Perfumania during the nine-month periods ended December 31, 2011 and 2010, respectively, which represented 33% and 40%, respectively, of Parlux’s sales. During the fiscal years ended March 31, 2011, 2010 and 2009, Parlux had sales of approximately $47.5 million, $37.6 million, and $41.5 million, respectively, to Perfumania, which represented 39%, 25%, and 27%, respectively, of Parlux’ sales. Perfumania is one of Parlux’s largest customers and transactions with them are closely monitored by management, and any unusual trends or issues are brought to the attention of Parlux’s Audit Committee and Board of Directors. Perfumania offers Parlux the opportunity to sell our products in approximately 360 retail outlets and Parlux’s terms with Perfumania take into consideration the relationship existing between the companies for approximately twenty years. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of Parlux’s products provided in Perfumania’s store windows, and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center.

While Parlux’s invoice terms to Perfumania are stated as net ninety (90) days, for more than fifteen years, management has granted longer payment terms taking into consideration the factors discussed above. Parlux evaluates the credit risk involved, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with their limits.

Net trade accounts receivable owed by Perfumania to Parlux totaled $10.6 million at December 31, 2011 and $12.7 million and $10.5 million at March 31, 2011 and 2010, respectively. Trade accounts receivable from Perfumania are non-interest bearing, and are paid in accordance with the terms established by the Board of Directors.

Parlux continues to evaluate its credit risk and assess the collectability of the Perfumania receivables. Perfumania’s reported financial information, as well as Parlux’s payment history with Perfumania, indicates that, historically, their first quarter ending approximately April 30, is Perfumania’s most difficult operating quarter as is the case with most U.S. based retailers. Based on Parlux’s evaluation, no allowances were recorded as of March 31, 2011, and 2010. Parlux will continue to evaluate Perfumania’s financial condition on an ongoing basis and consider the possible alternatives and effects, if any, on Parlux.

Quality King Distributors, Inc.

The majority shareholders of Perfumania, are also the majority owners of Quality King Distributors, Inc. (“Quality King”). Accordingly, transactions with Quality King are related party transactions.

	For the Nine Months Ended December 31		For the Years Ended March 31,
	2011	2010	2011	2010	2009
(in millions)
Sales to Quality King	$—	$—	$—	$9.1	$—

During the fiscal year ended March 31, 2010, Parlux had sales of approximately $9.1 million to Quality King, which represented 6% of Parlux’s sales. During the fiscal years ended March 31, 2011 and 2009, Parlux had no sales to Quality King. Similar to Perfumania, Quality King’s transactions are closely monitored by management, and any unusual trends or issues are brought to the attention of the Audit Committee and Board of Directors. Pricing and terms with Quality King reflect (a) the volume of Quality King’s purchases, (b) a policy of no returns from Quality King, (c) minimal spending for advertising and promotion, and (d) minimal distribution costs to fulfill Quality King orders shipped directly to their distribution center.

Parlux’s invoice terms to Quality King are stated as net ninety (90) days. Parlux evaluates the credit risk involved, which is determined based on a credit review of Quality King’s results and credit references. Management monitors the account activity to ensure compliance with their limits.

Net trade accounts receivable owed by Quality King were $0 at March 31, 2011 and 2010. Trade accounts receivable from Quality King are non-interest bearing, and are paid in accordance with the terms established by the Board of Directors.

Jacavi Beauty Supply, LLC

In addition to sales to Perfumania and Quality King, Parlux sold a number of its products to Jacavi Beauty Supply, LLC (“Jacavi”), a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia and the other members of the Garcia Group own approximately 8.4% of the outstanding stock of Perfumania and 14.4% of the outstanding stock of Parlux. Transactions with Jacavi are related party transactions.

	For the Nine Months Ended December 31		For the Years Ended March 31,
	2011	2010	2011	2010	2009
(in millions)
Sales to Jacavi	$6.7	3.7	$3.7	$3.0	$—

Parlux had net sales of $6.7 million and $3.7 million during the nine-month periods ended December 31, 2011 and 2010, respectively, to Jacavi. During the fiscal years ended March 31, 2011 and 2010, Parlux had net sales of $3.7 million and $3.0 million, respectively, to Jacavi. At December 31, 2011, net trade account receivables from Jacavi totaled $1.7 million. As of March 31, 2011 and 2010, net trade account receivables from Jacavi were $0 and $0.4 million, respectively. Trade accounts receivable from Jacavi are non-interest bearing, and are paid in accordance with the terms established by the Board of Directors. The invoice terms and credit risks for Jacavi are similar to Perfumania. During fiscal year ended March 31, 2009, Parlux had no sales to Jacavi.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership by the persons listed below of shares of Perfumania common stock and of Parlux common stock, respectively, at December 31, 2011, and after giving effect to the merger. At December 31, 2011, Perfumania had 8,968,751 shares outstanding and Parlux had 20,769,362 shares outstanding. Beneficial ownership is determined under the rules of the SEC and includes voting or dispositive power over the securities. Shares of common stock subject to convertible notes and warrants, and shares subject to options that are exercisable currently or within 60 days of either company’s respective record date, as applicable, are considered beneficially owned by the person holding such instrument, for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person has sole voting and investment power over the shares shown or shares such power with his or her spouse.

Ownership of Perfumania before the Merger

The following table shows the amount of common stock beneficially owned as of December 31, 2011 by: (a) each of Perfumania’s directors, (b) each of Perfumania’s current executive officers, (c) all of Perfumania’s directors and current executive officers as a group and (d) each person known by Perfumania to beneficially own more than 5% of Perfumania’s outstanding common stock. Unless otherwise provided, the address of each holder is c/o Perfumania Holdings, Inc., 35 Sawgrass Drive, Suite 2, Bellport, New York 11713.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)		Percent of Class
Principal Stockholders
Stephen Nussdorf and Glenn Nussdorf	5,791,546	(2)	58.8%
Arlene Nussdorf	2,189,201	(3)	23.3%
Rene Garcia 1608 NW 84th Avenue Miami, FL 33126	767,397	(4)	8.4%
Jacques Bogart/SBN/David Konckier 76-78 Avenue des Champs Elysées, 75008 Paris, France	452,634	(5)	5.0%

Other Directors and Executive Officers
Michael W. Katz	100,000		*
Donna Dellomo	35,000		*
Joseph Bouhadana	12,000		*
Paul Garfinkle	11,500		*
Carole Ann Taylor	10,000		*
All directors and executive officers as a group (6 persons)	5,960,046	(6)	59.5%

*	Less than 1%.
(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.
(2)	Stephen Nussdorf beneficially owns his shares with his brother Glenn Nussdorf. Includes 443,757 shares issuable upon exercise of Warrants held by each of Stephen and Glenn Nussdorf.
(3)	Amount includes 443,757 shares issuable upon exercise of Warrants held by Ms. Nussdorf.

(4)	Mr. Garcia has sole voting and dispositive power over 367,842 of the shares shown (including warrants to purchase 72,738 shares) and shared voting and dispositive power over 399,555 of such shares (including warrants to purchase 80,991 shares), which are held by trusts of which he is a co-trustee.
(5)	As reported in a Schedule 13G filed with the SEC on October 16, 2009, all of such shares are owned by Jacques Bogart. SBN is the sole stockholder of Jacques Bogart and Mr. Konckier is the sole manager of SBN. Jacques Bogart, SBN and Mr. Konckier share voting and dispositive power over the shares.
(6)	Includes shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011 in the following respective amounts: Michael W. Katz (100,000); Joseph Bouhadana (12,000); Paul Garfinkle (11,500); Carole Ann Taylor (10,000) and Donna Dellomo (35,000).

Ownership of Parlux before the Merger

The following table shows the amount of common stock beneficially owned as of December 31, 2011 by: (a) each of Parlux’s directors, (b) each of Parlux’s current executive officers, (c) all of Parlux’s directors and current executive officers as a group and (d) each person known by Parlux to beneficially own more than 5% of Parlux’s outstanding common stock. Unless otherwise provided, the address of each holder is c/o Parlux Fragrances, Inc., 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage Ownership(1)
Directors and Named Executive Officers:
Frederick E. Purches(2)	167,000	*
Frank A. Buttacavoli(3)	936,666	4.5%
Raymond J. Balsys(4)	105,000	*
Anthony D’Agostino(5)	80,000	*
Esther Egozi Choukroun(6)	75,000	*
Glenn H. Gopman(7)	165,000	*
Robert Mitzman(8)	75,600	*
All Current Directors and Executive Officers as a Group (7 Persons)(9)	1,604,266	7.5%

Other Principal Stockholders, based on the most recent filings available to Parlux:
Garcia Group(10)	4,210,527	19.2%
Glenn H. Nussdorf(11)	2,049,013	9.9%
Dimensional Fund Advisors LP(12)	1,561,882	7.5%

*	Under one percent (1%).
(1)	Calculated pursuant to Rule 13d-3 of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of December 31, 2011, Parlux had 20,769,362 shares of Common Stock outstanding.
(2)	Includes (a) immediately exercisable options to purchase 25,000 shares of Common Stock under his employment agreement dated April 1, 2010, and (b) immediately exercisable options to purchase 50,000 shares of Common Stock under the amendment to his executive employment agreement, dated May 18, 2011.
(3)	Includes immediately exercisable options to purchase 66,666 shares of Common Stock under his employment agreement, dated as of June 5, 2009.
(4)

Includes (a) immediately exercisable options to purchase 60,000 shares of Common Stock under his employment agreement, dated July 26, 2007, (b) immediately exercisable options to purchase 20,000 shares of Common Stock under his employment agreement, dated April 1, 2010, and (c) immediately exercisable options to purchase 12,500 shares of Common Stock under his employment agreement, dated August 1, 2011.
(5)	Includes immediately exercisable options to purchase 75,000 shares of Common Stock.
(6)	Includes immediately exercisable options to purchase 60,000 shares of Common Stock.
(7)	Includes immediately exercisable options and warrants to purchase 75,000 and 10,000 shares of Common Stock, respectively.
(8)	Includes (a) immediately exercisable options to purchase 45,000 shares of Common Stock, and (b) 600 shares of Common Stock owned by Mr. Mitzman’s son. Mr. Mitzman disclaims beneficial ownership of the shares owned by his son, except to the extent of any pecuniary interest in such shares.
(9)	Includes our current executive officers and directors. Includes immediately exercisable options and warrants to purchase 489,166 and 10,000 shares of Common Stock, respectively.
(10)	Based on a Schedule 13D filed with the SEC on December 29, 2011, modified based on the vesting schedule of the warrants, by that certain group comprised of JM-CO Capital Fund, LLC, Irrevocable Trust for Victor Garcia, Jacqueline Marie Garcia, Jacavi Investments, LLC, Carolina Marie Garcia 2006 Family Trust, Jacqueline Marie Garcia 2006 Family Trust, Carolina Marie Garcia and Aqua Capital Fund, LLC (the “Garcia Group”). Includes (i) 2,718,728 shares owned by JM-CO Capital Fund, LLC, of which Jacqueline Marie Garcia acts as Manager, (ii) 86,799 shares owned by Jacavi Investments, LLC, of which Jacqueline Marie Garcia is the Manager, (iii) 190,000 shares owned by Aqua Capital Fund, LLC, of which Jacavi Investments, LLC is the Manager, (iv) immediately exercisable warrants to purchase 405,000 shares of Common Stock held by the Carolina Marie Garcia 2006 Family Trust, (v) immediately exercisable warrants to purchase 405,000 shares of Common Stock held by the Jacqueline Marie Garcia 2006 Family Trust, and (vi) immediately exercisable warrants to purchase 405,000 shares of Common Stock held by the Irrevocable Trust for Victor Garcia. The Garcia Group expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. The address of these reporting persons is 200 S. Biscayne Blvd., Suite 1000, Miami, FL 33131.
(11)	Based on a Schedule 13D/A filed with the SEC on January 25, 2012. The address of this reporting person is 2060 Ninth Avenue, Ronkonkoma, NY 11719.
(12)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012. Dimensional Fund Advisors LP reports that it is a registered investment adviser and that all the shares shown are held in client accounts. It disclaims beneficial ownership of all such shares. The address of this reporting person is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

Pro Forma Ownership of Combined Company

The following table provides an illustration, after giving pro forma the effect to the merger, of the amount of common stock that we expect will be beneficially owned immediately following the effective time of the merger by: (a) each of Perfumania’s directors (including the former Parlux directors who will join the Perfumania board), (b) each of Perfumania’s executive officers, (c) all of Perfumania’s directors and executive officers as a group and (d) each person that Perfumania expects to beneficially own more than 5% of Perfumania’s outstanding common stock.

The table below assumes the following:

•

that each person or entity below who held shares of Parlux common stock and was entitled to merger consideration validly elected to receive only shares of Perfumania common stock as merger consideration;

•

the aggregate elections of all Parlux stockholders did not require a proration of stockholders electing all stock consideration to comply with the Aggregate Cap on shares of Perfumania common stock to be issued in connection with the merger but these elections did result in the issuance of the maximum number of shares of Perfumania common stock of 5,919,052 shares;

•

the other potential adjustments to the merger consideration provided for in the merger agreement did not result in any adjustments to the merger consideration for Parlux stockholders electing all stock consideration;

•

the shares outstanding of Perfumania and Parlux at the effective time of the merger are substantially the same as the shares outstanding on December 31, 2011, except the number of Perfumania shares outstanding increased by (i) the additional 300,000 shares that Perfumania is required to issue to Artistic Brands Development, LLC or its designee following the merger, and (ii) 5,919,052 shares of Perfumania common stock assumed to be issued to Parlux stockholders in the merger, for a total number of shares outstanding of 15,187,803 following the merger; and

•

the shares and securities convertible into shares of Perfumania common stock held by the people and entities below at the effective time of the merger are substantially the same as the holdings of these people and entities on December 31, 2011, except for shares issued and conversions of convertible securities pursuant to the merger.

Unless otherwise provided, the address of each holder is c/o Perfumania Holdings, Inc., 35 Sawgrass Drive, Suite 2, Bellport, New York 11713.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)		Percent of Class
Principal Stockholders
Stephen Nussdorf and Glenn Nussdorf	6,884,352	(2)	42.8%
Garcia Group 1608 NW 84th Avenue Miami, FL 33126	3,013,009	(3)	18.8%
Arlene Nussdorf	2,189,201	(4)	14.0%
Dimensional Fund Advisors, Inc. Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746	833,003		5.5%

Other Directors and Executive Officers
Michael W. Katz	100,000	(5)	*
Donna Dellomo	35,000	(6)	*
Joseph Bouhadana	12,000	(7)	*
Anthony D’Agostino	42,665	(8)	*
Esther Egozi Choukroun	39,998	(9)	*
Paul Garfinkle	11,500	(10)	*
Glenn H. Gopman	87,998	(11)	*
Frederick E. Purches	89,065	(12)	*
Robert Mitzman	40,318	(13)	*
Carole Ann Taylor	10,000	(14)	*
All directors and executive officers as a group (11 persons)	7,486,762	(15)	45.6%

*	Less than 1%.
(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.
(2)	Stephen Nussdorf beneficially owns his shares with his brother Glenn Nussdorf. Includes 443,757 shares issuable upon exercise of Warrants held by each of Stephen and Glenn Nussdorf.
(3)	Mr. Rene Garcia, his family trusts and related entities are members of a group that is the beneficial owners of the shares. Includes warrants to purchase an aggregate of 801,728 shares of common stock
(4)	Amount includes 443,757 shares issuable upon exercise of Warrants held by Ms. Nussdorf.

(5)	Includes 100,000 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(6)	Includes 35,000 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(7)	Includes 12,000 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(8)	Includes 39,999 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(9)	Includes 31,999 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(10)	Includes 11,500 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(11)	Includes (a) 39,999 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011 and (b) a warrant to purchase 5,333 shares of common stock.
(12)	Includes 39,999 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(13)	Includes (a) 23,999 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011 and (b) 319 shares of Common Stock owned by Mr. Mitzman’s son. Mr. Mitzman disclaims beneficial ownership of the shares owned by his son, except to the extent of any pecuniary interest in such shares.
(14)	Includes 10,000 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011.
(15)	Includes (a) 344,495 shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of December 31, 2011 and (b) warrants to purchase 892,847 shares of common stock.

DESCRIPTION OF CAPITAL STOCK OF PERFUMANIA

We have summarized below the material terms of Perfumania’s capital stock. This summary is qualified in its entirety by reference to Florida law, the Perfumania charter and the Perfumania bylaws, which we encourage you to read. For greater detail on the provisions that may be important to you, please read the Perfumania articles of incorporation and the Perfumania bylaws, which are incorporated by reference. For more information on where to obtain these documents, see “Where You Can Find More Information” beginning on page 241.

The authorized capital stock of Perfumania consists of 20,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

As of December 31, 2011 there were 8,968,751 shares of common stock issued held of record by approximately 44 stockholders. The common stock is traded on the Nasdaq Stock Market under the symbol PERF.

The issued and outstanding shares of common stock are fully paid and nonassessable. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at a time and in amounts as Perfumania’s board of directors may from time to time determine. Perfumania has not declared or paid any dividends on its common stock and does not currently intend to declare or pay cash dividends in the foreseeable future. Payment of dividends, if any, will be at the discretion of the Perfumania’s board of directors after taking into account various factors, including Perfumania’s financial condition, results of operations, current and anticipated cash needs and plans for expansion. Perfumania’s bank credit facility prohibits it from paying dividends or making other distributions to stockholders.

The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of Perfumania. Upon liquidation, dissolution or winding up of Perfumania, the holders of common stock are entitled to receive pro rata the assets of Perfumania that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting in the election of directors.

Preferred Stock

No shares of preferred stock are outstanding. Perfumania’s board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Perfumania has no present plans to issue any shares of preferred stock.

Anti-takeover Provisions

As noted above, the Perfumania charter authorizes the board of directors to issue, without stockholder consent, shares of preferred stock whose terms and conditions may be expressly determined by Perfumania’s board of directors. The issuance of such shares of preferred stock could be used, among other uses, as a takeover defense. In addition, Florida corporate law has certain anti-takeover provisions that apply to Perfumania. See “Anti-Takeover Provisions” in the comparison chart in the section titled “Comparison of Rights of Perfumania Stockholders and Parlux Stockholders” for additional information regarding these provisions.

COMPARISON OF RIGHTS OF PERFUMANIA STOCKHOLDERS AND PARLUX STOCKHOLDERS

Parlux is a Delaware corporation governed by the DGCL. Perfumania is, and will continue to be following the merger, a Florida corporation governed by the FBCA.

Upon completion of the merger, Parlux’s stockholders will become Perfumania stockholders. The rights of the former Parlux stockholders and the Perfumania stockholders will therefore be governed by the FBCA, the Perfumania articles of incorporation and the Perfumania bylaws, each as amended to date.

The following description summarizes the material differences between the rights of the stockholders and stockholders of Perfumania and Parlux, respectively, but the following description is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to Delaware law, Florida law, and Parlux and Perfumania’s constituent documents, which Parlux stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 241.

	Perfumania	Parlux
Capital Stock:	The Perfumania charter authorizes the issuance of up to 20,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. Perfumania has not issued preferred stock and, accordingly, has not fixed the rights of shares of preferred stock that are currently authorized. Nevertheless, the board of directors has the authority, subject to certain limitations set forth in the Perfumania charter, to designate the preferences, special rights, limitations and restrictions of the shares of preferred stock without further stockholder approval.	The Parlux certificate of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Parlux has never issued preferred stock and, accordingly, has never fixed the rights of its preferred stock. Nevertheless, the board of directors has the authority to designate the preferences, special rights, limitations, and restrictions of the shares of preferred stock without further stockholder approval.

Dividends / Repurchases:

The FBCA provides that, subject to any restrictions in the articles of incorporation, distributions, including dividends, may be paid to holders of a corporation’s capital stock provided no distribution may be made if, after giving it effect, (i) the corporation would be unable to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy preferential stockholder rights that are superior to those receiving the distribution.

Under the DGCL, a corporation may pay dividends out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared, provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

	Perfumania	Parlux

The same limitations apply to the purchase by a corporation of any of its outstanding stock.

Furthermore, the FBCA generally provides that a corporation that has shares of any class or series which are registered on a national securities exchange may acquire such shares and may designate, either in the bylaws or in the resolutions of its board, that shares so acquired by the corporation shall constitute treasury shares.

The Perfumania charter provides that Perfumania’s board of directors may declare dividends or other distributions to the holders of Perfumania common stock. Perfumania has not declared or paid any dividends on its common stock and does not currently intend to declare or pay cash dividends in the foreseeable future, and Perfumania’s bank credit facility prohibits it from paying dividends or making other distributions to stockholders.

In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation. A Delaware corporation may redeem or repurchase shares having a preference, or if no shares entitled to such a preference are outstanding, any of its shares, upon the distribution of any of its assets if such shares will be retired upon acquisition, and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation’s remaining assets are sufficient to pay any debts not otherwise provided for.

The Parlux bylaws provide that the board of directors may declare and pay dividends on the outstanding shares of Parlux stock. Parlux has not declared or paid any dividends on its common stock and does not currently intend to declare or pay cash dividends in the foreseeable future, and Parlux’s bank credit facility prohibits it from paying dividends or making other distributions to stockholders.

Voting Rights:	The Perfumania bylaws provide that each holder of common stock shall be entitled to one vote in person or by proxy for each share of common stock held by such stockholder, but, in accordance with the FBCA, no proxy shall be voted after eleven months from its date unless the proxy expressly provides for a longer period.	Holders of Parlux common stock are entitled to one vote per share in person or by proxy at every meeting of the stockholders, but no proxy shall be voted after three years from its date unless the proxy provides for a longer period.

Number of Directors and Size of Board:

The Perfumania charter provides that that the number of directors who will serve on its board of directors shall be at least one, with the exact number to be fixed from time to time in the manner provided by the Perfumania bylaws.

The Parlux bylaws provide for a board of directors consisting of at least five members, with the exact number to be fixed from time to time by the board of directors. Parlux’s board of directors currently consists of five directors.

	Perfumania	Parlux

The Perfumania bylaws provide that the number of directors constituting the entire board of directors may be fixed from time to time exclusively by resolution adopted by the board of directors. No decrease in the number of directors may shorten the term of any director at the time in office. Perfumania’s board of directors currently consists of five directors.

After the merger, the existing members of the Perfumania board of directors will continue to serve in such capacity for the remainder of their current terms and will be subject to reelection at the next annual meeting of Perfumania stockholders. Before the merger, the Perfumania board of directors will increase the size of the board to ten, and the Perfumania board of directors is authorized to fill the vacancies created by the increase. In accordance with the merger agreement, the directors of Parlux immediately before the merger will be appointed to fill the vacancies and will be directors of Perfumania after the merger. Any director appointed by the board to fill a vacancy must stand for reelection at the next annual meeting of stockholders after his or her appointment to the board. Accordingly, those individuals will also be required to stand for reelection at the next annual meeting of the Perfumania stockholders.

Removal of Directors:	The Perfumania bylaws provide that any director, may be removed from office by the stockholders with or without cause at a special meeting of stockholder called for that purpose.	The Parlux bylaws provide that any director, or the entire board of directors, may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

	Perfumania	Parlux
Vacancies on the Board:	The Perfumania bylaws provide that vacancies on Perfumania’s board of directors may be filled by an affirmative vote of the majority of the remaining directors, whether or not such a majority constitutes a quorum of the board of directors, or by an election at an annual or a special meeting of stockholders called for that purpose.

The Parlux bylaws provide that any vacancies on the board of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. In the event that Parlux has no directors, then any officer, stockholder or fiduciary entrusted with similar responsibility for the estate of a stockholder may call a special meeting to elect directors in accordance with the Parlux bylaws.

Under the DGCL, a corporation’s stockholders may also vote to fill a vacancy.

Board Quorum and Vote Requirement:	At all Perfumania board meetings, the presence of a majority of the directors constitutes a quorum. Except as otherwise required by law or by the Perfumania articles of incorporation or bylaws the vote of a majority of the directors present at any meeting at which a quorum is present at the time when such vote is taken constitutes the act of the board of directors.	At all Parlux board meetings, the presence of a majority of the directors constitutes a quorum. Except as otherwise required by law or by the Parlux certificate of incorporation or its bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board of directors.

Annual Stockholders Meeting:

The Perfumania bylaws provide that the annual meeting of the stockholders of Perfumania shall be held on such date and at such time as may be designated from time to time by the board of directors, provided that an annual meeting of stockholders is held every year to elect directors and transact any other business that may come before the annual meeting.

The FBCA provides that a corporation shall hold a meeting of stockholders annually at a time stated in or fixed in accordance with its bylaws.

The Parlux bylaws provide that the annual meeting of the stockholders of Parlux shall be held on such date and at such time and place as may be fixed from time to time by board of directors, though in no event will the annual meeting be held on a legal holiday.

The DGCL provides that, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders shall be held for the election of directors on a date and a time designated by or in the manner provided in the bylaws. Any other proper business may be transacted at the annual meeting. If there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a

	Perfumania	Parlux
period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of Parlux, its last annual meeting, or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Special Stockholders Meetings:

Special meetings of Perfumania stockholders may be called at any time by:

•    Perfumania’s board of directors;

•    Perfumania’s president; or

•    by the holders of at least 10% of the votes entitled to be cast on any proposal that is planned to come before such special meeting.

In addition, only the business described in the notice of a special meeting of the stockholders will be conducted at such meeting.

Special meetings of Parlux stockholders may be called at any time by Parlux’s president or board of directors by submitting a written request to Parlux’s secretary. Upon receiving such request, the secretary must fix the date for the special meeting for within 60 days of the request and give notice of the special meeting to Parlux stockholders.

The notice to stockholders must state the time, place and purpose of the annual meeting and, unless otherwise required by applicable law, be delivered to Parlux stockholders at least ten days before such meeting. Business conducted at a special meeting generally is confined to the purposes set forth in the notice unless all stockholders entitled to vote are present and consent otherwise.

Quorum for Stockholders Meetings Under Applicable Law:	The presence in person or by proxy of holders of a majority of Perfumania stock outstanding and entitled to vote on a matter constitutes a quorum for the transaction of business at a meeting of Perfumania stockholders.	The presence in person or by proxy of holders of a majority of Parlux stock outstanding and entitled to vote on a matter constitutes a quorum for the transaction of business at a meeting of Parlux stockholders.

Advance Notice Provisions:	Neither the Perfumania charter nor its bylaws contain any advance notice provisions for stockholder proposals.	Neither the Parlux certificate of incorporation nor bylaws contain any advance notice provisions for stockholder proposals.

	Perfumania	Parlux
Stockholder Action by Written Consent:	Perfumania stockholders may, in accordance with the FBCA, act by written consent signed by the holders of Perfumania stock having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The FBCA requires that within ten days after such action by written consent, notice must be given to those stockholders who have not consented in writing or who are not entitled to vote on the action.	Pursuant to the DGCL, Parlux stockholders may act by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. The DGCL requires after such action by written consent, prompt notice must be given to those stockholders who have not consented in writing and would have been entitled to vote on the matter at a stockholder meeting.

Amendment of Articles of Incorporation / Certificate of Incorporation:	The FBCA provides that, unless a corporation’s articles of incorporation provide otherwise, certain amendments to a corporation’s articles of incorporation may be adopted by the directors without stockholder action. Generally, the FBCA requires that the board of directors submit a proposed amendment for approval by the stockholders, and that a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation do so, unless the existing articles of incorporation or the board of directors requires a greater vote.	Under the DGCL, an amendment to the certificate of incorporation requires approval by both the board of directors and a majority of the votes entitled to be cast by the holders of the corporation’s capital stock. The Parlux certificate of incorporation provides that any such amendment may be may in accordance with then-applicable law.

Amendment of Bylaws:

Pursuant to the Perfumania bylaws, the Perfumania bylaws may be altered, amended, or repealed, or new bylaws adopted, by action of the board of directors.

Under the FBCA, directors may amend or repeal the corporation’s bylaws unless (i) the corporation’s articles of incorporation or the FBCA reserve the power to amend the bylaws generally or a particular bylaw provision exclusively to the stockholders, or (ii) the stockholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the

The Parlux bylaws provide that they may be amended or repealed by the majority vote of the outstanding shares entitled to vote on the matter at any duly called regular or special stockholder meeting.

	Perfumania	Parlux
board may not amend or repeal the bylaws or that bylaw provision. A corporation’s stockholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

Exculpation of Directors:

The FBCA generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, regardless of whether or not a provision to that effect is included in the corporation’s articles of incorporation. A director is not entitled to such protection where the director breached or failed to perform his or her duties as a director and the director’s breach of or failure to perform those duties constitutes: (i) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) an unlawful dividend or other distribution; (iv) in a proceeding by or in the right of the corporation or in the right of a stockholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

The Perfumania charter and the Perfumania bylaws are silent with respect to exculpation of directors.

The DGCL permits a corporation to eliminate a director’s liability to stockholders for monetary damages for any breach of fiduciary duty as a director. The corporation, however, cannot eliminate the liability of a director for (i) breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) any transactions from which the director derived an improper personal benefit.

The Parlux certificate of incorporation provides that, to the fullest extent permitted under the DGCL, no Parlux director shall be liable to Parlux or its stockholders for breach of fiduciary duty as a director.

	Perfumania	Parlux
Indemnification of Directors and Officers:

The Perfumania charter states that Perfumania shall indemnify and may advance expenses on behalf of its directors and officers to the fullest extent not prohibited by any law. The Perfumania bylaws are silent with respect to indemnification.

For a description of the indemnification that may be provided to a corporation’s directors and officers under the FBCA, see “Directors and Executive Officers of Perfumania After the Merger—Indemnification of Perfumania’s Directors and Officers” on page 215 of this proxy statement / prospectus.

The Parlux certificate of incorporation and bylaws do not provide for indemnification of directors and officers.

Anti-Takeover Provisions:

The Perfumania charter authorizes the board of directors to issue, without stockholder consent, shares of preferred stock, which in some cases, could discourage or make more difficult a change in control.

Affiliated Transactions and Certain Business Combinations. The FBCA requires that any “affiliated transaction,” which term includes mergers or other significant corporate transactions, between the corporation and an interested stockholder (generally defined as any person who is the beneficial owner of more than ten percent (10%) of the outstanding voting shares of the corporation) be approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation other than the shares beneficially owned by the interested stockholder. The voting requirements of the FBCA will not apply, however, to an affiliated transaction if:

•    the affiliated transaction has been approved by a majority of the corporation’s disinterested directors;

The Parlux certificate of incorporation authorizes the board of directors to issue, without stockholder consent, shares of preferred stock, which in some cases, could discourage or make more difficult a change in control.

Affiliated Transactions and Certain Business Combinations. The DGCL prohibits a corporation from entering into certain “business combinations” between the corporation and an “interested stockholder” (generally defined as any person who is the beneficial owner of more than 15% of the outstanding voting shares of the corporation), unless the corporation’s board of directors has previously approved either (a) the business combination in question or (b) the stock acquisition by which such interested stockholder’s beneficial ownership interest reached 15%. The prohibition lasts for three years from the date the interested stockholder’s beneficial ownership reached 15%. Notwithstanding the preceding, the DGCL allows a corporation to enter into a business

Perfumania	Parlux

•    the corporation has not had more than 300 stockholders of record at any time during the three years before the date on which the affiliated transaction was announced;

•    the interested stockholder has been the beneficial owner of at least 80% of the corporation’s outstanding voting shares for at least five (5) years before the date on which the affiliated transaction was announced;

•    the interested stockholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;

•    the corporation is an investment company registered under the Investment Company Act of 1940; or

•    in the affiliated transaction, “fair price” consideration is paid to the holders of each class or series of voting shares and certain other conditions are met.

The statute also provides that the restrictions contained therein shall not apply to any corporation whose articles of incorporation or bylaws contain a provision expressly electing not to be governed thereby. Perfumania is subject to the FBCA’s affiliate transaction statute.

Control Share Acquisition. Unless the articles of incorporation or bylaws provide otherwise, the FBCA restricts the voting rights of a person who acquires “control shares” in an “issuing public corporation.” “Control shares” are defined under the FBCA as those shares that, when combination with an interested stockholder if: (a) the business combination is approved by the corporation’s board of directors and is authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder, or (b) such interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced. The restrictions do not apply to any corporation whose certificate of incorporation contains a provision expressly electing not to be governed by the DGCL’s affiliate transaction statute.

Parlux’s certificate of incorporation does not include such an election.

	Perfumania	Parlux
added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of voting power, would entitle that person to exercise the voting power of the corporation in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. An “issuing public corporation” is a corporation that has: (a) 100 or more stockholders; (b) its principal place of business, its principal office or substantial assets within Florida; and (c) either (i) more than ten percent (10%) of its stockholders reside in Florida, (ii) more than ten percent (10%) of its shares are owned by Florida residents, or (iii) 1,000 stockholders reside in Florida. Under this provision, a person who acquires control shares in an issuing public corporation has the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the stockholders of the issuing corporation entitled to vote on the matter. However, Florida’s “control share” anti-takeover statute does not apply to a merger transaction that is subject to stockholder approval. Perfumania is subject to the FBCA’s control share acquisition statute. The DGCL does not contain a similar statute.

Preemptive Rights:	Holders of Perfumania capital stock have no preemptive rights under the Perfumania charter.	Holders of Parlux capital stock have no preemptive rights under the Parlux certificate of incorporation.

	Perfumania	Parlux
Appraisal Rights:

The FBCA provides that stockholders who comply with certain procedural requirements are entitled to dissent from and obtain payment of the fair value of their shares in the event of certain conversions, mergers, share exchanges, dispositions of assets, amendments to the articles of incorporation that create fractional shares for which the corporation has the right or obligation to repurchase such fractional shares, certain amendments to the articles of incorporation that would adversely affect holders of a class of shares, and any other actions taken to the extent provided for under the articles of incorporation, bylaws, or a resolution of the board of directors. However, appraisal rights are not available with certain exceptions:

•    in a sale of all or substantially all of the property of the corporation pursuant to a court order;

•    in a sale of all or substantially all of the corporation’s assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the stockholders within one year; or

•    to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 stockholders and the total market value of the class or series of shares exceeds $10 million, unless in the case of a plan of merger or share exchange, the holders of the shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or

Under the DGCL, the right of stockholders to obtain the fair value for their shares is available in connection with some mergers and consolidations. Unless otherwise provided in the corporation’s certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve such merger. In addition, no appraisal rights are available to holders of shares of any class of stock that is either:

•    listed on a national securities exchange; or

•    held of record by more than 2,000 stockholders,

so long as the holders thereof are required by the terms of the merger or consolidation agreement to accept only: (i) shares of the surviving corporation, (ii) shares listed on a national securities exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof.

Perfumania	Parlux

held of record by more than 2,000 stockholders and the total market value of the class or series of shares exceeds $10 million, except for scrip or cash payments in lieu of fractional shares.

Neither the Perfumania charter nor its bylaws provide for any additional rights of appraisal or dissenters’ rights.

LEGAL MATTERS

The validity of the shares of Perfumania common stock to be issued pursuant to the merger will be passed upon for Perfumania by Edwards Wildman Palmer LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Perfumania by its tax counsel, Edwards Wildman Palmer LLP, and for Parlux by its tax counsel, Squire Sanders (US) LLP.

EXPERTS

The consolidated financial statements of Perfumania (i) for the fiscal year ended January 29, 2011 and (ii) for the fiscal year ended January 30, 2010, appearing in Perfumania’s Annual Report on Form 10-K filed with the SEC on April 28, 2011 have been audited by J.H. Cohn LLP and Deloitte & Touche, LLP, respectively, independent registered public accounting firms, as set forth in their respective reports thereon, included therein. Such consolidated financial statements included herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The audited consolidated financial statements and financial statement schedule of Parlux Fragrances, Inc. and subsidiaries as of March 31 of 2011, and for each of the three years in the period ended March 31, 2011 have been included in this registration statement, in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER MEETINGS

Perfumania Stockholder Proposals

Perfumania has not yet determined when it will hold its 2012 Annual Meeting of Stockholders and will announce the date in a future communication when it is determined. If you wish to bring proposed business to that meeting and you would like Perfumania to consider the inclusion of your proposal in the proxy statement for the meeting, you must provide written notice of such proposal to Perfumania in accordance with Securities and Exchange Commission rules not later than the date Perfumania announces. Send all proposals or recommendations for nomination to Perfumania’s Corporate Secretary, Perfumania Holdings, Inc., 35 Sawgrass Drive, Suite 2, Bellport, New York 11713.

Parlux Stockholder Proposals

If the merger is consummated, there will be no annual meeting of Parlux stockholders for the fiscal year ending March 31, 2012. If the merger is not consummated, Parlux will hold an Annual Meeting of Stockholders for the fiscal year ending March 31, 2012 on a date to be announced later.

Stockholders Sharing an Address

Under a procedure approved by the SEC called “householding,” certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies Perfumania or Parlux, as applicable, that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and save printing costs and postage fees, as well as natural resources.

If you received a householded mailing, and you would like to have additional copies of these proxy materials mailed to you, or if you would like to opt out of householding for future mailings, please submit your request, if you are a Perfumania stockholder, to Corporate Secretary, 35 Sawgrass Drive, Suite 2, Bellport, New York 11713, or call (631) 866-4100. Parlux stockholders with like requests should write to Corporate Secretary, 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, FL 33309, or call (954) 316-9008. You may also contact Perfumania or Parlux, as applicable, at the corresponding address or phone number above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

WHERE YOU CAN FIND MORE INFORMATION

Perfumania and Parlux file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Perfumania and Parlux, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus. You can also inspect reports, proxy statements and other information about Perfumania and Parlux at the offices of Nasdaq, 20 Broad Street, New York, New York 10005.

Perfumania has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Perfumania common stock to be issued to Parlux stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the Perfumania common stock. The rules and regulations of the SEC allow Perfumania and Parlux to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, you can obtain any of the documents listed by requesting them in writing or by telephone from Parlux or Perfumania at the following addresses and telephone numbers:

Parlux Fragrances, Inc. 5900 N. Andrews Avenue, Suite 500 Fort Lauderdale, Florida 33309 (954) 316-9008	Perfumania Holdings, Inc. 35 Sawgrass Drive, Suite 2 Bellport, New York 11713 (631) 866-4100

These documents are available from Perfumania or Parlux, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Perfumania and Parlux at their Internet websites at www.perfumaniaholdingsinc.com and www.parlux.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

You may also obtain documents by requesting them in writing or by telephone from Georgeson Inc., Parlux’s proxy solicitor, at the following address and telephone number:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

800-509-1078

You will not be charged for any of these documents that you request. Parlux and Perfumania stockholders requesting documents should do so no later than April 10, 2012 in order to receive timely delivery of the requested documents in advance of their respective stockholder meeting.

If you request any documents from Perfumania or Parlux, Perfumania or Parlux will mail them to you by first class mail, or another equally prompt means, within one business day after Perfumania or Parlux, as the case may be, receives your request.

This document is a prospectus of Perfumania and is a joint proxy statement of Perfumania and Parlux for the special meetings. Neither Perfumania nor Parlux has authorized anyone to give any information or make any representation about the merger or Perfumania or Parlux that is different from, or in addition to, that contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	October 29, 2011	January 29, 2011
	(unaudited)	(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$1,243	$1,236
Accounts receivable, net of allowances of $983 and $525, as of October 29, 2011 and January 29, 2011, respectively	35,410	20,305
Inventories	255,623	224,645
Prepaid expenses and other current assets	12,308	9,769

Total current assets	304,584	255,955
Property and equipment, net	25,251	28,050
Other assets, net	15,225	16,467

Total assets	$345,060	$300,472

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$59,625	$25,789
Accounts payable-affiliates	18,550	14,787
Accrued expenses and other liabilities	23,864	16,734
Current portion of notes payable-affiliate	—	373
Current portion of obligations under capital leases and other long-term debt	617	1,232

Total current liabilities	102,656	58,915
Revolving credit facility	58,289	57,879
Notes payable-affiliates	95,366	95,366
Long-term portion of obligations under capital leases	1,700	1,773
Other long-term liabilities	30,577	26,031

Total liabilities	288,588	239,964

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of October 29, 2011 and January 29, 2011, none issued	—	—
Common Stock, $0.01 par value, 20,000,000 shares authorized; 9,867,000 shares and 9,865,000 shares issued as of October 29, 2011 and January 29, 2011, respectively	99	99
Additional paid-in capital	125,216	125,186
Accumulated deficit	(60,266)	(56,200)
Treasury stock, at cost, 898,249 shares as of October 29, 2011 and January 29, 2011	(8,577)	(8,577)

Total shareholders’ equity	56,472	60,508

Total liabilities and shareholders’ equity	$345,060	$300,472

See accompanying notes to condensed consolidated financial statements.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty-nine Weeks Ended	Thirty-nine Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
Net sales	$120,125	$120,965	$329,501	$321,868
Cost of goods sold	77,054	79,956	203,752	206,915

Gross profit	43,071	41,009	125,749	114,953

Operating expenses:
Selling, general and administrative expenses	39,936	39,427	118,056	117,262
Depreciation and amortization	2,084	2,243	5,839	6,595

Total operating expenses	42,020	41,670	123,895	123,857

Income (loss) from operations	1,051	(661)	1,854	(8,904)
Interest expense	(1,883)	(3,464)	(5,920)	(10,094)

Loss before income tax benefit	(832)	(4,125)	(4,066)	(18,998)
Income tax benefit	—	2,447	—	2,447

Net loss	$(832)	$(1,678)	$(4,066)	$(16,551)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.19)	$(0.45)	$(1.85)

Weighted average number of common shares outstanding:
Basic and diluted	8,967,963	8,966,751	8,967,162	8,966,565

See accompanying notes to condensed consolidated financial statements.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Thirty-nine Weeks Ended October 29, 2011	Thirty-nine Weeks Ended October 30, 2010
Cash flows from operating activities:
Net loss	$(4,066)	$(16,551)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	732	1,814
Depreciation and amortization	5,839	6,595
Provision for losses on accounts receivable	136	190
Share-based compensation	20	81
Change in operating assets and liabilities:
Accounts receivable	(15,241)	(16,978)
Inventories	(30,978)	(52,493)
Prepaid expenses and other assets	(2,411)	(1,593)
Accounts payable-non affiliates	33,836	20,854
Accounts payable-affiliates	3,763	(15,889)
Accrued expenses and other liabilities, and other long-term liabilities	11,676	14,678

Net cash provided by (used in) operating activities	3,306	(59,292)

Cash flows from investing activities:
Additions to property and equipment	(2,658)	(2,096)

Net cash used in investing activities	(2,658)	(2,096)

Cash flows from financing activities:
Net borrowings under bank line of credit	410	62,247
Payments on affiliated notes payable	(373)	(480)
Principal payments under capital lease obligations	(688)	(836)
Payments of long-term debt and other	—	(30)
Proceeds from exercise of stock options	10	2

Net cash (used in) provided by financing activities	(641)	60,903

Increase (decrease) in cash and cash equivalents	7	(485)
Cash and cash equivalents at beginning of period	1,236	1,951

Cash and cash equivalents at end of period	$1,243	$1,466

Supplemental Information:
Cash paid during the period for:
Interest	$1,412	$2,877
Income taxes	$853	$675

See accompanying notes to condensed consolidated financial statements.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—BASIS OF PRESENTATION AND OPERATIONS

The condensed consolidated balance sheet of Perfumania Holdings, Inc. and subsidiaries (the “Company”) as of January 29, 2011, which has been derived from our audited financial statements as of and for the year ended January 29, 2011, and the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), have been condensed or omitted pursuant to those rules and regulations. The financial information presented herein, which is not necessarily indicative of results to be expected for the full current fiscal year, reflects all adjustments which, in the opinion of management, are necessary for a fair presentation of the interim unaudited condensed consolidated financial statements. Such adjustments are of a normal, recurring nature. These condensed consolidated financial statements should be read in conjunction with the financial statements and the notes thereto for the fiscal year ending January 29, 2011, included herein beginning on page F-13.

Due to the seasonality of the Company’s business, with the most significant activity occurring from September through December each year, the results of operations for the thirteen and thirty-nine weeks ended October 29, 2011 are not necessarily indicative of results to be expected for the full fiscal year.

The Company is an independent, national, vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances that does business through five primary operating subsidiaries; Perfumania, Inc. (“Perfumania”), Quality King Fragrance, Inc. (“QFG”), Scents of Worth, Inc. (“SOW”), Perfumania.com, Inc. (“Perfumania.com”) and Five Star Fragrance Company, Inc. (“Five Star”). We operate in two industry segments, wholesale distribution and specialty retail sales of designer fragrances and related products.

Our wholesale business, which is conducted through QFG, distributes designer fragrances to mass market retailers, drug and other chain stores, retail wholesale clubs, traditional wholesalers, and other distributors throughout the United States. For reporting purposes, the wholesale business also includes the Company’s manufacturing division, operated by Five Star, which owns and licenses designer and other fragrance brands that are sold principally through the Company’s wholesale business, SOW’s consignment business and Perfumania’s retail stores, paying royalties to the licensors based on a percentage of sales. All manufacturing operations are outsourced to third-party manufacturers. Five Star’s sales and results of operations are not significant to the Company’s results on a consolidated basis.

Our retail business is conducted through three subsidiaries:

•	Perfumania, a specialty retailer of fragrances and related products,

•	SOW, which sells fragrances in retail stores on a consignment basis, and

•	Perfumania.com, an Internet retailer of fragrances and other specialty items.

As of October 29, 2011, Perfumania operated a chain of 344 retail stores specializing in the sale of fragrances and related products at discounted prices up to 75% below the manufacturers’ suggested retail prices. Perfumania.com offers a selection of our more popular products for sale over the Internet and serves as an alternative shopping experience to the Perfumania retail stores. SOW operates the largest national designer fragrance consignment program, with contractual relationships to sell products on a consignment basis in approximately 2,400 stores, including more than 1,300 Kmart locations nationwide. Its other retail customers include Burlington Coat Factory, Loehmann’s, Daffy’s, Steinmart and K & G.

OTHER MATTERS—LIQUIDITY ENHANCEMENT

In January 2011, the Company entered into a new $225 million Senior Credit Facility (the “Senior Credit Facility”) (see Note 5). The Company currently anticipates that cash flows from operations and the projected borrowing availability under the Senior Credit Facility will be sufficient to fund its liquidity requirements for at least the next twelve months. Nevertheless, there can be no certainty that availability under the Senior Credit Facility will be sufficient to fund the Company’s liquidity needs. The sufficiency and availability of the Company’s projected sources of liquidity may be adversely affected by a variety of factors, including, without limitation, the level of the Company’s operating cash flows, which will be impacted by retailer and consumer acceptance of the Company’s products, general economic conditions and the level of consumer spending, and the Company’s ability to comply with financial and other covenants included in the Senior Credit Facility.

The Company has incurred substantial indebtedness to fund its business. If the Company does not have a sufficient borrowing base at any given time, borrowing availability under the Senior Credit Facility may not be sufficient to support liquidity needs. Insufficient borrowing availability under the Senior Credit Facility would have a material adverse effect on the Company’s financial condition and results of operations. If the Company were unable to comply with the requirements in the Senior Credit Facility, it would be unable to borrow under such agreement and any amounts outstanding would become immediately due and payable, which would have a material adverse effect on the Company’s financial condition, results of operations and liquidity. If we need to raise additional funds to support our operations, we may not be able to do so on favorable terms, or at all. Without such funding, we may need to modify or abandon our growth strategy or eliminate product offerings, either of which could negatively impact our financial position.

NOTE 2—RECENT ACCOUNTING PRONOUNCEMENTS

There are no recently issued accounting standards that are expected to have a material effect on our financial condition, results of operations or cash flows.

NOTE 3—INTANGIBLE ASSETS

The following table provides information related to intangible assets (in thousands), which are included in other assets, net on the accompanying condensed consolidated balance sheets as of October 29, 2011 and January 29, 2011:

		October 29, 2011			January 29, 2011
	Useful Life (years)	Original Cost	Accumulated Amortization	Net Book Value	Original Cost	Accumulated Amortization	Net Book Value
Tradenames	7-20	$9,408	$6,286	$3,122	$9,408	$6,000	$3,408
Favorable leases	7	886	327	559	886	232	654
Tradename (non-amortizing)	N/A	8,500	—	8,500	8,500	—	8,500

		$18,794	$6,613	$12,181	$18,794	$6,232	$12,562

There was no recorded goodwill as of October 29, 2011 and January 29, 2011.

In accordance with accounting standards, intangible assets with indefinite lives are not amortized, but rather tested for impairment at least annually by comparing the estimated fair values to their carrying values.

Trademarks, including tradenames and owned licenses having finite lives, are amortized over their respective lives to their estimated residual values and are also reviewed for impairment in accordance with accounting standards when changes in circumstances indicate the assets’ value may be impaired. Impairment testing is based on a review of forecasted operating cash flows and the profitability of the related brand. There were no triggering events during the thirteen weeks or thirty-nine weeks ended October 29, 2011 that would indicate potential impairment and the requirement to review the carrying value of intangible assets.

Amortization expense associated with intangible assets subject to amortization is included in depreciation and amortization on the accompanying condensed consolidated statements of operations. Amortization expense for intangible assets subject to amortization was $0.1 million for both thirteen week periods ended October 29, 2011 and October 30, 2010, respectively, and $0.3 million and $0.5 million for the thirty-nine weeks ended October 29, 2011 and October 30, 2010, respectively. As of October 29, 2011, the weighted average amortization periods for the remaining tradenames with finite lives and for favorable lease agreements are 16.9 years and 7.0 years, respectively. As of October 29, 2011, future amortization expense associated with intangible assets subject to amortization is as follows (in thousands):

Fiscal Year	Amortization Expense
Remainder of 2011	$127
2012	500
2013	476
2014	476
2015	476
2016	371
Thereafter	1,255

$3,681

NOTE 4—ACCOUNTING FOR SHARE-BASED PAYMENTS

The 2010 Equity Incentive Plan (the “2010 Plan”) provides for equity-based awards to the Company’s employees, directors and consultants. Under the 2010 Plan, the Company initially reserved 1,000,000 shares of common stock for issuance. This number automatically increases on the first trading day of each fiscal year beginning with fiscal 2011, by an amount equal to 1 1/2% of the shares of common stock outstanding as of the last trading day of the immediately preceding fiscal year; accordingly, 1,134,500 shares of common stock were reserved for issuance as of October 29, 2011. The Company previously had two stock option plans which expired on October 31, 2010. No further awards will be granted under these plans, although all options previously granted and outstanding will remain outstanding until they are either exercised or forfeited. As of October 29, 2011, 15,000 stock options have been granted to the Independent Board Members pursuant to the 2010 Plan.

The following is a summary of the stock option activity during the thirty-nine weeks ended October 29, 2011:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of January 29, 2011	205,626	$9.84	6.1	$244
Granted	—	—
Exercised	(2,000)	4.79		9
Forfeited	(622)	3.52		2

Outstanding as of October 29, 2011	203,004	$9.91	5.4	$1,873

Vested as of October 29, 2011	203,004	$9.91	5.4	$1,873

Exercisable as of October 29, 2011	197,000	$9.50	5.3	$1,873

Share-based compensation expense, which is included in selling, general and administrative expenses on the accompanying condensed consolidated statements of operations, was not material in all periods presented.

NOTE 5—REVOLVING CREDIT FACILITY, NOTES PAYABLE TO AFFILIATES AND SUBORDINATED CONVERTIBLE NOTE PAYABLE TO AFFILIATE

The Company’s revolving credit facility, notes payable to affiliates and subordinated convertible note payable to affiliate consist of the following:

	October 29, 2011	January 29, 2011
	(in thousands)
Revolving credit facility interest payable monthly, secured by a pledge of substantially all of the Company’s assets	$58,289	$57,879
Subordinated convertible note payable-affiliate	—	5,000
Subordinated non-convertible notes payable-affiliates	95,366	90,739

	153,655	153,618
Less current portion	—	(373)

Total long-term debt	$153,655	$153,245

The Company has a $225 million revolving Senior Credit Facility with a syndicate of banks that is used for the Company’s general corporate purposes and those of its subsidiaries, including working capital. This facility does not require amortization of principal and is scheduled to expire in January 2015, when all amounts will be due and payable in full. Under this facility, revolving loans may be drawn, repaid and reborrowed up to the amount available under a borrowing base calculated with reference to specified percentages of the Company’s credit card and trade receivables and inventory, which may be reduced by the lender in its reasonable discretion. The Company must maintain availability under the facility of at least $10 million. As of October 29, 2011, the Company had $86.5 million of availability.

Interest under the Senior Credit Facility is at variable rates plus specified margins that are determined based upon the Company’s excess availability from time to time. The Company is also required to pay monthly commitment fees based on the unused amount of the Senior Credit Facility and a monthly fee with respect to outstanding letters of credit.

All obligations of the Company related to the Senior Credit Facility are secured by first priority perfected security interests in all personal and real property owned by the Company, including without limitation 100% (or, in the case of excluded foreign subsidiaries, 66%) of the outstanding equity interests in the subsidiaries. The Company is subject to customary limitations on its ability to, among other things, pay dividends and make distributions, make investments and enter into joint ventures, and dispose of assets. The Company was in compliance with all financial and operating covenants as of October 29, 2011.

In addition, the Company has outstanding unsecured debt obligations as follows:

(i) a promissory note in the principal amount of $35 million, held by Quality King (the “QKD Note”), which provides for payment of principal in quarterly installments between April 30, 2015 and July 31, 2018 and payment of interest in quarterly installments commencing on January 31, 2011 at the then current senior debt rate, as defined in the Senior Credit Facility, plus 1% per annum;

(ii) promissory notes in the aggregate principal amount of approximately $55.4 million, held by six estate trusts established by Glenn, Stephen and Arlene Nussdorf (the “Nussdorf Trust Notes”), which provide for payment of the principal in full on April 30, 2015 and payments of interest in quarterly installments commencing on January 31, 2011 at the then current senior debt rate plus 2% per annum; and

(iii) a promissory note in the principal amount of $5 million held by Glenn and Stephen Nussdorf (the “2004 Note”), which provides for payment in January 2009 and is currently in default because of the restrictions on payment described below, resulting in an increase of 2% in the nominal interest rate, which is the prime rate plus 1%. The 2004 Note was previously convertible into shares of the Company's common stock at $7.00 per share, however this conversion feature expired on August 11, 2011.

These notes are subordinated to the Senior Credit Facility. No principal may be paid on any of them until three months after the Senior Credit Facility terminates and is paid in full, and payment of interest is subject to satisfaction of certain conditions, including the Company’s maintaining excess availability under the Senior Credit Facility of $17.5 million (or 17.5% of commitment) and a fixed charge coverage ratio, as defined in the credit agreement, of 1.1:1.0. Interest expense on these notes was approximately $1.1 million and $1.4 million for the thirteen weeks ended October 29, 2011 and October 30, 2010, respectively, and $3.7 million and $4.6 million for the thirty-nine weeks ended October 29, 2011 and October 30, 2010, respectively, and is included in interest expense on the accompanying condensed consolidated statements of operations. No payments of principal or interest have been made on the QKD Note and the Nussdorf Trust Notes. On the 2004 Note, no payments of principal have been made and no interest payments have been made since October 2008. Accrued interest payable due at October 29, 2011 and January 29, 2011, respectively on the Nussdorf Trust Notes, the Quality King Note and the 2004 Note was approximately $20.2 million and $16.5 million and is included in other long-term liabilities on the accompanying condensed consolidated balance sheets as of October 29, 2011 and January 29, 2011, respectively.

NOTE 6—ACCOUNTING FOR INCOME TAXES

The Company conducts business throughout the United States and Puerto Rico and as a result, files income tax returns in the U.S. federal jurisdiction and various state jurisdictions and Puerto Rico. In the normal course of business the Company is subject to examinations in these jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state, local or Puerto Rico income tax examinations for fiscal years prior to 2007. State and foreign income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. Our U.S. federal tax returns of our predecessor company for the years ended June 30, 2009 and June 30, 2007 are currently under examination, relating to the Company's carry-back of net operating loss which resulted in a claim for refund of federal income taxes of approximately $2.5 million. The claim for refund is included in prepaid expenses and other current assets on the condensed consolidated balance sheets as of October 29, 2011 and January 29, 2011. Management does not expect any material adjustment to the amount of the claim for refund as a result of these examinations.

The Company continues to provide a full valuation allowance against all deferred tax assets due to the uncertainty as to when business conditions will improve sufficiently to enable it to utilize its deferred tax assets. As a result, the Company did not record a federal or state tax provision (benefit) on its operating income (loss) for the thirteen or thirty-nine weeks ended October 29, 2011.

During the thirteen and thirty-nine weeks ended October 29, 2011, there were no changes to the liability for income tax associated with uncertain tax positions. The Company accrues interest related to unrecognized tax benefits as well as any related penalties in operating expenses in its condensed consolidated statements of operations, which is consistent with the recognition of these items in prior reporting periods. The accrual for interest and penalties related to uncertain tax positions as of October 29, 2011 and January 29, 2011 was not significant.

The Company does not anticipate any material adjustments relating to unrecognized tax benefits within the next twelve months; however the ultimate outcome of tax matters is uncertain and unforeseen results can occur.

NOTE 7—BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share has been computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

Diluted net income (loss) per common share includes, in periods in which they are dilutive, the effect of those common stock equivalents where the average market price of the common stock exceeds the exercise prices for the respective periods. All common stock equivalents, which include outstanding stock options, the subordinated convertible note payable to affiliate and warrants outstanding were not included in the diluted net loss per share for any period presented because the results would be antidilutive.

During the thirteen and thirty-nine weeks ended October 29, 2011, there were 1,703,004 potential shares of common stock which were excluded from the diluted loss per share calculation because the effect of including these potential shares was antidilutive. During the thirteen and thirty-nine weeks ended October 30, 2010, there were 2,417,290 potential shares of common stock which were excluded from the diluted loss per share calculation because the effect of including those potential shares was antidilutive.

NOTE 8—FAIR VALUE MEASUREMENTS

The Company applies authoritative accounting guidance regarding fair value and disclosures as it applies to financial and non-financial assets and liabilities. The guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

Level 1: Observable inputs such as quoted prices in active markets (the fair value hierarchy gives the highest priority to Level 1 inputs);

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data and require the reporting entity to develop its own assumptions

As of October 29, 2011, the Company had no material financial assets or liabilities measured on a recurring basis that required adjustments or write-downs and the carrying values of current assets and liabilities approximate their fair value. The Company measures certain assets at fair value on a non-recurring basis, specifically long-lived assets evaluated for impairment. No such impairments were recorded during the thirteen and thirty-nine weeks ended October 29, 2011. There were no non-financial liabilities outstanding as of October 29, 2011 and January 29, 2011.

NOTE 9—CONTINGENCIES

The Company is involved in various legal proceedings in the ordinary course of business. Management cannot presently predict the outcome of these matters, although management believes, based in part on the advice of counsel, that the ultimate resolution of these matters will not have a materially adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 10—RELATED-PARTY TRANSACTIONS

Glenn and Stephen Nussdorf and their sister, Arlene Nussdorf, owned an aggregate 6,649,476 shares or approximately 74% of the total number of shares of the Company’s common stock as of October 29, 2011, excluding shares issuable upon conversion of certain Warrants and not assuming the exercise of any outstanding options held by the Company’s officers and directors. Stephen Nussdorf has served as the Chairman of the Company’s Board of Directors since February 2004 and Executive Chairman of the Board since April 2011.

The Nussdorfs are officers and principals of Quality King, which distributes pharmaceuticals and health and beauty care products, and the Company’s President and Chief Executive Officer, Michael W. Katz (“Mr. Katz”), is also an executive of Quality King.

See Note 5 for a discussion of notes payable to affiliates.

Effective August 1, 2008, the 2003 Stockholder Agreement between our predecessor company, Model Reorg, Inc. and Mr. Katz was amended and restated (the “Agreement”) and the Company’s subsidiary, Model Reorg Acquisition LLC, issued a $1.9 million promissory note payable to Mr. Katz. The note, which bore interest at 4% and is payable in equal monthly installments of $53,333 commencing September 1, 2008 and terminating August 1, 2011, liquidated Model Reorg’s preexisting obligation to Mr. Katz under the Agreement, which had provided for stock ownership and an earnings participation in Model Reorg. Under the Agreement, Mr. Katz is bound by certain non-compete, non-solicitation and confidentiality covenants. The balance of the note payable was paid in August 2011. As of January 29, 2011, the note payable was included in current notes payable-affiliate in the aggregate amount of $0.4 million.

Transactions With Affiliated Companies

Glenn Nussdorf beneficially owns approximately 11.1% of the outstanding common stock of Parlux Fragrances, Inc. (“Parlux”), a publicly traded manufacturer and distributor of prestige fragrances and beauty products. The Company has historically purchased merchandise from Parlux. Glenn Nussdorf also has an ownership interest in Lighthouse Beauty Marketing, LLC and Lighthouse Beauty, LLC, both of which are manufacturers and distributors of prestige fragrances. Starting in fiscal 2010, the Company began purchasing merchandise from both entities. Starting in fiscal 2009, the Company has also purchased merchandise from Quality King. The amounts due to these related companies are non-interest bearing and are included in accounts payable-affiliates in the accompanying condensed consolidated balance sheets. Purchases from related parties are generally payable in 90 days; however, due to the seasonality of the Company’s business, these terms are generally extended. Related party accounts have historically been brought closer to terms at the end of the holiday season. During the rest of the year, the Company has relied upon these extended terms to provide a portion of its liquidity. Transactions with these related companies during the thirteen and thirty-nine weeks ended October 29, 2011 and October 30, 2010 were as follows:

	Total Purchases Thirteen Weeks Ended October 29, 2011	Total Purchases Thirteen Weeks Ended October 30, 2010	Total Purchases Thirty-nine Weeks Ended October 29, 2011	Total Purchases Thirty-nine Weeks Ended October 30, 2010	Balance Due October 29, 2011	Balance Due January 29, 2011
	(in thousands)
Parlux	$18,523	$16,549	$35,024	$35,433	$17,340	$14,015
Quality King	—	—	—	3,529	—	—
Lighthouse Beauty Marketing, LLC	140	—	567	—	2	318
Lighthouse Beauty, LLC	6,744	—	8,383	—	1,167	406

	$25,407	$16,549	$43,974	$38,962	$18,509	$14,739

Glenn, Stephen and Arlene Nussdorf own GSN Trucking, Inc. (“GSN”) which provides general transportation and freight services. The Company periodically utilizes GSN to transport both inbound purchases of merchandise and outbound shipments to wholesale customers. During the thirteen and thirty-nine weeks ended October 29, 2011, total payments to GSN for transportation services provided were less than $0.1 million. There was no balance due to GSN at October 29, 2011.

Quality King occupies a leased 560,000 square foot facility in Bellport, NY. The Company began occupying approximately half of this facility in December 2007 under a sublease that terminates on September 30, 2027, and this location serves as the Company’s principal offices. As of October 29, 2011, the monthly current sublease payments are approximately $211,000 and increase by 3% annually. Total payments by the Company to Quality King were approximately $0.6 million during both thirteen week periods ended October 29, 2011 and October 30, 2010, and $1.9 million and $1.8 million for the thirty-nine weeks ended October 29, 2011 and October 30, 2010, respectively, for this sublease.

The Company and Quality King are parties to a Services Agreement providing for the Company’s participation in certain third party arrangements at the Company’s respective share of Quality King’s cost, including allocated overhead, plus a 2% administrative fee, and the provision of legal services. The Company also shares with Quality King the economic benefit of the bulk rate contract that the Company has with UPS to ship Quality King’s merchandise and related items. The Services Agreement will terminate on thirty days’ written notice from either party. The expenses charged under these arrangements to the Company were $0.1 million during the thirteen weeks ended October 29, 2011 and October 30, 2010, and $0.4 million during the thirty-nine weeks ended October 29, 2011 and October 30, 2010. The balance due to Quality King for expenses charged under the Services Agreement was less than $0.1 million at both October 29, 2011 and January 29, 2011.

NOTE 11—SEGMENT INFORMATION

The Company operates in two industry segments, wholesale distribution and specialty retail sales of designer fragrance and related products. Management reviews segment information by segment and on a consolidated basis each month. Retail sales include sales through Perfumania retail stores, the Scents of Worth consignment business and the Company’s internet site, perfumania.com. Transactions between Five Star and unrelated customers are included in our wholesale segment information. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the notes to the consolidated financial statements for the year ending January 29, 2011, included herein beginning on page F-19. The Company’s chief operating decision maker who is its Chief Executive Officer, assesses segment performance by reference to gross profit. Each of the segments has its own assets, liabilities, revenues and cost of goods sold. While each segment has certain unallocated operating expenses, these expenses are not reviewed by the chief operating decision maker on a segment basis but rather on a consolidated basis. Financial information for these segments is summarized in the following table:

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty-nine Weeks Ended	Thirty-nine Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
	(in thousands)
Net sales:
Retail	$72,888	$69,068	$224,121	$206,641
Wholesale	47,237	51,897	105,380	115,227

	$120,125	$120,965	$329,501	$321,868

Gross profit:
Retail	$33,350	$31,054	$101,484	$89,211
Wholesale	9,721	9,955	24,265	25,742

	$43,071	$41,009	$125,749	$114,953

	October 29, 2011	January 29, 2011
Total assets:
Wholesale	$354,646	$324,726
Retail	263,294	246,961

	617,940	571,687
Eliminations(a)	(272,880)	(271,215)

Consolidated assets	$345,060	$300,472

(a)	Adjustment to eliminate intercompany receivables and investment in subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Perfumania Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Perfumania Holdings, Inc. and Subsidiaries as of January 29, 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Perfumania Holdings, Inc. and Subsidiaries as of January 29, 2011, and their results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

Jericho, New York

April 28, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Perfumania Holdings, Inc.

Bellport, New York

We have audited the accompanying consolidated balance sheet of Perfumania Holdings, Inc. and subsidiaries (the “Company”) as of January 30, 2010 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Perfumania Holdings, Inc. and subsidiaries as of January 30, 2010 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/S/ Deloitte & Touche, LLP
Deloitte & Touche, LLP

Jericho, New York

April 30, 2010

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	January 29, 2011	January 30, 2010
ASSETS:
Current assets:
Cash and cash equivalents	$1,236	$1,951
Accounts receivable, net of allowances of $525 and $335, as of January 29, 2011 and January 30, 2010, respectively	20,305	25,382
Inventories	224,645	216,038
Prepaid expenses and other current assets	9,769	11,902

Total current assets	255,955	255,273

Property and equipment, net	28,050	35,882
Other assets, net	16,467	15,430

Total assets	$300,472	$306,585

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Revolving credit facility	$—	$40,012
Accounts payable	25,789	35,017
Accounts payable-affiliates	14,787	35,277
Accrued expenses and other liabilities	16,734	18,068
Current portion of notes payable-affiliate	373	640
Current portion of obligations under capital leases and other long-term debt	1,232	1,147

Total current liabilities	58,915	130,161

Revolving credit facility	57,879	—
Notes payable-affiliates	95,366	95,739
Long-term portion of obligations under capital leases	1,773	2,034
Other long-term liabilities	26,031	14,560

Total liabilities	239,964	242,494

Shareholders’ equity:
Preferred stock, $.10 par value, 1,000,000 shares authorized as of January 29, 2011 and January 30, 2010, none issued	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 9,865,000 and 9,864,666 shares issued and outstanding as of January 29, 2011 and January 30, 2010, respectively	99	99
Additional paid-in capital	125,186	125,045
Accumulated deficit	(56,200)	(52,476)
Treasury stock, at cost, 898,249 shares as of January 29, 2011 and January 30, 2010	(8,577)	(8,577)

Total shareholders’ equity	60,508	64,091

Total liabilities and shareholders’ equity	$300,472	$306,585

See accompanying notes to consolidated financial statements.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
Net sales	$484,800	$510,922
Cost of goods sold	303,951	332,132

Gross profit	180,849	178,790

Operating expenses:
Selling, general and administrative expenses	162,157	164,141
Asset impairment	3,001	2,320
Depreciation and amortization	8,909	9,766

Total operating expenses	174,067	176,227

Income from operations	6,782	2,563
Interest expense	12,857	18,202

Loss before income tax provision	(6,075)	(15,639)
Income tax (benefit) provision	(2,351)	189

Net loss	$(3,724)	$(15,828)

Net loss per common share:
Basic and diluted	$(0.42)	$(1.77)

Weighted average number of common shares outstanding:
Basic and diluted	8,966,612	8,966,417

See accompanying notes to consolidated financial statements.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock
	Shares	Amount			Shares	Amount	Total
Balance at January 31, 2009	9,864,666	$99	$125,007	$(36,648)	898,249	$(8,577)	$79,881
Share based compensation expense	—	—	38	—	—	—	38
Net loss	—	—	—	(15,828)	—	—	(15,828)

Balance at January 30, 2010	9,864,666	99	125,045	(52,476)	898,249	(8,577)	64,091
Share based compensation expense	—	—	139	—	—	—	139
Exercise of stock options	334	—	2	—	—	—	2
Net loss	—	—	—	(3,724)	—	—	(3,724)

Balance at January 29, 2011	9,865,000	$99	$125,186	$(56,200)	898,249	$(8,577)	$60,508

See accompanying notes to consolidated financial statements.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010

Cash flows from operating activities:
Net loss	$(3,724)	$(15,828)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Asset impairment	3,001	2,320
Loss on disposals of property and equipment	556	—
Depreciation and amortization	8,909	9,766
Amortization of deferred financing costs	2,397	1,826
Provision (recovery) for losses on accounts receivable	172	(94)
Share based compensation	139	38
Change in operating assets and liabilities:
Accounts receivable	4,905	3,747
Inventories	(8,607)	85,845
Prepaid expenses and other assets	591	(3,920)
Accounts payable-non affiliates	(9,228)	6,183
Accounts payable-affiliates	(20,490)	23,108
Accrued expenses and other liabilities	10,296	8,048

Net cash (used in) provided by operating activities	(11,083)	121,039

Cash flows from investing activities:
Additions to property and equipment	(2,978)	(4,821)
Other investing activities	—	(1,500)

Net cash used in investing activities	(2,978)	(6,321)

Cash flows from financing activities:
Net borrowings (repayments) under bank line of credit	17,867	(113,371)
Repayments on affiliated notes payable	(640)	(640)
Payments of long-term debt and other	(159)	(159)
Deferred financing costs	(2,691)	(1,875)
Principal payments under capital lease obligations	(1,033)	(924)
Proceeds from exercise of stock options	2	—

Net cash provided by (used in) financing activities	13,346	(116,969)

Net decrease in cash	(715)	(2,251)
Cash and cash equivalents at beginning of year	1,951	4,202

Cash and cash equivalents at end of year	$1,236	$1,951

Supplemental Information:

Cash paid during the period for:
Interest	$3,990	$8,414
Income taxes	$674	$195

See accompanying notes to consolidated financial statements.

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—NATURE OF BUSINESS

On August 11, 2008, Perfumania Holdings, Inc. (formerly, E Com Ventures, Inc. or “E Com”) (the “Company”) completed its acquisition of Model Reorg, Inc. (“Model Reorg”) when the Company issued 5,900,000 shares of its common stock and warrants to purchase an additional 1,500,000 shares of its common stock in exchange for the shares of Model Reorg, and Model Reorg merged into the Company’s wholly owned subsidiary, Model Reorg Acquisition LLC (“Model Acquisition”) (the “Merger”). Perfumania Holdings, Inc., a Florida corporation, performs all of its operations through five wholly-owned subsidiaries, Quality King Fragrance, Inc. (“QFG”), Five Star Fragrance Company, Inc. (“Five Star”), Scents of Worth (“SOW”), Perfumania, Inc. (“Perfumania”), and Perfumania.com, Inc. (“Perfumania.com”).

The Company’s wholesale business, which is conducted through its subsidiary, QFG, distributes designer fragrances to mass market retailers, drug and other chain stores, retail wholesale clubs, traditional wholesalers, and other distributors throughout the United States. It sells principally to retailers such as Wal-Mart, Walgreens, Kohl’s, Nordstrom Rack, Marshalls, Target, Ross Stores and CVS. The Company’s manufacturing division is operated by another subsidiary, Five Star, which owns and licenses designer and other fragrance brands, paying royalties to the licensors based on a percentage of sales. Five Star also manufactures, on behalf of Perfumania, the Jerome Privee product line, which includes bath and body products and which is sold exclusively in Perfumania’s retail stores. Five Star’s owned and licensed brands are sold principally through the Company’s wholesale business, SOW’s consignment business, and Perfumania’s retail stores. All manufacturing operations are outsourced to third party manufacturers. Five Star’s sales and results of operations are not significant to the Company’s results on a consolidated basis and are included within the Company’s wholesale business for reporting purposes.

The Company’s retail business is conducted through its subsidiaries, 1) Perfumania, a specialty retailer of fragrances and related products, 2) Perfumania.com, an Internet retailer of fragrances and other specialty items and 3) SOW, which sells fragrances in retail stores on a consignment basis. Perfumania is a leading specialty retailer and distributor of a wide range of brand name and designer fragrances. As of January 29, 2011, Perfumania operated a chain of 360 retail stores, including three seasonal locations, specializing in the sale of fragrances and related products at discounted prices up to 75% below the manufacturers’ suggested retail prices. Perfumania’s retail stores are located in regional malls, manufacturers’ outlet malls, lifestyle centers, airports and on a stand-alone basis in suburban strip shopping centers, throughout the United States and Puerto Rico. Perfumania.com offers a selection of our more popular products for sale over the Internet and serves as an alternative shopping experience to the Perfumania retail stores. SOW operates the largest national designer fragrance consignment program, with contractual relationships to sell products on a consignment basis in approximately 2,400 stores, including more than 1,300 Kmart locations nationwide. Its other retail customers include Burlington Coat Factory, SYMS, Loehmann’s, Daffy’s and K&G.

There were no customers who accounted for more than 10% of net sales in fiscal 2010 or 2009.

OTHER MATTERS—LIQUIDITY ENHANCEMENT

In January 2011, the Company entered into a new $225 million Senior Credit Facility (the “Senior Credit Facility”) (see Note 6). The Company currently anticipates that cash flows from operations and the projected borrowing availability under the Senior Credit Facility will be sufficient to fund its liquidity requirements for at least the next twelve months. Nevertheless, there can be no certainty that availability under the Senior Credit Facility will be sufficient to fund the Company’s liquidity needs. The sufficiency and availability of the Company’s projected sources of liquidity may be adversely affected by a variety of factors, including, without limitation, the level of the Company’s operating cash flows, which will be impacted by retailer and consumer acceptance of the Company’s products, general economic conditions and the level of consumer spending; and the Company’s ability to comply with financial and other covenants included in the Senior Credit Facility.

The Company has incurred substantial indebtedness to fund its business. If the Company does not have a sufficient borrowing base at any given time, borrowing availability under the Senior Credit Facility may not be sufficient to support liquidity needs. Insufficient borrowing availability under the Senior Credit Facility would have a material adverse effect on the Company’s financial condition and results of operations. If the Company were unable to comply with the requirements in the Senior Credit Facility, it would be unable to borrow under such agreement and any amounts outstanding would become immediately due and payable, which would have a material adverse effect on the Company’s financial condition, results of operations and liquidity. If we need to raise additional funds to support our operations, we may not be able to do so on favorable terms, or at all. Without such funding, we may need to modify or abandon our growth strategy or eliminate product offerings, either of which could negatively impact our financial position.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies and practices used by the Company in the preparation of the accompanying consolidated financial statements are as follows:

FISCAL YEAR END

The Company’s fiscal year end ends on the Saturday closest to January 31 to enable the Company’s operations to be reported in a manner consistent with general retail reporting practices and the financial reporting needs of the Company. In the accompanying Notes, fiscal 2010 refers to the fiscal year beginning January 31, 2010 and ending January 29, 2011 and fiscal 2009 refers to the fiscal year beginning February 1, 2009 and ending January 30, 2010.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates made by management in the accompanying consolidated financial statements relate to the valuation of accounts receivable and inventory balances, self-insured health care accruals, long-lived asset impairments and estimated useful lives of property and equipment and deferred tax assets. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements. Cash and cash equivalents consist of unrestricted cash in accounts maintained with major financial institutions.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company reduces credit risk by placing its cash and cash equivalents with major financial institutions with high credit ratings. At times, such amounts may exceed federally insured limits.

ACCOUNTS RECEIVABLE

The Company’s accounts receivable consist primarily of trade receivables due from wholesale sales. Also included are credit card receivables and receivables due from consignment sales relating to the Company’s retail business segment. Generally, there are three to four days of retail sales transactions outstanding with third-party credit card vendors and approximately one to two weeks of consignment retail sales at any point in time. An allowance for doubtful accounts is determined through analysis of the aging of accounts receivable at the date of the financial statements, assessments of collectability based on an evaluation of historical and anticipated trends, the financial condition of the Company’s customers and an evaluation of the impact of economic conditions.

INVENTORIES

Inventories, principally consisting of finished goods, are stated at the lower of cost or market with cost being determined on a weighted average basis. The cost of inventory includes product cost and freight charges. Write offs of potentially slow moving or damaged inventory are recorded based on management’s analysis of inventory levels, future sales forecasts and through specific identification of obsolete or damaged merchandise.

PROPERTY AND EQUIPMENT

Property and equipment is carried at cost, less accumulated depreciation and amortization. Depreciation for property and equipment, which includes assets under capital leases, is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease including one stated renewal period that is reasonably assured, or the estimated useful lives of the improvements, generally ten years, with the exception of the improvements on the corporate office and warehouse in Bellport, New York which has a lease term of twenty years. Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs which do not extend the useful life of the asset are expensed when incurred. Gains or losses arising from sales or retirements are reflected in operations. See Note 4.

INTANGIBLE ASSETS

Intangible assets with indefinite lives are not amortized, but rather tested for impairment at least annually. The fair values are estimated and compared to their carrying values.

Trademarks, including tradenames and owned licenses having finite lives are recorded at cost and are amortized over their respective lives to their estimated residual values and are also reviewed for impairment when changes in circumstances indicate the assets’ value may be impaired. Impairment testing is based on a review of forecasted operating cash flows and the profitability of the related brand.

GIFT CARDS

Upon the purchase of a gift card by a retail customer, a liability is established for the cash value of the gift card. The liability is included in accrued expenses and other liabilities. The liability is relieved and revenue is recognized at the time of the redemption of the gift card. Over time, some portion of gift cards issued is not redeemed. If this amount is determined to be material to the Company’s consolidated financial statements, it will be recorded as a reduction of selling, general and administrative expenses, when it can be determined that the likelihood of the gift card being redeemed is remote and there is no legal obligation to remit the unredeemed gift cards to relevant jurisdictions (often referred to as gift card breakage). No gift card breakage has been recorded in the consolidated statements of operations for any year presented in these financial statements. Gift cards issued by the Company do not have expiration dates.

ACCRUED EXPENSES

Accrued expenses for self insured employee medical benefits, contracted advertising, sales allowances, professional fees and other outstanding obligations are assessed based on claims experience and statistical trends, open contractual obligations and estimates based on projections and current requirements. If these trends change significantly, then actual results would likely be impacted.

REVENUE RECOGNITION

Revenue from wholesale transactions is recognized when title passes, which occurs either upon shipment of products or delivery to the customer. Revenue from retail sales is recorded, net of discounts, at the point of sale for Perfumania stores, and for consignment sales, when sale to the ultimate customer occurs. Revenue from Internet sales is recognized at the time products are delivered to customers. Shipping and handling revenue from our Internet sales is included as a component of net sales. Revenues are presented net of any taxes collected from customers and remitted to government agencies. Revenue from gift cards is recognized at the time of redemption. Returns of store and Internet sales are allowed within 30 days of purchase.

SALES AND ALLOWANCES

Allowances for sales returns are estimated and recorded as a reduction of sales based on our historical return patterns. Allowances provided for advertising, marketing and tradeshows are recorded as selling expenses since they are costs for services received from the customer which are separable from the customer’s purchase of the Company’s products. Accruals and allowances are estimated based on available information including third party and historical data.

COST OF GOODS SOLD

Cost of goods sold include the cost of merchandise sold, inventory valuation writedowns, inventory shortages, damages and freight charges.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses include payroll and related benefits for our store operations, field management, distribution center, purchasing and other corporate office and administrative personnel; rent, common area maintenance, real estate taxes and utilities for our stores, distribution centers and corporate office; advertising, consignment fees, sales promotion, insurance, supplies, professional fees and other administrative expenses.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the differences between the financial reporting carrying values and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized to reduce net deferred tax assets to amounts that management believes are more likely than not expected to be realized. Significant judgment is required in determining the provision for income taxes. Changes in estimates may create volatility in the Company’s effective tax rate in future periods for various reasons including, but not limited to: changes in tax laws/rates, forecasted amounts and mix of pre-tax income/loss, settlements with various tax authorities, the expiration of the statute of limitations on some tax positions and obtaining new information about particular tax positions that may cause management to change its estimates. In the ordinary course of business, the ultimate tax outcome is uncertain for many transactions. It is the Company’s policy to recognize, at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority, the impact of an uncertain income tax position on its income tax return. The tax provisions are analyzed at least quarterly and adjustments are made as events occur that warrant adjustments to those provisions. The Company records interest expense and penalties payable to relevant tax authorities as income tax expense.

Accounting standards prescribe a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The accounting standards also provide guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. See further discussion at Note 7.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share includes, in periods in which they are dilutive, the dilutive effect of those common stock equivalents where the average market price of the common shares exceeds the exercise prices for the respective years.

Basic and diluted net loss per common share are computed as follows:

	Fiscal Year Ended	Fiscal Year Ended
	January 29, 2011	January 30, 2010
	($ in thousands, except share amounts)
Net loss—basic and diluted	$(3,724)	$(15,828)

Denominator:
Weighted average number of shares for basic and dilutive net loss per share	8,966,612	8,966,417

Basic and diluted net loss per common share	$(0.42)	$(1.77)

In fiscal 2010 and 2009, 2,419,912 and 2,406,100 potential shares of common stock, respectively, relating to stock option awards, warrants and a convertible note were excluded from the diluted loss per share calculation, because the effect of including these potential shares was antidilutive due to net losses reported in each year.

ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

The carrying value of long-lived assets is evaluated whenever events or changes in circumstances indicate that the carrying values of such assets may be impaired. An evaluation of recoverability is performed by comparing the carrying values of the assets to projected undiscounted future cash flows in addition to other quantitative and qualitative analyses, including management’s strategic plans and market trends. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss. The impairment loss is determined based on the difference between the net book value and the fair value of the assets. The estimated fair value is based on anticipated discounted future cash flows. Any impairment is charged to operations in the period in which it is identified. Property and equipment assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. Cash flows for retail assets are identified at the individual store level. See Note 4 for a discussion of impairment charges for long-lived assets recorded in fiscal 2010 and 2009.

SHARE BASED COMPENSATION

Share based compensation expense is recognized on a straight-line basis over the requisite service period. We estimate the fair value of stock options granted using the Black-Scholes option valuation model. See further discussion at Note 9.

PRE-OPENING EXPENSES

Pre-opening expenses related to new stores are expensed as incurred.

SHIPPING AND HANDLING FEES AND COSTS

The cost related to shipping and handling for wholesale sales is classified as freight out, which is included in selling, general and administrative expenses. Income generated by retail sales from shipping and handling fees is classified as revenues and the costs related to shipping and handling are classified as cost of goods sold.

ADVERTISING COSTS

Advertising expense for fiscal 2010 and fiscal 2009 was approximately $2.9 million and $3.8 million, respectively, and is charged to expense when incurred. We periodically receive cooperative advertising allowances and credits from certain vendors. The aggregate amount of such allowances and credits is immaterial to our results of operations.

RENT EXPENSE

The Company leases retail stores as well as a corporate office and distribution center under operating leases. Minimum rental expenses are recognized over the term of the lease on a straight-line basis. For purposes of recognizing minimum rental expenses, the Company uses the date when possession of the leased space is taken from the landlord, which includes a construction period of approximately two months prior to store opening. For tenant improvement allowances and rent holidays, the Company records a deferred rent liability in accrued expenses on the consolidated balance sheets and amortizes the deferred rent over the terms of the leases as reductions to rent expense on the consolidated statements of operations. For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases on the consolidated statements of operations.

Certain leases provide for contingent rents, which are primarily determined as a percentage of gross sales in excess of specified levels and are not measurable at inception. The Company records a contingent rent liability in accrued expenses on the consolidated balance sheets and the corresponding rent expense when specified levels have been achieved or when management determines that achieving the specified levels during the fiscal year is probable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company’s assets and liabilities that qualify as financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt, and accrued expenses, are carried at cost, which approximates fair value due to the short-term maturity of these instruments. The reported amounts of long-term obligations approximate fair value, given management’s evaluation of the instruments’ current rates compared to market rates of interest and other factors.

CONCENTRATIONS OF CREDIT RISK

The Company is potentially subject to a concentration of credit risk with respect to its trade receivables, the majority of which are due from retailers and wholesale distributors. Credit risks also relate to the seasonal nature of the business. The Company’s sales are concentrated in November and December for the holiday season. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances to cover potential or anticipated losses for uncollectible accounts. The Company maintains credit insurance on certain receivables, which minimizes the financial impact of uncollectible accounts.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update to amend and clarify existing guidance related to fair value measurements and disclosures. This guidance adds new requirements for disclosures related to transfers into and out of Level 1 and Level 2 and requires separate disclosure of purchases, sales, issuances, and settlements related to Level 3 measurements. It also clarifies guidance around disaggregation and disclosures of inputs and valuation techniques used to measure fair value. We adopted the provisions of this accounting standards update effective January 31, 2010 except for the requirements related to Level 3 disclosures, which are effective for annual and interim periods beginning after

December 15, 2010. The adoption of this guidance did not have a material effect on the Company’s consolidated results of operations, financial position or cash flows, and we do not expect the adoption of the remaining disclosure requirements to impact our financial statements or results.

NOTE 3—INTANGIBLE ASSETS

The following table provides information related to intangible assets (in thousands), which are included in other assets, net on the accompanying consolidated balance sheets as of January 29, 2011 and January 30, 2010:

		January 29, 2011			January 30, 2010
	Useful Life (years)	Original Cost	Accumulated Amortization	Net Book Value	Original Cost	Accumulated Amortization	Net Book Value
Tradenames	7-20	$9,408	$6,000	$3,408	$10,559	$6,770	$3,789
Favorable leases	1-7	886	232	654	1,350	316	1,034
Tradename (non-amortizing)	N/A	8,500	—	8,500	8,500	—	8,500

		$18,794	$6,232	$12,562	$20,409	$7,086	$13,323

There was no recorded goodwill as of January 29, 2011 or January 30, 2010.

In accordance with accounting standards, intangible assets with indefinite lives are not amortized, but rather tested for impairment at least annually. The fair values are estimated and compared to their carrying values.

Trademarks, including tradenames and owned licenses having finite lives, are amortized over their respective lives to their estimated residual values and are also reviewed for impairment in accordance with accounting standards when changes in circumstances indicate the assets’ value may be impaired. Impairment testing is based on a review of forecasted operating cash flows and the profitability of the related brand. Included in other assets, net, on the accompanying consolidated balance sheets as of January 29, 2011 and January 30, 2010 are $8.5 million related to the value of the Perfumania tradename, and $3.4 million and $3.8 million, respectively, for trademarks and licenses of Five Star.

Favorable leases resulted from the April 2009 asset purchase of three fragrance retail stores from an unrelated party. The Company’s consolidated statement of operations for fiscal 2009 includes the results of operations of these stores from the date of acquisition. The total purchase price was not material to the Company’s consolidated results. The favorable leases are being amortized over the remaining lives of the respective store leases. As of January 29, 2011, the leases for two of the stores have matured and the favorable lease and related accumulated amortization balances have been written off. Impairment testing is based on a review of forecasted operating cash flows and the profitability of the remaining store.

During the fourth quarters of fiscal 2010 and 2009, the Company completed its annual impairment testing of non-amortizing intangible assets and concluded that there was no impairment of these assets.

Amortization expense associated with intangible assets subject to amortization is included in depreciation and amortization on the accompanying consolidated statements of operations, and amounted to approximately $0.8 million and $1.1 million for fiscal years 2010 and 2009, respectively. The weighted average amortization periods for the remaining tradenames with finite lives and for favorable leases are 16.9 years and 7.0 years, respectively. The estimated future amortization expense of intangible assets is as follows (in thousands):

Fiscal Year	Amortization Expense
2011	$507
2012	500
2013	476
2014	476
2015	476
Thereafter	1,627

$4,062

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consisted of (in thousands):

	January 29, 2011	January 30, 2010	Estimated Useful Lives (In Years)
Buildings and improvements	$26,240	$29,181	Lesser of useful life or lease term
Furniture and fixtures	21,687	20,473	5-7
Machinery and equipment	3,915	4,467	5-7

	51,842	54,121
Less:
Accumulated depreciation	(23,792)	(18,239)

	$28,050	$35,882

Depreciation and amortization expense on property and equipment for fiscal 2010 and fiscal 2009 was $8.1 million and $8.7 million, respectively which included depreciation expense relating to building and equipment under capital leases of $0.5 and $0.6 million, respectively. Accumulated depreciation for building and equipment under capital leases was $1.3 million as of January 29, 2011 and $0.8 million at January 30, 2010. Net assets under capital leases were $3.1 million and $3.5 million at January 29, 2011 and January 30, 2010, respectively.

During fiscal 2010 and 2009, the Company recorded non-cash impairment charges of approximately $2.2 million and $2.3 million, respectively, to reduce the net carrying value of certain retail store assets (primarily leasehold improvements) to their estimated fair value, which was determined based on discounted expected future cash flows. Lower than expected operating cash flow performance relative to the affected assets and the impact of the current economic environment on their projected future results of operations indicated that the carrying value of the related long-lived assets were not recoverable. The Company also recorded a non-cash impairment charge of $0.8 million on a building under a capital lease during the fourth quarter of fiscal 2010 due to a change in anticipated sublease revenue. These asset impairment charges are included in asset impairment in the accompanying consolidated statements of operations.

See Note 11 for further discussion of capital leases.

NOTE 5—RELATED PARTY TRANSACTIONS

Glenn and Stephen Nussdorf and their sister, Arlene Nussdorf, owned an aggregate 6,649,476 shares or approximately 74% of the total number of shares of the Company’s common stock as of January 29, 2011, excluding shares issuable upon conversion of the Warrants discussed in Note 9 or the Convertible Note discussed in Note 6, and not assuming the exercise of any outstanding options held by the Company’s officers and directors. Stephen Nussdorf has served as the Chairman of the Company’s Board of Directors since February 2004.

The Nussdorfs are officers and principals of Quality King, which distributes pharmaceuticals and health and beauty care products, and the Company’s President and Chief Executive Officer, Michael W. Katz is an executive of Quality King.

See Note 6 for discussion of notes payable to affiliates.

Effective August 1, 2008, the Company’s subsidiary, Model Reorg Acquisition LLC, issued a $1.9 million promissory note payable to Mr. Katz, with interest at 4%, in equal monthly installments of $53,333 commencing September 1, 2008 and terminating August 1, 2011. Under a related stockholder agreement, Mr. Katz is bound by certain non-compete, non-solicitation and confidentiality covenants. The note payable is included in current and long term notes payable—affiliate as of January 29, 2011 and January 30, 2010, in the amounts of $0.4 million and $1.0 million, respectively, on the accompanying consolidated balance sheets.

Transactions with Affiliated Companies

Glenn Nussdorf beneficially owns approximately 10.1% of the outstanding common stock of Parlux Fragrances, Inc. (“Parlux”), a publicly traded manufacturer and distributor of prestige fragrances and beauty products. The Company has historically purchased merchandise from Parlux. Glenn Nussdorf also has an ownership interest in Lighthouse Beauty Marketing, LLC and Lighthouse Beauty, LLC, both of which are manufacturers and distributors of prestige fragrances. Starting in fiscal 2010, the Company began purchasing merchandise from both entities. Starting in fiscal 2009, the Company has also purchased merchandise from Quality King. The amounts due to these related companies are non-interest bearing and are included in accounts payable-affiliates in the accompanying consolidated balance sheets. Purchases from related parties are generally payable in 90 days; however, due to the seasonality of the Company’s business, these terms are generally extended. Related party accounts have historically been brought closer to terms at the end of the holiday season. During the rest of the year, the Company has relied upon these extended terms to provide a portion of its liquidity. Transactions with these related companies during fiscal 2010 and 2009 were as follows:

	Total Purchases Fiscal Year Ended January 29, 2011	Total Purchases Fiscal Year Ended January 30, 2010	Balance Due January 29, 2011	Balance Due January 30, 2010
	(in thousands)
Parlux	$45,679	$31,671	$14,015	$15,891
Quality King	3,529	18,064	—	19,386
Lighthouse Beauty Marketing, LLC	1,725	—	318	—
Lighthouse Beauty, LLC	7,663	—	406	—

	$58,596	$49,735	$14,739	$35,277

Glenn, Stephen and Arlene Nussdorf own GSN Trucking, Inc. (“GSN”) which provides general transportation and freight services. The Company periodically utilizes GSN to transport both inbound purchases of merchandise and outbound shipments to wholesale customers. During fiscal 2010, total payments to GSN for transportation services provided were approximately $0.2 million. The amount due to GSN at January 29, 2011 was less than $0.1 million and is included in accounts payable-affiliates in the accompanying consolidated balance sheets.

Quality King occupies a leased 560,000 square foot facility in Bellport, NY. The Company began occupying approximately half of this facility in December 2007 under a sublease that terminates on September 30, 2027, and this location serves as the Company’s principal offices. As of January 29, 2011, the monthly current sublease payments are approximately $205,000 and increase by 3% annually. Total payments by the Company to Quality King in fiscal 2010 and 2009 for this sublease were approximately $2.5 million and $2.4 million, respectively.

The Company and Quality King are parties to a Services Agreement providing for the Company’s participation in certain third party arrangements at the Company’s respective share of Quality King’s cost, including allocated overhead, plus a 2% administrative fee, and the provision of legal services. The Company also shares with Quality King the economic benefit of the bulk rate contract that the Company has with UPS to ship Quality King’s merchandise and related items. The Services Agreement will terminate on thirty days’ written notice from either party. During both fiscal 2010 and 2009, the expenses charged under these arrangements to the Company were $0.6 million.

NOTE 6—REVOLVING CREDIT FACILITY, NOTES PAYABLE TO AFFILIATES AND SUBORDINATED CONVERTIBLE NOTE PAYABLE TO AFFILIATE

The revolving credit facility, notes payable to affiliates and subordinated convertible note payable to affiliates consist of the following:

	January 29, 2011	January 30, 2010
	(in thousands)
Revolving credit facility, interest payable monthly, secured by a pledge of substantially all of the Company’s assets	$57,879	$40,012
Subordinated convertible note payable-affiliates	5,000	5,000
Subordinated non-convertible notes payable-affiliates	90,739	91,379

	153,618	136,391
Less current portion	(373)	(40,652)

Total long-term debt	$153,245	$95,739

On January 7, 2011, the Company entered into a new $225 million revolving credit facility with a syndicate of banks (the “Senior Credit Facility”). The initial proceeds of the Senior Credit Facility were used to pay amounts incurred in connection with the Company’s previous senior credit facility. The Senior Credit Facility is used for the Company’s general corporate purposes and those of its subsidiaries, including working capital. The Company and certain of its subsidiaries are co-borrowers under the Senior Credit Facility, and certain of the Company’s other subsidiaries have guaranteed all of the obligations thereunder.

The Senior Credit Facility is scheduled to expire on January 7, 2015, when all amounts will be due and payable in full. The Senior Credit Facility does not require amortization of principal and may be paid before maturity in whole or in part at the Company’s option without penalty or premium.

Revolving loans under the Senior Credit Facility may be drawn, repaid and reborrowed up to the amount available under a borrowing base calculated with reference to a specified percentage of the borrowers’ eligible credit card receivables, a specified percentage of the borrowers’ eligible trade receivables and a specified percentage of the borrowers’ eligible inventory from time to time, which may be reduced by the lender in its reasonable discretion. The Senior Credit Facility also includes a sub-limit of $25 million for letters of credit and a sub-limit of $25 million for swing line loans (that is, same-day loans from the lead or agent bank).

Interest under the Senior Credit Facility is, at the Company’s election unless an Event of Default exists, at either (i) the highest of a “base rate”, as defined in the agreement or (ii) the LIBOR rate, plus in each case, specified margins that are determined based upon the Company’s excess availability as calculated under the facility from time to time. Interest rate margins for the first six months are set at 2.75% per annum for LIBOR Rate borrowings and 1.75% for base rate borrowings and may range between 0.25% higher and lower thereafter. The Company is also required to pay monthly commitment fees ranging from .50% to .75% per annum of the unused amount of the Senior Credit Facility, depending on the average outstanding balance, and a monthly fee ranging from 2.50% to 3.00% per annum of the outstanding amount of letters of credit based upon its excess availability.

All obligations of the Company under the Senior Credit Facility and under any interest rate protection or other hedging arrangements entered into in connection with the Senior Credit Facility are secured by first priority perfected security interests in all existing and after-acquired personal property and owned real property owned by the Company and its subsidiaries, which are co-borrowers or guarantors, including, without limitation, 100% (or, in the case of excluded foreign subsidiaries, 66%) of the outstanding equity interests in their subsidiaries.

The Senior Credit Facility imposes customary limitations on the Company’s ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; pay dividends and make other distributions; make investments and enter into joint ventures; dispose of assets; and engage in transactions with affiliates, except for certain existing arrangements under which the Company leases space and obtains certain business services from affiliated companies and other arrangements in the ordinary course of business and on an arms-length basis. The Senior Credit Facility also provides that advances to suppliers by the Company and its subsidiaries for five days or less may not exceed $8 million with respect to all suppliers or $5 million with respect to any one supplier (together with its affiliates) and other advances to suppliers may not exceed $4 million with respect to all suppliers or $3 million with respect to any one supplier (together with its affiliates). In addition, under the Senior Credit Facility, the Company and its subsidiaries must maintain availability under the facility of at least the greater of 10% of the aggregate amount that may be advanced against eligible credit card receivables, trade receivables and inventory or $10 million. As of January 29, 2011, the Company had $61.9 million available to borrow under the Senior Credit Facility based on the borrowing base at that date.

Any failure to comply with the financial or operating covenants of the Senior Credit Facility or the occurrence of other customary events of default, including a change in control of the Company, would not only prevent the Company and its subsidiaries from being able to borrow additional funds, but would constitute a default, resulting in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable. The Company was in compliance with all financial and operating covenants as of January 29, 2011.

As a condition of entering into the Senior Credit Facility, effective January 7, 2011, one of the Company’s subsidiaries executed Amended and Restated Subordinated Promissory Notes amending certain outstanding unsecured subordinated debt obligations. The unsecured debt obligations that are subordinated to the Senior Credit Facility are as follows:

(i) a promissory note in the principal amount of $35 million, held by Quality King (the “QKD Note”), which provides for payment of principal in quarterly installments between April 30, 2015 and July 31, 2018 and payment of interest in quarterly installments commencing on January 31, 2011 at the then current senior debt rate, as defined in the Senior Credit Facility, plus 1% per annum;

(ii) promissory notes in the aggregate principal amount of approximately $55.4 million, held by six estate trusts established by Glenn, Stephen and Arlene Nussdorf (the “Nussdorf Trust Notes”), which provide for payment of the principal in full on April 30, 2015 and payments of interest in quarterly installments commencing on January 31, 2011 at the then current senior debt rate plus 2% per annum; and

(iii) a convertible note in the principal amount of $5 million held by Glenn and Stephen Nussdorf (the “Convertible Note”), which allows the holders to convert any or all of the principal and accrued interest into shares of the Company’s common stock at $7.00 per share. This note provides for payment in January 2009 and is currently in default because of the restrictions on payment described below, resulting in an increase of 2% in the nominal interest rate, which is the prime rate plus 1%.

Under the Senior Credit Facility, no principal may be paid on any of the QKD Note, the Nussdorf Trust Notes or the Convertible Note until three months after the Senior Credit Facility terminates and is paid in full, and payment of interest is subject to satisfaction of certain conditions, including the Company’s maintaining excess availability under the Senior Credit Facility of $17.5 million (or 17.5% of commitment) and a fixed charge coverage ratio, as defined in the credit agreement, of 1.1:1.0.

Interest expense on the Nussdorf Trust Notes, the Quality King Note and the Convertible Note was approximately $5.7 million and $7.9 million for fiscal 2010 and 2009, respectively, and is included in interest expense on the accompanying consolidated statements of operations for fiscal 2010 and 2009. No payments of principal have been made on any of these Notes. Accrued interest payable at January 29, 2011 and January 30, 2010, respectively, on the Nussdorf Trust Notes, the Quality King Note and the Convertible Note was approximately $16.5 million and $10.9 million and is included in other long-term liabilities on the accompanying consolidated balance sheets as of January 29, 2011 and January 30, 2010, respectively.

Maturities of the Company’s revolving credit facility, notes payable to affiliates and subordinated convertible note payable to affiliates as of January 29, 2011 are as follows:

Fiscal Year	Maturities
(in thousands)
2011	$373
2012	—
2013	—
2014	57,879
2015	95,366

Total	$153,618

NOTE 7—ACCOUNTING FOR INCOME TAXES

The income tax (benefit) provision is comprised of the following amounts (in thousands):

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
Current:
Federal	$(2,447)	$—
State and local	96	189

	(2,351)	189

Deferred:
Federal	—	—
State and local	—	—
Foreign	—	—

	—	—

Income tax (benefit) provision	$(2,351)	$189

The income tax (benefit) provision differs from the amount obtained by applying the statutory Federal income tax rate to pretax income as follows (in thousands):

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
Benefit at federal statutory rates	$(2,126)	$(5,474)
Non-deductible expenses	24	31
Change in valuation allowance	(1,018)	6,978
State taxes	510	(822)
General reserves and other	259	(524)

Income tax (benefit) provision	$(2,351)	$189

Net deferred tax liabilities, which are included in other long-term liabilities on the accompanying consolidated balance sheets as of January 29, 2011 and January 30, 2010, reflect the tax effect of the following differences between financial statement carrying amounts and tax bases of assets and liabilities as follows (in thousands):

	January 29, 2011	January 30, 2010
Assets:
Net operating loss and tax credit carry forwards	$5,949	$10,205
Puerto Rico net operating loss carry forwards	1,731	1,708
Inventories	2,415	2,020
Property and equipment	9,687	9,074
Accounts receivable allowances	253	134
Goodwill and intangibles	1,060	1,309
Self-insured reserves and other	4,361	2,024

Total deferred tax assets	25,456	26,474
Valuation allowance	(25,456)	(26,474)

Net deferred tax assets	—	—
Liabilities:
Tradename	(3,400)	(3,400)

Net deferred tax liabilities	$(3,400)	$(3,400)

Management evaluates the Company’s deferred income tax assets and liabilities to determine whether or not a valuation allowance is necessary. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate future taxable income during those periods in which temporary differences become deductible and/or credits can be utilized. Based on the difficult retail and wholesale environment resulting from the decline in general economic conditions and consumer confidence in fiscal 2008, and the uncertainty as to when conditions will improve sufficiently enough to enable the Company to utilize its deferred tax assets, the Company established a full valuation allowance against its deferred tax assets, recording a non-cash charge of approximately $19.5 million in fiscal 2008. The lack of practical tax-planning strategies available in the short term and the lack of other objectively verifiable positive evidence supported the conclusion that a full valuation allowance against the Company’s federal and state net deferred tax assets was necessary. In fiscal 2010 and 2009, the valuation allowance decreased by approximately $1.0 million and increased by approximately $7.0 million, respectively.

As of January 29, 2011 and January 30, 2010, the Company had a deferred tax liability of approximately $3.4 million related to a tradename. Due to the uncertainty of when this deferred tax liability will be recognized, the Company was not able to offset its total deferred tax assets with this deferred tax liability.

Based on available evidence, management concluded that a full valuation allowance should be maintained against the Company’s deferred tax assets as of January 29, 2011. If, in the future, the Company realizes taxable income on a sustained basis of the appropriate character and within the net operating loss carry-forward period, the Company would be allowed to reverse some or all of this valuation allowance, resulting in an income tax benefit. Further, changes in existing tax laws could also affect valuation allowance needs in the future.

In the most recently filed consolidated federal tax return, the Company was able to carryback a portion of its net operating loss to Model Reorg’s previously filed 2007 federal tax return. The carry-back resulted in a claim for refund of federal income taxes of approximately $2.5 million. The amount of the claim was determined based on information which became available and which was recorded as an income tax benefit during both the thirteen and thirty-nine weeks ended October 30, 2010. The claim for refund is included in prepaid expenses and other current assets on the condensed consolidated balance sheet as of January 29, 2011.

As of January 20, 2011, the Company’s United States and Puerto Rico net operating loss carryforwards which approximate $14.0 million and $1.7 million, respectively, begin to expire in fiscal years 2024 and 2011, respectively.

Accounting standards prescribe a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in an income tax return. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The accounting standards also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of January 29, 2011 and January 30, 2010, there was a liability of $0.7 million and $0.6 million, respectively, recorded for income tax associated with unrecognized tax benefits.

The Company accrues interest related to unrecognized tax benefits as well as any related penalties in income tax expense, which is consistent with the recognition of these items in prior reporting periods. Accrued interest and penalties as of January 29, 2011 and January 30, 2010 were $0.4 million and $0.3 million, respectively.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months, were (in thousands):

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
Unrecognized tax benefits	$666	$632
Portion if recognized would reduce tax expense and effective rate	666	632
Accrued interest on unrecognized tax benefits	254	203
Accrued penalties on unrecognized tax benefits	142	142

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
Balance at beginning of year	$632	$523
Additions for tax positions of the current year	—	—
Additions for tax positions of prior years	34	109

Balance at end of year	$666	$632

The Company does not expect material adjustments to the total amount of unrecognized tax benefits within the next 12 months, but the outcome of tax matters is uncertain and unforeseen results can occur.

The Company conducts business throughout the United States and Puerto Rico, and as a result, files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities. With few exceptions, the Company is no longer subject to U.S. federal, state, local or Puerto Rico income tax examinations for fiscal years prior to 2004. State and foreign income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. The Company is not currently under examination in any state or foreign jurisdictions.

NOTE 8—FAIR VALUE MEASUREMENTS

The Company adopted the accounting guidance regarding fair value and disclosures, as it applies to financial and non-financial assets and liabilities. The guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The new guidance does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

Level 1: Observable inputs such as quoted prices in active markets (the fair value hierarchy gives the highest priority to Level 1 inputs);

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data and require the reporting entity to develop its own assumptions

As of January 29, 2011, the Company had no material financial assets or liabilities measured on a recurring basis that required adjustments or write-downs and the carrying values of current assets and liabilities approximate their fair value. The Company measures certain assets at fair value on a non-recurring basis, specifically long-lived assets evaluated for impairment. We estimated the fair value of our long-lived assets using company-specific assumptions which would fall within Level 3 of the fair value hierarchy.

The following tables present the non-financial assets the Company measured at fair value on a non-recurring basis, based on the fair value hierarchy as of January 29, 2011 and January 30, 2010:

		Fair Value Measured and Recorded at Reported Date Using
	Net Carrying Value as of January 29, 2011	Level 1	Level 2	Level 3	Total Losses – Year Ended January 29, 2011
Property and Equipment (in thousands)	$3,035	$—	$—	$3,035	$3,001

		Fair Value Measured and Recorded at Reported Date Using
	Net Carrying Value as of January 30, 2010	Level 1	Level 2	Level 3	Total Losses – Year Ended January 30, 2010
Property and Equipment (in thousands)	$281	$—	$—	$281	$2,321

In fiscal 2010, the Company recorded a non-cash impairment charge of approximately $3.0 million to reduce the net carrying value of certain retail store assets and a capital lease on a building to their estimated market value, which was based on discounted estimated future cash flows. In fiscal 2009, the Company recorded a similar charge of approximately $2.3 million related to certain retail stores.

There were no non-financial liabilities outstanding as of January 29, 2011 and January 30, 2010.

NOTE 9—SHAREHOLDERS’ EQUITY

PREFERRED STOCK

The Company’s Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock. The preferred stock may be issued from time to time at the discretion of the Board of Directors without shareholders’ approval. The Board of Directors is authorized to issue these shares in different series and, with respect to each series, to determine the dividend rate, and provisions regarding redemption, conversion, liquidation preference and other rights and privileges. As of January 29, 2011, no preferred stock had been issued.

TREASURY STOCK

From time to time, the Company’s Board of Directors has approved the repurchase of the Company’s common stock. As of January 29, 2011, the Company had repurchased 898,249 shares of common stock for approximately $8.6 million, all of which are held as treasury shares. There were no repurchases during fiscal 2010 or fiscal 2009.

WARRANTS

In connection with the Merger on August 11, 2008, the Company issued warrants (the “Warrants”) to purchase an additional 1,500,000 shares of our common stock with an exercise price per share of $23.94. The Warrants will not be exercisable until the third anniversary of the closing of the Merger (except upon a change of control of the Company), after which they will be exercisable until the tenth anniversary. The fair value of these Warrants at the date of issuance was $26.5 million, which was recorded as a reduction of retained earnings (accumulated deficit) and an increase to additional paid-in capital within the consolidated statement of shareholders’ equity in fiscal 2008.

STOCK OPTION PLANS

On October 8, 2010, the Company’s shareholders approved the Company’s 2010 Equity Incentive Plan (the “2010 Plan”). The Company’s Board of Directors had previously adopted the 2010 Plan. The 2010 Plan provides for equity-based awards to the Company’s employees, directors and consultants. Under the 2010 Plan, the Company has reserved 1,000,000 shares of common stock for issuance. This number will automatically increase on the first trading day of each fiscal year, beginning with fiscal 2011, by an amount equal to 1 1/2% of the shares of common stock outstanding as of the last trading day of the immediately preceding fiscal year. The Company previously had two stock option plans which expired on October 31, 2010. No equity awards will be granted after this date under these plans, although the 191,292 options previously granted and outstanding as of this date will remain outstanding until they are either exercised or forfeited or they expire. As of January 29, 2011, 15,000 stock options have been granted to the Independent Board Members pursuant to the 2010 Plan. A summary of the Company’s option activity, and related information for the fiscal year ended January 29, 2011 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
				(in thousands)
Outstanding as of January 30, 2010	191,814	$9.92
Granted	15,000	8.46
Exercised	(334)	4.79
Forfeited	(854)	5.55

Outstanding as of January 29, 2011	205,626	$9.84	6.1	$244

Vested and expected to vest as of January 29, 2011	194,293	$10.13	5.7	$210

Exercisable as of January 29, 2011	66,781	$4.79	7.5	$210

The fair value for stock options issued during fiscal 2010 was estimated at the date of grant, using the Black-Scholes option pricing model with the following weighted average assumptions.

Fiscal Year Ended January 29, 2011
Expected life (years)	5
Expected stock price volatility	139.0%
Risk-free interest rates	1.2%
Expected dividend yield	0.0%

The expected life of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. The expected stock price volatility is estimated using the historical volatility of the Company’s stock. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero coupon issues with a term equal to the option’s expected life. The Company has not paid dividends in the past and does not intend to in the foreseeable future.

The weighted average estimated fair values of options granted during fiscal years 2010 and 2009 were $7.47 and $3.58 per share, respectively. The fair value of options that vested during fiscal years 2010 and, 2009 was approximately $139,000 and $38,000, respectively. As of January 29, 2011, there was $20,000 of total unrecognized compensation expense related to stock options that will vest and be recognized in fiscal 2011. The aggregate intrinsic value of options exercised during fiscal 2010 was $2,000. There were no stock options exercised in fiscal 2009.

See consolidated statements of shareholders’ equity in these financial statements for activity in shareholders’ equity accounts.

NOTE 10—EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Savings and Investment Plan (the “Plan”) for its various subsidiaries. Pursuant to the Plan, the participants may make contributions to the Plan in varying amounts from 1% to 100% of total compensation, or the maximum limits allowable under the Internal Revenue Code, whichever is less. The Company, at its discretion, may match such contributions in varying amounts, as specified by the Plan, and the Company’s matching contributions vest over a one to four year period. The Company did not match contributions to the Plan during fiscal 2010 and 2009.

NOTE 11—COMMITMENTS AND CONTINGENCIES

Medical insurance

The Company self-insures employees for employee medical benefits under the Company’s group health plan. The Company maintains stop loss coverage for individual medical claims in excess of $100,000 and for annual Company medical claims which exceed approximately $3.4 million in the aggregate. While the ultimate amount of claims incurred are dependent on future developments, in management’s opinion, recorded accruals are adequate to cover the future payment of claims incurred as of January 29, 2011. However, it is possible that recorded accruals may not be adequate to cover the future payment of claims. Adjustments, if any, to estimates recorded resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments are determined. The self-insurance accrual at January 29, 2011 and January 30, 2010 was approximately $0.5 million and $0.2 million, respectively, which is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Leases and retail store rent

Total rent expense for warehouse space and equipment charged to operations for fiscal 2010 and fiscal 2009 was $3.3 million and $3.2 million, respectively. This includes payments of warehouse rent to Quality King.

In January 2008, the Company began subleasing office and warehouse facility from Quality King in Bellport, New York at a rate which is currently $2.5 million per year with an annual escalation of 3%. This sublease expires December 2027.

The Company leases space for its retail stores. The lease terms vary from month to month leases to ten year leases, in some cases with options to renew for longer periods. Various leases contain clauses which adjust the base rental rate by the prevailing Consumer Price Index, as well as requiring additional contingent rent based on a percentage of gross sales in excess of a specified amount.

Retail store rent expense in fiscal 2010 and 2009 were as follows (in thousands):

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
Minimum rentals	$28,995	$28,407

Contingent rentals	894	954

Total	$29,889	$29,361

Aggregate future minimum rental payments under the above operating leases at January 29, 2011 are payable as follows (in thousands):

Fiscal Year
2011	$28,583
2012	25,456
2013	22,347
2014	20,045
2015	18,114
Thereafter	70,324

$184,869

The Company’s capitalized leases are for an office and distribution facility in Sunrise, Florida, warehouse equipment and computer hardware and software. The lease for the Florida facility expires December 2017 with monthly rent of approximately $104,000 during the remaining term of the lease. We currently have excess facility space consisting of the office and distribution space in Sunrise, Florida. The capital lease liability for this lease has been recorded as the net present value of the contractual lease payments less the amount for which we expect to be able to sublease the facility. The estimated sublease revenue was determined based upon a review of real estate market conditions, projections for sublease revenue and assumptions regarding the timing of sublease commencement, and with the assistance of a commercial real estate broker. The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments, at January 29, 2011 (in thousands):

Fiscal Year
2011	$1,424
2012	1,326
2013	1,327
2014	1,326
2015	1,327
Thereafter	2,544

Total future minimum lease payments	9,274
Less: Amount representing projected sublease revenue	(5,301)
Less: Amount representing interest	(1,127)

Present value of minimum lease payments	2,846
Less: Current portion	(1,073)

$1,773

Royalties

The Company is party to eight license agreements with unaffiliated licensors. Royalty expense was $2.0 million and $2.3 million for fiscal 2010 and fiscal 2009, respectively and is included in selling, general and administrative expenses on the accompanying consolidated statements of operations. The aggregate future minimum payments under these licensing agreements at January 29, 2011 are payable as follows (in thousands):

Fiscal Year
2011	$1,785
2012	1,285
2013	885
2014	775
2015	275
Thereafter	100

$5,105

Litigation

The Company is involved in various legal proceedings in the ordinary course of business. Management cannot presently predict the outcome of these matters, although management believes, based in part on the advice of counsel, that the ultimate resolution of these matters will not have a materially adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 12—SEGMENT INFORMATION

The Company operates in two industry segments, wholesale distribution and specialty retail sales of designer fragrance and related products. Management reviews segment information by segment and on a consolidated basis each month. Retail sales include sales through Perfumania retail stores, the Scents of Worth consignment business and the Company’s internet site, Perfumania.com. Transactions between Five Star and unrelated customers are included in our wholesale segment information. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2. The Company’s chief operating decision maker, who is its Chief Executive Officer, assesses segment performance by reference to gross profit. Each of the segments has its own assets, liabilities, revenues and cost of goods sold. While each segment has certain unallocated operating expenses, these expenses are not reviewed by the chief operating decision maker on a segment basis but rather on a consolidated basis. Financial information for these segments is summarized in the following table:

	Fiscal Year Ended January 29, 2011	Fiscal Year Ended January 30, 2010
	($ in thousands)
Net sales:
Retail	$327,291	$344,295
Wholesale	157,509	166,627

	$484,800	$510,922

Gross profit:
Retail	$143,034	$145,631
Wholesale	37,815	33,159

	$180,849	$178,790

	January 29, 2011	January 30, 2010
Total assets:
Wholesale	$324,726	$304,935
Retail	246,961	230,935

	571,687	535,870
Eliminations(a)	(271,215)	(229,285)

Consolidated assets	$300,472	$306,585

(a)	Adjustment to eliminate intercompany receivables and investment in subsidiaries

See Note 1 for disclosure of sales to significant customers.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF PARLUX FRAGRANCES, INC. AND SUBSIDIARIES AS OF DECEMBER 31, 2011

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares and per share data)

	December 31, 2011	March 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,987	$20,511
Trade receivables, net of allowance for doubtful accounts, sales returns and advertising allowances of approximately $7,916 and $3,908, respectively	11,188	12,050
Trade receivables from related parties	12,314	12,708
Income tax receivable	323	122
Inventories	43,391	37,373
Prepaid promotional expenses, net	7,001	7,519
Prepaid expenses and other current assets, net	5,582	8,251
Deferred tax assets, net	7,378	5,460

TOTAL CURRENT ASSETS	110,164	103,994
Equipment and leasehold improvements, net	1,292	1,844
Trademarks and licenses, net	3,747	4,195
Deferred tax assets, net	687	687
Other	1,742	1,986

TOTAL ASSETS	$117,632	$112,706

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Borrowings, current portion	$37	$—
Accounts payable	15,862	8,637
Accrued expenses and income taxes payable	2,437	2,338

TOTAL CURRENT LIABILITIES	18,336	10,975
Borrowings, less current portion	59	—

TOTAL LIABILITIES	18,395	10,975

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY :
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2011 and March 31, 2011	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, and 30,438,339 and 30,397,789 shares issued at December 31, 2011 and March 31, 2011, respectively	304	304
Additional paid-in capital	107,046	106,629
Retained earnings	27,160	30,071

	134,510	137,004
Less 9,668,977 shares of common stock in treasury, at cost, at December 31, 2011 and March 31, 2011	(35,273)	(35,273)

TOTAL STOCKHOLDERS’ EQUITY	99,237	101,731

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,632	$112,706

See notes to condensed consolidated financial statements.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except number of shares and per share data)

(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Net sales:
Unrelated customers, including licensing fees of $19 and $56 for the three and nine-months ended December 31, 2011 and 2010, respectively	$18,754	$19,336	$61,134	$51,159
Related parties	13,207	11,864	39,763	41,508
Sales—expired license	—	197	—	1,423

	31,961	31,397	100,897	94,090

Cost of goods sold:
Unrelated customers	9,480	7,795	27,616	21,785
Related parties	6,255	5,171	19,290	19,495
Cost of sales—expired license	—	197	—	1,422

	15,735	13,163	46,906	42,702

Gross margin	16,226	18,234	53,991	51,388

Operating expenses:
Advertising and promotional	11,993	10,642	31,213	24,419
Selling and distribution	3,122	2,816	9,473	9,125
Royalties	2,912	2,591	8,256	8,041
General and administrative, including share-based compensation expense of $155 and $346 for the three and nine-months ended December 31, 2011, respectively, and $119 and $284 for the three and nine-months ended December 31, 2010, respectively	3,028	1,906	7,630	5,992
Depreciation and amortization	401	524	1,536	1,706

Total operating expenses	21,456	18,479	58,108	49,283

Operating (loss) income	(5,230)	(245)	(4,117)	2,105
Other income (expense):
Interest income	20	4	41	13
Interest expense and bank charges	(204)	(201)	(616)	(413)
Foreign exchange (loss) gain	(4)	1	(3)	1

(Loss) income before income taxes	(5,418)	(441)	(4,695)	1,706
Income tax (benefit) provision	(2,059)	(168)	(1,784)	648

Net (loss) income	$(3,359)	$(273)	$(2,911)	$1,058

(Loss) income per common share:
Basic	$(0.16)	$(0.01)	$(0.14)	$0.05

Diluted	$(0.16)	$(0.01)	$(0.14)	$0.05

Weighted average number of shares outstanding:
Basic	20,769,362	20,496,334	20,761,811	20,487,316

Diluted	20,769,362	20,496,334	20,761,811	20,574,513

See notes to condensed consolidated financial statements.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

NINE MONTHS ENDED DECEMBER 31, 2011

(In thousands, except number of shares)

(UNAUDITED)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Total
	Number of Shares	Par Value			Number of Shares	Cost
BALANCE at March 31, 2011	30,397,789	$304	$106,629	$30,071	9,668,977	$(35,273)	$101,731
Net income	—	—	—	(2,911)	—	—	(2,911)

Excess tax deficiency	—	—	(14)	—	—	—	(14)
Issuance of common stock upon exercise of warrants and stock options	40,550	—	85	—	—	—	85
Share-based compensation from option grants	—	—	346	—	—	—	346

BALANCE at December 31, 2011	30,438,339	$304	$107,046	$27,160	9,668,977	$(35,273)	$99,237

See notes to condensed consolidated financial statements.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Nine Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net (loss) income	$(2,911)	$1,058

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Share-based compensation expense	346	284
Loss on disposal of fixed assets	6	—
Depreciation and amortization	1,536	1,706
(Recovery) provision for doubtful accounts	(38)	192
Deferred income tax (benefit) provision	(1,932)	720
Write-downs of inventories and prepaid promotional supplies	2,743	801
Changes in assets and liabilities:
Decrease (increase) in trade receivables - customers	900	(5,583)
Decrease (increase) in trade receivables - related parties	394	(3,571)
Decrease in income tax receivable	(201)	7,001
(Increase) decrease in inventories	(7,718)	2,658
(Increase) decrease in prepaid promotional expenses	(525)	484
Decrease in prepaid expenses and other current assets	2,669	1,568
Decrease (increase) in other non-current assets	244	(9)
Increase (decrease) in accounts payable	7,225	(2,461)
Increase (decrease) in accrued expenses and income taxes payable	99	(1,613)

Total adjustments	5,748	2,177

Net cash provided by operating activities	2,837	3,235

Cash flows from investing activities:
Purchases of equipment and leasehold improvements, net	(377)	(591)
Purchases of trademarks	(52)	(42)

Net cash used in investing activities	(429)	(633)

Cash flows from financing activities:
Repayments of capital leases	(17)	—
Proceeds from issuance of common stock upon exercise of stock options and warrants	85	69
Recovery of profits under Section 16(b) on the sale of common stock	—	53

Net cash provided by financing activities	68	122

Net increase in cash and cash equivalents	2,476	2,724
Cash and cash equivalents, beginning of period	20,511	17,579

Cash and cash equivalents, end of period	$22,987	$20,303

See notes to condensed consolidated financial statements.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

A.	Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of Parlux Fragrances, Inc., and its wholly-owned subsidiaries, Parlux, S.A., a French company (“S.A.”), and Parlux Ltd., a New York corporation, (jointly referred to as, “Parlux”, the “Company”, “us”, and “we”). All material intercompany balances and transactions have been eliminated in consolidation.

Effective December 19, 2011, the Company liquidated its wholly-owned subsidiary, Parlux, S.A. The Company is in the process of establishing a new wholly-owned subsidiary, Parlux SARL, a French company. The liquidation of Parlux, S.A. did not have a material effect on the Company’s accompanying unaudited Condensed Consolidated Financial Statements.

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been omitted pursuant to those rules and regulations, although the Company believes that the disclosures made herein are adequate to make the information presented not misleading. The financial information presented herein, which is not necessarily indicative of results to be expected for the current fiscal year, reflects all adjustments (consisting only of normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the interim accompanying unaudited Condensed Consolidated Financial Statements. It is suggested that these unaudited Condensed Consolidated Financial Statements be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011, as filed with the SEC on May 26, 2011.

The Company’s gross margins may not be comparable to other entities that include all of the costs related to their distribution network in costs of goods sold, since the Company allocates a portion of these distribution costs to costs of goods sold and includes the remaining unallocated amounts as selling and distribution expenses.

The accompanying unaudited Condensed Consolidated Financial Statements and the Notes to the Condensed Consolidated Financial Statements are presented in thousands, except for number of shares and per share data.

B.	Share-Based Compensation, Stock Options and Other Plans

2007 Plan

The Parlux Fragrances, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) provides for the grant of equity-based awards to employees, officers, directors, consultants and/or independent contractors of the Company. A maximum of 1,500,000 shares of common stock may be issued pursuant to awards under the 2007 Plan. As of December 31, 2011, options to acquire 1,121,800 shares of the Company’s common stock have been granted (including options to acquire 50,000 shares of common stock granted during May 2011, 25,000 shares of common stock granted during August 2011 and 60,000 shares of common stock granted during November 2011, as noted below).

On April 1, 2010, the Company granted, to two executive officers and a consultant, options under the 2007 Plan to acquire 50,000, 20,000 and 15,000 shares, respectively, of its common stock at $2.25 per share, the closing price of the stock on April 1, 2010. These options have a life of five years from the date of grant. The executive officer’s options vested 50% immediately, with the remaining 50% vesting on April 1, 2011, for one executive officer, and July 31, 2011, for the other executive officer, respectively, which were expensed as share-based compensation in accordance with the vesting period. The consultant’s options vested immediately and were expensed as share-based compensation. The fair value of the options was determined to be $60, $24, and $17, respectively.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	3
Expected volatility	81%
Risk-free interest rate	2%
Dividend yield	—%

On July 1, 2010, the Company granted, to various employees, options under the 2007 Plan to acquire 253,800 shares of its common stock at $1.74 per share, the closing price of the stock on July 1, 2010. These options have a life of five years from the date of grant (or thirty days after termination of employment for any reason), and vest 25% after each of the first two years, and 50% after the third year. The fair value of the options was determined to be $261, which is being expensed as share-based compensation over a three year period in accordance with the vesting period of the options.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	79%
Risk-free interest rate	2%
Dividend yield	—%

On October 12, 2010, the Company granted options under the 2007 Plan to acquire 60,000 shares of its common stock (15,000 each, which vested on the grant date) to its four non-employee directors, to acquire common stock during a five-year period at $2.23 per share, the closing price of the stock on October 12, 2010. The fair value of the options was determined to be $79, which was expensed as share-based compensation during the quarter ended December 31, 2010.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	80%
Risk-free interest rate	2%
Dividend yield	—%

On May 18, 2011, in connection with an amendment to an executive officer's employment agreement, the Company granted, to the executive officer, options under the 2007 Plan to acquire 50,000 shares of its common stock at $3.15 per share, the closing price of the stock on May 18, 2011. These options have a life of five years from the date of grant, and vested immediately. The fair value of the options was determined to be $76, which was expensed as share-based compensation in the quarter ended June 30, 2011.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	3
Expected volatility	80%
Risk-free interest rate	2%
Dividend yield	—%

On August 1, 2011, the Company granted, to an executive officer, options under the 2007 Plan to acquire 25,000 shares of common stock at $2.99 per share, the closing price of the stock on August 1, 2011. These options have a life of five years from the date of grant, and vest 50% immediately and 50% on July 31, 2012. The fair value of the options was determined to be $38, which is being expensed as share-based compensation in accordance with the vesting period of the options.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	3
Expected volatility	78%
Risk-free interest rate	2%
Dividend yield	—%

On November 2, 2011, the Company granted options under the 2007 Plan to acquire 60,000 shares of its common stock (15,000 each, which vested on the grant date) to its four non-employee directors, to acquire common stock during a five-year period at $3.40 per share, the closing price of the stock on November 2, 2011. The fair value of the options was determined to be $115, which was expensed as share-based compensation during the quarter ended December 31, 2011.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	75%
Risk-free interest rate	1.8%
Dividend yield	—%

Employee Plans and Warrants

Additionally, the Company had two stock option plans which provided for equity-based awards to its employees other than its directors and officers (collectively, the "Employee Plans"). Under the Employee Plans, the Company reserved 1,000,000 shares of common stock; options to acquire 470,774 shares of its common stock were granted of which 369,774 were exercised. All stock options had an exercise price that was equal to the market value of the Company's stock on the date the options were granted. The term of the stock option awards is five years from the date of grant. In addition, the Company had previously issued 3,440,000 warrants to certain officers, employees, consultants and directors (10,000 of which are outstanding at December 31, 2011), all of which were granted at or in excess of the market value of the underlying shares at the date of grant, and are exercisable for a ten-year period. No further equity-based awards are allowed under these plans.

On April 7, 2009, the Company granted warrants, in connection with the sublicenses for Rihanna and Kanye West, to Artistic Brands Development, LLC (“Artistic Brands”) (a licensing company in which entertainment mogul and icon Shawn “JAY-Z” Carter and Rene Garcia are principals) and the celebrities and their respective affiliates, for the purchase of 4,000,000 shares of the Company’s common stock at an exercise price of $5.00 per share. On December 18, 2009, the Company’s stockholders approved an amendment to the Company's certificate of incorporation to increase the total number of shares of common stock that the Company is authorized to issue from 30,000,000 to 40,000,000 shares and the issuance of warrants to purchase an aggregate of up to an additional 8,000,000 shares of its common stock at an exercise price of $5.00 per share in connection with the Artistic Brands licenses. On December 18, 2009, the Company granted additional warrants in connection with the two sublicenses (as noted above), upon stockholder’s approval, for the purchase of 2,000,000 shares of the Company’s common stock at a purchase price of $5.00 per share, pursuant to the agreement, dated April 3, 2009, described below. The warrants, which were granted at an exercise price in excess of the market value of the underlying shares at the grant date, vest over four years, and are exercisable for an eight-year period (see Note E for further discussion). The fair value of the warrants was determined to be $3,554 ($1,282 for the warrants issued on April 7, 2009, and $2,272 for the warrants issued December 18, 2009), which is included in additional paid-in capital in the accompanying Condensed Consolidated Balance Sheets as of December 31, 2011, and March 31, 2011. The licenses are recorded at the fair value of the warrants and are included in trademarks and licenses, net in the accompanying Condensed Consolidated Balance Sheets as of December 31, 2011 (unaudited), and March 31, 2011.

The fair value of these warrants at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	6
Expected volatility	77%-82%
Risk-free interest rate	2%
Dividend yield	— %

Option and Warranty Activity

The expected life of all of the various options and warrants represented the estimated period of time until exercise based on historical experience of similar awards, giving consideration to the remaining contractual terms and expectations of future options/warrant holder’s behavior. The expected volatility was estimated using the historical volatility of the Company's stock, which management believes is the best indicator at this time. The risk-free interest rate was based on the implied yield available on U.S. Treasury zero coupon issues with an equivalent term. The Company has not paid dividends in the past and does not intend to in the foreseeable future. When estimating forfeitures, the Company considers an analysis of actual employee option forfeitures, as well as management judgment. The employee forfeiture rate used when calculating the value of stock options granted for the nine-months ended December 31, 2011 and 2010, was approximately 5% and 6%, respectively.

Share-based compensation included in general and administrative expenses in the accompanying unaudited Condensed Consolidated Statements of Operations for the nine-months ended December 31, 2011 and 2010, was $346 and $284, respectively ($165 and $119 for the three-months ended December 31, 2011 and 2010, respectively).

The following table summarizes the stock option and warrant activity during the nine-months ended December 31, 2011:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of March 31, 2011	7,106,625	$4.68	5.87	$341
Granted	135,000	3.23	4.77	—
Exercised	(40,550)	2.10	3.37	43
Forfeited	(9,300)	1.90	3.53	—

Outstanding as of December 31, 2011	7,191,775	$4.67	5.12	$1,571

Exercisable as of December 31, 2011	3,979,585	$4.58	4.81	$1,571

Proceeds relating to the exercise of all options and warrants during the nine-months ended December 31, 2011 and 2010, were $85 and $69, respectively.

The following table summarizes information about the options and warrants outstanding at December 31, 2011, of which 3,979,585 are exercisable:

	Options and Warrants Outstanding
Range of Exercise Prices	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
$0.82	15,000	$0.82	2.50	$64
$1.74 - $1.84	331,800	$1.77	3.13	463
$2.18 - $2.99	272,725	$2.47	3.02	692
$3.15 - $4.60	569,750	$4.06	1.66	352
$5.00 - $5.55	6,002,500	$5.00	5.67	—

	7,191,775	$4.67	5.12	$1,571

In June 2010, one of the Company’s former major stockholders remitted $61 ($53 net of legal fees), to the Company as a recovery of short-swing profits recognized from the purchase and sale of the Company’s common stock. The recovery was included in additional paid-in capital during the year ended March 31, 2011.

C.	Fair Value Measurement

The carrying value of the Company’s financial instruments, consisting principally of cash and cash equivalents, receivables, accounts payable and borrowings approximate fair value due to either the short-term maturity of the instruments or borrowings with similar interest rates and maturities.

D.	Inventories

The components of inventories are as follows:

	December 31, 2011	March 31, 2011
Finished products	$25,009	$21,171
Components and packaging material	15,215	14,051
Raw material	3,167	2,151

	$43,391	$37,373

Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The cost of inventories includes product costs, inbound freight and handling charges, including an allocation of the Company’s applicable overhead in an amount of $3,772 and $3,799 at December 31, 2011, and March 31, 2011, respectively.

The lead time for certain of the Company's raw materials and components inventory (up to 180 days) requires the Company to maintain at least a three to six-month supply of some items in order to ensure timely production schedules. These lead times are most affected for glass and plastic component orders, as many of the Company's unique designs require the production of molds in addition to the normal production process. This may take 180 to 240 days, or longer, to receive in stock. In addition, when the Company launches a new brand or Stock Keeping Unit (“SKU”), it frequently produces a six to nine-month supply to ensure adequate inventories if the new products exceed forecasted expectations. Generally gross margins on its products outweigh the potential loss due to out-of-stock situations, and the additional carrying costs to maintain higher inventory levels. Also, the composition of the Company's inventory at any given point can vary considerably depending on whether there is a launch of a new product, or a planned sale of a significant amount of product to one or more of the Company's major distributors. However, if future sales do not reach forecasted levels, it could result in excess inventories and may cause the Company to decrease prices to reduce inventory levels.

The Company classifies its inventory into three major categories: finished goods, raw materials, and components and packaging materials. Finished goods include items that are ready for sale to our customers, or essentially complete and ready for use in value sets or other special offers. Raw material consists of fragrance oils or bulk. Components and packaging materials (such as bottles, caps, boxes, etc.) are the individual elements used to manufacture our finished goods. The levels of inventory maintained by the Company vary depending on the age of a brand, its commercial success and market distribution. The Company normally carries higher levels of new products and older products for which demand remains high. Older, slower moving products are periodically reviewed, and inventory levels adjusted, based upon expected future sales. If inventory levels exceed projected demand, management determines whether a product requires a write-down in order to sell the inventory at discounted prices. Management also reviews whether there are any excess components which should be written down or scrapped due to decreased product demand.

Inventories and write-downs, by major categories, as of December 31, 2011, and March 31, 2011, are as follows:

	December 31, 2011
	Finished Goods	Components and Packaging Material	Raw Material	Total
Inventories	$25,799	$16,052	$3,240	$45,091
Less write-downs	790	837	73	1,700

Net inventories	$25,009	$15,215	$3,167	$43,391

	March 31, 2011
	Finished Goods	Components and Packaging Material	Raw Material	Total
Inventories	$21,441	$14,504	$2,204	$38,149
Less write-downs	270	453	53	776

Net inventories	$21,171	$14,051	$2,151	$37,373

The Company performs a review of its inventory on a quarterly basis, unless events or circumstances indicate a need for review more frequently. The write-down of inventory results from the application of an analytical approach that incorporates a comparison of sales expectations to the amount of inventory on hand. Other qualitative reasons for writing down selected inventory may include, but are not limited to, product expiration, licensor restrictions, damages, and general economic conditions.

As of December 31, 2011, and March 31, 2011, of our total inventories of $45,091 and $38,149, respectively, management determined that approximately $7,103 and $5,899, respectively, of the finished goods inventory was either selling slower than anticipated or showed signs of deterioration. This inventory was written-down by $790 at December 31, 2011, and $270 at March 31, 2011, respectively. Components and packaging materials are reviewed in light of estimated future sales for finished goods or damages sustained during the production of finished goods. As of December 31, 2011, and March 31, 2011, approximately $3,450 and $1,699, respectively, were identified as problematic and the inventory was written-down by $837 and $453, respectively. Raw materials are usually scrapped due to spoilage or stability issues. As of December 31, 2011, and March 31, 2011, approximately $107 and $53, respectively, were identified as problematic and the inventory was written-down by $73 and $53, respectively.

The Company’s license with GUESS? expired on December 31, 2009, and was not renewed. During the nine-months ended December 31, 2010, the Company transferred $1,423 ($197 during the three-months ended December 31, 2010) of GUESS? brand inventory to GUESS? and/or its new fragrance licensee at its March 31, 2010, net carrying value. This transfer of inventory, along with the cost of sales for the brand, have been classified as “Sales-expired license” and “Cost of sales-expired license” in the accompanying unaudited Condensed Consolidated Statements of Operations for the three and nine-months ended December 31, 2010. There was no such inventory transfers during the three and nine-months ended December 31, 2011.

E.	Trademarks and Licenses

Trademarks and licenses are attributable to the following brands:

	December 31, 2011	March 31, 2011	Estimated Life (in years)
Fred Hayman Beverly Hills (“FHBH”)	$2,820	$2,820	10
Paris Hilton	995	942	5
Rihanna	1,778	1,778	5
Kanye West	1,777	1,777	5
Other	217	217	5-25

	7,587	7,534
Less accumulated amortization	(3,840)	(3,339)

	$3,747	$4,195

On June 30, 2010, the Company’s XOXO license expired and was not renewed. The XOXO intangible asset was fully amortized and written-off on June 30, 2010.

The Company performs a review of its trademark and license intangible assets on a quarterly basis. As a result, the Company determined that there were no impairments of intangible assets during the nine-months ended December 31, 2011.

On April 3, 2009, the Company entered into an agreement (the “Agreement”) with Artistic Brands, a licensing company in which entertainment mogul and icon Shawn “JAY-Z” Carter and Rene Garcia are principals (Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of December 31, 2011). The Agreement allows for the sublicensing of certain worldwide fragrance licenses to the Company. Pursuant to the Agreement, on April 7, 2009, the Company entered into sublicense agreements with Artistic Brands for the exclusive rights to worldwide fragrance licenses for multiple Grammy® award winning and multi-platinum selling international entertainers Rihanna and Kanye West. At this time, Artistic Brands is in continuing negotiations for a worldwide fragrance license with Shawn Carter which, if executed, would be sublicensed to the Company. Further, a fourth celebrity has not been identified by Artistic Brands, and therefore, the Company does not have any plans at the present to launch a fourth celebrity fragrance.

Pursuant to the Agreement, the Company will pay Artistic Brands and the licensors and their designated affiliates, on an annual basis so long as each sublicense agreement remains in effect, a percentage of the cumulative net profits, as defined in the Agreement, earned by the Company on sales of products developed and sold under each license. Also, the Company will assume Artistic Brands' obligation to make royalty payments to the licensors, including any initial guaranteed minimum royalty advance payable to any licensor.

Furthermore, in connection with the sublicense agreements, the Company issued, and may issue in the future, warrants to purchase shares of Parlux common stock, $0.01 par value, at a purchase price of $5.00 per share (“Warrants”) to Artistic Brands, the licensors, the celebrities, and their respective designated affiliates. The Warrants vest in four equal annual installments beginning on the first anniversary of the date of issuance and will expire on the eighth anniversary of the date of issuance, or the fifth anniversary of the date of issuance, if the applicable licenses are not renewed by the Company as the sub-licensee. The Company issued Warrants to purchase a total of 4,000,000 shares, consisting of Warrants for 2,000,000 shares in connection with the sublicense agreement for Rihanna, and Warrants for 2,000,000 shares in connection with the sublicense agreement for Kanye West.

On December 18, 2009, the Company's stockholders approved the issuance of additional Warrants to Artistic Brands and its designated affiliates to purchase a total of 2,000,000 shares of the Company’s common stock, $0.01 par value, at a purchase price of $5.00 per share, pursuant to an agreement, dated April 3, 2009. The Warrants which consist of Warrants for 1,000,000 shares each in connection with the sublicense agreements, dated April 7, 2009, with Rihanna and Kanye West were issued on December 18, 2009, for a total of 3,000,000 shares per sublicense. In addition, the Company may issue Warrants for 3,000,000 shares each in connection with the sublicense agreements for Shawn Carter and the fourth artist, if and when such sublicenses are entered into. If all of the sublicenses are entered into, Warrants to purchase a total of 12,000,000 shares will be outstanding in connection with the four sublicenses (3,000,000 shares per sublicense). The executed licenses are recorded at the fair value of the warrants issued and will be amortized over a five-year period, commencing as of the launch of the first fragrance under each of the licenses (see Note B for further discussion).

In addition, on April 3, 2009, the Company entered into a letter agreement with Artistic Brands and Rene Garcia, the manager of Artistic Brands, individually, allowing for the acceleration of vesting and immediate exercise of the Warrants for 4,000,000 shares allocable to Rihanna and Kanye West in the event that the Company is acquired by another person or entity (other than Artistic Brands or its affiliates, Rene Garcia or Shawn “JAY-Z” Carter) or concludes a similar change of control transaction prior to April 3, 2012, or if definitive agreements for such a transaction are entered into by April 3, 2012, and consummated within ninety (90) days. In certain circumstances, the letter agreement provides for Artistic Brands to receive cash and/or securities valued up to $10 per share in the event that the Company is acquired by another person or entity (other than Artistic Brands or its affiliates, Rene Garcia or Shawn “JAY-Z” Carter) or concludes a similar change of control transaction prior to April 3, 2012, with respect to the Warrants for 4,000,000 shares allocable to Rihanna and Kanye West to the extent such shares have not been previously sold by the holder into the market or otherwise disposed of by the holder in a bona fide third party transaction. In connection with the Merger Agreement, Parlux, Artistic Brands and Rene Garcia entered into an amendment to this letter agreement providing, among other things, that the Merger will not be such a change of control transaction.

The Warrants vest in four equal annual installments beginning on the first anniversary of the date of issuance and expire on the eighth anniversary of the date of issuance, or the fifth anniversary of the date of issuance, if the applicable licenses are not renewed by the Company as the sub-licensee.

Concurrently with the signing of the Merger Agreement, Parlux, the licensors and other holders of the Warrants entered into an amendment to the warrants to govern the treatment of the Warrants upon completion of the Merger. The warrant amendment will be effective only if the Merger is consummated. Under the warrant amendment, upon completion of the Merger, each outstanding Warrant will be automatically converted into a warrant to purchase the number of shares of Perfumania common stock equal to the product of (i) the number of shares of Parlux common stock subject to the Warrant and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price of each licensor warrant will be equal to $8.00. The warrant amendment also provides that after the completion of the Merger, Perfumania will register the shares issuable upon exercise of the Warrants for resale under the Securities Act of 1933, as amended. All of the warrants related to Artistic Brands vest at the effective time of the Merger.

On March 2, 2011, the Company entered into an amended and restated sublicense agreement (the "Sublicense") with Artistic Brands, which amends and restates in its entirety the Agreement, dated April 7, 2009, between the Company and Artistic Brands. Pursuant to the Sublicense, the Company has the exclusive right and license to manufacture, promote, distribute and sell prestige fragrances and related products under the Kanye West name. The initial term of the sublicense expires on March 31, 2017, and is renewable for an additional three-year term if certain sales levels are met. Pursuant to the Sublicense, the Company assumes Artistic Brands’ obligation to make royalty payments to the licensor, including any guaranteed minimum royalties.

Perfumania, Parlux, Artistic Brands and Mr. Garcia also entered into a Letter Agreement, dated December 23, 2011 (the “Proposal Agreement”) providing that Artistic Brands and Mr. Garcia will not solicit or negotiate with parties other than Perfumania in connection with the treatment of the licensor warrants or the April 3, 2009 letter agreement. However, in the event that, consistent with the provisions of the Merger Agreement, Parlux engages in discussions or negotiations with a third party regarding an alternative acquisition proposal or enters into an agreement relating to a superior proposal (each as defined in the Merger Agreement), then Mr. Garcia and Artistic Brands may enter into discussions or negotiations with such third party with regard to the treatment of the licensor warrants and/or the April 3, 2009 letter agreement in connection with such acquisition proposal. The parties to the Proposal Agreement also acknowledged that Artistic Brands and S. Carter Enterprises, LLC have agreed to enter into a license agreement and Artistic Brands, Perfumania and S. Carter Enterprises have agreed to enter into a sublicense agreement, both to be effective upon the consummation of the Merger, and subject to certain closing conditions contained in the Proposal Agreement. The Proposal Agreement also provides for the issuance to Artistic Brands or its designee of 300,000 shares of Perfumania common stock after the effective time of the Merger as consideration for the transactions contemplated in the Proposal Agreement. These shares will be entitled to the same registration rights as the shares underlying the licensor warrants.

F.	Borrowings

The composition of borrowings is as follows:

	December 31, 2011	March 31, 2011
Capital lease payable to IBM, collateralized by certain computer equipment, payable in equal monthly installments of $3, including imputed interest at 3.96%, through June 30, 2014.	$96	$—
Less: long-term portion	59	—

Borrowings, current portion	$37	$—

Bank Financing

On June 25, 2010, the Company entered into a Loan Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GE Capital”). The Loan Agreement is a revolving credit facility that provides a credit line of up to $20,000, depending upon the availability of a borrowing base and certain reserves established by GE Capital from time to time, at an interest rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 3.0%, or (c) the London InterBank Offered Rate (“LIBOR”) over one minus any Euro dollar reserve requirement (the “Eurodollar Rate”), in each case plus 3.50%; or the Eurodollar Rate plus 4.50%, at the Company’s option except in certain circumstances including defaults in the payment of any amounts under the revolving credit facility or the unavailability of the LIBOR rate. The term of the revolving credit facility under the Loan Agreement is two years. During the nine-months ended December 31, 2011, the Company amortized $266 and $181, respectively, the deferred loan fees and incurred $343 and $233, respectively, in loan monitoring and unused commitment fees (during the three-months ended December 31, 2011 and 2010, the Company amortized $89 and $88, respectively, of the deferred loan fees and incurred $114 in each quarter, respectively, in loan monitoring and unused commitment fees).

The Loan Agreement contains customary events of default and covenants which prohibit, among other things, incurring additional indebtedness in excess of a specified amount, paying dividends, creating liens, and engaging in mergers and acquisitions without the prior consent of GE Capital. The Loan Agreement requires the Company to maintain a minimum net liquidity balance of $12,500 through October 31, 2010, and $15,000, thereafter through the end of the term. Under the Loan Agreement, net liquidity is the sum of the Company’s unrestricted cash assets plus the excess availability under the revolving credit facility. At any point if the Company falls below the net liquidity requirements, the Loan Agreement contains certain additional financial covenants relating to minimum consolidated EBITDA, minimum consolidated interest coverage ratios and maximum capital expenditure limits. In addition, the Company’s subsidiary, Parlux Ltd., and its affiliates must have a minimum net liquidity balance of $15,000 to borrow under the Loan Agreement. As of December 31, 2011, the Company and its subsidiary, Parlux Ltd., met the minimum liquidity requirements under the Loan Agreement.

Borrowings under the Loan Agreement are secured by all of the Company’s assets and the assets of the Company’s subsidiary, Parlux Ltd., pursuant to a Guaranty and Security Agreement. In addition, GE Capital has a security interest in and to certain of the Company’s patents and trademarks, as well as those of Parlux Ltd., pursuant to a Patent Security Agreement and Trademark Security Agreement, respectively. The Company has provided to GE Capital a full guaranty of payment of the obligations under the Loan Agreement. As of December 31, 2011, no amounts have been borrowed under the Loan Agreement and the Company’s availability under the Loan Agreement was $9,668.

Pursuant to the terms of the Merger Agreement, Parlux may not incur any indebtedness, including, making borrowings, except for short-term borrowings other than through the Loan Agreement not to exceed $1,000; provided that Parlux can borrow under the Loan Agreement if and to the extent Perfumania is not current with payments under a schedule that specifies the maximum monthly balances of payables that Perfumania is permitted to owe Parlux in the months leading up to a closing of the Merger.

Capital Lease Financing

During June 2011, the Company entered into an agreement with International Business Machines (“IBM”) for computer equipment in the amount of $113 which has been classified as a capital lease. The Company has an option to purchase the computer equipment at the end of the lease term for one dollar.

Summary

The Company believes that funds from operations will be sufficient to meet its current operating and seasonal needs through fiscal year 2012. In addition, the revolving credit facility will provide the Company the ability to maintain liquidity. However, if the Company were to expand operations through acquisitions, new licensing arrangements or both, the Company may need to obtain additional financing. There can be no assurances that the Company could obtain additional financing consistent with the terms of the Merger Agreement or what the terms of such financing, if available, would be. In addition, the current business environment may increase the difficulty of obtaining, and the cost of, additional financing, if necessary.

G.	Related Party Transactions

	December 31, 2011	March 31, 2011
Accounts receivable from related parties:
Perfumania	$10,649	$12,708
Jacavi	1,665	—

	$12,314	$12,708

	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Sales to related parties:
Perfumania	$9,507	$11,177	$33,068	$37,853
Jacavi	3,700	687	6,695	3,655

	$13,207	$11,864	$39,763	$41,508

The Company’s management confers with our related parties on a periodic basis to establish current and future sales ordering schedules.

The Company had net sales of $33,068 and $37,853 during the nine-months ended December 31, 2011 and 2010, respectively, ($9,507 and $11,177 during the three-months ended December 31, 2011 and 2010, respectively) to Perfumania, Inc., a wholly-owned subsidiary of Perfumania Holdings, Inc. Perfumania is one of the Company’s largest customers, and transactions with Perfumania are closely monitored by management, and any unusual trends or issues are brought to the attention of the Company’s Audit Committee and Board of Directors. Perfumania offers the Company the opportunity to sell its products in approximately 344 retail outlets and its terms with Perfumania take into consideration the relationship existing between the companies for approximately 20 years. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of the Company’s products provided in Perfumania’s store windows and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center.

Perfumania Holdings, Inc.’s majority shareholders acquired an approximate 12.2% ownership interest in the Company during fiscal year 2007 (approximately 9.9% at December 31, 2011), and accordingly, transactions with Perfumania continue to be presented as related party transactions.

While the Company’s invoice terms to Perfumania are stated as net ninety days, for more than fifteen years management has granted longer payment terms, taking into consideration the factors discussed above. Management evaluates the credit risk involved, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with their limits. Net trade accounts receivable owed by Perfumania to the Company totaled $10,649 and $12,708 at December 31, 2011, and March 31, 2011, respectively. Amounts due from Perfumania are non-interest bearing and were paid in accordance with the terms established by the Board. No allowance for credit loss has been recorded as of December 31, 2011.

Any significant reduction in business with Perfumania as a customer of the Company would have a material adverse effect on our net sales. Management closely monitors the Company’s activity with Perfumania and holds periodic discussions with Perfumania in order to review the anticipated payments for each quarter.

In addition to its sales to Perfumania, the Company had net sales of $6,695 and $3,655 during the six-months ended December 31, 2011 and 2010, respectively, ($3,700 and $687 during the three-months ended December 31, 2011 and 2010, respectively) to Jacavi Beauty Supply, LLC (“Jacavi”), a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of December 31, 2011, and is one of the principals of Artistic Brands (see Note E for further discussion). Sales to Jacavi are recorded as related party sales. At December 31, 2011 and at March 31, 2011, net trade account receivables from Jacavi totaled $1,665 and $0, respectively. Invoice terms to Jacavi range from 0 to 60 days. Management closely monitors all developments with respect to its extension of credit to Jacavi.

On June 14, 2010, certain persons related to Mr. Garcia (the “Garcia Group”) acquired 2,718,728 shares of the Company's common stock. The Garcia Group refers to that certain group comprised of JM-CO Capital Fund, LLC, Irrevocable Trust for Victor Garcia, Jacqueline Marie Garcia, Jacavi Investments, LLC, Carolina Marie Garcia 2006 Family Trust, Jacqueline Marie Garcia 2006 Family Trust, Carolina Marie Garcia and Aqua Capital Fund, LLC, which filed a Schedule 13G with the SEC on June 23, 2010. In that filing, the Garcia Group reported having beneficial ownership of a total of 2,995,527 shares, or approximately 14.7% of the Company's outstanding shares as of June 14, 2010 (equivalent to 14.4% as of December 31, 2011), excluding warrants owned by the Garcia Group. On March 4, 2011, the Garcia Group replaced their original joint filing by jointly filing a Schedule 13D. Other than the addition of certain warrants to purchase shares, which vested between the initial and subsequent filing dates, there were no changes in beneficial shares ownership included in the updated joint filing.

H.	Basic and Diluted (Loss) Earnings Per Common Share

The following is the reconciliation of the numerators and denominators of the basic and diluted net (loss) income per common share calculations:

	Three Months Ended December 31,
	2011	2010
Net income	$(3,359)	$(273)

Weighted average number of shares issued	30,438,339	30,165,311
Weighted average number of treasury shares	(9,668,977)	(9,668,977)

Weighted average number of shares outstanding used in basic earnings per share calculation	20,769,362	20,496,334

Basic net loss per common share	$(0.16)	$(0.01)

Weighted average number of shares outstanding used in basic earnings per share calculation	20,769,362	20,496,334
Effect of dilutive securities:
Stock options and warrants	—	—

Weighted average number of shares outstanding used in diluted earnings per share calculation	20,769,362	20,496,334

Diluted net loss per common share(1)	$(0.16)	$(0.01)

Antidilutive securities not included in diluted earnings per share computation:
Options and warrants to purchase common stock	7,191,775	7,333,475

Exercise price	$0.82 to $5.55	$0.82 to $5.55

	Nine Months Ended December 31,
	2011	2010
Net (loss) income	$(2,911)	$1,058

Weighted average number of shares issued	30,430,788	30,156,293
Weighted average number of treasury shares	(9,668,977)	(9,668,977)

Weighted average number of shares outstanding used in basic earnings per share calculation	20,761,811	20,487,316

Basic net (loss) income per common share	$(0.14)	$0.05

Weighted average number of shares outstanding used in basic earnings per share calculation	20,761,811	20,487,316
Effect of dilutive securities:
Stock options and warrants	—	87,197

Weighted average number of shares outstanding used in diluted earnings per share calculation	20,761,811	20,574,513

Diluted net (loss) income per common share(1)	$(0.14)	$0.05

Antidilutive securities not included in diluted earnings per share computation:
Options and warrants to purchase common stock	7,191,775	6,765,094

Exercise price	$0.82 to $5.55	$3.30 to $5.55

(1)	The number of shares utilized in the calculation of diluted loss per share was the same as those used in the basic calculation of net loss per share for the three and nine-month periods ended December 31, 2011, and for the nine months ended December 31, 2010, as the Company incurred a net loss for these periods.

I.	Cash Flow Information

The Company considers temporary investments with an original maturity of three months or less to be cash equivalents. Supplemental disclosures of cash flow information are as follows:

	Nine Months Ended December 31,
	2011	2010
Cash received for:
Income taxes	$40	$7,228
Cash paid for:
Interest and bank charges	$616	$413
Income taxes	$389	$156

Supplemental disclosure of non-cash investing and financing activities is as follows:

Nine-months ended December 31, 2011:

•	The Company entered into a capital lease for the purchase of computer equipment in the amount of $113 (see Note F for further discussion).

J.	Income Taxes

The tax provision for the periods reflects an estimated effective rate of 38%. Actual tax provision incurred may be greater or less than the amounts recorded, and such differences may be material. The Company's income taxes receivable at December 31, 2011, includes $323 of recoverable federal and state income taxes previously paid, which is included in income tax receivable in the accompanying unaudited Condensed Consolidated Balance Sheets.

The Company is under an IRS audit of its fiscal years 2007 through 2010 Federal income tax returns, as a result of the carry back of its net operating losses incurred in fiscal years ended March 31, 2009 and 2010.

K.	License and Distribution Agreements

During the nine-months ended December 31, 2011, the Company held exclusive worldwide licenses and sublicenses to manufacture and sell fragrance and other related products for Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, and Vince Camuto. On June 30, 2010, the Company’s license with XOXO expired and was not renewed. On September 30, 2010, the Company’s license with babyGund expired and was not renewed.

Paris Hilton

Effective June 1, 2004, the Company entered into an exclusive license agreement with Paris Hilton Entertainment, Inc. (“PHEI”), to develop, manufacture and distribute prestige fragrances and related products, on an exclusive basis, under the Paris Hilton name, which was scheduled to expire on June 30, 2009. During June 2009, we renewed, at the Company's option, the license agreement for an additional five-year period through June 30, 2014. The first Paris Hilton women's fragrance was launched during November 2004, and was followed by a launch of a men's fragrance in April 2005.

On April 5, 2006, the Company entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute sunglasses under the Paris Hilton name. The initial term of the agreement expired on January 15, 2012, and was not renewed. In January 2009, the Company entered into an agreement with Gripping Eyewear, Inc. (”GEI”), assigning the worldwide rights with PHEI, for the production and distribution of Paris Hilton sunglasses. The Company remained contingently liable for the minimum guaranteed royalties due through the remainder of this agreement.

Jessica Simpson

On June 21, 2007, the Company entered into an exclusive license agreement with VCJS, LLC, to develop, manufacture and distribute prestige fragrances and related products under the Jessica Simpson name. The initial term of the agreement expires five years from the date of the first product sales and is renewable for an additional five years if certain sales levels are met. The Company launched the first fragrance under this license in August 2008.

Nicole Miller

On August 1, 2007, the Company entered into an exclusive license agreement with Kobra International, Ltd., to develop, manufacture and distribute prestige fragrances and related products under the Nicole Miller name. The initial term of the agreement expires on September 30, 2013, and is renewable for two additional terms of three years each, if certain sales levels are met. The Company launched a new fragrance under this license in April 2010. The license agreement was amended on January 17, 2011, which, among other items, reduced minimum royalties and advertising commitments.

Josie Natori

Effective May 1, 2008, the Company entered into an exclusive license agreement with J.N. Concepts, Inc., to develop, manufacture and distribute prestige fragrances and related products under the Josie Natori name. The initial term of the agreement expires on September 30, 2012, and is renewable for an additional three-year term if certain sales levels are met. The Company launched the first fragrance under this license in July 2009. The license agreement was amended on December 10, 2010, which, among other items, reduced minimum royalties.

Queen Latifah

Effective May 22, 2008, the Company entered into an exclusive license agreement with Queen Latifah Inc., to develop, manufacture and distribute prestige fragrances and related products under the Queen Latifah name. The initial term of the agreement expires on March 31, 2014, (or March 31, 2013, at the Company’s option), and is renewable for an additional five-year term if certain sales levels are met. The Company launched the first fragrance under this license in June 2009.

Marc Ecko

Effective November 5, 2008, the Company entered into an exclusive license agreement with Ecko Complex LLC, to develop, manufacture and distribute fragrances under the Marc Ecko trademarks. The initial term of the agreement expires on December 31, 2014, and is renewable for an additional three-year term if certain sales levels are met. The Company launched the first fragrance under this license in September 2009. The license agreement was amended on November 2, 2010, which among other items, reduced minimum royalties and advertising commitments.

Rihanna

On April 7, 2009, the Company entered into a sublicense agreement with Artistic Brands for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Rihanna name.

On February 18, 2011, the Company entered into to an amendment to the sublicense agreement. The initial term of the agreement, as amended, expires on March 31, 2016, and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the sublicense agreement, the Company assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon minimum sales volume. The Company launched the first fragrance under this license in January 2011.

Kanye West

On April 7, 2009, the Company entered into a sublicense agreement with Artistic Brands for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Kanye West name.

On March 2, 2011, the Company entered into an amended and restated sublicense agreement with Artistic Brands. The initial term of the sublicense expires on March 31, 2017, and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the amended and restated sublicense agreement, the Company assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. The Company anticipates launching a new fragrance under this license in late 2012.

Vince Camuto

On June 4, 2010, the Company entered into an exclusive fragrance licensing agreement with Vince Camuto, Chief Designer and Chief Executive Officer of Camuto Group, to develop, manufacture and distribute prestige fragrances and related products under the Vince Camuto trademark. The initial term of the agreement expires on March 31, 2016, and is renewable for an additional five-year term if certain sales levels are met. The Company must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. The Company launched the first fragrance under this license in August 2011.

Minimum Royalty Payments

Under all of these license agreements, the Company must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based on sales volume. The Company believes it is in compliance with all material obligations under the above agreements.

L.	Legal Proceedings

Litigation

On June 21, 2006, the Company was served with a stockholder derivative action (the “Derivative Action”) filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida by NECA-IBEW Pension Fund, purporting to act derivatively on behalf of the Company.

The Derivative Action named Parlux Fragrances, Inc. as a defendant, along with Ilia Lekach, Frank A. Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone, Jaya Kader Zebede and Isaac Lekach, each of whom at that date was one of our directors. The Derivative Action related to the June 2006 proposal from PF Acquisition of Florida LLC (“PFA”), which was owned by Ilia Lekach, to acquire all of the Company's outstanding shares of common stock for $29.00 ($14.50 after the Company's June 16, 2006, Stock Split) per share in cash (the “Proposal”).

The original Derivative Action sought to remedy the alleged breaches of fiduciary duties, waste of corporate assets, and other violations of law and sought injunctive relief from the Court appointing a receiver or other truly neutral third party to conduct and/or oversee any negotiations regarding the terms of the Proposal, or any alternative transaction, on behalf of Parlux and its public shareholders, and to report to the Court and plaintiff's counsel regarding the same. The Derivative Action alleged that the unlawful plan to attempt to buy out the public shareholders of Parlux without having proper financing in place, and for inadequate consideration, violated applicable law by directly breaching and/or aiding the other defendants' breaches of their fiduciary duties of loyalty, candor, due care, independence, good faith and fair dealing, causing the complete waste of corporate assets, and constituting an abuse of control by the defendants. Before any response to the original complaint was due, counsel for plaintiffs indicated that an amended complaint would be filed. That First Amended Complaint (the "Amended Complaint") was served to the Company's counsel on August 17, 2006.

The Amended Complaint continued to name the then Board of Directors as defendants along with Parlux, as a nominal defendant. The Amended Complaint was largely a collection of claims previously asserted in a 2003 derivative action, which the plaintiffs in that action, when provided with additional information, simply elected not to pursue. It added to those claims, assertions regarding a 2003 buy-out effort and an abandoned buy-out effort of PFA. It also contained allegations regarding the prospect that the Company's stock might be delisted because of a delay in meeting SEC filing requirements.

The Company and the other defendants engaged Florida securities counsel, including the counsel who successfully represented the Company in the previous failed derivative action, and on September 18, 2006, moved to dismiss the Amended Complaint. A Second Amended Complaint was filed on October 26, 2006, which added alleged violations of securities laws, which the Company moved to dismiss on December 1, 2006. A hearing on the dismissal was held on March 8, 2007. On March 22, 2007, the motion to dismiss was denied and the defendants were provided twenty (20) days to respond, and a response was filed on March 29, 2007. During fiscal year 2008, there followed extremely limited discovery. A number of the factual allegations upon which the various complaints were based have fallen away, simply by operation of time. The Company was then advised that one of the two plaintiffs was withdrawing from the case. No explanation was given. The remaining plaintiff then spent several months obtaining documents. The Company believes the documents provide no support for any of the claims.

The Company then sought to take the deposition of the remaining plaintiff, who lives in Seattle. He declined to travel due to a long-standing “fear of flying” and filed a motion on August 4, 2008, for a protective order from the Court. The Court denied the motion and required him to appear in Florida for his deposition. As a consequence of this ruling, his counsel then informed us that this plaintiff, too, was withdrawing from the case due to this travel requirement, leaving no plaintiff. The Company was then served with a motion on September 15, 2008, to further amend the complaint by inserting a new plaintiff. Our counsel opposed that motion on the grounds that a person not a party to the case has no standing to move to amend the complaint. A hearing on that motion was held on December 19, 2008, and the motion to amend was denied by the Court. The plaintiff's counsel was given leave to amend the complaint and intervene on behalf of a new plaintiff. Counsel also moved to amend the complaint yet again. After a lengthy hearing, the Court permitted the new plaintiff to intervene and to file a Third Amended Complaint on July 29, 2009.

The Third Amended Complaint claims damages to the Company based on allegations of (1) insider trading; (2) failing to have proper internal controls resulting in delays in the filing of an Annual Report on Form 10-K for 2006 and a Quarterly Report on Form 10-Q for June 2006 and (3) intentionally stifling Parlux's independent outside auditors in the commencement of the Company's Sarbanes-Oxley review.

Based on that preliminary review and discussions with the directors and detailed discussions with the Company's counsel, the Company believes that there are meaningful defenses to the claims although discovery will be required to reach a final conclusion as to these matters. An answer was filed to the Third Amended Complaint on September 14, 2009, essentially denying the substantive allegations.

Discovery has commenced. A number of depositions were taken of the brokerage firms through which the stock trades were conducted by the then Board of Directors. Two representatives of the Company's former independent outside auditors, as well as one of the Company's consultants have been deposed. A deposition of the new plaintiff was completed in February 2010. The new plaintiff had no personal knowledge of any of the basic factual allegations and was simply unhappy that the Company's stock declined in value. Depositions of the Company's Board of Directors, both former and current, named in the suit were commenced. No completion date has been scheduled and there has been no effort by the plaintiff to complete their depositions.

On January 19, 2010, the plaintiff filed a motion for leave to file under seal a motion for partial summary judgment. That motion was granted. The motion for partial summary judgment was filed and was initially scheduled for a hearing on June 25, 2010. That hearing was postponed until September 17, 2010, and then postponed again until January 7, 2011. The hearing scheduled for January 7, 2011, was postponed as well. A hearing was conducted on June 9, 2011. The motion sought a ruling that one of the Company's directors engaged in insider trading. A comprehensive opposing memorandum was filed on behalf of the director prior to the hearing. It directly rebutted the facts upon which the motion was based. Proposed findings of fact and conclusions of law were submitted to the Court following the hearing on July 8, 2011. The Court has denied the motion.

A summary judgment motion was then filed on behalf of Esther Egozi Choukroun, one of the Director Defendants. After review of that motion, Plaintiff agreed to dismiss his claim against Ms. Egozi Choukroun, with prejudice. Following further discussions, Plaintiff further agreed to dismiss his claim against Director David Stone and Director Isaac Lekach. Additional summary judgment motions are in preparation for the remaining Directors, but will have to await completion of additional discovery.

Based on the manner in which this case has been conducted to date, and based on the investigations into the earlier complaint the Company feels the Third Amended Complaint is without merit and subject to challenge and to an effective defense.

The plaintiffs have informally initiated settlement inquiries. Discussions with the Company and the insurer are in progress. No formal settlement offer has been submitted.

While management is unable to predict with certainty the outcome of the legal proceedings described above, based on current knowledge management believes that the ultimate outcome of these matters will not have a material effect on the Company's financial position or results of operations.

Other

Following the announcement of a proposed merger between the Company and Perfumania, its principal customer, a lawsuit was filed on behalf of a purported shareholder, Shirley Anderson. The lawsuit names the Company and its Board of Directors and alleges breach of fiduciary duty and aiding and abetting breach of fiduciary duty. Service has now been effectuated. Arthur Weill, the plaintiff serving the long-standing derivate action described above, then sought to intervene in the Anderson case and be named as “lead plaintiff.” That motion was opposed by counsel representing the Company and the Board of Directors and was defeated. A second lawsuit of a very similar nature was filed in Chancery Court in Delaware. Service has just been effected. Class action treatment has been requested. It is anticipated that similar, if not identical, cases will be filed alleging the same claims. These lawsuits are obviously in their infancy. They cannot yet be usefully evaluated since it is not clear what bases the Plaintiffs will rely upon to substantiate their claims. Based on information known to date and discussions with Management and the Board, it appears that the cases are without merit. They are of a kind that frequently follow the announcement of mergers or other major corporate activities and appear to be filed solely for the purpose of obtaining attorneys’ fees for the named plaintiffs.

To the best of the Company's knowledge, there are no other proceedings threatened or pending against the Company, which, if determined adversely to the Company, would have a material effect on the Company's financial position or results of operations and cash flows.

M.	Recent Accounting Update

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-06 (“ASU No. 2010-06”), Improving Disclosure about Fair Value Measurements, under Topic 820, Fair Value Measurements and Disclosures, to improve and provide new disclosures for recurring and nonrecurring fair value measurements under the three-level hierarchy of inputs for transfers in and out of Levels 1 (quoted prices in active markets for identical assets or liabilities) and 2 (significant other observable inputs), and activity in Level 3 (significant unobservable inputs). This update also clarifies existing disclosures of the level of disaggregation for the classes of assets and liabilities and the disclosure about inputs and valuation techniques. ASU No. 2010-06 new disclosures and clarification of existing disclosures is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for financial statements issued for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU No. 2010-06, as it relates to new disclosures and clarifications of existing disclosures, well as certain disclosures of activity in Level 3 fair value measurements did not have a material impact on its consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS OF PARLUX FRAGRANCES, INC.

AND SUBSIDIARIES AS OF MARCH 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Stockholders of

Parlux Fragrances, Inc.

We have audited the accompanying consolidated balance sheets of Parlux Fragrances, Inc. and Subsidiaries (the “Company”) as of March 31, 2011, and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2011. Our audits also included the financial statement schedule listed in the accompanying index with respect to each of the three years in the period ended March 31, 2011. These consolidated financial statements and the financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2011 and 2010, and the consolidated results of operations and cash flows for each of the three years in the period ended March 31, 2011, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Marcum LLP

Miami, Florida

May 26, 2011

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except number of shares)

	March 31, 2011	March 31, 2010
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$20,511	$17,579
Trade receivables, net of allowance for doubtful accounts, sales returns and advertising allowances of $3,908 and $4,144, respectively	12,050	3,372
Trade receivables from related parties	12,708	10,873
Income taxes receivable	122	7,161
Inventories	37,373	41,846
Prepaid promotional expenses, net	7,519	7,867
Prepaid expenses and other current assets, net	8,251	9,437
Deferred tax assets	5,460	5,238

TOTAL CURRENT ASSETS	103,994	103,373

Equipment and leasehold improvements, net	1,844	2,679
Trademarks and licenses, net	4,195	4,654
Deferred tax assets, net	687	1,667
Other	1,986	1,959

TOTAL ASSETS	$112,706	$114,332

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$8,637	$10,019
Accrued expenses	2,338	4,513

TOTAL CURRENT LIABILITIES	10,975	14,532

TOTAL LIABILITIES	10,975	14,532

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY :
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2011 and 2010	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized at March 31, 2011 and 2010, respectively, 30,397,789 and 30,143,789 shares issued at March 31, 2011 and 2010, respectively	304	301
Additional paid-in capital	106,629	105,943
Retained earnings	30,071	28,829

	137,004	135,073
Less 9,668,977 shares of common stock in treasury, at cost, at March 31, 2011 and 2010	(35,273)	(35,273)

TOTAL STOCKHOLDERS’ EQUITY	101,731	99,800

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,706	$114,332

See notes to consolidated financial statements.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except number of shares and per share data)

	For the Years Ended March 31,
	2011	2010	2009
Net sales:
Unrelated customers, including licensing fees of $87 in 2011, and $75 in 2010 and 2009	$70,421	$93,861	$109,685
Related parties	51,162	49,615	41,470
Sales—expired license	1,423	4,626	—

	123,006	148,102	151,155

Cost of goods sold:
Unrelated customers	29,419	44,942	51,294
Related parties	24,024	29,147	19,261
Cost of sales—expired license	1,422	11,871	—

	54,865	85,960	70,555

Gross margin	68,141	62,142	80,600

Operating expenses:
Advertising and promotional	32,652	44,927	45,442
Selling and distribution	12,273	14,157	15,891
Royalties	10,305	13,357	13,009
General and administrative, including share-based compensation expense of $305 in 2011, $587 in 2010, and $348 in 2009	8,129	10,337	10,555
Depreciation and amortization	2,309	2,873	2,506

Total operating expenses	65,668	85,651	87,403

Operating income (loss)	2,473	(23,509)	(6,803)

Interest income	18	77	314
Interest expense and bank charges	(615)	(313)	(81)
Foreign exchange loss	(1)	(1)	(1)

Income (loss) before income taxes	1,875	(23,746)	(6,571)

Income tax provision (benefit)	633	(8,987)	(2,287)

Net income (loss)	$1,242	$(14,759)	$(4,284)

Income (loss) per common share:
Basic	$0.06	$(0.73)	$(0.21)

Diluted	$0.06	$(0.73)	$(0.21)

Weighted average number of shares outstanding:
Basic	20,497,701	20,330,395	20,537,624

See notes to consolidated financial statements.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2011, 2010 AND 2009

(In thousands, except number of shares)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Total
	Number of Shares	Par Value			Number of Shares	Cost
BALANCE at March 31, 2008	29,977,289	$300	$101,575	$47,927	9,397,377	$(34,237)	$115,565
Net (loss)	—	—	—	(4,284)	—	—	(4,284)
Excess tax deficiency	—	—	(114)	—	—	—	(114)
Issuance of common stock upon exercise of stock options and warrants	16,500	—	60	—	—	—	60
Issuance of common stock from treasury shares upon exercise of warrants	—	—	—	(55)	(100,000)	177	122
Share-based compensation from option grants	—	—	348	—	—	—	348
Purchase of treasury stock, at cost	—	—	—	—	371,600	(1,213)	(1,213)

BALANCE at March 31, 2009	29,993,789	300	101,869	43,588	9,668,977	(35,273)	110,484
Net (loss)	—	—	—	(14,759)	—	—	(14,759)
Excess tax deficiency	—	—	(246)	—	—	—	(246)
Issuance of common stock upon exercise of warrants	150,000	1	179	—	—	—	180
Issuance of warrants in connection with sublicense agreements	—	—	3,554	—	—	—	3,554
Share-based compensation from option grants	—	—	587	—	—	—	587

BALANCE at March 31, 2010	30,143,789	301	105,943	28,829	9,668,977	(35,273)	99,800
Net income	—	—	—	1,242	—	—	1,242
Excess tax surplus	—	—	4	—	—	—	4
Issuance of common stock upon exercise of options and warrants	254,000	3	324	—	—	—	327
Recovery of profits under Section 16(b) on the sale of common stock, net of legal fees of $8	—	—	53	—	—	—	53
Share-based compensation from option grants	—	—	305	—	—	—	305

BALANCE at March 31, 2011	30,397,789	$304	$106,629	$30,071	9,668,977	$(35,273)	$101,731

See notes to consolidated financial statements.

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended March 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,242	$(14,759)	$(4,284)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation expense	305	587	348
Depreciation and amortization	2,309	2,873	2,480
Provision for doubtful accounts	135	636	836
Write-downs of inventories	776	11,202	183
Write-downs of prepaid promotional supplies	426	2,368	511
Deferred income tax provision (benefit)	762	(1,655)	86
Changes in operating assets and liabilities:
(Increase) decrease in trade receivables—customers	(8,813)	11,103	3,354
(Increase) decrease in trade receivables—related parties	(1,835)	1,550	2,969
Decrease (increase) in income taxes receivable	7,039	(4,005)	(413)
Decrease (increase) in inventories	3,697	13,689	(18,852)
Increase in prepaid promotional expenses	(78)	(222)	(4,078)
Decrease (increase) in prepaid expenses and other current assets	1,186	1,661	(6,200)
(Increase) decrease in other non-current assets	(27)	3	(1,629)
(Decrease) increase in accounts payable	(1,382)	(13,728)	12,299
(Decrease) increase in accrued expenses	(2,175)	2,579	(667)

Total adjustments	2,325	28,641	(8,773)

Net cash provided by (used in) operating activities	3,567	13,882	(13,057)

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(964)	(1,977)	(143)
Purchases of trademarks	(51)	(55)	(94)

Net cash used in investing activities	(1,015)	(2,032)	(237)

Cash flows from financing activities:
Repayments of capital leases	—	(539)	(995)
Purchases of treasury shares	—	—	(1,213)
Proceeds from issuance of common stock from treasury shares	—	—	122
Recovery of profits under Section 16(b) on the sale of common stock (net of legal fees of $8)	53	—	—
Proceeds from issuance of common stock upon exercise of stock options and warrants	327	180	60

Net cash provided by (used in) financing activities	380	(359)	(2,026)

Net increase (decrease) in cash and cash equivalents	2,932	11,491	(15,320)
Cash and cash equivalents, beginning of year	17,579	6,088	21,408

Cash and cash equivalents, end of year	$20,511	$17,579	$6,088

See notes to consolidated financial statements.

PARLUX FRAGRANCES INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED MARCH 31, 2011, 2010 AND 2009

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Nature of business

Parlux Fragrances, Inc. was incorporated in Delaware on July 23, 1984, and is engaged in the creation, design, manufacture, and distribution and sale of prestige fragrances and beauty related products, on a worldwide basis. See Note 8(B) to the Consolidated Financial Statements for further discussion of signed license and sublicense agreements.

B.	Principles of consolidation

The consolidated financial statements include the accounts of Parlux Fragrances, Inc., and its wholly-owned subsidiaries, Parlux S.A., a French company, and Parlux, Ltd. (jointly referred to as “Parlux”, “Company”, “us”, and “we”). All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying Consolidated Financial Statements and the Notes to the Consolidated Financial Statements are presented in thousands, except for number of shares and per share data.

C.	Liquidity and profitability considerations

As a result of the economic downturn over the past several years and the impact of the expiration of the GUESS? license on December 31, 2009, the Company incurred significant net losses of $14,759 and $4,284 for the years ended March 31, 2010 and 2009, respectively. During the year ended March 31, 2011, the economy began to improve and the cost-cutting initiatives the Company implemented in prior years resulted in the Company reporting net income of $1,242. Net cash used in operations during the year ended March 31, 2009, was $13,057, while net cash provided by operations during the years ended March 31, 2011 and 2010, was $3,567 and $13,882, respectively. As reflected in the accompanying Consolidated Balance Sheets as of March 31, 2011 and 2010, the Company had unrestricted cash and cash equivalents of approximately $20,511 and $17,579, respectively, and positive working capital of $93,019 at March 31, 2011, and $88,841 at March 31, 2010.

Cost Reductions

During fiscal years 2009 and 2010, the Company implemented a number of cost reduction initiatives including a targeted reduction in staff, along with a reduction in committed advertising and promotional spending, and reduced our production levels. The reductions during fiscal year 2010 were partially offset by approximately $1,700 in advertising and promotional expense relating to the write-off of the Company’s remaining GUESS? collateral material. During the year ended March 31, 2011, the Company’s management continued to implement various operational efficiencies and monitor all facets of the Company’s operations.

Credit Facility

On June 25, 2010, the Company entered into a new Loan Agreement (the “New Loan Agreement”) with General Electric Capital Corporation (“GE Capital”), as lender, administrative agent and collateral agent. The New Loan Agreement, as amended April 15, 2011, provides a credit line of up to $20,000, depending upon the availability of a borrowing base and certain reserves established by GE Capital from time to time, at an interest rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 3.0%, or (c) the London InterBank Offered Rate (“LIBOR”) over one minus any Euro dollar reserve requirement (the “Eurodollar Rate”), in each case plus 3.50%, or the Eurodollar Rate plus 4.50%, at the Company’s option except in certain circumstances including defaults in the payment of any amounts under the revolving credit facility or the unavailability of the LIBOR rate. The term of the credit facility under the New Loan Agreement is two years. As of March 31, 2011, the Company has not borrowed any amounts against the New Loan Agreement.

Summary

Management believes that the actions taken, along with the new credit facility will continue to provide the Company an opportunity to improve liquidity and profitability, and the Company’s new financing will be sufficient to meet the Company’s current operating and seasonal needs. However, if the Company were to expand operations through acquisitions, new licensing arrangements or both, the Company may need to obtain additional financing. There can be no assurances that the Company could obtain additional financing or what the terms of such financing, if available, would be. In addition, the current business environment may increase the difficulty of obtaining additional financing, if necessary.

D.	Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates relate to the carrying value of accounts receivable from related parties, allowance for doubtful accounts, sales returns and advertising allowances, inventory obsolescence, periods of depreciation and amortization for trademarks, licenses, and equipment, the carrying value of intangibles, and valuation allowance on deferred tax assets. Actual results could differ from those estimates.

E.	Revenue recognition

Revenue is recognized when the product is shipped to a customer, or in limited circumstances, at destination, when terms provide that title passes at destination. Estimated amounts for sales returns and allowances are recorded at the time of sale and reviewed and adjusted on a quarterly basis, if needed. Accounts receivable are recorded concurrently with revenue. The Company continuously monitors the collectability of the receivables by analyzing the aging, assessing its customers’ credit worthiness, and evaluating the impact of changes in economic conditions.

Licensing income, which is included in sales to unrelated customers, is recognized ratably over the terms of the contractual license agreements.

F.	Prepaid promotional expenses, net

Prepaid promotional expenses, net consists of collateral inventory items such as testers, samples, gifts with purchases, and other advertising materials to support the sales of our products. The collateral inventory is stated at the lower of cost (using the first-in, first-out method) or market. During the years ended March 31, 2011, 2010 and 2009, the carrying value of collateral items inventory was reduced by $426, $2,368, and $511, respectively, as excess collateral items for older brands were marked down to the lower of cost or market. These adjustments are included in advertising and promotional expense in the accompanying Consolidated Statements of Operations.

G.	Inventories, cost of goods sold and gross margin

Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The cost of inventories includes product costs, inbound freight and handling charges, including an allocation of the Company’s applicable overhead in an amount of $3,799 and $3,246 at March 31, 2011 and 2010, respectively. The Company classifies certain inventories as non-current when projected sales indicate that such inventory will not be sold within the next twelve month period.

Cost	of goods sold includes the cost of inventories discussed above, as well as gift-with-purchase products.

The Company’s gross margins may not be comparable to other entities that include all of the costs related to their distribution network in costs of goods sold, since the Company allocates a portion of these distribution costs to costs of goods sold and includes the remaining unallocated amounts as selling and distribution expenses.

H.	Equipment and leasehold improvements

Equipment and leasehold improvements are carried at cost. Equipment is depreciated using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the lesser of the estimated useful life or the lease period. Repairs and maintenance charges are expensed as incurred, while betterments and major renewals are capitalized. The cost of assets and related accumulated depreciation are removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in current earnings.

I.	Property held for sale

The Company considers property to be held for sale when management and the Board of Directors approves and commits to a formal plan to actively market the property for sale. Upon designation as held for sale, the carrying value of the property is adjusted to the lower of its current carrying value or its estimated fair value, less costs to sell. The Company ceases to record depreciation expense at that time.

J.	Trademarks and licenses

Trademarks, licenses and sublicenses are recorded at cost and those with a finite life are amortized over the estimated periods of benefit. Amortization expense was $510, $840, and $980 for the years ended March 31, 2011, 2010 and 2009, respectively.

Indefinite-lived intangible assets, when present, are reviewed annually for impairment, during the Company’s fourth quarter of each fiscal year, or sooner, if events indicate a potential impairment. The identification and measurement of impairment of indefinite-lived intangible assets involves the estimation of the fair value of the related asset. The estimates of fair value are based on the best information available as of the date of the assessment, which primarily incorporates management assumptions about discounted expected future cash flows. Future cash flows can be affected by changes in industry or market conditions.

K.	Long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. On an annual basis, long-lived assets are reviewed for impairment, or sooner, if events or circumstances have occurred that indicate a potential impairment. Impairment losses are recognized if expected undiscounted future cash flows of the related assets are less than their carrying values. Management does not believe that there are any unrecorded impairment losses as of March 31, 2011. See Note 6 to the accompanying Consolidated Financial Statements for further discussion.

L.	Advertising and promotion costs

Advertising and promotional expenditures are expensed to operations as incurred. These expenditures include print and media advertising, as well as in-store cooperative advertising and promotions.

Cooperative advertising, which is under the direct control of our customer and includes a percentage rebate or deduction based on net sales to the customer, is accrued and recorded as a reduction of net sales at the time of sale. Cooperative advertising with our customers, which is under the direct control of, and at the option of the Company, including catalogue and other forms of print advertising, are included in advertising and promotional expense. The costs associated with the specific advertisements are recorded as incurred, and when applicable, are applied against trade accounts receivable. Such cooperative advertising costs under our direct control which amounted to approximately $6,355, $9,245, and $10,744 have been included in advertising and promotional expenses for the years ended March 31, 2011, 2010 and 2009, respectively.

M.	Selling and distribution expenses

Selling and distribution expenses include labor costs (wages and other benefits) for employees directly involved in the selling and marketing of the Company’s products, sales commissions to independent sales representatives, and the other overhead costs relating to these areas.

Additionally, this caption includes approximately $3,868, $4,447, and $4,881 for the years ended March 31, 2011, 2010 and 2009, respectively, relating to the cost of warehouse operations not allocated to inventories and other related distribution expenses (excluding inbound shipping expenses which are recorded as cost of goods sold). A portion of warehouse operation expenses is allocated to inventory in accordance with US GAAP.

N.	General and administrative expenses

General and administrative expenses include labor costs (wages and other benefits) for employees not directly involved in the selling and distribution of the Company’s products, professional service fees, corporate activities and other overhead costs relating to these areas. Additionally, this caption includes share-based compensation expense of $305, $587, and $348 for the years ended March 31, 2011, 2010 and 2009, respectively.

O.	Shipping and handling fees and costs

Amounts billed to customers for shipping and handling, which was not significant, are included in net sales. The Company classifies the cost related to inbound shipping and handling in cost of goods sold.

P.	Product development costs

Product development costs, which amounted to $1,742, $1,819, and $754 for the years ended March 31, 2011, 2010 and 2009, respectively, are expensed as incurred.

Q.	Income taxes

The Company follows the liability method in accounting for income taxes. The liability method provides that deferred tax assets and liabilities are recorded, using currently enacted tax rates, based upon the difference between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes. The Company classifies interest and penalties associated with income tax obligations in general and administrative expenses, which was not significant for the years ended March 31, 2011, 2010, and 2009.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or recoverable for the period and the change during the period in deferred tax assets and liabilities less amounts recorded directly to stockholders’ equity.

The accounting for uncertainty in income taxes recognized in the financial statements prescribes a recognition threshold of more-likely-than-not and a measurement attribute on all tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements. In making this assessment, a company must determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based solely on the technical merits of the position and must assume that the tax position will be examined by appropriate taxing authority that would have full knowledge of all relevant information. Once the recognition threshold is met, the tax position is then measured to determine the actual amount of benefit to recognize in the financial statements. In addition, the recognition threshold of more-likely-than-not must continue to be met in each reporting period to support continued recognition of the tax benefit. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the financial reporting period in which that threshold is no longer met. The Company did not recognize a liability for unrecognized tax benefits or adjust any recorded liabilities for uncertain tax positions. As of the years ended March 31, 2011 and 2010, there was no material liability for income tax associated with unrecognized tax benefits. The Company does not anticipate any material adjustments relating to unrecognized tax benefits within the next twelve months, however; the outcome of tax matters is uncertain and unforeseen results can occur.

The Company is under an Internal Revenue Service (“IRS”) audit of its fiscal years 2007 through 2010 Federal income tax returns, as a result of the carry back of its net operating losses incurred in fiscal years ended March 31, 2009 and 2010.

R.	Foreign currency translation and transactions

The Company’s functional currency for its French foreign subsidiary is the local currency (Euro). Other income and expense includes foreign currency gains and losses on transactions denominated in foreign currencies, which are recognized as incurred.

S.	Fair value of financial instruments

The carrying value of the Company’s financial instruments, consisting principally of cash and cash equivalents, receivables, accounts payable and borrowings approximate fair value due to either the short-term maturity of the instruments or borrowings with similar interest rates and maturities.

T.	Basic and diluted earnings (loss) per share

Basic earnings (loss) per common share calculations are determined by dividing earnings (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing earnings (loss) attributable to common stockholders by the weighted average number of shares of common stock and, when applicable, dilutive potential common stock equivalents outstanding during the year. Antidilutive shares are not included in diluted earnings per share computations for the years ended March 31, 2010 and 2009, as we incurred a loss for those periods.

U.	Share-based compensation

The Company recognizes the cost of share-based compensation expense in the accompanying Consolidated Financial Statements for stock options and warrants granted, based on the fair value of the awards at the date of grant over the vesting period. The Company uses the Black-Scholes valuation model to determine the compensation expense. When estimating forfeitures, the Company considers an analysis of actual option forfeitures, as well as management judgment. The employee forfeiture rate used when calculating the value of stock options granted for the years ended March 31, 2011 and 2010, was approximately 7% and 5%, respectively.

V.	Cash flow information

The Company considers temporary investments with an original maturity of three months or less to be cash equivalents. Supplemental disclosures of cash flow information are as follows:

	For the Years Ended March 31,
	2011	2010	2009
Cash received for:
Income taxes	$7,352	$3,628	$2,002

Cash paid for:
Interest	$615	$313	$81

Income taxes	$184	$421	$43

Supplemental disclosures of non-cash investing and financing activities are as follows:

Year ended March 31, 2010:

•

The Company granted warrants to acquire the fragrance sublicensing rights of entertainers Rihanna and Kanye West. The fair value of the warrants was $3,554 which is included in additional paid-in capital and trademarks and licenses, net in the accompanying Consolidated Balance Sheets (see Notes 6 and 10 to the Consolidated Financial Statements for further discussion).

There were no non-cash investing and financing activities during fiscal years ended March 31, 2011 and 2009.

W.	Segment Information

The Company determined its operating segments on the same basis that it uses to evaluate performance internally.

Prior to the quarter ended December 31, 2005, the Company operated in one operating segment as a manufacturer and distributor of one product line consisting of prestige fragrances and beauty related products. During December 2005, the Company commenced sales of watches, and in March 2006, sales of handbags, both of which were under license agreements with Paris Hilton Entertainment, Inc. Gross revenues from the sale of watches and handbags during the year ended March 31, 2011, totaled $455 and $19 ($981 and $4 in 2010), respectively. At March 31, 2011, the Company sold all remaining inventories of the Paris Hilton brand watches and handbags (inventories were $346 and $62, respectively, at March 31, 2010). The Company does not anticipate preparing full segment disclosure for these activities, as the Paris Hilton watch license expired on June 30, 2010, and the Paris Hilton handbag license expired on January 15, 2011.

2.	RELATED PARTY TRANSACTIONS

Related party transactions include the following balances:

	March 31,
	2011	2010
Accounts receivable from related parties:
Perfumania	$12,708	$10,496
Quality King	—	—
Other related parties	—	377

	$12,708	$10,873

	For the Years Ended March 31,
	2011	2010	2009
Sales to related parties:
Perfumania	$47,508	$37,562	$41,470
Quality King	—	9,096	—
Other related parties	3,654	2,957	—

	$51,162	$49,615	$41,470

The Company had net sales of $47,508, $46,658, and $41,470 during the years ended March 31, 2011, 2010 and 2009, respectively, to Perfumania, Inc., a wholly-owned subsidiary of Perfumania Holdings, Inc. (“Perfumania”) and to Quality King Distributors, Inc. (“Quality King”). Perfumania is one of the Company’s largest customers, and transactions with Perfumania are closely monitored by management, and any unusual trends or issues are brought to the attention of the Company’s Audit Committee and Board of Directors.

Perfumania offers the Company the opportunity to sell its products in approximately 360 retail outlets and its terms with Perfumania take into consideration the relationship existing between the companies for approximately twenty years. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of the Company’s products provided in Perfumania’s store windows and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center.

Perfumania Holdings, Inc.’s majority shareholders acquired an approximate 12.2% ownership interest in the Company during fiscal year 2007 (equivalent to 9.9% at March 31, 2011), and accordingly, transactions with Perfumania continue to be presented as related party transactions. The majority shareholders of Perfumania Holdings, Inc. are also the owners of Quality King, a privately-held, wholesale distributor of pharmaceuticals and beauty care products. Transactions with Quality King are presented as related party transactions. During the years ended March 31, 2011 and 2009, there were no sales to Quality King.

While the Company’s invoice terms to Perfumania are stated as net ninety days, for more than fifteen years management has granted longer payment terms, taking into consideration the factors discussed above. Management evaluates the credit risk involved, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with their limits. Net trade accounts receivable owed by Perfumania to the Company totaled $12,708 and $10,496 at March 31, 2011 and 2010, respectively. Between April 1, 2011, and May 25, 2011, the Company received $1,470 from Perfumania in payment of its outstanding balance. Amounts due from Perfumania are non-interest bearing and were paid in accordance with the terms established by the Board. The Company’s invoice terms to Quality King were stated as sixty days. No amounts were owed to the Company by Quality King at March 31, 2011 and 2010. Given the relationship between Perfumania and Quality King, management performs similar reviews and analyses as it does for Perfumania, monitoring the activity of

Quality King for compliance with their terms and limits. (See Note 13 to the Consolidated Financial Statements for further discussion of this concentration of credit risk.)

Any significant reduction in business with Perfumania as a customer of the Company would have a material adverse effect on the Company’s net sales. Management closely monitors the Company’s activity with Perfumania and holds periodic discussions with Perfumania in order to review the anticipated payments for each quarter.

In addition to its sales to Perfumania and Quality King, the Company had net sales of $3,654 and $2,957 for years ended March 31, 2011 and 2010, respectively, to Jacavi Beauty Supply, LLC (“Jacavi”), a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of March 31, 2011, and is one of the principals of Artistic Brands Development, LLC, see Note 6 for further discussion. Sales to Jacavi are also included as related party sales in the accompanying Consolidated Statements of Operations for the years ended March 31, 2011 and 2010. At March 31, 2011 and 2010, net trade account receivables from Jacavi totaled $0 and $377, respectively. Invoice terms to Jacavi are normally payment upon shipment, however, in anticipation of the holiday season, management extended 75 day terms on Jacavi’s holiday purchases, which payment was received as scheduled.

On June 14, 2010, certain persons related to Mr. Garcia (the “Garcia Group”) acquired 2,718,728 shares of the Company’s common stock. The Garcia Group refers to that certain group comprised of JM-CO Capital Fund, LLC, Irrevocable Trust for Victor Garcia, Jacqueline Marie Garcia, Jacavi Investments, LLC, Carolina Marie Garcia 2006 Family Trust, Jacqueline Marie Garcia 2006 Family Trust, Carolina Marie Garcia and Aqua Capital Fund, LLC, which filed a Schedule 13G with the SEC on June 23, 2010. In that filing, the Garcia Group reported having beneficial ownership of a total of 2,995,527 shares, or approximately 14.7% of the Company’s outstanding shares as of June 14, 2010 (equivalent to 14.5% as of March 31, 2011), excluding warrants owned by the Garcia Group. On March 4, 2011, the Garcia Group replaced their original joint filing by jointly filing a Schedule 13D. Other than the addition of certain warrants to purchase shares, which vested between the initial and subsequent filing dates, there were no changes in beneficial shares ownership included in the updated joint filing.

3.	INVENTORIES

The components of inventories are as follows:

	March 31,
	2011	2010
Finished products:
Fragrances	$21,171	$22,857
Watches	—	342
Handbags	—	62
Components and packaging material:
Fragrances	14,051	16,240
Watches	—	4
Raw material	2,151	2,341

	$37,373	$41,846

Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The cost of inventories includes product costs, inbound freight and handling charges, including an allocation of our applicable overhead in an amount of $3,799 and $3,246 at March 31, 2011 and 2010, respectively.

The lead time for certain of the Company’s raw materials and components inventory (up to 180 days) requires the Company to maintain at least a three to nine-month supply of some items in order to ensure timely production schedules. These lead times are most affected for glass and plastic component orders, as many of the Company’s unique designs require the production of molds in addition to the normal production process. This may take 180 to 240 days, or longer, to receive in stock. In addition, when the Company launches a new brand or Stock Keeping Unit (“SKU”), it frequently produces a six to nine-month supply to ensure adequate inventories if the new products exceed forecasted expectations. Generally gross margins on its products outweigh the potential loss due to out-of-stock situations, and the additional carrying costs to maintain higher inventory levels. Also, the composition of the Company’s inventory at any given point can vary considerably depending on whether there is a launch of a new product, or a planned sale of a significant amount of product to one or more of the Company’s major distributors. However, if future sales do not reach forecasted levels, it could result in excess inventories and may cause the Company to decrease prices to reduce inventory levels.

The Company classifies its inventory into three major categories: finished goods, raw materials, and components and packaging materials. Finished goods include items that are ready for sale to our customers, or essentially complete and ready for use in value sets or other special offers. Raw material consists of fragrance oils or bulk. Components and packaging materials (such as bottles, caps, boxes, etc.) are the individual elements used to manufacture our finished goods. The levels of inventory maintained by the Company vary depending on the age of a brand, its commercial success and market distribution. The Company normally carries higher levels of new products and older products for which demand remains high. Older, slower moving products are periodically reviewed, and inventory levels adjusted, based upon expected future sales. If inventory levels exceed projected demand, management determines whether a product requires a write-down in order to sell the inventory at discounted prices. Management also reviews whether there are any excess components which should be written down or scrapped due to decreased product demand.

Inventories and write-downs, by major categories, as of March 31, 2011 and 2010, are as follows:

	March 31, 2011
	Finished Goods	Components and Packaging Material	Raw Material	Total
Inventories	$21,441	$14,504	$2,204	$38,149
Less write-downs	270	453	53	776

Net inventories	$21,171	$14,051	$2,151	$37,373

	March 31, 2010
	Finished Goods	Components and Packaging Material	Raw Material	Total
Inventories	$28,195	$22,268	$2,585	$53,048
Less write-downs	4,934	6,024	244	11,202

Net inventories	$23,261	$16,244	$2,341	$41,846

The Company performs a review of its inventory on a quarterly basis, unless events or circumstances indicate a need for review more frequently. The write-down of inventory results from the application of an analytical approach that incorporates a comparison of sales expectations to the amount of inventory on hand. Other qualitative reasons for writing down selected inventory may include, but are not limited to, product expiration, licensor restrictions, damages, and general economic conditions.

As of March 31, 2011 and 2010, of our total inventories of $38,149 and $53,048, respectively, management determined that approximately $5,899 and $9,453, respectively, of the finished goods inventory was either selling slower than anticipated or showed signs of deterioration. This inventory was written-down by $270 and $4,934 in fiscal year 2011 and 2010, respectively. Components and packaging materials are reviewed in light of estimated future sales for finished goods or damages sustained during the production of finished goods. As of March 31, 2011 and 2010, approximately $1,699 and $7,692, respectively, were identified as problematic and the inventory was written-down by $453 and $6,024, respectively. Raw materials are usually scrapped due to spoilage or stability issues. As of March 31, 2011 and 2010, approximately $53 and $244 were identified as problematic and the inventory was written-down by $53 and $244, respectively.

The Company’s license with GUESS? expired on December 31, 2009, and was not renewed. During the year ended March 31, 2010, the Company recorded charges of $7,567, which was included in the $11,202 write-down noted above, to cost of sales—expired license, in the accompanying Consolidated Statements of Operations for the year ended March 31, 2010, to reduce the recorded value of such inventories to the amounts, which the Company estimated could be realized upon their sale or liquidation.

During the year ended March 31, 2011 and 2010, the Company transferred $1,423 and $4,626, respectively, of GUESS? brand inventory to GUESS? and/or its new fragrance licensee at net carrying value. This transfer of inventory, along with the cost of sales and inventory write-downs, have been classified as “Sales-expired license” and “Cost of sales-expired license” in the accompanying Consolidated Statements of Operations for the years ended March 31, 2011 and 2010.

4.	PREPAID PROMOTIONAL, PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid promotional, prepaid expenses and other current assets are as follows:

	March 31,
	2011	2010
Prepaid promotional expenses, net	$7,519	$7,867

Prepaid advertising	$1,143	$935
Prepaid royalties	4,789	5,637
Prepaid development	1,404	1,843
Other	915	1,022

Prepaid expenses and other current assets	$8,251	$9,437

During the year ended March 31, 2009, the Company entered into agreements with two media companies to exchange inventory for future advertising credits on print, broadcasting, internet, and other media formats. The advertising credits are redeemable over three and seven (extended an additional three years from its original four year period) year periods, and were recorded based on the net cost of the inventory exchanged. During the years ended March 31, 2011 and 2010, the Company utilized $66 and $72, respectively, of the advertising credits.

The prepaid advertising credits are as follows:

	March 31,
	2011	2010
Prepaid advertising credits—current	$456	$531
Prepaid advertising credits—noncurrent (included in Other Assets in the accompanying Consolidated Balance Sheets)	1,699	1,690

	$2,155	$2,221

5.	EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are comprised of the following:

	March 31,		Estimated useful Lives (in Years)
	2011	2010
Molds and equipment	$7,019	$6,358	3-7
Furniture and fixtures	1,690	1,693	3-5
Leasehold improvements	1,322	1,601	2-7

	10,031	9,652
Less—accumulated depreciation and amortization	(8,187)	(6,973)

	$1,844	$2,679

Depreciation and amortization expense on equipment and leasehold improvements for the years ended March 31, 2011, 2010 and 2009, was $1,800, $2,033, and $1,526, respectively. Amounts subject to capital leases at March 31, 2011 and 2010, included in equipment and leasehold improvements above, totaled $286 and $782, respectively, net of accumulated depreciation and amortization of $2,849 and $2,103, respectively.

As a result of various factors, including the Company’s anticipated growth, the increase in trucking costs resulting primarily from the increase in fuel prices and South Florida’s susceptibility to major storms, management and the Company’s Board of Directors determined that it would be more cost effective and prudent to relocate a major part of the Company’s warehousing and distribution activities to the New Jersey area, close to where the Company’s products are filled and packaged. Accordingly, on April 17, 2006, the Company entered into a five-year lease for 198,500 square feet of warehouse space in New Jersey, to also serve as a backup information technology site if the current Fort Lauderdale, Florida location encounters unplanned disruptions. The Company commenced activities in the New Jersey facility during the latter part of August 2006. On November 24, 2010, the Company amended the lease agreement and extended the lease term an additional four years through August 31, 2015.

The Company currently maintains a lease for its former corporate headquarters and distribution center in Ft. Lauderdale, Florida and during May 2006, entered into a new five-year lease on the property, commencing October 1, 2006, at an initial annual cost of approximately $900, increasing approximately 3% per annum. On January 29, 2009, the Company entered into a sublease agreement to sublease 40,000 square feet of the 99,000 square feet of space in the facility at the approximate per square foot cost under the Company’s lease. The sublease commenced on April 1, 2009, and terminates on September 30, 2011, the expiration date of the lease (see Note 8A to the Consolidated Financial Statements for further discussion).

6.	TRADEMARKS AND LICENSES

Trademarks and licenses are attributable to the following brands:

	March 31,		Estimated Life (in years)
	2011	2010
XOXO	$—	$4,285	5
Fred Hayman Beverly Hills (“FHBH”)	2,820	2,820	10
Paris Hilton	942	892	5
Rihanna	1,778	1,777	5
Kanye West	1,777	1,777	5
Other	217	217	5-25

	7,534	11,768
Less—accumulated amortization	(3,339)	(7,114)

	$4,195	$4,654

Amortization expense for the years ended March 31, 2011, 2010 and 2009 was $510, $840, and $954, respectively.

Estimated future amortization of licenses and trademarks for the next five years is as follows:

For the Years Ending March 31,	Amount
2012	$685
2013	1,011
2014	813
2015	737
2016	622

$3,868

On June 30, 2010, the Company’s XOXO license expired and was not renewed. The XOXO intangible asset was fully amortized and written-off on June 30, 2010. See Note 8B and 8C to the Consolidated Financial Statements, respectively, for further discussion of the XOXO and FHBH brands.

During the years ended March 31, 2011 and 2010, the Company performed a review of its trademark and license intangible assets on a quarterly basis. As a result, the Company determined that there were no impairment charges.

On April 3, 2009, the Company entered into an agreement (the “Agreement”) with Artistic Brands, a licensing company in which entertainment mogul and icon Shawn “JAY-Z” Carter and Rene Garcia are principals (Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of March 31, 2011). The Agreement allows for the sublicensing of certain worldwide fragrance licenses to the Company. Pursuant to the Agreement, on April 7, 2009, the Company entered into sublicense agreements with Artistic Brands for the exclusive rights to worldwide fragrance licenses for multiple Grammy® award winning and multi-platinum selling international entertainers Rihanna and Kanye West. At this time, Artistic Brands is in continuing negotiations for a worldwide fragrance license with Shawn Carter which, if executed, would be sublicensed to the Company. Further, a fourth celebrity has not been identified by Artistic Brands, and therefore, the Company does not have any plans at the present to launch a fourth celebrity fragrance.

Pursuant to the Agreement, the Company will pay Artistic Brands and the licensors and their designated affiliates, on an annual basis so long as each sublicense agreement remains in effect, a percentage of the cumulative net profits, as defined in the Agreement, earned by the Company on sales of products developed and sold under each license. Also, the Company will assume Artistic Brands’ obligation to make royalty payments to the licensors, including any initial guaranteed minimum royalty advance payable to any licensor.

Furthermore, in connection with the sublicense agreements, the Company issued, and may issue in the future, warrants to purchase shares of Parlux common stock, $0.01 par value, at a purchase price of $5.00 per share (“Warrants”) to Artistic Brands, the licensors, the celebrities, and their respective designated affiliates. The Warrants vest in four equal annual installments beginning on the first anniversary of the date of issuance and will expire on the eighth anniversary of the date of issuance, or the fifth anniversary of the date of issuance, if the applicable licenses are not renewed by the Company as the sub-licensee. The Company issued Warrants to purchase a total of 4,000,000 shares, consisting of Warrants for 2,000,000 shares in connection with the sublicense agreement for Rihanna, and Warrants for 2,000,000 shares in connection with the sublicense agreement for Kanye West.

On December 18, 2009, the Company’s stockholders approved the issuance of additional Warrants to Artistic Brands and its designated affiliates to purchase a total of 2,000,000 shares of the Company’s common stock, $0.01 par value, at a purchase price of $5.00 per share, pursuant to an agreement, dated April 3, 2009. The Warrants which consist of Warrants for 1,000,000 shares each in connection with the sublicense agreements, dated April 7, 2009, with Rihanna and Kanye West were issued on December 18, 2009, for a total of 3,000,000 shares per sublicense. In addition, the Company may issue Warrants for 3,000,000 shares each in connection with the sublicense agreements for Shawn Carter and the fourth artist, if and when such sublicenses are entered into. If all of the sublicenses are entered into, Warrants to purchase a total of 12,000,000 shares will be outstanding in connection with the four sublicenses (3,000,000 shares per sublicense). The executed licenses are recorded at the fair value of the warrants issued and will be amortized over a five-year period, commencing as of the launch of the first fragrance under each of the licenses (see Note 10 to the Consolidated Financial Statements for further discussion).

In addition, on April 3, 2009, the Company entered into a letter agreement with Artistic Brands and Rene Garcia, the manager of Artistic Brands, individually, allowing for the acceleration of vesting and immediate exercise of the Warrants for 4,000,000 shares allocable to Rihanna and Kanye West in the event that the Company is acquired by another person or entity (other than Artistic Brands or its affiliates, Rene Garcia or Shawn “JAY-Z” Carter) or concludes a similar change of control transaction prior to April 3, 2012, or if definitive agreements for such a transaction are entered into by April 3, 2012, and consummated within ninety (90) days. In certain circumstances, the letter agreement provides for Artistic Brands to receive cash and/or securities valued up to $10 per share in the event that the Company is acquired by another person or entity (other than Artistic Brands or its affiliates, Rene Garcia or Shawn “JAY-Z” Carter) or concludes a similar change of control transaction prior to April 3, 2012, with respect to the Warrants for 4,000,000 shares allocable to Rihanna and Kanye West to the extent such shares have not been previously sold by the holder into the market or otherwise disposed of by the holder in a bona fide third party transaction.

The Warrants vest in four equal annual installments beginning on the first anniversary of the date of issuance and expire on the eighth anniversary of the date of issuance, or the fifth anniversary of the date of issuance, if the applicable licenses are not renewed by the Company as the sub-licensee.

On March 2, 2011, the Company entered into an amended and restated sublicense agreement (the "Sublicense") with Artistic Brands, which amends and restates in its entirety the Agreement, dated April 7, 2009, between the Company and Artistic Brands. Pursuant to the Sublicense, the Company has the exclusive right and license to manufacture, promote, distribute and sell prestige fragrances and related products under the Kanye West name. The initial term of the sublicense expires on March 31, 2017, and is renewable for an additional three-year term if certain sales levels are met. Pursuant to the Sublicense, the Company assumes Artistic Brands' obligation to make royalty payments to the licensor, including any guaranteed minimum royalties.

7.	BORROWINGS

Bank Financing

On July 22, 2008, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Regions Bank ( “Regions”). The Loan Agreement provided up to $20,000, depending upon the availability of a borrowing base, at an interest rate of LIBOR plus 2.00% or Regions’ prime rate, at the Company’s option.

During the period of July 22, 2008, through February 15, 2010, substantially all of the Company’s assets collateralized the Loan Agreement. The Loan Agreement contained customary events of default and covenants which prohibited, among other things, incurring additional indebtedness in excess of a specified amount, paying dividends, creating liens, and engaging in mergers and acquisitions without the prior consent of Regions. The Loan Agreement also contained certain financial covenants as noted below.

On March 9, 2009, the Company entered into the First Amendment and Ratification of Loan and Security Agreement and Other Loan Documents (the “Amendment”) to the Loan Agreement with Regions. The Amendment changed certain terms of the Loan Agreement. Under the Amendment, the interest rate for any borrowings is LIBOR rate plus the applicable margin. The applicable margin for any borrowings is calculated on a sliding scale basis and is tied to our fixed charge coverage ratio, with rates calculated between 3% and 4%, with an initial starting rate at 4.25%.

Prior to December 31, 2009, the borrowing base amount was the lesser of the sum of an amount equal to 75% of the net amount (after deduction of such reserves and allowances as Regions deemed reasonably proper and necessary) of all eligible accounts plus an amount equal to the lesser of $10,000 or 25% of the lower of cost or market value (after deduction of such reserves and allowances as Regions deemed reasonably proper and necessary) of all eligible inventory or the product of two times the sum of EBITDA measured from January 1, 2009, to the date of measurement, minus non-cash expenses related to the issuance of options and warrants, minus other non-cash expenses. After December 31, 2009, the borrowing base amount was the sum of an amount equal to 75% of the net amount (after deduction of such reserves and allowances as Regions deemed reasonably proper and necessary) of all eligible accounts plus an amount equal to the lesser of $10,000 or 25% of the lower of cost or market value (after deduction of such reserves and allowances as Regions deemed reasonably proper and necessary) of all eligible inventory. In addition, receivables due from Perfumania, Inc., a related party, were not considered an eligible account. A tangible net worth covenant was added, which required the Company to maintain a tangible net worth of not less than $85,000 at all times. The Company was required to obtain written consent from Regions prior to repurchasing shares of our common stock, including repurchases which have been previously authorized under our existing stock buy-back program. The Company was no longer required to pay a non-utilization fee.

On August 31, 2009, the Company entered into a Forbearance Agreement (“Forbearance Agreement”) regarding the Loan Agreement with Regions. The Forbearance Agreement was entered into to address the Company’s outstanding borrowings as of June 30, 2009, in excess of the limitation in the Loan Agreement, as amended. As of June 30, 2009, the Company’s outstanding principle balance under the Loan Agreement was $6,681. Pursuant to the Loan Agreement, the outstanding principal balance at no time should exceed the revolving loan availability, as defined in the Loan Agreement. The revolving loan availability as of June 30, 2009, was $208, resulting in an excess of the revolving loan availability in the amount of $6,473. Under the Forbearance Agreement, Regions agreed to forbear from any legal action to accelerate the Company’s obligation to the bank until October 28, 2009, subject to no further events of default under the terms of the Loan Agreement, as amended.

On October 29, 2009, the Company entered into a Second Amendment to Loan Agreement and Amendment to Forbearance Agreement (the “Second Amendment”) with Regions extending the forbearance period through February 15, 2010, which called for the Company to repay the remaining loan balance over the course of the extension period, as noted in the table below. The Second Amendment called for the Company to continue to comply with certain covenants with Regions under the Loan Agreement, as amended by the Second Amendment.

The Company was required and repaid the remaining outstanding principal balance over the course of the extension period as follows:

Payment Date	Payment Amount
November 30, 2009	$1,000
December 31, 2009	$1,600
February 1, 2010	$1,000
February 16, 2010	Fully paid

On February 16, 2010, the Company repaid the remaining outstanding principal balance plus interest and fees in the amount of $1,089 and the Loan Agreement, as amended by the Second Amendment, was terminated.

On June 25, 2010, the Company entered into a New Loan Agreement with GE Capital, as amended April 15, 2011. The New Loan Agreement is a revolving credit facility that provides a credit line of up to $20,000, depending upon the availability of a borrowing base and certain reserves established by GE Capital from time to time, at an interest rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 3.0%, or (c) LIBOR over one minus any Euro dollar reserve requirement (the Eurodollar Rate), in each case plus 3.50%; or the Eurodollar Rate plus 4.50%, at the Company’s option except in certain circumstances including defaults in the payment of any amounts under the revolving credit facility or the unavailability of the LIBOR rate. The term of the revolving credit facility under the New Loan Agreement is two years. In connection with obtaining the revolving credit facility, the Company incurred approximately $710 in deferred loan fees, which are being amortized over the life of the loan on a straight-line basis to interest expense, in the accompanying Consolidated Statements of Operations. In addition, under the terms of the New Loan Agreement the Company incurs monthly loan monitoring and unused commitment fees, which are recorded to interest expense, in the accompanying Consolidated Statements of Operations. During the year ended March 31, 2011, the Company amortized $269 of the deferred loan fees and incurred $346 in loan monitoring and unused commitment fees.

The New Loan Agreement contains customary events of default and covenants which prohibit, among other things, incurring additional indebtedness in excess of a specified amount, paying dividends, creating liens, and engaging in mergers and acquisitions without the prior consent of GE Capital. The New Loan Agreement requires the Company to maintain a minimum net liquidity balance of $12,500 through October 31, 2010, and $15,000, thereafter through the end of the term. Under the New Loan Agreement, net liquidity is the sum of the Company’s unrestricted cash assets plus the excess availability under the revolving credit facility. At any point if the Company falls below the net liquidity requirements, the New Loan Agreement contains certain additional financial covenants relating to minimum consolidated EBITDA, minimum consolidated interest coverage ratios and maximum capital expenditure limits. In addition, the Company’s subsidiary, Parlux Ltd., and its affiliates must have a minimum net liquidity balance of $12,500 to borrow under the New Loan Agreement. As of March 31, 2011, the Company and its subsidiary, Parlux Ltd., met the minimum liquidity requirements under the New Loan Agreement.

Borrowings under the New Loan Agreement are secured by all of the Company’s assets and the assets of the Company’s subsidiary, Parlux Ltd., pursuant to a Guaranty and Security Agreement. In addition, GE Capital has a security interest in and to certain of the Company’s patents and trademarks, as well as those of Parlux Ltd., pursuant to a Patent Security Agreement and Trademark Security Agreement, respectively. The Company has provided to GE Capital a full guaranty of payment of the obligations under the New Loan Agreement. As of March 31, 2011, no amounts have been borrowed under the New Loan Agreement and the Company’s availability under the New Loan Agreement was $10,439.

The Company believes that funds from operations will be sufficient to meet its current operating and seasonal needs through fiscal year 2012. In addition, the revolving credit facility will provide the Company an opportunity to improve liquidity and profitability. However, if the Company were to expand operations through acquisitions, new licensing arrangements or both, the Company may need to obtain additional financing. There can be no assurances that the Company could obtain additional financing or what the terms of such financing, if available, would be. In addition, the current business environment may increase the difficulty of obtaining, and the cost of, additional financing, if necessary.

Capital Lease Financing

During May 2006, the Company entered into an agreement with Provident Equipment Leasing (“Provident”) covering approximately $2,761 of certain warehouse equipment and leasehold improvements to be purchased for the Company’s new leased distribution center in New Jersey. Provident advanced, on behalf of the Company, progress payments to various suppliers based on the work completed. In accordance with the terms of the agreement, the advances bore interest at a rate of 1% per month until all payments were made, at which time the arrangement converted to a thirty-six month lease, which has been classified as a capital lease. In July 2009, the Company exercised its option to purchase the equipment and leasehold improvements at the end of the lease term for one dollar.

On December 15, 2006, the Company entered into a lease agreement with International Business Machines (“IBM”) covering approximately $124 of computer equipment which has been classified as a capital lease. In December 2009, the Company exercised its option to purchase the computer equipment at the end of the lease term for one dollar.

8.	COMMITMENTS AND CONTINGENCIES

A.	Leases:

The Company leases office and warehouse space, as well as certain equipment under non-cancellable operating leases expiring on various dates through fiscal year 2016. Total rent expense charged to operations for the years ended March 31, 2011, 2010 and 2009, was approximately $2,481, $2,559, and $2,786, respectively.

At March 31, 2011, the future minimum annual rental commitments under non-cancellable operating leases are as follows:

For the Year Ending March 31,	Amount
2012	$2,166
2013	1,945
2014	1,977
2015	2,021
2016	1,118
Thereafter	—

Total	$9,227

The future minimum annual rental commitments are net of future minimum annual rental income of $186 in fiscal year 2012.

B.	License and Distribution Agreements:

During the year ended March 31, 2011, the Company held exclusive worldwide licenses and sublicenses to manufacture and sell fragrance and other related products for XOXO, Paris Hilton, babyGund, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye

West, and Vince Camuto. During the year ended March 31, 2011, the Company’s license with XOXO expired on June 30, 2010, the license with babyGund expired September 30, 2010, and the license with GUESS? expired December 31, 2009, and were not renewed.

XOXO

On December 1, 2003, Victory International (USA), LLC (“Victory”) had entered into a license agreement with Global Brand Holdings, LLC (the “Fragrance License”) to manufacture and distribute XOXO branded fragrances. The first XOXO fragrances were introduced by Victory during December 2004.

On January 7, 2005, the Company entered into a purchase and sale agreement, effective January 6, 2005, (the “Purchase Agreement”) with Victory, whereby it acquired the exclusive worldwide licensing rights, along with inventories, molds, designs and other assets, relating to the XOXO fragrance brand. Under the Purchase Agreement, Victory assigned its rights, and the Company assumed the obligations, under the Fragrance License. As consideration, Victory was paid approximately $7,460, of which $2,550 was in the form of a 60-day promissory note payable in two equal installments on February 6, and March 6, 2005. The payments were made as scheduled.

During June 2006, the Company negotiated renewal terms which, among other items, reduced minimum royalty requirements and extended the Fragrance License for an additional three years through June 30, 2010. On June 30, 2010, the XOXO license expired and was not renewed. As of March 31, 2011, the Company has sold all remaining XOXO fragrance brand inventory in accordance with the provisions of the agreement.

Paris Hilton

Effective June 1, 2004, the Company entered into an exclusive license agreement with Paris Hilton Entertainment, Inc. (“PHEI”), to develop, manufacture and distribute prestige fragrances and related products, on an exclusive basis, under the Paris Hilton name, which was scheduled to expire on June 30, 2009. During June 2009, we renewed, at the Company’s option, the license agreement for an additional five-year period through June 30, 2014. The first Paris Hilton women’s fragrance was launched during November 2004, and was followed by a launch of a men’s fragrance in April 2005.

On January 26, 2005, the Company entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute watches and other time pieces under the Paris Hilton name. The initial term of the agreement expired on June 30, 2010, and was renewable for an additional five-year period. The first “limited edition” watches under this agreement were launched during December 2005 and a line of “fashion watches” were launched during spring 2006. The Company did not exercise its option to renew this license. As of March 31, 2011, the Company has sold all remaining inventory of the Paris Hilton brand watches in accordance with the provisions of the agreement.

On May 11, 2005, the Company entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute cosmetics under the Paris Hilton name. The initial term of the agreement expired on January 15, 2011, and was renewable for an additional five-year period. No products were launched under this license. As the cosmetic license was due to expire in fiscal year 2011, all remaining royalty obligations were expensed in fiscal year 2010. The Company did not exercise its option to renew this license.

On May 13, 2005, the Company entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute handbags, purses, wallets and other small leather goods, under the Paris Hilton name. The initial term of the agreement expired on January 15, 2011, and was renewable for an additional five-year period. The first products under this agreement were launched during summer 2006. During fiscal 2008, the Company sublicensed the international rights under this license.

The Company remained contingently liable for the minimum guaranteed royalties due through the remainder of this agreement. The Company did not exercise its option to renew this license. As of March 31, 2011, the Company has sold all remaining inventory of the Paris Hilton brand handbags in accordance with the provisions of the agreement.

On April 5, 2006, the Company entered into an exclusive worldwide license agreement with PHEI, to develop, manufacture and distribute sunglasses under the Paris Hilton name. The initial term of the agreement expires on January 15, 2012, and is renewable for an additional five-year period. In January 2009, the Company entered into an agreement with Gripping Eyewear, Inc. (“GEI”), assigning the worldwide rights with PHEI, for the production and distribution of Paris Hilton sunglasses. The Company remains contingently liable for the minimum guaranteed royalties due through the remainder of this agreement. The Company does not anticipate any further renewals of this license.

babyGUND

Effective April 6, 2005, the Company entered into an exclusive license agreement with GUND, Inc., to develop, manufacture and distribute children’s fragrances and related products on a worldwide basis under the babyGund trademark. The agreement continued through September 30, 2010, and was renewable for an additional two years if certain sales levels were met. The Company did not exercise its option to renew this license. As of March 31, 2011, the Company has sold all remaining babyGUND fragrance brand inventory in accordance with the provisions of the agreement.

Jessica Simpson

On June 21, 2007, the Company entered into an exclusive license agreement with VCJS, LLC, to develop, manufacture and distribute prestige fragrances and related products under the Jessica Simpson name. The initial term of the agreement expires five years from the date of the first product sales and is renewable for an additional five years if certain sales levels are met. The Company launched the first fragrance under this license during August 2008.

Nicole Miller

On August 1, 2007, the Company entered into an exclusive license agreement with Kobra International, Ltd., to develop, manufacture and distribute prestige fragrances and related products under the Nicole Miller name. The initial term of the agreement expires on September 30, 2013, and is renewable for two additional terms of three years each, if certain sales levels are met. The Company launched a new fragrance under this license in April 2010. The license agreement was amended on January 17, 2011, which, among other items, reduced minimum royalty and advertising commitments.

Josie Natori

Effective May 1, 2008, the Company entered into an exclusive license agreement with J.N. Concepts, Inc., to develop, manufacture and distribute prestige fragrances and related products under the Josie Natori name. The initial term of the agreement expires on December 31, 2012, and is renewable for an additional three-year term if certain sales levels are met. The Company launched the first fragrance under this license in July 2009. The license agreement was amended on December 10, 2010, which, among other items, reduced minimum royalties.

Queen Latifah

Effective May 22, 2008, the Company entered into an exclusive license agreement with Queen Latifah Inc., to develop, manufacture and distribute prestige fragrances and related products under the Queen Latifah name. The initial term of the agreement expires on March 31, 2014, and is renewable for an additional five-year term if certain sales levels are met. The Company launched the first fragrance under this license in late June 2009.

Marc Ecko

Effective November 5, 2008, the Company entered into an exclusive license agreement with Ecko Complex LLC, to develop, manufacture and distribute fragrances under the Marc Ecko trademarks. The initial term of the agreement expires on December 31, 2014, and is renewable for an additional three-year term if certain sales levels are met. The Company launched the first fragrance under this license in late September 2009. The license agreement was amended on November 2, 2010, which, among other items, reduced minimum royalty and advertising commitments.

Rihanna

On April 7, 2009, the Company entered into a sublicense agreement with Artistic Brands for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Rihanna name. The initial term of the agreement expires on the fifth anniversary of the first date products are shipped and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the sublicense agreement, the Company assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon minimum sales volume. The Company launched a new fragrance under this license in late January 2011.

Kanye West

On April 7, 2009, the Company entered into a sublicense agreement with Artistic Brands for the exclusive worldwide rights to develop, manufacture and distribute prestige fragrances and related products under the Kanye West name.

On March 2, 2011, the Company entered into an amended and restated sublicense agreement with Artistic Brands. The initial term of the sublicense expires on March 31, 2017, and is renewable for an additional three-year term if certain sales levels are met. Under the terms of the amended and restated sublicense agreement, the Company assumes the obligation to pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. The Company anticipates launching a new fragrance under this license in late fiscal year 2012.

Vince Camuto

On June 4, 2010, the Company entered into an exclusive fragrance licensing agreement with Vince Camuto, Chief Designer and Chief Executive Officer of Camuto Group, to develop, manufacture and distribute prestige fragrances and related products under the Vince Camuto trademark. The initial term of the agreement expires on March 31, 2016, and is renewable for an additional five-year term if certain sales levels are met. The Company must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based upon sales volume. The Company anticipates launching a new women’s fragrance under this license in the fall of 2011.

Minimum Royalty Payments

Under all of these license agreements, the Company must pay a minimum royalty, whether or not any product sales are made, and spend minimum amounts for advertising based on sales volume. The Company believes it is in compliance with all material obligations under the above agreements.

GUESS?

Effective November 1, 2003, we entered into an exclusive license agreement with GUESS? and GUESS? IP Holder L.P., to develop, manufacture and distribute prestige fragrances and related products on a worldwide basis. This license expired on December 31, 2009, and was not renewed.

Continuing Obligations for Advertising and Royalty

The Company expects to incur continuing obligations for advertising and royalty expense under these license agreements. As of March 31, 2011, the minimum amounts of these obligations derived from the aggregate minimum sales goals, set forth in the agreements, over the remaining contract periods are as follows:

	For the Year Ending March 31,
	2012	2013	2014	2015	2016	Thereafter
Advertising	$28,403	$33,134	$27,144	$15,864	$13,117	$3,890
Royalties	$7,724	$8,737	$7,552	$4,785	$4,301	$1,167

C.	Trademarks:

Through various acquisitions since 1991, the Company acquired worldwide trademarks and distribution rights including those for LIMOUSINE. In addition during 1994, Fred Hayman Beverly Hills, Inc. (“FHBH”) granted the Company an exclusive 55-year royalty free license. Accordingly, there are no licensing agreements requiring the payment of royalties by the Company on these trademarks and the Company has the rights to license all of these trademarks, other than FHBH, for all classes of merchandise.

On March 28, 2003, the Company entered into an exclusive agreement to sublicense the FHBH rights to Victory for a royalty of 2% of net sales, with a guaranteed minimum annual royalty of $50 (the “FHBH Sublicense”). The initial term of the FHBH Sublicense expired on December 31, 2008, and is automatically renewable every five years at the sublicensee’s option. The FHBH Sublicense excluded the rights to “273 Indigo” for men and women, the latest fragrance introduction for the FHBH brand, as well as all new FHBH product development rights.

On October 17, 2003, the parties amended the FHBH Sublicense, granting new FHBH product development rights to the sublicensee. In addition, the guaranteed minimum annual royalty increased to $75 and royalty percentage on sales of new FHBH products increased to 3% of net sales.

D.	Employment and Consulting Agreements:

As of March 31, 2011, the Company had contracts with certain officers, employees and consultants which expire from July 2011 through March 2012. Minimum commitments under these contracts total approximately $803 for the year ending March 31, 2012.

On May 18, 2011, in connection with an amendment to an executive officer’s employment agreement, the Company granted, to the executive officer, options under the 2007 Plan to acquire 50,000 shares of its common stock at $3.15 per share, the closing price of the stock on May 18, 2011. These options have a life of five years from the date of grant, and vested immediately. The fair value of the options was determined to be $76, which will be expensed as share-based compensation in the quarter ending June 30, 2011.

On April 1, 2010, the Company granted, to two executive officers, options to acquire 50,000 and 20,000 shares, respectively, of common stock at $2.25 per share, the closing price of the stock on April 1, 2010. These options have a life of five years from the date of grant. The options vest 50%

immediately and 50% on April 1, 2011, for one executive officer, and July 31, 2011, for the other executive officer, respectively. The fair value of the options was determined to be $60 and $24, respectively.

On June 5, 2009, the Company granted, to an executive officer, 100,000 options to acquire shares of common stock at $1.84 per share, the closing price of the stock on June 5, 2009. These options have a life of five years from the date of grant, and vest 33% each year over a three-year period. The fair value of the options was determined to be $111, which is being expensed as share-based compensation over a three-year period in accordance with the vesting period of the options.

See Notes 10 and 16 to the Consolidated Financial Statements for further discussion of all options.

E.	Purchase Commitments:

As of March 31, 2011, the Company is contingently liable in the amount of approximately $26,184 for purchase orders issued in the normal course of business for components, raw materials and promotional supplies. The purchase orders, for the most part, stipulate delivery dates ranging from thirty days to periods exceeding one year, based on forecasted production needs.

F.	Litigation:

The Company is a party to legal and administrative proceedings arising in the ordinary course of business. The outcome of these actions is not expected to have a material effect on the Company’s financial position or results of operations. See Note 12 to the Consolidated Financial Statements for further discussion.

9.	INCOME TAXES

The components of the provision (benefit) for income taxes for each of the years ended March 31 are as follows:

	Year Ended March 31,
	2011	2010	2009
Current taxes:
U.S. federal	$(285)	$(7,412)	$(2,407)
U.S. state and local	160	76	34

	(125)	(7,336)	(2,373)

Deferred taxes:
U.S. federal	1,019	(996)	308
U.S. state	(261)	(655)	(222)

	758	(1,651)	86

Income tax provision (benefit)	$633	$(8,987)	$(2,287)

The following table reconciles the statutory federal income tax rate to the Company’s effective tax rate for the years ended March 31 as follows:

	2011	2010	2009
Statutory federal income tax rate	35.0%	35.0%	35.0%
(Decrease) increase resulting from:
Revisions of prior year’s tax estimates	(8.6)%	—	—
Other, including state taxes	7.4%	2.8%	(0.2)%

	33.8%	37.8%	34.8%

The tax provision for the year ended March 31, 2011, reflects an estimated effective tax rate of 33.8%. The lower effective tax rate is a result of $162 in revisions to the prior year’s tax estimates for net operating losses (“NOL”) state rates adjustments and other state provision estimates for fiscal year 2010.

The tax provision for the year ended March 31, 2011, reflects the carry forward of approximately $4,355 in U.S. federal and state tax NOL generated during the current year, which can be carried forward for federal tax purposes twenty years and for the various states tax purposes for a period of seven to twenty years. During the year ended March 31, 2011, the Company received tax refunds of $7,143 and $209 relating to prior year federal and state income taxes, respectively. In connection with the filing of the Company’s income tax returns for the fiscal year ended March 31, 2010, the Company accelerated certain deductions for income tax purposes, which resulted in an additional $345 of federal tax refunds over the amount initially estimated at March 31, 2010.

The tax provision for the year ended March 31, 2010, reflects the carry back of approximately $19,422 in U.S. federal tax operating losses generated during the year ended March 31, 2010, to offset taxes paid during the year ended March 31, 2006, in the amounts of approximately $6,798, which is included in income taxes receivable in the accompanying Consolidated Balance Sheet at March 31, 2010.

Deferred income taxes as of March 31, 2011 and 2010, are provided for temporary differences between financial reporting carrying value and the tax basis of the Company’s assets and liabilities. The tax effects of temporary differences are as follows:

	March 31,
	2011	2010
Deferred Tax Assets:
Current:
Allowance for doubtful accounts, sales returns and allowances	$1,321	$1,390
Inventory write-downs	1,182	2,151
Shared-based compensation	38	151
NOL carry forwards	3,176	1,227
Other, net	(257)	319

	$5,460	$5,238

Long-term, net:
Depreciation on intangibles	$22	$1,300
Share-based compensation	548	439
Other	—	63
Depreciation and amortization on equipment and leasehold improvements	117	(135)

	$687	$1,667

As of March 31, 2011, the Company had NOL carry forwards for federal income tax purposes of approximately $5,420, which will expire for federal tax purposes beginning March 2028 through March 2031. The Company also has NOL carry forwards for states income tax purposes which will expire beginning March 2015 through March 2031. The realization of the NOL carry forwards included in deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss carry forwards. Although realization is not assured, the Company believes it is more likely than not that all of the deferred tax assets will be realized. The amount of the deferred tax assets is considered realizable; however, it could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

The Company did not recognize a liability for unrecognized tax benefits or adjust any recorded liabilities for uncertain tax positions. As of the years ended March 31, 2011 and 2010, there was no material liability for income tax associated with unrecognized tax benefits. The Company does not anticipate any material adjustments relating to unrecognized tax benefits within the next twelve months, however; the outcome of tax matters is uncertain and unforeseen results can occur.

The Company classifies interest and penalties associated with income tax obligations in general and administrative expenses, which was not significant for the years ended March 31, 2011, 2010, and 2009.

The Company is under an IRS audit of its fiscal years 2007 through 2010 Federal income tax returns, as a result of the carry back of its net operating losses incurred in fiscal year ended March 31, 2009 and 2010.

10.	STOCK OPTION AND OTHER PLANS

2007 Plan

The Parlux Fragrances, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) provides for the grant of equity-based awards to employees, officers, directors, consultants and/or independent contractors of the Company. A maximum of 1,500,000 shares of common stock may be issued under the 2007 Plan, of which 986,800 options were granted as of March 31, 2011. The 2007 Plan was adopted by the Board of Directors on June 20, 2007, subsequently approved by the stockholders on October 11, 2007. The shares underlying the options were registered with the Securities and Exchange Commission on a Form S-8 registration statement declared effective on December 28, 2007.

On April 1, 2009, the Company granted options to acquire 30,000 shares of its common stock (which vested on the grant date) under the 2007 Plan to consultants, to acquire shares of common stock during a five-year period at $0.82 per share, the closing price of the stock on April 1, 2009. The fair value of the options was determined to be $13, which was expensed as share-based compensation during the quarter ended June 30, 2009.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	3
Expected volatility	77%
Risk-free interest rate	2%
Dividend yield	0%

On June 5, 2009, the Company granted, to an executive officer, options under the 2007 Plan to acquire 100,000 shares of its common stock at $1.84 per share, the closing price of the stock on June 5, 2009. These options have a life of five years from the date of grant, and vest 33% each year over a three-year period. The fair value of the options was determined to be $111, which is being expensed as share-based compensation over a three-year period in accordance with the vesting period of the options.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	82%
Risk-free interest rate	2%
Dividend yield	0%

On October 13, 2009, the Company granted options under the 2007 Plan to acquire 60,000 shares of its common stock (15,000 each, which vested on the grant date) to its four non-employee directors, to acquire common stock during a five-year period at $2.18 per share, the closing price of the stock on October 13, 2009. The fair value of the options was determined to be $79, which was expensed as share-based compensation during the quarter ended December 31, 2009.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	82%
Risk-free interest rate	2%
Dividend yield	0%

On March 1, 2010, the Company granted, to various employees, options under the 2007 Plan to acquire 4,000 shares of its common stock at $1.75 per share, the closing price of the stock on March 1, 2010. On March 2, 2010, the Company granted, to various employees, options under the 2007 Plan to acquire 4,000 shares of common stock at $1.76 per share, the closing price of the stock on March 2, 2010. These options have a life of five years from the date of grant (or thirty days after termination of employment for any reason), and vest 25% after each of the first two years, and 50% after the third. The fair value of the options was determined to be $8, which is being expensed as share-based compensation over a three-year period in accordance with the vesting period of the options.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	81%
Risk-free interest rate	2%
Dividend yield	0%

On April 1, 2010, the Company granted, to two executive officers and a consultant, options under the 2007 Plan to acquire 50,000, 20,000 and 15,000 shares, respectively, of its common stock at $2.25 per share, the closing price of the stock on April 1, 2010. These options have a life of five years from the date of grant. The executive officer’s options vested 50% immediately, with the remaining 50% vesting on April 1, 2011, for one executive officer, and July 31, 2011, for the other executive officer, respectively, and are being expensed as share-based compensation in accordance with the vesting period. The consultant’s options vested immediately and were expensed as share-based compensation. The fair value of the options was determined to be $60, $24, and $17, respectively.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	3
Expected volatility	81%
Risk-free interest rate	2%
Dividend yield	0%

On July 1, 2010, the Company granted, to various employees, options under the 2007 Plan to acquire 253,800 shares of its common stock at $1.74 per share, the closing price of the stock on July 1, 2010. These options have a life of five years from the date of grant (or thirty days after termination of employment for any reason), and vest 25% after each of the first two years, and 50% after the third year. The fair value of the options was determined to be $261, which is being expensed as share-based compensation over a three year period in accordance with the vesting period of the options.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	79%
Risk-free interest rate	2%
Dividend yield	0%

On October 12, 2010, the Company granted options under the 2007 Plan to acquire 60,000 shares of its common stock (15,000 each, which vested on the grant date) to its four non-employee directors, to acquire common stock during a five-year period at $2.23 per share, the closing price of the stock on October 12, 2010. The fair value of the options was determined to be $79, which was expensed as share-based compensation during the quarter ended December 31, 2010.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	4
Expected volatility	80%
Risk-free interest rate	2%
Dividend yield	0%

Employee Plans and Warrants

Additionally, the Company had two stock option plans which provided for equity-based awards to its employees other than its directors and officers (collectively, the “Employee Plans”). Under the Employee Plans, the Company reserved 1,000,000 shares of common stock; options to acquire 470,774 shares of its common stock were granted of which 369,774 were exercised. All stock options had an exercise price that was equal to the market value of the Company's stock on the date the options were granted. The term of the stock option awards is five years from the date of grant. In addition, the Company had previously issued 3,440,000 warrants to certain officers, employees, consultants and directors (20,000 of which are outstanding at March 31, 2011), all of which were granted at or in excess of the market value of the underlying shares at the date of grant, and are exercisable for a ten-year period. No further equity-based awards are allowed under these plans.

On April 7, 2009, the Company granted warrants, in connection with the sublicenses for Rihanna and Kanye West, to Artistic Brands (a licensing company in which entertainment mogul and icon Shawn “JAY-Z” Carter and Rene Garcia are principals) and the celebrities and their respective affiliates, for the purchase of 4,000,000 shares of the Company’s common stock at an exercise price of $5.00 per share. On December 18, 2009, the Company’s stockholders approved an amendment to the Company's certificate of incorporation to increase the total number of shares of common stock that the Company is authorized to issue from 30,000,000 to 40,000,000 shares and the issuance of warrants to purchase an aggregate of up to an additional 8,000,000 shares of its common stock at an exercise price of $5.00 per share in connection with the Artistic Brands licenses. On December 18, 2009, the Company granted additional warrants in connection with the two sublicenses (as noted above), upon stockholder’s approval, for the purchase of 2,000,000 shares of the Company’s common stock at a purchase price of $5.00 per share, pursuant to the agreement, dated April 3, 2009, described below. The warrants, which were granted at an exercise price in excess of the market value of the underlying shares at the grant date, vest over four years, and are exercisable for an eight-year period (see Note 6 for further discussion). The fair value of the warrants was determined to be $3,554 ($1,282 for the warrants issued on April 7, 2009, and $2,272 for the warrants issued December 18, 2009), which is included in additional paid-in capital in the accompanying Consolidated Balance Sheets as of March 31, 2011 and 2010. The sublicenses are recorded at the fair value of the warrants and are included in trademarks and licenses, net in the accompanying Consolidated Balance Sheets as of March 31, 2011 and 2010.

The fair value of these warrants at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	6
Expected volatility	77%–82%
Risk-free interest rate	2%
Dividend yield	0%

Option and Warranty Activity

The expected life of all of the various options and warrants represented the estimated period of time until exercise based on historical experience of similar awards, giving consideration to the remaining contractual terms and expectations of future employee behavior. The expected volatility was estimated using the historical volatility of the Company's stock, which management believes is the best indicator at this time. The risk-free interest rate was based on the implied yield available on U.S. Treasury zero coupon issues with an equivalent term. The Company has not paid dividends in the past and does not intend to in the foreseeable future. When estimating forfeitures, the Company considers an analysis of actual option forfeitures, as well as management judgment. The employee forfeiture rate used when calculating the value of stock options granted during the years ended March 31, 2011 and 2010, was approximately 7% and 5%, respectively.

Share-based compensation included in general and administrative expenses for the years ended March 31, 2011, 2010 and 2009, was $305, $587, and $348, respectively. At March 31, 2011, there was approximately $335 of unrecognized compensation cost relating to stock options and warrants outstanding, which is expected to be recognized over a period of three years.

A summary of stock option and warrant activity during the three years ended March 31, 2011, follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
Outstanding as of March 31, 2008	901,850	$2.64	3.57	$826
Granted	209,225	3.10	4.75	—
Exercised	(116,500)	1.57	3.27	(212)
Forfeited	(12,400)	2.95	4.47	—

Outstanding as of March 31, 2009	982,175	2.87	3.04	—
Granted	6,198,000	4.90	7.32	—
Exercised	(150,000)	1.20	0.25	(113)
Forfeited	(13,025)	2.85	3.95	—

Outstanding as of March 31, 2010	7,017,150	4.70	6.75	227
Granted	398,800	1.92	4.11	—
Exercised	(254,000)	1.29	0.87	(444)
Forfeited	(55,325)	0.83	3.69	—

Outstanding as of March 31, 2011	7,106,625	$4.68	5.87	$341

Exercisable as of March 31, 2011	2,281,543	$4.44	5.08	$341

Prior to July 24, 2007, upon exercise of options and warrants, the Company issued previously authorized but unissued common stock to the holders. Commencing July 24, 2007, upon exercise of options and warrants, the Company issued shares from treasury shares to the holders, including the 100,000 warrants exercised during the first quarter of fiscal 2009. The difference between the original cost of the treasury shares $177 and the proceeds received from the warrant holder $122 was recorded as a reduction in retained earnings. As of March 31, 2008, a deferred tax benefit of $192 was provided on the 100,000 warrants in connection with the share-based compensation charge from fiscal year 2007. During the year ended March 31, 2009, the Company adjusted the deferred tax asset and reduced additional paid-in capital by $114 as a result of the exercise. As of March 31, 2010, a deferred tax benefit of $289 was provided on 150,000 warrants exercised in connection with the share-based compensation charge from fiscal year 2007. During the year ended March 31, 2010, the Company adjusted the deferred tax asset and reduced additional paid-in capital by $246 as a result of the exercise. As of March 31, 2011, a deferred tax benefit of $151 was provided on 214,000 warrants exercised in connection with the share-based compensation charge from fiscal year 2007. During the year ended March 31, 2011, the Company adjusted the deferred tax asset and increased additional paid-in capital by $8 as a result of the warrants exercised and reduced additional paid-in capital by $4 as a result of the 40,000 options exercised during the year.

The following table summarizes information about the stock options and warrants outstanding at March 31, 2011, of which 2,281,543 are exercisable:

		Options and Warrants Outstanding
Range of Exercise Prices	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
$0.82	15,000	$0.82	3.25	$35
$1.74–$1.84	349,900	1.77	3.83	150
$2.18–$2.71	279,475	2.39	3.66	156
$3.30–$4.60	459,750	4.24	1.66	—
$5.00–$5.55	6,002,500	5.00	6.42	—

	7,106,625	$4.68	5.87	$341

The intrinsic value of the stock options and warrants exercised during the years ended March 31, 2011, 2010 and 2009, was approximately $444, $113, and $212, respectively, and the tax benefit from the exercise of the options and warrants during the years ended March 31, 2011, 2010 and 2009, amounted to $169, $43, and $78, respectively.

Proceeds relating to the exercise of all options and warrants during the years ended March 31, 2011, 2010 and 2009, were $327, $180, and $182, respectively.

401k Plan

The Company established a 401-K plan covering substantially all of its U.S. employees. Commencing on April 1, 1996, the Company matched 25% up to 6% of employee contributions, within annual limitations established by the Internal Revenue Code. Beginning on September 2, 2007, the Company increased its matching contribution to 50% up to 6% of employee contributions. During the year ended March 31, 2010, the Company suspended the 401-K matching program, due to the economic climate. On April 1, 2010, the Company reinstated the matching contribution of 25% up to 6% of the employee contributions. The cost of the matching program totaled approximately $90, $0, and $218 for the years ended March 31, 2011, 2010 and 2009, respectively.

11.	BASIC AND DILUTED EARNINGS PER COMMON SHARE

The following is the reconciliation of the numerators and denominators of the basic and diluted net income per common share calculations:

	For the Year Ended March 31,
	2011	2010	2009
Net income (loss)	$1,242	$(14,759)	$(4,284)

Weighted average number of shares issued	30,166,678	29,999,372	29,984,704
Weighted average number of treasury shares	(9,668,977)	(9,668,977)	(9,447,080)

Weighted average number of shares outstanding used in basic earnings per share calculation	20,497,701	20,330,395	20,537,624

Basic net income (loss) per common share	$0.06	$(0.73)	$(0.21)

Weighted average number of shares outstanding used in basic earnings per share calculation	20,497,701	20,330,395	20,537,624
Effect of dilutive securities:
Stock options and warrants(1)	155,604	—	—

Weighted average number of shares outstanding used in diluted earnings per share calculation	20,653,305	20,330,395	20,537,624

Diluted net income (loss) per common share(1)	$0.06	$(0.73)	$(0.21)

Antidilutive securities not included in diluted earnings per share computation(1):
Options and warrants to purchase common stock	6,525,059	7,017,150	982,175

Exercise price	$3.70 to $5.55	$2.71 to $5.55	$1.04 to $5.55

(1)	The number of shares utilized in the calculation of diluted (loss) earnings per share and net (loss) income were the same as those used in the basic calculation of earnings per share for the years ended March 31, 2010 and 2009, as we incurred a loss for those periods.

12.	LEGAL PROCEEDINGS

Litigation

On June 21, 2006, the Company was served with a stockholder derivative action (the “Derivative Action”) filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida by NECA-IBEW Pension Fund, purporting to act derivatively on behalf of the Company.

The Derivative Action named Parlux Fragrances, Inc. as a defendant, along with Ilia Lekach, Frank A. Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone, Jaya Kader Zebede and Isaac Lekach, each of whom at that date was one of our directors. The Derivative Action related to the June 2006 proposal from PF Acquisition of Florida LLC (“PFA”), which was owned by Ilia Lekach, to acquire all of the Company’s outstanding shares of common stock for $29.00 ($14.50 after the Company’s June 16, 2006, Stock Split) per share in cash (the “Proposal”).

The original Derivative Action sought to remedy the alleged breaches of fiduciary duties, waste of corporate assets, and other violations of law and sought injunctive relief from the Court appointing a receiver or other truly neutral third party to conduct and/or oversee any negotiations regarding the terms of the Proposal, or any alternative transaction, on behalf of Parlux and its public shareholders, and to report to the Court and plaintiff’s counsel regarding the same. The Derivative Action alleged that the unlawful plan to attempt to buy out the public shareholders of Parlux without having proper financing in place, and for inadequate consideration, violated applicable law by directly breaching and/or aiding the other defendants’ breaches of their fiduciary duties of loyalty, candor, due care, independence, good faith and fair dealing, causing the complete waste of corporate assets, and constituting an abuse of control by the defendants. Before any response to the original complaint was due, counsel for plaintiffs indicated that an amended complaint would be filed. That First Amended Complaint (the “Amended Complaint”) was served to the Company’s counsel on August 17, 2006.

The Amended Complaint continued to name the then Board of Directors as defendants along with Parlux, as a nominal defendant. The Amended Complaint was largely a collection of claims previously asserted in a 2003 derivative action, which the plaintiffs in that action, when provided with additional information, simply elected not to pursue. It added to those claims, assertions regarding a 2003 buy-out effort and an abandoned buy-out effort of PFA. It also contained allegations regarding the prospect that the Company's stock might be delisted because of a delay in meeting SEC filing requirements.

The Company and the other defendants engaged Florida securities counsel, including the counsel who successfully represented the Company in the previous failed derivative action, and on September 18, 2006, moved to dismiss the Amended Complaint. A Second Amended Complaint was filed on October 26, 2006, which added alleged violations of securities laws, which the Company moved to dismiss on December 1, 2006. A hearing on the dismissal was held on March 8, 2007. On March 22, 2007, the motion to dismiss was denied and the defendants were provided twenty (20) days to respond, and a response was filed on March 29, 2007. During fiscal year 2008, there followed extremely limited discovery. A number of the factual allegations upon which the various complaints were based have fallen away, simply by operation of time. The Company was then advised that one of the two plaintiffs was withdrawing from the case. No explanation was given. The remaining plaintiff then spent several months obtaining documents. The Company believes the documents provide no support for any of the claims.

The Company then sought to take the deposition of the remaining plaintiff, who lives in Seattle. He declined to travel due to a long-standing “fear of flying” and filed a motion on August 4, 2008, for a protective order from the Court. The Court denied the motion and required him to appear in Florida for his deposition. As a consequence of this ruling, his counsel then informed us that this plaintiff, too, was withdrawing from the case due to this travel requirement, leaving no plaintiff. The Company was then served with a motion on September 15, 2008, to further amend the complaint by inserting a new plaintiff. Our counsel opposed that motion on the grounds that a person not a party to the case has no standing to move to amend the complaint. A hearing on that motion was held on December 19, 2008, and the motion to amend was denied by the Court. The plaintiff's counsel was given leave to amend the complaint and intervene on behalf of a new plaintiff. Counsel also moved to amend the complaint yet again. After a lengthy hearing, the Court permitted the new plaintiff to intervene and to file a Third Amended Complaint on July 29, 2009.

The Third Amended Complaint claims damages to the Company based on allegations of (1) insider trading; (2) failing to have proper internal controls resulting in delays in the filing of an Annual Report on Form 10-K for 2006 and a Quarterly Report on Form 10-Q for June 2006 and (3) intentionally stifling Parlux’s independent outside auditors in the commencement of the Company’s Sarbanes-Oxley review.

Based on that preliminary review and discussions with the directors and detailed discussions with the Company’s counsel, the Company believes that there are meaningful defenses to the claims although discovery will be required to reach a final conclusion as to these matters. An answer was filed to the Third Amended Complaint on September 14, 2009, essentially denying the substantive allegations.

Discovery has commenced. A number of depositions were taken of the brokerage firms through which the stock trades were conducted by the then Board of Directors. Two representatives of the Company’s former independent outside auditors, as well as one of the Company’s consultants have been deposed. A deposition of the new plaintiff was completed in February 2010. The new plaintiff had no personal knowledge of any of the basic factual allegations and was simply unhappy that the Company’s stock declined in value. Depositions of the Company’s Board of Directors, both former and current, named in the suit were commenced. No completion date has been scheduled and there has been no effort by the plaintiff to complete their depositions.

On January 19, 2010, the plaintiff filed a motion for leave to file under seal a motion for partial summary judgment. That motion was granted. The motion for partial summary judgment was filed and was initially scheduled for a hearing on June 25, 2010. That hearing was postponed until September 17, 2010, and then postponed again until January 7, 2011. The hearing scheduled for January 7, 2011, was postponed as well. A hearing has been scheduled for June 9, 2011. The motion seeks a ruling that one of the Company’s directors engaged in insider trading. A comprehensive opposing memorandum has been filed on behalf of the director. It directly rebuts the facts upon which the motion is based.

Based on the manner in which this case has been conducted to date, and based on the investigations into the earlier complaint the Company feels the Third Amended Complaint is without merit and subject to challenge and to an effective defense.

The plaintiffs have informally initiated settlement inquiries. Discussions with the Company and the insurer were undertaken by counsel. No decision has been reached by the Company as to a response.

While management is unable to predict with certainty the outcome of the legal proceedings described above, based on current knowledge management believes that the ultimate outcome of these matters will not have a material effect on the Company’s financial position or results of operations.

Other

To the best of the Company’s knowledge, there are no other proceedings threatened or pending against the Company, which, if determined adversely to the Company, would have a material effect on the Company’s financial position or results of operations and cash flows.

13.	CONCENTRATIONS AND CREDIT RISKS

Brands

During the last three fiscal years, the following brands (including accessories) have accounted for 10% or more of the Company’s sales:

	Year Ended March 31,
	2011	2010	2009
PARIS HILTON	60%	42%	55%
GUESS? (license expired in December 2009)	N/A	28%	30%
JESSICA SIMPSON	19%	15%	13%

Major Customers

During the last three fiscal years, the following sales by major customers have accounted for 10% or more of the Company’s sales:

	Year Ended March 31,
	2011	2010	2009
Perfumania and Quality King	$47,508	$46,658	$41,470
Macy’s	27,564	34,123	34,720

	$75,072	$80,781	$76,190

As of the last two fiscal year ends, net trade accounts receivable owed by major customers are as follows:

	March 31,
	2011	2010
Perfumania	$12,708	$10,496
Macy’s	6,843	304

	$19,551	$10,800

Related parties

Related parties are those parties that are known to the Company as having a related party relationship (see Note 2 to the Consolidated Financial Statements for additional information regarding related parties).

Revenues from Perfumania (which is a wholly-owned subsidiary of Perfumania Holdings, Inc.) represented 39%, 25%, and 27% of the Company’s net sales during the years ended March 31, 2011, 2010 and 2009, respectively. During the years ended March 31, 2011, 2010 and 2009, revenues from other related parties represented approximately 3%, 8%, and 0%, respectively, of the Company’s net sales. In addition, net trade accounts receivable owed by Perfumania to the Company totaled $12,708 and $10,496 at March 31, 2011 and 2010, respectively.

Management continues to evaluate its credit risk and assess the collectability of the Perfumania receivables. Perfumania’s reported financial information, as well as the Company’s payment history with Perfumania, indicates that, historically, Perfumania’s first quarter ended approximately April 30, is Perfumania’s most difficult quarter as is the case with most U.S. based retailers. The Company has, in the past, received significant payments from Perfumania during the last three months of the calendar year, and has no reason to believe that this will not continue. Based on management’s evaluation, no allowances have been recorded as of March 31, 2011 and 2010. Management will continue to evaluate Perfumania’s financial condition on an ongoing basis and consider the possible alternatives and effects, if any, on the Company.

Credit risks—international sales

Total gross sales to unrelated international customers totaled approximately $30,868, $46,983, and $56,173 for the years ended March 31, 2011, 2010 and 2009, respectively. These gross sales by region were as follows:

	Year Ended March 31,
	2011	2010	2009
Latin America	$11,691	$11,386	$19,142
Europe	3,870	16,362	15,582
Caribbean	2,393	1,652	2,121
Asia/Pacific	4,711	3,928	5,751
Canada	4,916	3,755	4,455
Middle East	3,228	5,027	4,720
Other	59	4,873	4,402

	$30,868	$46,983	$56,173

No single foreign country or foreign customer accounted for more than 10% of the Company’s gross sales during the years ended March 31, 2011, 2010 and 2009.

At March 31, 2011 and 2010, trade receivables from unrelated foreign customers amounted to approximately $3,338 and $1,804, respectively (substantially all of which are payable in U.S. dollars).

Other

Financial instruments which potentially subject the Company to credit risk consist primarily of trade receivables from department and specialty stores in the United States, distributors throughout the world, and related parties. To reduce credit risk for trade receivables from unaffiliated parties, the Company performs ongoing evaluations of its customers’ financial condition but does not generally require collateral. Management has established an allowance for doubtful accounts for estimated losses. The allowances for doubtful accounts are considered adequate to cover estimated credit losses.

The Company maintains its cash with financial institutions. From time to time, these balances exceed the federally insured limits. These balances are maintained with high quality financial institutions, which management believes limits the risk. As of March 31, 2011 and 2010, approximately $7,859 and $7,785, respectively, was in excess of the federal depository insurance coverage limit.

14.	RECENT ACCOUNTING UPDATES

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-06 (“ASU No. 2010-06”), Improving Disclosure about Fair Value Measurements, under Topic 820, Fair Value Measurements and Disclosures, to improve and provide new disclosures for recurring and nonrecurring fair value measurements under the three-level hierarchy of inputs for transfers in and out of Levels 1 (quoted prices in active markets for identical assets or liabilities) and 2 (significant other observable inputs), and activity in Level 3 (significant unobservable inputs). This update also clarifies existing disclosures of the level of disaggregation for the classes of assets and liabilities and the disclosure about inputs and valuation techniques. ASU No. 2010-06 new disclosures and clarification of existing disclosures is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for financial statements issued for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU No. 2010-06, as it relates to new disclosures and clarifications of existing disclosures did not have a material impact on the Company’s consolidated financial statements. The Company does not expect the adoption of ASU No. 2010-06, as it relates to certain disclosures of activity in Level 3 fair value measurements to have a material impact on its consolidated financial statements.

15.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the Company’s unaudited quarterly results of operations for the years ended March 31, 2011 and 2010:

	For the Quarters Ended
	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
Net sales	$24,114	$38,579	$31,397	$28,916
Net income (loss)	$232	$1,099	$(273)	$184
Income (loss) per common share:
Basic	$0.01	$0.05	$(0.01)	$0.01

Diluted	$0.01	$0.05	$(0.01)	$0.01

	For the Quarters Ended
	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
Net sales	$23,644	$56,461	$50,280	$17,717
Net (loss) income	$(2,467)	$2,969	$(5,426)	$(9,835)
(Loss) income per common share:
Basic	$(0.12)	$0.15	$(0.27)	$(0.48)

Diluted	$(0.12)	$0.14	$(0.27)	$(0.48)

16.	SUBSEQUENT EVENT

On May 18, 2011, in connection with an amendment to an executive officer’s employment agreement, the Company granted, to the executive officer, options under the 2007 Plan to acquire 50,000 shares of its common stock at $3.15 per share, the closing price of the stock on May 18, 2011. These options have a life of five years from the date of grant, and vested immediately. The fair value of the options was determined to be $76, which will be expensed as share-based compensation in the quarter ending June 30, 2011.

The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model with the following weighted average assumptions.

Expected life (years)	3
Expected volatility	80%
Risk-free interest rate	2%
Dividend yield	0%

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Net Deductions /Recoveries	Balance at End of Period
Year ended March 31, 2011
Reserves for:
Doubtful accounts	$716	$135	$(17)	$868
Sales returns	2,310	9,085	9,699	1,696
Demonstration and co-op advertising allowances	1,118	10,207	9,981	1,344

	$4,144	$19,427	$19,663	$3,908

Year ended March 31, 2010
Reserves for:
Doubtful accounts	$428	$636	$348	$716
Sales returns	1,300	13,524	12,514	2,310
Demonstration and co-op advertising allowances	1,748	13,770	14,400	1,118

	$3,476	$27,930	$27,262	$4,144

Year ended March 31, 2009
Reserves for:
Doubtful accounts	$1,045	$836	$1,453	$428
Sales returns	1,000	6,512	6,212	1,300
Demonstration and co-op advertising allowances	2,442	16,849	17,543	1,748

	$4,487	$24,197	$25,208	$3,476

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Perfumania and Parlux, after giving effect to the merger and adjustments described in the accompanying notes, and is intended to reflect the impact of the merger on Perfumania’s consolidated financial statements. It illustrates the effect of the merger as if it had occurred on October 29, 2011 for balance sheet data and on January 31, 2010, the beginning of the earliest period presented, for statement of operations data. Additional information about the basis of presentation of this information is provided in Note 1 hereto. The information in the tables below should be read in conjunction with the historical financial statements of Perfumania and Parlux that are included in this joint proxy statement/prospectus beginning on page F-1.

Perfumania and Parlux have had a commercial relationship for about 20 years, as described in detail in “Directors and Officers of Perfumania after the Merger—Certain Relationships and Related Party Transactions” beginning on page 217, as well as in “Information about Parlux—Description of Business” and “—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 158 and Note 10 of the Notes to Perfumania’s Condensed Consolidated Financial Statements on page F-10. Certain adjustments reflected in this unaudited pro forma condensed combined financial information reflect the anticipated effect of combining Perfumania and Parlux upon completion of the merger.

This unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. This unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the merger, or any integration costs or benefits from merger synergies.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Thirty-Nine Weeks Ended October 29, 2011

	Perfumania 39-Week Period Ended October 29, 2011	Parlux 9-Month Period Ended December 31, 2011		Pro Forma Adjustments	Combined Pro Forma
	(In thousands, except weighted average and per share amounts)
Net sales, unaffiliated	$329,501	$61,134		$—	$390,635
Net sales, affiliated	—	39,763	(a)	(33,068)	6,695

Total net sales	329,501	100,897		(33,068)	397,330

Cost of goods sold, unaffiliated	203,752	27,616	(b)	(12,443)	218,925
Cost of goods sold, affiliated	—	19,290	(b)	(16,042)	3,248

Total cost of goods sold	203,752	46,906		(28,485)	222,173

Gross profit	125,749	53,991		(4,583)	175,157
Selling, general and administrative expenses	118,056	56,572	(e)	(346)	172,353
			(s)	(1,929)
Depreciation and amortization	5,839	1,536	(i)	615	7,990

Income (loss) from operations	1,854	(4,117)		(2,923)	(5,186)
Interest expense	5,920	578	(f)	1,305	8,609
			(g)	325
			(h)	481

Loss before income taxes	(4,066)	(4,695)		(5,034)	(13,795)
Income tax (benefit)	—	(1,784)	(u)	—	(1,784)

Net loss	$(4,066)	$(2,911)		$(5,034)	$(12,011)

Weighted Average shares
Basic	8,967,000	20,762,000		6,219,000	15,188,000
Diluted	8,967,000	20,762,000		6,219,000	15,188,000
Net loss per share
Basic	$(0.45)	$(0.14)		$(0.81)	$(0.79)
Diluted	$(0.45)	$(0.14)		$(0.81)	$(0.79)

(Footnotes follow the Unaudited Pro Forma Condensed Combined Balance Sheet)

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Fiscal Year Ended January 29, 2011

	Historical
	Perfumania Fiscal Year Ended January 29, 2011	Parlux Fiscal Year Ended March 31, 2011		Pro Forma Adjustments	Combined Pro Forma
	(In thousands, except weighted average and per share amounts)
Net sales, unaffiliated	$484,800	$71,844		$—	$556,644
Net sales, affiliated	—	51,162	(a)	(47,508)	3,654

Total net sales	484,800	123,006		(47,508)	560,298

Cost of goods sold, unaffiliated	303,951	30,841	(b)	4,279	339,071
Cost of goods sold, affiliated	—	24,024	(b)	(34,287)	1,715
			(d)	11,978

Total cost of goods sold	303,951	54,865		(18,030)	340,786

Gross profit	180,849	68,141		(29,478)	219,512
Selling, general and administrative expenses	162,157	63,359	(e)	(305)	225,211
Depreciation and amortization	8,909	2,309	(i)	977	12,195
Asset impairment	3,001	—		—	3,001

Income (loss) from operations	6,782	2,473		(30,150)	(20,895)
Interest expense	12,857	598	(f)	1,740	16,304
			(g)	433
			(h)	676

(Loss) income before income taxes	(6,075)	1,875		(32,999)	(37,199)
Income tax (benefit) expense	(2,351)	633	(u)	—	(1,718)

Net (loss) income	$(3,724)	$1,242		$(32,999)	$(35,481)

Weighted Average shares
Basic	8,967,000	20,498,000		6,219,000	15,186,000
Diluted	8,967,000	20,653,000		6,219,000	15,186,000
Net (loss) income per share
Basic	$(0.42)	$0.06		$(5.31)	$(2.34)
Diluted	$(0.42)	$0.06		$(5.31)	$(2.34)

(Footnotes follow the Unaudited Pro Forma Condensed Combined Balance Sheet)

Unaudited Pro Forma Condensed Combined Balance Sheet

as of October 29, 2011

	Historical
	Perfumania October 29, 2011	Parlux December 31, 2011		Pro Forma Adjustments	Combined Pro Forma
	(In thousands)
Assets
Current:
Cash	$1,243	$22,987	(n)	$(10,000)	$14,230
Accounts receivable—unaffiliated	35,410	11,188		—	46,598
Accounts receivable—affiliated	—	12,314	(j)	(10,649)	1,665
Inventories, net	255,623	43,391	(c)	(20,460)	293,380
			(q)	14,826
Prepaids and other	12,308	20,284		—	32,592

Total current assets	304,584	110,164		(26,283)	388,465
Property and equipment, net	25,251	1,292		—	26,543
Goodwill	—	—	(r)	26,911	26,911
Other assets, net	15,225	6,176	(n)	1,300	37,791
			(o)	14,383
			(p)	2,521
			(t)	(1,814)

Total Assets	$345,060	$117,632		$17,018	$479,710

Liabilities and Shareholders' Equity
Current:
Accounts payable, non-affiliates	$59,625	$15,862		$—	$75,487
Accounts payable, affiliates	18,550	—	(j)	(17,340)	1,210
Accrued expenses	23,864	2,437	(q)	5,930	32,231
Current portion of notes payable-affiliates	—	—		—	—
Current maturities of long-term debt	617	37		—	654

Total current liabilities	102,656	18,336		(11,410)	109,582
Revolving credit facility	58,289	—	(k)	31,895	90,184
Notes payable—affiliates	95,366	—	(k)	30,000	125,366
Long-term portion of obligations under capital leases	1,700	—		—	1,700
Other long-term liabilities	30,577	59	(o)	6,762	37,398

Total liabilities	288,588	18,395		57,247	364,230

Commitments and Contingencies
Shareholders' equity:
Common stock	99	304	(m)	62	161
			(l)	(304)
Additional paid-in capital	125,216	107,046	(m)	81,415	213,322
			(l)	(107,046)
			(j)	6,691
Retained earnings (deficit)	(60,266)	27,160	(l)	(27,160)	(89,426)
			(n)	(8,700)
			(c)	(20,460)
Treasury Stock	(8,577)	(35,273)	(l)	35,273	(8,577)

Total shareholders' equity	56,472	99,237		(40,229)	115,480

Total liabilities and shareholders’ equity	$345,060	$117,632		$17,018	$479,710

(Footnotes follow the Unaudited Pro Forma Condensed Combined Balance Sheet)

Note 1. Basis of Presentation

On December 23, 2011, Perfumania and Parlux entered into a merger agreement providing for the acquisition of Parlux by Perfumania. A wholly owned subsidiary of Perfumania will be merged with and into Parlux, with that company being merged into a wholly owned subsidiary of Perfumania. Under the merger agreement, Parlux stockholders may elect to receive consideration consisting of shares of Perfumania common stock or a combination of shares and cash in exchange for their shares of Parlux common stock. Subject to adjustments as described below, Parlux stockholders electing to receive only shares will receive .533333 shares of Perfumania common stock in exchange for each Parlux share, and Parlux stockholders electing to receive a mix of cash and stock consideration and stockholders who don’t make a timely election will receive $4.00 in cash and 0.20 shares of Perfumania common stock in exchange for each Parlux share. However, the maximum amount of cash that will be paid is $61,895,288, and the maximum amount of Perfumania common stock that will be issued in exchange for shares of Parlux common stock under the merger agreement is 5,919,052 shares. Both of these amounts are subject to upward adjustment for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, a decrease in cash consideration in certain circumstances (the “Aggregate Cap”). Both of these amounts are subject to adjustment in certain circumstances, including a downward adjustment of the maximum cash consideration for each share of Parlux stock as to which appraisal rights have been exercised and for any shortfall of Parlux cash or cash equivalents, and an upward adjustment of the Aggregate Cap for any increase in the number of Parlux shares outstanding and to replace, on a pro rata and proportionate basis as necessary, any decrease in maximum cash consideration resulting from a shortfall of Parlux cash or cash equivalents.

Perfumania’s fiscal year ends on the Saturday closest to January 31, while Parlux’s fiscal year ends on March 31. The unaudited pro forma statement of operations for the fiscal year ended January 29, 2011 combines Perfumania’s audited consolidated statement of operations for the fiscal year ended January 29, 2011 with the audited consolidated statement of operations of Parlux for the fiscal year ended March 31, 2011. The unaudited pro forma statement of operations for the 39 weeks ended October 29, 2011 combines Perfumania’s unaudited consolidated statement of income for the 39 weeks ended October 29, 2011 with Parlux’s unaudited consolidated statement of income for the nine months ended December 31, 2011. The unaudited pro forma balance sheet combines Perfumania’s October 29, 2011 unaudited condensed consolidated balance sheet with Parlux’s December 31, 2011 unaudited condensed consolidated balance sheet.

This unaudited pro forma condensed combined financial information was prepared in accordance with Accounting Standards Codification Topic 805, formerly Statement of Financial Accounting Standards No. 141 (revised 2009), “Business Combinations,” using the acquisition method of accounting, with Perfumania considered the acquirer of Parlux.

Consideration given by Perfumania to complete the merger will be allocated to the assets and liabilities of Parlux based upon their estimated fair values as of the date of completion of the merger. Perfumania has engaged independent consultants to assist in the determination of the fair value of Parlux’s asset and liabilities and the related allocation of purchase price. Therefore, the adjustments to estimated fair value included with this filing are based on a preliminary review of Parlux’s net assets. The accompanying unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. A final determination of the fair value of Parlux’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Parlux that exist as of the date of completion of the merger and will be subject to further adjustments as additional information becomes available and as additional analyses are performed. Accordingly, there can be no assurance that the final valuations will not result in changes, which could be material.

The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $143.4 million. This amount was derived as described below in accordance with the merger consideration discussed above and described in more detail in the merger agreement, based on the number of outstanding shares of Parlux’s common stock at December 12, 2011, and a price per share of Perfumania’s common stock of $10.06, the closing sale price of Perfumania’s common stock on February 9, 2012. The valuation of Perfumania shares issued as consideration will be based on the trading price of Perfumania’s common stock when the merger closes.

The preliminary purchase price is calculated as follows:

(In thousands)
Total cash consideration paid(1)		$61,895
Assumed shares of Perfumania common stock to be issued(2)	6,219
Perfumania price per share	$10.06

Fair value of Perfumania shares issued		62,563
Fair value of Perfumania stock options and warrants issued for replacement of Parlux equity awards(3)		18,914

Total estimated purchase price		$143,372

(1)	Under the merger agreement, Parlux shareholders may elect to receive consideration consisting of shares of Perfumania common stock or a combination of shares and cash in exchange for their shares of Parlux common stock; however the maximum amount of cash that will be paid is $61.9 million. See further discussion at “The Merger Agreement—Consideration to be Received in the Merger” on page 113. This cash consideration is expected to be financed by up to $32 million from Perfumania’s existing bank credit facility and $30 million of new subordinated loans from certain family trusts related to Perfumania’s principal stockholders. See further discussion at “Perfumania’s Financing Arrangements” on page 135.
(2)	Under the merger agreement, the maximum amount of Perfumania common stock that will be issued in exchange for shares of Parlux common stock is approximately 5.9 million shares. See further discussion at “The Merger Agreement—Consideration to be Received in the Merger” on page 113. In addition, in connection with the merger, but under a separate agreement, 0.3 million shares of Perfumania common stock will be issued to Artistic Brands or its designee, as discussed further at “The Merger Agreement—Additional Agreements” on page 132. For accounting purposes, the total 6.2 million shares of Perfumania common stock to be issued are considered purchase consideration.
(3)	All outstanding and unexercised options and warrants to purchase Parlux common stock at the time of the merger will be converted into options or warrants to purchase a number of shares of Perfumania common stock determined by applying the exchange formula provided in the merger agreement. This value represents the fair value of the replacement Perfumania options and warrants calculated using the Black-Scholes option pricing model. See further discussion at “The Merger Agreement—Treatment of Parlux Stock Options” and “—Treatment of Warrants” on page 115.

The table below presents a preliminary allocation of the total consideration to Parlux’s tangible and intangible assets and liabilities based on Perfumania management’s preliminary estimate of their respective fair values as of December 31, 2011:

(In thousands)
Cash	$22,987
Accounts receivable	23,502
Inventories	58,217
Other current assets	20,284
Property and equipment	1,292
Other non-current assets	615
Identified intangible assets	20,651
Goodwill	26,911
Accounts payable	(15,862)
Deferred tax liabilities	(12,692)
Other liabilities assumed	(2,533)

Total estimated purchase price	$143,372

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Unaudited Pro Forma Condensed Combined Statement of Operations and Balance Sheet Adjustments.

The following explains the various pro forma adjustments to the unaudited Pro Forma Condensed Combined Statements of Operations and Balance Sheet Adjustments:

(a)	Eliminate affiliated sales from Parlux to Perfumania.

(b)	Remove Parlux gross profit markup on inventory acquired from Parlux and sold by Perfumania.

(c)	Remove gross profit on inventory purchased from Parlux remaining in Perfumania’s inventory as of October 29, 2011.

(d)	Reflect additional cost of goods sold on Parlux inventory that was written up to fair value as of the assumed merger date of January 31, 2010.

(e)	Eliminate share based compensation expense from Parlux’s historical Statements of Operations, as of the assumed merger of January 31, 2010, as Parlux’s equity awards are no longer outstanding.

(f)	Recognize interest expense on $30 million subordinated note payable to affiliates issued for portion of merger consideration at an interest rate which is 2% higher than the average interest rate on borrowings under Perfumania’s senior secured credit facility.

(g)	Recognize amortization of deferred finance costs incurred in connection with amendment of senior secured credit facility over the remaining 3 year term of Perfumania’s senior secured credit facility.

(h)	Recognize incremental interest expense on $31.9 million additional borrowing under senior secured credit facility utilized for portion of merger consideration at a projected average interest rate of 3.8%, netted against the interest savings from Parlux’s cash flows from operations resulting from the assumed merger date as of January 31, 2010.

(i)	Recognize incremental amortization expense related to fair value adjustment for acquired intangible assets with estimated lives ranging from 4 to 10 years.

(j)	Eliminate intercompany receivable and payable between Perfumania and Parlux as of the assumed merger date of October 29, 2011.

(k)	Reflect issuance of $30 million subordinated note payable to affiliates and approximately $31.9 million additional borrowing under senior secured credit facility to fund cash portion of merger consideration as of the assumed merger date of October 29, 2011.

(l)	Elimination of all of Parlux’s historical stockholders’ equity, including common stock, additional paid in capital, retained earnings and treasury stock as of the assumed merger date of October 29, 2011.

(m)	Reflect issuance of approximately 5.9 million shares of Perfumania common stock to Parlux stockholders and 0.3 million shares of Perfumania’s common stock to Artistic Brands or its designee at a per share price of $10.06 which was Perfumania’s closing share price on February 9, 2012; and conversion of all outstanding and unexercised options and warrants to purchase Parlux common stock at the time of the merger into options or warrants to purchase a number of shares of Perfumania common stock determined by applying the exchange formula provided in the merger agreement.

(n)	Reflect estimated transaction fees for both Perfumania and Parlux as of the assumed merger date of October 29, 2011.

(o)	Recognize adjustment to record the estimated fair value of Parlux’s identifiable intangible assets associated with license agreements and associated deferred tax liability as of the assumed merger date of October 29, 2011.

(p)	Recognize adjustment to record the estimated fair value of Parlux’s identifiable intangible assets associated with non-contractual customer relationships and the associated deferred tax liability.

(q)	Write-up Parlux’s inventory as of assumed merger date of October 29, 2011 to fair value and associated deferred tax liability.

(r)	Record goodwill resulting from the merger as of the assumed merger date of October 29, 2011. Goodwill is not amortized, but rather is assessed for impairment at least annually, or more frequently when events or circumstances indicate that goodwill may be impaired.

(s)	Remove the direct, incremental costs of the merger which have been incurred by Perfumania and Parlux and are reflected in the historical statements of operations.

(t)	Recognize adjustment to record barter credits at fair value.

(u)	No income tax provision (benefit) is reflected for any proforma adjustments as Perfumania maintained a full valuation allowance against all deferred taxes as of both January 29, 2011 and October 29, 2011.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

Parlux Fragrances, Inc.,

Perfumania Holdings, Inc.

and

PFI Merger Corp.

Dated as of December 23, 2011

i

ii

iii

LIST OF EXHIBITS

Exhibit A	Schedule of Parent Receivables Maximum Month-End Balances

Exhibit B	Company Transaction Costs and Expenses

Exhibit C-1	Form of Voting Agreement (Parlux Stockholder)

Exhibit C-2	Form of Voting Agreement (Perfumania Stockholder)

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 23, 2011 (this “Agreement”), is by and among Parlux Fragrances, Inc., a Delaware corporation (“Company”), Perfumania Holdings, Inc., a Florida corporation (“Parent”), and PFI Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Certain terms used in this Agreement are used as defined in Section 9.11.

Recitals

A. The parties intend that Company merge with Merger Sub with Company surviving the Merger upon the terms and subject to the conditions set forth herein (the “Merger”).

B. The Board of Directors of Company (the “Company Board”), acting upon the recommendation of its Independent Committee, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for, fair to and in the best interests of the Company and its stockholders (the “Company Shareholders”) and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance by Company of this Agreement and the consummation of the transactions contemplated hereby and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company Shareholders approve and adopt this Agreement.

C. The Board of Directors of Parent (the “Parent Board”) has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for, fair to and in the best interests of Parent and its stockholders (the “Parent Shareholders”) and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Related Person Investment, as defined herein, and (iii) resolved and agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Parent Shareholders approve certain of the Transactions, including the Parent Charter Amendment (if required by applicable Laws).

D. The Board of Directors of the Merger Sub has approved the execution, delivery and performance by Merger Sub of this Agreement, and has recommended that Parent, as the sole shareholder of Merger Sub, approve and adopt this Agreement.

E. Except as otherwise provided in Section 5.15, as soon as practicable following the Merger, Parent shall cause Surviving Corporation to be merged with a wholly owned Subsidiary of Parent (“Merger Sub I”), with Merger Sub I surviving that merger (the “Second Merger” and together with the Merger, the “Mergers”).

F. Parent, Merger Sub and Company intend for federal income tax purposes that this Agreement constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the regulations promulgated under the Code (the “Tax-Free Reorganization”).

G. Concurrently with the execution and delivery of this Agreement, each of the Applicable Stockholders, as defined herein, has entered into a Voting Agreement with the Company and Parent, as applicable, effective as of the date hereof substantially in the form of Exhibit C-1 or C-2, as applicable, attached hereto (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and Company hereby agree as follows:

ARTICLE 1—SHAREHOLDERS MEETINGS; JOINT PROXY STATEMENT

1.1 Shareholders Meetings.

(a) Parent Shareholders Meeting. As soon as practicable following the No-Shop Period Start Date, Parent, acting through the Parent Board, shall, in accordance with all applicable laws, statutes, ordinances, codes, rules, regulations, decrees and orders of any Governmental Entity (collectively, “Laws”) and its current articles of incorporation and by-laws, duly call, give notice of, convene and hold an annual or special meeting of Parent Shareholders (the “Parent Shareholders Meeting”) for the purposes of obtaining the approval of Parent Shareholders of (i) the issuance of shares of the common stock, $.01 par value, of Parent (the “Parent Common Stock”) pursuant to the Merger and this Agreement, as required under Nasdaq Listing Rules 5635(a)(1) and (2) and (ii) the amendment of the articles of incorporation of Parent (the “Parent Charter Amendment”) to increase the number of shares of Parent Common Stock that Parent is authorized to issue to 35,000,000 shares (collectively, the “Parent Shareholder Approval”). Parent, acting through the Parent Board, (x) shall recommend a vote in favor of such issuance of the Parent Common Stock in connection with the Merger and the Parent Charter Amendment and include in the Joint Proxy Statement such recommendation and (y) use its reasonable best efforts to solicit and obtain the Parent Shareholder Approval.

(b) Company Shareholders Meeting. As soon as practicable following the No-Shop Period Start Date, Company, acting through the Company Board, shall, in accordance with all applicable Laws and its current certificate of incorporation and by-laws, duly call, give notice of, convene and hold an annual or special meeting of the Company Shareholders (the “Company Shareholders Meeting”) for the purposes of obtaining the approval of Company Shareholders to adopt this Agreement (the “Company Shareholder Approval”). Except as otherwise provided in Section 5.3, the Company, acting through the Company Board, shall (x) recommend adoption of this Agreement and include in the Joint Proxy Statement such recommendation (the “Company Recommendation”) and (y) use its reasonable best efforts to solicit and obtain the Company Shareholder Approval.

1.2 Joint Proxy and Registration Statement.

(a) Joint Proxy Statement and Registration Statement.

(i) Parent and Company shall cooperate to prepare the Registration Statement and the Joint Proxy Statement and shall use commercially reasonable efforts to file the Registration Statement and Joint Proxy Statement with the SEC within fifteen (15) days of the date of this Agreement. Each Party shall provide the other party with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff on the other hand. Notwithstanding anything to the contrary herein, before filing and mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and Company shall provide the other party with a reasonable opportunity to review and comment on such document or response and shall discuss with such other party, and include in such document or response, comments reasonably proposed by the other party.

(ii) Parent and Company shall cooperate to respond as promptly as reasonably practical to any correspondence from the SEC, including without limitation any comments or any requests for amendments or supplements to the Registration Statement or the Joint Proxy Statement, and otherwise use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing and to maintain such effectiveness for so long as necessary to consummate the Merger as promptly as practicable.

(iii) Subject to applicable Laws, Parent and Company each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation, filing, and maintenance of the effectiveness of the Joint Proxy Statement and the Registration Statement as provided for hereunder.

(iv) Each of Parent and Company agree to promptly notify the other party of and correct any information provided by it for use in the Joint Proxy Statement or the Registration Statement which shall have become false or misleading in any material respect.

(v) Each of Parent and Company shall cause the Joint Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

(vi) If at any time prior to the Effective Time any event occurs or any information changes that is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, Parent or Company, as applicable, shall inform the other promptly of such occurrence, cooperate in filing such amendment or supplement with the SEC, use reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail that amendment or supplement to stockholders of Parent and/or Company.

(vii) Parent shall use reasonable best efforts, and Company shall cooperate with Parent, to obtain any and all state securities laws or “blue sky” permits, approvals and registrations necessary in connection with the issuance of Parent Common Stock pursuant to the Merger.

(b) Parent shall cause the Registration Statement, and Parent and Company shall cause the Joint Proxy Statement, each to the extent that it provides information to be contained therein, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act, any other securities Laws, and the rules and regulations of the SEC thereunder (all as amended). Parent shall advise Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any other material notice or communication regarding the Registration Statement.

(c) Each of Parent and Company shall ensure that the information provided by it for inclusion in the Joint Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the respective times of the Parent Shareholders Meeting and Company Shareholders Meeting or in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Except as permitted by Section 5.3, neither the Joint Proxy Statement nor any amendment or supplement (including by incorporation by reference) thereto will be filed or disseminated to the stockholders of Parent or Company without the approval of both Parent and Company (which approval will not be unreasonably withheld, delayed or conditioned); provided that with respect to documents previously filed by a party that are incorporated by reference in the Joint Proxy Statement, this right of approval will apply only with respect to information relating to the other party or its business, financial condition or results of operations.

ARTICLE 2—THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (as amended, the “DGCL”), at the Effective Time, Company shall merge with Merger Sub, and the separate corporate existence of Merger Sub shall thereupon cease, and Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Edwards Wildman Palmer LLP, 750 Lexington Avenue, New York, New York, on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in ARTICLE 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date the parties shall file a certificate of merger with the Secretary of State of the State of Delaware pursuant to the applicable provisions of the DGCL (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger, in each case in forms approved by Parent and Company, which approval shall not be unreasonably withheld. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, duties and liabilities of Merger Sub and Company shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time, the Company Charter Documents shall be applicable to the Surviving Corporation until thereafter amended in accordance with (i) Law, (ii) such Company Charter Documents and (iii) the terms of this Agreement, including the obligations of Section 5.9.

2.6 Directors and Officers of the Surviving Corporation. As of the Effective Time:

(a) The directors of the Surviving Corporation shall be Michael Katz, Stephen Nussdorf and Donna Dellomo.

(b) The officers of Surviving Corporation shall be the officers of Company immediately prior to the Effective Time and the following persons in the offices indicated:

Michael W. Katz	Vice President

Donna Dellomo	Assistant Secretary

each of whom shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(c) The directors of the Company immediately prior to the Effective Time (the “Company Director Designees”) shall be appointed to the Board of Directors of the Parent, each of whom shall serve until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Parent Charter Documents.

2.7 Conversion of Securities.

(a) Merger Consideration. At the Effective Time, subject to Section 2.7(b) and the other provisions of this Agreement, each share of the common stock of Company, $.01 par value (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any

Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (the “Merger Consideration”):

(i) Each share of Company Common Stock (excluding any Excluded Shares) with respect to which an election to receive a combination of stock and cash has been effectively made and not revoked or lost pursuant to Section 2.7(c) (each, a “Mixed Consideration Election Share”) and each Non-Election Share, as defined in Section 2.7(c), shall be converted into the right to receive the combination (such combination, the “Per Share Mixed Consideration”) of (x) $4.00 in cash or such lesser amount of cash based on the adjustments in Section 2.7(b) (the “Per Share Mixed Election Cash Amount”) and (y) the number of shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.9(e)) equal to Mixed Election Stock Exchange Ratio.

(ii) If the Available Stock Election Amount equals or exceeds the Stock Election Amount, then each share of Company Common Stock (including any Company Restricted Stock, but excluding any Excluded Shares) with respect to which an election to receive stock consideration is properly made and not revoked or lost pursuant to Section 2.7(c) (each, a “Stock Election Share”) shall be converted into the right to receive a number of shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.9(e) (the “Per Share Stock Election Consideration”)), equal to the Exchange Ratio. If the Stock Election Amount exceeds the Available Stock Election Amount (such excess being herein referred to as the “Excess Shares”), then each Stock Election Share shall be converted into the right to receive (1) a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to (w) the Available Stock Election Amount divided by (x) the number of Stock Election Shares, rounding to the nearest ten-thousandth of a share, and (2) an amount of cash (without interest) equal to (y) the product of the Excess Shares and the Parent Share Value, divided by (z) the number of Stock Election Shares.

(b) Election and Consideration Adjustments. Notwithstanding anything in this Agreement to the contrary, the following adjustments to elections and form of Merger Consideration shall occur if applicable, provided that in each case, the sum of (x) the Per Share Mixed Election Cash Amount and (y) the product of the Mixed Election Stock Exchange Ratio and the Parent Share Value shall at all times equal (z) the Per Share Cash Consideration.

(i) The parties agree that as of the Effective Time, the amount of cash and cash equivalents held by Company shall be at least $15,000,000, calculated in accordance with the principles set forth on Section 2.7(b)(i) of the Company Disclosure Schedule (the “Target”) and subject to the adjustment set forth in Section 5.11, if applicable. To the extent that the Company has less than the Target as of the Effective Time, the Maximum Cash Consideration shall be adjusted downward, on a dollar-for-dollar basis, equal to the difference between the Target and the actual cash and cash equivalent amount on hand at the Effective Time (the “Difference”), and the Maximum Stock Consideration shall be increased by a number of shares of Parent Stock equal to (y) the Difference divided by (z) the Parent Share Value. The Per Share Mixed Election Cash Amount shall be decreased by an amount equal to (A) the Difference divided by (B) the sum of the Mixed Consideration Election Shares and the Non-Election Shares, and the Mixed Election Stock Exchange Ratio shall be increased by an amount equal to (C) the Difference divided by the Parent Share Value divided by (D) the sum of the Mixed Consideration Election Shares and Non-Election Shares; and

(ii) The parties further agree that the Maximum Cash Consideration shall be reduced by the Per Share Cash Consideration for each Appraisal Share that has exercised and not withdrawn such exercise at or prior to the Effective Time. The Per Share Mixed Election Cash Amount shall be decreased by an amount equal to (y) the Per Share Cash Consideration multiplied by the number of Appraisal Shares (such product, the “Appraisal Cash Adjustment”) divided by (z) the sum of the Mixed Consideration Election Shares and the Non-Election Shares, and the Mixed Election Stock Exchange Ratio shall be increased by an amount equal to (A) the Appraisal Cash Adjustment divided by the Parent Share Value divided by (B) the sum of the Mixed Consideration Election Shares and Non-Election Shares. Such adjustment to the Maximum Cash Consideration shall not be impacted by any subsequent appraisal proceedings, including any failure to perfect, withdrawal, forfeiture or loss of appraisal rights, for the Appraisal Shares after the Effective Time, and all Appraisal Shares shall continue to be treated in accordance with Section 2.12 of this Agreement; and

(iii) Notwithstanding anything set forth above, if and to the minimum extent necessary to accomplish the Tax-Free Reorganization, the Per Share Mixed Election Cash Amount shall be decreased, and the Mixed Election Stock Exchange Ratio shall be correspondingly increased.

(iv) At the Closing, the Company shall deliver to Parent a certificate as to the cash and cash equivalents held by the Company on the Closing Date calculated in accordance with Section 2.7(b)(i) of the Company Disclosure Schedule and certified as true and correct by its Chief Executive Offer or Chief Financial Officer (the “Target Closing Certificate”). At the Closing, upon delivery of the Target Closing Certificate, Parent and Company shall jointly calculate the adjustments set forth in Sections 2.7(b)(i) and (ii). Such adjustments shall be reflected in the instructions to be provided by Parent to the Exchange Agent pursuant to Section 2.9.

(c) Election Procedures.

(i) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to any certificate (a “Certificate”) theretofore representing shares of Company Common Stock or non-certificated shares represented by book entry (“Book Entry Shares”) shall pass, only upon proper delivery of such Certificates or Book Entry Shares, respectively, to the Exchange Agent), in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”), shall be mailed together or contemporaneously with the Joint Proxy Statement (the “Mailing Date”) to each holder of record of shares of Company Common Stock as of the close of business on the record date for notice of the Company Shareholders Meeting (the “Election Form Record Date”).

(ii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of any Excluded Shares or any Appraisal Shares, to specify (A) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (B) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Election Consideration, or (C) that such holder makes no election with respect to such holder’s Company Common Stock (“Non-Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the 30th day following the Mailing Date (or such other time and date as the Company and Parent shall agree) (the “Election Deadline”) (other than any shares of Company Common Stock that constitute Appraisal Shares as of such time) shall also be deemed to be Non-Election Shares.

(iii) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iv) Any election shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. If an Election Form purports to make an election for a certificated Share of Company Common Stock or Book Entry Shares, then an Election Form shall be deemed properly completed only (A) if accompanied by one or more Certificates (or customary affidavits and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate) and/or (B) upon receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Book Entry Shares to the Exchange Agent as the Exchange Agent may reasonably request, collectively representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become Non-Election Shares and Parent shall cause the Certificates representing such shares of Company Common Stock or Book Entry Shares to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, Parent shall have sole discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith reasonable decisions of Parent (or the Exchange Agent, if so empowered) regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form. Elections will be deemed to be revoked if this Agreement is terminated in accordance with its terms.

(d) Cancellation of Shares. Shares of Company Common Stock, when converted in accordance with Section 2.7(a), shall cease to be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of Company Common Stock previously represented thereby (i) the consideration set forth in Section 2.7(a), (ii) any dividends or other distributions in accordance with Section 2.9(c), and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.9(e), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.

(e) Treasury Stock; Excluded Shares. All shares of Company Common Stock held by Company as treasury shares or by Parent or Merger Sub or by any wholly-owned Subsidiary of Parent, Merger Sub or Company immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor (all such shares, the “Excluded Shares”).

(f) Merger Sub Stock. Each outstanding share of the capital stock of Merger Sub shall be converted into an outstanding share of Surviving Corporation owned by Parent.

2.8 Company Stock Options and Company Warrants.

(a) Company Stock Options. At the Effective Time, each Company Stock Option will cease to represent an option to purchase Company Common Stock and will be converted automatically into an option to purchase a number of shares of Parent Common Stock (each, a “New Parent Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Company Stock Option divided by (2) the Exchange Ratio. At the Effective Time, the vesting schedule of each Company Stock Option converted into a New Parent Stock Option shall be accelerated by one year. Unless otherwise provided for under the terms of any existing executive employment agreements to which a holder of Company Stock Options or New Parent Stock Options shall be a party, the New Parent Stock Options shall immediately vest upon termination of the holder’s employment by Surviving Corporation within one year of the Effective Time other than for Cause or by the holder without Good Reason and be exercisable for ninety days post-termination. Except as set forth above, each New Parent Stock Option shall otherwise continue to be governed by the same terms and conditions as were applicable to the Company Stock Option immediately prior to the Effective Time.

(b) Company Warrants. At the Effective Time,

(i) each outstanding and unexercised Gopman Warrant will cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to purchase a number of shares of Parent Common Stock (each, a “Parent Warrant”) equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Company Common Stock subject to such Gopman Warrant and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Gopman Warrant divided by (2) the Exchange Ratio; and

(ii) each outstanding and unexercised Licensor Warrant will cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a fully-vested Parent Warrant to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Company Common Stock subject to such Licensor Warrant and (y) the Exchange Ratio, at an exercise price per share equal to $8.00 (the “Licensor Warrant Consideration”).

Subject to the Licensor Warrant Amendment, except as set forth above, each Parent Warrant shall otherwise continue to be governed by the same terms and conditions as were applicable to the Company Warrant immediately prior to the Effective Time.

(c) Registration. With respect to the shares underlying the Company Stock Options, Parent shall take commercially reasonable steps to become a “successor issuer” on any existing registration statement filed by the Company with respect thereto or to file a registration statement on Form S-8 to register such shares as promptly following the Effective Time as possible in compliance with applicable terms and requirements related thereto.

2.9 Exchange of Company Common Stock.

(a) Exchange Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company’s transfer agent or a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE 2, through the Exchange Agent, sufficient cash and Parent Common Stock to make pursuant to this ARTICLE 2 all deliveries of cash and Parent Common Stock as required by this ARTICLE 2, including the Merger Consideration. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c) and to make payments in lieu of fractional shares pursuant to Section 2.9(e). Any cash and Parent Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(e)) shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock or payments due to holders of Company Stock Options. Any interest and other income resulting from such investments shall be paid to Parent. Except as contemplated by this Agreement, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon proper delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares, and shall be in customary form as directed by Parent and reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented thereby. Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares and the holders of Certificates or Book Entry Shares who previously surrendered Certificates or Book Entry Shares to the Exchange Agent with properly completed and duly executed Election Forms shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.7, (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.7 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 2.7, dividends and other distributions pursuant to Section 2.9(c) and cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.9(e). No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c) Distributions with Respect to Unexchanged Company Common Stock. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.9. Subject to applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash due pursuant to Section 2.7 and cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.9(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such holder’s whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of Parent Common Stock.

(d) Further Rights in Company Common Shares. The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.9(c) or Section 2.9(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares. No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the Parent Share Value and (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.7 hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock after one hundred eighty (180) days following the Effective Time shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of Company Common Stock (other than Appraisal Shares) who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, thereupon become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Entity in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to Parent and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

(i) Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Stock Options such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Options in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

(j) Book Entry. All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.10 Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the Merger Consideration will be adjusted accordingly to provide to the holders of Company Common Stock, Company Warrants and Company Stock Options the same economic effect as contemplated by this Agreement prior to such Adjustment Event.

2.11 Transfer Books; No Further Ownership Rights in Company Stock. At the close of business on the date on which the Effective Time occurs, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of Company, except for the cancellation of such shares in connection with the Merger. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, bona fide Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE 2.

2.12 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time as to which the holder of such shares shall have (i) not voted in favor of the Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL (“Section 262”) as to appraisal rights and (iii) not effectively withdrawn or lost such holder’s rights to appraisal (each, an “Appraisal Share”), if any, shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.7, but instead at the Effective Time shall become the right to payment, solely from the Surviving Corporation, of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder (A) fails to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, (B) fails to establish his entitlement to appraisal rights as provided in the DGCL, or (C) fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall be forfeited and cease and if such forfeiture shall occur following the Election Deadline, each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration, as Non-Election Shares, pursuant to Section 2.7. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to Company that, except as set forth in (i) the Parent SEC Documents filed with or furnished to the SEC at least three (3) Business Days before the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature or (ii) the disclosure letter delivered by Parent to Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure):

3.1 Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent has made available to Company a complete and correct copy of its articles of incorporation, and by-laws, each as amended to date (the “Parent Charter Documents”), it being acknowledged by Company that the articles of incorporation of Parent shall be amended on or prior to the Effective Time pursuant to the Parent Charter Amendment. Parent has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Each of Parent’s Subsidiaries, including without limitation Merger Sub, listed on Section 3.1(b) of the Parent Disclosure Schedule is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent’s Subsidiaries has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Parent. Section 3.1(b) of the Parent Disclosure Schedule includes the jurisdiction of organization of each Parent Subsidiary and the outstanding securities and record and beneficial owner thereof. Other than the Subsidiaries listed on Section 3.1(b) of the Parent Disclosure Schedule, Parent does not have any Subsidiaries, and does not own, directly or indirectly, any equity securities or other interests or capital stock of any Person.

3.2 Capitalization.

(a) Prior to the giving effect to the Parent Charter Amendment, the authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 1,000,000 shares, $0.10 par value, of preferred stock of Parent. At the close of business on December 19, 2011 (the “Parent Capitalization Date”), there were (i) 8,968,751 shares of Parent Common Stock and no shares of preferred stock of Parent issued and outstanding, (ii) 898,249 shares of Parent Common Stock were held by Parent in its treasury, (iii) 2,837,501 shares of Parent Common Stock were reserved for issuance pursuant to Parent Stock Plans, of which 203,004 shares were subject to issuance upon the exercise of outstanding options (“Parent Stock Options”) under the Parent Stock Plans, and (iv) 1,500,000 shares of Parent Common Stock were reserved for issuance upon exercise of warrants to purchase Parent Common Stock issued as of August 11, 2008 to former shareholders of Model Reorg, Inc. (the “Model Warrants”). For purposes of this Agreement, “Parent Stock Plans” shall mean the following plans of Parent: the 2010 Equity Incentive Plan, the 2000 Stock Option Plan, and the Directors 2000 Stock Option Plan. After the Parent Capitalization Date, there have been no issuances by Parent of shares of capital stock or other equity or voting interests in Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options.

(b) All outstanding shares of Parent capital stock, voting securities and equity interests have been, and, assuming receipt of the Parent Shareholder Approval and the filing of articles of amendment with the Florida Secretary of State with respect to the Parent Charter Amendment, upon issuance pursuant to the Merger, Parent Common Stock included in the Merger Consideration will be, duly authorized and validly issued and are (or will be) fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the provisions of the FBCA, the Parent Charter Documents or any contract to which Parent is bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into or exchange for securities having the right to vote) on matters on which Parent Shareholders may vote (“Voting Parent Debt”).

(c) Except as set forth above, Parent and its Subsidiaries do not have outstanding any shares of their capital stock, voting securities or equity interests or any options, warrants, convertible or exchangeable securities or rights that may result in the issuance of any shares of capital stock, voting securities or equity interests of Parent, including, without limitation, any right to purchase Parent Common Stock, phantom stock rights, stock appreciation right or stock based performance units.

3.3 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement to the extent it is a party thereto and, subject, in the case of Parent, to obtaining Parent Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and consummation by each of Parent and Merger Sub of the Transactions have been duly authorized and approved by the Parent Board, with respect to Parent, and the Board of Directors of Merger Sub, with respect to Merger Sub.

(b) The Parent Special Committee, at a meeting duly called and held, has unanimously approved the Transactions and recommended the adoption of this Agreement to the Parent Board.

(c) Parent Board, at a meeting duly called and held, has duly adopted resolutions: (i) adopting this Agreement and declaring advisable this Agreement and the Transactions, (ii) approving the Parent Charter Amendment, and (iii) recommending that the Parent Shareholders approve the issuance of shares of Parent Common Stock pursuant to the Merger and this Agreement and the Parent Charter Amendment and directing that such matters be submitted to Parent Shareholders for approval at the Parent Shareholder Meeting.

(d) The Board of Directors of Merger Sub, by written consent, has duly adopted resolutions: (i) adopting this Agreement and declaring advisable this Agreement and the Transactions, and (iii) recommending that the Parent as sole shareholder of Merger Sub approve the Merger and directing that such matters be submitted to Parent for approval.

(e) Except for the Parent Shareholder Approval in the case of Parent, and the approval of the Parent, as sole stockholder of Merger Sub, no other corporate action on the part of Parent or Merger Sub is necessary to authorize the Parent Charter Amendment or the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by each of the Transactions, including the issuance of Parent Common Stock. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally (the “Bankruptcy Exception”).

3.4 Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) the filing of the Parent Charter Amendment with the Florida Department of State pursuant to applicable Florida Law, (iii) applicable requirements of the Hart-Scott-Rodino Act (the “HSR Act”) and similar applicable competition, antitrust or similar Laws in any relevant foreign country or jurisdiction, (iv) the filing in definitive form and declaration of effectiveness of the Registration Statement and Joint Proxy Statement, (v) the filing with the SEC of such reports under the Exchange Act and Securities Act, and the rules and regulations thereunder, as may be required by this Agreement, the Merger and the Transactions, (vi) the filing of applications with, and compliance with requirements of, Nasdaq, and (vii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of Parent Common Stock pursuant to this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger with any of the terms or provisions hereof, will (i) assuming that Parent Shareholder Approval is obtained, conflict with or violate any provision of Parent Charter Documents, as amended, or Merger Sub’s certificate of incorporation or by-laws, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) are obtained and the filings referred to in Section 3.4(a) are made, violate any Law or any judgment, writ or injunction of any Governmental Entity applicable to Parent or any of its Subsidiaries, or (iii) assuming that the notices and consents set forth on Section 3.4(b) of the Parent Disclosure Schedule are made or obtained, violate, conflict with or constitute a default (or an event, condition or circumstance which, with notice or lapse of time, would become a default) under, or give any rights of termination or cancellation of, or accelerate the performance required by, or maturity of, or result in the creation of any encumbrance on any assets of Parent or its Subsidiaries pursuant to the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, Permit, franchise, concession or other agreement to which Parent or any of its Subsidiaries is a party, or by which any of their assets are bound, except, with respect to clauses (ii) and (iii), for violations, conflicts or defaults or other occurrences which would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) The affirmative votes (in person or by proxy) of the holders of a majority of the shares of Parent Common Stock as to which votes are cast at the Parent Shareholders Meeting, or any adjournment or postponement thereof, in favor of adoption of the Parent Charter Amendment and approval of the issuances of Parent Common Stock pursuant to the Transactions are the only votes or approvals of the holders of any class or series of capital stock of Parent or any of its Subsidiaries which are necessary to adopt this Agreement and approve the Transactions.

3.5 SEC Filings.

(a) Parent has timely filed with or furnished to the SEC all reports, forms, certifications, schedules, registration statements, and definitive proxy statements (including exhibits and other information incorporated therein) required to be filed by it with the SEC since January 1, 2010 (the “Parent SEC Documents”). Each Parent SEC Document, at the time filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and dates of mailing, respectively), (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing SEC review.

(b) The consolidated financial statements of Parent, together with the related schedules and notes thereto, included in the Parent SEC Documents, as of their respective date of filing with the SEC (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and dates of mailing, respectively), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof, and the statements of income, cash flows and stockholders’ equity of Parent and its consolidated Subsidiaries for the periods specified, and such consolidated financial statements have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, except as noted therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).

(c) Except for matters reflected or reserved against in the consolidated, unaudited balance sheet of Parent as of October 29, 2011 (the “Parent Balance Sheet Date”), neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations that (i) were incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (ii) were incurred in connection with the transactions contemplated by this Agreement or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in Parent’s financial statements or the Parent SEC Documents.

3.6 Acquisition Advances and Related Persons Investment.

(a) Parent has entered into an Amendment No. 1 to Credit Agreement and Consent, dated as of December 23, 2011 (the “Financing Letter”) with certain Lenders (as defined below) and Wells Fargo Bank, National Association, as Administrative Agent, Collateral Agent and Swingline Lender (the “Administrative Agent”), under that certain Credit Agreement dated January 7, 2011 among Parent, as the Lead Borrower, the other Borrowers named therein, the Guarantors named therein, the Administrative Agent, the Lenders party thereto (collectively, the “Lenders”), Bank of America, N.A., as Syndication Agent, and Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., as Co-Documentation Agents (as amended, the “Parent Credit Agreement”), pursuant to which Financing Letter the Lenders have, among other matters, committed to permit Parent to borrow under the Parent Credit Agreement up to the amount specified in the Financing Letter to fund a portion of the amounts payable hereunder to Company Shareholders and the costs and expenses of the Merger and the Transactions upon and subject to the terms and conditions in the Financing Letter (the “Acquisition Advances”). Parent has provided Company with true, complete and correct copies of the Financing Letter and the Parent Credit Agreement. As of the date of this Agreement, (i) the Financing Letter and the Parent Credit Agreement are in full force and effect, are valid, binding and enforceable obligations of Parent and its Subsidiaries that are parties thereto, and to the Knowledge of Parent, the other parties thereto, and have not been withdrawn or terminated or otherwise amended or modified in any respect relating to the Acquisition Advances without the prior written consent of Company, and no such amendment or modification is contemplated by Parent or, to Parent’s Knowledge, any other party thereto, and (ii) Parent is not in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Letter or the Parent Credit Agreement that would prevent Parent from obtaining the Acquisition Advances as of the Closing. Parent has paid any and all commitment fees or other fees in connection with the Financing Letter that are payable on or prior to the date of this Agreement.

(b) Parent has received a binding written commitment (the “Related Persons Investment Commitment”) of one or more of Glenn, Stephen or Arlene Nussdorf, members of their families, trusts or other estate planning vehicles for such persons or their families (the “Related Persons”) (including all exhibits, schedules and amendments thereto in effect as of the date of this Agreement) to make a $30 million investment in Parent in subordinated indebtedness of Parent (the “Related Person Investment”). The Related Persons have committed to provide the Related Person Investment upon and subject to the terms and conditions of the Related Persons Investment Commitment. Parent has provided Company with true, complete and correct copies of the Related Persons Investment Commitment. As of the date of this Agreement, (i) the Related Persons Investment Commitment is in full force and effect, is a valid, binding and enforceable obligation of Parent, and to the

Knowledge of Parent, the other parties thereto, and has not been withdrawn or terminated or otherwise amended or modified in any respect without the prior written consent of Company, and no such amendment or modification is contemplated by Parent or, to Parent’s Knowledge, any other party thereto, and (ii) Parent is not in breach of any of the terms set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach of the Related Persons Investment Commitment.

(c) As of the date of this Agreement, Parent has no Knowledge that it will be unable to satisfy the conditions of the making of the Acquisition Advances to be satisfied by it set forth in the Financing Letter and the Parent Credit Agreement on the Closing Date. Assuming the funding of the Acquisition Advances in accordance with the Financing Letter and the Parent Credit Agreement and the Related Persons Investment in accordance with the Related Persons Investment Commitment, the proceeds from such Acquisition Advances and Related Persons Investment constitute all of the financing required for the consummation of the Transactions, and are sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the cash portion of the Merger Consideration, any other amounts required to be paid in connection with the consummation of the Transactions and all related fees and expenses (including any contemplated by the Financing Letter). There are no conditions precedent, other than as expressly set forth in the Financing Letter and the Parent Credit Agreement, to the Lenders’ obligation to fund the Acquisition Advances required for the consummation of the Transactions. There are no conditions precedent, other than as set forth in the Related Person Investment Commitment, to the Related Persons obligation to make the Related Persons Investment. As of the date of this Agreement, other than the Financing Letter, the Parent Credit Agreement, the Loan Documents (as defined in the Credit Agreement) and the Related Person Investment Commitment, there are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Acquisition Advances or Related Persons Investment to which Parent is a party.

3.7 Joint Proxy Statement; Registration Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to Company Shareholders or the Parent Shareholders or at the time of the Company Shareholders Meeting or Parent Shareholders Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Joint Proxy Statement or the Registration Statement. The Joint Proxy Statement and Registration Statement will, when filed by Parent in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

3.8 Absence of Certain Changes or Events. Except (i) as disclosed in Section 3.8 of the Parent Disclosure Schedule, (ii) for the Transactions or (iii) as permitted by this Agreement, since the Parent Balance Sheet Date, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and there has not occurred any:

(a) effect, event or change that has had or would reasonably be expected to have a Material Adverse Effect on Parent;

(b) sale, transfer, distribution, abandonment or other disposal of, or mortgage, pledge or imposition of any encumbrance on any property (including real estate) or other assets of Parent and its Subsidiaries that are material to Parent and its Subsidiaries taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless assets in the ordinary course of business consistent with past practice or (iii) bulk sales or other dispositions of inventory not in the ordinary course of business in connection with store closings, at arm’s length;

(c) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of Parent or any of its Subsidiaries (other than dividends or other distributions paid to Parent by its Subsidiaries), or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any capital stock or other securities of, or other ownership interest in, Parent or any of its Subsidiaries, except pursuant to the Parent Stock Options and Model Warrants outstanding as of the date of this Agreement;

(d) split, combination or reclassification of any capital stock of Parent;

(e) change in financial or tax accounting methods, principles or practices by Parent or its Subsidiaries, except insofar as may have been required by a change in GAAP, SEC rule or applicable Law;

(f) revocation or change to any material Tax election or settlement or compromise of any material Tax liability by Parent or any of its Subsidiaries;

(g) general delay of payments by Parent or any of its Subsidiaries to vendors or others to whom Parent owes payments (except for disputed payments);

(h) making of loans to any Persons other than in the ordinary course of business consistent with past practice or loans to any of its Subsidiaries or advances to suppliers in the ordinary course of business;

(i) incurrence of any Parent Indebtedness in an amount in excess of $1,000,000 in the aggregate, excluding any Parent Indebtedness incurred under the Parent Credit Agreement;

(j) granting by Parent or any of its Subsidiaries of any license or sublicense of any rights under or with respect to any Intellectual Property that is material to Parent and its Subsidiaries, other than non-exclusive Licenses in the ordinary course of business;

(k) establishment of, or entering into, or financial commitment or contribution to, or amendment to the terms of, or termination of, any joint venture, partnership agreement or similar arrangement or any contract involving a sharing of profits, losses, business or opportunities with any other Person; or

(l) any agreement or commitment by Parent or any of its Subsidiaries to do any of the foregoing.

3.9 Legal Proceedings. There is: (a) no legal or administrative proceeding, claim (including any claim for indemnification under any agreement), suit or action by or against Parent or any of its Subsidiaries, any of their respective assets or any of their respective officers or directors in their capacity as such, (b) to the Knowledge of Parent, no examination, investigation, audit or investigation of Parent or any of its Subsidiaries, any of their respective assets or any of their respective officers or directors in their capacity as such, nor (c) any material order imposed upon Parent or any of its Subsidiaries by or before any Governmental Entity nor any arbitration proceeding to which Parent or any of its Subsidiaries is a party before any arbitrator or arbitral body pending or, to the Knowledge of Parent, threatened, that would reasonably be expected to have (if adversely determined) a Material Adverse Effect on Parent. Parent has not received, as of the date hereof, any written notice of any claim that seeks to prevent the Transactions and, to the Knowledge of Parent, no such claim has been threatened.

3.10 Compliance with Applicable Law; Permits.

(a) Parent and its Subsidiaries are in compliance in all material respects with all Laws, including the federal Food Drug and Cosmetic Act and all regulations issued thereunder, applicable to Parent or any of its Subsidiaries, in each case that are material to their operations as presently conducted. Parent and its Subsidiaries hold, and are in material compliance with, all material Permits necessary for the lawful conduct of their respective businesses, except where failure to hold or be in material compliance with the same would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s Knowledge, no suspension, cancellation, nonrenewal or termination of any such Permit is threatened or imminent other than expirations of Permits requiring renewal in the ordinary course of business, except suspension, cancellations, nonrenewals or termination that could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Parent.

(b) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has mislabeled any of its products or mischaracterized the “natural,” “organic” or other “certified” nature thereof.

3.11 Related Person Transactions. Except as set forth in the Parent’s last Annual Report on Form 10-K filed with the SEC prior to the date of this Agreement or in Section 3.11 of the Parent Disclosure Schedule, from January 1, 2010 through the date hereof, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of SEC Regulation S-K.

3.12 Controls and Procedures; Nasdaq Compliance.

(a) Parent has (i) established and, since January 1, 2010, has maintained a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) and “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) and (ii) has disclosed, based on its most recent evaluation before the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses of which Parent has Knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b) Parent is in material compliance with the applicable listing and governance rules of the Nasdaq Stock Market (“Nasdaq”).

(c) Since January 29, 2011, Parent has not received any oral or written notification of any “significant deficiency” or “material weakness”, each term as defined in Rule 12b-2 of the Exchange Act, in Parent’s internal controls over financial reporting.

3.13 Material Contracts.

(a) For purposes of this Agreement, “Parent Material Contract” means each contract that is a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Exchange Act.

(b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a list of all Parent Material Contracts as of the date of this Agreement, except for this Agreement, contracts filed or incorporated by reference as an exhibit to Parent’s most recent annual report on Form 10-K and contracts filed as an exhibit to any of Parent’s quarterly reports on Form 10-Q or current reports on Form 8-K filed since the filing of Parent’s most recent annual report on Form 10-K. Each Parent Material Contract is a valid, binding and legally enforceable obligation of Parent or its Subsidiaries, and, to the Knowledge of Parent, of the other parties thereto. Each Parent Material Contract is in full force and effect. Parent and its Subsidiaries, and to the Knowledge of Parent, the other parties thereto, have complied in all material respects with all respective covenants and provisions of the Parent Material Contracts.

(c) Except to the extent set forth on Section 3.13(c) of the Parent Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and Parent’s directors, officer, Affiliates (other than wholly-owned Subsidiaries of Parent) or other Persons, on the other hand.

3.14 Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and other Transactions.

3.15 Opinion of Financial Advisor. The Parent Special Committee has received the opinion of Financo Securities, LLC, a Delaware limited liability company, dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be paid by Parent in the Merger and terms of the Related Person Investment are fair to Parent from a financial point of view, with such opinion expressly excluding the fairness from a financial point of view to Parent Shareholders that own, or whose Affiliates own, a controlling interest in Parent or Persons who own, or whose Affiliates own, any Company Common Stock.

3.16 Finders or Brokers. Except for Wells Fargo Securities, LLC and Financo Securities, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.17 Takeover Provisions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent is a party or by which it or, to Parent’s Knowledge, its stockholders are otherwise bound, that at the Effective Time will be applicable to the Transactions. The Parent and the Parent Board have each taken all actions necessary to be taken such that no restrictive provision of any “control-share acquisition,” “affiliated transaction” or other similar anti-takeover Laws of any state, including the State of Florida and Sections 607.0901 and 607.0902 of the FBCA, or any applicable anti-takeover provision in the Parent Charter Documents, is, or at the Effective Time will be, applicable to the this Agreement or the Transactions.

3.18 No Other Company Representations or Warranties. Except for the representations and warranties set forth in ARTICLE 4, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective Representatives, or the use by Parent, Merger Sub or their respective Representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective Representatives in anticipation or contemplation of any of the Transactions.

3.19 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this ARTICLE 3, none of Parent, Merger nor any Person makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition or prospects, not withstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and Company acknowledges the foregoing.

ARTICLE 4—REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company SEC Documents filed at least three (3) Business Days before the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature or (ii) the disclosure letter delivered by Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure):

4.1 Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has made available to Parent a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date (the “Company Charter Documents”). The Company has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Company.

(b) Section 4.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all of Company’s Subsidiaries, the jurisdiction of organization of each, and the outstanding securities and record and beneficial owner thereof. Each of Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Company’s Subsidiaries has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Company. All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each of Company’s Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by Company free and clear of all Liens and free of any other restriction, except for restrictions imposed by applicable securities Laws. Other than the Subsidiaries listed on Section 4.1(b) of the Company Disclosure Schedule, Company does not have any Subsidiaries, and does not own, directly or indirectly, any equity securities or other interests or capital stock of any Person.

4.2 Capitalization.

(a) The authorized capital stock of Company consists of 40,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.01 par value. At the close of business on December 12, 2011 (the “Company Capitalization Date”), there were (i) 20,769,362 shares of Company Common Stock and no shares of preferred stock of Company issued and outstanding, (ii) 9,668,977 shares of Company Common Stock were held by Company in its treasury, (iii) 1,508,325 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Plans, of which 1,184,325 shares were subject to issuance upon the exercise of outstanding options issued under the Company Stock Plans (the “Company Stock Options”), and (iv) 6,010,000 shares of Company Common Stock were reserved for issuance upon exercise of (A) warrants to purchase shares of Company Common Stock (“Gopman Warrants”) issued pursuant to the Gopman Warrant Agreement and (B) the Licensor Warrants. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of Company: the Stock Option Plan, the Employee Stock Option Plan—2000, and the 2007 Stock Incentive Plan and “Warrant Agreements” shall mean all outstanding warrants issued pursuant to that certain License Agreement dated April 3, 2009 by and between the Company and Licensor and subject to the terms and conditions of that certain Letter Agreement dated April 3, 2009 by and between Company and Licensor (the “Licensor Warrants” and, together with the Gopman Warrants, the “Company Warrants”), and that certain Warrant Agreement dated October 15, 2003 by and between Company and Glenn Gopman (the “Gopman Warrant Agreement”). After the Company Capitalization Date, there have been no issuances by Company of shares of capital stock or other equity or voting interests in Company other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants, all in accordance with their terms as of the Company Capitalization Date.

(b) All outstanding shares of Company capital stock, voting securities and equity interests have been duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the provisions of the DGCL, the Company Charter Documents or any contract to which the Company is bound. There are not any bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into or exchange for securities having the right to vote) on matters on which Company Shareholders may vote (“Voting Company Debt”).

(c) Except as set forth above, Company and its Subsidiaries do not have outstanding any shares of their capital stock, voting securities or equity interests or any options, warrants, convertible or exchangeable securities or rights that may result in the issuance of any shares of capital stock, voting securities or equity interests of Company, including, without limitation, any right to purchase Company Common Stock, phantom stock rights, stock appreciation right or stock based performance units.

4.3 Authority.

(a) Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board, acting upon the recommendation of the Independent Committee, by unanimous vote of those present at a meeting duly called and held.

(b) The Company Board, at a meeting duly called and held, has duly adopted resolutions, subject to Section 5.3, (i) adopting this Agreement and authorizing the Transactions and (ii) recommending that the Company Shareholders approve and adopt this Agreement and has directed that this Agreement be submitted to Company Shareholders for adoption at the Company Shareholders Meeting.

(c) Other than the Company Shareholder Approval, no other corporate action on the part of Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to the Bankruptcy Exception.

4.4 Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) applicable requirements of the HSR Act and similar applicable competition, antitrust or similar Laws in any relevant foreign country or jurisdiction, (iii) the filing in definitive form and declaration of effectiveness of the Registration Statement and Joint Proxy Statement, (iv) the filing with the SEC of such reports under the Exchange Act and Securities Act, and the rules and regulations thereunder, as may be required by this Agreement, the Merger and the Transactions, (v) the filing of applications with, and compliance with requirements of, Nasdaq, and (vi) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of Parent Common Stock pursuant to this Agreement, no consents or approvals of, or filings, declarations or registrations with, any

Governmental Entity are necessary for the consummation by Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect on Company.

(b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the Transactions, nor compliance by Company with any of the terms or provisions hereof, will (i) assuming that Company Shareholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or similar organizational documents of its Subsidiaries, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) are obtained and the filings referred to in Section 4.4(a) are made, violate any Law or any judgment, writ or injunction of any Governmental Entity applicable to Company or any of its Subsidiaries, or (iii) assuming that the notices and consents set forth on Section 4.4(b) of the Company Disclosure Schedule are made or obtained, violate, conflict with or constitute a default (or an event, condition or circumstance which, with notice or lapse of time, would become a default) under, or give any rights of termination or cancellation of, or accelerate the performance required by, or maturity of, or result in the creation of any encumbrance on any assets of Company or its Subsidiaries pursuant to the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, Permit, franchise, concession or other agreement to which Company or any of its Subsidiaries is a party, or by which any of their assets are bound, except, with respect to clauses (ii) and (iii), for violations, conflicts or defaults or other occurrences which would not reasonably be expected to have a Material Adverse Effect on Company.

(c) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of adoption of this Agreement and approval of the Transactions contemplated hereby is the only vote or approval of the holders of any class or series of capital stock of Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

4.5 SEC Filings; Financial Statements.

(a) Company has timely filed with or furnished to the SEC all reports, forms, certifications, schedules, registration statements, and definitive proxy statements (including exhibits and other information incorporated therein) required to be filed by it with the SEC since January 1, 2010 (“Company SEC Documents”). Each Company SEC Document, at the time filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and dates of mailing, respectively), (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of Company, none of the Company SEC Documents is the subject of any ongoing SEC review.

(b) The consolidated financial statements of Company, together with the related schedules and notes thereto, included in the Company SEC Documents, as of their respective date of filing with the SEC (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing and in the case of registration statements and proxy statements, on the dates of effectiveness and dates of mailing, respectively), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) present fairly in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof, and the statements of income, cash flows and stockholders’ equity of Company and its consolidated Subsidiaries for the periods specified, and such consolidated financial statements have been prepared in accordance with GAAP

(except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved, except as noted therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end adjustments).

(c) Except for matters reflected or reserved against in the consolidated, unaudited balance sheet of Company as of Company Balance Sheet Date, neither Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations that (i) were incurred in the ordinary course of business consistent with past practice since Company Balance Sheet Date, (ii) were incurred in connection with the transactions contemplated by this Agreement or (iii) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries, in Company’s financial statements or the Company SEC Documents.

4.6 Joint Proxy Statement; Registration Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to Company Shareholders or Parent Shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Company incorporated by reference in the Joint Proxy Statement, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will, when filed in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion in the Joint Proxy Statement or the Registration Statement.

4.7 Absence of Certain Changes or Events. Except (i) as disclosed in Section 4.7 of the Company Disclosure Schedule, (ii) for the Transactions or (iii) as permitted by this Agreement, since the Company Balance Sheet Date, Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and there has not occurred any:

(a) effect, event or change that has had or would reasonably be expected to have a Material Adverse Effect on Company;

(b) sale, transfer, distribution, abandonment or other disposal of, or mortgage, pledge or imposition of any encumbrance on any property (including real estate) or other assets of Company and its Subsidiaries that are material to Company and its Subsidiaries taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice or (ii) dispositions of obsolete or worthless assets in the ordinary course of business consistent with past practice;

(c) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of Company or any of its Subsidiaries (other than dividends or other distributions paid to Company by its Subsidiaries), or any repurchase, redemption or other acquisition by

Company or any of its Subsidiaries of any capital stock or other securities of, or other ownership interest in, Company or any of its Subsidiaries, except pursuant to the Company Stock Options and Company Warrants outstanding as of the date of this Agreement;

(d) split, combination or reclassification of any capital stock of Company;

(e) change in financial or tax accounting methods, principles or practices by Company or its Subsidiaries, except insofar as may have been required by a change in GAAP, SEC rule or applicable Law;

(f) tax election or revocation or change to any material Tax election or the settlement or compromise of any material Tax liability by Company or any of its Subsidiaries;

(g) granting by Company or any of its Subsidiaries to any director or employee of any award or bonus or other compensation, except to the extent accrued on the Company Balance Sheet or pursuant to a Company Benefit Plan set forth on Section 4.11(a) of the Company Disclosure Schedule;

(h) granting by Company or any of its Subsidiaries to any employee of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as required under any employment, severance or termination agreements set forth on Section 4.7 of the Company Disclosure Schedule;

(i) entry by Company or any of its Subsidiaries into any (or amendment in any material respect of any existing) employment, severance or termination agreement with any employee, director or officer of Company or any of its Subsidiaries;

(j) entry by Company or any of its Subsidiaries into any consulting agreement with any Person;

(k) acceleration of the vesting of any option issued by Company or any of its Subsidiaries to acquire capital stock of Company or any of its Subsidiaries, except as contemplated in this Agreement;

(l) capital expenditures by Company or any of its Subsidiaries, taken as a whole, in excess of $50,000 individually or $500,000 in the aggregate;

(m) establishment, amendment or termination of any collective bargaining agreement to which Company or any of its Subsidiaries is a party;

(n) acceleration of accounts receivable other than in the ordinary course of business consistent with past practice;

(o) general delay of payments by Company or any of its Subsidiaries to vendors or others to whom Company owes payments (except for disputed payments);

(p) making of loans to any Persons other than in the ordinary course of business consistent with past practice or loans to any of its Subsidiaries;

(q) settlement of any action, complaint, claim, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, before any arbitrator or Governmental Entity, to which Company or any of its Subsidiaries are a party or any of their respective properties is subject;

(r) acceleration of the payment, right to payment or vesting under any benefit, retirement, profit sharing or deferred compensation plan or other compensation arrangement of Company or any of its Subsidiaries, except as contemplated by such plan or arrangement listed on Section 4.11(a) of the Company Disclosure Schedule or this Agreement;

(s) incurrence of any Company Indebtedness in an amount in excess of $1,000,000 in the aggregate;

(t) granting by Company or any of its Subsidiaries of any license or sublicense of any rights under or with respect to any Intellectual Property that is material to Company and its Subsidiaries;

(u) establishment, amendment or contribution to any insurance, pension, retirement, profit sharing, stock bonus, multi-employer or other benefit plan covering any of the current or former employees, officers, directors or consultants of Company or any of its Subsidiaries, except as required by Law or pursuant to such benefit plan;

(v) establishment of, or entering into, or financial commitment or contribution to, or amendment to the terms of, or termination of, any joint venture, partnership agreement or similar arrangement or any contract involving a sharing of profits, losses, business or opportunities with any other Person; or

(w) any agreement or commitment by Company or any of its Subsidiaries to do any of the foregoing.

4.8 Legal Proceedings. There is: (a) no legal or administrative proceeding, claim (including any claim for indemnification under any agreement), suit or action by or against Company or any of its Subsidiaries, any of their respective assets or any of their respective officers or directors in their capacity as such, (b) to the Knowledge of Company, no examination, investigation, audit or investigation of Company or any of its Subsidiaries, any of their respective assets or any of their respective officers or directors in their capacity as such, nor (c) any material order imposed upon Company or any of its Subsidiaries by or before any Governmental Entity nor any arbitration proceeding to which Company or any of its Subsidiaries is a party before any arbitrator or arbitral body pending or, to the Knowledge of Company, threatened, that would reasonably be expected to have (if adversely determined) a Material Adverse Effect on the Company. Company has not received, as of the date hereof, any written notice of any claim that seeks to prevent the Transactions and, to the Knowledge of Company, no such claim has been threatened.

4.9 Compliance with Applicable Law; Permits.

(a) Company and its Subsidiaries are in compliance in all material respects with all Laws, including the federal Food Drug and Cosmetic Act and all regulations issued thereunder, applicable to Company or any of its Subsidiaries, in each case that are material to their operations as presently conducted. Company and its Subsidiaries hold, and are in material compliance with, all material Permits necessary for the lawful conduct of their respective businesses, except where failure to hold or be in material compliance with the same would not reasonably be expected to have a Material Adverse Effect on Company. To Company’s Knowledge, no suspension, cancellation, nonrenewal or termination of any such Permit is threatened or imminent other than expirations of Permits requiring renewal in the ordinary course of business, except suspension, cancellations, nonrenewals or termination that could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Company.

(b) Company and each of its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, workers’ compensation.

(c) To the Knowledge of Company, neither Company nor any of its Subsidiaries has mislabeled any of its products or mischaracterized the “natural,” “organic” or other “certified” nature thereof.

4.10 Tax Matters. Except as set forth on Section 4.10 of the Company Disclosure Schedule:

(a) each of Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any validly obtained extension of time within which to file), all Income Tax Returns and all other material Tax Returns required to be filed by it and all such filed Tax Returns are correct and complete in all material respects;

(b) all Taxes due and payable by Company or any of its Subsidiaries have been fully paid;

(c) neither Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return;

(d) within the last twelve (12) months no written claim has been made by an authority in a jurisdiction where Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction;

(e) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or its Subsidiaries;

(f) each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Person;

(g) no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Company or its Subsidiaries;

(h) none of Company or its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where such entities have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of Company or its Subsidiaries, that remains unresolved as of the date of this Agreement;

(i) Section 4.10 of the Company Disclosure Schedule lists any audit of Company and its Subsidiaries that has been conducted by a Taxing authority within the last three years;

(j) no material deficiency or adjustment with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and remains pending or unresolved;

(k) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Company or any of its Subsidiaries is subject;

(l) neither Company nor any of its Subsidiaries is party to any agreement, understanding or arrangement (with any Person other than Company and/or any of its Subsidiaries) relating to allocating or sharing any Taxes;

(m) neither Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law);

(n) neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

(o) each of Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662;

(p) none of Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Company) or (ii) has any liability for the Taxes of any Person (other than Company and its current Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(q) as of the date of this Agreement, there are no limitations on the net operating losses, net capital losses, or credits of any of Company or its Subsidiaries, including under Sections 382, 383, 384 or 269 of the Code;

(r) the unpaid Taxes of Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns; and

(s) none of Company or its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Schedule is a true, complete and correct list of each material (a) “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) employment, bonus, severance, change in control, deferred or incentive compensation, profit sharing, retirement, supplemental income, stock option, stock purchase or other equity compensation, vacation, health, life or other insurance, Internal Revenue Code Section 125 cafeteria plan or flexible benefit arrangement, sick program or fringe benefit plan, arrangement, agreement or program and (c) other employee plan or agreement, employment agreement, any severance plan, agreement, program or policy, or consulting agreement providing for on-going services that (i) benefits any current or former employee, officer, director, consultant or independent contractor and (ii) is sponsored, maintained or contributed to or required to be contributed to by Company or any ERISA Affiliate or with respect to which Company or any ERISA Affiliate has or may have any liability (each a “Company Benefit Plan”). Company has furnished or made available to Parent with respect to each Company Benefit Plan, if applicable, (a) each Company Benefit Plan, including amendments thereto, (b) Form 5500 as filed with the IRS for the three most recent years with any required audited financial statements, (c) the most recent summary plan description and any subsequent summaries of material modifications, (d) each trust agreement, plan contracts with service providers or insurers and insurance or group annuity contract providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding, (e) the most recent IRS determination letter or opinion for all plans qualified under Internal Revenue Code Section 401(a), (f) the most recent actuarial valuation report and (g) all non-routine correspondence to and from any state or federal agency. “ERISA Affiliate” shall mean Company or any Subsidiary of Company, or any entity, which together with Company would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code (as amended, the “Code”) or Section 4001 of ERISA.

(b) Each Company Benefit Plan is, and has been, operated and administered in all material respects in accordance with its terms and with all applicable Laws including, but not limited to ERISA and the Code. No individual who has performed services for Company or any Subsidiary of Company has been improperly excluded from participation in any Company Benefit Plan. No Company Benefit Plan, or to the Knowledge of Company, any fiduciary of any such Company Benefit Plan has (i) engaged in any transaction prohibited by ERISA or the Code, (ii) breached any fiduciary duty owed by it with respect to the Plans, or (iii) engaged in any transaction as a result of which Company or any Subsidiary of Company would be subject to any liability pursuant to Sections 406 or 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or Section 502(l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code. Company and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to Company or such ERISA Affiliate. No actions, audits, investigations, suits, claims or other proceedings (other than routine claims for benefits) are pending or, to the Knowledge of Company, threatened, with respect to any Company Benefit Plan or, to the Knowledge of Company, any fiduciary or service provider thereof, which could result in or subject Company or any Subsidiary of Company to any liability.

(c) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received from the Internal Revenue Service (the “IRS”) a favorable determination letter that remains in effect on the date hereof or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of Company, no event or omission has occurred that is reasonably likely to adversely affect the qualification of such Company Benefit Plan.

(d) All contributions (including all employer contributions and employee salary reduction contributions), premiums and benefit payments required by and due from Company and any Subsidiary of Company under or in connection with the terms of each Company Benefit Plan have been made within the time periods prescribed by the Company Benefit Plan, ERISA and the Code.

(e) Neither Company nor any ERISA Affiliate maintains or contributes to, or within the past six years has maintained or contributed to, any Company Benefit Plan is subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, and neither Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full. No Company Benefit Plan provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required under Code §4980B, ERISA or similar state law) and Company has never promised to provide such post-termination benefits. Neither Company nor any ERISA Affiliate is, or has been, a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV of ERISA with respect to employees of Company or any Subsidiary of Company and neither Company nor any of its ERISA Affiliates has any outstanding withdrawal liability in connection with a complete or partial withdrawal from any multiemployer plan.

(f) Each Company Benefit Plan may be amended, terminated or otherwise modified by Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no communications or provision of any Company Benefit Plan has failed to effectively reserve the right of Company or any ERISA Affiliate to so amend, terminate or otherwise modify such Company Benefit Plan. Neither Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan.

(g) Neither the Company nor any Subsidiary has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any tax imposed under Section 409A of the Code.

(h) No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(i) Except as set forth in Section 4.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with any other event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of Company or any Subsidiary of Company, (ii) increase any benefits payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits and further, neither Company nor any Subsidiary of Company has announced any type of plan or binding commitment to create any additional Company Benefit Plan, to enter into any agreement with any current or former employee or director, or to amend or modify any existing Company Benefit Plan or agreement with any current or former employee or director.

4.12 Labor Matters.

(a) Neither Company nor any of its Subsidiaries is a party to or otherwise bound by any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements that pertain to their respective employees. No labor organization or group of employees of Company or any of its Subsidiaries has a pending demand for recognition by Company, and, to the Knowledge of Company, no such demand is threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental Entity. To the Knowledge of Company, as of the date of this Agreement, there is no organizing activity involving Company or any of its Subsidiaries pending or threatened by any labor organization or group of employees of Company or any of its Subsidiaries.

(b) As of the date of this Agreement there is (and during the past five years there has never been), no strike, work stoppage, slowdown, picketing, lockout, walkout, or other labor dispute involving Company or any of its Subsidiaries or to the Knowledge of Company, threatened against Company or any of its Subsidiaries.

(c) Neither Company nor its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local Law that remains unsatisfied except as would not reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

4.13 Environmental Matters.

(a) For purposes of this Section 4.13, the following definitions will apply:

(i) “Environmental Claims” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any third party involving violations of Environmental Laws from any assets, properties or businesses of Company or any of its Subsidiaries or their respective predecessors in interest of which the Company has Knowledge.

(ii) “Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of- pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest to the extent any of the foregoing are incurred as a result of any Environmental Claim filed by any Governmental Entity or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned, leased or operated by Company or any of its Subsidiaries or their respective predecessors in interest of which the Company has Knowledge.

(b) Except as would not likely result in Company or any Subsidiary of Company incurring material Environmental Liabilities:

(i) The operations of Company and its Subsidiaries are in compliance with Environmental Laws in all material respects;

(ii) Company and its Subsidiaries have obtained and are in material compliance with all material and necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of Company;

(iii) Except as set forth on Section 4.13(b)(ii) of the Company Disclosure Schedule, there has been no Release by Company or any of its Subsidiaries or, to the Knowledge of Company, any other Person (A) at any of the properties currently owned, leased or operated by Company or any of its Subsidiaries, or (B) at any property formerly owned, leased or operated by Company or an of its Subsidiaries which is reasonably likely to result in material Environmental Liabilities; and

(iv) No pending or unresolved Environmental Claims have been asserted against Company or any of its Subsidiaries nor does Company have notice of any threatened or pending Environmental Claim against Company or any of its Subsidiaries regarding any facilities that may have received Hazardous Materials generated by Company or any of its Subsidiaries which is reasonably likely to result in material Environmental Liabilities.

(c) Company has made available to Parent true and complete copies of all material environmental reports, studies, and investigations regarding any material Environmental Liabilities of Company and its Subsidiaries, which are in the possession of Company.

4.14 Insurance. Section 4.14 of the Company Disclosure Schedule sets forth a list of all current insurance policies maintained by Company and its Subsidiaries. All such policies are in full force and effect, and neither Company nor any of its Subsidiaries is in default with respect to their material obligations under any such policy so as to cause a loss of coverage. Neither Company nor any of its Subsidiaries has received written notice of cancellation or termination in respect of any such policy. Such policies provide for insurance of Company and its Subsidiaries which is adequate and customary for businesses of similar type to Company and its Subsidiaries.

4.15 Finders or Brokers. Except for Peter J. Solomon Company (the “Company Financial Advisor”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company, any of its Subsidiaries or any of its Affiliates (excluding Glenn Nussdorf and his Affiliates).

4.16 Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a complete and correct list of the following contracts and agreements (whether written or oral) to which Company or any of its Subsidiaries is a party (collectively, whether or not so listed, the “Company Material Contracts”): (i) all contracts and agreements, including the purchase or sale of assets (other than relating to purchases and sales of inventory in the ordinary course of business) which involve or are reasonably expected to involve aggregate payments or expenditures by or to Company or any of its Subsidiaries during the fiscal year ending March 31, 2012 in excess of $150,000; (ii) all Company Indebtedness (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business) and all mortgages, security agreements, capital leases or similar agreements, in each case in excess of $100,000 or in aggregate in excess of $250,000 or that creates a Lien other than a Permitted Encumbrance on any material asset of the Company or any Company Subsidiary; (iii) all contracts and agreements containing covenants not to compete (A) binding on Company or any of its Subsidiaries, (B) restricting other Persons for the benefit of Company or any of its Subsidiaries or (C) which otherwise restrict competition granted by Company or any of its Subsidiaries in favor of a third Person; (iv) contracts and agreements under which Company or any of its Subsidiaries is obligated to indemnify any Person other than agreements entered into in the ordinary course of business; (v) contracts and agreements to loan money or extend credit to any other Person in excess of $150,000, other than in the ordinary course of business; (vi) joint venture, partnership agreements or similar arrangements or contracts involving a sharing of profits, losses, business or opportunities with any other Person; (vii) all contracts which are material contracts (as defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to be performed after the date of this Agreement; and

(viii) all contracts which are shareholder rights agreements or which otherwise provide for the issuance of any securities in respect of this Agreement or the Merger; and (ix) all contracts and agreements which, upon the consummation of the Merger or any of the Transaction, will (either alone or upon the occurrence of any additional acts or events, including the notice or the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing.

(b) With respect to the Company Material Contracts, (i) such Company Material Contracts are in full force and effect and are valid, binding and enforceable against Company or its Subsidiaries, as applicable, and, to the Knowledge of Company, each other party thereto, and (ii) Company and its Subsidiaries, and, to the Knowledge of Company, each other party thereto, have complied in all material respects with all respective covenants and provisions of the Company Material Contracts.

(c) Except to the extent set forth in Section 4.16(c) of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between Company or any of its Subsidiaries, on the one hand, and Company’s directors, officers, Affiliates (other than wholly-owned Subsidiaries of Company) or other Persons, on the other hand.

(d) Except as set forth in Section 4.16(e) of the Company Disclosure Schedule, there are no contractual restrictions in the Material Contracts that prohibit Company or any of its Subsidiaries from transferring cash (or cash equivalents) between accounts outside of and inside the United States or that limit Company’s free use of such cash.

4.17 Owned Real and Personal Property.

(a) Neither Company nor any of its Subsidiaries owns any real property.

(b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule and for Permitted Encumbrances, (i) Company or its Subsidiaries, as the case may be, has good title to all of the tangible personal property reflected as being owned by it on the Company Balance Sheet (except for personal property sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practices or otherwise disclosed on the Section 4.17(b) of the Company Disclosure Schedule for Section 4.7), which personal property, together with personal property leased by Company or its Subsidiaries, constitutes all personal property necessary for conducting the business of Company and its Subsidiaries as presently conducted and (ii) the personal property owned or leased by Company and its Subsidiaries, taken as a whole, is adequate and in a condition sufficient to permit Company and its Subsidiaries to conduct their respective businesses in all material respects in the same manner as it is being conducted as of the date of this Agreement, subject to ordinary wear and tear and routine maintenance.

4.18 Leased Real and Personal Property. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list of each lease, sublease or license (each a “Company Material Lease”) under which Company or any of its Subsidiaries is a lessee, lessor, sublessee, sublessor, licensee or licensor which (a) is a lease of real property or any interest in real property which provides for payments of more than $100,000 per year, or (b) is a lease of personal property which provides for payments of more than $100,000 per year, has a term exceeding one year and may not be canceled upon 90 or fewer days’ notice without any liability, penalty or premium (other than a nominal cancellation fee or charge). With respect to the Company Material Leases, (i) each Company Material Lease is in full force and effect and is valid, binding and enforceable against the Company or Subsidiary, as applicable, and, to the Knowledge of Company, each other party thereto and (ii) Company and its Subsidiaries, and, to Company’s Knowledge, each other party thereto have complied in all material respects with all respective covenants and provisions of the Company Material Lease.

4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property and material unregistered trademarks owned or, to the Knowledge of the Company, used by Company or any of its Subsidiaries, indicating for each item (to the extent applicable) the actual owner, the registration, issuance or application number and the applicable filing jurisdiction (collectively, the “Scheduled Intellectual Property”). Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries are, collectively, the sole and exclusive owners of the Scheduled Intellectual Property that is indicated as owned by the Company or its Subsidiaries, which owned Scheduled Intellectual Property is free and clear of all Liens except Permitted Encumbrances. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Company, all of such owned Scheduled Intellectual Property is valid and enforceable and to the Knowledge of the Company, none of the Intellectual Property owned by the Company or any of its Subsidiaries is being misappropriated, violated or infringed by any third party. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule or as is not having and would not reasonably be expected to have a Material Adverse Effect, there is no litigation, opposition or cancellation proceeding, objection or claim pending, asserted or, to Knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Intellectual Property owned by the Company or any Subsidiary of the Company.

(b) (i) Section 4.19(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all material agreements, licenses, royalty agreements, and other rights granted by Company and its Subsidiaries to any other Person with respect to Intellectual Property, and (ii) Section 4.19(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all agreements, licenses, royalty agreements, and other rights granted by any third Person to Company and its Subsidiaries with respect to Intellectual Property (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed by Company and its Subsidiaries), in each case identifying the subject Intellectual Property. Except as set forth on Section 4.19(b)(i) of the Company Disclosure Schedule, Company and its Subsidiaries have the sole and exclusive right to use the Intellectual Property and except as set forth on Section 4.19(b)(ii) of the Company Disclosure Schedule, to the Knowledge of Company, Company and its Subsidiaries have the sole and exclusive right to use the Intellectual Property.

(c) Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries have infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any Person and no claims are pending or, to the Knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(d) The Company and its Subsidiaries, collectively, own or have the right to use all Intellectual Property used or held in or necessary for the operation of their business as presently conducted, except to the extent the failure to own or hold such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each item of Intellectual Property owned or used by the Company or any of its Subsidiaries immediately prior to the Closing that is material to the conduct of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice is owned or available for use or will be owned or available for use on substantially similar terms and conditions in all material respects immediately subsequent to the Closing.

(e) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any material Intellectual Property owned by the Company or its Subsidiaries, including by taking commercially reasonable measures necessary to protect the confidentiality of all trade secrets that are owned, used or held by them.

4.20 Related Person Transactions. Except as set forth in the Company’s last Form 10-K filed with the SEC prior to the date of this Agreement, from January 1, 2010 through the date hereof, no event has occurred that would be required to be reported by Company pursuant to Item 404 of SEC Regulation S-K.

4.21 Controls and Procedures; Nasdaq Compliance.

(a) Company has (i) established and, since January 1, 2010, has maintained a system of “internal control over financial reporting” (as defined in Rule 13a-15(f)) under the Exchange Act) and “disclosure controls and procedures” (as defined in Rule 13a-15(e)) and (ii) has disclosed, based on its most recent evaluation before the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (A) any significant deficiencies and material weaknesses of which Company has Knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b) Company is in material compliance with the applicable listing and governance rules of the Nasdaq.

(c) To the Knowledge of the Company, Marcum LLP, which has expressed its opinion with respect to the audited financial statements contained in the Company SEC Documents, is and has been “independent” (under applicable rules then in effect) with respect to the Company and each Subsidiary of the Company within the meaning of Regulation S-X of the Exchange Act since the appointment of Marcum LLP in that capacity.

(d) Since March 31, 2011, Company has not received any oral or written notification of any “significant deficiency” or “material weakness”, each term as defined in Rule 12b-2 of the Exchange Act, in Company’s internal controls over financial reporting.

4.22 Takeover Provisions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Company is a party or by which it or, to Company’s Knowledge, its stockholders are otherwise bound, that at the Effective Time will be applicable to the Transactions. The Company and the Company Board have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover Laws of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the Company Charter Documents, is, or at the Effective Time will be, applicable to the this Agreement or the Transactions.

4.23 Opinion of Financial Advisor. Company has received the opinion of the Company Financial Advisor, dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company Shareholders is fair to such holders from a financial point of view. Company has received the consent of Company Financial Advisor to include such written opinion in the Joint Proxy Statement.

4.24 No Other Parent and Merger Sub Representations or Warranties. Except for the representations and warranties set forth in ARTICLE 3, Company hereby acknowledges that neither Parent, Merger Sub nor any of Parent’s Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or any of Parent’s Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Company. Neither Parent, Merger Sub nor any of Parent’s Subsidiaries, nor any of their respective shareholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, will have or be subject to any liability or indemnification obligation to Company resulting from the delivery, dissemination or any other distribution to Company or its Representatives, or the use by Company or its Representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Company or its Representatives in anticipation or contemplation of any of the Transactions.

4.25 No Additional Representations. Except for the representations and warranties made by Company in this ARTICLE 4, neither Company nor any other Person makes any other express or implied representation or warranty with respect to Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

ARTICLE 5—COVENANTS AND AGREEMENTS

5.1 Conduct of Business.

(a) Except (i) as permitted or contemplated by this Agreement or the Company Disclosure Schedule, (ii) as required by applicable Law and (iii) as may be agreed in writing by Parent, which consent shall not unreasonably be conditioned, delayed or withheld, during the period from the date of this Agreement until the earlier of the Termination Date or the Closing Date, Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practice, (y) to the extent consistent therewith, use commercially reasonable efforts to preserve its current relationships with its material customers, vendors, suppliers and other Persons with which they have business relationships and (z) pay their trade payables in the ordinary course of business. In addition, and without limiting the generality of the foregoing, except (A) as permitted or contemplated by this Agreement or Section 5.1(a) of the Company Disclosure Schedule and (B) as required by applicable Law, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably conditioned, delayed or withheld:

(i) take any action that, had it occurred prior to the date of this Agreement would have violated Section 4.7 or been disclosed on Section 4.7 of the Company Disclosure Schedule;

(ii) acquire or agree to be acquired by merging or consolidating with, or by purchasing a substantial portion of the assets or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets of any Person outside the ordinary course of business in accordance with past practice, except as part of a transaction permitted by Section 5.3;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any stock appreciation, “phantom” stock, profit participation or dividend equivalent rights or similar rights with respect to Company or any Subsidiary, other than in each case (I) the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants, in each case outstanding as of the date of this Agreement and in accordance with their terms as of the date of this Agreement, (II) the sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options if necessary to effectuate an optionee direction upon exercise for withholding of Taxes or (III) the acquisition of Company Common Stock from a holder of a Company Stock Option in satisfaction of the payment of the exercise price of Company Stock Options or withholding obligations with respect to the exercise thereof;

(iv) amend the Company Charter Documents or other comparable charter or organizational documents of any of its Subsidiaries except as may be required by Law or the rules and regulations of the SEC or Nasdaq;

(v)(A) grant to any current or former director, officer, employee or consultant of Company or any of its Subsidiaries any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation except for normal increases in cash compensation in the ordinary course of business consistent with past practice or to the extent required under Company Benefit Plans in effect as of the date of this Agreement, (B) grant to any such Person any increase in severance, change in control or termination compensation or benefits, except to the extent required under any Company Benefit Plans in effect as of the date of this Agreement, or (C) adopt, enter into, terminate, amend, accelerate or waive rights to or under any Company Benefit Plan;

(vi) enter into new lines of business outside of their existing business and reasonable extensions of their existing business;

(vii) except for transactions among the Company and its Subsidiaries or among its Subsidiaries, (A) incur any Company Indebtedness, except for short-term borrowings that are not pursuant to the Company Credit Facility (unless Parent is not current with the payments due pursuant to Section 5.11 and Exhibit A, in which case borrowings under the Company Credit Facility are permitted as long as such borrowings are not in excess of the amount still due and owing by Parent to Company pursuant to Section 5.11 and Exhibit A) in an aggregate amount not in excess of $1,000,000 incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, whether by purchase of stock or securities, contributions to capital or property transfers;

(viii) enter into any material Contract to the extent consummation of the Transactions or compliance by the Company with the provisions of this Agreement would conflict with, or result in a material violation or material breach of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, under any provision of such material Contract;

(ix) except in the ordinary course of business consistent with past practice and to the extent not prohibited by other provisions of this Section 5.1(a), enter into, terminate, renew, extend, amend or modify in any material respect, any Company Material Contract;

(x) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xi) increase the size of the Company Board; or

(xii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Except (i) as permitted or contemplated by this Agreement, the Parent Disclosure Schedule, the Financing Letter and the Related Person Investment Commitment, (ii) as required by applicable Law and (iii) as may be agreed in writing by Company, which consent shall not unreasonably be conditioned, delayed or withheld, during the period from the date of this Agreement until the earlier of the Termination Date or the Closing Date, Parent shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practice, and (y) to the extent consistent therewith, use commercially reasonable efforts to preserve its current relationships with its material customers, vendors, suppliers and other Persons with which they have business relationships. In addition, and without limiting the generality of the foregoing, except (A) as permitted or contemplated by this Agreement or the Parent Disclosure Schedule and (B) as required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Company, which consent shall not be unreasonably conditioned, delayed or withheld:

(i) take any action that, had it occurred prior to the date of this Agreement would have violated Section 3.8 or been disclosed on Section 3.8 of the Parent Disclosure Schedule;

(ii) acquire or agree to be acquired by merging or consolidating with, or by purchasing a substantial portion of the assets or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets of any Person outside the ordinary course of business in accordance with past practice;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Parent Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Parent Debt, voting securities or convertible or exchangeable securities or (D) any stock appreciation, “phantom” stock, profit participation or dividend equivalent rights or similar rights with respect to Parent or any Subsidiary, other than in each case (I) the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding as of the date of this Agreement and in accordance with their terms as of the date of this Agreement, (II) the sale of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options if necessary to effectuate an optionee direction upon exercise for withholding of Taxes or (III) the acquisition of Parent Common Stock from a holder of a Parent Stock Option in satisfaction of withholding obligations in payment of the exercise price of Parent Stock Options or withholding obligations with respect to the exercise thereof;

(iv) amend the Parent Charter Documents or other comparable charter or organizational documents of any of its Subsidiaries except as may be required by this Agreement, Law or the rules and regulations of the SEC or Nasdaq;

(v) enter into new lines of business outside of their existing business and reasonable extensions of their existing business;

(vi) except for transactions among the Parent and its Subsidiaries or among its Subsidiaries, (A) incur any Parent Indebtedness, except (1) borrowings in an amount not in excess of 1,000,000 in the aggregate or (2) advances under the Parent Credit Agreement, in each case only to the extent that such Parent Indebtedness does not negatively impact the ability of Parent to comply with the requirements and conditions precedent of the Financing Letter and Parent Credit Agreement to fund the Transaction, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, whether by purchase of stock or securities, contributions to capital or property transfers, other than advances to suppliers in the ordinary course of business;

(vii) enter into any material Contract to the extent consummation of the Transactions or compliance by the Parent with the provisions of this Agreement would conflict with, or result in a material violation or material breach of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, under any provision of such material Contract;

(viii) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering Parent, its Subsidiaries and their respective properties, assets and businesses; or

(ix) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) During the period from the date of this Agreement until the earlier of the Termination Date or the Closing Date, each party shall give the other party notice of any effect, event or change that would reasonably be expected to have a Material Adverse Effect on the notifying party.

5.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement and subject to the provisions of Sections 5.3 and 5.12 below, Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to (a) promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws, to cause the conditions to Closing to be satisfied and to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (except that the Certificate of Merger shall be filed contemporaneously with the Closing), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third Person necessary, proper or advisable to consummate the Transactions and (b) take all reasonable actions necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and, if any state takeover statute or similar Law becomes applicable to Company or any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Law on the Transactions.

5.3 Solicitation; Change in Recommendation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, during the period commencing with the execution of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 30th day after the date of execution of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective Affiliates, officers, directors, agents and representatives (“Representatives”) shall have the right, directly or indirectly, (i) to initiate, solicit and/or encourage the submission of one or more Acquisition Proposals from one or more Persons, including by furnishing to any Person and/or its Affiliates, officers, directors, agents or Representatives any non-public information relating to the Company and/or its Subsidiaries or by affording to any Person and/or its Affiliates, officers, directors, agents or Representatives access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its Subsidiaries (each, a “Solicited Person”) (all pursuant to an Acceptable Confidentiality Agreement and provided that the Company shall promptly make available to the Parent any material non-public information concerning the Company and/or its Subsidiaries that is provided to any Person given such access which was not previously made available to the Parent or its officers, directors or Representatives), (ii) to continue, enter into, participate in and/or engage in any discussions or negotiations with one or more Persons and/or their Affiliates, officers, directors, agents or Representatives with respect to one or more Acquisition Proposals or any other proposals that could lead to an Acquisition Proposal, and (iii) to the extent not otherwise prohibited by this Agreement, to otherwise cooperate with, assist or take any action to facilitate any Acquisition Proposals or any other proposals that could lead to any Acquisition Proposals.

(b) Except as permitted by Sections 5.3(c) and (e) below, the Company shall, shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause each of its Representatives to, (i) beginning on the No-Shop Period Start Date, cease and cause to be terminated any discussions or negotiations with any Person (other than Excluded Parties, as defined below) that would otherwise be prohibited by this Section 5.3(b) and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, (A) not solicit or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (B) not participate in any way in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, and (C) not enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Notwithstanding the foregoing, Company, its Subsidiaries and its Representatives may take and continue to take any of the actions described in Section 5.3(a) from and after the No-Shop Period Start Date with respect to any Solicited Person that, prior to the No-Shop Period Start Date, has made a bona fide Acquisition Proposal that the Company Board and the Independent Committee determine in good faith (after consultation with Company’s outside financial and legal advisors) constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”). Notwithstanding anything contained in this Section 5.3(b) to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires, or the Company Board and the Independent Committee determine in good faith (after consultation with Company’s outside financial and legal advisors) that such Acquisition Proposal ceases to constitute, or ceases to be reasonably likely to lead to, a Superior Proposal. Company hereby represents that as of the date of this Agreement neither it nor any of its Subsidiaries is engaged in discussions or negotiations with any Person other than Parent with respect to any Acquisition Proposal.

(c) Notwithstanding Section 5.3(b), the Company Board and the Independent Committee, in the exercise of their fiduciary duties, as determined in good faith by the Company Board and Independent Committee, may (i) furnish information (including, without limitation, confidential information) concerning Company to a third Person who makes an unsolicited request for such information for the purpose of making an Acquisition Proposal, and (ii) engage in discussions or negotiations with a third Person who submits in writing an interest in making an Acquisition Proposal that the Company Board and Independent Committee determine in good faith (after consultation with Company’s outside financial and legal advisors) constitutes or would reasonably be expected to result in a Superior Proposal.

(d) Except as provided by Section 5.3(e), at any time after the execution of this Agreement, the Company Board shall not (i) resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Company Recommendation in a manner adverse to the Parent and/or Merger Sub (a “Change of Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement).

(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Shareholder Approval, (i) the Company Board may make a Change of Recommendation or enter into an Alternative Acquisition Agreement, as applicable, if the Company Board with respect to an Acquisition Proposal has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (A) there is a reasonable probability that the failure to do so would cause the Company Board to violate its fiduciary duties to the Company Shareholders under applicable Law and (B) such Acquisition Proposal constitutes a Superior Proposal or (ii) if an event, fact, circumstance, development or occurrence that affects, or would reasonably be expected to affect, the business, assets, operations or results of operations of the Company or its Subsidiaries and that has not occurred or is unknown to the Company Board as of the date of this Agreement (an “Intervening Event”) occurs or becomes known to the Company Board, the Company Board may effect a Change of Recommendation; provided that the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that there is a reasonable probability that the failure to do so would cause the Company Board to violate its fiduciary duties to the Company Shareholders under applicable Law, provided that (W) Company shall have provided prior written notice to Parent at least three (3) days in advance (the “Notice Period”) of its intention to take such action and provided the reasons for the Change of Recommendation described in either (i) or (ii) and, if related to a Superior Proposal, the material terms and conditions of any such Superior Proposal (including the identity of the person making the Superior Proposal and the ultimate beneficial owner or owners and controlling persons thereof, to the extent such information is reasonably available to Company), (X) in the case of a Superior Proposal, prior to effecting such Change of Recommendation, or, approving or recommending such Superior Proposal or terminating this Agreement to enter into an Alternative Acquisition Agreement, Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent and its Representatives in good faith (to the extent that Parent desires to negotiate) to enable Parent to propose in writing a binding offer to effect revisions to the terms and conditions of this Agreement, the Financing Letter, the Related Person Investment Commitment, the Letter Amendment and the Licensor Warrant Amendment, as would alleviate the need for a Change of Recommendation, or such approval, recommendation or termination, (Y) in the case of a Superior Proposal, the Company Board shall have considered in good faith any changes to this Agreement, the Financing Letter, the Related Person Investment Commitment, the Letter Amendment or the Licensor Warrant Amendment offered in writing by Parent and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect and (Z) in the case of a Superior Proposal, prior to effecting such Change of Recommendation or entering into an Alternative Acquisition Agreement, Company shall have terminated this Agreement and paid to Parent any Termination Fee payable with respect to such termination in accordance with the terms hereof. Any material amendment to the material terms of such Superior Proposal shall require a new notice and Notice Period, and Company shall be required to comply again with the requirements of these subclauses (W) through (Z).

(f) Company agrees that it will keep the Parent reasonably informed regarding the matters contemplated by this Section 5.3 (including any Acquisition Proposals). Without limiting the generality of the foregoing, (i) Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by Company or its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Company’s intentions as previously notified and (ii) following the No-Shop Period Start Date, Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify the Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Company or any of its Representatives indicating, in connection with such notice, the identity of the person or group of Persons and the status of any such discussions or negotiations, including any change in Company’s intentions as previously notified, in each case pursuant to an Acceptable Confidentiality Agreement.

(g) Other than with respect to the Financing Letter, the Letter Amendment, the Licensor Warrant Amendment or the Related Person Investment Commitment or as contemplated by this Agreement, neither Parent nor Merger Sub, nor any of their respective Affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any Person, or have any discussions or other communications with any other person, in any such case with respect to any Acquisition Proposal involving Company.

(h) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit Company, Company Board or any committee thereof from (i) taking and disclosing to Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) complying with its disclosure obligations under applicable Law, it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information to the Company Shareholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed a modification of the Company Board’s approval or recommendation of the Merger and this Agreement.

(i) For purposes of this Agreement:

(i) An “Acquisition Proposal” shall mean any proposal or offer, including any proposal or offer from or to the Company Shareholders, made by any Person or “group” (as defined under Rule 13(d) of the Exchange Act) other than Parent, whether in a single transaction or series of related transactions, and whether directly or indirectly, for (i) a merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar transaction involving Company and/or any Subsidiary or Subsidiaries of the Company whose business or businesses constitute twenty-five percent (25%) or more of the assets, revenues or earnings of Company and its Subsidiaries, taken as a whole, (ii) an acquisition of assets of Company and/or its Subsidiaries equal to twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or to which twenty-five percent (25%) or more of Company’s revenues or earnings on a consolidated basis are attributable (iii) an acquisition of 25% or more of the outstanding Company Common Stock, or (iv) a tender offer or exchange offer that, if consummated, would result in any person or “group” (as defined under Rule 13(d) of the Exchange Act) beneficially owning 25% or more of the outstanding Company Common Stock.

(ii) “Superior Proposal” shall mean any bona fide Acquisition Proposal (except that all references to “25%” in the definition of “Acquisition Proposal” shall be replaced with 50%) made by any Person (other than a party to this Agreement) that the Company Board and Independent Committee determine in good faith (after consultation with their financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to this Agreement and/or the Related Person Investment that the Parent and Merger Sub propose to make in accordance with Section 5.3(e)(ii)), (A) is on terms that are more favorable to the Company Shareholders from a financial point of view than the Transactions contemplated by this Agreement and (B) is capable of being consummated within a reasonable period of time.

(iii) “Acceptable Confidentiality Agreement” shall mean a confidentiality that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict a person from communicating an Acquisition Proposal to the Company Board or any duly constituted and authorized committee thereof).

5.4 Acquisition Advances and Related Persons Investment Arrangements.

(a) Parent will use its best efforts to obtain the Acquisition Advances on the terms and conditions described in the Financing Letter, including using its best efforts (i) to satisfy (or obtain the waiver of) all conditions on a timely basis to obtaining the Acquisition Advances applicable to Parent set forth in such definitive agreements and the Parent Credit Agreement that are within its control, (ii) to comply in all material respects with its obligations under the Financing Letter and the Parent Credit Agreement relating to the Acquisition Advances (or obtain the waiver thereof) and (iii) to enforce its rights under the Financing Letter and the Parent Credit Agreement relating to the Acquisition Advances. Parent shall give Company prompt notice upon becoming aware of any material breach of the Financing Letter by a party to the Financing Letter or any termination of the Financing Letter or any breach or default under the Parent Credit Agreement that would reasonably be expected to prevent Parent from obtaining the Acquisition Advances. Parent shall keep Company informed promptly and in reasonable detail of the status of its efforts to arrange the Acquisition Advances and provide to Company copies of the definitive documents related to the Acquisition Advances and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Letter if such amendment, modification or waiver (A) reduces the aggregate amount of Acquisition Advances, (B) adversely amends or expands the conditions to the drawdown of the Acquisition Advances in any respect that could make the conditions less likely to be satisfied by the Outside Date, (C) can reasonably be expected to delay the Closing or the date on which the Acquisition Advances would be obtained or (D) is otherwise adverse to the interests of Company in any other respect except with the prior written consent of Company (which shall not be unreasonably withheld, delayed or conditioned). In the event that all conditions in the Financing Letter and the Parent Credit Agreement to the Acquisition Advances have been satisfied or, upon funding, will be satisfied, Parent shall use its best efforts to cause the Lenders to fund on the Closing Date the Acquisition Advances required to consummate the Transactions.

(b) Parent will use its best efforts to obtain the Related Persons Investment on the terms and conditions described in the Related Persons Investment Commitment, including using its best efforts (i) to comply in all material respects with its obligations under the Related Persons Investment Commitment (or obtain the waiver thereof) and (ii) to enforce its rights under the Related Persons Investment Commitment. Parent shall give Company prompt notice upon becoming aware of any material breach of the Related Persons Investment Commitment by a party to the Related Persons Investment Commitment or any termination of the Related Persons Investment Commitment. Parent shall keep Company informed promptly and in reasonable detail of the status of its efforts to arrange the Related Persons Investment and provide to Company copies of the definitive documents related to the Related Persons Investment and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Related Persons Investment Commitment if such amendment, modification or waiver (A) reduces the aggregate amount of the Related Persons Investment, (B) can reasonably be expected to delay the Closing or the date on which Related Persons Investment would be made or (C) is otherwise adverse to the interests of Company in any other respect except with the prior written consent of Company (which shall not be unreasonably withheld, delayed or conditioned). Parent shall use its best efforts to cause the Related Persons to fund the Related Persons Investment prior to or on the Closing Date to consummate the Transactions.

(c) In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Acquisition Advances or the Related Persons Investment (collectively, the “Financing”) unlikely to occur in the manner or from the sources contemplated, Parent shall immediately notify Company, and Parent shall use its best efforts to arrange any such portion (other than amounts that are replaced by Parent’s cash on hand) from alternative sources (such portion from alternate sources, the “Alternate Financing”) on terms and conditions, taken as a whole, no less favorable to Parent.

(d) Prior to the Closing, Company shall provide, and shall use its best efforts to cause its officers and employees to provide, on a timely basis, all reasonable cooperation requested by Parent and that is customary in connection with the arrangement of the Financing or any Alternate Financing to be incurred in connection with the Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including using its commercially reasonable efforts to (i) facilitate the provision of Company guarantees and pledges of collateral (effective as of the Closing), (ii) provide financial and other pertinent information regarding Company as may be reasonably requested in writing by Parent in order to consummate the Financing, (iii) provide information with respect to the properties and assets of Company as may be reasonably requested by Parent, (iv) participate in a reasonable number of informational meetings and road show meetings in connection with the Financing and (v) assist Parent and its financing sources in the preparation of all agreements (including review of schedules for completeness), offering documents, an offering memorandum and other marketing materials for the Financing or any such Alternate Financing, it being understood and agreed that information and documents provided by Company may be delivered to agents and lenders under the Financing Letter and their Representatives (subject to customary arrangements for confidentiality that are acceptable to Company). No certificate, document or instrument referred to above shall be effective until the Closing Date, and Company shall not be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing Date.

(e) Parent shall promptly reimburse Company for all out-of-pocket costs (including attorneys’ fees) incurred by Company in connection with the cooperation contemplated by this Section 5.4 and shall indemnify and hold harmless Company and its respective directors, officers, employees and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.

(f) For purposes of this Section 5.4, the term “Financing” shall also be deemed to include any Alternate Financing and the term “Financing Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternate Financing.

5.5 Licensor Warrants.

(a) Letter Amendment. Concurrently with the execution of this Agreement, Company, Rene Garcia and Artistic Brands Development, LLC (f/k/a Iconic Fragrances, LLC) (“Licensor”) will execute an amendment (the “Letter Amendment”) to the Agreement dated April 3, 2009 by and between the Company and Licensor and the Letter Agreement dated April 3, 2009 by and between the Company, Rene Garcia and Licensor, among other matters, setting forth certain provisions of the Parent Warrants and waiving certain payments due in connection with the Merger and the Transactions in the form agreed upon by Company, Parent, Rene Garcia and Licensor.

(b) Licensor Warrant Amendment. Concurrently with the execution of this Agreement, the Company and the holders of the outstanding Licensor Warrants exercisable for a majority or greater of the common stock issuable under such Licensor Warrants (the “Required Holders”), will execute an amendment to all of the outstanding Licensor Warrants (the “Licensor Warrant Amendment”), among other matters, to govern treatment of the Licensor Warrants in connection with the Merger and the Transactions in the form agreed upon by Company, Parent and the Required Holders.

(c) Letter Agreement. Concurrently with execution of this Agreement, Company, Rene Garcia, Parent and Licensor will enter into a letter agreement, among other matters, to govern the conduct of Licensor from the date of this Agreement to the earlier of Closing or termination of this Agreement as it relates to the Company’s rights and obligations under Section 5.3 of this Agreement and to provide for the issuance of 300,000 shares of Parent Common Stock (subject to adjustment as contemplated by such letter agreement) following the Effective Time.

5.6 Public Announcements. The initial press release with respect to the execution of this Agreement shall be the joint press release reasonably agreed upon by Company and Parent. Each of the Company and the Parent shall also file a Current Report on Form 8-K reporting the entering into of this Agreement and filing a copy of this Agreement and such joint press release as exhibits thereto. Thereafter, and subject to the provisions of Section 5.3, unless and until an Change of Recommendation has occurred in accordance with Section 5.3(e), so long as this Agreement is in effect, neither Company nor Parent shall, without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions, except for any such press release or public announcement as may be required by Law, by Nasdaq rules, or by applicable fiduciary duties as determined in the good faith judgment of the party proposing to make such release or announcement, provided that no such release or announcement shall be made before reasonable (in the circumstances) advance notice of the same has been given to the other party, or by request of any Governmental Entity.

5.7 Access. Upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Company and Parent shall, and shall cause each of their Subsidiaries to, afford to the officers, employees and other Representatives of the other, during the period prior to the Effective Time, reasonable access to its properties, books, contracts, commitments and records, and to its officers, employees and other Representatives during normal business hours and, during such period, Company and Parent shall, and shall cause their Subsidiaries to, make available to the other all other information concerning its business, properties and personnel as Parent or Company may reasonably request. Each party shall conduct any such activities in such a manner as not to interfere unreasonably with the business and operations of the other, and neither party shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would violate applicable Law or an obligation of confidentiality owing to a third party, waive protection of an attorney-client privilege, or expose it to risk of liability for disclosure. The information provided will be used solely in connection with the Transactions and shall be subject to the Confidentiality Agreement.

5.8 Notification of Certain Matters. Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

5.9 Director and Officer Indemnification.

(a) From and after the Effective Time and for a period of six (6) years thereafter, each of Parent and Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of Company or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out the fact that Indemnitee was an officer, director or employee of Company or any Subsidiary or acts or omissions by Indemnitee in such capacity or taken at the request of Company or any Subsidiary, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the Transactions), to the fullest extent permitted by Law and (ii) assume all obligations of Company and Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in Company Charter Documents and the organizational documents of Company Subsidiaries. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and upon the effective date of the Second Merger, the certificate of formation and limited liability company agreement of Merger Sub I, and its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers and managers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, Parent, from and after the Effective Time, shall and shall cause Surviving Corporation to, advance any expenses (including legal expenses) of any Indemnitee under this Section 5.9 as incurred to the fullest extent permitted by Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 5.9.

(b) The Surviving Corporation shall, for six years after the Effective Time, maintain in effect the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.9(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. The provisions of this Section 5.9 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 5.9 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement.

(c) The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under Company Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.9. This Section 5.9 shall survive the Effective Time.

5.10 Meetings with Business Partners. Following the date hereof, Company shall permit Parent and its Representatives accompanied by Company and its Representatives to meet with the material licensors, suppliers, distributors and customers of the Company and its Subsidiaries set forth on Section 5.10 of the Company Disclosure Schedule to discuss the continued relationship of such Persons with Parent and its Subsidiaries following the Closing Date. Such meetings will be held at such times as shall be reasonably acceptable to both Company and Parent and the subject and agenda of such meetings shall be reasonably acceptable to Company. Promptly following the date hereof, Parent and Company shall mutually agree upon a joint written announcement to such Persons regarding the Transactions.

5.11 Payment of Parent Payable to Company. Company and Parent have agreed as to the maximum balance of Parent payables due and owing to Company as of the end of each calendar month as set forth on Exhibit A attached hereto. The balance of Parent payables due and owing to Company as of any calendar month end shall be jointly determined by Company and Parent within one week after such month-end consistent with past practices. Following such joint determination of the Parent payables month end balance, if such balance shall have exceed the applicable maximum balance, Parent shall make a payment to Company equal to such excess within two (2) Business Days after such determination. If with respect to the most recent calendar month ending at least two weeks prior to the Closing Date, Parent fails to make such payment of an excess amount by the date, the Target shall be reduced by the amount of such unpaid amount.

5.12 Required Filings.

(a) Parent shall use its best efforts to file and obtain approval and effectiveness of any required listing applications with Nasdaq with respect to the shares of Parent Common Stock to be issued pursuant to the Merger and any federal or state forms, notices or other documents relating to the issuance of such securities required to be filed under applicable state or federal securities laws.

(b) Not later than ten (10) Business Days after the date hereof and pursuant to the applicable requirements of the HSR Act and the rules and regulations thereunder, Parent and Company shall cause to be filed with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) all requisite documents and notifications in connection with the Transactions. Parent and Company shall diligently and expeditiously take steps necessary to comply with the HSR Act; provided that nothing in this Agreement shall require Parent, Company or their Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement is conditioned upon the Closing. Each party shall use commercially reasonable efforts to (i) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC or the DOJ and (ii) to the extent permitted by the FTC or the DOJ, give the other party the opportunity to attend and participate in and consult with the other party in advance regarding any meeting with the FTC or DOJ regarding the filings and any inquiries related to the Transactions.

5.13 Tax-Free Reorganization.

(a) Unless any condition to the Second Merger as set forth in Section 5.15 is not satisfied, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Merger, taken together with the Second Merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, provided the Second Merger occurs, each of Parent, Merger Sub and the Company shall report the Merger, taken together with the Second Merger, as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent’s and the Company’s tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger and the Second Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent’s and the Company’s tax counsel and tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

5.14 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Second Merger. As soon as reasonably practicable after the Effective Time, and in any event within one year after the Effective Time, unless otherwise provided below in this Section 5.15, Parent shall cause the Second Merger to be effected by, among other things, adopting and causing the Surviving Corporation to adopt an agreement and plan of merger and reorganization pursuant to which the Surviving Corporation shall be merged with and into Merger Sub I, with Merger Sub I being the entity surviving the Second Merger as a wholly owned subsidiary of Parent. There shall be no conditions to the Second Merger, other than (a) the consummation of the Merger, (b) the absence of any legal prohibition on completing the Second Merger, (c) there not being an Inadequate Continuity of Interest and (d) the receipt by Parent and Company of a written opinion of Edwards Wildman Palmer LLP, counsel to Parent, and Squire, Sanders & Dempsey (US) LLP, counsel to the Company, respectively, in form and substance reasonably satisfactory to Parent and Company, respectively, to the effect that the Mergers, taken together, will constitute a “reorganization” within the meaning of Section 368 of the Code, and neither of such opinions shall have been withdrawn. Such opinions may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. If any of the foregoing conditions is not satisfied, the Second Merger shall not occur and the provisions of this Agreement pertaining to the Mergers qualifying as a “reorganization” within the meaning of Section 368 of the Code shall not apply.

5.16 Employee Matters.

(a) Following the Effective Time, Parent shall cause the Surviving Corporation to provide to employees of the Company and its Company Subsidiaries employed immediately prior to the Effective Time (and their dependents) (the “Company Employees”) and former employees of the Company and its Subsidiaries terminated prior to the Effective Time, the compensation and benefits required by applicable Law or pursuant to vested benefits under any Company Benefit Plan; provided, however, that nothing in this Agreement shall prohibit the Parent or the Surviving Corporation from terminating the employment of any Company Employee.

(b) For a period of at least twelve (12) months following the Effective Time, unless the Company Employees have been enrolled in or entitled to benefits under a comparable Buyer Plan and entitled to the benefits thereunder provided to similarly situated employees of Parent and its Subsidiaries, Parent shall, and shall cause the Surviving Corporation to, honor, in accordance with their respective terms (as in effect on the date of this Agreement), each Company Benefit Plan including with respect to any payments, benefits or rights arising as a result of the Transactions, without any amendment or modification, other than any amendment or modification required to comply with applicable Law. After such twelve (12) month period, Parent shall, and shall cause the Surviving Corporation, to enroll the Company Employees in and receive benefits under the Buyer Plans to the same extent as similarly situated employees of Parent and its Subsidiaries. Parent acknowledges and agrees that the consummation of the Offer will constitute a “Change in Control”, “Change of Control” or “Terminating Event” (as applicable) under the Company Benefit Plans.

(c) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of Parent’s Subsidiaries (including any vacation, paid time off and severance plans) in which Company Employees participate on or after the Effective Time (“Buyer Plans”), for all purposes, including determining eligibility to participate, level of benefits, benefit accruals (other than for purposes of benefit accrual under any defined benefit plan) and vesting (other than for purposes of any equity-based compensation), each Company Employee’s service with the Company or a Company Subsidiary (as well as service with any predecessor employer of the Company or the Company Subsidiary to the extent service with such predecessor employer is recognized by the Company or the Company Subsidiary) shall be treated as service with Parent or any of Parent’s Subsidiaries; provided that the foregoing shall not apply to the extent its application would result in a duplication of benefits with respect to the same period of service. In the event Parent, the Surviving Corporation, or any of Parent’s Subsidiaries terminates any or all of the Company Benefit Plans during the twelve (12) month period commencing on the Effective Time, each Company Employee shall participate in a Buyer Plan substantially comparable to the terminated Company Benefit Plan.

(d) Parent shall use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries (other than the Company Benefit Plans) in which the Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective

Time. Parent shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) For the twelve (12) month period following the Effective Time, Company Employees shall be eligible to receive severance benefits pursuant to the Company Severance Plan from Parent, the Surviving Corporation, or the applicable Parent Subsidiary.

(f) The provisions of this Section 5.16 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement. No provision in this Agreement shall modify or amend any Company Benefit Plan or Buyer Plan unless this Agreement explicitly states that the provision “amends” such Company Benefit Plan or Buyer Plan. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan or Buyer Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan or Buyer Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

5.17 Company Transaction Costs and Expenses. Exhibit B sets forth an itemized list, prepared in good faith, of Company’s expenses incurred through the date hereof, and the total amount of additional expenses that Company estimates, as of the date hereof, to be incurred by it in connection with the Transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Company’s financial advisors and outside counsel and accountants, which the Company shall use commercially reasonably efforts to update if, to the Company’s Knowledge, additional expenses will be incurred or, to the Company’s Knowledge, there were omitted expenses that should have appeared on Exhibit B.

5.18 Parent Vote. Immediately following the execution of this Agreement, Parent shall execute and deliver, in its capacity as sole shareholder of Merger Sub, a written consent adopting this Agreement.

5.19 Credit Facility Termination. Prior to the Effective Time, the Company shall obtain pay-off information for the Company Credit Facility so that, simultaneously with Closing, Parent and the Company shall terminate the Company Credit Facility and obtain the release of any and all Liens arising thereunder.

ARTICLE 6—CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a) The Company Shareholder Approval shall have been obtained;

(b) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger or the Transactions, which action shall have not been withdrawn or terminated;

(c) The shares of Parent Common Stock issuable pursuant to and in accordance with this Agreement shall have been approved for listing on Nasdaq, subject to issuance, and the Registration Statement related to such shares shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(d) No Law, injunction, judgment, order, decree, ruling or other action enacted, promulgated, issued, entered, amended, taken or enforced by any Governmental Entity (a “Restraint”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

6.2 Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in ARTICLE 3 (except for representations and warranties set forth in Sections 3.2 and 3.3) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent that any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect on Parent (provided that, for purposes of this Section 6.2(a)(i), any representation or warranty of Parent that is qualified by materiality (or words of similar import) or Material Adverse Effect on Parent shall be read as if such language were not present), and (ii) the representations and warranties set forth in Sections 3.2 and 3.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time; provided that with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period;

(b) Parent and Merger Sub shall have performed or complied in all material respects with all of their obligations and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing Date;

(c) Parent shall have delivered to Company a certificate executed on its behalf by its Chief Executive Offer or Chief Financial Officer to the effect that each of the conditions specified in Sections 6.2(a) and (b) is satisfied in all respects;

(d) Parent shall have deposited or caused to be deposited with the Exchange Agent at or prior to Closing certificates representing the shares of Parent Common Stock and cash in U.S. Dollars in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock;

(e) Since the date of this Agreement, there shall not have been any Event that, individually or in the aggregate, is having or would reasonably be expected to have a Material Adverse Effect on Parent;

(f) The Parent Shareholder Approval shall have been obtained; and

(g) The Parent’s Board of Directors shall have increased the number of the members of the Board of Directors to a sufficient number to add the Company Director Designees and shall have adopted resolutions appointing the Company Director Designees to the Parent’s Board of Directors effective as of the Effective Time.

6.3 Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The respective obligations of each of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a) (i) The representations and warranties of Company set forth in ARTICLE 4 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any inaccuracies in such representations and warranties, individually or in the aggregate, would not have a Material Adverse Effect on Company (provided that, for purposes of this Section 6.3(a)(i), any representation or warranty of Company that is qualified by materiality (or words of similar import) or Material Adverse Effect on Company shall be read as if such language were not present), and (ii) the representations and warranties set forth in Sections 4.2 and 4.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time; provided that with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period;

(b) Company shall have performed or complied in all material respects with all of its obligations and covenants required to be performed by Company under this Agreement at or prior to the Closing Date;

(c) Company shall have delivered to Parent a certificate executed on its behalf by its Chief Executive Offer or Chief Financial Officer to the effect that each of the conditions specified in Sections 6.3(a) and (b) is satisfied in all respects;

(d) Since the date of this Agreement, there shall not have been any Event that, individually or in the aggregate, is having or would reasonably be expected to have a Material Adverse Effect on Company;

(e) Holders of shares of Company Common Stock representing in excess of 7.5% of the outstanding shares of Company Common Stock shall not have exercised (or, if exercised, shall not have withdrawn such exercise by the close of business on the day after the day of the Company Shareholders Meeting) rights of dissent in connection with the Merger; and

(f) Company shall have delivered to Parent the Target Closing Certificate.

6.4 Frustration of Closing Conditions. Neither Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement pursuant to ARTICLE VII, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s failure to perform any covenant or obligation under or breach of any provision of this Agreement.

ARTICLE 7—TERMINATION.

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing, whether before or after Parent Shareholder Approval and Company Shareholder Approval thereof:

(a) By the mutual written consent of Company and Parent duly authorized by the Company Board and Parent Board.

(b) By either of Company or Parent:

(i) if any Restraint having the effects set forth in Section 6.1(d) shall be in effect and be final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to the party seeking termination unless such party has used its reasonable best efforts to remove such Restraint;

(ii) if the Merger shall not have been consummated by June 30, 2012 (the “Outside Date”); provided, however, that that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation, covenant or condition or whose willful breach of a provision under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such Outside Date; or

(iii) if the Company Shareholders fail to give the Company Shareholder Approval at the Company Shareholders Meeting, including any adjournment thereof.

(c) By Parent:

(i) if (A) the Company has failed to make the Company Recommendation in the Joint Proxy Statement or the Company Board or any other authorized committee thereof has effected a Change of Recommendation prior to the Company Shareholder Approval; (B) the Company Board or any other authorized committee thereof shall have adopted, approved, endorsed or recommended to the Company Shareholders an Acquisition Proposal; (C) a tender offer or exchange offer for outstanding shares of Company Common Stock that would, if consummated in accordance with its terms, constitute an Acquisition Proposal shall have been commenced (other than by the Parent or any of its Affiliates) and the Company Board or any other authorized committee thereof recommends that the Company Shareholders tender their shares in such tender or exchange offer or, within ten (10) business days after the public announcement of such tender or exchange offer or, if earlier, prior to the date of the Company Shareholders Meeting, the Company Board or any other authorized committee thereof fails to recommend against acceptance of such offer; (D) Company enters into an Alternative Acquisition Agreement; or (E) Company, the Company Board or any other authorized committee thereof shall have publicly announced its intention to do any of the foregoing; or

(ii) if Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, provided that if a breach or failure of a covenant causes the condition set forth in Section 6.3(b) to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within twenty (20) Business Days after Company receives from Parent written notice of such breach or failure.

(d) By Company:

(i) prior to receipt of the Company Shareholder Approval, if the Company Board shall have effected a Change of Recommendation; provided, that Company shall concurrently with a termination pursuant to this Section 7.1(d)(i) pay to the Parent or another Person designated in writing by the Parent the payments due pursuant to Section 8.2(a);

(ii) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 5.3(e); provided that the Company shall concurrently with a termination pursuant to this Section 7.1(d)(ii) pay to the Parent or another Person designated in writing by the Parent the payments due pursuant to Section 8.2(a);

(iii) if the Parent Shareholders fail to give the Parent Shareholder Approval at the Parent Shareholders Meeting, including any adjournment thereof;

(iv) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties (other than the representations and warranties contained in Section 3.6) or covenants (other than the covenant contained in Section 5.4) contained in this Agreement, provided that if a breach or failure of a covenant (other than the covenant contained in Section 5.4) causes the condition set forth in Section 6.2 (b) to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within twenty (20) Business Days after Parent receives from Company written notice of such breach or failure;

(v) if the conditions to Closing set forth in Sections 6.1 and 6.3 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing)and Parent does not (i) satisfy the conditions set forth in Section 6.2(d) within five Business Days after notice by Company to Parent that the conditions set forth in Sections 6.1 and 6.2 (except 6.2(d)) are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) and (ii) proceed immediately thereafter to give effect to a Closing; or

(vi) if Parent breaches or fails to perform in any material respect any of its representations or warranties contained in Section 3.6 or any of its covenants contained in Section 5.4, provided that if a breach or failure of a covenant causes the condition set forth in Section 6.2(b) to not be satisfied and is reasonably susceptible to cure, and cannot be or has not been cured within twenty (20) Business Days after Parent receives from Company written notice of such breach or failure.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or Company or their respective directors, officers and Affiliates, except pursuant to the Confidentiality Agreement dated as of September 7, 2011 between Company and Parent (the “Confidentiality Agreement”) by Company and Parent (subject to its terms), and Sections 3.16, 4.15, the last sentence of Section 5.7 and 7.2, and ARTICLES 8 and 9, all of which shall survive termination of this Agreement for any reason) except for liability for fraud or any willful breach of this Agreement.

ARTICLE 8—FEES AND EXPENSES.

8.1 Transaction Costs. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, except as provided in this ARTICLE 8. For the avoidance of doubt, (i) Company and Parent will each bear and pay one half of the costs and expenses incurred in connection with the printing and mailing of the Joint Proxy Statement and (ii) Parent will bear and pay all of the SEC filing fees in respect of the Registration Statement and the Joint Proxy Statement and all of the fees of the proxy solicitor (which shall be retained by Company in consultation with Parent) in connection with the solicitation of proxies from the Company Shareholders and Parent Shareholders, and (iii) Parent will bear and pay any filing fees in respect of the filings made pursuant to the HSR Act.

8.2 Termination Fees.

(a) If, prior to the No-Shop Period Start Date, this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or by Company pursuant to Sections 7.1(d)(i) or (ii), Company shall pay to Parent the greater of 50% of the Termination Fee or its Out-of-Pocket Expenses. If this Agreement is terminated by Parent or Company in accordance with such referenced Sections after the No-Shop Period Date, Company shall pay to Parent the Termination Fee.

(b) If this Agreement is terminated by Company pursuant to Section 7.1(d)(iii), (v) or (vi), Parent shall pay to Company the Parent Termination Fee plus Company’s Out-of-Pocket Expenses.

(c) For purposes of this Agreement:

(i) “Out-of-Pocket Expenses” means, with respect to Parent and Merger Sub, on the one hand, and the Company, on the other hand, all out-of-pocket expenses and fees (including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) of such party arising out of, in connection with or related to the Merger or the other transactions contemplated by this Agreement, up to a maximum of $2,000,000 in the aggregate.

(ii) “Parent Termination Fee” means $4,000,000.

(iii) “Termination Fee” means $4,000,000.

8.3 Payment of Fees and Expenses. Any payment required pursuant to Sections 8.2 shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to the account designated by the party set forth in Section 8.3 of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable. The payment of the Termination Fee, the Parent Termination Fee and/or Out-of-Pocket Expenses shall be considered liquidated damages for any breach by the paying party of this Agreement (other than damages for fraud or willful breach), and in the event of such payments, the paying party shall have no further liability for any breach by it of the representations, warranties, covenants or agreements set forth in this Agreement (other than liability for fraud or willful breach), and the party receiving the payment shall not seek to recover any other money damages or seek any other remedy, other than with respect to fraud or willful breach. Each party acknowledges that the agreements contained in this ARTICLE 8 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to such sections, and, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in such sections, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts due in accordance with this ARTICLE 8 from the date payment was due at 8% per annum.

ARTICLE 9—MISCELLANEOUS.

9.1 No Survival of Representations and Warranties; etc. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by the Company Shareholders, by written agreement of the parties hereto, and by action taken by the Parent Board and Company Board; provided, however, that following the Company Shareholder Approval or Parent Shareholder Approval there shall be no amendment or change to the provisions hereof which by Law would require shareholder approval without such approval.

9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

9.5 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto. Signatures sent by fax or pdf shall be deemed originals.

9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Confidentiality Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof. Except for Section 5.9 (which is intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

9.7 Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would require the application of the Laws of another jurisdiction.

(b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that subject to Section 8.3, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Eastern District of New York or in New York Supreme Court sitting in Suffolk County, New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) For purposes of this Section 9.7, or enforcing Section 9.12 or an award of the arbitrator(s) pursuant thereto, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of New York or in New York Supreme Court sitting in Suffolk County, New York in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any defense of forum non conveniens, and (iv) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or State court sitting in the State of New York. The parties to this Agreement further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each party hereby consents to service being made through the notice procedures provided for in Section 9.8 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses provided for in Section 9.8 shall be effective service of process for any suit or proceeding in connection with this Agreement, the Merger, or any of the other Transactions.

(d) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) for the next Business Day delivery, or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to Company, to:

Parlux Fragrances, Inc.

5900 N. Andrews Avenue

Suite 500

Fort Lauderdale, FL 33309

Attention: Chief Executive Officer.

with a copy to:

Squire, Sanders & Dempsey (US) LLP

200 South Biscayne Blvd.

Suite 4100

Miami, FL 33131

Attention: Alvin B. Davis

If to Parent or Merger Sub, to:

Perfumania Holdings, Inc.

35 Sawgrass Drive

Suite 2

Bellport, NY 11713

Attn: Michael W. Katz

with copies to:

Edwards Wildman Palmer LLP

750 Lexington Avenue

New York, NY 10022

Attention: Patricia L. Kantor, Esq.

Facsimile No.: (212) 308-4844

and

Special Committee of the Board of Directors of Parent

c/o Perfumania Holdings, Inc.

35 Sawgrass Drive

Suite 2

Bellport, NY 11713

Attn: Paul Garfinkle

with copies to:

Carlton Fields P.A.

Miami Tower

100 S.E. Second Street, Suite 4200

Miami, Florida 33131-2113

Attention: Seth Joseph, Esq.

Facsimile No.: (305) 530-0055

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the Business Day such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the first Business Day after which such notice is sent; (iii) on the first Business Day following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service for next Business Day delivery; or (iv) the fifth Business Day following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

9.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. If the parties are unable to reach an agreement as to such modification, a court shall have the power to so modify such provision.

9.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

9.11 Definitions; Construction. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Stockholders” shall mean Rene Garcia and certain estate planning trusts established by him, Glenn Nussdorf, Ruth Nussdorf and executive officers and directors of Company who own stock in the Company, as stockholders of Company, and Glenn Nussdorf, Stephen Nussdorf and Arlene Nussdorf and certain estate planning trusts established by them, as stockholders of Parent.

“Available Stock Election Amount” shall mean (a) the Maximum Stock Consideration minus (b) the product of (i) the sum of number of Mixed Consideration Election Shares and the number of Non-Election Shares and (ii) the Mixed Election Stock Exchange Ratio.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the States of New York or Florida are authorized or required by Law to be closed.

“Cause” means any act of fraud or intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Surviving Corporation or any Affiliate, or willful misconduct or gross negligence.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

“Company Balance Sheet Date” shall mean September 30, 2011.

“Company Credit Facility” shall mean the Credit Agreement dated as of June 25, 2010 among Company and certain of its Subsidiaries, General Electric Capital Corporation, as Administrative Agent and Lender, and certain other Lenders signatory thereto, as amended by a First Amendment to Credit Agreement dated as of April 15, 2011 among such Persons.

“Company Financial Statements” shall mean the unaudited Condensed Consolidated Financial Statements and notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

“Company Indebtedness” shall mean (i) all indebtedness of Company and its Subsidiaries for borrowed money, (ii) all obligations of Company and its Subsidiaries for the deferred purchase price of property or assets, (iii) all obligations of Company and its Subsidiaries evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures, guarantees or other similar instruments and (iv) all capital leases, which, in the case of clauses (i) through (iv) above, shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith.

“Company Severance Plan” shall mean the Company Severance Plan adopted by the Compensation Committee of the Company on December 19, 2011.

“Environmental Laws” shall mean all federal, foreign, state and local Laws, statutes, codes, regulations, rules, ordinances, judgments, decisions and orders of any Governmental Entity (including consent decrees, administrative orders and self-implementing requirements) relating to human health, safety and protection of the environment, all as amended or reauthorized to the date hereof and through the Closing Date, including any law relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials into ambient air, surface water, groundwater or land.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean ..533333

“FBCA” means Florida Business Corporation Act.

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except as may be indicated in the notes to any applicable financial statements).

“Good Reason” means (i) a material reduction of the Company Employee’s overall cash compensation without such Company Employee’s consent, (excluding incentive compensation), (ii) a material reduction in the Company Employee’s title, position or scope of responsibility, or (iii) a relocation of more than 50 miles from Company Employee’s work location as of the Effective Time without such Company Employee’s consent, provided that Good Reason hereunder shall only be established after Company Employee provides Surviving Corporation (or an Affiliate of Surviving Corporation) with a specific written notice of the facts that Company Employee alleges constitute Good Reason and a 30 day opportunity to cure.

“Governmental Entity” shall mean any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality.

“Hazardous Materials” shall mean (a) any “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., as amended, to the date hereof and through the Closing Date, and regulations promulgated thereunder; (b) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended through the Closing Date, and regulations promulgated thereunder; (c) petroleum or petroleum products and all derivatives and constituents thereof; (d) polychlorinated biphenyls (PCBs); (e) asbestos and asbestos-containing materials; and (f) any other pollutant, contaminant, constituent or chemical regarding which liability is imposed under any Environmental Laws.

“Inadequate Continuity of Interest” shall exist with respect to the Second Merger, if (a) 40% of the sum of (i) the Value of Stock Consideration and (ii) the amount of Non-Stock Consideration exceeds (b) the product of (i) the number of shares of Parent Common Stock issued in the Merger in exchange for the Company Common Stock and (ii) the Testing Price (such product, the “Value of Stock Consideration”).

“Income Tax Return” means any Tax Return relating to any federal, state, local or foreign Tax measured by or imposed on net income.

“Independent Committee” means the committee of independent directors of the Board of Directors of Company that considered the proposed Merger and Transactions.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, whether United States or foreign, including all reissues, continuations, divisions, continuations in part and renewals and extensions thereof, (ii) internet domain names, trademarks and service marks whether United States or foreign, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including both source and object code), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Joint Proxy Statement” means a joint proxy statement of Parent and the Company relating to the Parent Shareholder Approval and Company Shareholder Approval, including any amendments or supplements thereto.

“Knowledge of Company” whether or not such term is used herein in initial capitalized form, when used in this agreement in the phrase “Knowledge of Company,” or similar phrases, means the actual knowledge of each of Frederick E. Purches, Raymond J. Balsys and Frank A. Buttacavoli.

“Knowledge of Parent” whether or not such term is used herein in initial capitalized form, when used in this agreement in the phrase “Knowledge of Parent,” or similar phrases, means the actual knowledge of each of Stephen Nussdorf, Michael Katz, Donna Dellomo and Donovan Chin.

“Lien” shall mean any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” shall mean, with respect to any Person, an effect, circumstance, event or change (each, an “Event”) which has a material adverse effect on the business, operations, assets, annual results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) any Event generally affecting the industry in which Company and Parent primarily operate, (iii) changes in applicable Law or changes in GAAP, (iv) any decline in the market price, or change in trading volume, of the capital stock of such Person or any failure to meet publicly announced revenue or earnings projections, (v) the execution of this Agreement or the announcement, pendency or consummation of the Transactions, (vi) the identity of Parent as the acquiror of the Company, (vii) compliance with the terms of, or the taking of any action required or contemplated by, this Agreement or action or inaction consented to or requested by Parent, and (viii) acts of war, sabotage, terror, earthquakes, tornados and other natural disasters.

“Maximum Cash Consideration” shall mean $61,895,288, subject to adjustment set forth in Section 2.7(b).

“Maximum Stock Consideration” shall mean 5,919,052 shares of Parent Stock, subject to (i) adjustment set forth in Section 2.7(b) and further subject to (ii) increase by the product of the Exchange Ratio and any increase in number of outstanding shares of Company Stock between the date of this Agreement and the Effective Time, provided that any such increase in outstanding shares shall occur in accordance with the provisions of this Agreement.

“Mixed Election Stock Exchange Ratio” shall mean .20, subject to adjustment in accordance with Section 2.7(b).

“Non-Stock Consideration” shall mean (A) any cash consideration paid pursuant to the Merger, and (B) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any Person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Company Common Stock in exchange for Company Common Stock in connection with the Merger (including the maximum amount of cash paid and expected by Parent and the Company to be paid on account of Appraisal Shares).

“Parent Indebtedness” shall mean (i) all indebtedness of Parent and its Subsidiaries for borrowed money, (ii) all obligations of Parent and its Subsidiaries for the deferred purchase price of property or assets, (iii) all obligations of Parent and its Subsidiaries evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures, guarantees or other similar instruments and (iv) all capital leases, which, in the case of clauses (i) through (iv) above, shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith.

“Parent Share Value” shall mean $12.00.

“Parent Special Committee” means the committee of the Board of Directors of Parent established to consider the proposed Merger and the Related Person Investment.

“Permit(s)” shall mean any approvals, consents, registrations, permits, licenses and other authorizations from any Governmental Entity.

“Permitted Encumbrance” means, to the extent incurred in the ordinary course of business and consistent with past practice, (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s and similar Liens incurred in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, and (iii) Liens incurred in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, and similar obligations.

“Per Share Cash Consideration” shall mean $6.40.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, or any other entity, including a Governmental Entity.

“Registered Intellectual Property” means patents, patent applications, registered copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks, registered domain names, and registered industrial designs that are material to the conduct of the business of Company and its Subsidiaries as currently conducted.

“Registration Statement” shall mean a registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to Section 2.7, including any amendments or supplements thereto.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment, including movement of any Hazardous Materials through or in the environment, and the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Materials, but excludes the normal application of lawn or garden chemicals such as pesticides, herbicides and fertilizers.

“Remedial Action” shall mean any investigation, abatement, containment, removal or remediation of any Release or threatened Release of Hazardous Materials conducted or required to be conducted pursuant to any Environmental Laws.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Stock Election Amount” shall mean the product of the number of Stock Election Shares and the Exchange Ratio.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity, the securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a non-corporate entity, 50% or more of the ownership interests) of which are, as of such date, owned by such party or one or more Subsidiaries of such Person.

“Tax(es)” shall mean all taxes, charges, fees, levies, penalties, or other assessments imposed by any foreign or United States federal, state, tribal or local Taxing Authority, including income, excise, property, sales, use, gross receipts, windfall profits, environmental (including taxes under Code Section 59A), employment, severance, stamp, capital stock, disability, real property, personal property, sales, use, unemployment, disability, registration, value added or add-on minimum, compensating, transfer, franchise, license, payroll, withholding, social security, estimated or other taxes (including any escheat or unclaimed property obligations), in each case including any interest, penalties, or additions attributable thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Return(s)” means any and all returns, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean the date this Agreement is terminated pursuant to Section 7.1.

“Testing Price” shall be the lowest of the following amounts, as reported on the Nasdaq: (A) the closing Parent Common Stock trading price on the Valuation Date, (B) the average between the high and low Parent Common Stock trading prices on the Valuation Date, and (C) the volume weighted average of the trading prices of all shares of Parent Common Stock traded on the Valuation Date.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Mergers, but excluding the Acquisition Advances and the Related Person Investment.

“Valuation Date” shall mean the applicable valuation date as counsel for the Company and the Parent mutually agree is appropriate under Treasury Regulation Section 1.368-1(e)(2) for purposes of testing the continuity of interest requirement under Treasury Regulation Section 1.368-1(e) with respect to Mergers.

The following terms are defined in the Sections of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	5.3(i)
Acquisition Advances	3.6(a)
Acquisition Proposal	5.3(i)
Adjustment Event	2.10
Affiliate	9.11
Agreement	Preamble
Alternate Financing	5.4(c)
Alternative Acquisition Agreement Appraisal Cash Adjustment	5.3(d) 2.7(b)
Appraisal Share	2.12
Available Stock Election Amount	9.11
Average Parent Price	9.11
Bankruptcy Exception	3.3(d)
Book Entry Shares	2.7(c)
Business Day Buyer Plans	9.11 5.16(b)
Cause	9.11
Certificate of Merger	2.3
Certificate	2.7(c)
Change of Recommendation	5.3(d)
Closing	2.2
Closing Date	2.2
Code	4.11(a)
Company	Preamble
Company Balance Sheet	9.11
Company Balance Sheet Date	9.11
Company Benefit Plan	4.11(a)
Company Board	Recitals
Company Capitalization Date	4.2(a)
Company Charter Documents	4.1(a)
Company Common Stock	2.7(a)
Company Credit Facility	9.11
Company Disclosure Schedule	4
Company Employees	5.16(a)
Company Financial Advisor	4.15
Company Financial Statements	9.11(a)
Company Indebtedness	9.11
Company Material Contracts	4.16(a)
Company Material Lease	4.18
Company Recommendation	1.1(b)
Company SEC Documents	4.5(a)
Company Severance Plan	9.11
Company Shareholders	Recitals
Company Shareholder Approval	1.1(b)
Company Shareholders Meeting	1.1(b)
Company Stock Option	4.2(a)
Company Stock Plans	4.2(a)
Company Warrants	4.2(a)
Confidentiality Agreement	7.2
Control	9.11

Controlled By	9.11
DGCL Difference	2.1 2.7(b)(i)
DOJ	5.12(b)
Effective Time	2.3
Election Deadline	2.7(c)
Election Form	2.7(c)
Election Form Record Date	2.7(c)
Environmental Claims	4.13(a)(i)
Environmental Laws	9.11
Environmental Liabilities	4.13(a)(ii)
ERISA	4.11(a)
ERISA Affiliate	4.11(a)
Excess Shares	2.7(a)
Exchange Act	9.11
Exchange Agent	2.9(a)
Exchange Fund	2.9(a)
Excluded Party	5.3(b)
Excluded Shares	2.7(e)
Financing	5.4(c)
Financing Letter	3.6(a)
FTC	5.12(b)
GAAP	9.11
Good Reason	9.11
Gopman Warrant Agreement	4.2(a)
Gopman Warrants	4.2(a)
Governmental Entity	9.11
Hazardous Materials	9.11
HSR Act	3.4(a)
Inadequate Continuity of Interest	9.11
Income Tax Return	9.11
Indemnitees	5.9(a)
Intellectual Property	9.11
Intervening Event	5.3(e)
IRS	4.11(c)
Joint Proxy Statement	9.11
Knowledge of Parent	9.11
Knowledge of Company	9.11
Laws	1.1
Lenders	3.6(a)
Letter Amendment	5.5(a)
Licensor	5.5(a)
Licensor Warrants	4.2(a)
Licensor Warrant Amendment	5.5(b)
Licensor Warrant Consideration	2.8(b)(ii)
Lien	9.11
Mailing Date	2.7(c)
Material Adverse Effect Maximum Cash Consideration	9.11 9.11
Maximum Stock Consideration	9.11

Merger	Recitals
Mergers	Recitals
Merger Consideration	2.7(a)
Merger Sub	Preamble
Merger Sub I	Recitals
Mixed Consideration Election Share	2.7(a)
Mixed Election Stock Exchange Ratio	9.11
Model Warrants	3.2(a)
Nasdaq	3.12(c)
New Parent Stock Option	2.8(a)
Non-Election Shares	2.7(c)
Non-Stock Consideration	9.11
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(e)
Out-of-Pocket Expenses	8.3(c)
Outside Date	7.1(b)(ii)
Parent	Preamble
Parent Balance Sheet Date	3.5(c)
Parent Board	Recitals
Parent Capitalization Date	3.2(a)
Parent Charter Amendment	1.1(a)
Parent Charter Documents	3.1(a)
Parent Common Stock	1.1(a)
Parent Credit Agreement	3.6(a)
Parent Disclosure Schedule	3
Parent Indebtedness	9.11
Parent Material Contract	3.13(a)
Parent SEC Documents	3.5(a)
Parent Shareholder Approval	1.1(a)
Parent Shareholders Meeting	1.1(a)
Parent Stock Option	3.2(a)
Parent Stock Plans	3.2(a)
Parent Warrant	2.8(b)
Per Share Cash Consideration	9.11
Per Share Mixed Consideration	2.7(a)
Per Share Mixed Election Cash
Amount	2.7(a)
Per Share Stock Election Consideration	2.7(a)
Permits	9.11

Permitted Encumbrance	9.11
Person	9.11
Related Persons	3.6(b)
Related Person Investment	3.6(b)
Related Person Investment Commitment	3.6(b)
Registration Statement	9.11
Registered Intellectual Property	9.11
Release	9.11
Remedial Action	9.11
Representatives	5.3(a)
Required Holders	5.5(b)
Restraint	6.1(d)
Scheduled Intellectual Property	4.19(a)
Second Merger	Recitals
Section 262	2.12
SEC	9.11
SOX	3.12(b)
Solicited Person	5.3(a)
Stock Election Amount	9.11
Stock Election Share	2.7(a)
Subsidiary	9.11
Superior Proposal	5.3(i)
Surviving Corporation Target	2.1 2.7(b)(i)
Target Closing Certificate	2.7(b)(iv)
Tax(es)	9.11
Tax-Free Reorganization	Recitals
Tax Returns	9.11
Term Sheet	5.5
Termination Fee	8.2
Testing Price	9.11
Transactions	9.11
Under Common Control With	9.11
Valuation Date	9.11
Voting Agreement	Recitals
Voting Company Debt	4.2(b)
Voting Parent Debt	3.2(b)
Warrant Agreements	4.2(a)

As used in this Agreement, “including” shall mean “including, without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. As used in this Agreement, pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision or interim draft of this Agreement.

9.12 Arbitration.

(a) After the Closing, any dispute, controversy or claim arising out of or relating to this Agreement which cannot be resolved by the parties within thirty (30) days shall be finally settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, including its Procedures for Large, Complex Commercial Disputes, except as specifically otherwise provided in this Section 9.12. This Section 9.12 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement.

(b) Arbitration Procedures.

(i) The place of arbitration shall be New York, New York before a single neutral arbitrator, unless any party’s claim exceeds Two Million Dollars ($2,000,000), exclusive of interest and attorneys’ fees, in which case the dispute shall be heard and determined by three neutral arbitrators.

(ii) The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances, including examination by deposition of witnesses. Depositions shall be held within thirty (30) days of the making of the request, limited to a maximum of three per party and no more than six hours duration each. Any dispute regarding discovery shall be determined by the arbitrator(s) and all discovery shall be completed within one hundred and twenty (120) days after the selection of the arbitrator(s).

(iii) The decision of the arbitrator(s) shall be made within nine (9) months of the filing of the notice of intention to arbitrate (demand). The award shall be in writing and shall set forth the reasons for the disposition of any claim, and the arbitrator(s) shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

(iv) The decision of the arbitrator(s) shall be final, binding, and non-appealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

(c) The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of reasonable attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(d) Judgment upon the award rendered by the arbitrator(s) may be entered in any court having personal and subject matter jurisdiction.

(e) All proceedings under this Section 9.12, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrator(s) except to the extent required by legal process.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARLUX FRAGRANCES, INC.

By: /s/ Frederick E. Purches
Name: Frederick E. Purches
Title: Chairman and Chief Executive Officer

PERFUMANIA HOLDINGS, INC.

By: /s/ Michael W. Katz
Name: Michael W. Katz
Title: President and Chief Executive Officer

PFI MERGER CORP.

By: /s/ Michael W. Katz
Name: Michael W. Katz
Title: Vice President

ANNEX B

FINANCO OPINION

FINANCO SECURITIES, LLC

Member of FINRA & SIPC

December 23, 2011

Independent Special Committee of the Board of Directors

Perfumania Holdings, Inc.

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

Perfumania Holdings, Inc., a Florida corporation (the “Parent”), and PFI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), intend to enter into a definitive agreement (the “Merger Agreement”) with Parlux Fragrances, Inc., a Delaware corporation (“Company”), a December 17, 2011 draft of which has been provided to Financo. All capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. The Merger Agreement provides, among other things, that the following transaction will be effected pursuant to the terms and subject to the conditions set forth therein (the “Proposed Transaction”): (i) the Company shall merge with and into Merger Sub (the “Merger”), (ii) each issued and outstanding share of common stock, $0.01 par value, of the Company (“Company Common Stock”), other than any Excluded Shares, will be converted into the right to receive Per Share Merger Consideration (as defined below), (iii) each outstanding and unexercised Company Stock Option, Gopman Warrant and Licensor Warrant will cease to be exercisable with respect to Company Common Stock and will be converted automatically into option and/or warrant securities of Parent as provided in the Merger Agreement, and (iv) upon consummation of the Merger, the separate existence of Merger Sub will cease and the Company will continue its corporate existence under the laws of the State of Delaware.

For purposes hereof, (A) “Aggregate Merger Consideration” means, collectively, (i) the aggregate Per Share Merger Consideration and (ii) the options and warrants to purchase Parent Common Stock resulting from conversion of the Company Stock Options, Gopman Warrants and Licensor Warrants at the Effective Time as set forth in the Merger Agreement; and (B) “Per Share Merger Consideration” means, with respect to each share of Company Common Stock (other than Excluded Shares), either (A) a combination of (x) $4.00 in cash and (y) 0.2 shares of common stock, $0.01 par value, of Parent (“Parent Common Stock”), or (B) 0.533333 shares of Parent Common Stock. Notwithstanding the foregoing, the Merger Agreement provides that (i) the form of Per Share Merger Consideration set forth above for each holder of Company Common Stock other than Excluded Shares (each, an “Eligible Company Shareholder”) shall be determined pursuant to election procedures set forth therein (the “Election Procedures”), (ii) the Per Share Merger Consideration may be adjusted based on, among other things, the Available Stock Election Amount, the Per Share Cash Consideration, the Maximum Cash Consideration or, to the minimum extent necessary, the accomplishment of a Tax-Free Reorganization, and (iii) Per Share Merger Consideration for any Eligible Company Shareholder in the form of fractional shares of Parent Common Stock would be delivered in cash in lieu of such fractional shares. Financo’s opinion herein does not take into consideration, and we express no opinion on, the validity or effectiveness of any election made pursuant to such Election Procedures or the occurrence or the amount of any adjustment to the Per Share Merger Consideration provided for in the Merger Agreement.

Financo Securities, LLC (“Financo”, “our”, “us” or “we”) has been requested by the Independent Special Committee of the Board of Directors of Parent to render our opinion with respect to the fairness of the Aggregate Merger Consideration, from a financial point of view, to Parent.

In arriving at our opinion, we have reviewed and analyzed such financial and other matters as we have deemed relevant, including, among other things, the following (collectively, the “Information”): (1) certain publicly available information concerning Parent and the Company that we believe to be relevant to our inquiry, including without limitation Parent’s Proxy Statement Schedule 14-A dated September 23, 2010 and the Company’s Proxy

Statement Schedule 14-A dated September 7, 2010; (2) certain financial and operating information with respect to the past and current business operations, financial condition and prospects of Parent and the Company furnished to us by Parent, including without limitation, for the Parent, the audited financial statements for the fiscal year ended January 29, 2011 and unaudited financial information for the 9-month period ended October 29, 2011, and for the Company, the audited financial statements for the fiscal year ended March 31, 2011 and unaudited financial information for the 6-month period ended September 30, 2011; (3) a trading history of the Parent Common Stock from December 10, 2008 to the present; (4) a trading history of the Company Common Stock from December 10, 2008 to the present; (5) a comparison of the current quoted market prices of the Parent and Company Common Stock to that of other operators that are similar to, respectively, Parent and the Company that we deemed relevant and appropriate, (6) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions that we deemed relevant, (7) a draft of Merger Agreement dated December 17, 2011, not including the exhibits or schedules thereto except as expressly stated herein, (8) projected pro forma financial information and projected synergies for, respectively, Parent and the Company, after giving effect to the Merger, provided to us by management of Parent; and (9) such other financial, strategic and market information that we deemed relevant. In addition, we have had discussions with the management and staff of Parent and its advisors concerning the material terms of the Proposed Transaction and Parent’s and the Company’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as we deemed relevant and appropriate.

In preparing this opinion, Financo assumed and relied upon the accuracy and completeness of, and did not independently verify, the Information (including without limitation the representations and warranties contained in the Merger Agreement) supplied or otherwise made available to Financo, discussed or reviewed by or for Financo or publicly available, and shall not assume any responsibility for, nor make any independent verification of, any of the Information. Financo further relied on the assurances of management and staff of Parent and its advisors that they were unaware of any facts that would make such portions of the Information supplied to Financo by Parent incomplete or misleading. We have assumed that any and all regulatory and third party approvals, consents and releases in respect of the Proposed Transaction, including with respect to any arrangement, contract or license of Parent or the Company or their respective subsidiaries, have been or will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Parent or the Company or the contemplated benefits of the Proposed Transaction. We have further assumed that all representations and warranties set forth in the Merger Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Merger Agreement will comply with all covenants of such parties thereunder.

Financo did not subject the Information to either (i) any independent review of any kind by Financo or a third party or (ii) an audit in accordance with generally accepted accounting attestation standards or the Statement on Standards for Prospective Financial Information issued by the American Institute of Certified Public Accountants. Further, the preparation of this opinion did not include a detailed review of any Parent or Company transactions, and cannot be expected to identify errors, irregularities or illegal acts, including fraud or defalcations, that may exist. In addition, Financo assumed and relied upon the reasonableness and accuracy of all financial projections, forecasts and analyses provided to Financo, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Parent’s management. Accordingly, Financo cannot express an opinion or any other form of assurance on, and assumes no responsibility for, the accuracy, completeness, correctness, assumptions or achievability of such projections, forecasts and analyses.

Financo received a fee for the delivery of this opinion, receipt of which was not dependent upon the consummation of the Proposed Transaction. Parent has agreed to indemnify us for certain liabilities arising out of our engagement.

This opinion has been approved by a fairness opinion committee of Financo. This opinion is necessarily based upon economic, market and other conditions and circumstances as they exist and can be evaluated as of the date hereof. Although such conditions and circumstances may change, Financo assumes no obligation to update, revise or reaffirm this opinion. We do not express an opinion as to the prices at which either the Parent Common Stock or the Company Common Stock may trade at any time. This opinion is limited to the fairness of the Aggregate Merger Consideration, from a financial point of view, to Parent, and Financo has assumed that there will be no material changes to the financial terms of the Merger Agreement after the date hereof. In addition, Financo expresses no opinion as to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Parent or the Company following the Merger. Furthermore, our opinion does not address Parent’s underlying business decision to undertake the Proposed Transaction, and our opinion does not address the relative merits of the Proposed Transaction as compared to any alternative transactions or financial alternatives that might be available to Parent. We express no view or opinion herein as to any terms or other aspects of the Proposed Transaction (other than the Aggregate Merger Consideration solely to the extent expressly specified herein), including, without limitation, the form or structure of the Proposed Transaction. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Proposed Transaction or any related matter.

In arriving at our opinion, Financo has not conducted a physical inspection of the properties or facilities of Parent or the Company, and has not reviewed any of the books and records of Parent or the Company, except as expressly described herein. Financo has not made nor obtained any evaluations or appraisals from a third party of the assets of Parent, the Company or market competitors of either. Furthermore, we have not considered any tax, accounting or legal effects of the Proposed Transaction or the transaction structure on any person or entity. In arriving at our opinion we have considered the weighted average exercise price, the weighted average remaining contractual life and the number of shares of Company Common Stock issuable in respect of the Company Stock Options, Gopman Warrants and Licensor Warrants, as provided by the Company, and we have not considered, and we express no opinion on, any other terms, conditions, rights or obligations (including vesting) in respect of the New Parent Stock Options, Parent Warrants, Company Stock Options, Gopman Warrants or Licensor Warrants.

Financo has not evaluated the solvency or fair value of Parent or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Financo’s opinion assumes that the Proposed Transaction will be consummated without waiver or modification, by any party thereto, of any of the material terms or conditions contained in the Merger Agreement prior to Financo’s delivery of this opinion and that the final form of the draft Merger Agreement will be substantially the same as the Merger Agreement reviewed by us. Financo was not authorized to solicit, and did not solicit, third party indications of interest for the acquisition of all or any part of Parent or the Parent Common Stock and has not (other than services in connection with fairness opinions) participated in the transaction process.

In the past, Financo provided, currently is providing and in the future may provide investment banking or other financial advisory services to Parent and its affiliates and has received and, in the future may receive, compensation for rendering these services.

This letter is for the benefit and use of the Independent Special Committee of the Board of Directors of Parent (solely in their capacity as directors) in connection with and for purposes of its evaluation of the Proposed Transaction. Financo’s analysis underlying this opinion did not consider the fairness of the Aggregate Merger Consideration on any terms (financial or otherwise) to any shareholders of Parent who own, or whose affiliates own, a controlling interest in Parent or who own, or whose affiliates own, any securities, including Company Common Stock, of the Company.

Based upon and subject to the foregoing, Financo is of the opinion that, as of the date hereof, from a financial point of view, the Aggregate Merger Consideration offered under the Proposed Transaction is fair to Parent; provided, however, that at the express requirement of the Independent Special Committee of the Board of Directors of Parent, such opinion explicitly excludes fairness, from a financial point of view, of the Aggregate Merger Consideration to any shareholders of the Parent who own, or whose affiliates own, a controlling interest in the Parent or who own, or whose affiliates own, any securities, including Company Common Stock, of the Company.

Very truly yours,

/s/ Financo Securities, LLC

FINANCO SECURITIES, LLC

FINANCO LOAN OPINION

FINANCO SECURITIES, LLC

Member of FINRA & SIPC

December 23, 2011

Independent Special Committee of the Board of Directors

Perfumania Holdings, Inc.

35 Sawgrass Drive, Suite 2

Bellport, NY 11713

Perfumania Holdings, Inc., a Florida corporation (the “Company”), and PFI Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), intend to enter into a definitive agreement (the “Merger Agreement”) with Parlux Fragrances, Inc., a Delaware corporation (“Parlux”), a December 17, 2011 draft of which has been provided to Financo. All capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. The Merger Agreement provides, among other things, that the following transaction will be effected pursuant to the terms and subject to the conditions set forth therein (the “Proposed Merger Transaction”): (i) Parlux shall merge with and into Merger Sub (the “Merger”), (ii) each issued and outstanding share of common stock, $0.01 par value, of Parlux (“Parlux Common Stock”), other than any Excluded Shares, will be converted into the right to receive Merger Consideration, and (iii) upon consummation of the Merger, the separate existence of Merger Sub will cease and Parlux will continue its corporate existence under the laws of the State of Delaware.

In addition, in connection with the Proposed Merger Transaction, Model Reorg Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Acquisition LLC”) intends to (A) enter into a letter agreement (the “Note Commitment Letter”) pursuant to which each of (i) the Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 with Glenn Nussdorf as Grantor, (ii) the Glenn Nussdorf 15 year Grantor Retained Annuity Trust dated 11/2/98, (iii) the Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 with Stephen Nussdorf as Grantor, (iv) the Stephen Nussdorf 15 year Grantor Retained Annuity Trust dated 11/2/98, (v) the Trust Under Article 2 of the Trust Agreement Dated November 1, 1998 with Arlene Nussdorf as Grantor and (vi) the Arlene Nussdorf 15 year Grantor Retained Annuity Trust dated 11/2/98 (each, a “Trust” and collectively, the “Trusts”) severally confirm that it commits to provide or cause to be provided debt financing to the Company through Acquisition LLC on the terms and subject to the conditions contained therein, (B) issue Second Amended and Restated Subordinated Promissory Notes, dated as of the Closing Date, in the aggregate principal amount of $30,000,000 (the “Notes”) against loans by such Trusts in an aggregate amount of $30,000,000 in cash (the “Loans”), and (C) contribute, either by way of intercompany loan or dividend, the proceeds of the Loans to the Company in order to permit the Company to perform its obligations at Closing (the “Contribution”, and (A)—(C) collectively, the “Proposed Financing Transaction”). The Proposed Financing Transaction and the Proposed Merger Transaction are collectively referred to herein as the “Proposed Transactions”. Each Note provides, among other things, that the principal amount thereof shall be payable in full on April 30, 2015 and that, subject to the terms of the Subordination Agreement, dated January 7, 2011, by and between Wells Fargo Bank, National Association and the Trusts (the “Subordination Agreement”), Acquisition LLC shall pay or cause to be paid to the holder thereof interest on the unpaid principal amount thereof from time to time at a rate per annum equal to the then current Senior Debt Rate (as defined in the Notes) plus two percent (2%) per annum in arrears on the last day of each January, April, July and October and on the Maturity Date (as defined in the Notes) until such Note is paid in full.

Financo Securities, LLC (“Financo”, “our”, “us” or “we”) has been requested by the Independent Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness of the Loans, from a financial point of view, to the Company. As provided under the terms of Financo’s engagement agreement concerning this opinion, Financo’s review of the Loans was restricted to the following components: the interest rate thereon, the covenants thereto, and the principal and maturity thereof; and Financo’s opinion herein considered no other components of such Loans.

In arriving at our opinion, we have, with your permission, solely reviewed and analyzed the following (collectively, the “Information”): (1) certain financial and operating information with respect to the Company’s past and current business operations and financial condition furnished to us by Company management, including the audited financial statements for the fiscal year ended January 29, 2011, and unaudited financial statements for the nine-month period ended October 29, 2011; (2) projected pro forma financial information and projected synergies of the Company after giving effect to the Merger, provided to us by Company management; (3) the pricing terms of selected recent financing transactions that we deemed relevant; (4) drafts of the Merger Agreement, Note Commitment Letter, and the Notes, and the Subordination Agreement, not including the exhibits or schedules of any of the foregoing except as expressly stated herein (collectively, the “Loan Documents”); (5) the Credit Agreement, dated January 7, 2011, by and among the Company, other borrowers and guarantors named therein, Wells Fargo Bank, National Association, the lenders party thereto, Bank of America, N.A., Regions Bank, RBS Business Capital, Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Credit Agreement”); and (6) a memorandum dated November 16, 2011 from Wells Fargo Capital Finance, LLC to the Company regarding the proposed amendment to the Credit Agreement.

In preparing this opinion, Financo assumed and relied upon the accuracy and completeness of, and did not independently verify, the Information (including without limitation the representations and warranties contained in the Merger Agreement, the Notes and any agreement governing the Loans) supplied or otherwise made available to Financo, discussed or reviewed by or for Financo or publicly available, and shall not assume any responsibility for, nor make any independent verification of, any of the Information. Financo further relied on the assurances of management and staff of the Company and its advisors that they were unaware of any facts that would make such portions of the Information supplied to Financo by the Company incomplete or misleading. We have assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Loans, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Loans. We have further assumed that all representations and warranties set forth in each of the Merger Agreement, the Notes, the Note Commitment Letter and any other agreement governing the Loans are and will be true and correct as of all the dates made or deemed made and that each party to each of the Merger Agreement, the Notes, the Note Commitment Letter and any agreements governing the Loans will comply with all covenants of such parties thereunder. Furthermore, for purposes hereof, we have assumed that each of (i) the consummation of the Merger (and the satisfaction of the conditions precedent thereto) in accordance with the terms of the Merger Agreement (without waiver, amendment or modification thereof) and (ii) the issuance of the Notes (and the satisfaction of the conditions precedent thereto) in accordance with the Commitment Letter (without waiver, amendment or modification thereof) occurred as of the date hereof. We have also assumed, with your permission, that the Contribution will occur upon receipt of the proceeds of the Loans by Acquisition LLC, on terms no less favorable to the Company than the Notes, and we express no opinion on such Contribution or its terms.

Financo did not subject the Information to either (i) any independent review of any kind by Financo or a third party or (ii) an audit in accordance with generally accepted accounting attestation standards or the Statement on Standards for Prospective Financial Information issued by the American Institute of Certified Public Accountants. Further, the preparation of this opinion did not include a detailed review of any Company transactions, and cannot be expected to identify errors, irregularities or illegal acts, including fraud or defalcations, that may exist. In addition, Financo assumed and relied upon the reasonableness and accuracy of all financial projections, forecasts and analyses provided to Financo, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company’s management. Accordingly, Financo cannot express an opinion or any other form of assurance on, and assumes no responsibility for, the accuracy, completeness, correctness, assumptions or achievability of such projections, forecasts and analyses.

Financo received a fee for the delivery of this opinion, receipt of which was not dependent upon the consummation of the Loans. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

This opinion has been approved by a fairness opinion committee of Financo. This opinion is necessarily based upon economic, market and other conditions and circumstances as they exist and can be evaluated as of the date hereof. Although such conditions and circumstances may change, Financo assumes no obligation to update, revise or reaffirm this opinion. We do not express any view or opinion as to, and the opinion herein expressly excludes any opinion as to: (i) the ability of the Company or Acquisition LLC to repay the Loans or the interest thereon when due; (ii) the enforceability of the terms of the Loans or the Loan Documents; (iii) the authority of the Trusts to extend the Loans or the Company or Acquisition LLC to participate in the Proposed Transactions, including the Contribution; (iv) the fairness of the Loans, from a financial point of view, to the Company other than as of the date of the delivery of this opinion; (v) the compliance by the Company or any direct or indirect subsidiary thereof, including Acquisition LLC (each, a “Group Company”), with any debt obligations or liabilities, or covenants, financial or otherwise, associated with its debt obligations or liabilities, including the Loans or (vi) the liquidation value of the assets of the Group Company that would be available to repay the Loans in a liquidation of Acquisition LLC. This opinion is limited to the fairness of the Loans, from a financial point of view, to the Company, and Financo has assumed that there will be no material changes to the financial terms of the Notes or any agreements governing the Loans after the date hereof. Furthermore, our opinion does not address the Company’s or Acquisition LLC’s underlying business decision to undertake the Loans, and our opinion does not address the relative merits of the Loans as compared to any alternative transactions or financial alternatives that might be available to the Company or any Group Company. We express no view or opinion herein as to any terms or other aspects of the Proposed Transactions (other than the Loans to the extent expressly specified herein), including, without limitation, the form or structure of the Loans.

In arriving at our opinion, Financo has not conducted a physical inspection of the properties and facilities of any Group Company, and has not reviewed any of the books and records of any Group Company, except as expressly described herein. Financo has not made nor obtained any evaluations or appraisals from a third party of the assets of the Company, any Group Company or market competitors. Furthermore, we have not considered any tax, accounting or legal effects of the Loans or the transaction structure on any person or entity.

Financo has not evaluated the solvency or fair value of the Company or any Group Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In arriving at our opinion, we have not considered and we express no opinion on, the creditworthiness of Acquisition LLC and its direct and indirect subsidiaries on a stand alone or consolidated bases, nor have we reviewed and financial statements or information in respect of Acquisition LLC and its direct and indirect subsidiaries on a stand alone or consolidated bases. Financo’s opinion assumes that the Loans will be consummated without waiver or modification, by any party thereto, of any of the material terms or conditions contained in the Notes and any agreements governing the Loans prior to Financo’s delivery of this opinion and that the final forms of the draft Notes and any agreements governing the Loans will be substantially similar to the Notes and any agreements governing the Loans reviewed by us. Financo was not authorized to solicit, and did not solicit, third party indications of interest for alternative financing options for the Company or Acquisition LLC.

In the past, Financo provided, currently is providing and in the future may provide investment banking or other financial advisory services to the Company and its affiliates and has received and, in the future may receive, compensation for rendering these services.

This letter is for the benefit and use of the Independent Special Committee of the Board of Directors of the Company (solely in their capacity as directors) in connection with and for purposes of its evaluation of the Loans. Financo’s analysis underlying this opinion did not consider the fairness of the Loans on any terms (financial or otherwise) to any shareholders of the Company who own, or whose affiliates own, a controlling interest in the Company.

Based upon and subject to the foregoing, Financo is of the opinion that, as of the date hereof, from a financial point of view, the Loans are fair to the Company; provided, however, that at the express requirement of the Independent Special Committee of the Board of Directors of the Company, such opinion explicitly excludes fairness, from a financial point of view, of the Loans to any shareholders of the Company who own, or whose affiliates own, a controlling interest in the Company.

Very truly yours,

/s/ Financo Securities, LLC

FINANCO SECURITIES, LLC

ANNEX C

PETER J. SOLOMON COMPANY OPINION

December 19, 2011

Independent Committee of the Board of Directors

Parlux Fragrances, Inc.

5900 North Andrews Avenue, Suite 500

Fort Lauderdale, FL 33309

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, other than members of the Nussdorf family and any trusts or entities controlled by the Nussdorf family (such holders, the “Excluded Holders”), par value $0.01 per share (the “Company Common Stock”), of Parlux Fragrances, Inc. (the “Company”), of the Merger Consideration (as defined below) paid to such holders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), to be entered into by and among the Company, Perfumania Holdings, Inc. (“Parent”) and PFI Merger Corp., a wholly owned subsidiary of Parent (“Merger Sub”).

We understand that the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”). Pursuant to the Merger, each outstanding share of Company Common Stock will be converted, at the option of the holder thereof and subject to certain limitations, adjustments and proration procedures (as to which we express no opinion), into the right to receive (i) $4.00 in cash and 0.20 of a share of the common stock, $0.01 par value of Parent (the “Parent Common Stock”) (such combination of cash and Parent Common Stock, the “Per Share Mixed Consideration”), or (ii) 0.533333 of a share of Parent Common Stock (the “Per Share Stock Election Consideration” and, together with the Per Share Mixed Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant;

(ii) reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company and Parent that were prepared and provided to us by the managements of the Company and Parent, respectively;

(iii) reviewed certain financial projections relating to the Company and Parent that were provided to or discussed with us by the managements of the Company and Parent, respectively;

(iv) discussed the past and current operations, financial condition and prospects of the Company and Parent with the managements of the Company and Parent, respectively, including information relating to certain strategic, financial and operational benefits anticipated from the Merger;

(v) reviewed the reported prices and trading activity of the Company Common Stock and the Parent Common Stock;

(vi) compared the financial performance and condition of the Company and Parent and the reported prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly traded companies that we deemed relevant;

(vii) reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Merger;

(viii) participated in certain discussions with representatives of the Company and Parent;

(ix) reviewed a draft of the Merger Agreement dated December 14, 2011; and

(x) performed such other analyses and reviewed such other material and information that we deemed relevant.

We have assumed and relied upon the accuracy and completeness of the information provided to us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections of the Company, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. With respect to the financial projections of Parent, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Parent. With the Company’s consent, we have relied upon the estimates made by the managements of the Company and Parent of certain potential strategic, financial and operational benefits anticipated from the Merger without independent assessment. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

We have assumed that the final form of the Merger Agreement will be substantially the same as the last draft of the Merger Agreement reviewed by us and will not vary therefrom in any respect material to our analysis. We have further assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the consideration proposed to be paid to the holders of Shares in connection with the Merger), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company and that Parent will obtain the necessary financing to effect the Merger in accordance in all material respects with the terms of financing commitments in the forms provided by Parent. We have further assumed that all representations and warranties set forth in the Merger Agreement and all related agreements are and will be true and correct as of all of the dates made or deemed made and that all parties to the Merger Agreement and all agreements related thereto will comply with all covenants of such parties thereunder.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. In particular, we do not express any opinion as to the prices at which the Company Common Stock may trade at any time. Additionally, we are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Merger or the price at which the Parent Common Stock will trade at any time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake any part of the Merger and our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

We have acted as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with their consideration of the Merger and related matters and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion. In addition, we and our affiliates may provide in the future financial services to Parent and its affiliates, for which we or our affiliates would expect to receive compensation. The issuance of this opinion has been authorized by our fairness opinion committee.

This letter is for the information and assistance of the Independent Committee of the Board of Directors of the Company and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement. This letter does not constitute a recommendation to any holder of Company Common Stock or any other person as to whether or not any such holder should vote or act on any matter relating to the Merger.

Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Merger Consideration to be paid to the holders of Company Common Stock in connection with the Merger is fair from a financial point of view to such holders of Company Common Stock (other than the Excluded Holders).

Very truly yours,

/s/ Peter J. Solomon Company, L.P.

PETER J. SOLOMON COMPANY, L.P.

ANNEX D

AMERICAN APPRAISAL ASSOCIATES, INC. OPINION

December 23, 2011

Independent Committee of the Board of Directors

Parlux Fragrances, Inc.

5900 North Andrews Ave.

Suite 500

Fort Lauderdale, FL 33309

Attn: Glenn Gopman, Chairman

Ladies & Gentlemen:

We understand that Perfumania Holdings, Inc. (“Perfumania”) has proposed to enter into a transaction (the “Transaction”) with Parlux Fragrances, Inc. (the “Company”) pursuant to which PFI Merger Corp., a wholly-owned subsidiary of Perfumania (“Merger Sub”) will merge with and into the Company (the “Merger”). Pursuant to an Agreement and Plan of Merger by and among the Company, Perfumania and Merger Sub, upon the effectiveness of the Merger the Company will continue as the surviving company in the Merger and will become a wholly-owned subsidiary of Perfumania, and each issued and outstanding share of common stock, par value $0.01, of the Company will be converted into the right to receive, at the election of the Company’s stockholders, (i) $4.00 per share in cash plus 0.20 of a share of Perfumania common stock, $0.01 par value; or, (ii) 0.533333 of a share of Perfumania common stock. The consideration to be paid is subject to a maximum cash consideration of $61,895,288 and subject to a maximum stock consideration of 5,919,052 shares of Perfumania common stock. The terms and conditions of the proposed transaction are set forth in more detail in the Agreement and Plan of Merger by and among the Company, Perfumania and Merger Sub. The total consideration to be paid by Perfumania (cash and stock), in consideration for the Company’s shares is referred to herein as the “Consideration”.

The Independent Committee of the Board of Directors (the “Independent Committee”) of the Company has requested American Appraisal Associates, Inc. (“American Appraisal”) to provide our opinion (the “Opinion”), as of the date hereof, as to the fairness of the Consideration to be received by the holders of shares of the Company’s common stock, from a financial point of view, to the holders of the Company’s common stock. American Appraisal has been retained by the Company to provide this service and will be compensated by the Company at its usual and customary rate for such services, including expenses and certain indemnification obligations.

In connection with our engagement, we have performed the analyses and reviews that we deemed necessary and appropriate under the circumstances, including but not limited to, the following.

1.	reviewed the Company’s annual report on Form 10-K and Form 10-K/A, as applicable, for the fiscal years ended March 31, 2007 through March 31, 2011 and quarterly reports on Form 10-Q for the quarters ended September 30, 2010 and September 30, 2011;

2.	reviewed Perfumania’s annual report on Form 10K and 10-K/A, as applicable, for the fiscal years ended January 31, 2008 through January 31, 2011 and quarterly reports on Form 10-Q for the quarters ended October 30, 2010 and October 29, 2011;

3.	reviewed Company’s interim financial statements for the period ended October 31, 2011 and October 31, 2010, which the management of the Company have identified as being the most current financial statements available;

4.	held discussions with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and certain matters regarding the Transaction;

5.	discussed operations, financial condition, future prospects and projected operations and performance of Perfumania, and Perfumania and Parlux, following the Merger, with the Chief Financial Officer of Perfumania;

6.	reviewed copies of the following agreements, presentations and/or documents including but not limited to:

Agreement and Plan of Merger, dated December 23, 2011

License Agreement by and between S. Carter Enterprises, LLC and Artistic Brands Development LLC, dated December 23, 2011

Sublicense Agreement, dated December 23, 2011

Amendment to Warrant Certificates, dated December 23, 2011

Amendment to Letter Agreement, dated December 23, 2011

7.	reviewed financial profit and loss forecasts and projections with respect to the Company prepared by the management of the Company for the fiscal years ending March 31, 2012 through March 31, 2014;

8.	reviewed financial forecasts and projections with respect to Perfumania prepared by the management of Perfumania for the fiscal years ending January 28, 2012 through January 31, 2015;

9.	reviewed pro forma combined projections including synergies for Perfumania and Parlux, following the Merger, prepared by the management of Perfumania for the fiscal years ending January 2013 through January 2014;

10.	compared the proposed financial terms of the Transaction with publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies;

11.	reviewed selected economic, financial, and market information relating to the businesses of other companies whose operations we considered relevant in evaluating the Company;

12.	reviewed the historical market prices and trading volumes for each of the Company’s and Perfumania’s publicly traded securities and those of certain publicly traded companies we deemed relevant; and

13.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

In connection with the analysis underlying this Opinion, we have relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial forecasts and other information and selected data with respect to the Company and Perfumania made available or furnished to or otherwise reviewed by or discussed with us by management of the Company and of Perfumania for purposes of this Opinion. We have not independently verified or investigated any of the assumptions, estimates, or judgments referred to in such financial forecasts, information, data and material and we are not responsible for any errors or inaccuracies in such forecasts, information, data and material. Further we have assumed that there has been no material change in the assets, financial condition, business or prospects of the Company, since the date of the most recent financial statements and forecasts made available to us.

With respect to financial analyses and forecasts regarding the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company and have assumed for the purposes of this Opinion that such analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial conditions of the Company to which such analyses or forecasts relate. We can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

In connection with all forecasts, information, data and material provided to us by the management of the Company, the management of the Company has advised us and we have assumed for the purposes of this Opinion that they have not omitted or failed to provide, or caused to be omitted or undisclosed to American Appraisal any analyses, data, material or other information necessary in order to make any financial data, material or other information provided to us by the management of the Company not misleading in light of the circumstances under which such forecasts, information, data or material was provided.

With respect to financial analyses and forecasts regarding Perfumania, including Parlux following the Merger, we have assumed for the purposes of this opinion that such analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of Perfumania to which such analyses or forecasts relate. We can give no assurances, however, that such financial analyses and forecasts can be realized or that actual results will not vary materially from those projected.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Transaction and all other related documents and instruments that are referred to in the Transaction documents and any separate documents or representations provided to us are accurate, (b) each party to the Transaction will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Transaction documents and other relevant documents provided to us, without any amendments or modifications thereto or any adjustment to the Consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise) or any other financial term of the Transaction. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the executed copies of the documents identified above will not differ in any material respect from such documents.

We have not conducted or been provided with an independent valuation or appraisal of the assets or liabilities of the Company, nor have we made any physical inspection of the properties or assets of the Company. In connection with our engagement, we were not requested to, and did not, solicit third party indication of interest in the possible acquisition of all or a part of the Company, nor did we negotiate the terms of the Transaction, and therefore, we have assumed that such terms are the most beneficial, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Transaction.

The analysis we have undertaken in connection with rendering this Opinion involves the exercise of judgment on our part, as to which differences of opinion may exist. This Opinion is necessarily based on market, economic and other conditions and circumstances existing and made known to us on, and the forecasts, information and data made available to us as of, the date of this Opinion. Accordingly, subsequent developments may materially affect this Opinion; however, except as set forth in the engagement letter between American Appraisal and the Company dated November 30, 2011 (the “Engagement Letter”), we do not have an obligation to, and have not undertaken to, update, revise or reaffirm this Opinion.

This Opinion is provided for the information of the Independent Committee in connection with and for the purposes of its evaluation of the proposed Transaction. It is understood that this Opinion is limited to the fairness of the Consideration, from a financial point of view, to the holders of the Company’s common stock, and we express no opinion as to the underlying decision by the Independent Committee and management of the Company to engage in the Transaction. This Opinion is not to be quoted, or referred to in any written document, in whole or in part, without our prior written consent, except the Company may reproduce this Opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and provided by the Company to its shareholders in connection with the Transaction. This Opinion is intended only to supplement, not substitute for other due diligence required in connection with the proposed Transaction.

It is understood that this Opinion is limited to the matters set forth herein as of the date hereof, and no opinion may be inferred or implied beyond the matters expressly contained herein or beyond the date hereof (forward-looking statements notwithstanding). This Opinion and the reviews, analyses, studies and consultations performed in connection herewith and therewith are (i) limited to matters within the scope of our engagement as set forth in the Engagement Letter, and (ii) subject to the covenants, representations and warranties, assumptions, limitations, and indemnifications described in the Engagement Letter. This Opinion is not to be quoted, or referred to in any written document, in whole or in part, without our prior written consent.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, or (iii) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. This Opinion does not express any opinion regarding the fairness of the amount or nature of the compensation to the company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the corporation.

FAIRNESS CONCLUSION

Based upon and subject to the foregoing, our work as described above and other factors we deemed relevant, it is our opinion that as of the date hereof, the Consideration to be received by the holders of shares of the Company’s common stock in connection with the Transaction is fair to the holders of the Company’s common stock, from a financial point of view.

Very truly yours,

/s/ American Appraisal

American Appraisal

ANNEX E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PARLUX FRAGRANCES, INC.
Proxy for Special Meeting of Stockholders to be Held on April 17, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Parlux Fragrances, Inc. (the “Company”) acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying joint proxy statement/prospectus for the Special Meeting and, revoking all prior proxies, hereby appoints Messrs. Frederick E. Purches and Raymond J. Balsys with full power of substitution as proxy to vote all the shares of Common Stock of the Company owned or held by the undersigned on March 1, 2012 at the Special Meeting of Stockholders to be held at The Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL, 33334, on April 17, 2012, at 10:00 a.m. Eastern Time or any adjournment or postponement hereof.

Directions to Special Meeting of Stockholders

If you require directions to the Special Meeting, you may contact the Office of our Secretary by calling (954) 316-9008 or visit our website at www.parlux.com

This Proxy should be dated, signed by the stockholder(s) exactly as the name appears on the envelope in which this material was mailed, and returned at the earliest convenience in the enclosed return envelope. Persons signing in a fiduciary capacity should so indicate.

(Continued and to be signed on the reverse side.)

■	14475	■

SPECIAL MEETING OF STOCKHOLDERS OF

PARLUX FRAGRANCES, INC.

April 17, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, joint proxy statement/prospectus, and the proxy card are available at http://www.parlux.com/corporate/index.html.
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 00030030030000000000 5	041712

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	Approval and adoption of the Agreement and Plan of Merger, dated December 23, 2011 (as it may be amended from time to time), among Perfumania Holdings, Inc., Parlux, and PFI Merger Corp., a wholly owned subsidiary of Perfumania, under which Parlux will become a wholly owned subsidiary of Perfumania.	☐	☐	☐

		2.	Approval, on an advisory and non-binding basis, of certain compensation payable to certain executive officers of Parlux in connection with the merger described in the first proposal.	☐	☐	☐

3.

Approval of the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first proposal described above.

				☐	☐	☐
		4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■